Form 10-K, Exhibit 13
WESTBANK CORP
filed 1995-03-31
CIK 742070

13.                         Westbank Corporation
                    1994 Annual Report to Stockholders

Table of Contents

Financial Highlights                                      1
Letter to Stockholders                                    2
Business - Westbank Corporation and Subsidiaries          5
Selected Consolidated Financial Data                      6
Management's Discussion and Analysis -
Financial Results                                         7
Independent Auditors' Reports                            19
Consolidated Balance Sheets                              20
Consolidated Statements of Income                        21
Consolidated Statements of Stockholders' Equity          22
Consolidated Statements of Cash Flows                    23
Notes to Consolidated Financial Statements               24
Corporate Directory                                      36
Corporate Information                                   IBC


On the Cover:

The letter "W" on our front cover emblem was designed to depict two crossed "V's". They stand for "Vigilance" and "Vision".

It was our vigilance that carried us through the turbulent early 1990's and brought us the success we enjoy today, and it is our vision that will insure that this success continues into the 21st century.

                                     (IFC)





Financial Highlights
Westbank Corporation and Subsidiaries
For the Year
(Dollars in Thousands)                                      1994           1993           1992
----------------------------------------------------------------------------------------------
Net income                                                $2,175         $1,947           $756
Net interest income                                       10,847         10,073          9,843
Non-interest income                                        2,459          2,861          3,376
Non-interest expenses                                      8,852          8,275          8,209
Real estate owned expenses                                 1,236          1,797          1,956
Total non-interest expenses                               10,088         10,072         10,165
Provision for loan losses                                  1,473            790          2,298


Year End
(Dollars in Thousands)
----------------------------------------------------------------------------------------------
Investment and mortgage-backed securities                $29,547        $31,979        $30,816
Loans                                                    192,677        172,618        169,077
Allowance for loan losses                                  3,325          3,472          3,442
Total assets                                             243,313        228,863        234,448
Total deposits                                           218,563        202,431        211,745
Total stockholders' equity                                15,344         13,271         11,292

Common Share Information
Weighted average shares outstanding                    3,203,985      3,190,486      3,138,327
Net income per share                                        $.68           $.61           $.24


The following graphs illustrate the Corporation's net income, return on assets and return on equity for the years 1992 through 1994.

(Dollars in Thousands)

                             1992        1993       1994
                           -----------------------------
     Net Income              $756      $1,947     $2,175
     Return on Assets        .32%         .86%       .93%
     Return on Equity       6.96%       15.80%     14.77%




                                       (1)










Chairman's and President's Letter
Westbank Corporation and Subsidiaries

To Our Shareholders and Friends:

American companies are undergoing a renaissance by revising the traditional ways of doing business. Those with a clear vision of the future and the capability to embrace change will successfully alter their operations and be rewarded. The challenge in banking is no less monumental than in other industries. To be successful in a rapidly changing environment requires vigilance, vision and adherence to a long-range strategy.

Building upon success was the challenge your Management Team faced when entering 1994. Time is proving that our steady and consistent approach to enhancing shareholder value is the best way to ensure continued growth for Westbank. It has been gratifying to reach new goals, and for 1994 we can report achievements such as record earnings, improved net interest income, strong and healthy loan growth, and the declaration of a quarterly cash dividend. We began 1994 with challenges and are now setting higher standards and goals for 1995.

We are pleased to report that Westbank Corporation continued to build on its solid foundation in 1994, earning a record $2,175,000, or $.68 per share, a 12% increase in earnings over the previous year. Most recently we achieved our thirteenth consecutive quarter of increased core earnings.

Our net income denotes a .93% return on assets and a 14.77% return on total shareholders' equity ratios which reflect our determination to operate our franchise more efficiently and effectively. These ratios compare very favorably with those of our peers.

We regret to inform you that in early 1995 an internal investigation revealed an alleged embezzlement by a former employee which resulted in a pre-tax loss of approximately $750,000. No depositor's accounts were affected and the Corporation anticipates recovery of a substantial portion of this loss from its bonding company. As a result of the discovery, however, the Corporation was required to recognize this loss in its fourth quarter and year-end financial statements for 1994.

In spite of this temporary setback we continue to commit our resources to those lines of business where we see the opportunity for the greatest profitable growth. Targeted loan and demand deposit growth account for an improved net interest margin of 5% for 1994 and an expanded 5.2% margin during the last quarter of the year. For the year, net interest income improved by $774,000 or 8% compared to 1993.

During the year, net loans grew by more than $20 million or 12% over 1993 and totaled $192.7 million at year-end 1994. Deposits grew to $218.6 million, an increase of $16.1 million, or 8%, over the previous year. Demand deposits have increased by 17% or $5.9 million.

                                       (2)




Chairman's and President's Letter
Westbank Corporation and Subsidiaries


Assets totaled $243.3 million, a 6% yearly increase and the Corporation's capital rose to $15.3 million.

Another indicator of Westbank's renewed health in 1994 was the improvement in our capital ratio from 5.80% in 1993 to 6.31% on December 31, 1994. Under the Federal Deposit Insurance Corporation guidelines, Westbank's capital ratio meets the regulatory criterion for an "adequately capitalized" bank.
As a result of the Corporation's markedly improved financial condition, the Formal Regulatory Order was released in 1994 and upgraded to an informal Memorandum of Understanding.

Encouraged by our results and confident in our future, the Board of Directors voted a cash dividend payment in the amount of $.05 per share payable on January 25, 1995 to stockholders of record on January 20, 1995. On February 15, 1995, the Board of Directors approved an amendment to the Corporation's Dividend Reinvestment and Common Stock Purchase Plan (subject to shareholder approval at the 1995 Annual Meeting of Shareholders). We know that this amendment will benefit the Corporation and the shareholders who choose to participate, along with the one-third of our shareholders already enrolled in the Plan. Details of the amendment can be found in the Corporation's 1995 Proxy Statement. We encourage you to vote for it.

Over the past several years, Westbank has been vigilant in monitoring the costs associated with doing business, constantly looking for ways to reduce expenses while improving efficiency throughout the Corporation. The efficiencies achieved this past year are primarily attributed to converting our in-house data processing system to that of a service bureau.

Today's consumers are more diverse, more sophisticated and more willing to comparison-shop for financial services. They are also more insistent that the companies they do business with are good corporate citizens. They want relationships with organizations that actively support their communities. That gives Westbank a competitive edge. A constant and caring community focus is well-ingrained in our corporate culture, built on a long-standing presence in the communities we serve. As a result of a compliance examination by the Office of the Commissioner of Banks, Westbank's subsidiary, Park West Bank and Trust Company, was assigned a Community Reinvestment Act (CRA) rating of "outstanding record of meeting community credit needs."

Park West Bank was recognized for its programs to monitor credit needs and for developing and participating effectively in meeting these needs. A CRA marketing plan has been developed with emphasis on marketing credit services to minority and low-and-moderate-income groups in the community using all available media, including minority newspapers and radio stations.

                                       (3)




Chairman's and President's Letter
Westbank Corporation and Subsidiaries


Westbank's community-banking philosophy has earned it the Citizenship Award presented by the West Springfield St. Patrick's Parade Committee, The Harold
G. Dickey Memorial Award for Outstanding Service to the West Springfield Boys and Girls Club, and the Greater Springfield Chamber of Commerce and Small Business Council of Greater Springfield Small Business Recognition Award.

The banking industry continues to change and consolidate as the major financial intermediary in the U.S. economy. Westbank Corporation will remain focused on its role as a community bank. We think further consolidation of our industry is inevitable and feel that the combination of excellent customer service and traditional bank products will be the key for a successful bank of the future. Westbank is well-positioned to respond to the changing needs of our customers.

Innovative and aggressive banking strategies constitute one part of our focus on building shareholder value. The other part is the addition of market share and product capability by establishing new branch offices.

Our eighth branch office, located in the center of East Longmeadow, opened August 29, 1994. In the first six months we have exceeded our projected goals for the first year of operation. We will continue to seek new locations for branch offices that can add to our base of low-cost core deposits and expand our banking activities in areas of Western Massachusetts that are either fast-growing or where we are now under-represented.

We spent 1994 solidifying the gains of our turnaround and refocusing our energies from managing risk to growing revenue by increasing our responsiveness to customers' needs.

Today, we have the financial strength, organizational structure, corporate culture, and a management team capable of not only responding to emerging challenges, but truly capitalizing on the opportunities they present.

In short, we are well-prepared to win in the complex financial-services marketplace of the '90s and beyond, and we fully expect to.

We cannot recount the successes of the past three years without extending special acknowledgement to our dedicated Directors and Employees who have been at the heart of our dramatic revitalization and are now paving the way for continued improved results in 1995 and beyond. We thank them for their diligence and we thank you, our shareholders, for your loyal support.

Sincerely,

Alfred C. Whitaker           Donald R. Chase
Chairman of the Board        President and Chief Executive Officer

                                       (4)




Business
Westbank Corporation and Subsidiaries


Corporate Organization

Westbank Corporation (hereinafter sometimes referred to as "Westbank" or the "Corporation") is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Park West Bank and Trust Company (hereinafter sometimes referred to as "Park West" or the "Bank") into additional financial services related to banking which are permitted by the Federal Bank Holding Company Act of 1956, as amended. Westbank became the owner of all of Park West's outstanding capital stock effective July 2, 1984.

Park West Bank and Trust Company

Substantially all operating income and net income of the Corporation are presently accounted for by Park West.

Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through eight banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

Park West also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1994, amounted to $84,031,000. This amount, comprising part of the property, other than cash deposits, is not included in the accompanying financial statements since such items are not assets of the Bank.

Employees

As of December 31, 1994, the Corporation and its subsidiaries had an equivalent of 111 full time officers and staff.

Competition

Westbank's banking, real estate activity and trust services are competitive with other Massachusetts financial institutions. Its service area is in Western Massachusetts, primarily Hampden County. Westbank's competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

Competition for trust services by major commercial banks is high, with continuing efforts by those banks to solicit new business. The Trust Department prides itself as one of the remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

                                       (5)



Selected Consolidated Financial Data
Westbank Corporation and Subsidiaries

Years Ended December 31,
(Dollars in Thousands Except Share Amounts)                        1994          1993          1992          1991          1990
---------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                    $17,046       $16,809       $18,948       $24,023       $30,305
Interest expense                                                  6,199         6,736         9,105        14,210        19,290
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                              10,847        10,073         9,843         9,813        11,015
Provision for loan losses                                         1,473           790         2,298         5,375         6,965
Non-interest income                                               2,459         2,861         3,376         2,451         2,057
Non-interest expense                                             10,088        10,072        10,165        15,980        11,393
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes, extraordinary item
  and cumulative effect of accounting change                      1,745         2,072           756        (9,091)       (5,286)
Income taxes (benefit)                                             (430)          525           202          (800)       (1,820)
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item
  and cumulative effect of accounting change                      2,175         1,547           554        (8,291)       (3,466)
Extraordinary item and
  cumulative effect of accounting change:
  Tax benefit of net operating loss carryforward                     --            --           202            --            --
  Cumulative effect of accounting change
    for income taxes                                                 --           400            --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                $2,175        $1,947          $756       $(8,291)      $(3,466)
=================================================================================================================================
Per common share data:
  Net earnings (loss) per share before
    extraordinary item and cumulative effect
      of accounting change                                         $.68          $.48          $.18        $(2.66)       $(1.11)
  Earnings per share attributable to:
    Extraordinary item                                               --            --           .06            --            --
    Cumulative effect of accounting change
      for income taxes                                               --           .13            --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) per share                                      $.68          $.61          $.24        $(2.66)       $(1.11)
=================================================================================================================================
  Cash dividends declared (None)                                     --            --            --            --            --
  Ending book value                                               $4.79         $4.16         $3.60         $3.38         $6.29
At December 31:
  Total loans _ net                                            $192,677      $172,618      $169,077      $186,150      $217,214
  Total assets                                                  243,313       228,863       234,448       240,957       292,166
  Total non-performing assets                                     7,435         7,042        12,348        17,948        25,317
  Total deposits                                                218,563       202,431       211,745       217,490       254,227
  Total stockholders' equity                                     15,344        13,271        11,292        10,536        18,832
Average for year:
  Loans                                                        $182,676      $171,814      $174,546      $205,873      $236,262
  Assets                                                        232,922       227,579       235,614       263,799       302,302
  Deposits                                                      210,659       205,915       213,637       232,793       262,555
  Stockholders' equity                                           14,722        12,322        10,855        15,859        20,737
  Number of weighted shares outstanding                       3,203,985     3,190,486     3,138,327     3,115,689     3,114,310
Selected ratios:
  Rate of return (loss) on average total assets                     .93%          .86%          .32%        (3.14)%       (1.15)%
  Rate of return (loss) on average stockholders' equity           14.77%        15.80%         6.96%       (52.28)%      (16.71)%
  Stockholders' equity to total assets at year end                 6.31%         5.80%         4.82%         4.37%         6.45%
  Average total stockholders' equity to average total assets       6.32%         5.41%         4.61%         6.01%         6.86%
  Allowance for loan losses to total loans at year end             1.70%         1.97%         2.00%         1.87%         1.87%
  Non-performing loans as a percentage
    of total loans at year end                                     3.00%         1.08%         1.45%         2.38%         2.14%
  Net charge-offs as a percentage of average loans                  .89%          .44%         1.38%         2.90%         1.99%
  Other real estate owned and in-substance foreclosures
    as a percentage of total assets                                 .64%         2.25%         4.38%         4.38%         5.89%

                                       (6)




Management's Discussion and Analysis - Financial Results
Westbank Corporation and Subsidiaries


Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto.

For 1994, the Corporation reported net income of $2,175,000 or $.68 per share after providing $1,473,000 for loan losses and writing down other real estate owned (OREO) by $760,000, mainly in response to further declines in the real estate industry and the New England economy. This compares to net income for 1993 of $1,947,000, or $.61 per share. The Corporation's 1993 earnings reflect a provision for loan losses of $790,000 and a write-down of OREO of $1,164,000. Net interest income increased $774,000 from 1993 to 1994 because of increased interest and dividend income and decreased interest expense.

Non-interest expense, excluding the write-down of OREO related operating expenses and an unusual expense of $750,000, amounted to $8,102,000 in 1994 compared to $8,275,000 in 1993, a decrease of $173,000, or 2%.
During March 1995 the Corporation discovered an alleged employee defalcation of approximately $750,000. As a result of this unfortunate act other non-interest expense includes the writedown of the full amount of the unusual expense. The Corporation will be filing an insurance claim for the recovery of a substantial portion of this loss. We anticipate recovery will be realized during 1995.

Non-interest income decreased by $402,000 from 1993 and reflects decreases in gains recognized upon sale of securities totaling $194,000, a reduction of gains on sale of mortgages totaling $110,000, and a reduction in service charges on deposit accounts totaling $161,000. The remaining non-interest income reflects general increases in service fees and Trust Department fees.

Included in the 1994 results of operations is a tax benefit totaling $430,000. The benefit is primarily attributable to the utilization of net operating loss carryforwards of $237,000 and a decrease in the valuation allowance for deferred tax assets due to a change in judgement about the realizability of such deferred tax assets.

The 1993 results reflect the cumulative effect of an accounting change for income taxes of $400,000 and the benefit of a change in the valuation allowance for deferred tax assets of $558,000.

At December 31, 1994, the Corporation's total assets were $243,313,000, an increase of $14,450,000, or 6.3%, from $228,863,000 at year end 1993. The higher level of assets resulted primarily through an increase in net loans totaling $20,059,000.

Non-performing assets amounted to $7,435,000, or 3.06% of total assets at December 31, 1994, compared with $7,042,000 or 3.08% at the end of 1993.

Since March, 1992, Park West has been operating under a Formal Order (the "Formal Order") with the Federal Deposit Insurance Corporation and the Commissioner of Banks for the Commonwealth of Massachusetts. On December 22, 1994, as a result of the improved financial condition of the Bank, the Formal Order was released. The Formal Order was replaced with a Memorandum of Understanding (the "Memorandum"). The Memorandum is an informal agreement with the Federal Deposit Insurance Corporation (the "FDIC") and the Commissioner of Banks for the Commonwealth of Massachusetts (the "Commissioner") requiring Park West, among other things, to maintain a leverage capital ratio of at least 6%, to develop a written plan of action to lessen its risk exposure to certain borrowers and to refrain from extending or renewing credit to any borrower who has a loan or extension of credit with Park West that has been charged off or classified, without first obtaining majority approval of Park West's Board of Directors. Park West must maintain the allowance for loan losses at a level commensurate to the risk in the loan portfolio. The Memorandum requires Park West to obtain approval from the FDIC and the Commissioner prior to paying or declaring a dividend. Finally, Park West is required to make quarterly reports to the FDIC and the Commissioner detailing the form and manner of action taken to secure compliance with the Memorandum.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies.
FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1994, Park West's capital was at a level that placed the Bank in the adequately capitalized category as defined by FDICIA.

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate deposit assessment reports exist.
In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed new truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.

The weak economy and real estate market continue to impair the financial results of the Corporation. Despite these weaknesses the Corporation has managed significant improvements in earnings and asset quality. As a result of the continued aggressive management of problem loans and an on-going expense reduction program, the board of directors and management believe the Corporation is positioned to comply with the Memorandum as well as the requirements of FDICIA.

                                       (7)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Components of Capital

The following table presents the Corporation's components of Tier 1 leverage capital as of December 31. The table also presents the ratio of Tier 1 capital to total assets.

(Dollars in Thousands)                                      1994           1993
--------------------------------------------------------------------------------
Stockholders' Equity
  Common stock                                            $6,276         $6,251
  Additional paid-in-capital                               6,877          6,861
  Retained earnings                                        2,334            159
  Unrealized loss on
    securities available for sale                           (143)            --
--------------------------------------------------------------------------------
Total Capital                                            $15,344        $13,271
================================================================================
Ratio of Tier 1 leverage capital
  to total assets                                           6.31%          5.80%


Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity; Tier 2, or supplementary capital, includes not only the equity, but also a portion of the allowance for loan losses.

The following are the Corporation's risk-based capital ratios at December 31, 1994:

Tier 1 risk-based capital (minimum required 4%)             8.54%
Total risk-based capital (minimum required 8%)              9.80%


Asset/Liability Management and Interest Rate Sensitivity

The following table sets forth the distribution of the repricing of
Westbank's earning assets and interest bearing liabilities as of December 31,
1994, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio.  The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms.
However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Westbank's customers.  In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.
                                                                     Three   Over Three     Over One         Over
                                                                    Months    Months to      Year to         Five
(Dollars in Thousands)                                             or Less       A Year   Five Years        Years         Total
--------------------------------------------------------------------------------------------------------------------------------
Earning Assets
  Securities including mortgage-backed securities                      $--         $500      $27,710       $1,337       $29,547
  Interest bearing cash                                                275           --           --           --           275
  Loans                                                             50,723       51,151       49,421       44,707       196,002
  Federal funds sold                                                 1,000           --           --           --         1,000
--------------------------------------------------------------------------------------------------------------------------------
                                                                    51,998       51,651       77,131       46,044       226,824
Interest Bearing Liabilities
  Savings deposits                                                  34,963          180           --           --        35,143
  NOW Accounts                                                      15,670           --           --           --        15,670
  Money market account                                              19,580           --           --           --        19,580
  Negotiated rate certificates                                       8,585        2,682          875           --        12,142
  Other time deposits                                               44,217       31,719       19,683           10        95,629
  Borrowed funds                                                     8,625           --           --           --         8,625
--------------------------------------------------------------------------------------------------------------------------------
                                                                   131,640       34,581       20,558           10       186,789
--------------------------------------------------------------------------------------------------------------------------------
Interest Rate
  Sensitivity Gap                                                  (79,642)      17,070       56,573       46,034        40,035
Cumulative Interest Rate
  Sensitivity Gap                                                 $(79,642)    $(62,572)     $(5,999)     $40,035           $--
================================================================================================================================
Interest Rate
  Sensitivity Gap Ratio                                             (35.11)%       7.53%       24.94%       20.30%        17.66%
Cumulative Interest Rate
  Sensitivity Gap Ratio                                             (35.11)%     (27.58)%      (2.64)%      17.66%           --

Westbank seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. In periods of rising interest rates, Westbank's negative interest rate sensitivity gap as to earning assets and interest-bearing liabilities maturing in less than one year may cause a diminution of Westbank's income; correspondingly, in periods of declining interest rates, a negative interest rate sensitivity gap may provide additional income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Westbank's earnings due to the rate of variability and short-term maturities of its earning assets.

                                       (8)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Distribution of Assets, Liabilities and Stockholders' Equity - Interest Rates and Interest Differential

The following table presents the condensed average balance sheets for 1994,
1993 and 1992.  The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis.  The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is also shown in the table:
                                                     1994                           1993                           1992
                                                 Interest  Average              Interest  Average              Interest   Average
                                         Average   Income/  Yield       Average   Income/  Yield       Average   Income/  Yield
(Dollars in Thousands)                   Balance   Expense   Rate       Balance   Expense   Rate       Balance   Expense   Rate
--------------------------------------------------------------------------------------------------------------------------------
Assets
Securities:
  U.S. Treasury                          $10,536      $679   6.44%       $9,920      $653   6.58%       $8,557      $586   6.85%
  Federal agencies                        17,728     1,072   6.05        16,628     1,038   6.24        16,128     1,188   7.37
  Tax exempt-federal (a)                      --        --     --            --        --     --            15         1   6.67
  Other securities                         1,554       104   6.69         1,988       137   6.89         2,969       186   6.26
--------------------------------------------------------------------------------------------------------------------------------
Total securities                          29,818     1,855   6.22        28,536     1,828   6.41        27,669     1,961   7.09
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
  temporary investments                      639        28   4.38         3,326        97   2.92         2,701       134   4.96
--------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
  Commercial                              33,537     2,920   8.71        35,228     2,821   8.01        45,983     3,723   8.10
  Tax exempt-federal (a)                     569        69  12.13           822        69   8.39         1,038        92   8.86
  Real estate                            130,668    10,530   8.06       116,073    10,184   8.77       105,781    10,799  10.21
  Consumer                                17,902     1,519   8.49        19,691     1,702   8.64        21,744     2,070   9.52
--------------------------------------------------------------------------------------------------------------------------------
  Total loans                            182,676    15,038   8.23       171,814    14,776   8.60       174,546    16,684   9.56
--------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                         3,759       148   3.94         4,554       131   2.88         5,991       200   3.34
--------------------------------------------------------------------------------------------------------------------------------
Total earning assets                     216,892   $17,069   7.87%      208,230   $16,832   8.08%      210,907   $18,979   9.00%
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                 (3,547)                        (3,499)                        (3,709)
Cash and due from banks                    9,169                          8,965                          8,623
Other assets                              10,408                         13,883                         19,793
--------------------------------------------------------------------------------------------------------------------------------
Total assets                            $232,922                       $227,579                       $235,614
================================================================================================================================
Liabilities and Stockholders' Equity
Interest-bearing deposits:
  Savings                                $36,879      $778   2.11%      $37,529      $914   2.44%      $36,542    $1,207   3.30%
  Money market                            22,548       579   2.56        25,585       734   2.87        22,371       872   3.90
  Negotiated rate certificates             6,279       287   4.57         5,412       270   4.99         7,034       422   6.00
  Other time deposits                    109,242     4,355   3.99       107,324     4,560   4.25       120,401     6,199   5.15
--------------------------------------------------------------------------------------------------------------------------------
  Total time deposits                    174,948     5,999   3.43       175,850     6,478   3.68       186,348     8,700   4.67
Borrowed funds                             6,896       200   2.90         8,711       258   2.96        10,111       405   4.01
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       181,844     6,199   3.41       184,561     6,736   3.65       196,459     9,105   4.63
Demand deposits                           35,711                         30,065                         27,289
Other liabilities                            645                            631                          1,011
Stockholders' equity                      14,722                         12,322                         10,855
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity                  $232,922                       $227,579                       $235,614
================================================================================================================================
Net interest income                                 10,870                         10,096                          9,874
Yield spread                                                 4.46%                          4.43%                          4.37%
================================================================================================================================
Net yield on earning assets                                  5.01%                          4.85%                          4.68%
================================================================================================================================
Deduct-Tax equivalent
  adjustment (a)                                        23                             23                             31
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                $10,847                        $10,073                         $9,843
================================================================================================================================

(a) Interest income on non-taxable investment securities and loans includes the effects of tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.

(b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded only to the extent actually received in cash.

During 1994, the yield spread increased to 4.46% from 4.43% in 1993, up 3 basis points. The Corporation's net interest margin increased during 1994 to 5.01% from 4.85% in 1993, an increase of 16 basis points.

                                       (9)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Rate/Volume Analysis of Interest Margin on Earning Assets

The following table sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar
amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1994 as compared with 1993 and
1993 compared with 1992.
                                            1994 Compared With 1993                           1993 Compared With 1992
                                                  Increase     Due to*                              Increase         Due to*
(Dollars in Thousands)            1994      1993 (Decrease) Volume  Rate            1993      1992 (Decrease)  Volume       Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest earned:
  Securities:
  U.S. Treasury                   $679      $653    $26     $40     $(14)           $653      $586       $67     $97       $(30)
  Federal agencies               1,072     1,038     34      68      (34)          1,038     1,188      (150)     37       (187)
  Tax exempt -federal               --        --     --      --       --              --         1        (1)     (1)        --
  Other investments                104       137    (33)    (29)      (4)            137       186       (49)    (66)        17
Interest-bearing cash               28        97    (69)   (112)      43              97       134       (37)     26        (63)
Loans:
  Commercial                     2,920     2,821     99    (139)     238           2,821     3,723      (902)   (862)       (40)
  Tax exempt -federal               69        69     --     (25)      25              69        92       (23)    (18)        (5)
  Real estate                   10,530    10,184    346   1,212     (866)         10,184    10,799      (615)    990     (1,605)
  Consumer                       1,519     1,702   (183)   (153)     (30)          1,702     2,070      (368)   (186)      (182)
Federal funds sold                 148       131     17     (26)      43             131       200       (69)    (44)       (25)
--------------------------------------------------------------------------------------------------------------------------------
                                17,069    16,832    237     836     (599)         16,832    18,979    (2,147)    (27)    (2,120)
--------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Savings                          778       914   (136)    (15)    (121)            914     1,207      (293)     30       (323)
  Money market                     579       734   (155)    (81)     (74)            734       872      (138)    114       (252)
  Negotiated rate
    certificates                   287       270     17      40      (23)            270       422      (152)    (88)       (64)
  Other time deposits            4,355     4,560   (205)     79     (284)          4,560     6,199    (1,639)   (629)    (1,010)
  Borrowed funds                   200       258    (58)    (53)      (5)            258       405      (147)    (51)       (96)
--------------------------------------------------------------------------------------------------------------------------------
                                 6,199     6,736   (537)    (30)    (507)          6,736     9,105    (2,369)   (624)    (1,745)
--------------------------------------------------------------------------------------------------------------------------------
                               $10,870   $10,096   $774    $866     $(92)        $10,096    $9,874      $222    $597      $(375)
================================================================================================================================

*The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income on a taxable equivalent basis for 1994 increased to $10,870,000, up 7.7% from $10,096,000 in 1993. A 4.2% increase in average earning assets and a 21 basis point reduction in average rate of return resulted in an increase in volume of $836,000 and a reduction in rate of $599,000. A reduction of 1.5% in average interest bearing liabilities and a 24 basis point reduction in average rate of interest paid contributed to a reduction in volume and rate of $30,000 and $507,000, respectively.

                                       (10)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Liquidity

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. At December 31, 1994, Westbank's ratio of such assets to total deposits was 25.6%. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank (FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs.

Investment Portfolio

Refer to Notes 2 and 3 in the NOTES TO CONSOL-IDATED FINANCIAL STATEMENTS of this report which covers the maturity distribution and market values at December 31, 1994 of the securities portfolio.

The following table shows the amortized cost (in thousands) of the
Corporation's securities held to maturity at December 31:
                                                     1994              1993              1992
----------------------------------------------------------------------------------------------
  U. S. Government obligations                     $6,499           $10,691           $13,665
  Federal agency obligations                       13,694            14,304            13,909
  Mortgage-backed securities                          331               401               485
  Other debt securities                             1,270             1,637             2,756
  Marketable equity securities                         --                 1                 1
----------------------------------------------------------------------------------------------
                                                  $21,794           $27,034           $30,816
==============================================================================================

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:
                                                     1994              1993              1992
----------------------------------------------------------------------------------------------
  U. S. Government obligations                     $3,329               $--               $--
  Federal agency obligations                        4,161                --               503
  Mortgage-backed securities                           --             5,085                --
  Other debt securities                               254                --                --
  Marketable equity securities                          9                --                --
----------------------------------------------------------------------------------------------
                                                    7,753             5,085               503
  Gross unrealized (gain) loss on
    securities available for sale                     248              (140)               (3)
----------------------------------------------------------------------------------------------
  Amortized cost                                   $8,001            $4,945              $500
==============================================================================================

The following table shows weighted average yields of debt
securities at December 31, 1994:
                                                                                         Weighted Average Yield(a)
---------------------------------------------------------------------------------------------------------------------------------
                                                                           Within      1 to 5      5 to 10  After 10
                                                                           1 Year       Years        Years     Years       Total
---------------------------------------------------------------------------------------------------------------------------------
U. S. Government
  obligations                                                               4.125%       6.43%       8.375%       --%       6.73%
Federal agency
  obligations                                                                  --        6.06         8.05        --        6.06
    Other debt
      securities                                                               --        7.52           --        --        7.52
    Mortgage-backed
      securities                                                               --          --         8.25      8.25        8.25

(a) The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investment in Debt and Equity Securities" ("SFAS No. 115") was issued by the Financial Accounting Standards Board. SFAS No. 115 required specific accounting and reporting treatment in certain equity securities and all debt securities. These investments are required to be classified in three categories and accounted for as follows:

  Held to Maturity - Reported at amortized cost.
  Available for Sale - Reported at fair value, with unrealized gains/losses, net of income taxes excluded from earnings and reported as a separate component of shareholders' equity. Trading Securities - Reported at fair value with unrealized gains/losses included in earnings.

The Corporation implemented SFAS No. 115 effective January 1, 1994 and the effect of implementing was an increase of the Corporation's capital of $233,000.

                                       (11)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Loan Portfolio

The following table sets forth the classification (in thousands) of the
Corporation's loans by major category at December 31:
                                                                    1994          1993          1992          1991          1990
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                       $34,306       $30,431       $31,006       $41,577       $49,331
---------------------------------------------------------------------------------------------------------------------------------
Real Estate:
  Construction                                                     8,517         8,491         6,501         5,980         4,066
  Residential (1-4 family)                                        81,333        70,530        66,154        58,428        68,235
  Residential (5 or more)                                          4,034         4,852         3,286         3,315         3,078
  Commercial properties                                           58,310        51,789        51,237        62,157        70,951
---------------------------------------------------------------------------------------------------------------------------------
Total Real Estate                                                152,194       135,662       127,178       129,880       146,330
---------------------------------------------------------------------------------------------------------------------------------
Consumer                                                           9,383         9,282        11,231        12,108        15,805
---------------------------------------------------------------------------------------------------------------------------------
Lease financing                                                      352           932         3,349         6,348        10,305
---------------------------------------------------------------------------------------------------------------------------------
  Gross loans                                                    196,235       176,307       172,764       189,913       221,771
Unearned discount                                                     --            --            (4)           (5)          (30)
Deferred loan origination
  fees-net of costs                                                 (233)         (217)         (241)         (208)         (382)
---------------------------------------------------------------------------------------------------------------------------------
Total Loans                                                      196,002       176,090       172,519       189,700       221,359
Allowance for loan
  losses                                                          (3,325)       (3,472)       (3,442)       (3,550)       (4,145)
---------------------------------------------------------------------------------------------------------------------------------
Net loans                                                       $192,677      $172,618      $169,077      $186,150      $217,214
=================================================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $445,000, or 2.82% of stockholders' equity as of December 31, 1994.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1994:
                                                                6 Months        6 - 12         1 - 5         After
(Dollars in Thousands)                                           or Less        Months         Years       5 Years         Total
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                       $28,271        $2,184        $2,453        $1,398       $34,306
Real estate-construction                                           4,024         3,724           769            --         8,517
---------------------------------------------------------------------------------------------------------------------------------
  Totals                                                         $32,295        $5,908        $3,222        $1,398       $42,823
=================================================================================================================================

Of the commercial loans, approximately $25,713,000 are variable and reprice within six months or less.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") addresses the accounting by creditors for impairment of certain loans. It is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. It applies to all loans that are restructured in a troubled debt, the restructuring involving a modification of terms.

SFAS No. 114 requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

The Statement is required to be adopted by the Corporation on January 1, 1995. No significant impact from the adoption of this statement is expected on the Bank's financial condition or results of operations.

                                       (12)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Loan Loss Experience

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1994, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adquacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:
Year Ended December 31,

(Dollars in Thousands)                                              1994          1993          1992          1991          1990
---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                      $3,472        $3,442        $3,550        $4,145        $1,887
Provision charged to expense                                       1,473           790         2,298         5,375         6,965
---------------------------------------------------------------------------------------------------------------------------------
                                                                   4,945         4,232         5,848         9,520         8,852
---------------------------------------------------------------------------------------------------------------------------------
Charge-offs:
  Loans secured by real estate                                     1,291           152         1,150         2,444         1,035
  Construction/land development                                       --           230           344           821         1,363
  Commercial and
    industrial loans                                                 480           638           866         2,286         2,158
  Consumer loans                                                      91            84           155           408           276
  Lease financing receivables                                          7            55           100           218            97
---------------------------------------------------------------------------------------------------------------------------------
                                                                   1,869         1,159          2,61         6,177         4,929
---------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Loans secured by real estate                                        25           259            20            31           119
  Construction/land developing                                        --            11            25           114            --
  Commercial and
    industrial loans                                                 204            45            11            14            58
  Consumer loans                                                      14            39            34            46            45
  Lease financing receivables                                          6            45           119             2            --
---------------------------------------------------------------------------------------------------------------------------------
                                                                     249           399           209           207           222
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                    1,620           760         2,406         5,970         4,707
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                            $3,325        $3,472        $3,442        $3,550        $4,145
=================================================================================================================================
Average loans outstanding                                       $182,676      $171,814      $174,546      $205,873      $236,262
=================================================================================================================================
Net charge-offs as a percentage
  of average loans                                                    89%          .44%         1.38%         2.90%         1.99%
Net charge-offs as a percentage of
  the allowance at January 1                                       46.66%        22.08%        67.77%       144.03%       249.44%
Allowance as a percentage of total
    loans at December 31                                            1.70%         1.97%         2.00%         1.87%         1.87%
Allowance as a percentage of non-
    performing loans
    at December 31                                                 56.52%       182.54%       137.19%        47.97%        51.15%

                                       (13)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Allocation of the balance of the allowance for loan losses at December 31, 1994-applicable to:

  Percentage of Loans
(Dollars in Thousands)                         Amount to Total Loans
--------------------------------------------------------------------------------
Loans secured by real estate                             $2,496           73.18%
Construction/land development                               127            4.35
Commercial and industrial loans                             514           17.50
Consumer loans                                              125            4.79
Lease financing receivables                                  63             .18
--------------------------------------------------------------------------------
                                                          $3,325         100.00%
================================================================================

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is the combination of a target reserve and general reserve allocation. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or questions relative to the adequacy of the collateral on these same loans. In addition, the Corporation allocates a general reserve against the remainder of the loan portfolio.

Non-Performing Assets

Loans

Loans on which interest and principal payments are 90 days or more past due are placed on a non-accrual basis (earlier if deemed appropriate) and interest is reversed unless management determines that the collectibility of principal and interest is not reasonably considered in  doubt.  The following table sets forth information with regard to non-performing loans as of the end of each year indicated:
(Dollars in Thousands)                                              1994          1993          1992          1991          1990
---------------------------------------------------------------------------------------------------------------------------------
Loans on a non-accrual basis                                      $4,890        $1,078        $1,365        $4,517        $4,733
=================================================================================================================================
Non-accrual loans as a percentage
  of total net loans outstanding                                    2.54%          .62%          .81%         2.43%         2.18%
Non-accrual loans as a percentage
  of total assets                                                   2.01%          .47%          .58%         1.87%         1.62%
Loans contractually past due 90
  days or more and still accruing                                   $492          $330          $724        $2,884        $3,371
=================================================================================================================================

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $342, $126, $124, $346, and $239 for 1994, 1993, 1992, 1991, and 1990, respectively. The only income included in the results of operations is (in thousands) $20 of interest income relating to these loans for 1994.

During the second and third quarters of 1994, management moved four loans totaling approximately $4,000,000 to non-performing status. These four loans were not newly identified loan problems, as each loan has been listed on the Banks internal watch and classified loan list for a substantial period of time. The classification to non-performing status is in response to further deterioration of these four borrowers and managements' aggressive action in an attempt to resolve them. Each of the loans is real estate related.

Restructured Loans

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or interest. Restructured loans, which are classified as accruing loans, amounted to $501,000 at December 31, 1994, compared to $494,000 in 1993. The average current yield on these loans was approximately 8.4%. The following is an analysis of interest income related to restructured loans which are classified as accruing loans:
Year Ended December 31,

(Dollars in Thousands)                                       1994          1993          1992
----------------------------------------------------------------------------------------------
Interest income that would have been recognized if the
  loans had been current at original contractual rates        $50           $45            $12
Amount recognized as interest income                           42            41             8
----------------------------------------------------------------------------------------------
Reduced interest income                                        $8            $4            $4
==============================================================================================

                                       (14)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Other Real Estate Owned and In-Substance Foreclosures

The following table sets forth information regarding other real estate owned and in-substance foreclosures:
(Dollars in Thousands)                                              1994          1993          1992          1991          1990
---------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                                           $1,552        $3,161        $4,271        $4,972        $4,917
In-substance foreclosures                                             --         1,979         5,988         5,575        12,296
---------------------------------------------------------------------------------------------------------------------------------
                                                                  $1,552        $5,140       $10,259       $10,547       $17,213
=================================================================================================================================
Other real estate owned and in-substance
  foreclosures as a percentage of total assets                       .64%         2.25%         4.38%         4.38%         5.89%

Deposits

The following table sets forth the average amounts of various classifications of deposits:
(Dollars in Thousands)                                1994                           1993                            1992
                                              Amount        Rate              Amount        Rate              Amount        Rate
---------------------------------------------------------------------------------------------------------------------------------
Savings                                      $36,879         2.11%           $37,529        2.44%            $36,542        3.30%
Money market                                  22,548         2.56             25,585        2.87              22,371        3.90
Negotiated rate certificates                   6,279         4.57              5,412        4.99               7,034        6.00
Other time deposits                          109,242         3.99            107,324        4.25             120,401        5.15
---------------------------------------------------------------------------------------------------------------------------------
                                             174,948         3.43            175,850        3.68             186,348        4.67
Demand deposits                               35,711           --             30,065          --              27,289          --
---------------------------------------------------------------------------------------------------------------------------------
                                            $210,659           --           $205,915          --            $213,637          --
=================================================================================================================================

Certificates of deposits of $100,000 and over at December 31, 1994 had the following maturities:
                                                                3 Months        3 to 6       6 to 12       Over 12
(Dollars in Thousands)                                           or Less        Months        Months        Months         Total
---------------------------------------------------------------------------------------------------------------------------------
  Totals                                                          $8,585          $776        $1,906          $875       $12,142
---------------------------------------------------------------------------------------------------------------------------------

Return on Equity and Assets

The Corporation's return on average assets, return on average equity and average equity to average assets ratio, for each of the years ended December
31, were as follows:
                                                                          1994              1993              1992
------------------------------------------------------------------------------------------------------------------
Return on average total assets                                             .93%              .86%              .32%
Return on average stockholders' equity                                   14.77             15.80              6.96
Average stockholders' equity to average total assets                      6.32              5.41              4.61

Borrowings

The following table summarizes borrowings.  Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:
(Dollars in Thousands)                                                    1994              1993              1992
-------------------------------------------------------------------------------------------------------------------
Balance at year end                                                     $8,625           $12,420           $10,102
Average amount outstanding                                              $6,896            $8,711           $10,111
Maximum amount outstanding at any month-end                            $13,961           $12,420           $13,351
Average interest rate for the year                                        2.90%             2.96%             3.33%
Average interest rate on year-end balance                                 4.20%             2.94%             2.87%

Management's Discussion and Analysis of the Statements of Income
In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1994, 1993 and 1992 will be covered in greater detail. The principal earning asset of the holding company consists of a com- mercial bank, Park West Bank and Trust Company. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 1994. The significant changes are discussed in the analysis that follow the summary.

                                       (15)



Management's Discussion and Analysis - Financial Results (Continued)
Westbank Corporation and Subsidiaries

                                                                                                                Percentage
                                                                                                       of increase     (decrease)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1994          1993
                                                                                                              Over          Over
(Dollars in Thousands)                                              1994          1993          1992          1993          1992
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                              $10,847       $10,073        $9,843          7.68%         2.34%
Provision for loan losses                                          1,473           790         2,298         86.46        (65.62)
Non-interest income                                                2,459         2,861         3,376        (14.05)       (15.25)
Non-interest expense                                              10,088        10,072        10,165         (7.29)         (.91)
Income taxes (benefit)                                              (430)          525           202            --        159.90
---------------------------------------------------------------------------------------------------------------------------------
Net income before
  extraordinary item and cumulative
    effect of accounting change                                    2,175         1,547           554         68.71         179.24
Extraordinary item and cumulative
  effect of accounting change:
  Tax benefit of net operating
    loss carryforward                                                 --            --           202            --            --
  Cumulative effect of accounting
    change for income taxes                                           --           400            --            --            --

---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        $2,175        $1,947          $756         34.05%       157.54%
=================================================================================================================================

Comparison of 1994 with 1993

Interest Income

Westbank's earning assets include a diverse portfolio of interest earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1994 amounted to $17,046,000 as compared to $16,809,000 for 1993, an increase of $237,000, or 1.41% which is a result of an increase in average earning assets of $8,662,000 or 4.2% combined with a 21 basis point reduction in the average earning interest rate.

Interest Expense

Interest expense for 1994 on deposits and borrowings amounted to $6,199,000 as compared to $6,736,000 in 1993, a decrease of $537,000 or 7.97%. A decrease in the average interest bearing liabilities of $2,717,000, as well as, a decrease in the average rate of interest paid in 1994 of 24 basis points compared to 1993, contributed to the overall interest expense reduction.

Net Interest Income

Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. For analytical purposes, the interest earned on tax exempt assets is adjusted to a "tax equivalent basis" using statutory rates to recognize the income tax savings which facilitates comparison between taxable and tax exempt assets.

Westbank's management attempts to analyze its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income on a taxable equivalent basis:
(Dollars in Thousands)                                                     1994          1993
----------------------------------------------------------------------------------------------
Total interest income                                                   $17,046       $16,809
Total interest expense                                                    6,199         6,736
----------------------------------------------------------------------------------------------
Net interest income                                                      10,847        10,073
Tax equivalent adjustment
  to interest income                                                         23            23
----------------------------------------------------------------------------------------------
Net interest income
  (taxable equivalent)                                                  $10,870       $10,096
==============================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST
MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

                                       (16)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Provision for Loan Losses

The 1994 provision for loan losses totalled $1,473,000 compared with $790,000 in 1993, an increase of 86%. A full discussion appears previously under the heading of LOAN LOSS EXPERIENCE.

Non-Interest Income

Income from sources other than interest was $2,459,000 in 1994, a decrease of $402,000 from the prior year. During 1994, service fees and Trust Department fees remained level when compared to 1993, while income from gain on sale of securities, mortgages and service charges on deposit accounts were responsible for the overall decline in non-interest income.

Non-Interest Expense

The components of other operating expenses at December 31 are as follows:
  Percentage
  Increase
(Dollars in Thousands)                                 1994          1993      (Decrease)
-------------------------------------------------------------------------------------------
Salaries and benefits                                $3,939        $3,656            7.7%
Occupancy                                               555           504           10.1
Write-down of other
  real estate owned                                     760         1,164          (34.7)
Other real estate
  owned expense                                         476           633          (24.8)
Other non-interest expense                            4,358         4,115            5.9
-------------------------------------------------------------------------------------------
                                                    $10,088       $10,072             .2%
===========================================================================================

Overall non-interest expense increased by $16,000 compared to 1993.

Other real estate owned expenses declined by $561,000 compared to 1993, the result of less real estate under management by the Bank during the current year. Salaries and benefits as well as occupancy expense increased by $334,000, the impact of a new branch office opened during 1994. Other non-interest expense increased by $243,000. During March 1995 the bank discovered an alleged employee defalcation which caused the Corporation to charge $750,000 to other non-interest expense during 1994. The remaining other non-interest expense declined by more than $500,000, the result of continued cost reduction measures, including the savings generated from the Bank's conversion to a data processing service bureau versus an in house system.

Income Taxes

The Financial Accounting Standards Board issued a Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") in February, 1992. The Statement requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. Effective January 1, 1993, the Corporation prospectively adopted SFAS No. 109, resulting in a $400,000 benefit which has been reported as a cumulative effect of the change in accounting principle.

For the year ended December 31, 1994 Westbank recorded a tax benefit of $430,000, which is primarily the result of the utilization of net operating loss carryforwards of $237,000 and a decrease in a valuation allowance of $771,000 pertaining to deferred tax assets offset by the provision for current taxes. The decrease in such valuation reserve is due to the continued profitable performance of the Bank and the resultant consideration of the realizability of deferred tax assets.

Net Income

The net income for 1994 of $2,175,000, or $.68 per share, is based on a weighted average of 3,203,985 shares outstanding, compared with a net income for 1993 of $1,947,000, or $.61 based on a weighted average of 3,190,486 shares outstanding.

                                       (17)




Management's Discussion and Analysis - Financial Results (Continued) Westbank Corporation and Subsidiaries


Comparison of 1993 with 1992

Interest Income

Total interest income for 1993 amounted to $16,809,000 as compared to $18,948,000 for 1992, a decrease of $2,139,000, or
11.3%, which is a result of a decrease in average earning assets of $2,677,000 or 1.3% combined with a 92 basis point reduction in average earning interest rate.

Interest Expense

Interest expense for 1993 on deposits and borrowings amounted to $6,736,000 as compared to $9,105,000 in 1992, a decrease of $2,369,000, or 26%. A decrease in the average interest bearing liabilities of $11,898,000, as well as a decrease in the average rate of interest paid in 1993 of 98 basis points compared to 1992, contributed to the overall interest expense reduction. The decrease was a result of an overall decline in interest rates.

Net Interest Income

Net interest income, is the Corporation's most significant component of earnings.  The following table sets forth Westbank's net interest income on a taxable equivalent basis:
(Dollars in Thousands)                                                     1993          1992
----------------------------------------------------------------------------------------------
Total interest income                                                   $16,809       $18,948
Total interest expense                                                    6,736         9,105
----------------------------------------------------------------------------------------------
Net interest income                                                      10,073         9,843
Tax equivalent adjustment
  to interest income                                                         23            31
----------------------------------------------------------------------------------------------
Net interest income
  (taxable equivalent)                                                  $10,096        $9,874
==============================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST
MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

Provision for Loan Losses

The 1993 provision for loan losses totalled $790,000 compared with $2,298,000 in 1992 a decrease of 66%. A full discussion appears previously under the heading of LOAN LOSS EXPERIENCE.

Non-Interest Income

Income from sources other than interest was $2,861,000 in 1993, a decrease of $515,000 over the prior year. A decrease in the gain on sale of securities and mortgage servicing rights is responsible for the overall decline in income.

Non-Interest Expense

The components of other operating expenses at
December 31, are as follows:
(Dollars in Thousands)                                                     1993          1992
----------------------------------------------------------------------------------------------
Salaries and benefits                                                    $3,656        $3,681
Occupancy                                                                   504           470
Write-down of other
    real estate owned                                                     1,164         1,263
Other real estate
  owned expense                                                             633           693
Other non-interest expense                                                4,115         4,058
----------------------------------------------------------------------------------------------
                                                                        $10,072       $10,165
==============================================================================================

Overall non-interest expense declined by $93,000, or 1%, compared to 1992. Write-down of other real estate owned contributed to the majority of the decrease.

Income Taxes

The Corporation's provision for income taxes during 1993 was $525,000 compared to $202,000 in 1992. Westbank's effective tax rate for 1993 was 25.3%.

Extraordinary Item

During 1992, the Corporation recognized an extraordinary item totaling $202,000. The extraordinary item is the result of the recognition of a tax benefit of the Corporation's net operating loss carryforwards.

Cumulative Effect of Accounting Change

Effective January 1, 1993, the Corporation adopted SFAS No. 109, resulting in a $400,000 benefit which has been reported as a cumulative effect of a change in accounting principle.

Net Income

The net income for 1993 of $1,947,000, or $.61 per share, is based on a weighted average of 3,190,486 shares outstanding, compared with a net income for 1992 of $756,000, or $.24 per share, based on a weighted average of 3,138,327 shares outstanding.

                                       (18)




Independent Auditors' Report
Westbank Corporation and Subsidiaries


Independent Auditors' Report

The Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheet of Westbank Corporation and Subsidiaries (the "Corporation") as of December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbank Corporation and Subsidiaries at December 31, 1994 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As described in Note 1, the Corporation changed its method of accounting for securities as of January 1, 1994.

DELOITTE & TOUCHE LLP

Hartford, Connecticut
March 28, 1995


Independent Auditors' Report

The Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheet of Westbank Corporation and Subsidiaries as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall
financial statement presentation.   We believe that our audits provide a
reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westbank Corporation and Subsidiaries at December 31, 1993 and the results of their operations and cash flows for each of the years in the two-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note l to the financial statements, in 1993 the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

KPMG PEAT MARWICK LLP

Springfield, Massachusetts
January 28, 1994

                                       (19)



Consolidated Balance Sheets
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                                                                 1994          1993
---------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
  Non-interest bearing                                                                                    $10,425        $9,621
  Interest bearing                                                                                            275           353
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           10,700         9,974
Federal funds sold                                                                                          1,000         3,000
---------------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                                            11,700        12,974
Securities (notes 2 and 3):
  Investment securities available for sale (amortized cost of $8,001)                                       7,753            --
  Investment securities (fair value of $20,631 in 1994
    and $27,398 in 1993)                                                                                   21,463        26,633
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           29,216        26,633
  Mortgage-backed securities available for sale (fair value of $5,085)                                         --         4,945
  Mortgage-backed securities (fair value of $327 in 1994
    and $422 in 1993)                                                                                         331           401
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                              331         5,346
---------------------------------------------------------------------------------------------------------------------------------
      Total securities                                                                                     29,547        31,979
Loans, net of allowance for loan losses of $3,325 in 1994
  and $3,472 in 1993 (note 4)                                                                             192,677       172,618
---------------------------------------------------------------------------------------------------------------------------------
Property and equipment (note 5)                                                                             3,417         3,088
Other real estate owned, net of allowance for losses
  of $231 in 1994 and $440 in 1993 (note 6)                                                                 1,552         5,140
Accrued interest receivable                                                                                 1,668         1,560
Deferred premium on loans sold                                                                                112           180
Deferred income taxes (note 9)                                                                              1,245           369
Income taxes refundable (note 9)                                                                              103            50
Other assets                                                                                                1,292           905
---------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                       $243,313      $228,863
=================================================================================================================================
Liabilties and Stockholders' Equity
Deposits (note 7):
  Non-interest bearing                                                                                    $40,399       $34,499
  Interest bearing                                                                                        178,164       167,932
---------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                                                          218,563       202,431
Borrowed funds (note 8)                                                                                     8,625        12,420
Interest payable on deposits                                                                                  240           541
Other liabilities                                                                                             541           200
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                                       227,969       215,592
Commitments and contingent liabilities (notes 12 and 13)
Stockholders' equity (note 15):
  Preferred stock, par value $5 per share, authorized
    100,000 shares; none issued
  Common stock, par value $2 per share,
    authorized 9,000,000 shares; issued and outstanding
    3,138,167 shares in 1994 and 3,125,506 shares in 1993                                                   6,276         6,251
  Additional paid-in capital                                                                                6,877         6,861
  Retained earnings                                                                                         2,334           159
  Unrealized loss on securities available for sale, net                                                      (143)           --
---------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                               15,344        13,271
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                         $243,313      $228,863
=================================================================================================================================
See notes to consolidated financial statements.

                                       (20)



Consolidated Statements of Income
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, except share amounts)                                                   1994          1993          1992
---------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
  Interest and fees on loans                                                                $15,015       $14,756       $16,653
  Interest from temporary investments                                                           176           147           334
  Interest and dividend income from securities                                                1,855         1,906         1,961
---------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                                     17,046        16,809        18,948
---------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on time deposits                                                                   5,712         6,207         8,278
  Interest on certificates of deposit - $100,000 or more                                        287           270           422
  Interest on borrowed funds                                                                    200           259           405
---------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                                  6,199         6,736         9,105
---------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                                         10,847        10,073         9,843
Provision for loan losses (note 4)                                                            1,473           790         2,298
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                           9,374         9,283         7,545
Non-interest income:
  Trust department income                                                                       329           316           302
  Service charges on deposits                                                                   962         1,123         1,022
  Gain on sale of mortgage loans and servicing rights                                            77           187           337
  Gain on sale of securities                                                                    145           339           645
  Gain on sale of other real estate owned                                                        82            43            93
  Other non-interest income (note 14)                                                           864           853           977
---------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                               2,459         2,861         3,376
---------------------------------------------------------------------------------------------------------------------------------
      Income before non-interest expense                                                     11,833        12,144        10,921
---------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and wages                                                                          3,331         3,099         3,191
  Pension and employee benefits (note 10)                                                       608           557           490
  Occupancy expense                                                                             555           504           470
  Depreciation and amortization expense                                                         550           787           932
  Write-down of other real estate owned                                                         760         1,164         1,263
  Other real estate owned expenses                                                              476           633           693
  Other non-interest expense (note 14)                                                        3,808         3,328         3,126
---------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                             10,088        10,072        10,165
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary item
  and cumulative effect of accounting change                                                  1,745         2,072           756
Income taxes (benefit) (note 9)                                                                (430)          525           202
---------------------------------------------------------------------------------------------------------------------------------
Net income before extraordinary item and cumulative effect
  of accounting change                                                                        2,175         1,547           554
Extraordinary item - tax benefit of net operating loss carryforward                              --            --           202
Cumulative effect of accounting change for income taxes (note 9)                                 --           400            --
---------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                             $2,175        $1,947          $756
=================================================================================================================================
Net earnings per share before extraordinary item and cumulative
  effect of accounting change                                                                  $.68          $.48          $.18
Net earnings per share attributable to extraordinary item                                        --           .06
Net earnings per share attributable to cumulative effect of
  accounting change                                                                              --           .13            --
---------------------------------------------------------------------------------------------------------------------------------
Net earnings per share                                                                         $.68          $.61          $.24
=================================================================================================================================
Weighted average shares and equivalent shares outstanding                                 3,203,985     3,190,486     3,138,327
=================================================================================================================================
See notes to consolidated financial statements.

                                       (21)



Consolidated Statements of Stockholders' Equity
Westbank Corporation and Subsidiaries

                                                                                       Retained            Unrealized
                                                       Common Stock    Additional      earnings            gain (loss)
                                                                  Par     paid-in  (accumulated         on securities
(Dollars in Thousands, except share amounts)         Shares     Value     capital       deficit)   available for sale     Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                        3,115,689    $6,231     $ 6,849       $(2,544)                  $--   $10,536
Net income                                               --        --          --           756                    --       756
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                        3,115,689     6,231       6,849        (1,788)                   --    11,292
Net income                                               --        --          --         1,947                    --     1,947
Shares issued under stock
  option plan                                         5,700        12          --            --                    --        12
Shares issued under stock
  purchase plan                                       4,117         8          12            --                    --        20
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                        3,125,506     6,251       6,861           159                    --    13,271
Net income                                               --        --          --         2,175                    --     2,175
Shares issued under stock
  option plan                                         7,864        16          --            --                    --        16
Shares issued under stock
  purchase plan                                       4,797         9          16            --                    --        25
Cumulative effect of implementing
  accounting standard for investments
    as of January 1, 1994                                --        --          --            --                   233       233
Unrealized loss on securities
  available for sale for the year                        --        --          --            --                  (376)     (376)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                        3,138,167    $6,276      $6,877       $ 2,334                 $(143)  $15,344
=================================================================================================================================
See notes to consolidated financial statements.

                                       (22)



Consolidated Statements of Cash Flows
Westbank Corporation and Subsidiaries

For the years ended December 31,
(Dollars in Thousands)                                                                         1994          1993          1992
---------------------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                                                 $2,175        $1,947          $756
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                               1,473           790         2,298
      Depreciation and amortization                                                             550           787           932
      Provision for other real estate owned                                                     760         1,164         1,263
      Decrease in interest payable on deposits                                                 (301)         (308)           --
      (Increase) decrease in accrued interest receivable                                       (108)          174           316
      Realized gain on sale of securities                                                      (145)         (339)         (645)
      Realized gain on sale of other real estate owned                                          (82)          (43)          (93)
      Realized loss on sale of premises and equipment                                            --            --             8
      Decrease (increase) in other assets                                                      (319)          197           506
      Increase (decrease) in other liabilities                                                  341          (229)         (300)
      Decrease (increase) in income taxes refundable                                            (53)           (6)          597
      Increase in deferred taxes                                                               (876)         (400)           --
---------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                             3,415         3,734         5,638
---------------------------------------------------------------------------------------------------------------------------------
Investing activities:
  Investments and mortgage-backed securities:
    Held to maturity:
      Purchases                                                                              (5,747)           --           --
      Proceeds from maturities                                                                  169            --           --
    Available for sale:
      Purchases                                                                              (6,740)           --           --
      Proceeds from sales                                                                     7,738            --           --
      Proceeds from maturities                                                                7,014            --           --
    Investments:
      Purchases                                                                                  --       (23,908)      (42,746)
      Proceeds from sales                                                                        --        15,514        30,017
      Proceeds from maturities                                                                   --         7,570         7,107
  Purchases of premises and equipment                                                          (879)         (318)         (746)
  Net (increase) decrease in loans                                                          (21,808)       (4,097)       12,462
  Proceeds from sale of other real estate owned                                               3,186         3,836         1,689
---------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities                                 (17,067)       (1,403)        7,783
---------------------------------------------------------------------------------------------------------------------------------
Financing activities:
  Proceeds from borrowed funds                                                               15,099           969         3,249
  Repayment of borrowed funds                                                               (15,716)         (797)       (4,788)
  Net increase (decrease) in borrowings                                                      (3,178)        2,146           319
  Net increase (decrease) in deposits                                                        16,132        (9,314)       (5,745)
  Proceeds from exercise of stock options and stock purchase plan                                41            32            --
---------------------------------------------------------------------------------------------------------------------------------
        Net cash used by financing activities                                                12,378        (6,964)       (6,965)
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                             (1,274)       (4,633)        6,456
Cash and cash equivalents at beginning of year                                               12,974        17,607        11,151
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                    $11,700       $12,974       $17,607
=================================================================================================================================
Cash paid during the year:
    Interest on deposits and other borrowings                                                $6,499        $7,044        $9,541
    Income taxes                                                                                366           500            --
See notes to consolidated financial statements.

                                       (23)




Notes to Consolidated Financial Statements
Westbank Corporation and Subsidiaries


1 - Summary of Significant Accounting Policies

The accounting and reporting policies of Westbank Corporation (the "Corporation") and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.


Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Park West Bank and Trust Company ("Park West"), its subsidiaries, Lorac Leasing Corp., and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform to the 1994 presentation.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.


Cash and Cash Equivalents

The Corporation defines cash and due from banks,interest-bearing deposits and federal funds sold to be cash equivalents.


Securities

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale. The Corporation classifies all securities with a maturity of less than three years as available for sale. In addition, any mortgage-backed securities created out of the Banks own inventory of residential real estate loans are also considered available for sale. All other securities are classified as held to maturity. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis.

Mortgage-backed securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts determined by a method that does not materially differ from the level-yield method. Management has the positive ability and the intent to hold these assets until maturity.

Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" ("SFAS No. 115") addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

Held to Maturity Securities - reported at amortized cost.

Trading Securities - reported at fair value with unrealized gains/losses included in earnings.

Available for Sale - reported at fair value, with unrealized gains/losses, net of income taxes, excluded from earnings and reported as a separate component of shareholders' equity.

Effective January 1, 1994, the Corporation adopted SFAS No. 115 resulting in an increase of $233,000 to stockholders' equity representing the net unrealized gain on investment securities available for sale, net of related income taxes. At the time the Corporation adopted SFAS No. 115, investment securities with a book value of $14,947,000 and market value of $15,350,000 were reclassified as available for sale.

                                       (24)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


Loans

Loans have been reduced by unadvanced loan funds, deferred loan fees, and the allowance for loan losses.

Interest on commercial and real estate loans is accrued on the principal amount of loans outstanding. Interest on discounted installment loans is recognized by a method which approximates the interest method. Interest on other loans, is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more unless the loan principal and interest are determined by management to be fully collectible (or sooner if conditions warrant). Any unpaid amounts previously accrued on these loans are reversed from income, and thereafter interest is recognized only to the extent payments are received and any doubt concerning collectibility has been removed.

The adequacy of the allowance for loan losses is evaluated regularly by management. Factors considered in evaluating the adequacy of the allowance include the size of the portfolio, previous loss experience, current economic conditions and their effect on borrowers and the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") was issued by the Financial Accounting Standards Board. This Statement addresses the accounting by creditors for impairment of certain loans. It is applicable to all creditors and to all loans, uncollateralized as well as collateralized except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities. It applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

This Statement applies to the Corporation's financial statements as of January 1, 1995. Management believes that it is currently substantially in compliance with SFAS No. 114 and no significant impact from adoption is expected on the Bank's financial condition or results of its operations.


Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method for book purposes. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods or the estimated useful lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals are capitalized.


Other Real Estate Owned and In-substance Foreclosures

Other real estate owned ("OREO") includes properties the Bank has acquired through foreclosure and properties deemed to be foreclosed in substance.
OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Non-performing loans are considered "in-substance foreclosures" when the borrower is deemed to have little or no equity in the collateral, is not expected to rebuild such equity in the foreseeable future and proceeds for repayment of the loan are expected to come only from the operation or sale of the collateral. Loans meeting this criteria are carried at the lower of the loan amount or collateral fair value, less estimated selling costs.

                                       (25)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


Deferred Premium on Loans Sold

The Corporation sells mortgage loans resulting in gains or losses which are deferred at the time of the sale when the average interest rate on the loans sold, after normal servicing fees, differs from the agreed yield to the buyer. The premium or discount which results from these sales is amortized using the interest method over the estimated remaining life of the loans, adjusted for estimated prepayments. Such amortization is charged against operations based upon amounts considered necessary by management to reflect accelerated prepayment experience.


Income Taxes

Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") established the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Corporation adopted SFAS No. 109 on January 1, 1993, and reported the cumulative effect of that change in the statement of income for the year ended December 31, 1993.

Pursuant to the deferred method under Accounting Principles Board Opinion 11 ("APB 11"), which was applied in 1992, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under APB 11, deferred taxes were not adjusted for subsequent changes in tax rates.


Pension Plan

The Corporation has a trusteed contributory defined contribution pension plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost.


Trust Department

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $84,031,000 and $84,600,000 at December 31, 1994 and 1993, respectively.
Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.


Net Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.


2 - Securities

Investment securities held to maturity at December 31 are
as follows:
                                                    1994
------------------------------------------------------------------------------
                                                              Gross and net
                                     Amortized       Fair        unrealized
(Dollars in Thousands)                    cost      value            losses
------------------------------------------------------------------------------
U.S. Government obligations             $6,499     $6,269             $(230)
Federal agency obligations              13,694     13,117              (577)
Other debt securities                    1,270      1,245               (25)
------------------------------------------------------------------------------
  Total bonds and debt obligations     $21,463    $20,631             $(832)
==============================================================================

                                       (26)



Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries

                                                                                                 1993
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                Gross        Gross          Net
                                                               Amortized      Fair         unrealized   unrealized   unrealized
(Dollars in Thousands)                                              cost     value              gains       losses         loss
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                      $10,691   $11,159               $468          $--         $468
Federal agency obligations                                        14,304    14,502                213          (15)         198
Other debt securities                                              1,637     1,729                 92           --           92
---------------------------------------------------------------------------------------------------------------------------------
  Total bonds and debt obligations                                26,632    27,390                773          (15)         758
Marketable equity securities                                           1         8                  7           --            7
---------------------------------------------------------------------------------------------------------------------------------
                                                                 $26,633   $27,398               $780         $(15)        $765
=================================================================================================================================

Investment securities available for sale at December 31 are as follows:
                                                                                                 1994
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                Gross        Gross          Net
                                                               Amortized      Fair         unrealized   unrealized   unrealized
(Dollars in Thousands)                                              cost     value              gains       losses         loss
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                       $3,394    $3,329                $--         $(65)        $(65)
Federal agency obligations                                         4,350     4,161                 --         (189)        (189)
Other debt securities                                                255       254                 --           (1)          (1)
Equity securities                                                      2         9                  7           --            7
---------------------------------------------------------------------------------------------------------------------------------
                                                                  $8,001    $7,753                 $7        $(255)       $(248)
=================================================================================================================================

At December 31, 1994, the net unrealized losses, net of tax effect, on available-for-sale securities that was included as a separate component of stockholders' equity was $143,000. During the year ended December 31, 1994 there were no sales of investment securities classified as held to maturity.

Gross realized gains and losses on securities available for sale (1994) and investment securities (1993 and 1992) are summarized as follows:
                                               1994                             1993                             1992
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           Net                              Net
                                    Gross     Gross       Net        Gross     Gross  realized        Gross     Gross  realized
                                 realized  realized  realized     realized  realized     gains     realized  realized     gains
(Dollars in Thousands)              gains    losses    losses        gains    losses   (losses)       gains    losses   (losses)
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government
    obligations                        $2       $(7)      $(5)         $--       $--       $--          $41       $--       $41
Federal agency
    obligations                         1        (1)       --           --        --        --           63        --        63
Other debt securities                  --        --        --            1        (1)       --           32        --        32
Marketable equity securities           --        --        --           --        --        --           --       (25)      (25)
---------------------------------------------------------------------------------------------------------------------------------
                                       $3       $(8)      $(5)          $1       $(1)      $--         $136      $(25)     $111
=================================================================================================================================

Proceeds from sales of investments in debt securities, excluding mortgage-backed securities, were $2,497,000, $500,000 and $3,567,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                       (27)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


The contractual maturities of securities as of December 31, 1994 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.
                                         Amortized        Fair        Percent
(Dollars in Thousands)                        cost       value       of total
------------------------------------------------------------------------------
Held to Maturity:
  Within 1 year                               $500        $494              2%
  Over 1 year to 5 years                    19,958      19,147             93
  Over 5 years to 10 years                   1,005         990              5
------------------------------------------------------------------------------
  Total bond and
    debt obligations                       $21,463     $20,631            100%
==============================================================================

                                         Amortized        Fair        Percent
(Dollars in Thousands)                        cost       value       of total
------------------------------------------------------------------------------
Available for Sale:
  Within 1 year                               $500        $496              6%
  Over 1 year to 3 years                     7,501       7,257             94
------------------------------------------------------------------------------
  Total bond and
    debt obligations                        $8,001      $7,753            100%
==============================================================================

Securities carried at $11,072,000 at December 31, 1994 and $13,244,000 at December 31, 1993 were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - Mortgage-Backed Securities

All mortgage-backed securities are classified as held to maturity, unless created from mortgages originated by the Bank (none at December 31, 1994). The mortgage-backed securities held to maturity are as follows:

                                                         1994
------------------------------------------------------------------------------
                                                                Gross and net
                                         Amortized       Fair      unrealized
(Dollars in Thousands)                        cost      value         (losses)
------------------------------------------------------------------------------
GNMA mortgage-
  backed securities                           $331       $327             $(4)
==============================================================================

                                                         1993
------------------------------------------------------------------------------
                                                                Gross and net
                                         Amortized       Fair      unrealized
(Dollars in Thousands)                        cost      value           gains
------------------------------------------------------------------------------
GNMA mortgage-
  backed securities                           $401       $422             $21
==============================================================================

The amortized cost and approximate market value of mortgage-backed securities available for sale are as follows:

                                                         1993
------------------------------------------------------------------------------
  Gross and net
                                         Amortized       Fair      unrealized
(Dollars in Thousands)                        cost      value           gains
------------------------------------------------------------------------------
FNMA                                        $4,945     $5,085            $140
==============================================================================

Gross realized gains and losses relating to mortgage-backed securities are as follows (all sales were from the available for sale classification):
                                              1994              1993              1992
---------------------------------------------------------------------------------------
                                     Gross and net     Gross and net     Gross and net
                                          realized          realized          realized
(Dollars in Thousands)                       gains             gains             gains
---------------------------------------------------------------------------------------
FHLMC mortgage-backed
  securities                                   $--               $--               $16
FNMA mortgage-backed
  securities                                   150               339               518
---------------------------------------------------------------------------------------
                                              $150              $339              $534
=======================================================================================

The mortgage-backed securities at December 31, 1994 mature through normal amortization with final payments due between January 15, 2004 and May 15, 2006. Mortgage-backed securities carried at $186,000 at December 31, 1994 and $220,000 at December 31, 1993 were pledged to secure borrowings (see note 8). Proceeds from sales of mortgage-backed securities were $4,979,000, $10,014,000 and $18,450,000 for the years ended December 31, 1994, 1993 and
1992, respectively.

4 - Loans And Allowance for Loan Losses

Loans consisted of the following at December 31:
(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Commercial                                            $34,306         $30,431
Real estate                                           152,194         135,662
Consumer                                                9,383           9,282
Lease financing                                           352             932
------------------------------------------------------------------------------
                                                      196,235         176,307
  Allowance for loan losses                            (3,325)         (3,472)
  Deferred loan origination fees,
    net of costs                                         (233)           (217)
------------------------------------------------------------------------------
                                                     $192,677        $172,618
==============================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                   1994            1993            1992
------------------------------------------------------------------------------
Balance, beginning of year             $3,472          $3,442          $3,550
Provision for loan losses               1,473             790           2,298
Loans charged off                      (1,869)         (1,159)         (2,615)
Recoveries                                249             399             209
------------------------------------------------------------------------------
                                       $3,325          $3,472          $3,442
==============================================================================

The aggregate principal balance of non-accrual loans was $4,890,000, $1,078,000 and $1,365,000 at December 31, 1994, 1993 and 1992, respectively.
Contractual interest income which was not recognized on such non-accrual loans was $342,000, $126,000 and $124,000 for 1994, 1993 and 1992,
respectively. The only income included in the results of operations for these non-accrual loans was $20,000 in 1994.

                                       (28)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


The Corporation did not sell any loans with recourse during 1994. The remaining recourse exposure on prior sales was $5,685,000 at December 31, 1994. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $152,194,000 in real estate loans at December 31, 1994, $81,333,000 are collateralized by 1-4 family dwellings originated with an 80% or less loan-to-value ratio. The majority of the collateral for these loans is located in the bank's direct market area of Western Massachusetts. Commercial real estate and real estate construction loans represented $66,827,000 in outstanding principal at December 31, 1994. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $34,306,000 at December 31, 1994 represent loans made to businesses in Western Massachusetts.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the risk of normal collectibility nor other unfavorable features.

The following summarizes the activity with respect to indebtedness, both direct and indirect, with an aggregate of $60,000 or more for the directors, policy-making officers and major stockholders during the years ended December 31:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Balance at beginning of year                           $1,148         $ 2,057
  New loans granted                                       543             267
  Repayments of principal                                (831)         (1,176)
  Resignation of director                                (415)             --
------------------------------------------------------------------------------
Balance at end of year                                   $445          $1,148
==============================================================================

The Corporation restructured loans totaling $501,000, $494,000 and $420,000 at December 31, 1994, 1993 and 1992, respectively, which resulted in interest rates being reduced. The reduction of interest income is summarized as follows:

(Dollars in Thousands)                   1994            1993            1992
------------------------------------------------------------------------------
Gross income if at
  original terms                          $50             $45             $12
Actual income recorded
  during the year                          42              41               8
------------------------------------------------------------------------------
Reduction of interest income               $8              $4              $4
==============================================================================

The Corporation had no commitments to lend additional funds to these borrowers.

The Corporation serviced loans for others totaling $155,539,000 and $127,630,000 at December 31, 1994 and 1993, respectively.

5 - Property and Equipment

Major classes of property and equipment at December 31 are summarized as follows:

Estimated
(Dollars in Thousands)                   1994            1993           Lives
------------------------------------------------------------------------------
Property (including
  land of $1,094)                      $3,004          $2,712     30-40 years
Furniture and equipment                 5,841           5,921      3-10 years
Motor vehicles                            131             128         3 years
Leasehold and building
  improvements                          1,392           1,243      5-15 years
------------------------------------------------------------------------------
                                       10,368          10,004
Accumulated depreciation               (6,951)         (6,916)
------------------------------------------------------------------------------
                                       $3,417          $3,088
==============================================================================

Depreciation and amortization relating to property and equipment and charged to operating expense amounted to $550,000 in 1994, $787,000 in 1993 and $932,000 in 1992.

6 - Other Real Estate Owned and
    In-Substance Foreclosures

At December 31, other real estate owned consisted of properties acquired through foreclosure and properties considered by management to be in-substance foreclosures as follows:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Real estate acquired through foreclosure               $1,552          $3,161
In-substance foreclosure                                   --           1,979
------------------------------------------------------------------------------
                                                       $1,552          $5,140
==============================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                   1994            1993            1992
------------------------------------------------------------------------------
Balance, beginning of year               $440            $123            $210
Provision for other real estate
  owned charged to operations             760           1,164           1,263
Write-downs (net of payments)            (969)           (847)         (1,350)
------------------------------------------------------------------------------
Balance, end of year                     $231            $440            $123
==============================================================================


Certain sales of other real estate owned were financed by the Bank, aggregating approximately $961,000 and $1,531,000 in 1994 and 1993. Net non cash transfer of loans to (from) other real estate owned and in-substance foreclosures were $276,000, ($162,000) and $2,571,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                       (29)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


7 - Deposits

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Demand deposits                                       $40,399         $34,499
Regular - Savings                                      35,143          36,814
N.O.W.                                                 15,670          17,184
Money market deposits                                  19,580          24,405
IRA's                                                  26,546          24,784
Certificates of deposit                                81,225          64,745
------------------------------------------------------------------------------
                                                     $218,563        $202,431
==============================================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $12,142,000 and $4,466,000 as of December 31, 1994 and 1993,
respectively. Interest paid on the deposits totaled approximately $287,000 and $270,000, respectively.

8 - Borrowed Funds

Borrowed funds as of December 31 are as follows:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase                                        $2,676          $3,293
Purchased federal funds                                    --             300
------------------------------------------------------------------------------
                                                        2,676           3,593
------------------------------------------------------------------------------
Other Borrowings:
  Securities sold under agreements
    to repurchase                                       4,246           4,584
  Treasury and loan notes                               1,703           4,243
------------------------------------------------------------------------------
                                                        5,949           8,827
------------------------------------------------------------------------------
                                                       $8,625         $12,420
==============================================================================

The securities pledged under the repurchase agreements include U.S. Government and Federal agency obligations. At December 31, 1994, the book balance was $7,245,000 and the market value was $7,114,000.
At December 31, 1993 the book balance of these securities was $7,994,000 with a market value of $8,129,000. Securities sold under agreements to repurchase mature at various dates through March 22, 1995. The above other borrowings mature daily.

The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit with no set expiration date. There were no amounts outstanding against either line as of December 31, 1994 or 1993.

9 - Income Taxes

The income taxes were as follows:

(Dollars in Thousands)                   1994            1993            1992
------------------------------------------------------------------------------
Current tax expense:
  Federal                                 $25             $50             $--
  State                                   316             475              --
------------------------------------------------------------------------------
    Total current                         341             525              --
------------------------------------------------------------------------------
Deferred tax expense (benefit):
  Deferred tax expense                     --             558             202
  Change in valuation allowance
    for deferred tax assets              (771)           (558)             --
------------------------------------------------------------------------------
Total deferred                           (771)             --             202
------------------------------------------------------------------------------
Extraordinary item:
  Tax benefit of net operating loss
    carryforward utilized                  --              --            (202)
------------------------------------------------------------------------------
                                           --              --            (202)
------------------------------------------------------------------------------
  Total (benefit) expense               $(430)           $525             $--
==============================================================================

The 1994 current federal tax expense is net of $237,000 in tax benefit of operating loss carryforwards.

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                         1994            1993            1992
------------------------------------------------------------------------------
Federal statutory rate                   34.0%           34.0%           34.0%
Increase (reduction) in taxes
  resulting from:
  Reduction in valuation allowance
    for deferred tax asset              (44.2)          (27.0)             --
Tax exempt state and
  municipal income                         --              --            (2.2)
  State income taxes                     12.0            15.1              --
Tax benefit of financial statement
  net operating loss carryforward       (17.0)             --           (27.7)
Other                                    (9.4)            3.2            (4.1)
------------------------------------------------------------------------------
                                        (24.6)%          25.3%             --%
==============================================================================

                                       (30)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                               $--            $309
  Other real estate owned                                 809             888
  Deferred loan fees                                       98              88
  State tax net operating loss carryforward               286             200
  Alternative minimum tax credit carryover                318             315
  Depreciation                                            125              --
  Non-accrual interest                                    210             150
  Federal tax net operating loss carryforward             225             520
  Unrealized loss on securities                           105              --
  Other                                                    75              96
------------------------------------------------------------------------------
    Total gross deferred tax assets                     2,251           2,566
Valuation allowance                                      (662)         (1,755)
------------------------------------------------------------------------------
    Net deferred tax assets                             1,589             811
------------------------------------------------------------------------------
Deferred tax liabilities:
  Allowance for loan losses                                58              --
  Leases, net of residual value                           197             369
  Deferred FNMA premium                                    47              73
  Prepaid pension                                          42              --
------------------------------------------------------------------------------
Total gross deferred tax liabilities                      344             442
------------------------------------------------------------------------------
    Net deferred tax assets                            $1,245            $369
==============================================================================

The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $1,093,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1994.

Deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The primary sources and the tax effect of these differences for December 31 are as follows:

(Dollars in Thousands)                                                   1992
------------------------------------------------------------------------------
Provision for loan losses                                                $479
Excess tax losses on sales of other real estate owned                   1,474
Deferred loan fees                                                        (11)
Lease financing transactions                                             (325)
Provision for loss on other real estate owned
  deferred for tax purposes                                              (429)
Deferred FNMA premiums                                                    (88)
Limitation on recognition of deferred tax benefit
  due to net operating losses                                          (1,092)
Other                                                                      (8)
------------------------------------------------------------------------------
                                                                          $--
==============================================================================

At December 31, 1994, the Corporation has net operating loss carryforwards for tax purposes of approximately $662,000 which expire in the year 2007. For tax purposes, the Corporation has a minimum tax credit carryforward of approximately $318,000 which may be carried over indefinitely.

10 - Pension Plan

Park West Bank and Trust Company, a wholly-owned subsidiary of the Corporation, has a contributory defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the pension plan are a percentage of individual employees' salary. Total pension expense for 1994, 1993 and 1992 amounted to $216,000, $198,000 and $216,000, respectively. At May 31, 1994, the most recent plan year, total plan assets were $1,774,000 and the vested balance was $1,696,000.

11 - Stock Options

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. On April 16, 1992, all outstanding options were canceled and 67,913 options at a price of $2 per share were issued. As of December 31, 1994, all options granted are exercisable. At the 1994 Annual Meeting of Shareholders the 1985 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in options outstanding:

                                       (31)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


                                         1994            1993            1992
------------------------------------------------------------------------------
Options outstanding
  at the beginning of year            134,916          67,913          37,557
Options granted at fair value:
  at $2.00                                 --              --          67,913
  at $2.50                                 --          52,400              --
  at $3.50                                 --          20,303              --
  at $6.00                            200,000              --              --
Options exercised                      (7,864)         (5,700)             --
Options canceled                           --              --         (37,557)
------------------------------------------------------------------------------
Options outstanding
  at the end of year                  327,052         134,916          67,913
==============================================================================
Shares available for future grants         --              --          72,703
==============================================================================

Unless exercised, the options will expire ten years after granting.

12 - Leases

The Corporation leases certain facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for operating leases as of December 31, 1994:

Year ending December 31,

(Dollars in Thousands)
----------------------------------------------
1995                                     $106
1996                                      100
1997                                       74
1998                                       71
1999                                       42
After 1999                                126
----------------------------------------------
Total minimum lease payments             $519
==============================================

Rent expense for 1994, 1993 and 1992 amounted to $109,000, $113,000 and $95,000, respectively.

13 - Commitments, Contingent Liabilities and Financial Instruments with
     Off-Balance-Sheet Risk

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. Financial instruments with off-balance-sheet risk involve elements of credit risk, interest rate risk, liquidity risk and market risk. Management does not anticipate any significant losses as a result of these transactions.

The following table summarizes the contractual value of financial instruments and other commitments and contingent liabilities at December 31:

(Dollars in Thousands)                                   1994            1993
------------------------------------------------------------------------------
Commitments to grant loans                             $6,116         $10,314
Performance letters of
  credit and financial guarantees                         892           1,091
Commitments to advance funds
  under existing loan agreements                       34,127          32,411
Commitments for the sale and
  delivery of mortgage loans to FMNA                       --           3,219

The Bank uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income-producing commercial properties.

Certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial statements.

14 - Other Non-Interest Income and Expense

The components of other non-interest income and expense, which are in excess of 1% of the aggregate of total interest income and non-interest income and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,

(Dollars in Thousands)                   1994            1993            1992
------------------------------------------------------------------------------
Income:
  Loan fees                              $499            $375            $437
Expenses:
  Computer operations
    and supplies                          481             537             592
  Federal Deposit Insurance
    Corporation assessment                584             634             491
  Insurance                               149             193             213
  Professional fees                       329             204             236
  Audits and exams                        206             211             120
  Advertising                             241             179             110
  Unusual item                            750              --              --

During March 1995 the bank discovered an alleged employee defalcation of approximately $750,000. Included in the financial statements for 1994 is the writedown of this unusual item (shown above).

                                       (32)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


15 - Stockholders' Equity and
     Regulatory Matters

As a federally insured banking institution, Park West Bank and Trust Company ("Park West") is subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC"). In February 1992, Park West's Board of Directors agreed to enter into a Stipulation and Consent (the "Consent Agreement") with the FDIC and the Commissioner of Banks for the Commonwealth of Massachusetts (the "Commissioner"). The Consent Agreement provided for a cease and desist order (the "Order") issued by the FDIC, which required Park West to take certain affirmative actions in response to an examination by the FDIC and the Commissioner.

On December 22, 1994, in conjunction with an examination by the Commissioner the Order was eliminated and replaced with a Memorandum of Understanding (the "Memorandum"). The Memorandum requires, among other items: Park West's Tier 1 capital to total asset ratio remain at or above 6%; Park West to submit written plans to further reduce classified assets; the Bank to review and/or revise its Asset/Liability Management Policy; and not declare or pay any dividends without prior approval by the FDIC and the Commissioner. Park West management believes that the Bank will be able to comply with all of the terms of the Memorandum.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

Under the prompt corrective action provisions of FDICIA, specific capital categories were defined based on an institution's capital ratios. To be considered "adequately capitalized" an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%.

At December 31, 1994, the Bank's leverage ratio was 6.36%, Tier 1 risk-based ratio was 8.52% and total risk-based ratio was 9.77%, based on leverage capital of $15,288,000, Tier 1 capital of $15,288,000, and total risk-based capital of $17,709,000, as defined. At Dec-ember 31, 1994, the institution is classified as "adequately capitalized" as defined under FDICIA as described above.

Westbank Corporation has adopted a Shareholders Rights Plan. The plan provides for the distribution of one Common Stock Purchase Right for each outstanding share of Common Stock of the Corporation to stockholders of record at the close of business on January 2, 1990. Each Right entitles the registered holder to purchase from the Corporation one share of Common Stock, par value $2 per share (the "Common Stock"), at a cash Exercise Price of $36 per share of Common Stock, subject to adjustment.

The Purchase Rights will be exercisable for shares of common stock having a market value of two times the exercise price in the event that the Board of Directors determines that the Corporation may be the subject of an adverse takeover. In the event that the Corporation is acquired in a merger in which the Corporation is not the surviving corporation or 50 percent or more of the Corporation's assets or earning power is sold, the Purchase Rights will be exercisable for common stock of the acquiring corporation having a market value of two times the exercise price. The Purchase Rights may be redeemed in whole by the Corporation, under certain circumstances, at a price of $.0001 per Purchase Right. The Purchase Rights expire on January 2, 2000.

On January 10, 1995, the Corporation declared a dividend of $.05 per share to common shareholders of record on January 20, 1995 payable January 25, 1995.

16 - Employee Stock Ownership Plan

The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1994 and 1993, the ESOP held no shares of the Corporation's stock.

                                       (33)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


17 - Fair Value of Financial Instruments

Fair value estimates, methods, and assumptions are set forth below for the
Corporation's financial instruments.  The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:
                                                                     1994                                      1993
---------------------------------------------------------------------------------------------------------------------------------
                                                          Carrying          Estimated                Carrying          Estimated
(Dollars in Thousands)                                      Amount          FairValue                  Amount         Fair Value
---------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                                $10,700            $10,700                  $9,974             $9,974
    Federal funds sold                                       1,000              1,000                   3,000              3,000
    Investment securities                                   21,463             20,631                  26,633             27,398
    Securities available for sale                            7,753              7,753                      --                 --
    Mortgage-backed securities                                 331                327                   5,346              5,507
    Loans                                                  192,677            187,308                 172,618            175,963
    Accrued interest receivable                              1,668              1,668                   1,560              1,560
Liabilities:
    Deposits                                               218,563            217,537                 202,431            202,958
    Borrowed funds                                           8,625              8,625                  12,420             12,395
    Interest payable on deposits                               240                240                     541                541

Cash and Due from Banks and Federal Funds Sold

The carrying amount for cash and due from banks approximates fair value. The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

Investment Securities, Securities Available for Sale and Mortgage-Backed Securities

The fair value of investment securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Accrued Interest Receivable,
Interest Payable on Deposits

The carrying amount for these items approximate the fair value due to their short-term nature.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, regular savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

The fair value of such borrowings was estimated by utilizing future cash flows discounted using the Bank's current borrowing rate for similar instruments.

                                       (34)




Notes to Consolidated Financial Statements (Continued)
Westbank Corporation and Subsidiaries


Commitments to Extend Credit

The stated value of commitments to extend credit approximates fair value as the current fees charged for similar commitments does not differ significantly from quoted fees.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  Such differences are not considered significant.
8 - Summary of Unaudited Quarterly Financial Information
                                                                 1994                                      1993
(Dollars in Thousands, except per share amounts)  Q1      Q2      Q3      Q4    Year        Q1      Q2      Q3      Q4      Year
---------------------------------------------------------------------------------------------------------------------------------
Interest income                               $4,013  $4,094  $4,322  $4,617 $17,046    $4,277  $4,335  $4,189  $4,008   $16,809
Interest expense                               1,406   1,496   1,602   1,695   6,199     1,880   1,802   1,612   1,442     6,736
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                            2,607   2,598   2,720   2,922  10,847     2,397   2,533   2,577   2,566    10,073
Provision for loan losses                        347     365     219     542   1,473       225      80     210     275       790
Non-interest income                              876     535     555     493   2,459       678     722     826     635     2,861
Non-interest expense                           2,400   2,111   2,453   3,124  10,088     2,429   2,736   2,550   2,357    10,072
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                736     657     603    (251)  1,745       421     439     643     569     2,072
Income tax expense (benefit)                    (180)    124     (59)   (315)   (430)       80      82     228     135       525
---------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative
  effect of accounting change                    916     533     662      64   2,175       341     357     415     434     1,547
Cumulative effect of accounting
  change for income taxes                         --      --      --      --      --       400      --      --      --       400
---------------------------------------------------------------------------------------------------------------------------------
Net income                                      $916    $533    $662     $64  $2,175       $41    $357    $415    $434    $1,947
==================================================================================================================================
Net earnings per share                          $.28    $.17    $.21    $.02    $.68      $.23    $.11    $.13    $.14      $.61
==================================================================================================================================

19 - Condensed Parent Company Only Financial Statements
December 31,

(Dollars in Thousands)                                                                        1994           1993
------------------------------------------------------------------------------------------------------------------
Balance Sheets
Assets
Investment in subsidiaries                                                                 $15,287        $13,235
Other assets                                                                                    57             36
------------------------------------------------------------------------------------------------------------------
  Total assets                                                                             $15,344        $13,271
==================================================================================================================
Stockholders' equity
  Preferred stock, par value $5 per share,
    authorized100,000 shares; none issued
  Common stock, par value $2 per share, authorized 9,000,000 shares,
    issued and outstanding 3,138,167 shares in 1994 and 3,125,506 shares in 1993             6,276          6,251
Additional paid-in capital                                                                   6,877          6,861
Retained earnings                                                                            2,191            159
------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                               $15,344        $13,271
==================================================================================================================

                                                                                              1994           1993           1992
---------------------------------------------------------------------------------------------------------------------------------
Statements of Income
Other income (expense) - net                                                                  $(20)            $4            $--
Income (loss) before undistributed income of subsidiaries                                      (20)             4             --
Undistributed income of subsidiaries                                                         2,195          1,943            756
Net income                                                                                  $2,175         $1,947           $756
Statements of Cash Flows
Operating activities:
    Net income                                                                              $2,175         $1,947           $756
    Undistributed income of subsidiaries                                                    (2,195)        (1,943)          (756)
    Increase in other assets                                                                   (21)           (36)            --
    Net cash used in operating activities                                                      (41)           (32)            --
Financing activities - Proceeds from exercise of stock options                                  41             32             --
Cash and cash equivalents at end of year                                                       $--            $--            $--

                                       (35)




Corporate Directory
Westbank Corporation and Subsidiaries


Directors
Westbank Corporation

Alfred C. Whitaker                        John E. Fitzgerald
Chairman of the Board                     Private Investor
Westbank Corporation
Sales Consultant                          Leroy F. Jarrett
                                          President and Treasurer
Roland O. Archambault                     New England Church Interiors
Owner
Park Supply Company                       Ernest N. Laflamme, Jr.
                                          Treasurer
Mark A. Beauregard                        City of Chicopee
Attorney at Law                           President
Resnic, Beauregard, Waite & Driscoll      Laflamme Oil Co.

David R. Chamberland                      Russell Mawdsley
President                                 President and Treasurer
Chicopee Building Supply, Inc             Russell-Hall, Inc.

Donald R. Chase                           Paul J. McKenna, D.M.D.
President and Chief Executive Officer     Orthodontist
Westbank Corporation
President and Chief Executive Officer     Robert J. Perlak
Park West Bank and Trust Company          Private Investor

                                          James E. Tremble
                                          President
                                          Valley Cinema, Inc.


Park West Bank and Trust Company

Roland O. Archambault                     Ernest N. Laflamme, Jr.
Owner                                     Treasurer
Park Supply Company                       City of Chicopee
                                          President
Mark A. Beauregard                        Laflamme Oil Co.
Attorney at Law
Resnic, Beauregard, Waite & Driscoll      Russell Mawdsley
                                          President and Treasurer
David R. Chamberland                      Russell-Hall, Inc.
President
Chicopee Building Supply, Inc.            Paul J. McKenna, D.M.D.
                                          Orthodontist
Donald R. Chase
President and Chief Executive Officer     Robert J. Perlak
Park West Bank and Trust Company          Private Investor
President and Chief Executive Officer
Westbank Corporation                      James E. Tremble
                                          President
John E. Fitzgerald                        Valley Cinema, Inc.
Private Investor
                                          Alfred C. Whitaker
Leroy F. Jarrett                          Chairman of the Board
President and Treasurer                   Westbank Corporation
New England Church Interiors


Lorac Leasing Corp.
Leroy F. Jarrett                          Paul J. McKenna, D.M.D.
Chairman                                  Orthodontist
President and Treasurer
New England Church Interiors              Robert J. Perlak
                                          Private Investor
David R. Chamberland
President                                 James E. Tremble
                                          President
Chicopee Building Supply, Inc.            Valley Cinema, Inc.

Donald R. Chase
President and Chief Executive Officer
Park West Bank and Trust Company
President and Chief Executive Officer
Westbank Corporation


Officers
Westbank Corporation

Alfred C. Whitaker                        Donald R. Chase
Chairman of the Board                     President and Chief Executive Officer
Assistant Corporate Clerk
                                          John M. Lilly
Leroy F. Jarrett                          Treasurer and Chief Financial Officer
Vice Chairman of the Board

Robert J. Perlak
Corporate Clerk


Park West Bank and Trust Company

Donald R. Chase                           Residential Real Estate
President and Chief Executive Officer
                                          Stanley F. Osowski
Robert J. Perlak                          Senior Vice President
Corporate Clerk
                                          Wolfgang A. Adametz
Alfred C. Whitaker                        Assistant Vice President
Assistant Clerk
                                          Elizabeth A. Wilk
                                          Assistant Vice President
Finance Division
John M. Lilly
Executive Vice President and Treasurer    Loan Credit and Collections

Irving M. Walker, Jr., CMA                Trenton E. Taylor
Accounting Officer                        Vice President

Patricia M. Reidy
Assistant Treasurer                       EDP/Operations Division

                                          Roger M. Roberge
Loan Division                             EDP Officer

Gary L. Briggs
Executive Vice President                  Marketing

Gerard E. Drapeau                         Joseph L. Rolak
Vice President                            Director of Marketing and
                                          Vice President
Paul W. Kenyon
Vice President
                                          Compliance
Richard H. Lempke
Vice President                            Jane M. Knapp
                                          Compliance Officer
Richard N. Hanchett
Assistant Vice President
                                          Branch Administration/Personnel
Jeffrey M. Smith
Assistant Vice President                  Kathleen A. Jalbert
                                          Vice President
Allen J. Miles
Commercial Loan Officer                   H. Ellen Bellows
                                          Branch Manager
John E. O'Brien
Loan Operations Officer
                                          Auditing Division

                                          Lloyd S. Hall, CBA
                                          Director of Auditing


                                          Trust Division

                                          Robert A. Gibowicz
                                          Senior Trust Officer

                                       (36)




Corporate Information
Westbank Corporation and Subsidiaries


Westbank Corporation


Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400



Annual Meeting


The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 19, 1995 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield,
Massachusetts.



Transfer Agent and Registrar


Park West Bank and Trust Company



Independent Accountants


Deloitte & Touche LLP
Hartford, Connecticut



Corporate Counsel
Doherty, Wallace, Pillsbury and Murphy, P.C.
Springfield, Massachusetts



Information Service


Westbank Corporation welcomes stockholder and public interest in our services and activities. Questions pertaining to material presented in this Report and requests for a copy of the Annual Report (Form 10-K) filed with the Securities and Exchange Commission should be directed to John M. Lilly, Treasurer and Chief Financial Officer, at the above address.



Equal Opportunity Employer
The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.




Common Stock - Market Information

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASD regional market quotations:


                       1994                  1993

                       Bid                   Bid

                 High      Low         High      Low
------------------------------------------------------
First           $5 1/4    $5          $3 3/4   $3
Second           6 1/4     5           5 1/8    3 3/4
Third            6 1/4     5           5 1/8    5 1/8
Fourth           6         5 1/4       5 1/4    5 1/8



The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions and do not represent actual transactions. No dividends were declared in 1994 and 1993.


At January 31, 1995 the Corporation had 1,065 stockholders.


Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC". For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call: Park West Bank and Trust Company, Trust Department
(413) 747-1482.



The following firms make a market in Westbank Corporation's Common Stock:

Advest, Inc.
First Albany Corporation
Herzog, Heine, Geduld, Inc.
McConnell, Budd & Downes, Inc.
Ryan, Beck & Co., Inc.


Design: Robert Farrell Associates, Inc./Printing:Sterling Press

                                      (IBC)