Form 10-K, Exhibit 13
period 1995-12-31
WESTBANK CORP
filed 1996-03-27
CIK 742070

Westbank Corporation
1995 Annual Report to Stockholders
Inside front cover:

On the Cover:

"Making The Vision A Reality" is more than just a focus for Westbank's Annual Report. It is an active and developing strategy that will provide continued growth through the 1990's - the decade for community banks.

We have taken major strides toward the vision set forth because of our accomplishments in 1995.


Our Vision:

Westbank Corporation will continue to provide the products and servies our customers want while maintaining strategic and organizational flexibility to meet the challenges of a changing financial industry.

In pursuing its vision, the Corporation will stive to maintain an environment that provides increasing value for shareholders, service excellence for customers, and opportunities for employees.

"Vision is the power to see beyond the obvious. . ."

Donald R. Chase
President and Chief Executive Officer

Financial Highlights
Westbank Corporation and Subsidiaries
For the Year
(Dollars in Thousands)                                        1995           1994          1993
========================================================================================================================
Net income                                                  $2,353         $2,175        $1,947
Net interest income                                         11,721         10,847        10,073
Non-interest income                                          2,917          2,459         2,861
Non-interest expenses                                        8,017          8,852         8,275
Real estate owned expenses                                     498          1,236         1,797
Total non-interest expenses                                  8,515         10,088        10,072
Provision for loan losses                                    2,690          1,473           790
Year End
(Dollars in Thousands)
========================================================================================================================
Investment and mortgage-backed securities                  $35,116        $29,547       $31,979
Loans, net                                                 197,264        192,677       174,597
Allowance for loan losses                                    3,707          3,325         3,472
Total assets                                               253,777        243,313       228,863
Total deposits                                             227,962        218,563       202,431
Total stockholders  equity                                  17,703         15,344        13,271
Common Share Information
Weighted average shares outstanding                      3,271,875      3,203,985     3,190,486
Net income per share                                          $.72           $.68          $.61


GRAPH INSERT -

The following graphs illustrate the Corporation's net income, earnings per share and book value for the years 1993 through 1995:

                                     1993        1994         1995

Net income                     $1,947,000  $2,175,000	$2,353,000
Earnings per share                  $0.61       $0.68        $0.72
Book Value                          $4.16       $4.79        $5.41

Chairman s and President s Letter
Westbank Corporation and Subsidiaries

Dear Shareholder:

We continued in 1995 to fulfill the pledge we made to you four years ago. We said then that we were determined to restore profitability, build capital, improve productivity and position ourselves for the opportunities of this decade. We ve done exactly that.

Westbank Corporation achieved record earnings and profitability in 1995 as we more fully realized the benefits of strategies we have been pursuing for the past four years.

The Corporation earned a record net income of $2,353,000, or $.72 per share, an 8% increase over the previous year.

Our progress is no accident. It comes from design and hard work. For four years, we have followed a strategy of becoming the most progressive independent, locally- owned community bank in Western Massachusetts. In the process, we first took the steps necessary to ensure our survival at a time when many New England banks were failing. We then worked through a recovery phase to restore our financial strength. We are now well poised to gain competitive advantage in the marketplace and to attain our long-term goals of increased profitability and enhanced shareholder value.

With our record 1995 results, the Board of Directors raised the quarterly cash dividend rate 20% to $.06 per share. This was a tribute to those shareholders who stood by patiently while supporting our efforts to bring the company back to financial health.

Westbank Corporation s 1995 performance produced returns on average assets and shareholders equity of .93% and 14.04% respectively. The Corporation s book value also increased to $5.41 as compared to $4.79 per share in 1994.

One of our goals last year was to deliver financial services to individuals and local businesses in a way that creates customer loyalty and steady earnings growth. We strove to achieve this goal by emphasizing asset quality and by maintaining high underwriting standards and active loan servicing programs while aggressively reserving against, managing and disposing of nonaccrual assets.

Lagging economic recovery did not hinder our community commercial lenders from achieving loan growth in 1995, with total loans at year end of $197.3 million, an increase of more than $4.5 million over 1994.

Westbank s investment portfolio totaled $35.1 million at year end compared to $29.5 million at the end of 1994, an increase of 18%, and included the origination and creation of $8.9 million of mortgage-backed securities.

Total deposits of $228 million include an increase of more than $3.6 million or 9% in new demand deposit accounts over the previous year. Growth in loans, investments and demand deposits enabled the Corporation to maintain a net interest margin of 4.94% for the year ended, with net interest income increasing by $874 thousand or 8% compared to 1994.

Westbank seeks to increase earnings through careful asset growth and by managing interest rate risk to maximize net interest income over time in changing interest rate environments, while meeting customers changing needs for deposit and loan products. The Corporation also earns fee income from checking and deposit services and from residential and commercial loan origination and loan servicing.

The Corporation controls expenses by delivering financial services to its growing customer base in an efficient manner. Westbank has expanded its customer base and achieved economies of scale in the last four years. During 1995, we successfully continued our quest to reduce the level of operating expenses, with the Cor-poration s core expenses declining by more than $80 thousand dollars, resulting in a most enviable efficiency ratio of 59%.

At year-end, the Corporation s capital totaled $17.7 million, an increase of more than $2 million or 15.4% compared to year end 1994 and the Corporation s capital ratio was 6.98%. Under Federal Deposit Insurance Corporation guidelines, our capital ratio exceeds the numeric criteria for a well- capitalized bank.

Westbank s longstanding commitment to address the needs of our local communities continues. The health of our business is tied to the health of the communities we serve, including low and moderate-income neighborhoods. Success in achieving this goal is evident by a regulatory rating of outstanding from the Federal Deposit Insurance Corporation after its recent community reinvestment examination of the Corporation s wholly owned subsidiary, Park West Bank and Trust Company.

The progress we made last year is gratifying, but we do not underestimate the work ahead to become the best community bank in the markets we serve. We ve resolved to build on our core business strengths and our deep-rooted customer relationships. Our mark-eting campaign entitled We have our roots where other banks have their branches encourages customers who want to establish deep-rooted banking relation-ships to abandon those big out- of-town banks and open their accounts at Westbank.

We improved our competitive position by opening supermarket branches in the Edwards Super Food Stores in Westfield and Chicopee. The success of these new ventures has been rewarding and we await regulatory approval to open our third supermarket branch in the Edwards Super Food Store in East Long-meadow. Supermarket branches are very successful in other areas of the country and we are in the forefront of this banking innovation.

Park West Bank and Trust Company s Trust Division has a reputation to be a very professional and concerned provider of personal service to those clients having a fiduciary relationship with the Bank. During the past four years our Trust Division has grown 33% in book value for trust and agency accounts under investment management. During the same period trust income increased 39% over total operating expenses. The book value of assets held by the Trust Division in various fiduciary capacities is $102,315,000. In today s environment, the Trust Division continues to maintain a conservative investment posture mindful of its fiduciary responsibility as a long-term investment manager for a variety of account types.

Because of recent banking merger and acquisition activity in Western Massachusetts, Westbank s Trust Division is an attractive alternative for individuals who want the expertise of large institutions in conjunction with the caring and understanding found only in a community bank such as Westbank.

As we move forward, our focus is to build upon our solid retail banking foundation. Particular areas of emphasis in 1996 will be our goals of increased lending volume, growth in non-interest income, maintenance of asset quality, and control of overhead expenses. We will pursue these goals while retaining our focus on superior customer service and, above all, the enhancement of our shareholders investment.

The future holds the familiar challenges of a changing interest rate environment, increased consolidation in the industry, and heavy competition in our market. We are confident, however, that we have the resources and the market presence to strengthen our competitive position and effect our central purpose of building value through people.

Our Board of Directors and employees are an integral part of Westbank s success. The results of their diligent efforts were highly evident last year and their continued dedication will keep moving us in the right direction in 1996. We would also like to express our appreciation to our shareholders. Your support will help ensure another successful year of Making the vision a reality.

Sincerely,

Alfred C. Whitaker              Donald R. Chase
Chairman of the Board           President and Chief Executive Officer

Business
Westbank Corporation and Subsidiaries

Corporate Organization

Westbank Corporation (hereinafter sometimes referred to as Westbank or the Corporation ) is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Park West Bank and Trust Company (hereinafter sometimes referred to as Park West or the Bank ) into additional financial services related to banking.

Park West Bank and Trust Company

Substantially all operating income and net income of the Corporation are presently accounted for by Park West. Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ( FDIC ), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through ten banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

Park West also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1995 amounted to $102,315,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

Employees

As of December 31, 1995, the Corporation and its subsidiaries had an equivalent of 111 full time officers and staff.

Competition

Westbank s banking, real estate activity and trust services are competitive with other Massachusetts financial institutions. Its service area is in Western Massachusetts, primarily Hampden County. Westbank s competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

Competition for trust services by major commercial banks is high, with continuing efforts by those banks to solicit new business. The Trust Department prides itself as one of the few remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

Selected Consolidated Financial Data
Westbank Corporation and Subsidiaries
Years Ended December 31,
(Dollars in Thousands Except Share Amounts)             1995           1994           1993           1992           1991
========================================================================================================================
Interest and dividend income                         $20,261        $17,046        $16,809        $18,948        $24,023
Interest expense                                       8,540          6,199          6,736          9,105         14,210
------------------------------------------------------------------------------------------------------------------------
Net interest income                                     11,7       2110,847         10,073          9,843          9,813
Provision for loan losses                              2,690          1,473            790          2,298          5,375
Non-interest income                                    2,917          2,459          2,861          3,376          2,451
Non-interest expense                                   8,515         10,088         10,072         10,165         15,980
------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes, (benefit)
    extraordinary item and cumulative effect
      of accounting change                             3,433          1,745          2,072            756        (9,091)
Income taxes (benefit)                                 1,080          (430)            525            202          (800)
------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item
    and cumulative effect of accounting change         2,353          2,175          1,547            554        (8,291)
Extraordinary item and
    cumulative effect of accounting change:
Extraordinary item-Tax benefit of
    net operating loss carryforward                                                                   202
Cumulative effect of accounting change
    for income taxes                                                                   400
------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $2,353         $2,175         $1,947           $756       $(8,291)
========================================================================================================================
Per common share data:
    Net earnings (loss) per share before
      extraordinary item and cumulative effect
          of accounting change                          $.72           $.68           $.48           $.18        $(2.66)
    Earnings per share attributable to:
      Extraordinary item                                                                              .06
      Cumulative effect of accounting change
          for income taxes                                                             .13
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) per share                           $.72           $.68           $.61           $.24        $(2.66)
========================================================================================================================
Cash dividends declared                                 $.20
Ending book value                                      $5.41          $4.79          $4.16          $3.60          $3.38
At December 31:
Total loans   net                                   $197,264       $192,677       $174,597       $175,065       $191,725
Total assets                                         253,777        243,313        228,863        234,448        240,957
Total non-performing assets                            7,904          7,435          7,042         12,348         17,948
Total deposits                                       227,962        218,563        202,431        211,745        217,490
Total stockholders  equity                            17,703         15,344         13,271         11,292         10,536
Average for year:
Loans                                               $197,562       $182,676       $171,814       $174,546       $205,873
Assets                                               253,024        232,922        227,579        235,614        263,799
Deposits                                             227,952        210,659        205,915        213,637        232,793
Stockholders  equity                                  16,755         14,722         12,322         10,855         15,859
Number of weighted shares outstanding              3,271,875      3,203,985      3,190,486      3,138,327      3,115,689
Selected ratios:
Rate of return (loss) on average total assets           .93%           .93%           .86%           .32%        (3.14)%
Rate of return (loss) on average
 stockholders  equity                                 14.04%         14.77%         15.80%          6.96%       (52.28)%
Stockholders  equity to total assets at year end       6.98%          6.31%          5.80%          4.82%          4.37%
Average total stockholders  equity to
 average total assets                                  6.62%          6.32%          5.41%          4.61%          6.01%
Allowance for loan losses to total loans
 at year end                                           1.84%          1.70%          1.95%          1.93%          1.82%
Non-performing loans as a percentage
  of total loans at year end                           3.43%          3.00%          2.18%          4.76%          6.64%
Net charge-offs as a percentage of average loans       1.17%           .89%           .44%          1.38%          2.90%
Other real estate owned as a percentage
 of total assets                                        .51%           .64%          1.38%          1.82%          1.88%

Management s Discussion and Analysis - Financial Results
Westbank Corporation and Subsidiaries

Management s discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto.

For 1995, the Corporation reported net income of $2,353,000 or $.72 per share after providing $2,690,000 for loan losses and $224,000 for other real estate owned (OREO), mainly in response to further declines in the real estate industry and the New England economy. This compares to net income for 1994 of $2,175,000, or $.68 per share. The Corporation s 1994 earnings reflected a provision for loan losses of $1,473,000 and $760,000 for OREO. Net interest income increased $874,000 from 1994 to 1995.

Non-interest expense, excluding the write-down of OREO and related operating expenses, amounted to $8,017,000 in 1995 compared to $8,852,000 in 1994, a decrease of $835,000, or 9%. Non-interest expense for 1994 reflects the write-down of $750,000 as the result of the employee defalcation as reported in the Corporation s 1994 Annual Report to Shareholders. During 1995, the Corporation filed an insurance claim for the full amount of the loss, and an insurance refund totaling $703,000 was received by the Corporation during October 1995 and is reflected in non-interest income.

Non-interest income increased by $458,000 from 1994 and reflects the recovery noted above, as well as an increase in Trust Department earnings and a decrease in service charges on deposit accounts of $111,000. Decreases in gain on sale of mortgages and sale of other real estate owned totaling $150,000 were the result of fewer sales during 1995 and overall market conditions.

Income taxes in 1995 totaled $1,080,000 an increase of $1,510,000 over 1994. Included in the 1994 results of operations is a tax benefit totaling $430,000. The benefit is primarily attributable to the utilization of net operating loss carryforwards of $237,000 and a decrease in the valuation allowance for deferred tax assets due to a change in judgement about the realizability of such deferred tax assets.

At December 31, 1995, the Corporation s total assets were $253,777,000, an increase of $10,464,000, or 4.3%, from $243,313,000 at year end 1994. The higher level of assets resulted primarily through an increase in net loans and investments totaling
$10,156,000 funded by the growth in deposits.

Non-performing assets amounted to $7,904,000, or 3.11% of total assets at December 31, 1995, compared with $7,435,000 or 3.06% at the end of 1994.

Since December 1994, Park West has been operating under a Memorandum of Understanding (the Memorandum ) with the Federal Deposit Insurance Corporation (the FDIC ) and the Commissioner of Banks for the Commonwealth of Massachusetts (the Commissioner ). On December 11, 1995 the Memorandum was revised. The Memorandum is an informal agreement with the FDIC and the Commissioner requiring Park West, among other things, to maintain a leverage capital ratio of at least 6%, to develop a written plan of action to lessen its risk exposure to certain borrowers and to refrain from extending or renewing credit to any borrower who has a loan or extension of credit with Park West that has been charged off or classified, without first obtaining majority approval of Park West s Board of Directors. Park West must maintain the allowance for loan losses at a level commensurate to the risk in the loan portfolio and correct other deficiencies noted in the exam. The Memorandum requires Park West to obtain approval from the FDIC and the Commissioner prior to paying or declaring a dividend. Finally, Park West is required to make quarterly reports to the FDIC and the Commissioner detailing the form and manner of action taken to secure compliance with the Memorandum.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ( FDICIA ) imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1995, Park West s capital was at a level that placed the Bank in the well capitalized category as defined by FDICIA.

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate deposit assessment reports exist. In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.

Westbank Corporation and Subsidiaries

The weak economy and real estate market continues to impair the financial results of the Corporation. Despite these weaknesses the Corporation has managed significant improvements in earnings and asset quality. As a result of the continued aggressive management of problem loans and an on-going expense reduction program, the board of directors and management believe the Corporation is positioned to comply with the Memorandum as well as the requirements of FDICIA.

Components of Capital


The following table presents the Corporation s components of Tier 1 leverage capital as of December 31. The table also presents the ratio of Tier 1 capital to total assets.

(Dollars in Thousands)                                       1995            1994          1993
========================================================================================================================
Stockholders  Equity
    Common stock                                           $6,443          $6,276        $6,251
    Additional paid-in-capital                              7,141           6,877         6,861
    Retained earnings                                       4,053           2,334           159
    Unrealized gain (loss) on
     securities available for sale                             66           (143)
------------------------------------------------------------------------------------------------------------------------
Total Capital                                             $17,703         $15,344       $13,271
========================================================================================================================
Ratio of Tier 1 leverage capital
    to total assets                                         6.98%           6.31%         5.80%

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers.
In this Corporation, Tier 1 includes the common stockholders equity; Tier 2, or supplementary capital, includes not only the equity, but also a portion of the allowance for loan losses.

The following are the Corporation s risk-based capital ratios at December 31, 1995:

Tier 1 risk-based capital (minimum required 4%)    9.98%
Total risk-based capital (minimum required 8%)    11.24%

GRAPH INSERT -

The following graph illustrates the Corporation's capital level for the years 1993 through 1995:

(Dollars in thousands)

                              1993         1994          1995

Capital                    $13,271      $15,344       $17,703


Asset/Liability Management and Interest Rate Sensitivity

The following table sets forth the distribution of the repricing of Westbank s earning assets and interest bearing liabilities as of December 31, 1995, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Westbank s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

Management s Discussion and Analysis - Financial Results (Continued)
Westbank Corporation and Subsidiaries
                                                        Three       Over Three     Over One         Over
                                                        Months       Months to      Year to         Five
(Dollars in Thousands)                                 or Less          A Year   Five Years        Years         Total
========================================================================================================================
Earning Assets
    Securities including
      mortgage-backed securities                        $643         $3,751        $20,645        $10,077        $35,116
    Interest bearing cash                                509                                                         509
    Loans                                             54,121         43,953         55,093         47,804        200,971
    Federal funds sold                                   900                                                         900
------------------------------------------------------------------------------------------------------------------------
                                                      56,173         47,704         75,738         57,881        237,496
Interest Bearing Liabilities
    Savings deposits                                                  3,193         28,735                        31,928
    NOW Accounts                                                      1,711         15,402                        17,113
    Money market account                              15,027                                                      15,027
    Negotiated rate certificates                       8,440          4,514                                       12,954
    Other time deposits                               45,104         35,113         26,742                       106,959
    Borrowed funds                                     7,177                                                       7,177
------------------------------------------------------------------------------------------------------------------------
                                                      75,748         44,531         70,879                       191,158
------------------------------------------------------------------------------------------------------------------------
Interest Rate
    Sensitivity Gap                                 (19,575)          3,173          4,859         57,881         46,338
Cumulative Interest Rate
    Sensitivity Gap                                $(19,575)      $(16,402)      $(11,543)        $46,338            $
========================================================================================================================
Interest Rate
    Sensitivity Gap Ratio                            (8.24)%          1.34%          2.04%       2  4.37%         19.51%
Cumulative Interest Rate
    Sensitivity Gap Ratio                            (8.24)%        (6.90)%        (4.86)%         19.51%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation s historical experience with $3,193,000 and $1,711,000, respectively, included in the three month to one year category and the remainder placed in the one to five year category of the interest bearing liabilities.

Westbank seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. In periods of rising interest rates, Westbank s negative interest rate sensitivity gap as to earning assets and interest-bearing liabilities maturing in less than one year may cause a diminution of Westbank s income; correspondingly, in periods of declining interest rates, a negative interest rate sensitivity gap may provide additional income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Westbank s earnings due to the rate of variability and short-term maturities of its earning assets.

Distribution of Assets, Liabilities and Stockholders Equity -
Interest Rates and Interest Differential

The following table presents the condensed average balance sheets for 1995, 1994 and 1993. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is also shown in the table:

Management s Discussion and Analysis - Financial Results (Continued)
Westbank Corporation and Subsidiaries
                                         1995                           1994                           1993
                                       Interest  Average              Interest  Average              Interest  Average
                              Average   Income/    Yield      Average  Income/    Yield      Average  Income/    Yield
(Dollars in Thousands)        Balance   Expense     Rate      Balance  Expense     Rate      Balance  Expense     Rate
========================================================================================================================
Assets
Securities:
    U.S. Treasury              $9,463      $600     6.34%     $10,536     $679     6.44%      $9,920     $653     6.58%
    Federal agencies           24,034     1,596     6.64       17,728    1,072     6.05       16,628    1,038     6.24
    Other securities            1,760       116     6.59        1,554      104     6.69        1,988      137     6.89
------------------------------------------------------------------------------------------------------------------------
Total securities               35,257     2,312     6.56       29,818    1,855     6.22       28,536    1,828     6.41
------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
    temporary investments         399        24     6.02          639       28     4.38        3,326       97     2.92
------------------------------------------------------------------------------------------------------------------------
Loans: (b)
    Commercial                 36,106     3,675    10.18       33,537    2,920     8.71       35,228    2,821     8.01
    Tax exempt-federal (a)        286        33    11.54          569       69    12.13          822       69     8.39
    Real estate               144,566    12,406     8.58      130,668   10,530     8.06      116,073   10,184     8.77
    Consumer                   16,604     1,578     9.50       17,902    1,519     8.49       19,691    1,702     8.64
------------------------------------------------------------------------------------------------------------------------
    Total loans               197,562    17,692     8.96      182,676   15,038     8.23      171,814   14,776     8.60
------------------------------------------------------------------------------------------------------------------------
Federal funds sold              4,182       244     5.83        3,759      148     3.94        4,554      131     2.88
------------------------------------------------------------------------------------------------------------------------
Total earning assets          237,400   $20,272    8.54%      216,892  $17,069    7.87%      208,230  $16,832    8.08%
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses     (3,349)                         (3,547)                        (3,499)
Cash and due from banks         9,418                           9,169                          8,965
Other assets                    9,555                          10,408                         13,883
------------------------------------------------------------------------------------------------------------------------
Total assets                 $253,024                        $232,922                       $227,579
========================================================================================================================

Liabilities and Stockholders  Equity
Interest-bearing deposits:
    Savings                   $33,026      $696    2.11%      $36,879     $778    2.11%      $37,529     $914    2.44%
    Money market               16,560       422     2.55       22,548      579     2.56       25,585      734     2.87
    Negotiated rate
        certificates           14,246       698     4.90        6,279      287     4.57        5,412      270     4.99
    Other time deposits       124,122     6,453     5.20      109,242    4,355     3.99      107,324    4,560     4.25
------------------------------------------------------------------------------------------------------------------------
    Total time deposits       187,954     8,269     4.40      174,948    5,999     3.43      175,850    6,478     3.68
Borrowed funds                  7,107       271     3.81        6,896      200     2.90        8,711      258     2.96
------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
    liabilities               195,061     8,540     4.38      181,844    6,199     3.41      184,561    6,736     3.65
Demand deposits                39,998                          35,711                         30,065
Other liabilities               1,210                             645                            631
Stockholders  equity           16,755                          14,722                         12,322
------------------------------------------------------------------------------------------------------------------------
Total liabilities and
    stockholders  equity     $253,024                        $232,922                       $227,579
========================================================================================================================
Net interest income                      11,732                         10,870                         10,096
Yield spread                                       4.16%                          4.46%                          4.43%
========================================================================================================================
Net yield on earning assets                        4.94%                          5.01%                          4.85%
========================================================================================================================
Deduct-Tax equivalent
    adjustment (a)                           11                             23                             23
========================================================================================================================
Net interest income                     $11,721                        $10,847                        $10,073
========================================================================================================================

(a) Interest income on non-taxable investment securities and loans includes the effects of tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.

(b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

During 1995, the yield spread declined to 4.16% from 4.46% in 1994 down 30 basis points. The Corporation s net interest margin decreased during 1995 to 4.94% from 5.01% in 1994 a decrease of 7 basis points. The section titled rate volume analysis further describes the change in yields.

Westbank Corporation and Subsidiaries

Rate/Volume Analysis of Interest Margin on Earning Assets

The following table sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1995 as compared with 1994 and 1994 compared with 1993.
                                     1995 Compared With 1994                            1994 Compared With 1993
------------------------------------------------------------------------------------------------------------------------
                                             Increase     Due to*                              Increase     Due to*
(Dollars in Thousands)      1995      1994 (Decrease)  Volume   Rate          1994       1993  (Decrease)  Volume   Rate
========================================================================================================================
Interest earned:
    Securities:
    U.S. Treasury           $600      $679      $(79)     $(69)  $(10)        $679      $653        $26       $40  $(14)
    Federal agencies       1,596     1,072        524       411    113       1,072     1,038         34        68   (34)
    Other securities         116       104         12        14    (2)         104       137        (33)      (29)   (4)
Interest-bearing cash         24        28        (4)      (13)      9          28        97       (69)     (112)     43
Loans:
    Commercial             3,675     2,920        755       236    519       2,920     2,821         99     (139)    238
    Tax exempt -federal       33        69       (36)      (33)    (3)          69        69                 (25)     25
    Real estate           12,406    10,530      1,876     1,168    708      10,530    10,184        346     1,212  (866)
    Consumer               1,578     1,519         59     (114)    173       1,519     1,702      (183)     (153)   (30)
Federal funds sold           244       148         96        18     78         148       131         17      (26)     43
------------------------------------------------------------------------------------------------------------------------
                          20,272    17,069      3,203     1,618  1,585      17,069    16,832        237       836  (599)
------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Savings                  696       778       (82)      (82)                778       914       (136)     (15)  (121)
    Money market             422       579      (157)     (155)    (2)         579       734       (155)     (81)   (74)
    Negotiated rate
      certificates           698       287        411       388     23         287       270          17       40   (23)
    Other time deposits    6,453     4,355      2,098       651  1,447       4,355     4,560       (205)       79  (284)
    Borrowed funds           271       200         71         6     65         200       258        (58)     (53)    (5)
------------------------------------------------------------------------------------------------------------------------
                           8,540     6,199      2,341       808  1,533       6,199     6,736       (537)     (30)  (507)
------------------------------------------------------------------------------------------------------------------------
                         $11,732   $10,870       $862      $810    $52     $10,870   $10,096        $774     $866  $(92)
========================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume has been allocated between rate and volume based on changes in rates times the prior year s volume and the changes in volume times the prior year s rate.

Net interest income on a taxable equivalent basis for 1995 increased to $11,732,000, up 7.9% from $10,870,000 in 1994. A 9.5% increase in average earning assets and a 67 basis point increase in average rate of return resulted in an increase in volume of $1,618,000 and a increase in rate of $1,585,000. An increase of 7.3% in average interest bearing liabilities and a 97 basis point increase in average rate of interest paid contributed to an increase in volume and rate of $808,000 and $1,533,000, respectively.

Liquidity

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. At December 31, 1995, Westbank s ratio of such assets to total deposits was 16.61%. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank (FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 7 in the Notes To Consolidated Financial Statements for a discussion of the Corporation s external sources of liquidity.

Westbank Corporation and Subsidiaries

Investment Portfolio

Refer to Note 2 in the Notes To Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1995 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation s securities held to maturity at December 31:

GRAPH INSERT -

The following graph demonstrates the mix of the Corporation's investments at December 31, 1995:

(Dollars in thousands)
                                 Amount       % of Portfolio

U.S. Government Bonds            $8,893                25.9%
Federal agency obligations      $14,876                43.3%
Other debt securities            $1,515                 4.4%
Mortgage-backed securities       $9,073                26.4%

                                                               1995           1994           1993
========================================================================================================================
U. S. Government obligations                                 $5,998         $6,499        $10,691
Federal agency obligations                                   10,678         13,694         14,304
Mortgage-backed securities                                      274            331            401
Other debt securities                                         1,259          1,270          1,637
Marketable equity securities                                                                    1
------------------------------------------------------------------------------------------------------------------------
                                                            $18,209        $21,794        $27,034
========================================================================================================================

The following table shows the fair value (in thousands) of the
Corporation s securities available for sale at December 31:
                                                               1995           1994          1993
========================================================================================================================
U. S. Government obligations                                 $2,933         $3,329          $
Federal agency obligations                                    4,120          4,161
Mortgage-backed securities                                    8,941                        5,085
Other debt securities                                           257            254
Marketable equity securities                                    656              9
------------------------------------------------------------------------------------------------------------------------
                                                             16,907          7,753         5,085
Gross unrealized (gain) loss on
    securities available for sale                             (115)            248         (140)
------------------------------------------------------------------------------------------------------------------------
Amortized cost                                              $16,792         $8,001        $4,945
========================================================================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1995:

                         Within 1 Year      1 to 5 Years        5 to 10 Years       After 10 Years
                      Weighted            Weighted            Weighted            Weighted            Weighted     Total
                       Average Amortized   Average Amortized   Average Amortized   Average Amortized   Average Amortized
                         Yield      Cost     Yield      Cost     Yield      Cost     Yield      Cost     Yield      Cost
========================================================================================================================
U. S. Government
  obligations            6.30%    $1,898     6.41%    $6,995         %        $          %    $           6.39%    $8,893
Federal agency
  obligations             4.68     1,600      5.52    10,776      7.10     2,500                          5.69    14,876
Other debt
  securities              8.66       253      7.21     1,262                                              7.45     1,515
Mortgage-backed
  securities                                                      8.20       125      7.56     8,948      7.57     9,073
------------------------------------------------------------------------------------------------------------------------
Total debt
  securities                      $3,751             $19,033              $2,625              $8,948             $34,357
========================================================================================================================

(a) The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries

Loan Portfolio

The following table sets forth the classification (in thousands) of the Corporation s loans by major category at December 31:
                                                        1995           1994           1993           1992           1991
========================================================================================================================
Commercial                                           $35,116        $34,306        $30,431        $31,006        $41,577
------------------------------------------------------------------------------------------------------------------------
Real Estate:
    Construction                                       7,550          8,517          8,491          6,501          5,980
    Residential (1-4 family)                          99,321         81,333         70,530         66,154         58,428
    Residential (5 or more)                            2,632          4,034          4,852          3,286          3,315
    Commercial properties                             47,566         58,310         53,768         57,225         67,732
------------------------------------------------------------------------------------------------------------------------

Total Real Estate                                    157,069        152,194        137,641        133,166        135,455
------------------------------------------------------------------------------------------------------------------------

Consumer                                               8,896          9,383          9,282         11,231         12,108
------------------------------------------------------------------------------------------------------------------------
Lease financing                                          230            352            932          3,349          6,348
------------------------------------------------------------------------------------------------------------------------

    Gross loans                                      201,311        196,235        178,286        178,752        195,488
Unearned discount                                                                                     (4)            (5)
Deferred loan origination
    fees-net of costs                                  (340)          (233)          (217)          (241)          (208)
------------------------------------------------------------------------------------------------------------------------
Total Loans                                          200,971        196,002        178,069        178,507        195,275
Allowance for loan
    losses                                           (3,707)        (3,325)         3,472)        (3,442)        (3,550)
------------------------------------------------------------------------------------------------------------------------
Net loans                                           $197,264       $192,677       $174,597       $175,065       $191,725
========================================================================================================================

The Corporation s loan portfolio is not concen- trated within a single industry or a group of related industries, however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts area. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $1,334,000, or 7.5% of stockholders equity as of December 31, 1995.

GRAPH INSERT -

The following graph demonstrates mix of the Corporation's loan portfolio at December 31, 1995:

(Dollars in thousands)

                                    Amount           % of Portfolio

Commercial loans                   $35,116                    17.4%
Consumer and other loans            $9,126                     4.5%
Residential mortgages              $99,321                    49.3%
Commercial mortgages               $57,748                    28.7%


The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1995:

(Dollars in Thousands) 								12 Months   1 - 5	  After
                                                    or Less     Years     5 Years      Total
========================================================================================================================
Commercial                                          $13,334     $14,398    $7,384    $35,116
Real estate-construction                              6,493       1,057         -      7,550
------------------------------------------------------------------------------------------------------------------------
Totals                                              $19,827     $15,455    $7,384    $42,666
========================================================================================================================

Of the commercial loans which mature beyond one year approximately $9,611,000 have fixed rates and the remaining $12,171,000 are floating rate loans. Of the construction loans that mature after one year, $811,000 are loans with floating rates.

Westbank Corporation and Subsidiaries

Loan Loss Experience

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1995, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:
Year Ended December 31,
(Dollars in Thousands)                                  1995           1994           1993           1992           1991
========================================================================================================================
Balance at beginning of year                          $3,325         $3,472         $3,442         $3,550         $4,145
Provision charged to expense                           2,690          1,473            790          2,298          5,375
------------------------------------------------------------------------------------------------------------------------
                                                       6,015          4,945          4,232          5,848          9,520
------------------------------------------------------------------------------------------------------------------------
Charge-offs:
    Loans secured by real estate                       2,129          1,291            152          1,150          2,444
    Construction/land development                                                      230            344            821
    Commercial and
      industrial loans                                   230            480            638            866          2,286
    Consumer loans                                       119             91             84            155            408
    Lease financing receivables                            5              7             55            100            218
------------------------------------------------------------------------------------------------------------------------
                                                       2,483          1,869          1,159          2,615          6,177
------------------------------------------------------------------------------------------------------------------------
Recoveries:
    Loans secured by real estate                          24             25            259             20             31
    Construction/land developing                          75                            11             25            114
    Commercial and
      industrial loans                                    45            204             45             11             14
    Consumer loans                                        25             14             39             34             46
    Lease financing receivables                            6              6             45            119              2
------------------------------------------------------------------------------------------------------------------------
                                                         175            249            399            209            207
------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                        2,308          1,620            760          2,406          5,970
------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                $3,707         $3,325         $3,472         $3,442         $3,550
========================================================================================================================
Average loans outstanding                           $197,562       $182,676       $171,814       $174,546       $205,873
========================================================================================================================
Net charge-offs as a percentage
    of average loans                                   1.17%           .89%           .44%          1.38%          2.90%
Net charge-offs as a percentage of
    the allowance at January 1                        69.41%         46.66%         22.08%         67.77%        144.03%
Allowance as a percentage of total
    loans at December 31                               1.84%          1.70%          1.95%          1.93%          1.82%
Allowance as a percentage of non-
    performing loans
    at December 31                                    53.76%         56.52%         89.46%         40.51%         27.35%

Westbank Corporation and Subsidiaries

Allocation of the balance of the allowance for loan losses
applicable to:
(Dollars in Thousands)                      1995              1994              1993              1992              1991
========================================================================================================================
                                            % of              % of              % of              % of              % of
                                        Loans to          Loans to          Loans to          Loans to          Loans to
                                           Total             Total             Total             Total             Total
                                  Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
------------------------------------------------------------------------------------------------------------------------
Loans secured by
    real estate                   $2,717  74.23%    $2,496  73.18%    $1,619  72.39%    $1,474  70.82%    $1,039  66.20%
Construction/land
    development                      150    3.76       127    4.35              4.79              3.64       311    3.06
Commercial and industrial
    loans                            687   17.47       514   17.50        85   17.09       287   17.37       386   21.29
Consumer loans                        89    4.43       125    4.79              5.21              6.29              6.20
Lease financing receivables           64     .11        63     .18               .52              1.88              3.25
Unallocated                                                            1,568     N/A     1,681     N/A     1,814     N/A
------------------------------------------------------------------------------------------------------------------------
                                  $3,707 100.00%    $3,325 100.00%    $3,472 100.00%    $3,442 100.00%    $3,550 100.00%
========================================================================================================================


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
(Dollars in Thousands)                                  1995           1994           1993           1992           1991
========================================================================================================================
Loans on a non-accrual basis                          $6,180         $4,890         $3,057         $7,353        $10,092
========================================================================================================================
Non-accrual loans as a percentage
    of total net loans outstanding                     3.13%          2.54%          1.75%          4.20%          5.26%
Non-accrual loans as a percentage
    of total assets                                    2.44%          2.01%          1.34%          3.14%          4.19%
Loans contractually past due 90
    days or more and still accruing                     $277           $492           $330           $724         $2,884
========================================================================================================================

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $354, $342, $126, $124, and $346 for 1995, 1994,
1993, 1992, and 1991, respectively. Interest income included in the results of operations relating to these loans was $20,000 in 1994.

The increase in non-accrual loans from 1994 is attributable to management moving two loans totaling approximately $4,000,000 to non-performing status during the third quarter of 1995. The classification to non-performing status was in response to deterioration of these two borrowers and managements aggressive action in an attempt to resolve them. Each of the loans is real estate related. The increase in the provision for loan losses and charge offs during 1995 are directly related to the loans referred to above.

As described in Note 1, on January 1, 1995 the Bank adopted
Statement of Financial Accounting Standards ( SFAS ) No.  114,
Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures.

Under this guidance the Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan s effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment.

Westbank Corporation and Subsidiaries

The Bank evaluates each impaired loan to determine the income recognition policy. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1995 on impaired loans was not significant.

At December 31, 1995, the recorded investment in impaired loans was $4,735,000, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1995, the average recorded investment in impaired loans was $2,201,000.

As a result of adopting SFAS 114, in-substance foreclosures totalling $1,979,000, $5,988,000 and $575,000 as of December 31,
1993, 1992 and 1991, respectively, were reclassified to loans and are included in non-accrual loans above.

Restructured Loans

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans modified prior to December 31, 1994 which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or inte rest and are not considered to be impaired. Those entered into after December 31, 1994 are considered to be impaired as defined by SFAS No. 114 described above. Restructured loans, which are classified as accruing loans, amounted to $439,000 in 1995, $501,000 in 1994, $494,000 in 1993, $420,000 in 1992 and none during 1991. The average current yield on these loans was approximately 8.67% for 1995. The following is an analysis of interest income related to restructured loans which are classified as accruing loans:

Year Ended December 31,
(Dollars in Thousands)                                                 1995           1994           1993           1992
========================================================================================================================
Interest income that would have
    been recognized if the
    loans had been current
    at original contractual rates                                       $46            $50            $45            $12
Amount recognized as
    interest income                                                      43             42             41              8
------------------------------------------------------------------------------------------------------------------------
Reduced interest income                                                  $3             $8             $4             $4
========================================================================================================================

Other Real Estate Owned

The following table sets forth information regarding other real estate owned:
(Dollars in Thousands)                                  1995           1994           1993           1992           1991
========================================================================================================================
Other real estate owned - net                         $1,008         $1,552         $3,161         $4,271         $4,972
Other real estate held for investment                    292
------------------------------------------------------------------------------------------------------------------------
                                                      $1,300         $1,552         $3,161         $4,271         $4,972
========================================================================================================================
Other real estate owned as a
    percentage of total assets                          .51%           .64%          1.38%          1.82%          2.06%
========================================================================================================================

Deposits

The following table sets forth the average amounts of various classifications of deposits:

                                                                    1995                  1994                  1993
========================================================================================================================
(Dollars in Thousands)                                        Amount    Rate        Amount    Rate        Amount    Rate
------------------------------------------------------------------------------------------------------------------------
Savings                                                      $33,026   2.11%       $36,879   2.11%       $37,529   2.44%
Money market                                                  16,560    2.55        22,548    2.56        25,585    2.87
Negotiated rate certificates                                  14,246    4.90         6,279    4.57         5,412    4.99
Other time deposits                                          124,122    5.20       109,242    3.99       107,324    4.25
------------------------------------------------------------------------------------------------------------------------
                                                             187,954   4.40%       174,948   3.43%       175,850   3.68%
Demand deposits                                               39,998                35,711                30,065
------------------------------------------------------------------------------------------------------------------------
                                                            $227,952              $210,659              $205,915
========================================================================================================================

Westbank Corporation and Subsidiaries

Certificates of deposits of $100,000 and over at December 31, 1995 had the following maturities:
                                                                   3 Months         3 to 6        6 to 12
(Dollars in Thousands)                                              or Less         Months         Months          Total
========================================================================================================================
    Totals                                                           $8,440         $2,655         $1,859        $12,954
========================================================================================================================

Return on Equity and Assets

The Corporation s return on average assets, return on average equity, average equity to average assets ratio and dividend payout ratio, for each of the years ended December 31, were as follows:

                                                                                      1995           1994           1993
========================================================================================================================
Return on average total assets                                                        .93%           .93%           .86%
Return on average stockholders  equity                                               14.04          14.77          15.80
Average stockholders  equity to average total assets                                  6.62           6.32           5.41
Dividend payout ratio                                                                27.78

Borrowings

The following table summarizes borrowings.  Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:
(Dollars in Thousands)                                                                1995           1994           1993
========================================================================================================================
Balance at year end                                                                 $7,177         $8,625        $12,420
Average amount outstanding                                                          $7,107         $6,896         $8,711
Maximum amount outstanding at any month-end                                         $9,675        $13,961        $12,420
Average interest rate for the year                                                   3.78%          2.90%          2.96%
Average interest rate on year-end balance                                            3.38%          4.20%          2.94%

Management s Discussion and Analysis of the Statements of Income

In the following sections of Management s Discussion and Analysis of the Statements of Income, the comparative results of 1995, 1994 and
1993 will be covered in greater detail.  The principal earning assets of the holding company consist of a commercial bank, Park
West Bank and Trust Company.  Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities.  Presented below is a comparative summary of
percentages of increases and decreases for the three years ended
December 31, 1995.  The significant changes are discussed in the analysis that follow the summary.
                                                                                                              Percentage
                                                                                                  of increase (decrease)
========================================================================================================================
                                                                                                      1995          1994

                                                                                                      Over          Over

(Dollars in Thousands)                                      1995          1994          1993          1994          1993
------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $11,721       $10,847       $10,073         8.06%         7.68%
Provision for loan losses                                  2,690         1,473           790         82.62         86.46
Non-interest income                                        2,917         2,459         2,861         18.63       (14.05)
Non-interest expense                                       8,515        10,088        10,072       (15.59)           .16
Income taxes (benefit)                                     1,080         (430)           525
------------------------------------------------------------------------------------------------------------------------
Net income before
    cumulative effect of
      accounting change                                    2,353         2,175         1,547          8.18         40.59
Cumulative effect of accounting
    change for income taxes                                                              400
------------------------------------------------------------------------------------------------------------------------
Net Income                                                $2,353        $2,175        $1,947         8.18%        11.71%
========================================================================================================================

Interest Income

Westbank s earning assets include a diverse portfolio of interest earning instruments ranging from Westbank s core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Westbank Corporation and Subsidiaries

Total interest income for 1995 amounted to $20,261,000 as compared to $17,046,000 for 1994 and $16,809,000 for 1993. For 1995 this represents an increase of $3,215,000 or 19% over 1994, while interest income increased by $237,000 or 1.4% in 1994 versus 1993. The increase in 1995 is the result of an increase in average earning assets of $20,508,000 or 9% and an increase of 67 basis points in average earning interest rate. The increase in 1994 over 1993 is the result of an increase in average earning assets of $8,622,000 combined with a 21 basis point reduction in average earning interest rate.

Interest Expense

Interest expense for 1995 on deposits and borrowings amounted to $8,540,000 as compared to $6,199,000 in 1994 and $6,736,000 for
1993. Interest expense increased by $2,341,000 or 37% during 1995 compared to 1994 and 1994 interest expense declined by $537,000 or 8% versus 1993. The 1995 increase is the result of an increase of average interest bearing liabilities of $13,217,000 and a 97 basis point increase in the average rate of interest paid compared to 1994. The decline in interest expense during 1994 versus 1993 is the result of a decrease of average interest bearing liabilities of $2,717,000 combined with a decrease of 24 basis points on average interest rate paid.

Net Interest Income

Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. For analytical purposes, the interest earned on tax exempt assets is adjusted to a tax equivalent basis using statutory rates to recognize the income tax savings which facilitates comparison between taxable and tax exempt assets.

Westbank s management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders equity).

GRAPH INSERT -

The following graph illustrates the growth in net interest income for the periods 1993 through 1995:

(Dollars in thousands)

             1993     $10,096
             1994     $10,870
             1995     $11,732

The following table sets forth Westbank s net interest income on a taxable equivalent basis:

(Dollars in Thousands)                                                                  1995          1994          1993
========================================================================================================================
Total interest income                                                                $20,261       $17,046       $16,809
Total interest expense                                                                 8,540         6,199         6,736
------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                   11,721        10,847        10,073
Tax equivalent adjustment
    to interest income                                                                    11            23            23
------------------------------------------------------------------------------------------------------------------------
Net interest income
    (taxable equivalent)                                                             $11,732       $10,870       $10,096
========================================================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS
section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

Provision for Loan Losses

The 1995 provision for loan losses totalled $2,690,000 compared with $1,473,000 in 1994, an increase of 83%. During 1994 the provision increased by $683,000 over 1993 representing an increase of 86%.
The increase in the provision for loan losses during 1995 is directly attributable to the increase in non-performing loans primarily during the third quarter, and managements aggressive action in attempting to resolve them. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

Westbank Corporation and Subsidiaries

Non-Interest Income

Income from sources other than interest was $2,917,000 in 1995, an increase of $458,000 from the prior year and an increase of $56,000 versus 1993. Non-interest income for 1995 reflects an increase in Trust Department earnings, a decrease in service charges on deposit accounts of $111,000 and decreases from the gain on sale of mortgages and sale of other real estate owned totaling $150,000 compared to 1994. 1995 also reflects the recovery of an insurance claim totaling $703,000 relating to the loss resulting from the employee defalcation previously discussed.

Non-Interest Expense

GRAPH INSERT -

The following graph illustrates the level of non-interest expense for the years 1993 through 1995:

(Dollars in thousands)

                 1993       $10,072
                 1994       $10,088
                 1995        $8,515

The components of other operating expenses at December 31 are as follows:
(Dollars in Thousands)                                                                  1995          1994          1993
========================================================================================================================
Salaries and benefits                                                                 $3,845        $3,939        $3,656
Occupancy                                                                                513           555           504
Write-down of other
    real estate owned                                                                    224           760         1,164
Other real estate
    owned expense                                                                        274           476           633
Other non-interest expense                                                             3,659         4,358         4,115
------------------------------------------------------------------------------------------------------------------------
                                                                                      $8,515       $10,088       $10,072
========================================================================================================================

Overall non-interest expense declined during 1995 by $1,573,000 versus 1994 and $1,557,000 compared to 1993. During 1995 salaries and benefits decreased by $94,000 reflecting the savings of outsourcing the Corporation s transit and statement rendering functions offset partially as a result of two new branch locations and the associated staffing requirements. Similarly, occupancy decreased by $42,000 as a result of the outsourcing described above. Other real estate owned expenses declined by $738,000 during 1995 the result of less real estate under management by the Bank during the current year. Finally, other non-interest expense decreased in 1995 by $699,000, the result of the Corporation reflecting a loss of $750,000 in 1994 for the alleged employee defalcation previously discussed.

Income Taxes

The Financial Accounting Standards Board issued a Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ( SFAS No. 109 ) in February, 1992. The Statement requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. Effective January 1, 1993, the Corporation prospectively adopted SFAS No. 109, resulting in a $400,000 benefit which has been reported as a cumulative effect of the change in accounting principle.

For the year ended December 31, 1995 Westbank Corporation recorded a tax expense of $1,080,000 compared to 1994, when the Corporation recorded a tax benefit of $430,000, which was primarily the result of the utilization of net operating loss carryforwards of $237,000 and a decrease in a valuation allowance of $771,000 pertaining to deferred tax assets offset by the provision for current taxes.

Income taxes for 1993 totaled $525,000 offset by a $400,000 benefit recorded as a cumulative effect of accounting change for income taxes, which is the result of the Corporation adopting SFAS No.
109.

Net Income

The net income for 1995 of $2,353,000, or $.72 per share, is based on a weighted average of 3,271,875 shares outstanding, compared with a net income for 1994 of $2,175,000, or $.68 based on a weighted average of 3,203,985 shares outstanding and net income for 1993 of $1,947,000 or $.61 based on a weighted average shares of 3,190,486.

Independent Auditors  Reports
Westbank Corporation and Subsidiaries

Independent Auditors  Report

The Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheets of Westbank Corporation and Subsidiaries (the Corporation ) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbank Corporation and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As described in Note 1, the Corporation changed its method of accounting for securities as of January 1, 1994.

DELOITTE & TOUCHE LLP

Hartford, Connecticut
January 25, 1996

Independent Auditors  Report

The Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated statements of income, stockholders equity and cash flows of Westbank Corporation and subsidiaries for the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Westbank Corporation and Subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Corporation adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

KPMG PEAT MARWICK LLP

Springfield, Massachusetts
January 28, 1994

Consolidated Balance Sheets
Westbank Corporation and Subsidiaries
December 31,
(Dollars in Thousands, except share amounts)                                                          1995          1994
========================================================================================================================
Assets
Cash and due from banks:
    Non-interest bearing                                                                           $11,195       $10,425
    Interest bearing                                                                                   509           275
------------------------------------------------------------------------------------------------------------------------
                                                                                                    11,704        10,700
Federal funds sold                                                                                     900         1,000
------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                                     12,604        11,700
Securities (Note 2):
Investment securities available for sale
    (amortized cost of $16,792 in 1995 and $8,001 in 1994)                                          16,907         7,753
Investment securities held to maturity
    (fair value of $18,402 in 1995 and $20,958 in 1994)                                             18,209        21,794
------------------------------------------------------------------------------------------------------------------------
      Total securities                                                                              35,116        29,547
------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                         8,826
Loans, net of allowance for loan losses
    of $3,707 in 1995 and $3,325 in 1994                                                           188,438       192,677
------------------------------------------------------------------------------------------------------------------------
      Total Loans, Net (Note 3)                                                                    197,264       192,677
------------------------------------------------------------------------------------------------------------------------
Property and equipment (Note 4)                                                                      3,643         3,417
Other real estate owned, net of allowance for losses
    of $65 in 1995 and $231 in 1994 (Note 5)                                                         1,300         1,552
Accrued interest receivable                                                                          1,658         1,668
Deferred premium on loans sold                                                                          39           112
Deferred income taxes (Note 8)                                                                         364         1,245
Income taxes refundable (Note 8)                                                                       314           103
Other assets                                                                                         1,475         1,292
------------------------------------------------------------------------------------------------------------------------
          Total assets                                                                            $253,777      $243,313
========================================================================================================================

Liabilties and Stockholders  Equity
Deposits (Note 6):
    Non-interest bearing                                                                           $43,981       $40,399
    Interest bearing                                                                               183,981       178,164
------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                 227,962       218,563
Borrowed funds (Note 7)                                                                              7,177         8,625
Interest payable on deposits                                                                           309           240
Other liabilities                                                                                      626           541
------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                              236,074       227,969
Commitments and contingent liabilities (Notes 11 and 12)
Stockholders  equity (Note 14):
    Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
    Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      3,221,603 shares in 1995 and 3,138,167 shares in 1994                                          6,443         6,276
    Additional paid-in capital                                                                       7,141         6,877
    Retained earnings                                                                                4,053         2,334
    Unrealized gain (loss) on securities available for sale                                             66         (143)
------------------------------------------------------------------------------------------------------------------------
    Total stockholders  equity                                                                      17,703        15,344
------------------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders  equity                                              $253,777      $243,313
========================================================================================================================
See notes to consolidated financial statements.

Consolidated Statements of Income
Westbank Corporation and Subsidiaries
Years ended December 31,
(Dollars in Thousands, except share amounts)                                            1995          1994          1993
========================================================================================================================
Interest and dividend income:
    Interest and fees on loans                                                       $17,681       $15,015       $14,756
    Interest from temporary investments                                                  268           176           147
    Interest and dividend income from securities                                       2,312         1,855         1,906
------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                              20,261        17,046        16,809
Interest expense:
    Interest on time deposits                                                          7,574         5,712         6,207
    Interest on certificates of deposit - $100,000 or more                               695           287           270
    Interest on borrowed funds                                                           271           200           259
------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                           8,540         6,199         6,736
------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                                  11,721        10,847        10,073
Provision for loan losses (Note 3)                                                     2,690         1,473           790
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                    9,031         9,374         9,283
Non-interest income:
    Trust department income                                                              354           329           316
    Service charges on deposits                                                          851           962         1,123
    Gain (loss) on sale of mortgage loans/servicing rights                               (4)            77           187
    Gain on sale of securities available for sale                                        145           145           339
    Gain on sale of other real estate owned                                               13            82            43
    Other non-interest income (Note 13)                                                1,558           864           853
------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                        2,917         2,459         2,861
------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
    Salaries and wages                                                                 3,181         3,331         3,099
    Pension and employee benefits (Note 9)                                               664           608           557
    Occupancy expense                                                                    513           555           504
    Depreciation and amortization expense                                                453           550           787
    Write-down of other real estate owned                                                224           760         1,164
    Other real estate owned expenses                                                     274           476           633
    Other non-interest expense (Note 13)                                               3,206         3,808         3,328
------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                       8,515        10,088        10,072
------------------------------------------------------------------------------------------------------------------------
Income before income taxes, (benefit)
    and cumulative effect of accounting change                                         3,433         1,745         2,072
Income taxes (benefit) (Note 8)                                                        1,080         (430)           525
Net income before cumulative effect
    of accounting change                                                               2,353         2,175         1,547
Cumulative effect of accounting change
    for income taxes (Note 8)                                                                                        400
------------------------------------------------------------------------------------------------------------------------
      Net income                                                                      $2,353        $2,175        $1,947
========================================================================================================================
Net earnings per share before
    cumulative effect of accounting change                                              $.72          $.68          $.48
Net earnings per share attributable to
    cumulative effect of accounting change                                                                           .13
------------------------------------------------------------------------------------------------------------------------
Net earnings per share                                                                  $.72          $.68          $.61
========================================================================================================================
Weighted average shares and equivalent shares outstanding                          3,271,875     3,203,985     3,190,486
========================================================================================================================
See notes to consolidated financial statements.

Consolidated Stament of Stockholder  Equity
Westbank Corporation and Subsidiaries
                                                                                    Retained          Unrealized
                                                    Common Stock    Additional      earnings         gain (loss)
                                                              Par      paid-in  (accumulated       on securities
(Dollars in Thousands, except share amounts)       Shares   Value      capital      deficit)  available for sale   Total
========================================================================================================================
Balance, December 31, 1992                      3,115,689  $6,231       $6,849      $(1,788)          $          $11,292
Net income                                                                             1,947                       1,947
Shares issued under stock
    option plan                                     5,700      12                                                     12
Shares issued under stock
    purchase plan                                   4,117       8           12                                        20
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                      3,125,506   6,251        6,861           159                      13,271
Net income                                                                             2,175                       2,175
Shares issued:
    Stock option plan                               7,864      16                                                     16
    Dividend reinvestment
      and stock purchase plan                       4,797       9           16                                        25
Cumulative effect of implementing
    accounting standard for securities
    as of January 1, 1994                                                                                  233       233
Changes in unrealized loss on securities
    available for sale                                                                                    (376)    (376)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                      3,138,167   6,276        6,877         2,334              (143)   15,344
Net income                                                                             2,353                       2,353
Cash dividends declared ($.20 per share)                                               (634)                       (634)
Shares issued:
    Stock option plan                              16,342      33            4                                        37
    Dividend reinvestment
      and stock purchase plan                      67,094     134          260                                       394
Change in unrealized gain (loss)
    on securities available for sale                                                                        209      209
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                      3,221,603  $6,443       $7,141        $4,053                $66  $17,703
========================================================================================================================
See notes to consolidated financial statements.


Consolidated Statements of Cash Flows
Westbank Corporation and Subsidiaries

For the years ended December 31,
(Dollars in Thousands)                                                               1995          1994          1993
========================================================================================================================
Operating activities:
    Net income                                                                     $2,353        $2,175        $1,947
    Adjustments to reconcile net income to
      net cash provided by operating activities:
          Provision for loan losses                                                  2,690         1,473           790
          Provision for other real estate owned                                        224           760         1,164
          Depreciation and amortization                                                  453           550           787
          Realized gain on sale of securities                                          (145)         (145)         (339)
          Realized gain on sale of other real estate owned                              (13)          (82)          (43)
      Change in:
          Loans held for sale                                                        (4,154)
          Accrued interest receivable                                                     10         (108)           174
          Income taxes refundable                                                      (211)          (53)           (6)
          Deferred taxes                                                                 881         (876)         (400)
          Other assets                                                                 (183)         (319)           197
          Interest payable on  deposits                                                   69         (301)         (308)
          Other liabilities                                                               85           341         (229)
------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                  2,059         3,415         3,734
------------------------------------------------------------------------------------------------------------------------
Investing activities:
    Securities:
      Held to maturity:
          Purchases                                                                  (4,500)       (5,747)
          Proceeds from maturities                                                     8,085           169
      Available for sale:
          Purchases                                                                 (14,866)       (6,740)
          Proceeds from sales                                                          4,912         7,738
          Proceeds from maturities                                                     1,308         7,014
      Investments:
          Purchases                                                                                             (23,908)
          Proceeds from sales                                                                                     15,514
          Proceeds from maturities                                                                                 7,570
    Purchases of premises and equipment                                                (960)         (879)         (318)
    Net increase in loans                                                            (3,847)      (21,808)       (4,097)
    Proceeds from sale of other real estate owned                                        965         3,186         3,836
------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                    (8,903)      (17,067)       (1,403)
------------------------------------------------------------------------------------------------------------------------
Financing activities:
    Proceeds from borrowed funds                                                                    15,099           969
    Repayment of borrowed funds                                                      (2,676)      (15,716)         (797)
    Net increase (decrease) in deposits                                                9,399        16,132       (9,314)
    Net increase (decrease) in short-term borrowings                                   1,228       (3,178)         2,146
    Proceeds from exercise of stock options and stock purchase plan                      431            41            32
    Dividends paid                                                                     (634)
------------------------------------------------------------------------------------------------------------------------
            Net cash used by financing activities                                      7,748        12,378       (6,964)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                         904       (1,274)       (4,633)
Cash and cash equivalents at beginning of year                                        11,700        12,974        17,607
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                             $12,604       $11,700       $12,974
========================================================================================================================
Cash paid during the year:
    Interest on deposits and other borrowings                                         $8,471        $6,499        $7,044
    Income taxes                                                                         520           366           500
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Westbank Corporation and Subsidiaries

1 - Summary of Significant
        Accounting Policies

The accounting and reporting policies of Westbank Corporation (the Corporation ) and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Nature of Operations

The Corporation operates ten banking offices located in Hampden County and also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation s primary source of revenue is providing loans to customers, predominately located in Western Massachusetts.

Use of Estimates in the Preparation of Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

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

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank s allowances for losses on loans and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Park West Bank and Trust Company ( Park West or the Bank ), its subsidiaries, Lorac Leasing Corp., and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation.

Cash and Cash Equivalents

The Corporation defines cash and due from banks and federal funds sold to be cash equivalents.

Securities

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investment in Debt and Equity Securities ( SFAS No. 115 ) addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

Held to Maturity Securities - reported at amortized cost.

Trading Securities - reported at fair value with unrealized gains/losses included in earnings.

Available for Sale - reported at fair value, with unrealized gains/losses, net of income taxes, excluded from earnings and reported as a separate component of shareholders equity.

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes reported as a separate component of shareholders equity. The Corporation classifies all securities with an original maturity of less than three years as available for sale. In addition, any mortgage-backed securities created out of the Banks own inventory of residential real estate loans are also considered available for sale. All other securities are classified as held to maturity. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis.

Mortgage-backed securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts determined by a method that approximates the level-yield method. Management has the positive ability and the intent to hold these assets until maturity.

Westbank Corporation and Subsidiaries

Loans

Loans have been reduced by deferred loan fees and the allowance for loan losses.

Interest on commercial and real estate loans is accrued on the principal amount of loans outstanding. Interest on discounted installment loans is recognized by a method which approximates the interest method. Interest on other loans, is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received where a loan is in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, interest is recognized on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period and management s doubts concerning collectibility have been removed.

The adequacy of the allowance for loan losses is evaluated regularly by management. Factors considered in evaluating the adequacy of the allowance include the size of the portfolio, previous loss experience, current economic conditions and their effect on borrowers and the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management s judgement of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan s yield.

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan , ( SFAS No. 114 ) which requires that certain impaired loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, be measured based on the present value of expected future cash flows discounted at the loan s effective interest rate or, as a practical expedient, at the loan s observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 was modified by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, and was adopted concurrently by the Corporation. The adoption of these new standards did not have any material impact on the Corporation s financial statements.

New Accounting Standards

The Corporation has not adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights , ( SFAS No. 122 ) which is effective for fiscal years beginning after December 15, 1995. This statement requires allocation of the total cost of mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. It is not anticipated that the adoption of this standard will have a material impact on the Corporation s financial statements.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation , ( SFAS No. 123 ) is effective for fiscal years beginning after December 15, 1995. This statement encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation. Regardless of the method used for employee stock-based arrangements, SFAS No. 123 requires increased disclosures of stock-based compensation arrangements with employees. Management has not assessed the impact of adoption of this Standard.

These statements apply to Westbank s financial statements as of January 1, 1996 and will be implemented during the first quarter of 1996.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods or the estimated useful lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals are capitalized.

Westbank Corporation and Subsidiaries

Other Real Estate Owned

Other real estate owned ( OREO ) includes properties the Bank has acquired through foreclosure. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management s continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Bank s standard underwriting criteria, including receipt of an adequate down payment.

Deferred Premium on Loans Sold

The Corporation sells mortgage loans resulting in gains which are deferred at the time of the sale when the average interest rate on the loans sold, after normal servicing fees, differs from the agreed yield to the buyer. The premium or discount which results from these sales is amortized using the interest method over the estimated remaining life of the servicing contract, adjusted for estimated prepayments. Such amortization is charged against operations based upon amounts considered necessary by management to reflect accelerated prepayment experience.

Income Taxes

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ( SFAS No. 109 ) established the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Corporation adopted SFAS No. 109 on January 1, 1993, and reported the cumulative effect of that change in the statement of income for the year ended December 31, 1993.

Pension Plan

The Corporation has a trusteed contributory defined contribution pension plan covering substantially all employees. The Corporation s policy is to fund accrued pension cost.

Trust Department

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Cor-poration. Such assets totaled approximately $102,315,000 and $84,031,000 at December 31, 1995 and 1994, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

Net Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

2 - Securities

Investment securities held to maturity at December 31 are as follows:
                                                                                           1995
========================================================================================================================
                                                                                                 Gross and net

                                                                             Amortized     Fair     unrealized
(Dollars in Thousands)                                                            cost    value          gains
------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                                     $5,998   $6,134           $136
Federal agency obligations                                                      10,678   10,695             17
Other debt securities                                                            1,259    1,287             28
Mortgage-backed securities                                                         274      286             12
------------------------------------------------------------------------------------------------------------------------
                                                                               $18,209  $18,402           $193
========================================================================================================================

                                                                                           1994
========================================================================================================================
                                                                                                 Gross and net
                                                                             Amortized     Fair     unrealized
(Dollars in Thousands)                                                            cost    value         losses
------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                                     $6,499   $6,269           $230
Federal agency obligations                                                      13,694   13,117            577
Other debt securities                                                            1,270    1,245             25
Mortgage-backed securities                                                         331      327              4
------------------------------------------------------------------------------------------------------------------------
                                                                               $21,794  $20,958           $836
========================================================================================================================

Westbank Corporation and Subsidiaries

Investment securities available for sale at December 31 are as follows:
                                                                                           1995
========================================================================================================================
                                                                            Gross          Gross                     Net
                                                          Amortized     unrealized    unrealized     Fair     unrealized
(Dollars in Thousands)                                         cost          gains        losses    value    gain/(loss)
------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $2,896            $37            $    $2,933            $37
Federal agency obligations                                    4,199                           79    4,120           (79)
Other debt securities                                           253              4                    257              4
Equity securities                                               645             11                    656             11
Mortgage-backed securities                                    8,799            142                  8,941            142
------------------------------------------------------------------------------------------------------------------------
                                                            $16,792           $194           $79  $16,907           $115
========================================================================================================================

At December 31, 1995, the net unrealized gains, net of tax effect, on available-for-sale securities that was included as a separate component of stockholders equity was $66,000. During the year ended
December 31, 1995 there were no sales of investment securities classified as held to maturity.



                                                                                            1994
========================================================================================================================
                                                                             Gross         Gross                     Net
                                                          Amortized     unrealized    unrealized     Fair     unrealized
(Dollars in Thousands)                                         cost          gains        losses    value    gain/(loss)
------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $3,394             $            $65   $3,329          $(65)
Federal agency obligations                                    4,350                          189    4,161          (189)
Other debt securities                                           255                            1      254            (1)
Equity securities                                                 2              7                      9              7
------------------------------------------------------------------------------------------------------------------------

                                                             $8,001             $7          $255   $7,753         $(248)
========================================================================================================================

During 1995, the Corporation recognized gains on securities available for sale totaling $145,000 all of which were from the sale of mortgage-backed securities. For 1994, the Corporation also recognized a net gain on securities available for sale tota-ling $145,000 the result of recognizing a loss of $5,000 on the sale of U.S. Government obligations offset by gains totaling $150,000 on the sale of mortgage-backed securities. There were no net realized gains or losses during 1993.

Westbank Corporation and Subsidiaries

The contractual maturities of securities as of December 31, 1995 are summarized in the following tables.  Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.
                                                                       Amortized        Fair        Percent
(Dollars in Thousands)                                                      cost       value       of total
========================================================================================================================
Held to Maturity:
  Within 1 year                                                          $     -     $     -               %
  Over 1 year to 5 years                                                  16,935      17,115             93
  Over 5 years to 10 years                                                 1,000       1,001              5
  Over 10 years                                                              274         286              2
------------------------------------------------------------------------------------------------------------------------

  Total bond and
  debt obligations                                                       $18,209     $18,402           100%
========================================================================================================================

                                                                       Amortized        Fair        Percent
(Dollars in Thousands)                                                      cost       value       of total
========================================================================================================================
Available for Sale:
  Within 1 year                                                           $3,752      $3,766            22%
  Over 1 year to 5 years                                                   4,241       4,200             25
  Over 5 years to 10 years
  Over 10 years                                                            8,799       8,941             53
------------------------------------------------------------------------------------------------------------------------

  Total bond and
  debt obligations                                                       $16,792     $16,907           100%
========================================================================================================================

Securities carried at $12,660,000 at December 31, 1995 were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - Loans And Allowance for Loan Losses

Loans consisted of the following at December 31:
(Dollars in Thousands)                                                                  1995           1994
========================================================================================================================
Commercial                                                                           $35,116        $34,306
Real estate construction                                                               7,550          8,517
Real estate                                                                          149,519        143,677
Consumer                                                                               8,896          9,383
Lease financing                                                                          230            352
------------------------------------------------------------------------------------------------------------------------

                                                                                     201,311        196,235
Allowance for loan losses                                                            (3,707)        (3,325)
Deferred loan origination fees                                                         (340)          (233)
------------------------------------------------------------------------------------------------------------------------

                                                                                    $197,264       $192,677
========================================================================================================================

Changes in the allowance for loan losses are summarized as follows:
(Dollars in Thousands)                                                                  1995           1994         1993
========================================================================================================================
Balance, beginning of year                                                            $3,325         $3,472       $3,442
Provision for loan losses                                                              2,690          1,473          790
Loans charged off                                                                    (2,483)        (1,869)      (1,159)
Recoveries                                                                               175            249          399
------------------------------------------------------------------------------------------------------------------------

                                                                                      $3,707         $3,325       $3,472
========================================================================================================================


The aggregate principal balance of non-accrual loans was $6,180,000, $4,890,000 and $3,057,000 at December 31, 1995, 1994 and 1993,
respectively. Contractual interest income which was not recognized on such non-accrual loans was $354,000, $342,000 and $126,000 for 1995, 1994 and 1993, respectively. The only income included in the results of operations for these non-accrual loans was $20,000 during 1994.

The Corporation did not sell any loans with recourse during 1995. The remaining recourse exposure on prior sales was $5,014,000 at December 31, 1995. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $157,069,000 in real estate loans at December 31, 1995, $99,321,000 are collateralized by 1-4 family dwel-lings. The majority of the collateral for these loans is located in the bank s direct market area of Western Massachusetts. Commercial real estate and real estate construction loans represented $55,116,000 in outstanding principal at December 31, 1995. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $35,116,000 at December 31, 1995 represent loans made to businesses in Western Massachusetts.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable features.

The following summarizes the activity with respect to indebtedness, both direct and indirect, with an aggregate of $60,000 or more for the directors, policy-making officers and major stockholders during the years ended December 31:
(Dollars in Thousands)                                                                  1995           1994
========================================================================================================================
Balance at beginning of year                                                            $687         $1,390
  New loans granted                                                                    1,268            543
  Repayments of principal                                                              (621)          (831)
  Resignation of director                                                                             (415)
------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                $1,334           $687
========================================================================================================================

Westbank Corporation and Subsidiaries

The Corporation restructured loans totaling $439,000, $501,000 and
$494,000 at December 31, 1995, 1994 and 1993, respectively, which resulted in interest rates being reduced.  The reduction of interest income is summarized as follows:
(Dollars in Thousands)                                                                  1995           1994         1993
========================================================================================================================
Gross income if at
  original terms                                                                         $46            $50          $45
Actual income recorded
  during the year                                                                         43             42           41
------------------------------------------------------------------------------------------------------------------------
Reduction of interest income                                                              $3             $8           $4
========================================================================================================================

As described in Note 1, on January 1, 1995 the Bank adopted
Statement of Financial Accounting Standards ( SFAS No.  114 ),
Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures.

Under this guidance the Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan s effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment.

The Bank evaluates each impaired loan to determine the income recognition policy. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1995 on impaired loans was not significant.

At December 31, 1995, the recorded investment in impaired loans was $4,735,000, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1995, the average recorded investment in impaired loans was $2,201,000.

The Corporation had no commitments to lend additional funds to these borrowers having loans which are on non-accrual, impaired or restructured. The Corporation serviced loans for others totaling
$153,923,000 and $155,539,000 at December 31, 1995 and 1994,
respectively.

4 - Property and Equipment

Major classes of property and equipment at December 31 are
summarized as follows:
                                                                                                               Estimated
(Dollars in Thousands)                                                                  1995          1994         Lives
========================================================================================================================
Property (including
  land of $1,029)                                                                     $2,686         $3,00   30-40 years
Furniture and equipment                                                                6,387         5,841    3-10 years
Motor vehicles                                                                           157           131       3 years
Leasehold and building
  improvements                                                                         1,780         1,392    5-15 years
------------------------------------------------------------------------------------------------------------------------
                                                                                      11,010        10,368
Accumulated depreciation                                                             (7,367)       (6,951)
------------------------------------------------------------------------------------------------------------------------

                                                                                      $3,643        $3,417
========================================================================================================================

Depreciation and amortization relating to property and equipment and charged to operating expense amounted to $453,000 in 1995, $550,000 in 1994 and $787,000 in 1993.

5 - Other Real Estate Owned

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:
(Dollars in Thousands)                                                                  1995          1994
========================================================================================================================
Real estate acquired
  through foreclosure                                                                 $1,300        $1,552
========================================================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:
(Dollars in Thousands)                                                                  1995          1994          1993
========================================================================================================================
Balance, beginning of year                                                              $231          $440          $123
Provision for other real estate
  owned charged to operations                                                            224           760         1,164
Write-downs (net of payments)                                                          (390)         (969)         (847)
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                     $65          $231          $440
========================================================================================================================

Certain sales of other real estate owned were financed by the Bank, aggregating approximately $340,000 and $961,000 in 1995 and 1994, respectively. Net non cash transfer of loans to (from) other real estate owned were $375,000, $276,000 and ($162,000) for the years ended December 31, 1995, 1994 and 1993, respectively.

6 - Deposits

Deposit accounts by type as of December 31 are summarized as follows:
(Dollars in Thousands)                                                                  1995          1994
========================================================================================================================
Demand deposits                                                                      $43,981       $40,399
Regular - Savings                                                                     31,928        35,143
N.O.W.                                                                                17,113        15,670
Money market deposits                                                                 15,027        19,580
IRA s                                                                                 27,542        26,546
Certificates of deposit                                                               92,371        81,225
------------------------------------------------------------------------------------------------------------------------
                                                                                    $227,962      $218,563
========================================================================================================================

Westbank Corporation and Subsidiaries

Certificates of deposit with balances greater than or equal to $100,000 amounted to $12,954,000 and $12,142,000 as of December 31,
1995 and 1994, respectively. Interest paid on these deposits totaled approximately $695,000 and $287,000, respectively.

7 - Borrowed Funds

Borrowed funds as of December 31 are as follows:
(Dollars in Thousands)                                                                  1995          1994
========================================================================================================================
Short Term Borrowings:
Securities sold under agreements
  to repurchase                                                                       $6,621        $4,246
Purchased federal funds                                                                  190
Treasury tax and loan notes                                                              366         1,703
------------------------------------------------------------------------------------------------------------------------
                                                                                       7,177         5,949
------------------------------------------------------------------------------------------------------------------------
Other Borrowings:
  Securities sold under agreements
  to repurchase                                                                                      2,676
------------------------------------------------------------------------------------------------------------------------
                                                                                                     2,676
------------------------------------------------------------------------------------------------------------------------
                                                                                      $7,177        $8,625
========================================================================================================================

The securities pledged under the repurchase agreements include U.S. Government and Federal agency obligations. At December 31, 1995, the book balance was $7,658,000 and the fair value was $7,598,000. The above short term borrowings mature daily.

The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit with no set expiration date. There were no amounts outstanding against either line as of December 31, 1995 or 1994.

The Bank had additional short term borrowing capacity through the Federal Home Loan Bank of $4,873,000 through its Ideal Way program that was unused at year end 1995.

8 - Income Taxes

The income tax provisions (benefits) were as follows:
(Dollars in Thousands)                                                                  1995          1994          1993
========================================================================================================================
Current tax:
  Federal                                                                               $148           $25           $50
  State                                                                                  204           316           475
------------------------------------------------------------------------------------------------------------------------
  Total current                                                                          352           341           525
------------------------------------------------------------------------------------------------------------------------
Deferred tax (benefit):
  Deferred tax expense                                                                   728                         558
  Change in valuation allowance
  for deferred tax assets                                                                             (771)        (558)
------------------------------------------------------------------------------------------------------------------------
Total deferred                                                                           728          (771)
------------------------------------------------------------------------------------------------------------------------
  Total income tax
  provision (benefit)                                                                 $1,080         $(430)         $525
========================================================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                                                        1995           1994         1993
========================================================================================================================
Federal statutory rate                                                                 34.0%          34.0%        34.0%
Reduction in valuation allowance
  for deferred tax asset                                                                             (44.2)       (27.0)
State income taxes,
  net of federal benefit                                                                 8.0           12.0         15.1
Deferred tax benefits
  realized currently                                                                  (10.5)         (17.0)
Other                                                                                                 (9.4)          3.2
------------------------------------------------------------------------------------------------------------------------

                                                                                       31.5%        (24.6)%        25.3%
========================================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

(Dollars in Thousands)                                                                  1995           1994
========================================================================================================================
Deferred tax assets:
  Allowance for loan losses                                                              $36           $
  Other real estate owned                                                                 61            809
  Deferred loan fees                                                                     143             98
  State tax net operating loss carryforward                                              182            286
  Alternative minimum tax credit carryover                                                              318
  Depreciation                                                                                          125
  Non-accrual interest                                                                   210            210
  Federal tax net operating loss carryforward                                                           225
  Unrealized loss on securities                                                                         105
  Other                                                                                   11             75
------------------------------------------------------------------------------------------------------------------------
  Total gross deferred tax assets                                                        643          2,251
Valuation allowance                                                                                   (662)
------------------------------------------------------------------------------------------------------------------------
  Deferred tax assets - net of
  valuation allowance                                                                    643          1,589
------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Bond accretion                                                                          24
  Unrealized gain on securities                                                           48
  Depreciation                                                                            10
  Allowance for loan losses                                                                              58
  Leases, net of residual value                                                          146            197
  Deferred FNMA premium                                                                   16             47
  Prepaid pension                                                                         35             42
------------------------------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                                     279            344
------------------------------------------------------------------------------------------------------------------------
  Net deferred tax assets                                                               $364         $1,245
========================================================================================================================

The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of $662,000 mostly due to the recapture of such benefits. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Westbank Corporation and Subsidiaries

Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences.

9 - Pension Plan

Park West Bank and Trust Company, a wholly-owned subsidiary of the Corporation, has a contributory defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the pension plan are a percentage of individual employees salary. Total pension expense for 1995, 1994 and 1993 amounted to $216,000, $216,000 and $198,000, respectively. At May 31, 1995, the most recent plan year, total plan assets were $2,084,000 and the vested balance was $2,032,000. The pension plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

10 - Stock Options

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan.  On
April 16, 1992, all outstanding options were canceled and 67,913 options at a price of $2 per share were issued.  As of December 31,
1995, all options granted are exercisable.  At the 1994 Annual
Meeting of Sharehold-ers the 1985 Incentive Stock Option Plan was
amended to increase the number of shares reserved for issuance by
200,000 shares.  The following is a summary of the changes in options outstanding:
                                                                                        1995           1994         1993
========================================================================================================================
Options outstanding
  at the beginning of year                                                           325,949        134,916       67,913
Options granted at fair value:
  at $2.00
  at $2.50                                                                                                        52,400
  at $3.50                                                                                                        20,303
  at $6.00                                                                                          200,000
Options exercised:
  at $2.00                                                                           (8,142)        (7,264)      (4,500)
  at $2.50                                                                           (8,200)          (600)      (1,200)
Options canceled                                                                     (1,901)        (1,103)
------------------------------------------------------------------------------------------------------------------------
Options outstanding
  at the end of year                                                                 307,706        325,949      134,916
========================================================================================================================
Shares available for future grants
========================================================================================================================

The Corporation adopted a Directors Stock Option Plan during 1995 which was approved at the 1995 Annual Meeting of Shareholders.  The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:
                                                                                   1995
========================================================================================================================
  Options outstanding at the beginning of the year
  Options authorized during 1995                                                     125,000
  Options granted at fair value $6.00                                                 33,000
------------------------------------------------------------------------------------------------------------------------
  Options available for future grants                                                 92,000
========================================================================================================================

Unless exercised, the options will expire ten years after granting.

11 - Leases

The Corporation leases certain facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for operating leases as of December 31, 1995:

Year ending December 31,
(Dollars in Thousands)
========================================================================================================================
1996                                                                                    $210
1997                                                                                     198
1998                                                                                     176
1999                                                                                     162
2000                                                                                     162
After 2000                                                                                98
------------------------------------------------------------------------------------------------------------------------
Total minimum lease payments                                                          $1,006
========================================================================================================================

Rent expense for 1995, 1994 and 1993 amounted to $116,000, $109,000 and $113,000, respectively.

12 - Commitments, Contingent Liabilities and Financial Instruments with
          Off-Balance-Sheet Risk

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off- balance-sheet risk that are not reflected in the financial statements. Financial instruments with off-balance-sheet risk involve elements of credit risk, interest rate risk, liquidity risk and market risk. Management does not anticipate any significant losses as a result of these transactions.

Westbank Corporation and Subsidiaries

The following table summarizes the contractual value of financial instruments and other commitments and contingent liabilities at December 31:

(Dollars in Thousands)                                                                 1995           1994
========================================================================================================================
Commitments to grant loans                                                           $6,682         $6,116
Performance letters of
  credit and financial guarantees                                                     1,658            892
Commitments to advance funds
  under existing loan agreements                                                     23,900         34,127
Commitments for the sale and
  delivery of mortgage loans to FMNA


The Bank uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each c ustomer s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income-producing commercial properties.

Generally, all of the Banks loans are to borrowers in the Western Massachusetts and surrounding areas. The ability of borrowers to repay their loans is dependent on the overall economic stability of the Corporation s market area, real estate values and the net worth of the borrowers. A majority of the Corporation s loans are secured by real estate.

As of December 31, 1995 the Bank has commitments to open two (2) supermarket branches in Edwards Super Food Stores in Chicopee and East Longmeadow. The Chicopee office opened on February 12, 1996 and the East Long-meadow office is scheduled to open in April 1996 pending regulatory approval. The Corporation anticipates entering into a lease agreement with Edwards Super Food Store for the East Longmeadow office and estimates capital expenditures for this office and the recently opened Chicopee office to be $600,000.

Certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation s financial condition or results of operation.

13 - Other Non-Interest Income and Expense

The components of other non-interest income and expense, which are in excess of 1% of the aggregate of total interest income and non-interest income and not shown separately on the consolidated statements of income, are as follows:
Years Ended December 31,

(Dollars in Thousands)                                                                  1995      1994      1993
========================================================================================================================
Income:
  Loan servicing fees                                                                   $513      $499      $375
  Insurance recovery                                                                     703
Expenses:
  Computer operations
    and supplies                                                                         232       379       537
  Service bureau expense                                                                 542       102
  Federal Deposit Insurance
    Corporation assessment                                                               433       584       634
  Professional fees                                                                      260       329       204
  Advertising                                                                            284       241       179
  Unusual item                                                                                     750


During March 1995 the bank discovered an alleged em-ployee defalcation of approximately $750,000. Included in the financial statements for 1994 is the writedown of this unusual item, while the 1995 financial statements reflect the recovery of this item based on an insurance refund of $703,000 (as shown above).

14 - Stockholders  Equity and Regulatory Matters

As a federally insured banking institution, Park West is subject to regulation by the Federal Deposit Insurance Corporation (the FDIC ). On December 22, 1994, in conjunction with an examination by the Commissioner of Banks for the Commonwealth of Massachusetts (the Commissioner ), Park West entered into a Memorandum of Understanding (the Memorandum ) with the Commissioner and the FDIC. The Memorandum required Park West to take certain affirmative action in response to the examination by the Commissioner. On December 11, 1995, in conjunction with an examination by the FDIC the Memorandum was revised. The revised Memorandum requires, among other items:
Park West s Tier 1 capital to total asset ratio remain at or above 6%; Park West to submit written plans to further reduce classified assets; the Bank to review and/or revise its Investment Policy; correct other deficiencies noted in the exam; not declare or pay any dividends without prior approval by the FDIC and the Commissioner. Park West management believes that the Bank will be able to comply with all of the terms of the Memorandum.

Westbank Corporation and Subsidiaries

The Federal Deposit Insurance Corporation Improvement Act of 1991 ( FDICIA ) includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

Under the prompt corrective action provisions of FDICIA, specific capital categories were defined based on an institution s capital ratios. To be considered well capitalized an institution must generally have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%.

At December 31, 1995, the Bank s leverage ratio was 6.87%, Tier 1 risk-based ratio was 9.81% and total risk-based ratio was 11.07%, based on leverage capital of $17,446,000, Tier 1 capital of $17,380,000, and total risk-based capital of $19,613,000, as defined. At December 31, 1995, the institution is classified as well capitalized as defined under FDICIA as described above. Westbank Corporation has adopted a Shareholders Rights Plan. The plan provides for the distribution of one Common Stock Purchase Right for each outstanding share of Common Stock of the Corporation to stockholders of record at the close of business on January 2, 1990. Each Right entitles the registered holder to purchase from the Corporation one share of Common Stock, par value $2 per share (the Common Stock ), at a cash Exercise Price of $36 per share of Common Stock, subject to adjustment.

The Purchase Rights will be exercisable for shares of common stock having a market value of two times the exercise price in the event that the Board of Directors determines that the Corporation may be the subject of an adverse takeover. In the event that the Corporation is acquired in a merger in which the Corporation is not the surviving corporation or 50 percent or more of the Corporation s assets or earning power is sold, the Purchase Rights will be exercisable for common stock of the acquiring corporation having a market value of two times the exercise price. The Purchase Rights may be redeemed in whole by the Corporation, under certain circumstances, at a price of $.0001 per Purchase Right. The Purchase Rights expire on January 2, 2000.

On January 5, 1996, the Corporation declared a dividend of $.06 per share to common shareholders of record on January 17, 1996 payable January 25, 1996.

15 - Employee Stock Ownership Plan

The Corporation established an Employees Stock Ownership Plan ( ESOP ). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1995 and 1994, the ESOP held no shares of the Corporation s stock.

16 - Fair Value of Financial Instruments

Fair value estimates, methods, and assumptions are set forth below for the Corporation s financial instruments.  The following table represents the carrying amount and estimated fair value of the
Corporation s financial instruments at December 31:
                                                                                1995                       1994
========================================================================================================================
                                                                       Carrying     Estimated     Carrying     Estimated
(Dollars in Thousands)                                                   Amount    Fair Value       Amount    Fair Value
------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                                             $11,704       $11,704      $10,700       $10,700
    Federal funds sold                                                      900           900        1,000         1,000
    Investment securities held to maturity                               18,209        18,402       21,794        20,958
    Securities available for sale                                        16,792        16,907        8,001         7,753
    Loans                                                               197,264       199,623      192,677       187,308
    Accrued interest receivable                                           1,658         1,658        1,668         1,668
Liabilities:
    Deposits                                                            227,962       228,550      218,563       217,537
    Borrowed funds                                                        7,177         7,177        8,625         8,625
    Interest payable on deposits                                            309           309          240           240


Westbank Corporation and Subsidiaries

Cash and Due from Banks and
Federal Funds Sold

The carrying amount for cash and due from banks and for federal funds sold approximates fair value and mature in 90 days or less.

Investment Securities

The fair value of securities except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and mu-nicipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

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

Borrowed Funds

The fair value of such borrowings was estimated by utilizing future cash flows discounted using the Bank s current borrowing rate for similar instruments.

Commitments to Extend Credit

The stated value of commitments to extend credit approximates fair value as the current fees charged for similar commitments does not differ significantly from quoted fees. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Such differences are not considered significant.

17 - Summary of Unaudited Quarterly Financial Information
                                                                    1995                               1994
(Dollars in Thousands, except per share amounts) Q1     Q2     Q3     Q4     Year       Q1     Q2     Q3     Q4     Year
========================================================================================================================
Interest income                              $4,766 $5,119 $5,338 $5,038  $20,261   $4,013 $4,094 $4,322 $4,617  $17,046
Interest expense                              1,926  2,211  2,278  2,125    8,540    1,406  1,496  1,602  1,695    6,199
------------------------------------------------------------------------------------------------------------------------
Net interest income                           2,840  2,908  3,060 2,9131    1,721    2,607  2,598  2,720  2,922   10,847
Provision for loan losses                       450    350  1,190    700    2,690      347    365    219    542    1,473
Non-interest income                             512    523    599  1,283    2,917      876    535    555    493    2,459
Non-interest expense                          2,112  2,250  1,780  2,373    8,515    2,400  2,111  2,453  3,124   10,088
------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes               790    831    689  1,123    3,433      736    657    603  (251)    1,745
Income tax expense (benefit)                   (65)    284    354    507    1,080    (180)    124   (59)  (315)    (430)
------------------------------------------------------------------------------------------------------------------------
Net income                                     $855   $547   $335   $616   $2,353    $916    $533   $662    $64   $2,175
========================================================================================================================

Net earnings per share                         $.26   $.17   $.10   $.19     $.72    $.28    $.17   $.21   $.02     $.68
========================================================================================================================

Westbank Corporation and Subsidiaries

18 - Condensed Parent Company Only Financial Statements
December 31,
(Dollars in Thousands)                                     1995           1994
==============================================================================
Balance Sheets
Assets
Cash                                                       $13             $2
Investment in subsidiaries                              17,445         15,287
Other investments                                          245             55
------------------------------------------------------------------------------
    Total assets                                       $17,703        $15,344
==============================================================================
Stockholders  equity
    Preferred stock - none                             $              $
    Common stock, par value $2 per share                 6,443          6,276
Additional paid-in capital                               7,141          6,877
Retained earnings                                        4,119          2,191
------------------------------------------------------------------------------

    Total stockholders  equity                         $17,703        $15,344
===============================================================================

                                              1995           1994         1993
==============================================================================
Statements of Income
Dividend from subsidiary                      $429            $            $
Interest income                                  8
Other income (expense) - net                   (33)           (20)            4
-------------------------------------------------------------------------------

Income (loss) before undistributed
  income of subsidiaries                       404            (20)           4
Undistributed income of subsidiaries         1,949          2,195        1,943
------------------------------------------------------------------------------

Net income                                  $2,353         $2,175       $1,947
-------------------------------------------------------------------------------

Statements of Cash Flows
Cash flows from operating activities:
    Net income                              $2,353         $2,175       $1,947
Operating Activities:
    Equity in income of subsidiaries        (1,949)        (2,195)      (1,943)
-------------------------------------------------------------------------------

Net cash provided from (used in)
  operating activities                         404           (20)            4
-------------------------------------------------------------------------------

Cash flows from investing activities:
    Purchase of investment securities         (190)          (19)          (36)
------------------------------------------------------------------------------

Cash flows from financing activities:
    Proceeds from stock options exercised       37            16            12
    Proceeds from dividend reinvestment
      and optional stock purchases             394             25           20
    Dividends paid                            (634)
------------------------------------------------------------------------------

Net cash (used in) provided from
  financing activities                        (203)             41           32
------------------------------------------------------------------------------

Net increase in cash and cash equivalents       11              2
Cash and cash equivalents at the
  beginning of the year                          2
------------------------------------------------------------------------------

Cash and cash equivalents at the
  end of the year                              $13             $2           $
==============================================================================

CORPORATE DIRECTORY -
Westbank Corporation and Subsidiaries

DIRECTORS
WESTBANK CORPORATION

ALFRED C. WHITAKER
Chairman of the Board
Westbank Corporation
Sales Consultant

ROLAND O. ARCHAMBAULT
Owner, Park Supply Company

MARK A. BEAUREGARD
Attorney at Law
Resnic, Beauregard, Waite
        & Driscoll

DAVID R. CHAMBERLAND
President
Chicopee Building Supply, Inc.

DONALD R. CHASE
President and Chief Executive
 Officer
Westbank Corporation
President and Chief Executive
 Officer
Park West Bank and Trust
Company

JOHN E. FITZGERALD
Private Investor

LEROY F. JARRETT
President and Treasurer
New England Church Interiors

ERNEST N. LAFLAMME, JR.
Treasurer, City of Chicopee
President, Laflamme Oil Co.

RUSSELL MAWDSLEY
President and Treasurer
Russell-Hall, Inc.

PAUL J. MCKENNA, D.M.D.
Orthodontist

ROBERT J. PERLAK
Private Investor

JAMES E. TREMBLE
President
Valley Cinema, Inc.

PARK WEST BANK AND TRUST COMPANY

ROLAND O. ARCHAMBAULT
Owner, Park Supply Company

MARK A. BEAUREGARD
Attorney at Law
Resnic, Beauregard, Waite
        & Driscoll

DAVID R. CHAMBERLAND
President
Chicopee Building Supply, Inc.

DONALD R. CHASE
President and Chief Executive
        Officer
Park West Bank and Trust Company
President and Chief Executive
        Officer
Westbank Corporation

JOHN E. FITZGERALD
Private Investor

LEROY F. JARRETT
President and Treasurer
New England Church Interiors

ERNEST N. LAFLAMME, JR.
Treasurer, City of Chicopee
President, Laflamme Oil Co.

RUSSELL MAWDSLEY
President and Treasurer
Russell-Hall, Inc.

PAUL J. MCKENNA, D.M.D.
Orthodontist

ROBERT J. PERLAK
Private Investor

JAMES E. TREMBLE
President
Valley Cinema, Inc.

ALFRED C. WHITAKER
Sales Consultant
Westbank Corporation

OFFICERS

WESTBANK CORPORATION

ALFRED C. WHITAKER
Chairman of the Board
Assistant Corporate Clerk

LEROY F. JARRETT
Vice Chairman of the Board

ROBERT J. PERLAK
Corporate Clerk

DONALD R. CHASE
President and Chief
        Executive Officer

JOHN M. LILLY
Treasurer and Chief
        Financial Officer


PARK WEST BANK AND TRUST COMPANY

DONALD R. CHASE
President and Chief
        Executive Officer

ROBERT J. PERLAK
Corporate Clerk

ALFRED C. WHITAKER
Assistant Clerk

FINANCE DIVISION

JOHN M. LILLY
Executive Vice President
        and Treasurer

IRVING M. WALKER, JR., CMA
Accounting Officer

J. MICHAEL LAGE
Asset Liability Manager/Accounting Officer

LOAN DIVISION

GARY L. BRIGGS
Executive Vice President

PAUL M. ACCORSI
Vice President

GERARD E. DRAPEAU
Vice President

PAUL W. KENYON
Vice President

RICHARD E. LANDRY, SR.
Vice President

RICHARD H. LEMPKE
Vice President

RICHARD N. HANCHETT
Assistant Vice President

JEFFREY M. SMITH
Assistant Vice President

ALLEN J. MILES
Assistant Vice President

JOHN E. O BRIEN
Loan Operations Officer

RESIDENTIAL REAL ESTATE

STANLEY F. OSOWSKI
Senior Vice President

WOLFGANG A. ADAMETZ
Assistant Vice President

ELIZABETH A. WILK
Assistant Vice President

LOAN CREDIT & COLLECTIONS

TRENTON E. TAYLOR
Senior Vice President


EDP/OPERATIONS DIVISION

ROGER M. ROBERGE
EDP Officer

MARKETING

JOSEPH L. ROLAK
Director of Marketing and
Vice President

COMPLIANCE

JANE M. KNAPP
Vice President

BRANCH ADMINISTRATION/PERSONNEL

KATHLEEN A. JALBERT
Senior Vice President

H. ELLEN BELLOWS
Branch Manager

AUDITING DIVISION

LLOYD S. HALL, CBA
Director of Auditing

TRUST DIVISION

ROBERT A. GIBOWICZ
Senior Trust Officer

Corporate Information
Westbank Corporation and Subsidiaries

Westbank Corporation
Westbank Tower, 225 Park Avenue
West Springfield, MA  01089-3310
(413) 747-1400

Annual Meeting
The Annual Meeting of Stockholders of Westbank
Corporation will be held on Wednesday, April 17, 1996 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West
Springfield, Massachusetts.

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

Common Stock - market Information
The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASD regional market quotations:

                1995                     1994
                Bid                      Bid
         High    Low     Dividend    High    Low     Dividend

First   $7 1/8   $5      $0.05	   $5 1/4    $5      $0.00
Second   6 7/8    6 1/8	  0.05      6 1/4     5       0.00
Third    7 1/4    6 1/2   0.05      6 1/4     5       0.00
Fourth   7 1/8    6 3/4   0.05      6         5 1/4   0.00

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions.

At January 31, 1996 the Corporation had 1,043 stockholders.

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

The following firms make a market in Westbank
Corporation's Common Stock:

Advest, Inc.
First Albany Corporation
Herzog, Heine, Geduld, Inc.
McConnell, Budd & Downes, Inc.
Ryan, Beck & Co., Inc.

Equal Opportunity Employer
The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.

Design:  Robert Farrell Associates, Inc./Printing: Sterling Press