Form 10-K, Exhibit 13
period 1996-12-31
WESTBANK CORP
filed 1997-03-19
CIK 742070

Westbank Corporation
1996 Annual Report to Stockholders
Inside Front Cover

Table of Contents

Financial Highlights                                                      1

Letter to Stockholders                                                  2-3

Business - Westbank Corporation and Subsidiaries                          4

Selected Consolidated Financial Data                                      5

Management's Discussion and Analysis - Financial Results               6-18

Independent Auditors' Report                                             19

Consolidated Balance Sheets                                              20

Consolidated Statements of Income                                        21

Consolidated Statements of Stockholders' Equity                          22

Consolidated Statements of Cash Flows                                    23

Notes to Consolidated Financial Statements                            24-39

Corporate Directory                                                      40

Corporate Information                                                   IBC


On the Cover:

It is Westbank's deep roots frmed by the dedication and commitment of our employees that continue to provide the strength and stability to those communities we serve.

Financial Highlights
Westbank Corporation and Subsidiaries

For the Year
(Dollars in Thousands)                    1996           1995          1994
---------------------------------------------------------------------------
Net income                              $2,248         $2,353        $2,175
Net interest income                     11,842         11,721        10,847
Non-interest income                      2,140          2,917         2,459
Non-interest expenses                    8,788          8,017         8,852
Real estate owned expenses                 484            498         1,236
Total non-interest expenses              9,272          8,515        10,088
Provision for loan losses                  868          2,690         1,473

Year End
(Dollars in Thousands)
---------------------------------------------------------------------------
Investment and
    mortgage-backed securities         $35,682        $35,569       $29,547
Loans, net                             218,192        197,264       192,677
Allowance for loan losses                2,481          3,707         3,325
Total assets                           284,909        253,777       243,313
Total deposits                         255,491        227,962       218,563
Total stockholders' equity              19,745         17,703        15,344

Common Share Information
Weighted average
  shares outstanding                 3,404,242      3,271,875     3,203,985
Net income per share                      $.66           $.72          $.68

GRAPH INSERT

COMMON STOCK VALUE    SHAREHOLDERS' EQUITY         BOOK VALUE
                      (Dollars in Thousands)

1992   $3.00          1992  $11,292                1992   $3.62
1993   $5.25          1993  $13,271                1993   $4.25
1994   $5.63          1994  $15,344                1994   $4.89
1995   $7.00          1995  $17,703                1995   $5.50
1996   $9.50          1996  $19,745                1996   $5.90

Chairman's and President's Letter
Westbank Corporation and Subsidiaries

Dear Shareholder:

Building shareholder value, while recognizing the importance of serving the needs of our customers and the communities in which they reside, propelled Westbank Corporation to a year of solid achievements in 1996. Net income for the year was $2.2 million representing $0.66 per share.

Pre-tax earnings for 1996 were $3.8 million, an increase of more than $400,000 or 12% compared to 1995 when earnings included a non-recurring income of $700,000 and a tax benefit of $400,000.

Deposits grew by 12%, or $27.5 million, during the past year. As of December 31, 1996, assets totaled $285 million compared to $254 million at year-end 1995, an increase of $31 million or 12%, and the Corporation's capital level was $19.7 million, representing a capital ratio of 6.93%.

This year's results represent a return on assets of .84% and a return on shareholder equity of 12.11%, and underscore the strength of Westbank Corporation's overall strategy: To create new business opportunities by building strong relationships with our customers - especially privately-owned or closely-held companies and retail banking customers.

The Bank increased its loan portfolio by more than $20 million during 1996. As a locally owned community bank, we remain committed to increasing our loan business this coming year and meeting the needs of our consumer and commercial clients, while maintaining the strength and quality of our portfolio.

Equally exciting and crucial to our profitability was the improvement in the quality of our loan portfolio. Our non-performing assets declined by $5.2 million or 66% and account for only 0.95% of total assets, down from 3.11% at year-end 1995.

While interest rates remained somewhat constant, the Residential Mortgage Department experienced strong growth. Westbank continues to be ranked as one of the top ten lenders in Western Massachusetts in loan originations. During 1996, we granted 500 residential mortgages totaling $50 million, representing a 10% increase over the previous year. We also serviced 3,623 mortgages totaling over $300 million dollars. As in previous years, we converted a portion of our mortgages into mortgage-backed securities for sale on Wall Street, providing the Bank with excellent investment grade securities and immediate liquidity.

When your roots are as deep into a community as Westbank's are, you have a vested interest in seeing the community grow and prosper. The communities we serve are our lifeblood. They provide the fuel for our forward momentum and we, in turn, provide the resources for their growth and prosperity.

As a community bank, our in-depth knowledge of our customers is a competitive advantage over our larger rivals. At Westbank, we recognize that no two customers are alike; each has unique needs. This is why we offer an exceptionally wide range of personal banking products. Our customers have come to expect high service levels, innovative products, such as the Platinum Account, and the individualized attention needed to meet their financial objectives. By providing the products and personal assistance they require, many customers continue to enjoy a long-term and valued relationship with the Bank.

We constantly strive to maintain our ideology of hometown banking, convenience and caring because we believe the communities we serve deserve a bank which focuses on and continues to be an important part of the local economy.

Essential to our community roots, Westbank has always encouraged our employees to become involved in community activities. This involvement includes participation in many local fundraising drives. Many of our officers serve on boards of directors of various national and local organizations benefitting our communities. The support Westbank provides, both volunteer and financial, demonstrates the breadth of our commitment.

As a locally owned commercial bank, we also strive to help meet the diverse credit needs of our customers. That is why we are especially proud that Westbank retained its "Outstanding" Community Reinvestment Act (CRA) rating following an examination by the Office of the Commissioner of Banks this past fall. A previous "Outstanding" rating by the Federal Deposit Insurance Corporation
(FDIC) resulted in the Bank receiving a special deposit of $1 million from the Commonwealth of Massachusetts.

Providing our customers with high-quality, convenient banking service has always been a cornerstone of Westbank's operating philosophy, and, in 1996, we continued that tradition. Our branch network grew with the opening of three new offices in local supermarkets, namely the Big Y World Class Market and the Super Stop & Shop. These branches allow convenient access for customers while lowering the Bank's capital investment compared with the traditional "brick and mortar" branch office. The success of this innovative approach to banking can be measured by the increase of over $20 million in new deposits. The relocation of our Westfield office to a more convenient downtown location has produced additional growth for us in a very competitive market.

In 1996, the Trust Department achieved strong gains in revenues and assets under management. At year-end, fiduciary accounts totaled $106 million. This business provides personal, corporate and employee benefit trust services, investment management, and a broad spectrum of investment opportunities. Trust personnel actively work with both commercial and retail bank representatives to provide specialized investment management services to customers. A successful employee referral program called "The President's Circle" generates customer leads and contributes to the growth of the Trust Department. Westbank's Trust team has been successful at developing its own new business leads, with an aggressive marketing focus that emphasizes high levels of personal service and commitment to building strong, long-term customer relationships.

Responding to the continued improvement in the Corporation's performance, the Board of Directors increased the quarterly dividend by 25% from $0.06 to $0.075 per share. It is also gratifying to see the value of the Corporation's stock respond to the Bank's financial performance, as the market price of Westbank's stock increased by 36% in the past year. On April 4, 1997, two of our long-serving and dedicated directors, John E. Fitzgerald and Russell Mawdsley, will retire from the Board. We wish them well in their retirement.

With progressive strategies in place and the solid foundation we have established, Westbank is well prepared for the challenges and opportunities that lie ahead for a locally owned, independent, commercial bank. By successfully implementing our business strategies, taking calculated risks and remaining focused on our long-term objectives, we believe Westbank Corporation will continue to build shareholder value.

Westbank's success is directly attributable to the hard work and dedication of our directors and employees and to the loyalty and support of our customers and shareholders. On behalf of the Board of Directors and employees of Westbank, we appreciate your loyalty and support.

Sincerely,

"/s/ Alfred C. Whitaker"                        "/s/ Donald R. Chase"
Alfred C. Whitaker                              Donald R. Chase
CHAIRMAN OF THE BOARD                           PRESIDENT AND
                                                CHIEF EXECUTIVE OFFICER

Business
Westbank Corporation and Subsidiaries

Corporate Organization

Westbank Corporation (hereinafter sometimes referred to as "Westbank" or the "Corporation") is a registered Bank Holding
Company organized to facilitate the expansion and diversification of the business of Park West Bank and Trust Company (hereinafter sometimes referred to as "Park West" or the "Bank") into additional financial services related to banking.

Park West Bank and Trust Company

Substantially all operating income and net income of the Corporation are presently accounted for by Park West. Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through eleven banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

Park West also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1996 amounted to $105,781,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

Employees

As of December 31, 1996, the Corporation and its subsidiaries had an equivalent of 115 full time officers and staff.

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

Selected Consolidated Financial Data
Westbank Corporation and Subsidiaries

Years Ended December 31,
(Dollars in Thousands Except Share Amounts)                  1996      1995      1994      1993      1992
---------------------------------------------------------------------------------------------------------
Interest and dividend income                              $20,600   $20,261   $17,046   $16,809   $18,948
Interest expense                                            8,758     8,540     6,199     6,736     9,105
---------------------------------------------------------------------------------------------------------
Net interest income                                        11,842    11,721    10,847    10,073     9,843
Provision for loan losses                                     868     2,690     1,473       790     2,298
Non-interest income                                         2,140     2,917     2,459     2,861     3,376
Non-interest expense                                        9,272     8,515    10,088    10,072    10,165
---------------------------------------------------------------------------------------------------------
Income before income taxes
    (benefit), extraordinary item and
      cumulative effect of accounting change                3,842     3,433     1,745     2,072       756
Income taxes (benefit)                                      1,594     1,080      (430)      525       202
---------------------------------------------------------------------------------------------------------
Income before extraordinary
    item and cumulative effect of
    accounting change                                       2,248     2,353     2,175     1,547       554
Extraordinary item-tax benefit of
    net operating loss carryforward                                                                   202
Cumulative effect of accounting change
    for income taxes                                                                        400
---------------------------------------------------------------------------------------------------------
Net income                                                 $2,248    $2,353    $2,175    $1,947      $756
=========================================================================================================
Per common share data:
    Net earnings per share before
      extraordinary item and cumulative
          effect of accounting change                        $.66      $.72      $.68      $.48      $.18
    Extraordinary item                                                                               $.06
    Cumulative effect of accounting
      change for income taxes                                                              $.13
---------------------------------------------------------------------------------------------------------
Net earnings per share                                       $.66      $.72      $.68      $.61      $.24
=========================================================================================================
    Cash dividends declared                                  $.24      $.20
    Ending book value                                       $5.90     $5.50     $4.89     $4.25     $3.62
At December 31:
    Total loans - net                                    $218,192  $197,264  $192,677  $174,597  $175,065
    Total assets                                          284,909   253,777   243,313   228,863   234,448
    Total non-performing assets                             2,698     7,904     7,435     7,042    12,348
    Total deposits                                        255,491   227,962   218,563   202,431   211,745
    Total stockholders' equity                             19,745    17,703    15,344    13,271    11,292
Average for year:
    Loans                                                 209,141   197,562   182,676   171,814   174,546
    Assets                                                266,134   253,024   232,922   227,579   235,614
    Deposits                                              237,848   227,952   210,659   205,915   213,637
    Stockholders' equity                                   18,561    16,755    14,722    12,322    10,855
    Number of weighted average shares and
      equivalent shares outstanding                     3,404,242 3,271,875 3,203,985 3,190,486 3,138,327
    Number of actual shares outstanding                 3,346,802 3,221,603 3,138,167 3,125,506 3,115,689
Selected ratios:
    Rate of return on average total assets                   .84%      .93%      .93%      .86%     .32%
    Rate of return on average stockholders' equity         12.11%    14.04%    14.77%    15.80%    6.96%
    Stockholders' equity to total assets at year end        6.93%     6.98%     6.31%     5.80%    4.82%
    Average total stockholders' equity
      to average total assets                               6.97%     6.62%     6.32%     5.41%    4.61%
    Allowance for loan losses to total loans at year end    1.12%     1.84%     1.70%     1.95%    1.93%
    Non-performing loans as a percentage
      of total loans at year end                            1.07%     3.43%     3.00%     2.18%    4.76%
    Net charge-offs as a percentage  of average loans        .96%     1.17%      .89%      .44%    1.38%
    Other real estate owned as a percentage of total assets  .12%      .51%      .64%     1.38%    1.82%

Management's Discussion and Analysis - Financial Results
Westbank Corporation and Subsidiaries

Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto.

For 1996, the Corporation reported net income of $2,248,000, or $.66 per share, after providing $868,000 for loan losses and $390,000 for write-down of other real estate owned (OREO). This compares to net income for 1995 of $2,353,000, or $.72 per share. The Corporation's 1995 earnings reflected a provision for loan losses of $2,690,000 and $224,000 for write-down of OREO. Net interest income increased $121,000 from 1995 to 1996.

Non-interest expense, excluding the write-down of OREO and related operating expenses, amounted to $8,788,000 in 1996 compared to $8,017,000 in 1995, an increase of $771,000, or 9%. The increase in operating expenses for 1996 is a direct result of the Bank opening three (3) new supermarket branches. Non- interest income decreased by $777,000 from 1995 which reflected an insurance recovery totaling $703,000. During 1996, Trust Department earnings increased by $71,000 over 1995, while earnings on serviced mortgages declined by $44,000, the result of fewer mortgages being serviced during 1996 versus 1995. Gains on sales of mortgages and other assets increased by $83,000 over 1995.

Income taxes in 1996 totaled $1,594,000, an increase of $514,000 over 1995. Included in the 1995 results of operations is a tax benefit totaling $400,000. The benefit during 1995 was primarily attributable to the utilization of net operating loss carryforwards.

GRAPH INSERT

(Dollars in Thousands)

       ASSET GROWTH         DEPOSIT GROWTH         NET LOAN GROWTH
1992   $234,448             $211,745               $175,065
1993   $228,863             $202,431               $174,597
1994   $243,313             $218,563               $192,677
1995   $253,777             $227,962               $197,264
1996   $284,909             $255,491               $218,192

At December 31, 1996, the Corporation's total assets were
$284,909,000, an increase of $31,132,000 or 12%, from $253,777,000 at year end 1995. The higher level of assets resulted primarily through an increase in net loans and temporary investments totaling $32,900,000 funded by the growth in deposits.

Non-performing assets amounted to $2,698,000, or .95% of total assets at December 31, 1996, compared with $7,904,000 or 3.11% at the end of 1995.

Between December 1995 and December 12, 1996, Park West operated under a Memorandum of Understanding (the "Memorandum") with the Federal Deposit Insurance Corporation (the "FDIC") and the Commissioner of Banks for the Commonwealth of Massachusetts (the "Commissioner"). On December 12, 1996 the Memorandum was released.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1996, Park West's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

Westbank Corporation and Subsidiaries

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

Components of Capital

The following table presents the Corporation's components of Tier 1 leverage capital as of December 31. The table also presents the ratio of Tier 1 capital to total average assets.

(Dollars in Thousands)                   1996           1995            1994
----------------------------------------------------------------------------
Stockholders' Equity
    Common stock                       $6,694         $6,443          $6,276
    Additional paid-in-capital          7,633          7,141           6,877
    Retained earnings                   5,517          4,053           2,334
    Unrealized gain (loss) on
      securities available for sale       (99)            66            (143)
----------------------------------------------------------------------------
Total Capital                         $19,745        $17,703         $15,344
Ratio of Tier 1 leverage capital
    to total average assets              7.12%          6.89%           6.38%

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers.
In this Corporation, Tier 1 includes the common stockholders' equity; total risk-based, or supplementary capital, includes not only the equity, but also a portion of the allowance for loan losses.

The following are the Corporation's risk-based capital ratios at December 31, 1996:

Tier 1 risk-based capital (minimum required 4%)   10.43%
Total risk-based capital (minimum required 8%)    11.69%

Asset/Liability Management and Interest Rate Sensitivity

The following table sets forth the distribution of the repricing of Westbank's earning assets and interest bearing liabilities as of December 31, 1996, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Westbank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries

                                                   Three      Over Three       Over One      Over
                                                  Months       Months to        Year to      Five
(Dollars in Thousands)                           or Less          A Year     Five Years     Years    Total
-----------------------------------------------------------------------------------------------------------
Earning Assets
    Securities including
      mortgage-backed securities                  $3,086          $3,928        $17,390   $11,278   $35,682
    Interest bearing cash                             48                                                 48
    Loans                                         45,052          39,152         67,000    69,784   220,988
    Federal funds sold                            12,890                                             12,890
------------------------------------------------------------------------------------------------------------
                                                  61,076          43,080         84,390    81,062   269,608
============================================================================================================
Interest Bearing Liabilities
    Savings deposits                                               3,477         31,293              34,770
    NOW Accounts                                                   1,838         16,543              18,381
    Money market accounts                         12,493                                             12,493
    Negotiated rate certificates                   9,950           5,197          2,250              17,397
    Other time deposits                           46,758          55,460         25,515         2   127,735
    Borrowed funds                                 8,769                                              8,769
------------------------------------------------------------------------------------------------------------
                                                  77,970          65,972         75,601         2   219,545
============================================================================================================
Interest Rate
    Sensitivity Gap                              (16,894)        (22,892)         8,789    81,060   $50,063
Cumulative Interest Rate
    Sensitivity Gap                             $(16,894)       $(39,786)      $(30,997)  $50,063
Interest Rate
    Sensitivity Gap Ratio                          (6.27)%         (8.49)%         3.25%    30.07%    18.56%
Cumulative Interest Rate
    Sensitivity Gap Ratio                          (6.27)%        (14.76)%       (11.51)%   18.56%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $3,477,000 and $1,838,000, respectively, included in the three month to one year category and the remainder placed in the one to five year category of the interest bearing liabilities.

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

Distribution of Assets, Liabilities and
Stockholders' Equity - Interest Rates and Interest Differential

The following table presents the condensed average balance sheets for 1996, 1995 and 1994. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is also shown in the table:

Management's Discussion and Analysis - Financial Results (continued)
Westbank Corporation and Subsidiaries
                                          1996                               1995                            1994
                                                 Average                             Average                         Average
                                      Interest    Yield/                 Interest     Yield/             Interest     Yield/
                              Average  Income/      Rate         Average  Income/       Rate     Average  Income/     Rate
(Dollars in Thousands)        Balance  Expense      Paid         Balance  Expense       Paid     Balance  Expense     Paid
-----------------------------------------------------------------------------------------------------------------------------
Assets
Securities:
    U.S. Treasury              $8,360     $535      6.40%         $9,463     $600      6.34%     $10,536     $679     6.44%
    Federal agencies           24,625    1,647      6.69          24,034    1,596      6.64       17,728    1,072     6.05
    Other securities            2,465      159      6.45           1,760      116      6.59        1,554      104     6.69
-----------------------------------------------------------------------------------------------------------------------------
Total securities               35,450    2,341      6.60          35,257    2,312      6.56       29,818    1,855     6.22
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
    temporary investments         853       70      8.20             399       24      6.02          639       28     4.38
-----------------------------------------------------------------------------------------------------------------------------
Loans: (b)
    Commercial                 34,865    3,285      9.42          36,106    3,675     10.18       33,537    2,920     8.71
    Tax exempt-federal (a)                                           286       33     11.54          569       69    12.13
    Real estate               154,501   12,941      8.38         144,566   12,406      8.58      130,668   10,530     8.06
    Consumer                   19,775    1,716      8.68          16,604    1,578      9.50       17,902    1,519     8.49
-----------------------------------------------------------------------------------------------------------------------------
    Total loans               209,141   17,942      8.58         197,562   17,692      8.96      182,676   15,038     8.23
-----------------------------------------------------------------------------------------------------------------------------
Federal funds sold              4,845      247      5.10           4,182      244      5.83        3,759      148     3.94
-----------------------------------------------------------------------------------------------------------------------------
Total earning assets          250,289  $20,600      8.23%        237,400  $20,272      8.54%     216,892  $17,069     7.87%
-----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses      (3,189)                            (3,349)                         (3,547)
Cash and due from banks         9,667                              9,418                           9,169
Other assets                    9,367                              9,555                          10,408
-----------------------------------------------------------------------------------------------------------------------------
Total assets                 $266,134                           $253,024                        $232,922
=============================================================================================================================
Liabilities and Stockholders' Equity
Interest-bearing deposits:
    Savings                   $33,802     $749      2.21%       $33,026      $696      2.11%     $36,879     $778     2.11%
    Money market               13,682      362      2.65         16,560       422      2.55       22,548      579     2.56
    Negotiated rate
      certificates            16,117       802      4.98         14,246       695      4.88        6,279      287     4.57
    Other time deposits      131,348     6,590      5.02        124,122     6,456      5.20      109,242    4,355     3.99
-----------------------------------------------------------------------------------------------------------------------------
    Total time deposits      194,949     8,503      4.36        187,954     8,269      4.40      174,948    5,999     3.43
Borrowed funds                 8,603       255      2.96          7,107       271      3.81        6,896      200     2.90
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                203,552     8,758      4.30        195,061     8,540      4.38      181,844    6,199     3.41
Demand deposits               42,898                             39,998                           35,711
Other liabilities              1,123                              1,210                              645
Stockholders' equity          18,561                             16,755                           14,722
=============================================================================================================================
Total liabilities and
    stockholders' equity    $266,134                           $253,024                         $232,922
=============================================================================================================================
Net interest income                     11,842                             11,732                          10,870
Yield spread                                        3.93%                              4.16%                          4.46%
=============================================================================================================================
Net yield on earning assets                         4.73%                              4.94%                          5.01%
=============================================================================================================================
Deduct-Tax equivalent
    adjustment (a)                                                             11                              23
=============================================================================================================================
Net interest income                    $11,842                            $11,721                         $10,847

  (a) Interest income on non-taxable loans includes the effects of tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.
  (b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

During 1996, the yield spread declined to 3.93% from 4.16% in 1995 down 23 basis points. The Corporation's net interest margin decreased during 1996 to 4.73% from 4.94% in 1995 a decrease of 21 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Westbank Corporation and Subsidiaries

Rate/Volume Analysis of Interest Margin on Earning Assets

The following table sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1996 as compared with 1995 and 1995 compared with 1994.

                                      1996 Compared With 1995                          1995 Compared With 1994
----------------------------------------------------------------------------------------------------------------------
                                           Increase   Due to*                               Increase  Due to*
(Dollars in Thousands)      1996     1995  (Decrease)  Volume   Rate      1995      1994    (Decrease)  Volume   Rate
----------------------------------------------------------------------------------------------------------------------
Interest earned:
    Securities:
    U.S. Treasury           $535     $600      $(65)    $(70)  $  5       $600      $679         $(79)   $(69)   $(10)
    Federal agencies       1,647    1,596        51       39     12      1,596     1,072          524     411     113
    Other securities         159      116        43       45     (2)       116       104           12      14      (2)
Interest-bearing cash         70       24        46       35     11         24        28           (4)    (13)      9
Loans:
    Commercial             3,285    3,675      (390)    (123)  (267)     3,675     2,920          755     236     519
    Tax exempt - federal               33       (33)     (33)               33        69          (36)    (33)     (3)
    Real estate           12,941   12,406       535      837   (302)    12,406    10,530        1,876   1,168     708
    Consumer               1,716    1,578       138      282   (144)     1,578     1,519           59    (114)    173
Federal funds sold           247      244         3       35    (32)       244       148           96      18      78
----------------------------------------------------------------------------------------------------------------------
                          20,600   20,272       328    1,047   (719)    20,272    17,069        3,203   1,618   1,585
----------------------------------------------------------------------------------------------------------------------
Interest expense:
    Savings                  749      696        53       18     35        696       778          (82)    (82)
    Money market             362      422       (60)     (75)    15        422       579         (157)   (155)     (2)
    Negotiated rate
      certificates           802      698       104       93     11        698       287          411     388      23
    Other time deposits    6,590    6,453       137      368   (231)     6,453     4,355        2,098     651   1,447
    Borrowed funds           255      271       (16)      50    (66)       271       200           71       6      65
----------------------------------------------------------------------------------------------------------------------
                           8,758    8,540       218      454   (236)     8,540     6,199        2,341     808   1,533
----------------------------------------------------------------------------------------------------------------------
                         $11,842  $11,732      $110     $593  $(483)   $11,732  $10,870          $862    $810     $52
======================================================================================================================

  * The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income on a taxable equivalent basis for 1996 increased to $11,842,000, up 1% from $11,732,000 in 1995. A 5.4% increase in average earning assets and a 31 basis point decline in average rate of return resulted in an increase in volume of $1,047,000 and a decrease in rate of $719,000. An increase of 4.3% in average interest bearing liabilities and a 8 basis point increase in average rate of interest paid contributed to an increase in volume of $454,000 and a decrease in rate of $236,000.

Liquidity

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. At December 31, 1996, Westbank's ratio of such assets to total deposits was 16.28% for 1996 compared to 16.61% for 1995. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank (FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 7 in the Notes To Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

Westbank Corporation and Subsidiaries

Investment Portfolio

GRAPH INSERT

INVESTMENT SECURITY MIX

U.S. TREASURIES                    $ 7,988,000
FEDERAL AGENCIES                   $16,292,000
MORTGAGE-BACKED SECURITIES         $ 9,023,000
OTHER DEBTI SECURITIES             $ 1,254,000
MARKETABLE EQUITY SECURITIES       $ 1,125,000



Refer to Note 2 in the Notes To Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1996 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                                             1996          1995          1994
---------------------------------------------------------------------------------------------
U. S. Government obligations                               $5,998        $5,998        $6,499
Federal agency obligations                                 13,827        10,678        13,694
Mortgage-backed securities                                    216           274           331
Other debt securities                                       1,254         1,259         1,270
---------------------------------------------------------------------------------------------
Amortized cost                                            $21,295       $18,209       $21,794
=============================================================================================

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:
                                                             1996          1995          1994
---------------------------------------------------------------------------------------------
U. S. Government obligations                               $1,990        $3,386        $3,586
Federal agency obligations                                  2,465         4,120         4,161
Mortgage-backed securities                                  8,807         8,941
Other debt securities                                                       257           254
Equity securities                                           1,125           656             9
---------------------------------------------------------------------------------------------
                                                           14,387        17,360         8,010
Gross unrealized (gain) loss on
    securities available for sale                             170          (115)          248
---------------------------------------------------------------------------------------------
Amortized cost                                           $14,557        $17,245        $8,258
=============================================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1996:
                     Within 1 Year            1 to 5 Years           5 to 10 Years          After 10 Years
                 Weighted                 Weighted               Weighted               Weighted              Weighted     Total
                  Average  Amortized       Average   Amortized    Average   Amortized    Average  Amortized    Average Amortized
                    Yield       Cost         Yield        Cost      Yield        Cost      Yield       Cost      Yield      Cost
---------------------------------------------------------------------------------------------------------------------------------
U. S. Government
  obligations        6.21%    $4,235          6.27%     $3,747                                                    6.24%   $7,982
Federal agency
  obligations        5.66      1,750          5.93      13,586       6.89%     $1,000                             5.96    16,336
Other debt
  securities         7.28      1,254                                                                              7.28     1,254
Mortgage-backed
  securities                                                                                6.89%    $9,169       6.89     9,169
---------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities                    $7,239                   $17,333                 $1,000                $9,169              $34,741
=================================================================================================================================

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries

Loan Portfolio

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                                                     1996           1995         1994           1993        1992
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                                        $35,523        $35,116      $34,306        $30,431     $31,006
---------------------------------------------------------------------------------------------------------------------------------
Real Estate:
    Construction                                                    6,071          7,550        8,517          8,491       6,501
    Residential (1-4 family)                                      121,132         99,321       81,333         70,530      66,154
    Residential (5 or more)                                         1,908          2,632        4,034          4,852       3,286
    Commercial properties                                          41,261         47,566       58,310         53,768      57,225
---------------------------------------------------------------------------------------------------------------------------------
Total Real Estate                                                 170,372        157,069      152,194        137,641     133,166
---------------------------------------------------------------------------------------------------------------------------------
Consumer                                                           15,093          8,896        9,383          9,282      11,231
---------------------------------------------------------------------------------------------------------------------------------
Lease financing                                                                      230          352            932       3,349
---------------------------------------------------------------------------------------------------------------------------------
Gross loans                                                       220,988        201,311      196,235        178,286     178,752
Unearned discount                                                                                                             (4)
Deferred loan origination
    fees-net of costs                                                (315)          (340)        (233)          (217)       (241)
---------------------------------------------------------------------------------------------------------------------------------
Total Loans                                                       220,673        200,971      196,002        178,069     178,507
Allowance for loan
    losses                                                         (2,481)        (3,707)      (3,325)        (3,472)     (3,442)
---------------------------------------------------------------------------------------------------------------------------------
Net loans                                                        $218,192       $197,264     $192,677       $174,597    $175,065
=================================================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries, however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts area. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $1,162,000, or 5.9% of stockholders' equity as of December 31, 1996 compared to $1,334,000 or 7.5% as of December 31, 1995.

GRAPH INSERT

LOAN MIX

COMMERCIAL                    $35,523,000
RESIDENTIAL REAL ESTATE 	    $121,132,000
COMMERCIAL REAL ESTATE        $49,240,000
CONSUMER                      $15,093,000

The following table provides the maturity distribution and
sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1996:
                                                12 Months         1 - 5          After
(Dollars in Thousands)                            or Less         Years        5 Years          Total
-----------------------------------------------------------------------------------------------------
Commercial                                        $22,338       $10,891         $2,294        $35,523
Commercial real estate-construction                 5,647           424                         6,071
-----------------------------------------------------------------------------------------------------
Totals                                            $27,985       $11,315         $2,294        $41,594
=====================================================================================================

Of the commercial loans which mature beyond one year approximately $5,524,000 have fixed rates and the remaining $7,661,000 are floating rate loans. Of the construction loans that mature after one year, $394,000 are loans with floating rates.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance- sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $7,100,000 and $28,719,000, respectively, at December 31, 1996 and $6,682,000 and $23,900,000,
respectively, in 1995. See further discussion in Note 12 to the Consolidated Financial Statements.

Loan Loss Experience

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1996, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                   1996           1995          1994           1993          1992
-------------------------------------------------------------------------------------------------------
Balance at beginning of year           $3,707         $3,325        $3,472         $3,442        $3,550
Provision charged to expense              868          2,690         1,473            790         2,298
-------------------------------------------------------------------------------------------------------
                                        4,575          6,015         4,945          4,232         5,848
-------------------------------------------------------------------------------------------------------
Charge-offs:
    Loans secured by real estate        1,688          2,129         1,291            152         1,150
    Construction/land development         190                                         230           344
    Commercial and
      industrial loans                    503            230           480            638           866
    Consumer loans                         82            119            91             84           155
    Lease financing receivables                            5             7             55           100
-------------------------------------------------------------------------------------------------------
                                        2,463          2,483         1,869          1,159         2,615
-------------------------------------------------------------------------------------------------------
Recoveries:
    Loans secured by real estate          324             24            25            259            20
    Construction/land developing           14             75                           11            25
    Commercial and
      industrial loans                     10             45           204             45            11
    Consumer loans                         19             25            14             39            34
    Lease financing receivables             2              6             6             45           119
-------------------------------------------------------------------------------------------------------
                                          369            175           249            399           209
-------------------------------------------------------------------------------------------------------
Net charge-offs                         2,094          2,308         1,620            760         2,406
-------------------------------------------------------------------------------------------------------
Balance at end of year                 $2,481         $3,707        $3,325         $3,472        $3,442
=======================================================================================================
Average loans outstanding            $209,141       $197,562      $182,676       $171,814      $174,546
=======================================================================================================
Net charge-offs as a percentage
    of average loans                     1.00%          1.17%          .89%           .44%         1.38%
Net charge-offs as a percentage of
    the allowance at January 1          56.49%         69.41%        46.66%         22.08%        67.77%
Allowance as a percentage of total
    loans at December 31                 1.12%          1.84%         1.70%          1.95%         1.93%
Allowance as a percentage of
    non-performing loans
    at December 31                     105.08%         53.76%        56.52%         89.46%        40.51%

Westbank Corporation and Subsidiaries

Allocation of the balance of the allowance for loan losses applicable to:
(Dollars in Thousands)                        1996                 1995                1994                1993              1992
---------------------------------------------------------------------------------------------------------------------------------
                                              % of                 % of                % of                % of              % of
                                          Loans to             Loans to            Loans to            Loans to          Loans to
                                             Total                Total               Total               Total             Total
                                Amount       Loans     Amount     Loans    Amount     Loans     Amounts   Loans  Amount     Loans
---------------------------------------------------------------------------------------------------------------------------------
Loans secured by
    real estate                 $1,582       74.31%    $2,717     74.23%   $2,496     73.18%     $1,619   72.39% $1,474     70.82%
Construction/land
    development                     91        2.75        150      3.76       127      4.35                4.79              3.64
Commercial and industrial
    loans                          656       16.10        687     17.47       514     17.50         285   17.09     287     17.37
Consumer loans                     152        6.84         89      4.43       125      4.79                5.21              6.29
Lease financing receivables                                64       .11        63       .18                 .52              1.88
Unallocated                                                                                       1,568     N/A   1,681       N/A
----------------------------------------------------------------------------------------------------------------------------------
                                $2,481      100.00%    $3,707    100.00%   $3,325    100.00%     $3,472  100.00% $3,442    100.00%
==================================================================================================================================


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
(Dollars in Thousands)                                                  1996         1995          1994          1993         1992
-----------------------------------------------------------------------------------------------------------------------------------
Loans on a non-accrual basis                                          $2,079       $6,180        $4,890        $3,057       $7,353
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans as a percentage
    of total net loans outstanding                                       .95%        3.13%         2.54%         1.75%        4.20%
Non-accrual loans as a percentage
    of total assets                                                      .73%        2.44%         2.01%         1.34%        3.14%
Loans contractually past due 90
    days or more and still accruing                                     $282         $277          $492          $330         $724
===================================================================================================================================

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $178, $354, $342, $126, and $124 for 1996, 1995,
1994, 1993, and 1992, respectively. Interest income included in the results of operations relating to these loans was $20,000 in 1994.

The decrease in non-accrual loans from 1995 is attributable to the resolution of one large commercial mortgage during March 1996 and the sale of a pool of non-performing loans in May of 1996.

The decrease in the allowance for loan losses is a direct result of charging off previously reserved amounts during 1996 which are directly related to the loans referred to above.

As described in Note 1 to the Consolidated Financial Statements, on January 1, 1995 the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under this guidance the Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral.

Westbank Corporation and Subsidiaries

Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment. As a result of adopting SFAS 114, in-substance foreclosures totaling
$1,979,000 and $5,988,000 as of December 31, 1993 and 1992,
respectively, were reclassified to loans and are included in non-accrual loans above.

The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1996 on impaired loans was not significant. At December 31, 1996 and 1995, the recorded investment in impaired loans was $1,836,000 and $4,735,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1996, the average recorded investment in impaired loans was $3,267,000 compared to $2,201,000 for year end 1995.


GRAPH INSERT

(Dollars in Thousands)
NON-PERFORMING ASSETS

1992        $12,348
1993         $7,042
1994         $7,435
1995         $7,904
1996         $2,698


Restructured Loans

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower.  Restructured loans modified prior to
January 1, 1995 which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or interest and are not considered to be impaired.  Those entered into after January 1, 1995 are considered to be impaired as defined by SFAS No.  114 described above.  Restructured loans, which are classified as accruing loans, amounted to $0 in 1996, $439,000 in 1995, $501,000 in 1994, $494,000
in 1993 and $420,000 in 1992.  The following is an analysis of interest income related to restructured loans which are classified as accruing loans:
Year Ended December 31,
(Dollars in Thousands)                             1996         1995          1994           1993         1992
---------------------------------------------------------------------------------------------------------------
Interest income that would have
    been recognized if the
    loans had been current
    at original contractual rates                                $46           $50            $45          $12
Amount recognized as
    interest income                                               43            42             41            8
---------------------------------------------------------------------------------------------------------------
Reduced interest income                              $0           $3            $8             $4           $4
===============================================================================================================

Other Real Estate Owned


The following table sets forth information regarding other real estate owned at December 31:
(Dollars in Thousands)                             1996         1995          1994           1993         1992
---------------------------------------------------------------------------------------------------------------
Other real estate owned - net                      $337       $1,300        $1,552         $3,161       $4,271
Other real estate owned as a
    percentage of total assets                      .12%         .51%          .64%          1.38%        1.82%


Deposits

The following table sets forth the average amounts of various classifications of deposits:
                                                   1996                  1995                    1994
(Dollars in Thousands)                  Amount     Rate       Amount     Rate          Amount    Rate
-----------------------------------------------------------------------------------------------------
Savings                                $33,802     2.21%     $33,026     2.11%        $36,879    2.11%
Money market                            13,682     2.65       16,560     2.55          22,548    2.56
Negotiated rate certificates            16,117     4.98       14,246     4.90           6,279    4.57
Other time deposits                    131,348     5.02      124,122     5.20         109,242    3.99
-----------------------------------------------------------------------------------------------------
                                       194,949     4.36%     187,954     4.40%        174,948    3.43%
Demand deposits                         42,898                39,998                   35,711
-----------------------------------------------------------------------------------------------------
                                      $237,847              $227,952                 $210,659
=====================================================================================================

Westbank Corporation and Subsidiaries

Certificates of deposits of $100,000 and over at December 31, 1996 had the following maturities:
                                                                   3 Months        3 to 6     6 to 12     1 Year to
(Dollars in Thousands)                                              or Less        Months      Months       5 Years       Total
--------------------------------------------------------------------------------------------------------------------------------
    Totals                                                           $9,951        $3,425      $1,771        $2,250     $17,397
--------------------------------------------------------------------------------------------------------------------------------

Return on Equity and Assets

The Corporation's return on average equity and assets for each of the years ended December 31, were as follows:
                                                                                                 1996          1995        1994
--------------------------------------------------------------------------------------------------------------------------------
Return on average total assets                                                                    .84%          .93%        .93%
Return on average stockholders' equity                                                          12.11         14.04       14.77
Average stockholders' equity to average total assets                                             6.97          6.62        6.32
Dividend payout ratio                                                                           34.88         26.94

Borrowings

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                                                           1996          1995        1994
--------------------------------------------------------------------------------------------------------------------------------
Balance at year end                                                                            $8,769        $7,177      $8,625
Average amount outstanding                                                                      8,603         7,107       6,896
Maximum amount outstanding at any month-end                                                    12,294         9,675      13,961
Average interest rate for the year                                                               2.95%         3.78%       2.90%
Average interest rate on year-end balance                                                        2.89          3.38        4.20

Management's Discussion and Analysis of the Statements of Income

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1996, 1995 and 1994 will be covered in greater detail. The principal earning assets of the holding company consist of a commercial bank, Park
West Bank and Trust Company. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended
December 31, 1996. The significant changes are discussed in the analysis that follow the summary.

                                                                                                   Percentage
                                                                                              of increase (decrease)
--------------------------------------------------------------------------------------------------------------------
                                                                                              1996         1995
                                                                                              Over         Over
(Dollars in Thousands)                              1996         1995          1994           1995         1994
--------------------------------------------------------------------------------------------------------------------
Net interest income                              $11,842      $11,721        $10,847          1.02%        8.06%
Provision for loan losses                            868        2,690          1,473        (67.73)        82.62
Non-interest income                                2,140        2,917          2,459        (26.64)        18.63
Non-interest expense                               9,272        8,515         10,088          8.89        (15.59)
Income taxes (benefit)                             1,594        1,080           (430)        47.59
--------------------------------------------------------------------------------------------------------------------
Net Income                                        $2,248       $2,353         $2,175         (4.46)%        8.18%
====================================================================================================================

Interest Income

Westbank's earning assets include a diverse portfolio of interest earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1996 amounted to $20,600,000 as compared to $20,261,000 for 1995 and $17,046,000 for 1994. For 1996 this represents an increase of $339,000 or 1.7% over 1995, while interest income increased by $3,215,000 or 19% in 1995 versus 1994. The increase in 1996 is the result of an increase in average earning assets of $12,889,000 or 5% offset by a decrease of 31 basis points in average earning interest rate. The increase in 1995 over 1994 is the result of an increase in average earning assets of $20,508,000 combined with a 67 basis point increase in average earning interest rate.

Westbank Corporation and Subsidiaries

Interest Expense

Interest expense for 1996 on deposits and borrowings amounted to $8,758,000 as compared to $8,540,000 in 1995 and $6,199,000 for
1994. Interest expense increased by $218,000 or 2.5% during 1996 compared to 1995 and 1995 interest expense increased by $2,341,000 or 37% versus 1994. The 1996 increase is the result of an increase of average interest bearing liabilities of $8,491,000 and a 8 basis point decline in the average rate of interest paid compared to 1995. The increase in interest expense during 1995 versus 1994 is the result of an increase of average interest bearing liabilities of $13,217,000 combined with an increase of 97 basis points on average interest rate paid.

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


GRAPH INSERT

(Dollars in Thousands)

NET INTEREST INCOME

1992       $9,843
1993      $10,073
1994      $10,847
1995      $11,721
1996      $11,842

Westbank's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income on a taxable equivalent basis:

(Dollars in Thousands)                        1996           1995          1994
-------------------------------------------------------------------------------
Total interest income                      $20,600        $20,261       $17,046
Total interest expense                       8,758          8,540         6,199
-------------------------------------------------------------------------------
Net interest income                         11,842         11,721        10,847
Tax equivalent adjustment
    to interest income                                         11            23
-------------------------------------------------------------------------------
Net interest income
    (taxable equivalent)                   $11,842        $11,732       $10,870
===============================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS
section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

Provision for Loan Losses

The 1996 provision for loan losses totaled $868,000 compared with $2,690,000 in 1995, a decrease of 68%. During 1995, the provision increased by $1,217,000 over 1994 representing an increase of 83%. The decrease in the provision for loan losses during 1996 is directly attributable to the decrease in non-performing loans primarily during the second quarter. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

Westbank Corporation and Subsidiaries

Non-Interest Income

Income from sources other than interest was $2,140,000 in 1996, a decrease of $777,000 from the prior year and a decrease of $319,000 versus 1994. Non-interest income for 1996 reflects an increase in Trust Department earnings of $71,000, a decrease in service charges on deposit accounts of $135,000 and increases from the gain on sale of other assets totaling $83,000 compared to 1995. 1995 also reflects the recovery of an insurance claim totaling $703,000.


Non-Interest Expense

The components of other operating expenses at December 31 are as follows:
(Dollars in Thousands)                  1996           1995          1994
-------------------------------------------------------------------------
Salaries and benefits                 $4,376         $3,845        $3,939
Occupancy                                648            513           555
Write-down of other
    real estate owned                    390            224           760
Other real estate
    owned expense                         94            274           476
Other non-interest expense             3,764          3,659         4,358
-------------------------------------------------------------------------
                                      $9,272         $8,515       $10,088
=========================================================================

Overall non-interest expense increased during 1996 by $757,000 versus 1995 and declined by $816,000 compared to 1994. During 1996, salaries and benefits increased by $531,000 primarily the result of opening three supermarket branches during 1996 and the associated staffing requirements. Similarly, occupancy increased by $135,000 as a result of the new branches described above. Finally, other non-interest expense and depreciation and amortization expense increased in 1996 by $105,000, the result of expenses related to the new supermarket offices.

Income Taxes

The Financial Accounting Standards Board issued a Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") in February, 1992. The Statement requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. Effective January 1, 1993, the Corporation prospectively adopted SFAS No. 109.

For the year ended December 31, 1996 Westbank Corporation recorded a tax expense of $1,594,000 compared to 1995, when the Corporation recorded a tax expense of $1,080,000. The higher tax expense for 1996 was primarily the result of the expiration of net operating loss carryforwards and a change in the valuation allowance of $101,000 pertaining to deferred tax assets offset by the provision for current taxes. Income taxes for 1994 was a benefit of $430,000, which was primarily the result of the utilization of net operating loss carryforwards.

Net Income

The net income for 1996 of $2,248,000, or $.66 per share, is based on a weighted average of 3,404,242 shares outstanding, compared with a net income for 1995 of $2,353,000, or $.72, based on a weighted average of 3,271,875 shares outstanding and net income for 1994 of $2,175,000, or $.68, based on a weighted average shares of 3,203,985.

Independent's Auditor's Report
Westbank Corporation and Subsidiaries

The Stockholders and Board of Directors,
Westbank Corporation


We have audited the accompanying consolidated balance sheets of Westbank Corporation and Subsidiaries (the "Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbank Corporation and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As described in Note 1, the Corporation changed its method of accounting for securities as of January 1, 1994.

Deloitte & Touche LLP
Hartford, Connecticut
January 28, 1997

Consolidated Balance Sheets
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                                   1996              1995
-----------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
    Non-interest bearing                                                     $10,463          $11,195
    Interest bearing                                                              48               56
-----------------------------------------------------------------------------------------------------
                                                                              10,511           11,251
Federal funds sold                                                            12,890              900
-----------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                           23,401           12,151
-----------------------------------------------------------------------------------------------------
Securities (Note 2):
Investment securities available for sale                                      14,387           17,360
Investment securities held to maturity
    (fair value of $21,357 in 1996 and $18,402 in 1995)                       21,295           18,209
-----------------------------------------------------------------------------------------------------
    Total securities                                                          35,682           35,569
-----------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                   5,466            8,826
Loans, net of allowance for loan losses
    of $2,481 in 1996 and $3,707 in 1995 (Note 3)                            212,726          188,438
Property and equipment (Note 4)                                                4,339            3,643
Other real estate owned, net of allowance for losses
    of $195 in 1996 and $65 in 1995 (Note 5)                                     337            1,300
Accrued interest receivable                                                    1,636            1,658
Deferred income taxes (Note 8)                                                                    364
Other assets (Note 8)                                                          1,322            1,828
-----------------------------------------------------------------------------------------------------
          Total assets                                                      $284,909         $253,777
=====================================================================================================
Liabilities and Stockholders' Equity
Deposits (Note 6):
    Non-interest bearing                                                     $44,715          $43,981
    Interest bearing                                                         210,776          183,981
-----------------------------------------------------------------------------------------------------
    Total deposits                                                           255,491          227,962
Borrowed funds (Note 7)                                                        8,769            7,177
Interest payable on deposits                                                     328              309
Other liabilities                                                                576              626
-----------------------------------------------------------------------------------------------------
    Total liabilities                                                        265,164          236,074
Commitments and contingent liabilities (Notes 11 and 12)
Stockholders' equity (Note 14):
    Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
    Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      3,346,802 shares in 1996 and 3,221,603 shares in 1995                    6,694            6,443
    Additional paid-in capital                                                 7,633            7,141
    Retained earnings                                                          5,517            4,053
    Unrealized gain (loss) on securities available for sale                      (99)              66
-----------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                19,745           17,703
-----------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity                        $284,909         $253,777
=====================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Income
Westbank Corporation and Subsidiaries

Years ended December 31,

(Dollars in Thousands, except share amounts)                                    1996              1995             1994
------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
    Interest and fees on loans                                               $17,942           $17,681          $15,015
    Interest from interest bearing cash
      and Federal funds sold                                                     275               268              176
    Interest and dividend income from securities                               2,383             2,312            1,855
------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                      20,600            20,261           17,046
------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Interest on deposits                                                       7,701             7,574            5,712
    Interest on certificates of deposit - $100,000
      or more                                                                    802               695              287
    Interest on borrowed funds                                                   255               271              200
------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                   8,758             8,540            6,199
------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
    loan losses                                                               11,842            11,721           10,847
Provision for loan losses (Note 3)                                               868             2,690            1,473
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
    loan losses                                                               10,974             9,031            9,374
------------------------------------------------------------------------------------------------------------------------
Non-interest income:
    Trust department income                                                      425               354              329
    Service charges on deposits                                                  716               851              962
    Gain (loss) on sale of mortgage loans/
      servicing rights                                                             4                (4)              77
    Gain on sale of securities available for sale                                112               145              145
    Gain on sale of other real estate owned                                        3                13               82
    Other non-interest income (Note 13)                                          880             1,558              864
------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                2,140             2,917            2,459
------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
    Salaries and wages                                                         3,647             3,181            3,331
    Pension and employee benefits (Note 9)                                       729               664              608
    Occupancy expense                                                            648               513              555
    Depreciation and amortization expense                                        618               453              550
    Provision for other real estate owned                                        390               224              760
    Other real estate owned expenses                                              94               274              476
    Other non-interest expense (Note 13)                                       3,146             3,206            3,808
------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                               9,272             8,515           10,088
------------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefit)                                           3,842             3,433            1,745
Income taxes (benefit) (Note 8)                                                1,594             1,080             (430)
------------------------------------------------------------------------------------------------------------------------
      Net income                                                              $2,248            $2,353           $2,175
========================================================================================================================
Net earnings per share                                                          $.66              $.72             $.68
========================================================================================================================
Weighted average shares and equivalent
    shares outstanding                                                     3,404,242         3,271,875        3,203,985
========================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

Westbank Corporation and Subsidiaries

                                                                                                          Unrealized
                                                       Common Stock      Additional                      gain (loss)
                                                                  Par       paid-in    Retained        on securities
(Dollars in Thousands, except share amounts)      Shares        Value       capital    earnings   available for sale       Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                    3,125,506        $6,251        $6,861        $159                          $13,271
Net income                                                                                2,175                            2,175
Shares issued:
    Stock option plan                                           7,864            16                                           16
    Dividend reinvestment
      and stock purchase plan                                   4,797             9          16                               25
Cumulative effect of implementing
    accounting standard for securities
    as of January 1, 1994                                                                                       $233         233
Changes in unrealized gain (loss) on
    securities available for sale                                                                               (376)       (376)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                    3,138,167         6,276         6,877       2,334                 (143)     15,344
Net income                                                                                2,353                            2,353
Cash dividends declared
    ($.20 per share)                                                                       (634)                            (634)
Shares issued:
    Stock option plan                                          16,342            33           4                               37
    Dividend reinvestment
      and stock purchase plan                                  67,094           134         260                              394
Change in unrealized gain (loss)
    on securities available for sale                                                                             209         209
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                    3,221,603         6,443         7,141       4,053                   66      17,703
Net income                                                                                2,248                            2,248
Cash dividends declared
    ($.24 per share)                                                                       (784)                            (784)
Shares issued:
    Stock option plan                                          30,584            61          25                               86
    Dividend reinvestment
      and stock purchase plan                                  94,615           190         467                              657
Change in unrealized gain (loss)
    on securities available for sale                                                                            (165)       (165)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    3,346,802        $6,694        $7,633      $5,517                 $(99)    $19,745
=================================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Westbank Corporation and Subsidiaries

For the years ended December 31,
(Dollars in Thousands)                                                       1996              1995             1994
---------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                             $2,248            $2,353           $2,175
    Adjustments to reconcile net income to
      net cash provided by operating activities:
          Provision for loan losses                                           868             2,690            1,473
          Provision for other real estate owned                               390               224              760
          Depreciation and amortization                                       618               453              550
          Realized gain on sale of securities                                (112)             (145)            (145)
          Realized gain on sale of other real estate owned                     (3)              (13)             (82)
          Realized gain on miscellaneous assets                               (83)
          Amortization/accretion of deferred fees                              (3)
          Deferred income taxes (benefit)                                     461               881             (876)
      Change in:
          Loans held for sale                                                (279)           (4,154)
          Accrued interest receivable                                          22                10             (108)
          Other assets                                                        506              (394)            (372)
          Interest payable on  deposits                                        19                69             (301)
          Other liabilities                                                   (50)               85              341
---------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                       4,602             2,059            3,415
---------------------------------------------------------------------------------------------------------------------
Investing activities:
    Securities:
      Held to maturity:
          Purchases                                                       (11,329)           (4,500)          (5,747)
          Proceeds from maturities                                          8,243             8,085              169
      Available for sale:
          Purchases                                                        (2,988)          (15,319)          (6,740)
          Proceeds from sales                                               2,857             4,912            7,738
          Proceeds from maturities                                          6,858             1,308            7,014
    Proceeds on sale of miscellaneous assets                                  296
    Purchases of premises and equipment                                    (1,030)             (960)            (879)
    Net increase in loans                                                 (26,484)           (3,847)         (21,808)
    Proceeds from sale of other real estate owned                           1,145               965            3,186
---------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                         (22,432)           (9,356)         (17,067)
---------------------------------------------------------------------------------------------------------------------
Financing activities:
    Proceeds from borrowed funds                                                                              15,099
    Repayment of borrowed funds                                                              (2,676)         (15,716)
    Net increase in deposits                                               27,529             9,399           16,132
    Net increase (decrease) in short-term borrowings                        1,592             1,228           (3,178)
    Proceeds from exercise of stock options
      and stock purchase plan                                                 743               431               41
    Dividends paid                                                           (784)             (634)

---------------------------------------------------------------------------------------------------------------------

            Net cash used by financing activities                          29,080             7,748           12,378
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                           11,250               451           (1,274)
Cash and cash equivalents at beginning of year                             12,151            11,700           12,974
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                  $23,401           $12,151          $11,700
=====================================================================================================================
Cash paid during the year:
    Interest on deposits and other borrowings                              $8,739            $8,471           $6,499
    Income taxes                                                            1,243               520              366
Supplemental disclosure of cash flow information:
    Securitization of loans into mortgage-backed securities                $3,639
    Transfers of loans to other real estate owned                           1,115              $375             $276
    Transfer of miscellaneous asset from other real estate owned
      to premises and equipment                                               291
    Loans to facilitate the sale of other real estate owned                   667               340              961

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

Nature of Business

The Corporation operates eleven banking offices located in Hampden County and also operates a Trust Department pro-viding services normally associated with holding property in a fiduciary or agency capacity. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in Western Massachusetts.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and effect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Park West Bank and Trust Company ("Park West" or the "Bank"), its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

Cash and Cash Equivalents

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $1,625,000 for 1996.

Securities

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation classifies all securities with an original maturity of less than three years as available for sale. In addition, any mortgage-backed securities created out of the Banks own inventory of residential real estate loans are also considered available for sale. All other securities are classified as held to maturity. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down included in expense as a realized loss.

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

Interest on commercial and real estate loans is accrued on the principal amount of loans outstanding. Interest on installment and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or earlier unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period and management's doubts concerning collectibility have been removed.

The Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment. The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans.

The adequacy of the allowance for loan losses is evaluated regularly by management. Factors considered in evaluating the adequacy of the allowance include the size of the portfolio, previous loss experience, current economic conditions and their effect on borrowers and the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgement of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income.

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that certain impaired loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 was modified by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," and was adopted concurrently by the Corporation. The adoption of these new standards did not have any material impact on the Corporation's financial statements.

As of January 1, 1996, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires allocation of the total cost of mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair value. The adoption of this statement did not have a material impact on the Corporation's financial statements.
Effective January 1, 1997, SFAS No. 122 was superseded by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." See "New Accounting Standards" below.

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

Westbank Corporation and Subsidiaries

Other Real Estate Owned

Other real estate owned ("OREO") includes properties the Bank has acquired through foreclosure. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Bank's standard underwriting criteria, including receipt of an adequate down payment. Income Taxes

The asset and liability method of accounting for income taxes is utilized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension Plan

The Corporation has a trusteed defined contribution pension plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost.

Trust Department

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $105,781,000 and $102,315,000 at December 31, 1996 and 1995, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

Net Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

New Accounting Standards - SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions) which have been deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of these standards is not expected to have a material impact on the Corporation's financial statements.

2 - Securities

Investment securities held to maturity at December 31 are as follows:

                                                                    1996
------------------------------------------------------------------------------------------------------
                                                   Gross           Gross                          Net
                                  Amortized   unrealized      unrealized         Fair       unrealized
(Dollars in Thousands)                 cost        gains          losses        value            gain
------------------------------------------------------------------------------------------------------
U.S. Government obligations          $5,998          $49             $11       $6,036              $38
Federal agency obligations           13,827           33              22       13,838               11
Other debt securities                 1,254            7                        1,261                7
Mortgage-backed securities              216            6                          222                6
------------------------------------------------------------------------------------------------------
                                    $21,295          $95             $33      $21,357              $62
======================================================================================================

Notes to Consolidated Financial Statements
Westbank Corporation and Subsidiaries

                                                                                            1995
-------------------------------------------------------------------------------------------------------------------------
                                                                             Gross         Gross                     Net
                                                          Amortized     unrealized    unrealized     Fair     unrealized
(Dollars in Thousands)                                         cost          gains        losses    value          gain
-------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $5,998           $136                 $6,134           $136
Federal agency obligations                                   10,678             44           $27   10,695             17
Other debt securities                                         1,259             28                  1,287             28
Mortgage-backed securities                                      274             12                    286             12
-------------------------------------------------------------------------------------------------------------------------
                                                            $18,209           $220           $27  $18,402           $193
=========================================================================================================================

During 1996 and 1995 there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:
                                                                                            1996
-------------------------------------------------------------------------------------------------------------------------
                                                                             Gross         Gross                     Net
                                                          Amortized     unrealized    unrealized     Fair     unrealized
(Dollars in Thousands)                                         cost          gains        losses    value     gain/(loss)
-------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $1,985             $5                 $1,990             $5
Federal agency obligations                                    2,500              3           $38    2,465            (35)
Equity securities                                             1,111             14                  1,125             14
Mortgage-backed securities                                    8,961                          154    8,807           (154)
-------------------------------------------------------------------------------------------------------------------------
                                                            $14,557            $22          $192  $14,387          $(170)
=========================================================================================================================

                                                                                            1995
-------------------------------------------------------------------------------------------------------------------------
                                                                             Gross         Gross                     Net
                                                          Amortized     unrealized    unrealized     Fair     unrealized
(Dollars in Thousands)                                         cost          gains        losses    value     gain/(loss)
-------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $3,349            $39            $2   $3,386            $37
Federal agency obligations                                    4,199                           79    4,120            (79)
Other debt securities                                           253              4                    257              4
Equity securities                                               645             11                    656             11
Mortgage-backed securities                                    8,799            142                  8,941            142
-------------------------------------------------------------------------------------------------------------------------
                                                            $17,245           $196           $81  $17,360           $115
=========================================================================================================================

During 1996 and 1995, the Corporation recognized gross gains on securities available for sale totaling $112,000 and $145,000, respectfully, from the sale of mortgage-backed securities.

The contractual maturities of securities, other than equity securities, as of December 31, 1996 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage- backed securities may mature earlier than their contractual maturities because of principal repayments.

                                                           Amortized               Fair             Percent
(Dollars in Thousands)                                          cost              value             of total
------------------------------------------------------------------------------------------------------------
Held to Maturity:
    Within 1 year                                             $4,754             $4,767                 22%
    Over 1 year to 5 years                                    15,325             15,368                 72
    Over 5 years to 10 years                                   1,000              1,001                  5
    Over 10 years                                                216                221                  1
------------------------------------------------------------------------------------------------------------
    Total bond and debt obligations                          $21,295            $21,357                100%
============================================================================================================

Westbank Corporation and Subsidiaries

                                                           Amortized               Fair             Percent
(Dollars in Thousands)                                          cost              value             of total
------------------------------------------------------------------------------------------------------------
Available for Sale:
    Within 1 year                                             $2,485             $2,485                 19%
    Over 1 year to 5 years                                     2,000              1,970                 15
    Over 10 years                                              8,961              8,807                 66
------------------------------------------------------------------------------------------------------------
  Total bond and
      debt obligations                                       $13,446           $13,262                 100%
============================================================================================================

Securities totaling $11,122,000 at December 31, 1996 were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - Loans and Allowance for Loan Losses

Loans consisted of the following at December 31:

(Dollars in Thousands)                                                                     1996             1995
-----------------------------------------------------------------------------------------------------------------
Commercial                                                                              $35,523          $35,116
Real estate construction                                                                  6,071            7,550
Real estate                                                                             158,835          140,693
Consumer                                                                                 15,093            8,896
Lease financing                                                                                              230
-----------------------------------------------------------------------------------------------------------------
                                                                                        215,522          192,485
Allowance for loan losses                                                                (2,481)          (3,707)
Deferred loan origination fees                                                             (315)            (340)
-----------------------------------------------------------------------------------------------------------------
                                                                                       $212,726         $188,438
=================================================================================================================

Changes in the allowance for loan losses are summarized as follows:
(Dollars in Thousands)                                                   1996              1995             1994
-----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                             $3,707            $3,325           $3,472
Provision for loan losses                                                 868             2,690            1,473
Loans charged off                                                      (2,463)           (2,483)          (1,869)
Recoveries                                                                369               175              249
-----------------------------------------------------------------------------------------------------------------
                                                                       $2,481            $3,707           $3,325
=================================================================================================================

The aggregate principal balance of non-accrual loans was $2,079,000, $6,180,000 and $4,890,000 at December 31, 1996, 1995 and 1994,
respectively. Contractual interest income which was not recognized on such non-accrual loans was $178,000, $354,000 and $342,000 for 1996, 1995 and 1994, respectively. The only income included in the results of operations for these non- accrual loans was $20,000 during 1994.

Westbank Corporation and Subsidiaries

The Corporation did not sell any loans with recourse during 1996 or 1995. The remaining recourse exposure on prior sales was $3,902,000 at December 31, 1996. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $170,372,000 in real estate loans at December 31, 1996, $121,132,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the bank's direct market area of Western Massachusetts. Commercial real estate and real estate construction loans represented $49,240,000 in outstanding principal at December 31, 1996. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $3 5,523,000 at December 31, 1996 represent loans made to businesses in Western Massachusetts.

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

(Dollars in Thousands)                                                                     1996             1995
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                             $1,334             $687
    New loans granted                                                                       389            1,268
    Repayments of principal                                                                (561)            (621)
-----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   $1,162           $1,334
=================================================================================================================

The Corporation restructured loans totaling $0, $439,000 and $501,000 at December 31, 1996, 1995 and 1994, respectively, which resulted in interest rates being reduced. The reduction of interest income in these years was not material.

At December 31, 1996, the recorded investment in impaired loans was $1,836,000, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $3,267,000 and $2,201,000, respectively. Interest income recognized during 1996 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans which are on non-accrual, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $136,713,000 and $153,923,000 at December 31, 1996 and 1995,
respectively.

4 - Property and Equipment

Major classes of property and equipment at December 31 are summarized as follows:

                                                                                                                  Estimated
(Dollars in Thousands)                                                             1996             1995              Lives
----------------------------------------------------------------------------------------------------------------------------
Property (including
    land of $1,029)                                                              $2,973           $2,686        30-40 years
Furniture and equipment                                                           5,039            6,387         3-10 years
Motor vehicles                                                                      103              157            3 years
Leasehold and building
    improvements                                                                  2,401            1,780         5-15 years
----------------------------------------------------------------------------------------------------------------------------
                                                                                 10,516           11,010
----------------------------------------------------------------------------------------------------------------------------
Accumulated depreciation                                                          6,177            7,367
----------------------------------------------------------------------------------------------------------------------------
                                                                                 $4,339           $3,643
============================================================================================================================

Westbank Corporation and Subsidiaries

5 - Other Real Estate Owned

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:
(Dollars in Thousands)                                                                               1996              1995
----------------------------------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure                                                             $337            $1,300
============================================================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:
(Dollars in Thousands)                                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                           $65             $231              $440
Provision for other real estate owned charged to operations                          390              224               760
Write-downs (net of payments)                                                       (260)            (390)             (969)
----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                $195              $65              $231
============================================================================================================================

Certain sales of other real estate owned were financed by the Bank, aggregating approximately $667,000 and $340,000 in 1996 and 1995, respectively. Net non cash transfer of loans to other real estate owned were $1,115,000, $375,000 and $276,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

6 - Deposits

Deposit accounts by type as of December 31 are summarized as follows:
(Dollars in Thousands)                                                                               1996              1995
----------------------------------------------------------------------------------------------------------------------------
Demand deposit                                                                                    $44,715           $43,981
Regular - Savings                                                                                  34,770            31,928
N.O.W.                                                                                             18,381            17,113
Money market deposits                                                                              12,493            15,027
IRA's                                                                                              27,575            27,542
Other time deposits                                                                               117,557            92,371
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 $255,491          $227,962
============================================================================================================================

At December 31, 1996, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:


(Dollars in Thousands)
---------------------------------------------
    1997                             $104,943
    1998                               20,320
    1999                                5,619
    2000                                1,828
    2001 and thereafter                     2
---------------------------------------------
                                     $132,712
=============================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $17,397,000 and $12,954,000 as of December 31,
1996 and 1995, respectively. Interest paid on these deposits totaled approximately $802,000 and $695,000, respectively. At December 31, 1996, investment securities totaling $500,000 are pledged to secure deposits of the Trust Department.

Westbank Corporation and Subsidiaries

7 - Borrowed Funds

Borrowed funds as of December 31 are as follows:
(Dollars in Thousands)                                                       1996              1995
---------------------------------------------------------------------------------------------------
Short Term Borrowings:
Securities sold under agreements
    to repurchase                                                          $6,838            $6,621
Purchased federal funds                                                       220               190
Treasury tax and loan notes                                                 1,711               366
---------------------------------------------------------------------------------------------------
                                                                           $8,769            $7,177
===================================================================================================

The securities pledged under the repurchase agreements include U.S. Government and Federal agency obligations which were under the control of the Corporation. At December 31, 1996, the book balance was $7,121,000 and the fair value was $7,093,000. The above short term borrowings mature daily.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                     1996              1995              1994
---------------------------------------------------------------------------------------------------
Balance at year end                                      $8,769            $7,177            $8,625
Average amount outstanding                                8,603             7,107             6,896
Maximum amount outstanding at any month-end              12,294             9,675            13,961
Average interest rate for the year                         2.95%             3.78%             2.90%
Average interest rate on year-end balance                  2.89              3.38              4.20

The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit with no set expiration date. There were no amounts outstanding against either line as of December 31, 1996 or 1995. The Bank had additional short term borrowing capacity through the Federal Home Loan Bank of $9,746,000 through its Ideal Way program that was unused at year end 1996.

8 - Income Taxes

The income tax provisions (benefits) were as follows:
(Dollars in Thousands)                                     1996              1995              1994
---------------------------------------------------------------------------------------------------
Current tax:
    Federal                                                $917              $148               $25
    State                                                   317               204               316
---------------------------------------------------------------------------------------------------
      Total current                                       1,234               352               341
---------------------------------------------------------------------------------------------------
Deferred tax (benefit):
    Deferred taxes                                          461               728
    Change in valuation allowance for deferred tax assets  (101)                               (771)
---------------------------------------------------------------------------------------------------
Total deferred                                              360               728              (771)
---------------------------------------------------------------------------------------------------
      Total income tax provision (benefit)               $1,594          $  1,080             $(430)
===================================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:
                                                           1996              1995              1994
---------------------------------------------------------------------------------------------------
Federal statutory rate                                     34.0%             34.0%             34.0%
Reduction in valuation allowance for deferred tax asset                                       (44.2)
State income taxes, net of federal benefit                  7.0               8.0              12.0
Deferred tax benefits realized currently                                    (10.5)            (17.0)
Other                                                                                          (9.4)
---------------------------------------------------------------------------------------------------
                                                           41.0%             31.5%            (24.6)%
===================================================================================================

Westbank Corporation and Subsidiaries

The tax effects of temporary differences that give rise to
significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:
(Dollars in Thousands)                                                       1996              1995
---------------------------------------------------------------------------------------------------
Deferred tax assets:
    Allowance for loan losses                                                                   $36
    Other real estate owned                                                   $81                61
    Deferred loan fees                                                        131               143
    State tax net operating loss carryforward                                 168               182
    Non-accrual interest                                                      159               210
    Unrealized gain/loss on securities                                         71
    Other                                                                      26                11
---------------------------------------------------------------------------------------------------
      Total gross deferred tax assets                                         636               643
Valuation allowance                                                          (101)
---------------------------------------------------------------------------------------------------
      Net deferred tax assets                                                 535               643
---------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Bond accretion                                                             25                24
    Unrealized gain on securities                                                                48
    Depreciation                                                              153                10
    Allowance for loan losses                                                 440
    Leases, net of residual value                                                               146
    Deferred FNMA premium                                                                        16
    Prepaid pension                                                             9                35
---------------------------------------------------------------------------------------------------
      Total gross deferred tax liabilities                                    627               279
---------------------------------------------------------------------------------------------------
      Net deferred tax (liability) asset                                     $(92)             $364
===================================================================================================

As of December 31, 1995, the state net operating loss carryforward to future periods amounted to approximately $2,042,000.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences, net of the recorded valuation allowance.

9 - Pension Plan

The Bank has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the pension plan are a percentage of individual employees' salary. Total pension expense for 1996, 1995 and 1994 amounted to $213,000, $216,000 and $216,000, respectively. At May 31, 1996, the most recent plan year, total plan assets were $2,330,000 and the vested balance was $2,271,000. The pension plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

10 - Stock Options

On January 1, 1996 the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation. The Corporation continues to account for stock-based compensation using the intrinsic value under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." Regardless of the method used for employee stock-based arrangements, SFAS No. 123 requires increased disclosures of stock-based compensation arrangements with employees. The Corporation has adopted SFAS No. 123 through a separate disclosure to the financial statements.

Westbank Corporation and Subsidiaries

The Corporation has three fixed option plans which reserve shares of common stock for issuance to executives, key employees and directors. The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." During 1996, 1995 and 1994 no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's three stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

                                                                     1996              1995
---------------------------------------------------------------------------------------------
Net earnings - as reported                                     $2,248,000        $2,353,000
Net earnings - pro forma                                       $1,966,000        $2,297,000
Earnings per share - as reported                                     $.66              $.72
Earnings per share - pro forma                                       $.58              $.70

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

                                                    1996               1995              1994
---------------------------------------------------------------------------------------------
Options outstanding at the beginning of year      307,706           325,949           134,916
Options granted at fair value:
    at $6.00                                                                          200,000
Options exercised:
    at $2.00                                      (16,268)           (8,142)           (7,264)
    at $2.50                                       (9,200)           (8,200)             (600)
    at $6.00                                       (5,116)
    Options canceled                                                 (1,901)           (1,103)
---------------------------------------------------------------------------------------------
Options outstanding at the end of year            277,122           307,706           325,949
=============================================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995 which was approved at the 1995 Annual Meeting of Shareholders.  The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:
                                                                       1996              1995
---------------------------------------------------------------------------------------------
Options outstanding at the beginning of the year                     92,000
Options authorized during 1995                                                        125,000
Options granted and exercisable at fair value $6.00                                   (33,000)
Options granted and exercisable at fair value $7.125                (11,000)
---------------------------------------------------------------------------------------------
Options available for future grants                                  81,000            92,000
=============================================================================================

Unless exercised, the options will expire twenty years after granting.

The Corporation adopted an incentive stock option plan during 1996 for directors and employees, which was approved at the 1996 Annual
Meeting of Shareholders.  The following is a summary of the changes in the 1996 Incentive Stock Option Plan:
                                                                                         1996
---------------------------------------------------------------------------------------------
Options outstanding at the beginning of the year
Options authorized during 1996                                                        178,500
Options granted and exercisable to directors at $8.00                                 (11,000)
Options granted and exercisable to employees at $8.125                               (122,500)
---------------------------------------------------------------------------------------------
Options available for future grants                                                    45,000
=============================================================================================

Unless exercised, director stock options will expire twenty years after grant, while employee options will expire ten years after grant.

Westbank Corporation and Subsidiaries

11 - Leases

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 1996:

(Dollars in Thousands)
---------------------------------------------------------
1997                                                 $236
1998                                                  204
1999                                                  204
2000                                                  204
2001                                                  232
After 2001                                          1,655
---------------------------------------------------------
Total minimum lease payments                       $2,735
=========================================================

Rent expense for 1996, 1995 and 1994 amounted to $223,000, $116,000 and $109,000, respectively.

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

The following table summarizes the contractual value of financial instruments and other commitments at December 31:
(Dollars in Thousands)                                                       1996              1995
---------------------------------------------------------------------------------------------------
Commitments to grant loans                                                 $7,100            $6,682
Stand-by letters of credit and financial guarantees                           812             1,658
Commitments to advance funds under existing loan agreements                28,719            23,900

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

Certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial condition or results of operations.

Westbank Corporation and Subsidiaries

13 - Other Non-Interest Income and Expense

The components of other non-interest income and expense, which are in excess of 1% of the aggregate of total interest income and non-interest income and not shown separately on the consolidated statements of income, are as follows:
Years Ended December 31,
(Dollars in Thousands)                                                             1996             1995              1994
---------------------------------------------------------------------------------------------------------------------------
Income:
    Loan servicing fees                                                            $484             $513              $499
    Insurance recovery                                                                               703
Expenses:
    Computer operations and supplies                                                                 232               379
    Service bureau expense                                                          556              542               102
Federal Deposit Insurance
    Corporation assessment                                                                           433               584
Professional fees                                                                   322              260               329
Advertising                                                                         321              284               241
Unusual item                                                                                                           750

During March 1995 the Bank discovered an alleged employee defalcation of approximately $750,000. Included in the financial statements for 1994 is the write-down of this unusual item, while the 1995 financial statements reflect the recovery of this item based on an insurance refund of $703,000 (as shown above).

14 - Stockholders' Equity and Regulatory Matters

As a federally insured banking institution, Park West is subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC"). Since December 1995, Park West has been operating under a Memorandum of Understanding (the "Memorandum") with the FDIC and the Commissioner of Banks for the Commonwealth of Massachusetts (the "Commissioner"). On December 12, 1996 the Memorandum was released.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") addresses the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

Westbank Corporation and Subsidiaries

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table:
                                                                                                 Minimum Capital
                                                                                                to be considered
                                                                                                well capitalized
                                                                                                    under Prompt
                                                                For Minimum Capital            Corrective Action
                                              Actual              Adequacy Purposes                   Provisions
(Dollars in Thousands)                   Amount    Ratio          Amount      Ratio             Amount     Ratio
-----------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Total Capital
    (To risk weighted assets):
      Bank                              $21,544    11.41%        $15,105       8.00%           $18,817     10.00%
      Holding Company                    22,112    11.69          15,132       8.00                N/A       N/A
Tier I Capital
    (To risk weighted assets):
      Bank                               19,182    10.16           7,552       4.00             11,328      6.00
      Holding Company                    19,745    10.43           7,572       4.00                N/A       N/A
Tier I Capital
    (To average assets):
      Bank                               19,182     6.93          11,072       4.00             16,608      5.00
      Holding Company                    19,745     7.12          11,092       4.00                N/A       N/A
As of December 31, 1995
Total Capital
    (To risk weighted assets):
      Bank                               19,613    11.07          14,173       8.00             17,717     10.00
      Holding Company                    19,939    11.24          14,191       8.00                N/A       N/A
Tier I Capital
    (To risk weighted assets):
      Bank                               17,380     9.81           7,087       4.00             10,630      6.00
      Holding Company                    17,703     9.98           7,095       4.00                N/A       N/A
Tier I Capital
    (To average assets):
      Bank                               17,380     6.87          10,119       4.00             12,649      5.00
      Holding Company                    17,703     6.89          10,278       4.00                N/A       N/A

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

Westbank Corporation and Subsidiaries

15 - Employee Stock Ownership Plan

The Corporation established an Employees' Stock Ownership Plan
("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1996 and 1995, the ESOP held no shares of the Corporation's stock.

16 - Fair Value of Financial Instruments

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments.  The following table represents the carrying amount and estimated fair value of the
Corporation's financial instruments at December 31:
                                                    1996                                      1995
------------------------------------------------------------------------------------------------------------
                                             Carrying   Estimated                      Carrying   Estimated
(Dollars in Thousands)                         Amount  Fair Value                        Amount   FairValue
------------------------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                   $10,511     $10,511                       $11,251     $11,251
    Federal funds sold                         12,890      12,890                           900         900
    Investment securities held to maturity     21,295      21,357                        18,209      18,402
    Investment securities available for sale   14,387      14,387                        17,360      17,360
    Loans                                     218,192     217,991                       197,264     199,623
    Accrued interest receivable                 1,636       1,636                         1,658       1,658
Liabilities:
    Deposits                                  255,491     255,579                       227,962     228,550
    Borrowed funds                              8,769       8,769                         7,177       7,177
    Interest payable on deposits                  328         328                           309         309

Cash and Due from Banks and Federal Funds Sold

The carrying amount for cash and due from banks and for federal funds sold approximates fair value and mature in 90 days or less.

Investment Securities

The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, including loans held for sale, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

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

Westbank Corporation and Subsidiaries

Accrued Interest Receivable, Interest Payable on Deposits

The carrying amount for these items approximate the fair value due to their short-term nature.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, regular savings, NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

The fair value of such borrowings was estimated by utilizing future cash flows discounted using the Bank's current borrowing rate for similar instruments. For short-term borrowings the carrying amount approximates the fair value due to their short-term nature.

Commitments to Extend Credit

The stated value of commitments to extend credit approximates fair value as the current fees charged for similar commitments does not differ significantly from quoted fees. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Such differences are not considered significant.

17 - Summary of Unaudited Quarterly Financial Information

                                                                      1996                                 1995
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except per share amounts)      Q1      Q2      Q3      Q4     Year       Q1     Q2      Q3      Q4     Year
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                   $4,952  $5,053  $5,190  $5,405  $20,600   $4,766 $5,119  $5,338  $5,038  $20,261
Interest expense                                   2,071   2,147   2,242   2,298    8,758    1,926  2,211   2,278   2,125    8,540
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                2,881   2,906   2,948   3,107   11,842    2,840  2,908   3,060   2,913   11,721
Provision for loan losses                            140     352     176     200      868      450    350   1,190     700    2,690
Non-interest income                                  604     551     489     496    2,140      512    523     599   1,283    2,917
Non-interest expense                               2,352   2,250   2,267   2,403    9,272    2,112  2,250   1,780   2,373    8,515
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           993     855     994   1,000    3,842      790    831     689   1,123    3,433
Income tax expense (benefit)                         429     350     421     394    1,594      (65)   284     354     507    1,080
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                          $564    $505    $573    $606   $2,248     $855   $547    $335    $616   $2,353
Net earnings per share                              $.17    $.15    $.17    $.17     $.66     $.26   $.17    $.10    $.19     $.72
===================================================================================================================================

Westbank Corporation and Subsidiaries

18 - Condensed Parent Company Only Financial Statements

December 31,
(Dollars in Thousands)                                                                            1996             1995
------------------------------------------------------------------------------------------------------------------------
Balance Sheets
Assets
Cash                                                                                               $30              $13
Investment in subsidiaries                                                                      19,083           17,445
Other investments                                                                                  333              245
Other assets                                                                                       307

------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                               $19,753          $17,703
========================================================================================================================
Liabilities                                                                                         $8

Stockholders' equity
    Preferred stock - none
    Common stock, par value $2 per share                                                        $6,694           $6,443
Additional paid-in capital                                                                       7,633            7,141
Retained earnings                                                                                5,418            4,119
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                            19,745           17,703
------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                 $19,753          $17,703
========================================================================================================================

                                                                                1996              1995             1994
------------------------------------------------------------------------------------------------------------------------
Statements of Income
Dividend from subsidiary                                                        $520              $429
Interest income                                                                   19                 8

Other income (expense) - net                                                    (117)              (33)            $(20)
------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and
    undistributed income of subsidiaries                                         422               404              (20)
Income tax benefit                                                                24
Undistributed income of subsidiaries                                           1,802             1,949            2,195
------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $2,248            $2,353           $2,175
========================================================================================================================

                                                                                1996              1995             1994
------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows
Cash flows from operating activities:
    Net income                                                                $2,248            $2,353           $2,175
Operating Activities:
    Equity in income of subsidiaries                                          (1,802)           (1,949)          (2,195)
    Increase in other assets                                                    (307)
    Increase in other liabilities                                                  8

------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                              147               404              (20)
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchase of investment securities                                            (88)             (190)             (19)
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from stock options exercised                                         86                37               16
    Proceeds from dividend reinvestment and optional
      stock purchases                                                            657               394               25
    Dividends paid                                                              (785)             (634)

------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                              (42)             (203)              41
------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                         17                11                2
Cash and cash equivalents at the beginning of
    the year                                                                      13                 2
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                                 $30               $13               $2
========================================================================================================================

Corporate Directory
Westbank Corporation and Subsidiaries

A Tribute To
John E. Fitzgerald and Russell Mawdsley

The retirement of John E. Fitzgerald, one of the Bank's founding Directors, brought to a close a 35-year career at Westbank Corporation. Russell Mawdsley joined Westbank as a result of the merger of Park national Bank of Holyoke into Westbank on July 16, 1976. Both Jack and Russ servced with distinction on various corporate committees including the Executive Committee. We are greateful to them for their many contributions, integrity and hard work, during a period of great change for the banking industry.
Directors
Westbank Corporation
Alfred C. Whitaker
Chairman of the Board
Westbank Corporation
Sales Consultant

Roland O. Archambault
Owner
Park Supply Company

Mark A. Beauregard
Attorney at Law
Resnic, Beauregard, Waite & Driscoll

David R. Chamberland
President
Chicopee Building Supply, Inc.

Donald R. Chase
President and Chief Executive Officer
Westbank Corporation
President and Chief Executive Officer
Park West Bank and Trust Company

John E. Fitzgerald
Private Investor

Leroy F. Jarrett
President and Treasurer
New England Church Interiors

Ernest N. Laflamme, Jr.
Treasurer
City of Chicopee
President
Laflamme Oil Co.

Russell Mawdsley
President and Treasurer
Russell-Hall, Inc.

Paul J. McKenna, D.M.D.
Orthodontist

Robert J. Perlak
Private Investor

James E. Tremble
President
Valley Cinema, Inc.

Park West Bank and Trust Company

Roland O. Archambault
Owner
Park Supply Company

Mark A. Beauregard
Attorney at Law
Resnic, Beauregard, Waite & Driscoll

David R. Chamberland
President
Chicopee Building Supply, Inc.

Donald R. Chase
President and Chief Executive Officer
Park West Bank and Trust Company
President and Chief Executive Officer
Westbank Corporation

John E. Fitzgerald
Private Investor

Leroy F. Jarrett
President and Treasurer
New England Church Interiors

Ernest N. Laflamme, Jr.
Treasurer
City of Chicopee
President
Laflamme Oil Co.

Russell Mawdsley
President and Treasurer
Russell-Hall, Inc.

Paul J. McKenna, D.M.D.
Orthodontist

Robert J. Perlak
Private Investor

James E. Tremble
President
Valley Cinema, Inc.

Alfred C. Whitaker
Sales Consultant

Officers

Westbank Corporation

Alfred C. Whitaker
Chairman of the Board
Assistant Corporate Clerk

Ernest N. Laflamme, Jr.
Vice Chairman of the Board

Robert J. Perlak
Corporate Clerk

Donald R. Chase
President and Chief Executive Officer

John M. Lilly
Treasurer and Chief Financial Officer

Park West Bank and Trust Company

Donald R. Chase
President and Chief Executive Officer

Robert J. Perlak
Corporate Clerk

Alfred C. Whitaker
Assistant Clerk
Finance Division

John M. Lilly
Executive Vice President and Treasurer

Irving M. Walker, Jr., CMA
Accounting Officer
Loan Division

Gary L. Briggs
Executive Vice President

Paul M Accorsi
Vice president

David M. Barszcz
Vice President

Clifford R. Bordeaux
Assistant Vice President

Gerard E. Drapeau
Vice President

Richard N. Hanchett
Vice President

Allen J. Miles
Vice President

John E. O'Brien
Loan Operations Officer

Residential Real Estate

Stanley F. Osowski
Senior Vice President

Wolfgang A. Adametz
Vice President

Elizabeth A. Wilk
Assistant Vice President

Loan Credit & Collection
Trenton E. Taylor

Senior Vice President
EDP/Operations Division

Roger M. Roberge
EDP Officer

Marketing

Joseph L. Rolak
Director of Marketing and Vice President

Compliance

Jane M. Knapp
Vice President

Branch Administration/
Human Resources

Kathleen A. Jalbert
Senior Vice President

H. Ellen Bellows
Branch Manager

Auditing Division
Lloyd S. Hall, CBA
Director of Auditing

Trust Division

Robert A. Gibowicz
Senior Trust Officer

Corporate Information
Westbank Corporation and Subsidiaries

Westbank Corporation
Westbank Tower, 225 Park Avenue
West Springfield, MA  01089-3310
(413) 747-1400

Annual Meeting

The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 16, 1997 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

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

Design:  Robert Farrell Associates, Inc./Printing Sterling Press

Common Stock - Market Information

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock.  The source of the bid ranges is the local newspaper's listing of the NASD regional market quotations:
                                    1996                                   1995
                                     Bid                                    Bid
                            High     Low    Dividend              High      Low    Dividend
First                     $8 1/4  $6 3/4       $0.06            $7 1/8     $5         $0.05
Second                     8 3/4   7 5/8        0.06             6 7/8      6 1/8      0.05
Third                      8 3/8   7 1/4        0.06             7 1/4      6 1/2      0.05
Fourth                     9 3/4   7 1/2        0.06             7 1/8      6 3/4      0.05

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions.

At January 31, 1997 the Corporation had 1,097 stockholders.

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