Form 10-K, Exhibit 13
period 1997-12-31
WESTBANK CORP
filed 1998-03-25
CIK 742070

Table of Contents

FINANCIAL HIGHLIGHTS                                           1
LETTER TO STOCKHOLDERS                                         3
BUSINESS - WESTBANK CORPORATION AND SUBSIDIARIES               4
SELECTED CONSOLIDATED FINANCIAL DATA                           5
MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS  6 - 19
CONSOLIDATED BALANCE SHEETS                                   20
CONSOLIDATED STATEMENTS OF INCOME                             21
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY               22
CONSOLIDATED STATEMENTS OF CASH FLOWS                         23
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               24 - 39
INDEPENDENT AUDITORS' REPORT                                  40
CORPORATE DIRECTORY                                          IBC
CORPORATE INFORMATION                                        IBC

On the Cover

The future has never shone more brilliantly. However, opportunities don't just appear like a rainbow. They must be discovered by analyzing emerging trends and developing the capabilities to create shareholder value. Westbank Corporation moves forward into the next century of banking replenished by the success we enjoyed in 1997 and emboldened with confidence.

Financial Highlights
Westbank Corporation and Subsidiaries

For the Year
(Dollars in Thousands)                                        1997           1996           1995
------------------------------------------------------------------------------------------------
Net income                                                  $3,231         $2,248         $2,353
Net interest income                                         12,784         11,842         11,721
Non-interest income                                          2,261          2,140          2,917
Non-interest expenses                                        9,313          9,272          8,515
Provision for loan losses                                      190            868          2,690

Year End
(Dollars in Thousands)
------------------------------------------------------------------------------------------------
Investment and
    mortgage-backed securities                             $54,591        $35,682        $35,569
Loans, net                                                 232,415        218,192        197,264
Allowance for loan losses                                    2,848          2,481          3,707
Total assets                                               308,265        284,909        253,777
Total deposits                                             271,560        255,491        227,962
Total stockholders' equity                                  23,751         19,745         17,703
Common Share Information
Basic weighted average
    shares outstanding                                   3,487,160      3,285,093      3,181,742
Basic net income per share                                    $.93           $.68           $.74

(3) BAR GRAPH INSERTS

(1) CLOSING COMMON STOCK PRICE
1993  5.25
1994  5.25
1995  7.00
1996  9.50
1997 13.00

(2) BASIC EARNINGS
PER SHARE
1993  0.49
1994  0.69
1995  0.74
1996  0.68
1997  0.93

(3) BOOK VALUE
1993  4.25
1994  4.89
1995  5.50
1996  5.90
1997  6.63

CHAIRMAN'S AND PRESIDENT'S LETTER
Westbank Corporation and Subsidiaries

Dear Shareholder:

It is with great pleasure and a deep sense of pride that we can report to you that we have fulfilled our commitment to build shareholder value and that we will continue to build a strong momentum for "a bright future built on a solid foundation."

In our first joint letter to you in 1992, we articulated a new strategy for Westbank Corporation that called for narrowing our business focus, improving our cost structure, streamlining our product offering, consolidating our data processing activities and strengthening our balance sheet. The purpose of these actions, as we said at the time, was to maximize Westbank's fundamental strength as a full service commercial bank.

The success of this strategy can be seen most clearly in our 1997
performance with: Record Earnings!   Record Return on Assets!  and
Record Return on Equity!

Among the financial highlights, net income for 1997 was $3,231,000, or $.93 per share. This represents an increase of $983,000, or 44%, over the $2,248,000, or $.68 per share, for 1996. We are very pleased with the results for the year, as each quarter improved significantly over the previous quarter. This steady improvement clearly demonstrates the success of our corporate strategies.

In addition to the attainment of record earnings, we also achieved a record Return on Assets (ROA) of 1.07% and a record Return on Equity (excluding tax benefits) of 15.03%. Our record-breaking results were accomplished while investing significantly in the future of Westbank. The newly established, indirect automobile lending unit has done extremely well and the continued stability and growth of our supermarket branches is very encouraging.

The success of our new Platinum Relationship Account, introduced this past June, has exceeded expectations with deposit balances totaling more than $15 million at this time. We feel that relationship banking is the financial wave of the future and Westbank intends to be a vigorous and innovative participant.

At year-end, assets totaled $308,265,000 an increase of $23,356,000 or 8.2%, as compared to the same period in 1996. Deposits increased by $16,069,000 or 6.3%, and totaled $271,560,000.

Loans grew to $232,415,000 at December 31, 1997, an increase of $14,223,000 or 6.5%, from December 31, 1996, while investments increased by more than $18,909,000 or 53%, resulting in improved net interest income of more than $900,000 compared to 1996.

The Corporation's allowance for loan losses totaled $2,848,000 at December 31, 1997, with non-performing assets of $1,375,000, representing .45% of assets. We have established a strong credit culture. Strict underwriting guidelines and credit policies have enabled Westbank to minimize the risk inherent in loan growth, while benefiting from the increased demand in the market area. Our focus on quality has contributed to a dramatic reduction in problem assets and resulted in balanced, high-quality loan growth.

Westbank is a community-based banking company. As we expand into new markets, we strive to maintain a strong community-based identity, with local-level decision making. We offer our customers personal, value-added service, not just locations.

While we are proud of our community bank personality, we are just as proud of our ability to serve our large corporate customers who can obtain all of their commercial banking services from Westbank. Long-term relationships and consistent, reliable service are paramount whether our customer is a large corporation or an individual consumer. With a legal lending limit of $4.5 million dollars, plus the ability to participate with other banks, we can handle almost any loan request in Western Massachusetts.

We have focused our resources on what we do best: retail; small business; middle market and selected large corporate banking. To further strengthen those areas, we have been pursuing an expansion program that has also greatly enhanced our competitive position. Over the past several years, Westbank has invested in employing highly talented and strongly motivated commercial lending personnel, and with this knowledgeable corps of officers, we have been able to benefit from a continued strong loan demand across Western Massachusetts.

Our core businesses commercial banking, retail banking and asset management provide the framework for our full line of financial services. Traditional business lending such as loans for equipment, expansion, working capital, including lines of credit and small business administration loans are the building blocks for long-term relationships.

Our commitment to local decision making and personal service makes us stand out from an industry that is restructuring into large regional and national networks. Westbank's strength lies in the fact that we are independent and locally owned. This perception has served our investors well.

As a result of the Corporation's outstanding performance in 1997, the Board of Directors approved an increase to $.10 a share in the quarterly dividend representing an increase of 33% over the most recent quarter. The increase in the dividend is the most prominent sign of our continuing commitment to increasing shareholder value. Over the past twelve months, we are proud to report that the Corporation's stock price increased by 37% and closed the year at $13.00, representing a market capitalization of more than $46.5 million.

Our overall size as a Corporation allows us to offer a depth and breadth of sophisticated services that include managing multi-million dollar trusts and providing personalized financial planning in our Trust Department.

At Westbank, we build lifelong relationships to help our customers reach their financial comfort zone. Our Trust professionals tailor plans to meet the individual needs of each customer and help them develop a solid strategy to manage and protect their assets. There is no single "best" approach to financial planning; every relationship is different. As customers move through the stages of their lives, their needs change. Westbank understands those changes, and can make sure that new investment needs are met with a new mix of investment options. Our Trust Department continued a pattern of strong gains in revenues and assets under management. At year-end, fiduciary accounts totaled $117 million.

Today, Westbank Corporation has a solid foundation and a host of competitive strengths for the future. Despite the day to day challenges that lie ahead, the future is a bright one indeed. We built that foundation on a "back to basics" strategy and, as we near the successful completion of this critical stage of our development, we are shifting our focus towards the future.

Westbank's goal is straight forward: to become the best commercial bank in Western Massachusetts, in the minds of our shareholders, customers, employees and the communities we serve. Senior management's strategy will be to leverage the strengths of our organization to extend our relationship-banking franchise and grow revenues through increased marketing efforts.

Our primary objective remains the enhancement of shareholder value through the judicious management of the capital entrusted to us by our shareholders. To demonstrate that fact, we will continue to measure our progress in terms of Return on Equity (ROE). With our customers, we will concentrate on enhancing the depth and number of our relationships through innovative new marketing strategies, superior value, and exceptional service. We will continue to be an involved participant in the local communities we serve.

Our record breaking year can be attributed to an excellent management team, dedicated directors and hard working employees. In all of our endeavors we were also supported by our customers and our investors. We value their support and we will continue to work hard to earn it, as we embark on the next phase to be the best bank and have thousands of new customers proclaim that "Westbank is My Bank."

We are pleased to announce the appointment of George R. Sullivan to the Board of Directors. Mr. Sullivan is the Executive Vice
President of the Sullivan Paper Company, Inc. a nationally renowned paper company located in West Springfield, Massachusetts.

On behalf of the Board of Directors and employees of Westbank, we appreciate your loyalty and thank you for your support.

Sincerely,



/s/ Alfred C. Whitaker               /s/ Donald R. Chase
Alfred C. Whitaker                   Donald R. Chase
Chairman of the Board                President and Chief Executive
                                     Officer

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

Park West Bank and Trust Company

Substantially all operating income and net income of the Corporation are presently accounted for by Park West. Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through eleven banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations. Park West also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans. Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1997 amounted to $117,234,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

Employees

As of December 31, 1997, the Corporation and its subsidiaries had the equivalent of 127 full time officers and staff.

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

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries

Ended December 31,
(Dollars in Thousands Except Share Amounts)                      1997            1996         1995            1994         1993
-------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                  $23,156         $20,600      $20,261         $17,046      $16,809
Interest expense                                               10,372           8,758        8,540           6,199        6,736
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            12,784          11,842       11,721          10,847       10,073
Provision for loan losses                                         190             868        2,690           1,473          790
Non-interest income                                             2,261           2,140        2,917           2,459        2,861
Non-interest expense                                            9,313           9,272        8,515          10,088       10,072
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
    (benefit), and cumulative effect of accounting change       5,542           3,842        3,433           1,745        2,072
Income taxes (benefit)                                          2,311           1,594        1,080            (430)         525
-------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
    accounting change                                           3,231           2,248        2,353           2,175        1,547
Cumulative effect of accounting change
      for income taxes                                                                                                      400
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                     $3,231          $2,248       $2,353          $2,175       $1,947
===============================================================================================================================
Per common share data (1) :
    Net earnings per share before
      cumulative effect of accounting change:
          Basic                                                  $.93            $.68         $.74            $.69         $.49
          Diluted                                                $.89            $.66         $.72            $.68         $.48
    Cash dividends declared                                      $.30            $.24         $.20
    Ending book value                                           $6.63           $5.90        $5.50           $4.89        $4.25
At December 31:
    Total loans - net                                        $232,415        $218,192     $197,264        $192,677     $174,597
    Total assets                                              308,265         284,909      253,777         243,313      228,863
    Total non-performing assets                                 1,375           2,698        7,904           7,435        7,042
    Total deposits                                            271,560         255,491      227,962         218,563      202,431
    Total stockholders' equity                                 23,751          19,745       17,703          15,344       13,271
Average for year:
    Loans                                                     232,529         209,141      197,562         182,676      171,814
    Assets                                                    300,996         266,134      253,024         232,922      227,579
    Deposits                                                  268,960         237,848      227,952         210,659      205,915
    Stockholders' equity                                       21,491          18,561       16,755          14,722       12,322
    Weighted  shares outstanding - basic                    3,487,160       3,285,093    3,181,742       3,132,934    3,118,725
    Weighted average shares and
      equivalent shares outstanding - diluted               3,612,919       3,404,242    3,271,875       3,203,985    3,190,486
Selected ratios:
    Rate of return on average total assets                       1.07%            .84%         .93%            .93%         .86%
    Rate of return on average stockholders' equity              15.03%          12.11%       14.04%          14.77%       15.80%
    Stockholders' equity to total assets at year end             7.70%           6.93%        6.98%           6.31%        5.80%
    Average total stockholders' equity
      to average total assets                                    7.14%           6.97%        6.62%           6.32%        5.41%
    Allowance for loan losses to total loans at year end         1.21%           1.12%        1.84%           1.70%        1.95%
    Non-performing loans as a percentage
      of total loans at year end                                 0.58%           1.07%        3.43%           3.00%        2.18%
    Net charge-offs (recoveries) as a percentage of
      average loans                                             (0.08)%          1.00%        1.17%            .89%         .44%
    Other real estate owned as a percentage of total assets       .05%            .12%         .51%            .64%        1.38%

  (1) In 1993, the cumulative effect of accounting change was $.13 basic and $.13 diluted earnings per share resulting in net earnings per share of $.62 basic and $.61 diluted.

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries

Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto. As of December 31, 1997, the Corporation as required under the Statement of Financial Accounting Standards No. 128, Earnings Per Share, adopted a new financial accounting standard. This new standard requires that primary earnings per share be replaced with basic earnings per share and that diluted earnings per share also be disclosed. All earnings per share disclosures have been restated to conform with this new standard. Earnings per share before cumulative effect of accounting change prior to the adoption of this statement was reported as: 1996, $.66; 1995, $.72; 1994, $.68; and
1993, $.49. In 1993 the cumulative effect of accounting change before this restatement was $.13 per share.

For 1997, the Corporation reported net income of $3,231,000, or $.93 per share basic and $.89 diluted, after providing $190,000 for loan losses and $29,000 for provision for other real estate owned (OREO). This compares to net income for 1996 of $2,248,000, or $.68 per share basic and $.66 diluted. The Corporation's 1996 earnings reflected a provision for loan losses of $868,000 and $390,000 for provision for OREO. Net interest income increased $942,000 from 1996 to 1997.

Non-interest expense, excluding the provision for OREO and related operating expenses, amounted to $9,250,000 in 1997 compared to $8,788,000 in 1996, an increase of $462,000, or 5%. The increase in operating expenses for 1997 is a direct result of the overall growth of the Bank. Non-interest income increased by $121,000 from 1996. During 1997, Trust Department earnings increased by $40,000 over 1996. The gain on sale of investments and other real estate increased by $171,000, while service charges on deposit accounts and other non-interest income declined by $88,000 compared to 1996. Income taxes in 1997 totaled $2,311,000, an increase of $717,000 over 1996.

(3) BAR GRAPH INSERTS - (IN THOUSANDS)

(1) ASSET GROWTH
1993   $228,863
1994   $243,313
1995   $253,777
1996   $284,909
1997   $308,265

(2) DEPOSIT GROWTH
1993   $202,431
1994   $218,563
1995   $227,962
1996   $255,491
1997   $271,560

(3) NET LOAN GROWTH
1993   $174,597
1994   $192,677
1995   $197,264
1996   $218,192
1997   $232,415

At December 31, 1997, the Corporation's total assets were $308,265,000, an increase of $23,356,000 or 8%, from $284,909,000 at year end 1996. The higher level of assets resulted primarily through an increase in net loans, investments and federal funds totaling $23,900,000 funded by the growth in deposits. During the fourth quarter of 1997 the Corporation created a mortgage-backed security totaling $9,300,000 from the Banks inventory of residential mortgages. The mortgage-backed security was subsequently sold and the Corporation recorded a gain on sale totaling $205,000.

Non-performing assets amounted to $1,375,000, or .45% of total assets at December 31, 1997, compared with $2,698,000 or .95% at the end of 1996. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA establis hed capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1997, Park West's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

Westbank Corporation and Subsidiaries

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate deposit reporting exists. In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.

Components of Capital

The following table presents the Corporation's components of capital as of December 31. The table also presents the ratio of capital to total assets.

(Dollars in Thousands)

                                            1997      1996     1995
-------------------------------------------------------------------
Stockholders' Equity
    Common stock                          $7,163    $6,694   $6,443
    Additional paid-in-capital             8,819     7,633    7,141
    Retained earnings                      7,708     5,517    4,053
    Unrealized gain (loss) on
      securities available for sale           61       (99)      66
-------------------------------------------------------------------
Total Capital                            $23,751   $19,745  $17,703
Ratio of capital
    to total assets                         7.70%     6.93%    6.98%

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

The following are the Corporation's risk-based capital ratios at December 31:

                                                         1997    1996    1995
-----------------------------------------------------------------------------
Tier 1 risk-based capital (minimum required 4%)         11.44%  10.43%   9.98%
Total risk-based capital (minimum required 8%)          12.71%  11.69%  11.24%

(1) BAR GRAPH INSERT - (IN THOUSANDS)

(1) STOCKHOLDERS' EQUITY
1993    $13,271
1994	$15,344
1995	$17,703
1996	$19,745
1997	$23,751

Discussion of Market Risk

Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, is quite basic and concentrates on fundamental strategies to restructure the balance sheet and composition of assets and liabilities. Since the Corporation does not utilize interest rate futures, swaps or options transactions, its asset/liability profile is not complex. It reflects a simple approach to managing risk through the use of fixed and adjustable rate loans, rate insensitive checking accounts as well as a combination of fixed and variable rate deposit products. Bank policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

The Bank seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort the Bank actively manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income to changes in interest rates. In addition, the Bank regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest earning assets and interest bearing liabilities.

Westbank Corporation and Subsidiaries

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by manage- ment and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 1997:

 Change in Interest Rates                      Percentage Change in
    (In Basis Points)                           Net Interest Income
-------------------------------------------------------------------
          +200                                        (3.2)%
          Level                                          0%
          -200                                         3.7%

The model utilized to create the report presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change.

In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest bearing liabilities. The Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short term loans. The Bank also attempts to maintain and/or increase its savings and transaction accounts which are considered relatively insensitive to changes in interest rates.

The Corporation also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. Also, these examples assume that interest-rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest bearing liabilities as of December 31, 1997, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries


                                                    Three     Over Three        Over One      Over
                                                   Months      Months to         Year to      Five
(Dollars in Thousands)                            or Less         A Year      Five Years     Years     Total
------------------------------------------------------------------------------------------------------------
Earning Assets
    Securities including
      mortgage-backed securities                  $16,246        $14,337          $3,668   $20,340   $54,591
    Interest bearing cash                              79                                                 79
    Loans                                          49,414         36,671          84,951    64,498   235,534
    Federal funds sold                              3,678                                              3,678
------------------------------------------------------------------------------------------------------------
                                                   69,417         51,008          88,619    84,838   293,882
Interest Bearing Liabilities
    Savings deposits                                               3,515          31,636              35,151
    NOW Accounts                                                   1,585          14,268              15,853
    Money market accounts                          25,167                                             25,167
    Negotiated rate certificates                   10,713          4,660           2,309              17,682
    Other time deposits                            47,008         52,142          29,917         2   129,069
    Borrowed funds                                 11,884                                             11,884
------------------------------------------------------------------------------------------------------------
                                                  $94,772        $61,902         $78,130        $2  $234,806
============================================================================================================
Interest Rate
    Sensitivity Gap                              $(25,355)      $(10,894)        $10,489   $84,836   $59,076
Cumulative Interest Rate
    Sensitivity Gap                              $(25,355)      $(36,249)       $(25,760)  $59,076
Interest Rate
    Sensitivity Gap Ratio                           (8.63)%        (3.71)%          3.57%    28.87%    20.10%
Cumulative Interest Rate
    Sensitivity Gap Ratio                           (8.63)%       (12.33)%         (8.76)%   20.10%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $3,515,000 and $1,585,000, respectively, included in the three month to one year category and the remainder placed in the one to five year category of the interest bearing liabilities.

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

Distribution of Assets, Liabilities and
Stockholders' Equity - Interest Rates and Interest Differential

The following table presents the condensed average balance sheets for 1997, 1996 and 1995. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

Westbank Corporation and Subsidiaries

                                                           1997                        1996                        1995
                                                                   Average                     Average                     Average
                                                         Interest   Yield/           Interest    Yield           Interest   Yield/
                                                Average   Income/     Rate  Average   Income/     Rate  Average   Income/     Rate
(Dollars in Thousands)                          Balance   Expense     Paid  Balance   Expense     Paid  Balance   Expense     Paid
----------------------------------------------------------------------------------------------------------------------------------
Assets
Securities:
    U.S. Treasury                                $6,873      $424     6.17%  $8,360      $535     6.40%  $9,463      $600     6.34%
    Federal agencies                             39,476     2,627     6.65   24,625     1,647     6.69   24,034     1,596     6.64
    Other securities                              1,807       108     5.98    2,465       159     6.45    1,760       116     6.59
----------------------------------------------------------------------------------------------------------------------------------
Total securities                                 48,156     3,159     6.56   35,450     2,341     6.60   35,257     2,312     6.56
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
    temporary investments                            88         7     7.95      853        70     8.20      399        24     6.02
----------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
    Commercial                                   37,375     3,586     9.59   34,865     3,285     9.42   36,106     3,675    10.18
    Tax exempt-federal (a)                                                                                  286        33    11.54
    Real estate                                 169,892    14,117     8.31  154,501    12,941     8.38  144,566    12,406     8.58
    Consumer                                     25,262     2,032     8.04   19,775     1,716     8.68   16,604     1,578     9.50
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                 232,529    19,735     8.33  209,141    17,942     8.58  197,562    17,692     8.96
Federal funds sold                                4,800       255     5.31    4,845       247     5.10    4,182       244     5.83
----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                            285,573   $23,156     8.11% 250,289   $20,600     8.23% 237,400   $20,272     8.54%
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                        (2,628)                     (3,189)                     (3,349)
Cash and due from banks                           9,776                       9,667                       9,418
Other assets                                      8,275                       9,367                       9,555
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $300,996                    $266,134                    $253,024
==================================================================================================================================
Liabilities and Stockholders' Equity
Interest-bearing deposits:
    Savings                                     $37,060      $936     2.53% $33,802      $749     2.21% $33,026      $696     2.11%
    Money market                                 16,625       560     3.37   13,682       362     2.65   16,560       422     2.55
    Negotiated rate certificates                 18,032       894     4.96   16,117       802     4.98   14,246       695     4.88
    Other time deposits                         152,709     7,696     5.04  131,348     6,590     5.02  124,122     6,456     5.20
    Total time deposits                         224,426    10,086     4.49  194,949     8,503     4.36  187,954     8,269     4.40
Borrowed funds                                    8,989       286     3.18    8,603       255     2.96    7,107       271     3.81
Total interest-bearing liabilities              233,415    10,372     4.44  203,552     8,758     4.30  195,061     8,540     4.38
Demand deposits                                  44,534                      42,898                      39,998
Other liabilities                                 1,556                       1,123                       1,210
Stockholder's equity                             21,491                      18,561                      16,755
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
    stockholder's equity                       $300,996                    $266,134                    $253,024
==================================================================================================================================
Net interest income                                        12,784                      11,842                      11,732
Yield spread                                                          3.67%                       3.93%                       4.16%
==================================================================================================================================
Net Yield on earning assets                                           4.48%                       4.73%                       4.94%
==================================================================================================================================
Deduct-Tax equivalent
    adjustment (a)                                                                                                     11
==================================================================================================================================
Net interest income                                       $12,784                     $11,842                     $11,721
==================================================================================================================================


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

During 1997, the yield spread declined to 3.67% from 3.93% in 1996, down 26 basis points. The Corporation's net interest margin decreased during 1997 to 4.48% from 4.73% in 1996, a decrease of 25 basis points During 1996, the yield spread declined to 3.93% from 4.16% in 1995, down 23 basis points. The Corporation's net interest margin decreased during 1996 to 4.73% from 4.94% in 1995, a decrease of 21 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Rate/Volume Analysis of Interest Margin on Earning Assets

The following table sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1997 as compared with 1996 and 1996 compared with 1995.

                                             1997 Compared With 1996                    1996 Compared With 1995
-------------------------------------------------------------------------------------------------------------------------
                                                      Increase  Due to*                           Increase  Due to*
(Dollars in Thousands)                1997    1996  (Decrease)   Volume  Rate     1996    1995  (Decrease)   Volume  Rate
-------------------------------------------------------------------------------------------------------------------------
Interest earned:
    Securities:
    U.S. Treasury                     $424    $535      $(111)     $(93) $(18)    $535    $600       $(65)    $(70)    $5
    Federal agencies                 2,627   1,647        980       990   (10)   1,647   1,596         51       39     12
    Other securities                   108     159        (51)      (40)  (11)     159     116         43       45     (2)
Interest-bearing cash                    7      70        (63)      (60)   (3)      70      24         46       35     11
Loans:
    Commercial                       3,586   3,285        301       240    61    3,285   3,675       (390)    (123)  (267)
    Tax exempt - federal                                                                    33        (33)     (33)

    Real estate                     14,117  12,941      1,176     1,284  (108)  12,941  12,406        535      837   (302)
    Consumer                         2,032   1,716        316       450  (134)   1,716   1,578        138      282   (144)
Federal funds sold                     255     247          8        (2)   10      247     244          3       35    (32)
-------------------------------------------------------------------------------------------------------------------------
                                    23,156  20,600      2,556     2,769  (213)  20,600  20,272        328    1,047   (719)
-------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Savings                            936     749        187        74   113      749     696         53       18     35
    Money market                       560     362        198        87   111      362     422        (60)     (75)    15
    Negotiated rate
      certificates                     894     802         92        95    (3)     802     698        104       93     11
    Other time deposits              7,696   6,590      1,106     1,079    27    6,590   6,453        137      368   (231)
    Borrowed funds                     286     255         31        11    20      255     271        (16)      50    (66)
-------------------------------------------------------------------------------------------------------------------------
                                    10,372   8,758      1,614     1,346   268    8,758   8,540        218      454   (236)
-------------------------------------------------------------------------------------------------------------------------
                                   $12,784 $11,842       $942    $1,423 $(481) $11,842 $11,732       $110     $593  $(483)
=========================================================================================================================

   * The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income on a taxable equivalent basis for 1997 increased to $12,784,000, up 8% from $11,842,000 in 1996. A 14% increase in average earning assets and a 12 basis point decline in average rate of return resulted in an increase in volume of $2,769,000 and a decrease in rate of $213,000. An increase of 15% in average interest bearing liabilities and a 14 basis point increase in average rate of interest paid contributed to an increase in volume of $1,346,000 and a increase in rate of $268,000.

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

Liquidity

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. At December 31, 1997, Westbank's ratio of such assets to total deposits was 20.74% for 1997 compared to 16.28% for 1996. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank (FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 7 in the Notes To Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

Westbank Corporation and Subsidiaries

Investment Portfolio

Refer to Note 2 in the Notes To Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1997 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

(1) PIE CHART - (IN THOUSANDS)

INVESTMENT SECURITY MIX

MARKETABLE EQUITY SECURITIES $1,303
U.S. TREASURIES              $6,304
FEDERAL AGENCIES            $33,581
MORTGAGE-BACKED SECURITIES  $13,298



                                                            1997      1996      1995
------------------------------------------------------------------------------------
U. S. Government obligations                              $4,246    $5,998    $5,998
Federal agency obligations                                30,081    13,827    10,678
Mortgage-backed securities                                   176       216       274
Other debt securities                                                1,254     1,259
------------------------------------------------------------------------------------
Amortized cost                                           $34,503   $21,295   $18,209
====================================================================================

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                                            1997      1996      1995
------------------------------------------------------------------------------------
U. S. Government obligations                              $2,058    $1,990    $3,386
Federal agency obligations                                 3,486     2,465     4,120
Mortgage-backed securities                                13,219     8,807     8,941
Equity securities                                          1,325     1,125       656
Other debt securities                                                            257
------------------------------------------------------------------------------------
                                                          20,088    14,387    17,360
Gross unrealized (gain) loss on
    securities available for sale                           (105)      170      (115)
====================================================================================
Amortized cost                                           $19,983   $14,557   $17,245
====================================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1997:

                       Within 1 Year           1 to 5 Years           5 to 10 Years         After 10 Years             Total
                    Weighted              Weighted             Weighted               Weighted              Weighted
                     Average  Amortized    Average   Amortized  Average     Amortized  Average    Amortized  Average     Amortized
                       Yield       Cost      Yield        Cost    Yield          Cost    Yield         Cost    Yield          Cost
----------------------------------------------------------------------------------------------------------------------------------
U. S. Government
  obligations          5.92%     $5,308      6.53%        $996                                                 6.01%        $6,304
Federal agency
  obligations          4.88       4,000      6.60       16,581     7.08%      $13,000                          6.58         33,581
Mortgage-backed
  securities                                                       8.24           176    6.60%      $13,122    6.62         13,298
----------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities             5.48%     $9,308      6.59%     $17,577     6.33%      $13,176    6.60%      $13,122    6.52%       $53,183
==================================================================================================================================


The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries

Loan Portfolio

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                                                     1997            1996         1995            1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Commercial                                                        $41,031         $35,523      $35,116         $34,306      $30,431
-----------------------------------------------------------------------------------------------------------------------------------
Real Estate:
    Construction                                                    5,249           6,071        7,550           8,517        8,491
    Residential (1-4 family)                                      120,504         121,132       99,321          81,333       70,530
    Residential (5 or more)                                         1,828           1,908        2,632           4,034        4,852
    Commercial properties                                          50,931          41,261       47,566          58,310       53,768
-----------------------------------------------------------------------------------------------------------------------------------
Total Real Estate                                                 178,512         170,372      157,069         152,194      137,641
-----------------------------------------------------------------------------------------------------------------------------------
Consumer                                                           15,991          15,093        8,896           9,383        9,282
-----------------------------------------------------------------------------------------------------------------------------------
Lease financing                                                                                    230             352          932
-----------------------------------------------------------------------------------------------------------------------------------
    Gross loans                                                   235,534         220,988      201,311         196,235      178,286
Deferred loan origination
    fees-net of costs                                                (271)           (315)        (340)           (233)        (217)
-----------------------------------------------------------------------------------------------------------------------------------
Total Loans                                                       235,263         220,673      200,971         196,002      178,069
Allowance for loan
    losses                                                         (2,848)         (2,481)      (3,707)         (3,325)      (3,472)
-----------------------------------------------------------------------------------------------------------------------------------
Net loans                                                        $232,415        $218,192     $197,264        $192,677     $174,597
===================================================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries, however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts area. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $1,904,000, or 8.0% of stockholders' equity as of December 31, 1997 compared to $1,162,000 or 5.9% as of December 31, 1996.

(1) PIE CHART INSERT - (IN THOUSANDS)

LOAN MIX

COMMERCIAL REAL ESTATE   $58,008
CONSUMER LOANS           $15,991
RESIDENTIAL REAL ESTATE $120,504
COMMERCIAL LOANS         $41,031

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1997:

                                                                                  12
                                                                              Months        1 - 5          After
(Dollars in Thousands)                                                       or Less        Years        5 Years          Total
-------------------------------------------------------------------------------------------------------------------------------
Commercial                                                                   $25,404      $13,822         $1,805        $41,031
Commercial real estate-construction                                            5,249                                      5,249
-------------------------------------------------------------------------------------------------------------------------------
    Totals                                                                   $30,653      $13,822         $1,805        $46,280
===============================================================================================================================

Of the commercial loans which mature beyond one year approximately $6,248,000 have fixed rates and the remaining $9,379,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $9,629,000 and $29,210,000, respectively, at December 31, 1997 and $7,100,000 and $28,719,000,
respectively, in 1996. See further discussion in Note 12 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries

Loan Loss Experience

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1997, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:


Year Ended December 31,
(Dollars in Thousands)                                               1997          1996          1995           1994          1993
----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                       $2,481        $3,707        $3,325         $3,472        $3,442
Provision charged to expense                                          190           868         2,690          1,473           790
----------------------------------------------------------------------------------------------------------------------------------
                                                                    2,671         4,575         6,015          4,945         4,232
----------------------------------------------------------------------------------------------------------------------------------
Charge-offs:
    Loans secured by real estate                                      337         1,688         2,129          1,291           152
    Construction/land development                                                   190                                        230
    Commercial and
      industrial loans                                                190           503           230            480           638
    Consumer loans                                                    106            82           119             91            84
    Lease financing receivables                                                                     5              7            55
----------------------------------------------------------------------------------------------------------------------------------
                                                                      633         2,463         2,483          1,869         1,159
----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
    Loans secured by real estate                                      354           324            24             25           259
    Construction/land developing                                                     14            75                           11
    Commercial and
      industrial loans                                                444            10            45            204            45
    Consumer loans                                                     11            19            25             14            39
    Lease financing receivables                                         1             2             6              6            45
----------------------------------------------------------------------------------------------------------------------------------
                                                                      810           369           175            249           399
----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                                         (177)        2,094         2,308          1,620           760
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                             $2,848        $2,481        $3,707         $3,325        $3,472
==================================================================================================================================
Average loans outstanding                                        $232,529      $209,141      $197,562       $182,676      $171,814
==================================================================================================================================
Net charge-offs (recoveries) as a percentage
    of average loans                                               (0.08)%         1.00%         1.17%           .89%          .44%
Net charge-offs (recoveries) as a percentage of
    the allowance at January 1                                     (7.13)%        56.49%        69.41%         46.66%        22.08%
Allowance as a percentage of total
    loans at December 31                                            1.21%          1.12%         1.84%          1.70%         1.95%
Allowance as a percentage of
    non-performing loans
    at December 31                                                232.30%        105.08%        53.76%         56.52%        89.46%

Westbank Corporation and Subsidiaries

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:


(Dollars in Thousands)           1997                 1996                 1995                1994                1993
----------------------------------------------------------------------------------------------------------------------------
                                      % of                 % of                 % of                 % of               % of
                                  Loans to             Loans to             Loans to             Loans to           Loans to
                                     Total                Total                Total                Total              Total
                            Amount   Loans     Amount     Loans    Amount      Loans     Amount     Loans    Amount    Loans
----------------------------------------------------------------------------------------------------------------------------

Loans secured by
   real estate             $1,595   73.53%    $1,582     74.31%   $2,717      74.23%    $2,496     73.18%   $1,619     72.39%
Construction/land
    development                79    2.23         91      2.75       150       3.76        127      4.35                4.79
Commercial and industrial
    loans                     615   17.44        656     16.10       687      17.47        514     17.50       285     17.09
Consumer loans                189    6.80        152      6.84        89       4.43        125      4.79                5.21
Lease financing receivables                                           64        .11         63       .18                 .52
Unallocated                   370                                                                            1,568
----------------------------------------------------------------------------------------------------------------------------
                           $2,848  100.00%    $2,481    100.00%   $3,707     100.00%    $3,325    100.00%   $3,472    100.00%
============================================================================================================================

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

(Dollars in Thousands)                                             1997          1996          1995           1994          1993
--------------------------------------------------------------------------------------------------------------------------------
Loans on a non-accrual basis                                     $1,042        $2,079        $6,180         $4,890        $3,057
================================================================================================================================
Non-accrual loans as a percentage
    of total net loans outstanding                                  .45%          .95%         3.13%          2.54%         1.75%
Non-accrual loans as a percentage
    of total assets                                                 .34%          .73%         2.44%          2.01%         1.34%
Loans contractually past due 90
    days or more and still accruing                                $184          $282          $277           $492          $330

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $59, $178, $296, $399, and $252, for 1997, 1996,
1995, 1994, and 1993, respectively. Interest income included in the results of operations relating to these loans was $20,000 in 1994. The decrease in non-accrual loans from 1996 is attributable to the continued resolution of non-performing loans throughout 1997. The increase in the allowance for loan losses is a direct result of the loan recoveries recognized during 1997.

Westbank Corporation and Subsidiaries

The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1997 and 1996 on impaired loans was not significant. At December 31, 1997 and 1996, the recorded investment in impaired loans was $960,000 and $1,836,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1997, the average recorded investment in impaired loans was $1,272,000 compared to $3,267,000 for year end 1996.

(1) BAR GRAPH INSERT - (IN THOUSANDS)

NON-PERFORMING ASSETS

1993    $7,042
1994	$7,435
1995	$7,904
1996	$2,698
1997	$1,375

Restructured Loans

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans modified prior to January 1, 1995 which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or interest and are not considered to be impaired. Those entered into after January 1, 1995 are considered to be impaired as described in Note 1 to the financial statements Restructured loans, which are classified as accruing loans, amounted to $439,000 in 1995, $501,000 in 1994, and $494,000 in 1993. The following is an analysis of interest income related to restructured loans which are classified as accruing loans:

Year Ended December 31,
(Dollars in Thousands)                                                                      1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Interest income that would have
    been recognized if the
    loans had been current
    at original contractual rates                                                            $46            $50           $45
Amount recognized as
    interest income                                                                           43             42            41
-----------------------------------------------------------------------------------------------------------------------------
Reduced interest income                                                                       $3             $8            $4
=============================================================================================================================
Other Real Estate Owned

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)                                          1997          1996          1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Other real estate owned - net                                   $149          $337        $1,300         $1,552        $3,161
Other real estate owned as a
    percentage of total assets                                   .05%          .12%          .51%          .64%          1.38%

Deposits

The following table sets forth the average amounts of various classifications of deposits:

                                                                        1997                1996              1995
(Dollars in Thousands)                                            Amount     Rate     Amount     Rate  	Amount     Rate
-----------------------------------------------------------------------------------------------------------------------
Savings                                                          $37,060    2.53%    $33,802    2.21%  $33,026     2.11%
Money market                                                      16,625    3.37      13,682    2.65    16,560     2.55
Negotiated rate certificates                                      18,032    4.96      16,117    4.98    14,246     4.90
Other time deposits                                              152,709    5.04     131,348    5.02   124,122     5.20
-----------------------------------------------------------------------------------------------------------------------
                                                                 224,426    4.49%    194,949    4.36%  187,954     4.40%
Demand deposits                                                   44,534           	  42,898            39,998
-----------------------------------------------------------------------------------------------------------------------
                                                                $268,960            $237,847          $227,952
=======================================================================================================================

Westbank Corporation and Subsidiaries

Certificates of deposits of $100,000 and over at December 31, 1997 had the following maturities:

                                                                         3 Months      3 to 6      6 to 12     1 Year to
(Dollars in Thousands)                                                    or Less      Months       Months       5 Years      Total
-----------------------------------------------------------------------------------------------------------------------------------
Totals                                                                    $10,713      $2,297       $2,363        $2,309    $17,682
===================================================================================================================================

Return on Equity and Assets

The Corporation's return on average equity and assets for each of the years ended December 31, were as follows:

                                                                  1997          1996          1995
--------------------------------------------------------------------------------------------------
Return on average total assets                                    1.07%           .84%         .93%
Return on average stockholders' equity                           15.03          12.11        14.04
Average stockholders' equity to average total assets              7.14           6.97         6.62
Dividend payout ratio                                            32.16          34.88        26.94

(1) BAR GRAPH INSERT - (PERCENT)

(1) RETURN ON ASSETS
1993  .86%
1994  .93%
1995  .93%
1996  .84%
1997 1.07%

Borrowings

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                            1997           1996         1995
--------------------------------------------------------------------------------------------------
Balance at year end                                            $11,884         $8,769       $7,177
Average amount outstanding                                       8,989          8,603        7,107
Maximum amount outstanding at any month-end                     13,536         12,294        9,675
Average interest rate for the year                                3.18%         2.95%         3.78%
Average interest rate on year-end balance                         3.15          2.89          3.38

Statements of Income

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1997, 1996 and 1995 will be covered in greater detail. The principal earning assets of the holding company consist of a commercial bank, Park West Bank and Trust Company. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 1997. The significant changes are discussed in the analysis that follow the summary.

                                                                                                 Percentage of
                                                                                              increase (decrease)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                            1997          1996
                                                                                                            Over          Over
(Dollars in Thousands)                                           1997          1996          1995           1996          1995
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           $12,784       $11,842       $11,721           7.95%         1.02%
Provision for loan losses                                         190           868         2,690         (78.11)       (67.73)
Non-interest income                                             2,261         2,140         2,917           5.65        (26.64)
Non-interest expense                                            9,313         9,272         8,515           0.44          8.89
Income taxes                                                    2,311         1,594         1,080          44.98         47.59
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                     $3,231        $2,248        $2,353          43.73%        (4.46)%
==============================================================================================================================

Interest Income

Westbank's earning assets include a diverse portfolio of interest earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1997 amounted to $23,156,000 as compared to $20,600,000 for 1996 and $20,261,000 for 1995. For 1997 this represents an increase of $2,556,000 or 12.4% over 1996, while interest income increased by $339,000 or 1.7% in 1996 versus 1995. The increase in 1997 is the result of an increase in average earning assets of $35,284,000 or 14% offset by a decrease of 12 basis points in average earning interest rate. The increase in 1996 over 1995 is the result of an increase in average earning assets of $12,889,000 combined with a 31 basis point increase in average earning interest rate.

Interest Expense

Interest expense for 1997 on deposits and borrowings amounted to $10,372,000 as compared to $8,758,000 in 1996 and $8,540,000 for
1995. Interest expense increased by $1,614,000 or 18% during 1997 compared to 1996 and 1996 interest expense increased by $218,000 or 2.5% versus 1995. The 1997 increase is the result of an increase of average interest bearing liabilities of $29,863,000 and a 14 basis point increase in the average rate of interest paid compared to 1996. The increase in interest expense during 1996 versus 1995 is the result of an increase of average interest bearing liabilities of $8,491,000 combined with a decline of 8 basis points on average interest rate paid.

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

(1) BAR GRAPH INSERT - (IN THOUSANDS)

NET INTEREST INCOME
1993   $10,073
1994   $10,847
1995   $11,721
1996   $11,842
1997   $12,784

The following table sets forth Westbank's net interest income on a taxable equivalent basis:

(Dollars in Thousands)                                                                         1997           1996          1995
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                       $23,156        $20,600       $20,261
Total interest expense                                                                       10,372          8,758         8,540
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                          12,784         11,842        11,721
Tax equivalent adjustment
    to interest income                                                                                                        11
--------------------------------------------------------------------------------------------------------------------------------
Net interest income
    (taxable equivalent)                                                                    $12,784        $11,842       $11,732
================================================================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS
section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

Provision for Loan Losses

The 1997 provision for loan losses totaled $190,000 compared with $868,000 in 1996, a decrease of 78%. During 1996, the provision decreased by $1,822,000 versus 1995 representing a decrease of 68%. The decrease in the provision for loan losses during 1997 is directly attributable to the decrease in non-performing loans and the significant amount ($810,000) of loan recoveries recognized during 1997. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

Non-Interest Income

Income from sources other than interest was $2,261,000 in 1997, an increase of $121,000 from the prior year and a decrease of $656,000 versus 1995. Non-interest income for 1997 reflects an increase in Trust Department earnings of $40,000, a decrease in service charges on deposit accounts and other non-interest income of $88,000 and increases from the gain on sale of investments and other real estate totaling $169,000 compared to 1996. 1995 included an insurance recovery totaling $703,000.

Westbank Corporation and Subsidiaries

Non-Interest Expense

The components of other operating expenses at December 31 are as follows:

(Dollars in Thousands)                                  1997           1996          1995
-----------------------------------------------------------------------------------------
Salaries and benefits                                 $4,730         $4,376        $3,845
Occupancy                                                633            648           513
Other real estate
    owned expenses and provision                          63            484           498
Other non-interest expense                             3,887          3,764         3,659
-----------------------------------------------------------------------------------------
                                                      $9,313         $9,272        $8,515
=========================================================================================

Overall non-interest expense increased during 1997 by $41,000 versus 1996 and $798,000 compared to 1995. During 1997, salaries and benefits increased by $354,000 attributable to overall corporate growth during 1997. Occupancy remained level with 1996. Finally, other non-interest expense and depreciation and amortization expense increased in 1997 by $123,000, also the result of overall 1997 growth.

Income Taxes

For the year ended December 31, 1997 Westbank Corporation recorded a tax expense of $2,311,000 compared to 1996, when the Corporation recorded a tax expense of $1,594,000. The higher tax expense for 1997 was the result of higher pre-tax earnings during 1997. Income taxes for 1996 were $1,594,000, which included the expiration of net operating loss carryforwards and a change in the valuation allowance of $101,000 pertaining to deferred tax assets.

Net Income

The net income for 1997 of $3,231,000, or $.93 per share basic and $.89 per share diluted, is based on a weighted average of 3,487,160 basic and 3,612,919 diluted shares outstanding, compared with a net income for 1996 of $2,248,000, or $.68 per share basic and $.66 per share diluted based on a weighted average of 3,285,093 basic and 3,404,242 diluted. 1995 earnings was $2,353,000, or $.74 per share basic and $.72 per share diluted and based on weighted average shares of 3,181,742 basic and 3,271,875 diluted.

(1) BAR GRAPH INSERT - (IN THOUSANDS)

NET INCOME
1993   $1,947
1994   $2,175
1995   $2,353
1996   $2,248
1997   $3,231

Accounting Changes

The Corporation is required to adopt two new accounting standards in 1998, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, and No. 131, disclosures about Segments of an Enterprise and Related Information. For further discussion see the Summary of Significant Policies in the Notes to the Financial Statements. Year 2000 Costs Mindful of the need to sustain the integrity of its computer systems as the year 2000 approaches, Westbank has taken steps to ensure that all systems are ready to operate accurately on and beyond the year 2000. We fully understand the need to prevent disruption of computer and technical systems, and the Corporation is committed to providing our customers with high quality service.

While most of our systems already comply with year 2000 requirements, Westbank has in place an action plan to ensure the continued integrity of our systems beyond the turn of the century. This plan entails identifying, reviewing, and testing all our operating systems during the past year and in 1998. Final verification of our readiness is scheduled to be completed by year end 1998. In addition, the FDIC monitors our preparedness for the year 2000. It is the Corporation's goal that all of Westbank's systems will meet year 2000 requirements by December 31, 1998. The Corporation believes the costs to modify current systems to be year 2000 compliant will not be significant to the Corporation's financial results.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                                                               1997       1996
--------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
    Non-interest bearing                                                                                 $9,603    $10,463
    Interest bearing                                                                                         79         48
--------------------------------------------------------------------------------------------------------------------------
                                                                                                          9,682     10,511
Federal funds sold                                                                                        3,678     12,890
--------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                                      13,360     23,401
Securities (Note 2):
    Investment securities available for sale                                                             20,088     14,387
    Investment securities held to maturity
      (fair value of $34,655 in 1997 and $21,357 in 1996)                                                34,503     21,295
--------------------------------------------------------------------------------------------------------------------------
    Total securities                                                                                     54,591     35,682
--------------------------------------------------------------------------------------------------------------------------
Loans, net of allowance for loan losses
    of $2,848 in 1997 and $2,481 in 1996 (Note 3)                                                       228,164    212,726
Mortgage loans held for sale                                                                              4,251      5,466
Property and equipment (Note 4)                                                                           4,474      4,339
Other real estate owned, net of allowance for losses
    of $200 in 1997 and $195 in 1996 (Note 5)                                                               149        337
Accrued interest receivable                                                                               1,968      1,636
Other assets                                                                                              1,308      1,322
--------------------------------------------------------------------------------------------------------------------------
          Total assets                                                                                 $308,265   $284,909
==========================================================================================================================

Liabilities and Stockholders' Equity
Deposits (Note 6):
    Non-interest bearing                                                                                $48,638    $44,715
    Interest bearing                                                                                    222,922    210,776
--------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                      271,560    255,491
Borrowed funds (Note 7)                                                                                  11,884      8,769
Interest payable on deposits                                                                                379        328
Other liabilities                                                                                           691        576
--------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                   284,514    265,164
Commitments and contingent liabilities (Notes 12 and 13)
Stockholders' equity (Note 15):
    Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
    Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      3,581,377 shares in 1997 and 3,346,802 shares in 1996                                               7,163      6,694
    Additional paid-in capital                                                                            8,819      7,633
    Retained earnings                                                                                     7,708      5,517
    Unrealized gain (loss) on securities available for sale                                                  61        (99)
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                               23,751     19,745
--------------------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity                                                   $308,265   $284,909
--------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLDIATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, except share amounts)                                                   1997              1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
    Interest and fees on loans                                                              $19,735           $17,942       $17,681
    Interest and dividend income from securities                                              3,159             2,383         2,312
    Interest from interest bearing cash
      and Federal funds sold                                                                    262               275           268
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                                     23,156            20,600        20,261
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Interest on deposits                                                                      9,227             7,701         7,574
    Interest on certificates of deposit - $100,000
      or more                                                                                   859               802           695
    Interest on borrowed funds                                                                  286               255           271
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                                 10,372             8,758         8,540
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
    loan losses                                                                              12,784            11,842        11,721
Provision for loan losses (Note 3)                                                              190               868         2,690
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
    loan losses                                                                              12,594            10,974         9,031
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
    Trust department income                                                                     465               425           354
    Service charges on deposits                                                                 669               716           851
    Gain on sale of securities available for sale                                               219               112           145
    Gain on sale of other real estate owned                                                      67                 3            13
    Other non-interest income (Note 14)                                                         841               884         1,554
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                               2,261             2,140         2,917
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
    Salaries and wages                                                                        3,927             3,647         3,181
    Pension and employee benefits (Note 9)                                                      803               729           664
    Occupancy expense                                                                           633               648           513
    Depreciation and amortization expense                                                       653               618           453
    Other real estate owned expenses                                                             63               484           498
    Other non-interest expense (Note 14)                                                      3,234             3,146         3,206
-----------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                              9,313             9,272         8,515
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                    5,542             3,842         3,433
Income taxes (Note 8)                                                                         2,311             1,594         1,080
-----------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                             $3,231            $2,248        $2,353
===================================================================================================================================
Earnings per share (Note 11):
                     - Basic                                                                   $.93              $.68          $.74
                     - Diluted                                                                 $.89              $.66          $.72
===================================================================================================================================
Weighted average shares outstanding:
                     - Basic                                                              3,487,160         3,285,093     3,181,742
                     - Diluted                                                            3,612,919         3,404,242     3,271,875
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
Westbank Corporation and Subsidiaries


                                                                                                             Unrealized
                                                       Common Stock        Additional                       gain (loss)
                                                                    Par       paid-in    Retained         on securities
(Dollars in Thousands, except share amounts)            Shares    Value       capital    earnings    available for sale      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                           3,138,167   $6,276        $6,877      $2,334                 $(143)   $15,344
Net income                                                                                  2,353                            2,353
Cash dividends declared
   ($.20 per share)                                                                          (634)                            (634)
Shares issued:
    Stock option plan                                   16,342       33             4                                           37
    Dividend reinvestment
      and stock purchase plan                           67,094      134           260                                          394
Change in unrealized gain (loss)
    on securities available for sale                                                                                209        209
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           3,221,603    6,443         7,141       4,053                    66     17,703
Net income                                                                                  2,248                            2,248
Cash dividends declared
    ($.24 per share)                                                                         (784)                            (784)
Shares issued:
    Stock option plan                                   30,584       61            25                                           86
    Dividend reinvestment
      and stock purchase plan                           94,615      190           467                                          657
Change in unrealized gain (loss)
    on securities available for sale                                                                               (165)      (165)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                           3,346,802    6,694         7,633       5,517                   (99)    19,745
Net income                                                                                  3,231                            3,231
Cash dividends declared
    ($.30 per share)                                                                       (1,040)                          (1,040)
Shares issued:
    Stock option plan                                   88,156      176            94                                          270
    Dividend reinvestment
      and stock purchase plan                          146,419      293         1,092                                        1,385
Changes in unrealized gain (loss) on
    securities available for sale                                                                                   160        160
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                           3,581,377   $7,163        $8,819      $7,708                   $61    $23,751
==================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                                         1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                                               $3,231          $2,248          $2,353
    Adjustments to reconcile net income to
      net cash provided (used) by operating activities:
          Provision for loan losses                                                             190             868           2,690
          Provision for other real estate owned                                                  29             390             224
          Depreciation and amortization                                                         653             618             453
          Realized gain on sale of securities                                                  (219)           (112)           (145)
          Realized gain on sale of other real estate owned                                      (67)            (3)             (13)
          Realized gain on miscellaneous assets                                                                (83)
          Deferred income taxes                                                                  74             461             728
      Change in:
          Loans held for sale                                                                (8,099)           (279)         (4,001)
          Accrued interest receivable                                                          (332)             22              10
          Other assets                                                                           14             503            (394)
          Interest payable on  deposits                                                          51              19              69
          Other liabilities                                                                     115             (50)             85
-----------------------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by operating activities                                 (4,360)          4,602           2,059
-----------------------------------------------------------------------------------------------------------------------------------
Investing activities:
    Securities:
      Held to maturity:
          Purchases                                                                         (26,912)        (11,329)         (4,500)
          Proceeds from maturities                                                           13,704           8,243           8,085
      Available for sale:
          Purchases                                                                          (8,155)         (2,988)        (15,319)
          Proceeds from sales                                                                10,019           2,857           4,912
          Proceeds from maturities                                                            2,160           6,858           1,308
    Proceeds on sale of miscellaneous assets                                                                    296

    Purchases of premises and equipment                                                        (788)         (1,030)           (960)
    Net increase in loans                                                                   (15,674)        (26,484)         (3,847)
    Proceeds from sale of other real estate owned                                               166           1,145             965
-----------------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                           (25,480)        (22,432)         (9,356)
-----------------------------------------------------------------------------------------------------------------------------------
Financing activities:
    Repayment of borrowed funds                                                                                              (2,676)
    Net increase in deposits                                                                 16,069          27,529           9,399
    Net increase in short-term borrowings                                                     3,115           1,592           1,228
    Proceeds from exercise of stock options
      and stock purchase plan                                                                 1,655             743             431
    Dividends paid                                                                           (1,040)           (784)           (634)
-----------------------------------------------------------------------------------------------------------------------------------
            Net cash used by financing activities                                            19,799          29,080           7,748
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                            (10,041)         11,250             451
Cash and cash equivalents at beginning of year                                               23,401          12,151          11,700
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                    $13,360         $23,401         $12,151
-----------------------------------------------------------------------------------------------------------------------------------
Cash paid during the year:
    Interest on deposits and other borrowings                                               $10,035          $8,739          $8,471
    Income taxes                                                                              1,988           1,243             520
Supplemental disclosure of cash flow information:
    Securitization of loans into mortgage-backed securities                                  $9,314          $3,639
    Transfers of loans to other real estate owned                                               134           1,115             $375
    Transfer of miscellaneous asset from other real estate owned
      to premises and equipment                                                                                 291
    Loans to facilitate the sale of other real estate owned                                     120             667              340

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

Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Park West Bank and Trust Company ("Park West" or the "Bank"), its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

Accounting Standard Changes

In 1997, the Financial Accounting Standards Board issued a Statement of Financial Accounting Standards SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying of comprehensive income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way public companies report information about operating segments in both interim and annual financial statements and related disclosures. The Corporation has not determined what, if any, impact SFAS No. 131 will have on the operating segments reported nor the related disclosures. The standards will be effective for the Corporation's 1998 fiscal year.

Cash and Cash Equivalents

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $1,978,000 for 1997.

Westbank Corporation and Subsidiaries

Securities

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation classifies all se curities with an original maturity of less than three years as available for sale. In addition, any mortgage-backed securities created out of the Banks own inventory of residential real estate loans are also considered available for sale. All other securities are classified as held to maturity. Gains and losses on sales of securities are recognized in other income at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss.

Mortgage-backed securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts determined by a method that approximates the level-yield method. Management has the positive ability and the intent to hold these assets until maturity.

The Corporation does not engage in trading activities.

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

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period and management's doubts concerning collectibility have been removed.

The Bank measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans.

The adequacy of the allowance for loan losses is evaluated regularly by management. Factors considered in evaluating the adequacy of the allowance include the size of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income. The total cost of mortgage loans sold is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair value.

Westbank Corporation and Subsidiaries

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

Transfers and Servicing of Financial Assets and Extinguishment of
Liabilities

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration is accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions) which have been deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of these standards did not have a material impact on the Corporation's financial statements.

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

Trust Department

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $117,234,000 and $105,781,000 at December 31, 1997 and 1996, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

Earnings Per Share

As of December 31, 1997, the Corporation, as required under the Statement of Financial Accounting Standards SFAS No. 128, Earnings Per Share, adopted a new financial accounting standard. This new standard requires that primary earnings per share be replaced with basic earnings per share and that diluted earnings per share also be disclosed. Basic earnings per share is the result of dividing earnings available for common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the period. All earnings per share data has been restated to conform to this new standard. Net earnings per share as prev iously reported for the years ending December 31, 1996 and 1995 was $.66 and $.72.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Westbank Corporation and Subsidiaries

2 - Securities

Investment securities held to maturity at December 31 are as follows:

                                                                                                      1997

                                                                                    Gross          Gross                    Net
                                                                    Amortized  unrealized     unrealized     Fair    unrealized
(Dollars in Thousands)                                                   cost       gains         losses    value          gain
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                            $4,246         $35             $1   $4,280           $34
Federal agency obligations                                             30,081         117              8   30,190           109
Mortgage-backed securities                                                176           9                     185             9
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $34,503        $161             $9  $34,655          $152
===============================================================================================================================

                                                                                                      1996
                                                                                    Gross          Gross                    Net
                                                                    Amortized  unrealized     unrealized     Fair    unrealized
(Dollars in Thousands)                                                   cost       gains         losses    value          gain
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                            $5,998         $49            $11   $6,036           $38
Federal agency obligations                                             13,827          33             22   13,838            11
Other debt securities                                                   1,254           7                   1,261             7
Mortgage-backed securities                                                216           6                     222             6
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $21,295         $95            $33  $21,357           $62
===============================================================================================================================

During 1997 and 1996 there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:

                                                                                                      1997

                                                                                    Gross          Gross                    Net
                                                                    Amortized  unrealized     unrealized     Fair    unrealized
(Dollars in Thousands)                                                   cost       gains         losses    value    gain/(loss)
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                            $2,058                              $2,058

Federal agency obligations                                              3,500          $3            $17    3,486          $(14)
Equity securities                                                       1,303          22                   1,325            22
Mortgage-backed securities                                             13,122          97                  13,219            97
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $19,983        $122            $17  $20,088          $105
===============================================================================================================================


                                                                                                      1996

                                                                                    Gross          Gross                    Net
                                                                    Amortized  unrealized     unrealized     Fair    unrealized
(Dollars in Thousands)                                                   cost       gains         losses    value    gain/(loss)
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                            $1,985          $5                  $1,990            $5
Federal agency obligations                                              2,500           3            $38    2,465           (35)
Equity securities                                                       1,111          14                   1,125            14
Mortgage-backed securities                                              8,961                        154    8,807          (154)
-------------------------------------------------------------------------------------------------------------------------------
                                                                      $14,557         $22           $192  $14,387         $(170)
===============================================================================================================================

During 1997 and 1996, the Corporation recognized gross gains on securities available for sale totaling $219,000 and $112,000, respectively, from the sale of mortgage-backed securities.

The contractual maturities of securities, other than equity securities, as of December 31, 1997 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
Westbank Corporation and Subsidiaries

                                                                               Amortized              Fair
(Dollars in Thousands)                                                              cost             value
----------------------------------------------------------------------------------------------------------
Held to Maturity:
    Within 1 year                                                                 $6,750            $6,728
    Over 1 year to 5 years                                                        14,577            14,676
    Over 5 years to 10 years                                                      13,176            13,251
----------------------------------------------------------------------------------------------------------
    Total bond and debt obligations                                              $34,503           $34,655
==========================================================================================================

                                                                               Amortized              Fair
(Dollars in Thousands)                                                              cost             value
----------------------------------------------------------------------------------------------------------
Available for Sale:
    Within 1 year                                                                 $2,558            $2,552
    Over 1 year to 5 years                                                         3,000             2,992
    Over 10 years                                                                 13,122            13,219
----------------------------------------------------------------------------------------------------------
    Total bond and
      debt obligations                                                           $18,680           $18,763
==========================================================================================================

Securities totaling $14,746,000 at December 31, 1997 were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - Loans and Allowance for Loan Losses

Loans consisted of the following at December 31:

(Dollars in Thousands)                                                              1997              1996
----------------------------------------------------------------------------------------------------------
Commercial                                                                       $41,031           $35,523
Real estate construction                                                           5,249             6,071
Real estate                                                                      173,263           164,301
Consumer                                                                          15,991            15,093
----------------------------------------------------------------------------------------------------------
                                                                                 235,534           220,988
Allowance for loan losses                                                         (2,848)           (2,481)
Deferred loan origination fees                                                      (271)             (315)
----------------------------------------------------------------------------------------------------------
                                                                                $232,415          $218,192
==========================================================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                                                              1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                        $2,481            $3,707            $3,325
Provision for loan losses                                                            190               868             2,690
Loans charged off                                                                   (633)           (2,463)           (2,483)
Recoveries                                                                           810               369               175
----------------------------------------------------------------------------------------------------------------------------
                                                                                  $2,848            $2,481            $3,707
============================================================================================================================

The aggregate principal balance of non-accrual loans was $1,042,000, $2,079,000 and $6,180,000 at December 31, 1997, 1996 and 1995,
respectively. Contractual interest income which was not recognized on such non-accrual loans was $59,000, $178,000 and $296,000 for 1997, 1996 and 1995, respectively.

Westbank Corporation and Subsidiaries


The Corporation did not sell any loans with recourse during 1997 or 1996. The remaining recourse exposure on prior sales was $3,084,000 at December 31, 1997. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $178,512,000 in real estate loans at December 31, 1997, $120,504,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the bank's direct market area of Western Massachusetts. Commercial real estate and real estate construction loans represented $58,008,000 in outstanding principal at December 31, 1997. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $41,031,000 at December 31, 1997 represent loans made to businesses in Western Massachusetts.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable features. The following summarizes the activity with respect to indebtedness, both direct and indirect, for directors, policy-making officers and major stockholders during the years ended December 31:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                        $1,162            $1,334
    New loans granted                                                                2,741               389
    Repayments of principal                                                         (1,999)             (561)
------------------------------------------------------------------------------------------------------------
Balance at end of year                                                              $1,904            $1,162
============================================================================================================

At December 31, 1997 and 1996, the recorded investment in impaired loans was $960,000, and $1,836,000, respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1997 and 1996, the average recorded investment in impaired loans was $1,272,000 and $3,267,000, respectively. Interest income recognized during 1997 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans which are on non-accrual status, are impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $128,442,000 and $136,713,000 at December 31, 1997 and 1996,
respectively.

4 - Property and Equipment

Major classes of property and equipment at December 31 are summarized as follows:


                                                                                                                      Estimated
(Dollars in Thousands)                                                                1997              1996              Lives
-------------------------------------------------------------------------------------------------------------------------------
Property (including
    land of $1,029)                                                                 $3,163            $2,973        30-40 years
Furniture and equipment                                                              3,063             5,039         3-10 years
Leasehold and building
    improvements                                                                     2,516             2,401         5-15 years
Motor vehicles                                                                         105               103            3 years
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     8,847            10,516
Accumulated depreciation                                                             4,373             6,177
-------------------------------------------------------------------------------------------------------------------------------

Property and Equipment                                                              $4,474            $4,339
===============================================================================================================================


5 - Other Real Estate Owned

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Real estate acquired through foreclosure - net of OREO provision                      $149              $337
============================================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                                                                1997              1996              1995
-------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                            $195               $65              $231
Provision for other real estate owned charged to operations                             29               390               224
Write-downs (net of payments)                                                          (24)             (260)             (390)
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                  $200              $195               $65
===============================================================================================================================

Certain sales of other real estate owned were financed by the Bank, aggregating approximately $120,000 and $667,000 in 1997 and 1996, respectively. Net non cash transfer of loans to other real estate owned were $134,000; $1,115,000 and $375,000 for the years ended December 31, 1997; 1996 and 1995, respectively.

6 - Deposits

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Demand deposit                                                                     $48,638           $44,715
Regular - Savings                                                                   35,151            34,770
N.O.W.                                                                              15,853            18,381
Money market deposits                                                               25,167            12,493
IRA's                                                                               28,582            27,575
Other time deposits                                                                118,169           117,557
------------------------------------------------------------------------------------------------------------
                                                                                  $271,560          $255,491
============================================================================================================

At December 31, 1997, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
---------------------------------------------------------------
    1998                                               $103,262
    1999                                                 23,549
    2000                                                  7,207
    2001                                                  1,903
    2002 and thereafter                                       2
---------------------------------------------------------------
                                                       $135,923
===============================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $17,682,000 and $17,397,000 as of December 31,
1997 and 1996, respectively. Interest paid on these deposits totaled approximately $894,000 and $802,000, respectively. At December 31, 1997, investment securities totaling $500,000 are pledged to secure deposits of the Trust Department.

Westbank Corporation and Subsidiaries

7 - Borrowed Funds

Borrowed funds as of December 31 are as follows:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Short Term Borrowings:
Securities sold under agreements
    to repurchase                                                                   $8,020            $6,838
Purchased federal funds                                                                270               220
Treasury tax and loan notes                                                          3,594             1,711
------------------------------------------------------------------------------------------------------------
Total borrowed funds                                                               $11,884            $8,769
============================================================================================================

The securities pledged under the repurchase agreements include U.S. Government and Federal agency obligations which were under the control of the Corporation. At December 31, 1997, the book balance of the pledged securities was $9,749,000 and the fair value was $9,782,000. The above short term borrowings mature daily.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                                                1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Balance at year end                                                                $11,884            $8,769            $7,177
Average amount outstanding                                                           8,989             8,603             7,107
Maximum amount outstanding at any month-end                                         13,536            12,294             9,675
Average interest rate for the year                                                    3.18%             2.95%             3.78%
Average interest rate on year-end balance                                             3.15%             2.89%             3.38%

The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit with no set expiration date. There were no amounts outstanding against either line as of December 31, 1997 or 1996. The Bank had additional short term borrowing capacity through the Federal Home Loan Bank of $5,688,000 through its Ideal Way program that was unused at year end 1997.

8 - Income Taxes

The income tax provisions (benefits) were as follows:

(Dollars in Thousands)                                                                1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Current tax:
    Federal                                                                         $1,836              $917              $148
    State                                                                              403               317               204
------------------------------------------------------------------------------------------------------------------------------
      Total current                                                                  2,239             1,234               352
------------------------------------------------------------------------------------------------------------------------------

Deferred tax:
    Deferred taxes                                                                      74               461               728
    Change in valuation allowance for deferred tax assets                               (2)             (101)
------------------------------------------------------------------------------------------------------------------------------
Total deferred                                                                          72               360               728
------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                            $2,311            $1,594            $1,080
==============================================================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                                                      1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                34.0%             34.0%             34.0%
Change in valuation allowance for deferred tax asset                                   1.0
State income taxes, net of federal benefit                                             6.0               7.0               8.0
Deferred tax benefits realized currently                                                                                 (10.5)
Other                                                                                   .7
------------------------------------------------------------------------------------------------------------------------------
                                                                                      41.7%             41.0%             31.5%
==============================================================================================================================

Westbank Corporation and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Other real estate owned                                                            $84               $81
    Deferred loan fees                                                                 112               131
    State tax net operating loss carryforward                                           99               168
    Non-accrual interest                                                                48               159
    Unrealized gain/loss on securities                                                  71
    Other                                                                               39                26
------------------------------------------------------------------------------------------------------------
      Total gross deferred tax assets                                                  382               636
Valuation allowance                                                                    (99)             (101)
------------------------------------------------------------------------------------------------------------
      Net deferred tax assets                                                          283               535
------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Bond accretion                                                                      17                25
    Unrealized gain on securities                                                       44
    Depreciation                                                                       150               153
    Allowance for loan losses                                                          249               440
    Deferred FNMA premium                                                                5
    Prepaid pension                                                                     26                 9
------------------------------------------------------------------------------------------------------------
      Total gross deferred tax liabilities                                             491               627
------------------------------------------------------------------------------------------------------------
      Net deferred tax liability                                                     $(208)             $(92)
============================================================================================================


As of December 31, 1997, the state net operating loss carryforward to future periods amounted to approximately $1,277,000 which expire during 1998. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Corporation will realize the benefits of these deductible differences, net of the recorded valuation allowance.

9 - Pension Plan

The Bank has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the pension plan are a percentage of individual employees' salary. Total pension expense for 1997, 1996 and 1995 amounted to $201,000, $213,000 and $216,000, respectively. At May 31, 1997 the most recent plan year, total plan assets were $2,859,000 and the vested balance was $2,788,000. The pension plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

10 - Stock Options

The Corporation accounts for stock-based compensation using the intrinsic value.

The Corporation has three fixed option plans which reserve shares of common stock for issuance to executives, key employees and directors. During 1997, 1996 and 1995 no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's three stock option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

Westbank Corporation and Subsidiaries

                                                                                      1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Net earnings - as reported                                                      $3,231,000        $2,248,000        $2,353,000
Net earnings - pro forma                                                        $3,136,000        $1,966,000        $2,297,000
Earnings per share - as reported - Basic                                              $.93              $.68              $.74
                                 - Diluted                                            $.89              $.66              $.72
Earnings per share - pro forma   - Basic                                              $.90              $.60              $.72
                                 - Diluted                                            $.87              $.58              $.70

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. On April 16, 1992, 67,913 options at a price of $2 per share were issued. As of December 31, 1997, all options granted are exercisable. At the 1994 Annual Meeting of Shareholders the 1985 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in options outstanding:

                                                                                      1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
    at the beginning of the year                                                   277,122           307,706           325,949
Options exercised:
    at $2.00                                                                       (27,741)          (16,268)           (8,142)
    at $2.50                                                                       (27,450)           (9,200)           (8,200)
    at $3.50                                                                       (20,302)           (5,116)
    at $6.00                                                                       (10,163)
Options canceled                                                                                                        (1,901)
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
    at the end of the year                                                         191,466           277,122           307,706
==============================================================================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995 which was approved at the 1995 Annual Meeting of Shareholders. The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                                                                      1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Options authorized                                                                                                     125,000
Options granted and exercisable
    at the beginning of the year                                                    44,000            33,000

Options granted and exercisable:
    at $6.00                                                                                                            33,000
    at $7.125                                                                                         11,000
    at $9.375                                                                       11,000
Options exercised at $6.00                                                          (2,000)
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
    at the end of the year                                                          53,000            44,000            33,000
------------------------------------------------------------------------------------------------------------------------------
Options available for future grants                                                 70,000            81,000            92,000
------------------------------------------------------------------------------------------------------------------------------

Unless exercised, the options will expire twenty years after granting.

Westbank Corporation and Subsidiaries

The Corporation adopted an incentive stock option plan during 1996 for directors and employees, which was approved at the 1996 Annual Meeting of Shareholders. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                                                    1997            1996
--------------------------------------------------------------------------------------------------------
Options authorized                                                                               178,500
--------------------------------------------------------------------------------------------------------
Options granted and exercisable at the beginning of the year                    133,000
Options granted and exercisable to directors at $8.00                                             11,000
Options granted and exercisable to employees at $8.125                                           122,500
Options granted and exercisable to directors at $9.00                             9,000
Options exercised at $8.125                                                        (500)
Options terminated                                                                                  (500)
--------------------------------------------------------------------------------------------------------
Options granted and exercisable at the end of the year                          141,500          133,000
--------------------------------------------------------------------------------------------------------
Options available for future grants                                              36,500           45,500
--------------------------------------------------------------------------------------------------------

11 - Earnings Per Share

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations for the years ended December 31, 1997, 1996 and 1995:

                                                                                    Shares         Per Share
------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
    1997                                                                         3,487,160              $.93
    1996                                                                         3,285,093               .68
    1995                                                                         3,181,742               .74
Effect of Dilutive Option Shares:
    1997                                                                           125,759              $.04
    1996                                                                           119,149               .02
    1995                                                                            90,133               .02
Diluted Earnings Per Share:
    1997                                                                         3,612,919              $.89
    1996                                                                         3,404,242               .66
    1995                                                                         3,271,875               .72

12 - Leases

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 1997:

(Dollars in Thousands)
-------------------------------------------------------------------
1998                                                         $  229
1999                                                            246
2000                                                            247
2001                                                            271
2002                                                            274
After 2002                                                    1,532
-------------------------------------------------------------------
Total minimum lease payments                                 $2,799
===================================================================

Rent expense for 1997, 1996 and 1995 amounted to $236,000, $223,000 and $116,000, respectively.

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

Westbank Corporation and Subsidiaries

The following table summarizes the contractual value of financial instruments and other commitments at December 31:

(Dollars in Thousands)                                                                1997              1996
------------------------------------------------------------------------------------------------------------
Commitments to grant loans                                                          $9,629            $7,100
Stand-by letters of credit and financial guarantees                                  1,022               812
Commitments to advance funds under existing loan agreements                         29,210            28,719

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

14 - Other Non-Interest Income and Expense

The components of other non-interest income and expense, which are in excess of 1% of the aggregate of total interest income and non-interest income and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,
(Dollars in Thousands)                                                                1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Income:
    Loan servicing fees                                                               $472              $484              $513
    Insurance recovery                                                                                                     703
Expenses:
    Computer operations and supplies                                                                                       232
    Service bureau expense                                                             654               556               542
Federal Deposit Insurance
    Corporation assessment                                                                                                 433
Professional fees                                                                                        322               260
Advertising                                                                            314               321               284

15 - Stockholders' Equity and Regulatory Matters

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

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

Westbank Corporation and Subsidiaries

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                            Minimum Capital
                                                                                                           to be considered
                                                                                                           well capitalized
                                                                                                               under Prompt
                                                                                       Minimum Capital    Corrective Action
                                                               Actual                Adequacy Purposes           Provisions
(Dollars in Thousands)                                   Amount        Ratio        Amount       Ratio      Amount    Ratio
------------------------------------------------------------------------------------------------------------------------------
December 31, 1997
Total Capital
    (To risk weighted assets):
      Bank                                              $24,535        11.97%      $16,397        8.00%    $20,496    10.00%
      Holding Company                                    26,277        12.71        16,535        8.00      20,669    10.00
Tier I Capital
    (To risk weighted assets)
      Bank                                               21,969        10.70         8,198        4.00      12,298     6.00
      Holding Company                                    23,690        11.44         8,268        4.00      12,401     6.00
Tier I Capital
    (To average assets):
      Bank                                               21,969         7.04        12,493        4.00      15,617     5.00
      Holding Company                                    23,690         7.55        12,544        4.00      15,680     5.00
December 31, 1996
Total Capital
    (To risk weighted assets):
      Bank                                              $21,544        11.41%      $15,105        8.00%    $18,817    10.00%
      Holding Company                                    22,112        11.69        15,132        8.00      18,915    10.00
Tier I Capital
    (To risk weighted assets):
      Bank                                               19,182        10.16         7,552        4.00      11,328     6.00
      Holding Company                                    19,745        10.43         7,572        4.00      11,359     6.00
Tier I Capital
    (To average assets):
      Bank                                               19,182         6.93        11,072        4.00      13,839     5.00
      Holding Company                                    19,745         7.12        11,092        4.00      13,866     5.00

On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "Rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Corporation. In addition, one Right automatically attache s to each share of Common Stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation, a unit of one ten-thousandths of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per share of Common Stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Westbank Corporation and Subsidiaries

Currently, the Rights are not exercisable and are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and become exercisable upon the earliest to occur of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Corporation's Common Stock (an "Acquiring Person"), (ii) the close of business on the tenth business day (or such date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or a group becoming the beneficial owner of 15% of the outstanding shares of the Corporation's Common Stock, (iii) the determination by the Board of Directors that any person is an "Adverse Person."

Upon the occurrence of any one of the above events, each holder of a Right (other than the Acquiring Person or the Adverse Person, as the case may be) is entitled to acquire such number of Units of the Preferred Stock of the Corporation which are equivalent to such number of shares of Common Stock having a value twice the current exercise price of the Right. If the Corporation is acquired in a merger or other business combination transaction after any such event, each holder of a Right is then entitled to purchase at the then current exercise price, shares of the acquiring companies common stock having a value of twice the exercise price of the Right.

Until a Right is exercised, the holder has no rights as a stockholder of the Corporation (beyond those rights as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights is not taxable to stockholders or to the Corporation, stockholders may, depending upon the circumstances, recognize taxable income in the event the Rights become exercisable for Units, other securities of the Corporation, other consideration or for shares of common stock of an acquiring company.

The Rights may be redeemed in whole by the Corporation, under certain circumstances, at a price of $.001 per Right. The Rights and the Rights Plan expire on November 19, 2007.

16 - Employee Stock Ownership Plan

The Corporation established an Employees' Stock Ownership Plan
("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1997 and 1996, the ESOP held no shares of the Corporation's stock.

17 - Fair Value of Financial Instruments

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:


                                                                                1997                        1996
------------------------------------------------------------------------------------------------------------------------------
                                                                        Carrying     Estimated      Carrying    Estimated
(Dollars in Thousands)                                                    Amount    Fair Value        Amount   Fair Value
------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                                               $9,682        $9,682       $10,511      $10,511
    Federal funds sold                                                     3,678         3,678        12,890       12,890
    Investment securities held to maturity                                34,503        34,655        21,295       21,357
    Investment securities available for sale                              20,088        20,088        14,387       14,387
    Loans                                                                232,415       233,841       218,192      217,991
    Accrued interest receivable                                            1,968         1,968         1,636        1,636
Liabilities:
    Deposits                                                             271,560       272,097       255,491      255,579
    Borrowed funds                                                        11,884        11,884         8,769        8,769
    Interest payable on deposits                                             379           379           328          328
Cash and Due from Banks and Federal Funds Sold

The carrying amount for cash and due from banks and for federal funds sold approximates fair value and mature in 90 days or less.

Investment Securities

The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Westbank Corporation and Subsidiaries

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

18 - Summary of Unaudited Quarterly Financial Information  - (Unaudited)
                                                               1997                                               1996
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands,
except per share amounts)                      Q1      Q2      Q3        Q4       Year        Q1      Q2      Q3      Q4      Year
----------------------------------------------------------------------------------------------------------------------------------
Interest income                            $5,428   $5,698 $5,979    $6,051    $23,156    $4,952  $5,053  $5,190  $5,405   $20,600
Interest expense                            2,411    2,534  2,740     2,687     10,372     2,071   2,147   2,242   2,298     8,758
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                         3,017    3,164  3,239     3,364     12,784     2,881   2,906   2,948   3,107    11,842
Provision for loan losses                     150       40                         190       140     352     176     200       868
Non-interest income                           506      485    565       705      2,261       604     551     489     496     2,140
Non-interest expense                        2,293    2,323  2,397     2,300      9,313     2,352   2,250   2,267   2,403     9,272
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                  1,080    1,286  1,407     1,769      5,542       993     855     994   1,000     3,842
Income taxes                                  443      549    589       730      2,311       429     350     421     394     1,594
----------------------------------------------------------------------------------------------------------------------------------
Net income                                   $637     $737   $818    $1,039     $3,231      $564    $505    $573    $606    $2,248
Earnings per share
                          - Basic            $.19     $.22   $.23      $.29       $.93      $.17    $.15    $.18    $.18      $.68
                          - Diluted          $.18     $.21   $.22      $.28       $.89      $.17    $.15    $.17    $.17      $.66
==================================================================================================================================

Westbank Corporation and Subsidiaries

19 - Condensed Parent Company Only Financial Statements

December 31,
(Dollars in Thousands)                                                                                      1997              1996
----------------------------------------------------------------------------------------------------------------------------------
Balance Sheets
Assets
Cash                                                                                                         $31               $30
Investment in subsidiaries                                                                                22,030            19,083
Other investments                                                                                          1,372               333
Other assets                                                                                                 339               307
----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                         $23,772           $19,753
==================================================================================================================================
Liabilities                                                                                                  $21                $8
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
    Preferred stock - none
    Common stock, par value $2 per share                                                                   7,163            $6,694
Additional paid-in capital                                                                                 8,819             7,633
Retained earnings                                                                                          7,769             5,418
----------------------------------------------------------------------------------------------------------------------------------
Stockholder's equity                                                                                      23,751            19,745
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                           $23,772           $19,753
==================================================================================================================================


                                                                                          1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Statements of Income
Dividend from subsidiary                                                                  $520              $520              $429
Interest income                                                                             38                19                 8
----------------------------------------------------------------------------------------------------------------------------------
Other income (expense) - net                                                              (114)             (117)              (33)
Income before taxes and
    undistributed income of subsidiaries                                                   444               422               404
Income tax benefit                                                                                            24
Undistributed income of subsidiaries                                                     2,787             1,802             1,949
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                              $3,231            $2,248            $2,353
==================================================================================================================================

                                                                                          1997              1996              1995
Statements of Cash Flows

Cash flows from operating activities:
    Net income                                                                          $3,231            $2,248            $2,353

Operating Activities:
    Equity in income of subsidiaries                                                    (2,787)           (1,802)           (1,949)
    Increase in other assets                                                               (32)             (307)
    Increase in other liabilities                                                           13                 8
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                  425               147               404
Cash flows from investing activities:
    Purchase of investment securities                                                   (1,039)              (88)             (190)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from stock options exercised                                                  270                86                37
    Proceeds from dividend reinvestment and optional
      stock purchases                                                                    1,385               657               394
    Dividends paid                                                                      (1,040)             (785)             (634)
----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                        615               (42)             (203)
----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                    1                17                11
Cash and cash equivalents at the beginning of
    the year                                                                                30                13                 2
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                                           $31               $30               $13
==================================================================================================================================

INDEPENDENT AUDITOR'S REPORT
Westbank Corporation and Subsidiaries

The Stockholders and Board of Directors,
Westbank Corporation


We have audited the accompanying consolidated balance sheets of Westbank Corporation and Subsidiaries (the "Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbank Corporation and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Hartford, Connecticut
February 6, 1998

CORPORATE DIRECTOR AND INFORMATION
Westbank Corporation and Subsidiaries

Directors
Westbank Corporation and
Park West Bank and Trust Company

Alfred C. Whitaker
Chairman of the Board
Westbank Corporation
Sales Consultant

Roland O. Archambault
Owner
Park Supply Company

Mark A. Beauregard
Attorney at Law
Resnic, Beauregard, Waite & Driscoll

David R. Chamberland
President
Chicopee Building Supply, Inc.

Donald R. Chase
President and Chief Executive Officer
Westbank Corporation
President and Chief Executive Officer
Park West Bank and Trust Company

Leroy F. Jarrett
President and Treasurer
(Retired)
New England Church Interiors

Ernest N. Laflamme, Jr.
Treasurer
City of Chicopee

Paul J. McKenna, D.M.D.
Orthodontist

Robert J. Perlak
Private Investor

George R. Sullivan
Executive Vice President
Sullivan Paper Company, Inc.

James E. Tremble
President
Valley Cinema, Inc.

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

Joseph S. Lemay
Assistant Vice President

Allen J. Miles, III
Vice President

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
(413) 747-1400
Annual Meeting

The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 15, 1998 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

Transfer Agent and Registrar

Park West Bank and Trust Company - Trust Department

Independent Auditors

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

Common Stock - Market Information

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspa- per's listing of the NASD regional market quotations:

                                            1997                             1996
                                             Bid                              Bid
                              High          Low      Dividend      High       Low      Dividend
-----------------------------------------------------------------------------------------------
First                          $10       $8 3/4        $0.075    $8 1/4      $6 3/4       $0.06
Second                           9 1/2    8 1/2         0.075     8 3/4       7 5/8        0.06
Third                           11        8 5/8         0.075     8 3/8       7 1/4        0.06
Fourth                          13 5/8   10 5/8         0.075     9 3/4       7 1/2        0.06

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 1998 the Corporation had 1,202 stockholders.

Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC". For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase
Plan, call:

Park West Bank and Trust Company, Trust
Department (413) 747-1482.

The following firms make a market in Westbank
Corporation's Common Stock:

Advest, Inc.
Herzog, Heine, Geduld, Inc.
McConnell, Budd & Downes, Inc.
Keefe, Bruyette & Woods, Inc.

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