Form 10-K, Exhibit 13
period 1998-12-31
WESTBANK CORP
filed 1999-03-23
CIK 742070

WESTBANK CORPORATION                                          1998 ANNUAL REPORT

                                A FOCUS ON GROWTH



[PHOTO OF PRISM]

TABLE OF CONTENTS

Financial Highlights ...................................................       1
Letter to Stockholders .................................................   2 - 3
Business - Westbank Corporation and Subsidiaries .......................       4
Selected Consolidated Financial Data ...................................       5
Management's Discussion and Analysis - Financial Results ...............  6 - 19
Consolidated Balance Sheets ............................................      20
Consolidated Statements of Income ......................................      21
Consolidated Statements of Stockholders' Equity ........................      22
Consolidated Statements of Comprehensive Income ........................      22
Consolidated Statements of Cash Flows ..................................      23
Notes to Consolidated Financial Statements ............................. 24 - 41
Independent Auditors' Report ...........................................      42
Corporate Directory ....................................................      43
Corporate Information ..................................................      44

FINANCIAL HIGHLIGHTS
Westbank Corporation and Subsidiaries

FOR THE YEAR
(Dollars in Thousands)                     1998           1997           1996
                                        ----------     ----------     ----------
Net income                              $    3,256     $    3,231     $    2,248
Net interest income                         13,442         12,784         11,842
Non-interest income                          2,244          2,261          2,140
Non-interest expense                        10,371          9,313          9,272
Provision for loan losses                       19            190            868

YEAR END
(Dollars in Thousands)
                                        ----------     ----------     ----------
Investment and
   mortgage-backed securities           $   76,417     $   54,591     $   35,682
Loans, net                                 259,306        232,415        218,192
Allowance for loan losses                    2,379          2,848          2,481
Total assets                               354,973        308,265        284,909
Total deposits                             299,123        271,560        255,491
Total stockholders' equity                  27,301         23,751         19,745

COMMON SHARE INFORMATION
Basic weighted average
   shares outstanding                    3,767,605      3,487,160      3,285,093
Basic net income per share              $      .86     $      .93     $      .68

                  [ASSETS/DEPOSITS/NET LOAN GROWTH LINE GRAPH]

                          ASSETS        DEPOSITS        LOANS
                         --------       --------       -------
                                   (in Thousands)

1998                     $354,793       $299,123       $259,306
1997                      308,265        271,560        232,415
1996                      284,909        255,491        218,192
1995                      253,777        227,962        197,264
1994                      243,313        218,563        192,677


CHAIRMAN'S AND PRESIDENT'S LETTER
Westbank Corporation and Subsidiaries

Dear Shareholder:

The past year was especially rewarding because we have achieved our topmost objectives, record earnings and measured growth. Our growth strategy is based on the premise: Succeeding today and investing for tomorrow. We seek to grow at a measured, orderly pace by nurturing our core banking operations, deepening our market penetration by providing more banking services to our present customers, by acquisitions of other banks and opening new offices in selected areas.

We are proud to report that net income for the year ended December 31, 1998 totaled $3.3 million or $0.84 per diluted share, compared to $3.2 million or $0.89 per diluted share for the same period a year ago. Included in the results of operations during the fourth quarter of 1998 were $400 thousand of merger costs associated with the acquisition of Cargill Bancorp, Inc., of Putnam, Connecticut, which was consummated on January 29, 1999.

We look forward to the opportunity to work with the Cargill shareholders, staff and customers. The affiliation will allow Cargill to offer a wider range of products and services, while at the same time Westbank will achieve its corporate objective of expanding its market into Connecticut.

Westbank is presently positioned and has sufficient resources and infrastructure to expand through acquisition. We will pursue opportunities for growth in our defined market area as well as in markets that are contiguous to our present market area, which include Connecticut, Rhode Island and Central Massachusetts.

Consistent with our corporate strategies of building market share, we have expanded our geographical reach into Ludlow and Southwick, Massachusetts. These new full-service banking offices have exceeded all expectations by generating a combined total of $11 million in new deposits last year.

At year-end assets totaled $355 million, an increase of $46.7 million or 15% compared to the same period in 1997. Deposits increased by $27.5 million or 10% and totaled $299.1 million.

The Corporation's capital was $27.3 million at year end, representing a capital ratio of 7.69% while the Corporation's book value totaled $7.19 versus $6.63 for the same period in the prior year.

Particularly gratifying was the fact that we were able to expand our loan portfolio last year while continuing to maintain our disciplined loan criteria, ample evidence that loans can be increased substantially while maintaining high credit standards. During 1998 loans increased by $26.9 million or 12% and totaled $259.3 million.

At Westbank, profitability is achieved through hard work and a clear focus on what we do well. We reinvest in growth businesses and emphasize our core competencies, which include credit and service quality, both of which are absolutely essential to compete effectively. Banks cannot consistently generate exceptional profits without being top-flight credit underwriters. Westbank is recognized industry-wide for our relentless focus on maintaining superior credit quality. Customers needs seldom fall into neat categories, and usually cross from one type of banking product to another. A clear competitive advantage for Westbank is the fact that we organize around our customers and their needs, not around products. To be focused on the customer, we have to know what the customer wants, therefore, we listen to them and hear what they really need. Through our local decision-making process in our banking offices our employees are empowered to deliver customer solutions.

We've helped many businesses grow from the spare bedroom to the oak boardroom. Technology helps us offer services in a more timely manner. However, sometimes customers want the personal touch. Westbank offers both. This is the essence of Westbank and the basis of the Westbank Advantage: Our products; our people; our entire company is focused on meeting the needs of the customer.

Large bank mergers have negatively impacted small and medium sized businesses, which indicates that there is and will be a growing need for a community bank that offers not only a broad range of products both to businesses and consumers but also provides exceptional service. The Residential Mortgage Department continued its strong record of growth and significantly exceeded 1998 goals. Westbank assisted six hundred families in terms of purchasing a home, building their dream home or lowering their existing payments by closing on $61,000,000 in residential loans. Park West Bank and Trust Company also added an additional satellite mortgage correspondent bank, which has an excellent reputation in the Franklin County area of Western Massachusetts.

We converted a portion of our mortgages into mortgage-backed securities for sale on Wall Street, providing the Bank with excellent investment grade securities and immediate liquidity. This enables Westbank to realize additional income without relinquishing its relationship with the borrower. With activity remaining strong at the end of 1998, we anticipate another strong year in 1999.

Westbank's relatively new Indirect Lending Program has had a very positive impact on loan originations. Through this program Westbank receives consumer loan applications from Bank-approved automobile and recreational vehicle dealerships whose customers wish to finance their purchases. These applications are then processed according to the Bank's normal consumer loan underwriting criteria. In 1998, indirect consumer loans accounted for approximately 28.5% of the Bank's total consumer loan originations excluding mortgages.

As wealth grows, so do the opportunities for those of us who manage and invest that wealth. Customer needs change as they marry, purchase homes, have children or retire. These lifestyle changes coupled with changing market conditions, make understanding all the more difficult.

Our Trust Department has a well-diversified line of services that is able to meet the changing needs of our customers throughout each phase of their life cycle. Their "job" is building long-term relationships with customers through all market conditions. That means consistently providing the capabilities and capacity to serve customers as their needs and situations change. During 1998, the Trust Department made significant strides. They have built high quality customer relationships based on the trust their customers place in them. At year-end, fiduciary accounts totaled in excess of $119 million.

There is, of course, a lot of work that goes on behind the scenes that improves our ability to compete effectively. For example, we are testing and changing systems to be certain that we will cross the threshold into the next millennium. Work on Year 2000 compliance is well advanced. Credit for this accomplishment can be placed squarely on the shoulders of our Y2K committee that is comprised of executive officers in charge of each functional area of the bank. The committee is responsible for implementing our Year 2000 plan, and reporting its progress monthly to the board of directors.

Our success is attributable to an exceptional team of employees, many of whom are shareholders. They work hard every day to meet and exceed the expectations of their customers and are determined that Westbank be recognized as a leader in the financial services industry. The critical link between customer satisfaction and shareholder value has always been the quality of our employees.

Westbank is focused on a growth momentum. However, size is not a strategy. It is a statistic; i.e. growth only for the sake of getting bigger cannot be an objective. Westbank will grow but only in ways that lead to a stronger and more profitable company.

Corporate vision is nothing without focus. Our focus will be on three strategic initiatives: Revenue Growth, Cost Control and Asset Management. Westbank will continue to emphasize the growth of its core business this year. We expect to build lending and deposit relationships with local customers in a very competitive market. Westbank has the advantage of being a reliable community bank that has a well-earned reputation for knowledgeable service by its experienced staff.

Nineteen Hundred and Ninety-Nine will be a challenging year for us as we strive to enhance the environment necessary to support and expand a diversified and profitable financial services company. We will remain intently focused not only on growth, but also on operational integrity and the effectiveness required to achieve a predictable, sustainable financial performance. We are confident in the strategic direction we have chosen and where we expect it to take us throughout 1999 and beyond.

[PHOTO]

Donald R. Chase

Westbank Corporation and its shareholders have been fortunate over the years to be well served by a strong management team and Board of Directors. After thirty-eight years of dedicated service to the Company, Alfred C. Whitaker and Paul J. McKenna, DMD will retire from the Board of Directors in April of 1999. Their dedication to Westbank and its shareholders is as strong today as it was when they, along with a small group of other businessmen founded the Bank in 1961. We would like to take this opportunity to thank them for their leadership and loyalty. We wish them well in their retirement. We welcome to the Board of Directors G. Wayne McCary, President and Chief Executive Officer of the Eastern States Exposition, the sixth largest fair in North America located in West Springfield, Massachusetts.

We appreciate your loyalty, confidence and support of Westbank Corporation. Your investment in our Company is foremost in our minds as we plan for the future. We look forward to the ever-present challenges and the accompanying opportunities of the twenty-first century.

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

PARK WEST BANK AND TRUST COMPANY

As of December 31, 1998, substantially all operating income and net income of the Corporation are presently accounted for by Park West. Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through thirteen banking offices located in Hampden County. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

Park West also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. In the lending area, these include short and long term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1998 amounted to $119,797,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

EMPLOYEES

As of December 31, 1998 the Corporation and its subsidiaries had the equivalent of 125 full time officers and staff.

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

ACQUISITION OF CARGILL BANCORP, INC.

On July 15, 1998, the Corporation entered into an agreement to acquire Cargill Bancorp, Inc., which is a Delaware corporation and the holding company for Cargill Bank, a $47.0 million asset Connecticut chartered stock savings and loan association headquartered in Putnam, Connecticut.

Under the terms of the agreement, Cargill Bancorp will be merged into Westbank Corporation. Cargill Bank will retain its local identity and remain a separate subsidiary of Westbank Corporation. Each share of Cargill Bancorp common stock will be exchanged for 1.3655 shares of Westbank common stock.

On November 3, 1998, the Corporation filed a registration statement to register approximately 565,096 shares of common stock in order to facilitate this merger. Cargill shareholders approved the merger at a shareholders meeting held on December 16, 1998 and final regulatory approval was received on January 14, 1999.

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries

Year ended December 31,
(Dollars in Thousands Except Share Amounts)                      1998          1997          1996          1995          1994
                                                             ----------    -----------     ----------    ----------    -----------
Interest and dividend income                                 $   25,085    $    23,156     $   20,600    $   20,261    $    17,046
Interest expense                                                 11,643         10,372          8,758         8,540          6,199
                                                             ----------    -----------     ----------    ----------    -----------
Net interest income                                              13,442         12,784         11,842        11,721         10,847
Provision for loan losses                                            19            190            868         2,690          1,473
Non-interest income                                               2,244          2,261          2,140         2,917          2,459
Non-interest expense                                             10,371          9,313          9,272         8,515         10,088
                                                             ----------    -----------     ----------    ----------    -----------
Income before income taxes                                        5,296          5,542          3,842         3,433          1,745
Income taxes (benefit)                                            2,040          2,311          1,594         1,080           (430)
                                                             ----------    -----------     ----------    ----------    -----------
Net income                                                   $    3,256    $     3,231     $    2,248    $    2,353    $     2,175
                                                             ==========    ===========     ==========    ==========    ===========
Common share data:
   Earnings per share:
      Basic                                                  $      .86    $       .93     $      .68    $      .74    $       .69
      Diluted                                                $      .84    $       .89     $      .66    $      .72    $       .68
   Cash dividends declared                                   $      .40    $       .30     $      .24    $      .20
   Ending book value                                         $     7.19    $      6.63     $     5.90    $     5.50    $      4.89

AT DECEMBER 31:
   Total loans -- net                                        $  259,306    $   232,415     $  218,192    $  197,264    $   192,677
   Total assets                                                 354,973        308,265        284,909       253,777        243,313
   Total non-performing assets                                      928          1,375          2,698         7,904          7,435
   Total deposits                                               299,123        271,560        255,491       227,962        218,563
   Total stockholders' equity                                    27,301         23,751         19,745        17,703         15,344

AVERAGE FOR YEAR:
   Loans                                                        250,247        232,529        209,141       197,562        182,676
   Assets                                                       335,251        300,996        266,134       253,024        232,922
   Deposits                                                     291,852        268,960        237,848       227,952        210,659
   Stockholders' equity                                          25,974         21,491         18,561        16,755         14,722
   Weighted  shares outstanding - basic                       3,767,605      3,487,160      3,285,093     3,181,742      3,132,934
                                - diluted                     3,861,590      3,612,919      3,404,242     3,271,875      3,203,985

SELECTED RATIOS:
   Rate of return on average total assets                           .97%          1.07%           .84%          .93%           .93%
   Rate of return on average stockholders equity                  12.54%         15.03%         12.11%        14.04%         14.77%
   Stockholders' equity to total assets at year end                7.69%          7.70%          6.93%         6.98%          6.31%
   Average total stockholders' equity
      to average total assets                                      7.75%          7.14%          6.97%         6.62%          6.32%
   Allowance for loan losses to total loans at year end             .91%          1.21%          1.12%         1.84%          1.70%
   Non-performing loans as a percentage
      of total loans at year end                                    .27%           .58%          1.07%         3.43%          3.00%
   Net charge-offs (recoveries) as a percentage
      of average loans                                              .20%          (.08)%         1.00%         1.17%           .89%
   Other real estate owned as a percentage of total assets          .06%           .05%           .12%          .51%           .64%

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries

Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto.

For 1998, the Corporation reported net income of $3,256,000, or $.86 per share basic and $.84 diluted, after providing $19,000 for loan losses. This compares to net income for 1997 of $3,231,000, or $.93 per share basic and $.89 diluted. The Corporation's 1997 earnings reflected a provision for loan losses of $190,000. Net interest income increased $658,000 from 1997 to 1998.

Non-interest expense amounted to $10,371,000 in 1998 compared to $9,313,000 in 1997, an increase of $1,058,000, or 11%. The increase in operating expenses for 1998 is a direct result of reflecting $400,000 during the fourth quarter of 1998, for merger costs related to the acquisition of Cargill Bancorp, Inc. and the remaining increase is a result of the overall growth of the Corporation. Non-interest income was level compared to 1997. During 1998, Trust Department earnings increased by $33,000 over 1997. Gains on sale of investments and other real estate declined by $102,000, gains on sale of mortgages totaled $119,000, while service charges on deposit accounts and other non-interest income declined by $65,000 compared to 1997. Income taxes in 1998 totaled $2,040,000, a decrease of $271,000 over 1997.

At December 31, 1998, the Corporation's total assets were $354,973,000, an increase of $46,708,000 or 15%, from $308,265,000 at year end 1997. The higher level of assets resulted primarily through an increase in net loans, investments and federal funds totaling $45,087,000 funded by the growth in deposits.

Non-performing assets amounted to $928,000 or .26% of total assets at December 31, 1998, compared with $1,375,000 or .45% at the end of 1997.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1998, Park West's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

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

Westbank Corporation and Subsidiaries

COMPONENTS OF CAPITAL

The following table presents the Corporation's components of capital as of December 31. The table also presents the ratio of capital to total assets.

(Dollars in Thousands)                      1998          1997           1996
                                          -------       -------       --------
Stockholders' Equity
   Common stock                           $ 7,597       $ 7,163       $  6,694
   Additional paid-in-capital              10,034         8,819          7,633
   Retained earnings                        9,461         7,708          5,517
   Accumulated other
      comprehensive income                    209            61            (99)
                                          -------       -------       --------
Total Capital                             $27,301       $23,751       $ 19,745
Ratio of capital
   to average total assets                   7.64%         7.55%          7.17%

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

The following are the Corporation's risk-based capital ratios at December 31:

                                                      1998         1997        1996
                                                      ----         ----        ----
Tier 1 risk-based capital (minimum required 4%)      11.77%       11.44%      10.43%
Total risk-based capital (minimum required 8%)       12.80%       12.71%      11.69%

                        [STOCKHOLDERS' EQUITY BAR GRAPH]

(Dollars in Thousands)                                1998         1997        1996
                                                      ----         ----        ----
Stockholders' Equity                                 $27,301      $23,751     $19,745

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

Westbank Corporation and Subsidiaries

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 1998 and 1997:

Change in Interest Rates                   Percentage Change in
    (In Basis Points)                       Net Interest Income
------------------------                  ----------------------
                                            1998            1997
                                          -------          ------
          +200                            (3.81)%          (3.2)%
          Level                               0%              0%
          -200                            (3.63)%           3.7%

The change in net interest income between 1998 and 1997 when rates declined 200 basis points is primarily the result of the current low interest rate environment. In the current year many deposit rates were not able to be decreased by the full 200 basis points. The inability to reduce deposit rates would cause net interest income to decline during a falling interest rate environment despite the Corporation being liability sensitive.

The model utilized to create the results presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change.

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

The Corporation also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year, or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rise and increase when rates fall. Also, these examples assume that interest-rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest bearing liabilities as of December 31, 1998, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries

                                   Three        Over Three   Over One      Over
                                   Months       Months to    Year to       Five
(Dollars in Thousands)             or Less      A Year       Five Years    Years       Total
                                   --------     --------     ---------     --------    --------
EARNING ASSETS
   Securities including
      mortgage-backed securities   $  2,835     $  1,493     $   3,692     $ 68,397    $ 76,417
   Interest bearing cash                292                                                 292
   Loans                             47,025       32,454        96,251       85,955     261,685
   Federal funds sold                    48                                                  48
                                   --------     --------     ---------     --------    --------
                                     50,200       33,947        99,943      154,352     338,442
INTEREST BEARING LIABILITIES
   Savings deposits                                4,291        38,618                   42,909
   NOW Accounts                                    1,846        16,609                   18,455
   Money market accounts             29,045                                              29,045
   Negotiated rate certificates      12,777        8,439         3,373                   24,589
   Other time deposits               36,521       68,022        30,302                  134,845
   Borrowed funds                    20,307                      7,000                   27,307
                                   --------     --------     ---------     --------    --------
                                   $ 98,650     $ 82,598     $  95,902     $           $277,150
                                   ========     ========     =========     ========    ========
Interest Rate
   Sensitivity Gap                 $(48,450)    $(48,651)    $   4,041     $154,352    $ 61,292
Cumulative Interest Rate
   Sensitivity Gap                 $(48,450)    $(97,101)    $ (93,060)    $ 61,292
Interest Rate
   Sensitivity Gap Ratio             (14.32)%     (14.37)%        1.19%       45.61%      18.11%
Cumulative Interest Rate
   Sensitivity Gap Ratio             (14.32)%     (28.69)%      (27.50)%     18.11%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $4,291,000 and $1,846,000, respectively, included in the three month to one year category and the remainder placed in the one to five year category of the interest bearing liabilities.

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

Westbank Corporation and Subsidiaries

DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed average balance sheets for 1998, 1997 and 1996. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

                                                         1998                                             1997
                                                                           AVERAGE                                    AVERAGE
                                                          INTEREST          YIELD/                      INTEREST       YIELD/
                                           AVERAGE         INCOME/            RATE         AVERAGE       INCOME/         RATE
(Dollars in Thousands)                     BALANCE         EXPENSE            PAID         BALANCE       EXPENSE         PAID
                                       -----------     -----------         -------     -----------   -----------      --------
ASSETS
Securities:
   U.S. Treasury                       $     3,663     $       221            6.03%    $     6,873   $       424          6.17%
   Federal agencies                         57,202           3,689            6.45          39,476         2,627          6.65
   Other securities                          1,348              87            6.45           1,807           108          5.98
                                       -----------     -----------         -------     -----------   -----------      --------
Total securities                            62,213           3,997            6.42          48,156         3,159          6.56
                                       -----------     -----------         -------     -----------   -----------      --------
Interest-bearing cash and
   temporary investments                       122               6            4.92              88             7          7.95
                                       -----------     -----------         -------     -----------   -----------      --------
Loans: (a)
   Commercial                               40,652           3,751            9.23          37,375         3,586          9.59
   Real estate                             180,068          14,583            8.10         169,892        14,117          8.31
   Consumer                                 29,527           2,382            8.07          25,262         2,032          8.04
                                       -----------     -----------         -------     -----------   -----------      --------
   Total loans                             250,247          20,716            8.28         232,529        19,735          8.33
                                       -----------     -----------         -------     -----------   -----------      --------
Federal funds sold                           6,637             366            5.51           4,800           255          5.31
                                       -----------     -----------         -------     -----------   -----------      --------
Total earning assets                       319,219     $    25,085            7.86%        285,573   $    23,156          8.11%
                                       -----------     -----------         -------     -----------   -----------      --------
Allowance for loan losses                   (2,686)                                         (2,628)
Cash and due from banks                      9,695                                           9,776
Other assets                                 9,023                                           8,275
                                       -----------     -----------         -------     -----------   -----------      --------
Total assets                           $   335,251                                     $   300,996
                                       ===========     ===========         =======     ===========   ===========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                             $    39,950     $     1,144            2.86%    $    37,060   $       936          2.53%
   Money market                             31,041           1,181            3.80          16,625           560          3.37
   Negotiated rate certificates             22,397           1,086            4.85          18,032           894          4.96
   Other time deposits                     151,392           7,617            5.03         152,709         7,696          5.04
                                       -----------     -----------         -------     -----------   -----------      --------
   Total time deposits                     244,780          11,028            4.51         224,426        10,086          4.49
Borrowed funds                              16,186             615            3.80           8,989           286          3.18
                                       -----------     -----------         -------     -----------   -----------      --------
Total interest-bearing liabilities         260,966          11,643            4.46         233,415        10,372          4.44
Demand deposits                             47,071                                          44,534
Other liabilities                            1,240                                           1,556
Stockholder's equity                        25,974                                          21,491
                                       -----------     -----------         -------     -----------   -----------      --------
Total liabilities and
   stockholders' equity                $   335,251                                     $   300,996
                                       ===========     ===========         =======     ===========   ===========      ========
Net interest income                                    $    13,442                                   $    12,784
Yield spread                                                                  3.40%                                       3.67%
                                       ===========     ===========         =======     ===========   ===========      ========
Net Yield on earning assets                                                   4.21%                                       4.48%
                                       ===========     ===========         =======     ===========   ===========      ========

                                                           1996
                                                                          AVERAGE
                                                          INTEREST         YIELD/
                                           AVERAGE         INCOME/           RATE
(Dollars in Thousands)                     BALANCE         EXPENSE           PAID
                                         -----------   -----------        -------
ASSETS
Securities:
   U.S. Treasury                         $     8,360   $       535          6.40%
   Federal agencies                           24,625         1,647          6.69
   Other securities                            2,465           159          6.45
                                         -----------   -----------        -------
Total securities                              35,450         2,341          6.60
                                         -----------   -----------        -------
Interest-bearing cash and
   temporary investments                         853            70          8.20
                                         -----------   -----------        -------
Loans: (a)
   Commercial                                 34,865         3,285          9.42
   Real estate                               154,501        12,941          8.38
   Consumer                                   19,775         1,716          8.68
                                         -----------   -----------        -------
   Total loans                               209,141        17,942          8.58
                                         -----------   -----------        -------
Federal funds sold                             4,845           247          5.10
                                         -----------   -----------        -------
Total earning assets                         250,289   $    20,600          8.23%
                                         -----------   -----------        -------
Allowance for loan losses                     (3,189)
Cash and due from banks                        9,667
Other assets                                   9,367
                                         -----------   -----------        -------
Total assets                             $   266,134
                                         ===========   ===========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                               $    33,802   $       749          2.21%
   Money market                               13,682           362          2.65
   Negotiated rate certificates               16,117           802          4.98
   Other time deposits                       131,348         6,590          5.02
                                         -----------   -----------        -------
   Total time deposits                       194,949         8,503          4.36
Borrowed funds                                 8,603           255          2.96
                                         -----------   -----------        -------
Total interest-bearing liabilities           203,552         8,758          4.30
Demand deposits                               42,898
Other liabilities                              1,123
Stockholder's equity                          18,561
                                         -----------   -----------        -------
Total liabilities and
   stockholders' equity                  $   266,134
                                         ===========   ===========        =======
Net interest income                                    $    11,842
Yield spread                                                                3.93%
                                         ===========   ===========        =======
Net Yield on earning assets                                                 4.73%
                                         ===========   ===========        =======

(a) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

During 1998, the yield spread declined to 3.40% from 3.67% in 1997, down 27 basis points. The Corporation's net interest margin decreased during 1998 to 4.21% from 4.48% in 1997, a decrease of 27 basis points.

During 1997, the yield spread declined to 3.67% from 3.93% in 1996, down 26 basis points. The Corporation's net interest margin decreased during 1997 to 4.48% from 4.73% in 1996, a decrease of 25 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Westbank Corporation and Subsidiaries

RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1998 as compared with 1997 and 1997 compared with 1996.

                                               1998 Compared With 1997
                                  --------------------------------------------------
                                                      Increase          Due to*
(Dollars in Thousands)               1998      1997  (Decrease)   Volume       Rate
                                  -------   -------   -------    -------    --------
Interest earned:
Securities:
   U.S. Treasury                  $   221   $   424   $  (203)   $  (194)   $     (9)
   Federal agencies                 3,689     2,627     1,062      1,145         (83)
   Other securities                    87       108       (21)       (29)          8
Interest-bearing cash                   6         7        (1)         2          (3)
Loans:
   Commercial                       3,751     3,586       165        305        (140)
   Real estate                     14,583    14,117       466        830        (364)
   Consumer                         2,382     2,032       350        343           7
Federal funds sold                    366       255       111        100          11
                                  -------   -------   -------    -------    --------
                                   25,085    23,156     1,929      2,502        (573)
                                  -------   -------   -------    -------    --------
Interest expense:
   Savings                          1,144       936       208         76         132
   Money market                     1,181       560       621        541          80
   Negotiated rate certificates     1,086       894       192        213         (21)
   Other time deposits              7,617     7,696       (79)       (64)        (15)
   Borrowed funds                     615       286       329        265          64
                                  -------   -------   -------    -------    --------
                                   11,643    10,372     1,271      1,031         240
                                  -------   -------   -------    -------    --------
                                  $13,442   $12,784   $   658    $ 1,471    $   (813)
                                  =======   =======   =======    =======    ========

                                              1997 Compared With 1996
                                    -----------------------------------------------
                                                        Increase           Due to*
(Dollars in Thousands)                1997      1996   (Decrease)    Volume     Rate
                                    -------   -------   -------    -------    -------
Interest earned:
Securities:
   U.S. Treasury                    $   424   $   535   $  (111)   $   (93)   $ (18)
   Federal agencies                   2,627     1,647       980        990      (10)
   Other securities                     108       159       (51)       (40)     (11)
Interest-bearing cash                     7        70       (63)       (60)      (3)
Loans:
   Commercial                         3,586     3,285       301        240       61
   Real estate                       14,117    12,941     1,176      1,284     (108)
   Consumer                           2,032     1,716       316        450     (134)
Federal funds sold                      255       247         8         (2)      10
                                    -------   -------   -------    -------    -------
                                     23,156    20,600     2,556      2,769     (213)
                                    -------   -------   -------    -------    -------
Interest expense:
   Savings                              936       749       187         74      113
   Money market                         560       362       198         87      111
   Negotiated rate certificates         894       802        92         95       (3)
   Other time deposits                7,696     6,590     1,106      1,079       27
   Borrowed funds                       286       255        31         11       20
                                    -------   -------   -------    -------    -------
                                     10,372     8,758     1,614      1,346      268
                                    -------   -------   -------    -------    -------
                                    $12,784   $11,842   $   942    $ 1,423    $(481)
                                    =======   =======   =======    =======    =======

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 1998 increased to $13,442,000, up 5% from $12,784,000 in 1997. A 12% increase in average earning assets and a 25 basis point decline in average rate of return resulted in an increase in volume of $2,502,000 and a decrease in rate of $573,000. An increase of 12% in average interest bearing liabilities and a 12 basis point increase in average rate of interest paid contributed to an increase in volume of $1,031,000 and an increase in rate of $240,000.

Net interest income for 1997 increased to $12,784,000, up 8% from $11,842,000 in 1996. A 14% increase in average earning assets and a 12 basis point decline in average rate of return resulted in an increase in volume of $2,769,000 and a decrease in rate of $213,000. An increase of 15% in average interest bearing liabilities and a 14 basis point increase in average rate of interest paid contributed to an increase in volume of $1,346,000 and an increase in rate of $268,000.

LIQUIDITY

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. Westbank's ratio of such assets to total deposits was 21.35% for 1998 compared to 20.74% for 1997. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank (FRB), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 7 in the Notes To Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

Westbank Corporation and Subsidiaries

INVESTMENT PORTFOLIO

Refer to Note 2 in the Notes To Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1998 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                                 1998         1997         1996
                                                 ----         ----         ----
U. S. Government obligations                   $   998      $ 4,246      $ 5,998
Federal agency obligations                      24,692       30,081       13,827
Mortgage-backed securities                         130          176          216
Other debt securities                                                      1,254
                                               -------      -------      -------
Amortized cost                                 $25,820      $34,503      $21,295
                                               =======      =======      =======

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                               1998          1997          1996
                                             --------      --------      -------
U. S. Government obligations                 $    928      $  2,058      $ 1,990
Federal agency obligations                     25,611         3,486        2,465
Mortgage-backed securities                     22,652        13,219        8,807
Equity securities                               1,406         1,325        1,125
                                             --------      --------      -------
                                               50,597        20,088       14,387
Gross unrealized (gain) loss on
   securities available for sale                 (355)         (105)         170
                                             --------      --------      -------
Amortized cost                               $ 50,242      $ 19,983      $14,557
                                             ========      ========      =======

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1998:

                      Within 1 Year          1 to 5 Years          5 to 10 Years        After 10 Years             Total
                    Average  Amortized     Average  Amortized    Average  Amortized     Average Amortized     Average Amortized
                      Yield      Cost       Yield      Cost      Yield      Cost       Yield      Cost       Yield      Cost
                    -------  --------     -------  ----------   --------  ---------   --------  ------       -------  ---------
U. S. Government
  obligations          5.61%   $1,428        6.25%   $  498                                                    5.76%    $ 1,926
Federal agency
  obligations          5.19     1,499        6.52     3,194        6.19%  $42,578        6.41%  $ 3,000        6.45      50,271
Mortgage-backed
  securities                                                       8.24       130        6.57    22,358        6.58      22,488
                    -------  --------     -------  ----------   --------  ---------   --------  ------       -------  ---------
Total debt
Securities             5.40%   $2,927        6.50%   $3,692        6.20%  $42,708        6.58%  $25,358        6.47%    $74,685
                    =======  ========     =======  ==========   ========  =========   ========  ======       =======  =========

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries

LOAN PORTFOLIO

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                 1998        1997          1996         1995        1994
                              ---------    ---------    ---------    ---------    ---------
Commercial                    $  41,348    $  41,031    $  35,523    $  35,116    $  34,306
                              ---------    ---------    ---------    ---------    ---------
Real Estate:
   Construction                   5,596        5,249        6,071        7,550        8,517
   Residential (1-4 family)     138,618      120,504      121,132       99,321       81,333
   Residential (5 or more)          856        1,828        1,908        2,632        4,034
   Commercial properties         56,942       50,931       41,261       47,566       58,310
                              ---------    ---------    ---------    ---------    ---------
Total Real Estate               202,012      178,512      170,372      157,069      152,194
                              ---------    ---------    ---------    ---------    ---------
Consumer                         18,632       15,991       15,093        8,896        9,383
                              ---------    ---------    ---------    ---------    ---------
Lease financing                                                            230          352
                              ---------    ---------    ---------    ---------    ---------
   Gross loans                  261,992      235,534      220,988      201,311      196,235
Deferred loan origination
   fees-net of costs               (307)        (271)        (315)        (340)        (233)
                              ---------    ---------    ---------    ---------    ---------
Total Loans                     261,685      235,263      220,673      200,971      196,002
Allowance for loan
   losses                        (2,379)      (2,848)      (2,481)      (3,707)      (3,325)
                              ---------    ---------    ---------    ---------    ---------
Net loans                     $ 259,306    $ 232,415    $ 218,192    $ 197,264    $ 192,677
                              =========    =========    =========    =========    =========

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries, however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts area. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $2,660,000 or 9.7% of stockholders' equity as of December 31, 1998 compared to $2,043,000 or 8.6% as of December 31, 1997.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1998:

                              [LOAN MIX PIE CHART]
                                 (IN THOUSANDS)


LOAN TYPE                                    AMOUNT
Commercial Real Estate                       $ 63,394
Residential Real Estate                       138,618
Commercial Loans                               41,348
Consumer Loans                                 18,832

                                             12 Months 1 - 5    After
(Dollars in Thousands)                       or Less   Years    5 Years  Total
                                             -------   ------   ------   -------
Commercial                                   $32,308   $7,322   $1,718   $41,348
Commercial real estate-construction            5,596                       5,596
                                             -------   ------   ------   -------
   Totals                                    $37,904   $7,322   $1,718   $46,944
                                             =======   ======   ======   =======

Of the commercial loans which mature beyond one year approximately $4,147,000 have fixed rates and the remaining $4,893,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $8,740,000 and $31,055,000, respectively, at December 31, 1998 and $9,629,000 and $29,210,000, respectively, in 1997. See further discussion in Note 13 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries

LOAN LOSS EXPERIENCE

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation as to the collectibility of the loan portfolio taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1998, is deemed to be adequate by management. In the determination of the allowance for loan losses management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                              1998         1997         1996         1995       1994
                                                  --------    ---------     --------    --------    --------
Balance at beginning of year                      $  2,848    $   2,481     $  3,707    $  3,325    $  3,472
Provision charged to expense                            19          190          868       2,690       1,473
                                                  --------    ---------     --------    --------    --------
                                                     2,867        2,671        4,575       6,015       4,945
                                                  --------    ---------     --------    --------    --------
Charge-offs:
   Loans secured by real estate                        368          337        1,688       2,129       1,291
   Construction/land development                                                 190
   Commercial and
      industrial loans                                 153          190          503         230         480
   Consumer loans                                       43          106           82         119          91
   Lease financing receivables                                                                 5           7
                                                  --------    ---------     --------    --------    --------
                                                       564          633        2,463       2,483       1,869
                                                  --------    ---------     --------    --------    --------
Recoveries:
   Loans secured by real estate                         37          354          324          24          25
   Construction/land developing                                                   14          75
   Commercial and
      industrial loans                                  30          444           10          45         204
   Consumer loans                                        9           11           19          25          14
   Lease financing receivables                                        1            2           6           6
                                                  --------    ---------     --------    --------    --------
                                                        76          810          369         175         249
                                                  --------    ---------     --------    --------    --------
Net charge-offs (recoveries)                           488         (177)       2,094       2,308       1,620
                                                  --------    ---------     --------    --------    --------
Balance at end of year                            $  2,379    $   2,848     $  2,481    $  3,707    $  3,325
                                                  ========    =========     ========    ========    ========
Average loans outstanding                         $250,247    $ 232,529     $209,141    $197,562    $182,676
                                                  ========    =========     ========    ========    ========
Net charge-offs (recoveries) as a percentage
   of average loans                                    .20%        (.08)%       1.00%       1.17%        .89%
Net charge-offs (recoveries) as a percentage of
   the allowance at January 1                        17.13%       (7.13)%      56.49%      69.41%      46.66%
Allowance as a percentage of total
   loans at December 31                                .91%        1.21%        1.12%       1.84%       1.70%
Allowance as a percentage of
   non-performing loans
   at December 31                                   337.93%      232.30%      105.08%      53.76%      56.52%

Westbank Corporation and Subsidiaries

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

(Dollars in Thousands)               1998                 1997                1996                 1995               1994
                                     ====                 ====                ====                 ====               ====
                                         % OF                 % OF                % OF                 % OF               % OF
                                         TOTAL                TOTAL               TOTAL                TOTAL              TOTAL
                              AMOUNT     LOANS    AMOUNT      LOANS   AMOUNT      LOANS   AMOUNT       LOANS  AMOUNT      LOANS
                              ------     -----    ------     -----    ------     -----    ------     -----    ------     -----
Loans secured by
   real estate                $1,307     74.97%   $1,595     73.53%   $1,582     74.31%   $2,717     74.23%   $2,496     73.18%
Construction/land
   development                    70      2.14        79      2.23        91      2.75       150      3.76       127      4.35
Commercial and industrial
   loans                         554     15.78       615     17.44       656     16.10       687     17.47       514     17.50
Consumer loans                   198      7.11       189      6.80       152      6.84        89      4.43       125      4.79
Lease financing receivables                                                                   64       .11        63       .18
Unallocated                      250                 370
                              ------     -----    ------     -----    ------     -----    ------     -----    ------     -----
                              $2,379       100%   $2,848       100%   $2,481       100%   $3,707       100%   $3,325       100%
                              ======     =====    ======     =====    ======     =====    ======     =====    ======     =====

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

(Dollars in Thousands)                 1998         1997         1996         1995         1994
                                     ---------    ---------    ---------    ---------    ---------
Loans on a non-accrual basis         $     473    $   1,042    $   2,079    $   6,180    $   4,890
                                     =========    =========    =========    =========    =========
Non-accrual loans as a percentage
   of total net loans outstanding          .18%         .45%         .95%        3.13%        2.54%
Non-accrual loans as a percentage
   of total assets                         .13%         .34%         .73%        2.44%        2.01%
Loans contractually past due 90
   days or more and still accruing   $     231    $     184    $     282    $     277    $     492

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $22, $59, $178, $296, and $399, for 1998, 1997, 1996, 1995, and 1994, respectively. Interest income included in the results of operations relating to these loans was $20,000 in 1994. The decrease in non-accrual loans from 1997 is attributable to the continued resolution of non-performing loans throughout 1998. During the second quarter of 1998 the Corporation sold a pool of non-performing loans. The decrease in the allowance for loan losses is attributable to charging-off previously reserved amounts directly related to the sale of non-performing loans referred to above.

Westbank Corporation and Subsidiaries

The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1998 and 1997 on impaired loans was not significant. At December 31, 1998 and 1997, the recorded investment in impaired loans was $473,000 and $960,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1998, the average recorded investment in impaired loans was $487,000 compared to $1,272,000 for 1997.

RESTRUCTURED LOANS

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans modified prior to January 1, 1995 which are performing in accordance with their new terms are not included in non-accrual loans unless concern exists as to the ultimate collection of principal or interest and are not considered to be impaired. Those entered into after January 1, 1995 are considered to be impaired as described in Note 1 to the financial statements. Restructured loans, which are classified as accruing loans, amounted to $439,000 in 1995 and $501,000 in 1994. Interest income reduction because of restructuring was not significant for 1995 and 1994.

                       [NON-PERFORMING ASSETS BAR CHART]

                                   NON-PERFORMING
                                       ASSETS
                                   --------------
                                   (In Thousands)

1998                                  $  928
1997                                   1,375
1996                                   2,698
1995                                   7,904
1994                                   7,435

OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)             1998         1997         1996         1995         1994
                                   ----         ----         ----         ----         ----
Other real estate owned - net   $     224    $     149    $     337    $   1,300    $   1,552
Other real estate owned as a
   percentage of total assets         .06%         .05%         .12%         .51%         .64%

DEPOSITS

The following table sets forth the average amounts of various classifications of deposits:

                                                                   1998                    1997                   1996
(Dollars in Thousands)                                       AMOUNT        RATE      AMOUNT       RATE      AMOUNT       RATE
                                                            ---------     -----     ---------    ------   ---------     ------
Savings                                                     $  39,950     2.86%     $  37,060     2.53%    $  33,802     2.21%
Money market                                                   31,041     3.80         16,625     3.37        13,682     2.65
Negotiated rate certificates                                   22,397     4.85         18,032     4.96        16,117     4.98
Other time deposits                                           151,392     5.03        152,709     5.04       131,348     5.02
                                                            ---------     -----     ---------    ------   ---------     ------
                                                              244,780     4.51%       224,426     4.49%      194,949     4.36%
Demand deposits                                                47,071                  44,534                 42,898
                                                            ---------               ---------               --------
                                                             $291,851                $268,960               $237,847
                                                            =========               =========               ========

Certificates of deposits of $100,000 and over at December 31, 1998 had the following maturities:

                                                             3 MONTHS        3 TO 6       6 TO 12     1 YEAR TO
(Dollars in Thousands)                                         OR LESS       MONTHS        MONTHS       5 YEARS         TOTAL
Totals                                                        $12,776        $4,349        $4,090        $3,374       $24,589

Westbank Corporation and Subsidiaries

RETURN ON EQUITY AND ASSETS

The Corporation's return on average equity and assets for each of the years ended December 31, were as follows:

                                                              1998       1997       1996
                                                             ------     ------   --------
Return on average total assets                                 .97%      1.07%       .84%
Return on average stockholders' equity                       12.54      15.03      12.11
Average stockholders' equity to average total assets          7.75       7.14       6.97
Dividend payout ratio                                        46.16      32.19      34.88


BORROWINGS

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                        1998       1997       1996
                                                           -------    -------    -------
Balance at year end                                        $27,307    $11,884    $ 8,769
Average amount outstanding                                  16,186      8,989      8,603
Maximum amount outstanding at any month-end                 27,307     13,536     12,294
Average interest rate for the year                            3.80%      3.18%      2.95%
Average interest rate on year-end balance                     3.79       3.15       2.89

                          [RETURN ON ASSETS BAR GRAPH]


                                                              1998     1997     1996
                                                             ------   ------   ------
RETURN ON ASSETS                                              0.97%    1.07%    0.84%


STATEMENTS OF INCOME

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1998, 1997 and 1996 will be covered in greater detail. As of December 31, 1998, the principal earning assets of the holding company consist of a commercial bank, Park West Bank and Trust Company. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 1998. The significant changes are discussed in the analysis that follow the summary.

                                                                                                              Percentage of
                                                                                                           increase (decrease)
                                                                                                           -------------------
                                                                                                           1998          1997
                                                                                                           Over          Over
(Dollars in Thousands)                                           1998          1997          1996          1997          1996
                                                             --------      --------      --------        -------        -----
Net interest income                                           $13,442       $12,784       $11,842          5.15%         7.95%
Provision for loan losses                                          19           190           868        (90.00)       (78.11)
Non-interest income                                             2,244         2,261         2,140          (.75)         5.65
Non-interest expense                                           10,371         9,313         9,272         11.36           .44
Income taxes                                                    2,040         2,311         1,594        (11.73)        44.98
                                                             --------      --------      --------        -------        -----
Net Income                                                   $  3,256      $  3,231      $  2,248           .77%        43.73%
                                                             ========      ========      ========         ======        ======

INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1998 amounted to $25,085,000 as compared to $23,156,000 for 1997 and $20,600,000 for 1996. For 1998 this represents an increase of $1,929,000 or 8% over 1997, while interest income increased by $2,556,000 or 12% in 1997 versus 1996. The increase in 1998 is the result of an increase in average earning assets of $33,646,000 or 12% offset by a decrease of 25 basis points in average earning interest rate. The increase in 1997 over 1996 is the result of an increase in average earning assets of $35,284,000 offset by a 12 basis point decrease in average earning interest rate.

INTEREST EXPENSE

Interest expense for 1998 on deposits and borrowings amounted to $11,643,000 as compared to $10,372,000 in 1997 and $8,758,000 for 1996. Interest expense increased by $1,271,000 or 12% during 1998 compared to 1997 and 1997 interest expense increased by $1,614,000 or 18% versus 1996. The 1998 increase is the result of an increase in average interest bearing

Westbank Corporation and Subsidiaries

liabilities of $27,551,000 and a 2 basis point increase in the average rate of interest paid compared to 1997. The increase in interest expense during 1997 versus 1996 is the result of an increase of average interest bearing liabilities of $29,863,000 combined with a 14 basis point increase in average interest rate paid.

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

The following table sets forth Westbank's net interest income:

(Dollars in Thousands)                      1998         1997          1996
                                          -------       -------       -------
Total interest income                     $25,085       $23,156       $20,600
Total interest expense                     11,643        10,372         8,758
                                          -------       -------       -------
Net interest income                       $13,442       $12,784       $11,842
                                          =======       =======       =======

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest earning assets and interest bearing liabilities which result in net interest income.

                        [NET INTEREST INCOME BAR GRAPH]

(In Thousands)                              1998         1997          1996
                                          -------       -------       -------
Net interest income                       $13,442       $12,784       $11,842

PROVISION FOR LOAN LOSSES

The 1998 provision for loan losses totaled $19,000 compared with $190,000 in 1997, a decrease of 90%. During 1997, the provision decreased by $678,000 versus 1996 representing a decrease of 78%. The decrease in the provision for loan losses during 1998 is directly attributable to the decrease in non-performing loans and the overall credit quality of the Bank's loan portfolio. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

NON-INTEREST INCOME

Income from sources other than interest was $2,244,000 in 1998, a decrease of $17,000 from the prior year and an increase of $104,000 versus 1996. Non-interest income for 1998 reflects an increase in Trust Department earnings of $33,000, a decrease in service charges on deposit accounts and other non-interest income of $65,000 and increases from the gain on sale of investments, other real estate and mortgages totaling $15,000 compared to 1997.

NON-INTEREST EXPENSE

The components of other operating expenses at December 31 are as follows:

(Dollars in Thousands)                            1998         1997        1996
                                                 -------      ------      ------
Salaries and benefits                            $ 5,115      $4,730      $4,376
Occupancy                                            643         633         648
Other real estate
   owned expenses and provision                       58          63         484
Other non-interest expense                         4,555       3,887       3,764
                                                 -------      ------      ------
                                                 $10,371      $9,313      $9,272
                                                 =======      ======      ======

Overall non-interest expense increased during 1998 by $1,058,000 versus 1997 and $1,099,000 compared to 1996. During 1998, salaries and benefits increased by $385,000 attributable to overall corporate growth and the staff requirements for the addition of two new branch offices during 1998. Occupancy remained level with 1997. Finally, other non-interest expense and depreciation and amortization expense increased in 1998 by $668,000, the result of the recognition of approximately $400,000 of merger expense related to the acquisition of Cargill Bancorp, Inc. combined with overall corporate growth during 1998.

Westbank Corporation and Subsidiaries

INCOME TAXES

For the year ended December 31, 1998 Westbank Corporation recorded a tax expense of $2,040,000 compared to 1997, when the Corporation recorded a tax expense of $2,311,000. The lower tax expense for 1998 was the result of a lower tax rate during 1998.

NET INCOME

The net income for 1998 of $3,256,000, or $.86 per share basic and $.84 per share diluted, is based on a weighted average of 3,767,605 basic and 3,861,590 diluted shares outstanding, compared with a net income for 1997 of $3,231,000, or $.93 per share basic and $.89 per share diluted based on a weighted average of 3,487,160 basic and 3,612,919 diluted. Net income in 1996 was $2,248,000, or
$.68 per share basic and $.66 per share diluted and based on weighted average shares of 3,285,093 basic and 3,404,242 diluted.

NEW ACCOUNTING STANDARDS

The Corporation adopted two new accounting standards in 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. During 1998 the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 134, Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. For further discussion see the Summary of Significant Accounting Policies in the Notes to the Financial Statements.

YEAR 2000

The Corporation has taken steps to ensure that all of its computer systems (the "Systems") are ready to operate accurately on and beyond January 1, 2000. In the event that the Corporation's Systems are not Year 2000 compliant as of January 1, 2000, the Corporation would face significant operational difficulties. The Corporation fully understands the need to prevent disruption of computer and technical systems, and the Corporation is committed to providing its customers with high quality services without interruption.

While the Corporation has determined that many of the Systems are Year 2000 compliant, the Corporation has prepared an action plan (the "year 2000 Project") to ensure the continued integrity of its Systems. The Year 2000 Project includes five phases: (1) the awareness phase; (2) the assessment phase; (3) the renovation phase; (4) the validation phase; and (5) the implementation phase. The Corporation is currently in the implementation phase.

The Corporation relies on outside providers for the core banking software and data processing portions of the Systems. The Year 2000 Project applies to such vendors.

The Year 2000 Project also includes a contingency plan to be implemented in the event that the Year 2000 Project reveals that any of the Systems are not Year 2000 compliant. In addition, in the event that, despite the Year 2000 Project, the Corporation experiences disruption due to Year 2000 problems, the Corporation is developing a business resumption plan, which should be complete by June 30, 1999.

As of December 31, 1998, the Corporation has incurred approximately $113,000 in year 2000 related expenses, and has estimated that capital expenditures related to the year 2000 issue will total approximately $300,000.

The Corporation has designed the Year 2000 Project based upon guidance from the Federal Financial Institutions Examining Council. In addition, the FDIC monitors the Corporation's preparation for the Year 2000 on a periodic basis.

The information set forth above is designed to be a "year 2000 Readiness Disclosure", as that term is defined in the Year 2000 Information Readiness and Disclosure Act. This information is forward looking information, and, as such, it is subject to risks and uncertainties that would cause actual results to differ materially from the projected results discussed in this report.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                    1998        1997
                                                              --------   --------
ASSETS
Cash and due from banks:
   Non-interest bearing                                       $  9,941   $  9,603
   Interest bearing                                                292         79
                                                              --------   --------
                                                                10,233      9,682
Federal funds sold                                                  48      3,678
                                                              --------   --------
   Total cash and cash equivalents                              10,281     13,360
                                                              --------   --------
Securities (Note 2):
   Investment securities available for sale                     50,597     20,088
   Investment securities held to maturity
      (fair value of $25,985 in 1998 and $34,655 in 1997)       25,820     34,503
                                                              --------   --------
   Total securities                                             76,417     54,591
                                                              --------   --------
Loans, net of allowance for loan losses
   of $2,379 in 1998 and $2,848 in 1997 (Note 3)               257,045    228,164
Mortgage loans held for sale (Note 3)                            2,261      4,251
Property and equipment (Note 4)                                  5,582      4,474
Other real estate owned, net of allowance for losses
   $200 in 1997 (Note 5)                                           224        149
Accrued interest receivable                                      2,173      1,968
Other assets                                                       990      1,308
                                                              --------   --------
         Total assets                                         $354,973   $308,265
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6):
   Non-interest bearing                                       $ 49,280   $ 48,638
   Interest bearing                                            249,843    222,922
                                                              --------   --------
   Total deposits                                              299,123    271,560
Borrowed funds (Note 7)                                         27,307     11,884
Interest payable on deposits                                       424        379
Other liabilities                                                  818        691
                                                              --------   --------
   Total liabilities                                           327,672    284,514
                                                              --------   --------
Commitments and contingent liabilities (Notes 12 and 13)
Stockholders' equity (Notes 10, 11 and 15):
   Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
   Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      3,798,674 shares in 1998 and 3,581,377 shares in 1997      7,597      7,163
   Additional paid-in capital                                   10,034      8,819
   Retained earnings                                             9,461      7,708
   Accumulated other comprehensive income (Note 2)                 209         61
                                                              --------   --------
Total stockholders' equity                                      27,301     23,751
                                                              --------   --------
         Total liabilities and stockholders' equity           $354,973   $308,265
                                                              ========   ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, except share amounts)              1998         1997         1996
                                                       ----------   ----------   ----------
Interest and dividend income:
   Interest and fees on loans                          $   20,716   $   19,735   $   17,942
   Interest and dividend income from securities             3,997        3,159        2,383
   Interest from interest bearing cash
      and federal funds sold                                  372          262          275
                                                       ----------   ----------   ----------
      Total interest and dividend income                   25,085       23,156       20,600
                                                       ----------   ----------   ----------
Interest expense:
   Interest on deposits                                     9,942        9,227        7,701
   Interest on certificates of deposit - $100,000
      or more                                               1,086          859          802
   Interest on borrowed funds                                 615          286          255
                                                       ----------   ----------   ----------
      Total interest expense                               11,643       10,372        8,758
                                                       ----------   ----------   ----------
Net interest income                                        13,442       12,784       11,842
Provision for loan losses (Note 3)                             19          190          868
                                                       ----------   ----------   ----------
Net interest income after provision for
   loan losses                                             13,423       12,594       10,974
                                                       ----------   ----------   ----------
Non-interest income:
   Trust department income                                    498          465          425
   Service charges on deposits                                621          669          716
   Gain on sale of securities available for sale              141          219          112
   Gain on sale of other real estate owned (Notes 5)           43           67            3
   Gain on sale of mortgages                                  119            2            4
   Other non-interest income (Note 14)                        822          839          880
                                                       ----------   ----------   ----------
      Total non-interest income                             2,244        2,261        2,140
                                                       ----------   ----------   ----------
Non-interest expense:
   Salaries and wages                                       4,309        3,927        3,647
   Pension and employee benefits (Note 9)                     806          803          729
   Occupancy expense                                          643          633          648
   Depreciation and amortization expense                      733          653          618
   Other real estate owned expenses (Note 5)                   58           63          484
   Other non-interest expense (Note 14)                     3,822        3,234        3,146
                                                       ----------   ----------   ----------
      Total non-interest expense                           10,371        9,313        9,272
                                                       ----------   ----------   ----------
Income before income taxes                                  5,296        5,542        3,842
Income taxes (Note 8)                                       2,040        2,311        1,594
                                                       ----------   ----------   ----------
      Net income                                       $    3,256   $    3,231   $    2,248
                                                       ==========   ==========   ==========
Earnings per share (Note 11):
                  - Basic                              $      .86   $      .93   $      .68
                  - Diluted                            $      .84   $      .89   $      .66
                                                       ==========   ==========   ==========
Weighted average shares outstanding:
                  - Basic                               3,767,605    3,487,160    3,285,093
                  - Diluted                             3,861,590    3,612,919    3,404,242
                                                       ==========   ==========   ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries

                                                                                            Accumulated
                                             Common Stock          Additional                  Other
(Dollars in Thousands,                                  Par         paid-in      Retained   Comprehensive
except share amounts)                    Shares        Value        capital      earnings      Income        Total
                                        ---------    ----------    ----------   ----------   ----------    ----------
Balance, December 31, 1995              3,221,603    $    6,443    $    7,141   $    4,053   $       66    $   17,703
Net income                                                                           2,248                      2,248
Cash dividends declared
   ($.24 per share)                                                                   (784)                      (784)
Shares issued:
   Stock option plan                       30,584            61            25                                      86
   Dividend reinvestment
      and stock purchase plan              94,615           190           467                                     657
Change in unrealized gain (loss)
   on securities available for sale                                                                (165)         (165)
                                        ---------    ----------    ----------   ----------   ----------    ----------
Balance, December 31, 1996              3,346,802         6,694         7,633        5,517          (99)       19,745
Net income                                                                           3,231                      3,231
Cash dividends declared
   ($.30 per share)                                                                 (1,040)                    (1,040)
Shares issued:
   Stock option plan                       88,156           176            94                                     270
   Dividend reinvestment
      and stock purchase plan             146,419           293         1,092                                   1,385
Changes in unrealized gain (loss) on
   securities available for sale                                                                    160           160
                                        ---------    ----------    ----------   ----------   ----------    ----------
Balance, December 31, 1997              3,581,377         7,163         8,819        7,708           61        23,751
Net income                                                                           3,256                      3,256
Cash dividends declared
   ($.40 per share)                                                                 (1,503)                    (1,503)
Shares issued:
   Stock option plan                      168,182           336           685                                   1,021
   Dividend reinvestment
      and stock purchase plan              49,115            98           530                                     628
Changes in unrealized gain (loss) on
   securities available for sale                                                                    148           148
                                        ---------    ----------    ----------   ----------   ----------    ----------
BALANCE, DECEMBER 31, 1998              3,798,674    $    7,597    $   10,034   $    9,461   $      209    $   27,301
                                        =========    ==========    ==========   ==========   ==========    ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands)                                             1998     1997      1996
                                                                  ------   ------   --------
Net Income                                                        $3,256   $3,231   $ 2,248
                                                                  ------   ------   --------
Unrealized gain (loss) on securities available for sale,
   net of income taxes (benefit) of $150 in 1998, $271 in 1997,
      and ($71) in 1996                                              240      303       (99)
   Less:  reclassification adjustment for gains
      included in net income, net of income taxes of
      $49 in 1998, $76 in 1997, and $46 in 1996                       92      143        66
                                                                  ------   ------   --------
Other Comprehensive Income                                           148      160      (165)
                                                                  ------   ------   --------
Comprehensive Income                                              $3,404   $3,391   $ 2,083
                                                                  ======   ======   ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                              1998             1997             1996
                                                                                 ---------         --------         ---------
Operating activities:
   Net income                                                                    $   3,256         $  3,231         $   2,248
   Adjustments to reconcile net income to
      net cash provided (used) by operating activities:
         Provision for loan losses                                                      19              190               868
         Provision for other real estate owned                                          22               29               390
         Depreciation and amortization                                                 735              653               618
         Realized gain on sale of securities                                          (141)            (219)             (112)
         Realized gain on sale of other real estate owned                              (43)             (67)               (3)
         Realized gain on miscellaneous assets                                                                            (83)
         Deferred income taxes                                                         (20)              74               461
      Change in:
         Loans held for sale                                                         1,990           (8,099)             (279)
         Accrued interest receivable                                                  (205)            (332)               22
         Other assets                                                                  318               14               503
         Interest payable on  deposits                                                  45               51                19
         Other liabilities                                                             127              115               (50)
                                                                                 ---------         --------         ---------
            Net cash provided (used) by operating activities                         6,103           (4,360)            4,602
                                                                                 =========         ========         =========

Investing activities:
   Securities:
      Held to maturity:
         Purchases                                                                 (18,485)         (26,912)          (11,329)
         Proceeds from maturities                                                   27,168           13,704             8,243
      Available for sale:
         Purchases                                                                 (46,222)          (8,155)           (2,988)
         Proceeds from sales                                                         8,607           10,019             2,857
         Proceeds from maturities                                                    4,024            2,160             6,858
   Proceeds on sale of miscellaneous assets                                                                               296
   Purchases of premises and equipment                                              (1,843)            (788)           (1,030)
   Net increase in loans                                                           (25,858)         (15,674)          (26,484)
   Proceeds from sale of other real estate owned                                       295              166             1,145
                                                                                 ---------         --------         ---------
            Net cash used in investing activities                                  (52,314)         (25,480)          (22,432)
                                                                                 =========         ========         =========

Financing activities:
   Net increase in deposits                                                         27,563           16,069            27,529
   Net increase in short-term borrowings                                             8,423            3,115             1,592
   Increase in long-term borrowings                                                  7,000
   Proceeds from exercise of stock options
      and stock purchase plan                                                        1,649            1,655               743
   Dividends paid                                                                   (1,503)          (1,040)             (784)
                                                                                 ---------         --------         ---------
            Net cash used by financing activities                                   43,132           19,799            29,08
                                                                                 ---------         --------         ---------
Increase (decrease) in cash and cash equivalents                                    (3,079)         (10,041)           11,250
Cash and cash equivalents at beginning of year                                      13,360           23,401            12,151
                                                                                 ---------         --------         ---------
Cash and cash equivalents at end of year                                         $  10,281         $ 13,360         $  23,401
                                                                                 =========         ========         =========

Cash paid during the year:
   Interest on deposits and other borrowings                                     $  11,598         $ 10,035         $   8,739
   Income taxes                                                                      2,097            1,988             1,243
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                           5,067            9,314             3,639
   Transfers of loans to other real estate owned                                       392              134             1,115
   Transfer of miscellaneous asset from other real estate owned
      to premises and equipment                                                                                           291
   Loans to facilitate the sale of other real estate owned                                              120               667


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

NATURE OF BUSINESS

As of December 31, 1998, the Corporation operates thirteen banking offices located in Hampden County, Massachusetts and also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in Western Massachusetts.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Park West Bank and Trust Company ("Park West" or the "Bank"), its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

The Corporation operates in one segment - a community bank offering different products and services. Since the Corporation derives a significant portion of its revenue and expense from the Bank, no meaningful allocation of its resources is possible.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS

As of January 1, 1998, the Corporation adopted a Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying of comprehensive income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way public companies report information about operating segments in both interim and annual financial statements and related disclosures. Adoption of these statements did not impact the Corporation's consolidated balance sheets, statements of income or cash flows and was limited to the form and content of its disclosures. Both statements were effective for fiscal years beginning after December 31, 1997 and required restatement of all prior periods presented to conform to the provisions of these statements.

In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards for derivative instruments including derivative activities. This statement will be effective for the Corporation's fiscal 2000 financial statements.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement further amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold these investments. This statement will be effective for the Corporation's 1999 financial statements. Management is currently evaluating the future impact of these standards.

Westbank Corporation and Subsidiaries

CASH AND CASH EQUIVALENTS

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents.

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $2,380,000 for 1998.

SECURITIES

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities created out of the Bank's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in other income at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss.

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

Westbank Corporation and Subsidiaries

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

LOAN SALES AND SERVICING RIGHTS

The Bank sells loans in the secondary market and retains the related servicing rights. Mortgage servicing rights are recognized as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset and amortized in proportion to, and over the period of, estimated net servicing income.

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Bank has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income.

INCOME TAXES

The asset and liability method of accounting for income taxes is utilized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance will be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Westbank Corporation and Subsidiaries

PENSION PLAN

The Corporation has a trusteed defined contribution pension plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost.

STOCK OPTIONS

The Corporation measures compensation cost of stock options on the intrinsic value of the common stock options granted. Intrinsic value is the excess of the market value of the common stock over the exercise price. Because stock options are granted with fixed terms and with an exercise price equal to the market price of the common stock at the date of grant, there is no measured compensation cost of stock options. The pro forma disclosures for net income and earnings per share as if a fair value based method of accounting had been applied are contained in these notes to the consolidated financial statements.

TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $119,797,000 and $117,234,000 at December 31, 1998 and 1997, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

EARNINGS PER SHARE

Basic earnings per share is the result of dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the year.

2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                1998
                                                  GROSS         GROSS                    NET
                                AMORTIZED    UNREALIZED    UNREALIZED       FAIR  UNREALIZED
(Dollars in Thousands)               COST         GAINS        LOSSES      VALUE        GAIN
----------------------          ---------    ----------    ----------    -------  ----------

U.S. Government obligations       $   998       $    28                  $ 1,026        $ 28
Federal agency obligations         24,692           131                   24,823         131
Mortgage-backed securities            130             6                      136           6
                                ---------    ----------    ----------    -------  ----------
                                  $25,820       $   165                  $25,985        $165
                                =========    ==========    ==========    =======  ==========

                                                                1997
                                                  GROSS         GROSS                     NET
                                AMORTIZED    UNREALIZED    UNREALIZED        FAIR  UNREALIZED
(Dollars in Thousands)               COST         GAINS        LOSSES       VALUE        GAIN
----------------------          ---------    ----------    ----------    --------  ----------
U.S. Government obligations      $ 4,246          $ 35            $1     $  4,280       $  34
Federal agency obligations        30,081           117             8       30,190         109
Mortgage-backed securities           176             9                        185           9
                                ---------    ----------    ----------    --------  ----------
                                 $34,503          $161            $9      $34,655        $152
                                =========    ==========    ==========    ========  ==========

During 1998 and 1997 there were no sales of investment securities classified as held to maturity.

Westbank Corporation and Subsidiaries

Investment securities available for sale at December 31 are as follows:

                                                                1998
                                                 GROSS         GROSS                         NET
                               AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(Dollars in Thousands)              COST         GAINS        LOSSES         VALUE   GAIN/(LOSS)
                               ---------    ----------    ----------      --------    ----------
U.S. Government obligations     $    928                                  $    928
Federal agency obligations        25,579          $118           $86         25,611        $  32
Equity securities                  1,377            29                        1,406           29
Mortgage-backed securities        22,358           297             3         22,652          294
                               ---------    ----------    ----------      --------    ----------
                                 $50,242          $444           $89        $50,597         $355
                               =========    ==========    ==========      ========    ==========


                                                                1997
                                                 GROSS         GROSS                         NET
                               AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(Dollars in Thousands)              COST         GAINS        LOSSES         VALUE   GAIN/(LOSS)
                               ---------    ----------    ----------      --------    ----------
U.S. Government obligations      $ 2,058                                  $  2,058
Federal agency obligations         3,500          $  3           $17          3,486       $ (14)
Equity securities                  1,303            22                        1,325          22
Mortgage-backed securities        13,122            97                       13,219          97
                               ---------    ----------    ----------      --------    ----------
                                 $19,983          $122           $17        $20,088        $105
                               =========    ==========    ==========      ========    ==========

During 1998 and 1997, the Corporation recognized gross gains on securities available for sale totaling $141,000 and $219,000, respectively.

The contractual maturities of securities, other than equity securities, as of December 31, 1998 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

                                        AMORTIZED              FAIR
(Dollars in Thousands)                       COST             VALUE
---------------------                   ---------          ---------
Held to Maturity:
   Within 1 year                         $    499          $    505
   Over 1 year to 5 years                   3,692             3,762
   Over 5 years to 10 years                21,629            21,718
                                        ---------          ---------
   Total bond and debt obligations        $25,820           $25,985
                                        =========          =========

                                        AMORTIZED              FAIR
(Dollars in Thousands)                       COST             VALUE
---------------------                   ---------          ---------
Available for Sale:
   Within 1 year                         $  2,428          $  2,423
   Over 1 year to 5 years
   Over 5 years to 10 years                21,079            21,161
   Over 10 years                           25,358            25,607
                                        ---------          ---------
   Total bond and debt obligations        $48,865           $49,191
                                        =========          =========

At December 31, 1998 securities with a book value and fair value of $17,998,000 and $18,092,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

Westbank Corporation and Subsidiaries

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

(Dollars in Thousands)                  1998              1997
                                     ---------        ---------
Commercial                           $  41,348        $  41,031
Real estate construction                 5,596            5,249
Real estate                            196,416          173,263
Consumer                                18,632           15,991
                                     ---------        ---------
                                       261,992          235,534
Allowance for loan losses               (2,379)          (2,848)
Deferred loan origination fees            (307)            (271)
                                     ---------        ---------
                                     $ 259,306        $ 232,415
                                     =========        =========

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)           1998             1997              1996
                               ------           ------           -------
Balance, beginning of year     $2,848           $2,481           $ 3,707
Provision for loan losses          19              190               868
Loans charged off                (564)            (633)           (2,463)
Recoveries                         76              810               369
                               ------           ------           -------
                               $2,379           $2,848           $ 2,481
                               ======           ======           =======


The aggregate principal balance of non-accrual loans was $473,000, $1,042,000 and $2,079,000 at December 31, 1998, 1997 and 1996, respectively. Contractual interest income which was not recognized on such non-accrual loans was $22,000, $59,000 and $178,000 for 1998, 1997 and 1996, respectively.

The Corporation did not sell any loans with recourse during 1998 or 1997. The remaining recourse exposure on prior sales was $2,007,000 at December 31, 1998. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $202,012,000 in real estate loans at December 31, 1998, $138,618,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Bank's direct market area of Western Massachusetts. Commercial real estate and real estate construction loans represented $62,538,000 in outstanding principal at December 31, 1998. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $41,348,000 at December 31, 1998 represent loans made to businesses in Western Massachusetts.

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

(Dollars in Thousands)           1998             1997
                               -------          --------
Balance at beginning of year   $2,043           $ 1,162
New loans granted                 735             2,880
Repayments of principal          (118)           (1,999)
                               -------          --------
Balance at end of year         $2,660           $ 2,043
                               =======          ========

Westbank Corporation and Subsidiaries

At December 31, 1998 and 1997, the recorded investment in impaired loans was $473,000, and $960,000, respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans was $487,000, $1,272,000 and $3,267,000, respectively. Interest income recognized during 1998, 1997 and 1996 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans which are on non-accrual status, are impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $111,250,000 and $128,442,000 at December 31, 1998 and 1997, respectively.

4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                                  ESTIMATED
(Dollars in Thousands)                              1998             1997             LIVES
                                                --------           ------       -----------
Property (including
   land of $1,388 in 1998 and $1,029 in 1997)   $  4,159           $3,163       30-40 years
Furniture and equipment                            3,403            3,063        3-10 years
Leasehold and building
   improvements                                    2,707            2,516        5-15 years
Motor vehicles                                       100              105           3 years
                                                --------           ------       -----------
                                                  10,369            8,847
                                                --------           ------       -----------
Accumulated depreciation                           4,787            4,373
                                                --------           ------       -----------
Property and Equipment                          $  5,582           $4,474
                                                ========           ======       ===========


5 - OTHER REAL ESTATE OWNED
At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                                 1998              1997
----------------------                                                 ----              ----
Real estate acquired through foreclosure - net of OREO provision       $224              $149
----------------------                                                 ----              ----

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                                        1998             1997              1996
                                                            ------             -----           -------

Balance, beginning of year                                  $  200             $195            $   65
Provision for other real estate owned charged to operations     22               29               390
Write-downs (net of payments)                                 (222)             (24)             (260)
                                                            ------             -----           -------
Balance, end of year                                        $                  $200            $  195
                                                            ======             =====           =======

Westbank Corporation and Subsidiaries

6 - DEPOSITS

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)          1998              1997
                              --------          --------
Demand deposit               $  49,280         $  48,638
Savings                         42,909            35,151
N.O.W.                          18,455            15,853
Money market deposits           29,045            25,167
IRA'S                           30,339            28,582
Other time deposits            129,095           118,169
                              --------          --------
                              $299,123          $271,560
                              ========          ========


At December 31, 1998, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
-------------------------------
1999                   $116,547
2000                     22,049
2001                      9,291
2002                      2,323
2003 and after               12
--------------         --------
                       $150,222
                       ========

Certificates of deposit with balances greater than or equal to $100,000 amounted to $24,589,000 and $17,682,000 as of December 31, 1998 and 1997, respectively.
Interest paid on these deposits totaled approximately $1,086,000 and $894,000, respectively.

7 - BORROWED FUNDS

Short term borrowings as of December 31 are as follows:

(Dollars in Thousands)                 1998              1997
                                    -------           -------
Securities sold under agreements
   to repurchase                    $11,953          $  8,020
Purchased federal funds                 270               270
FHLB Advance, 5.18%                   6,810
Treasury tax and loan notes           1,274             3,594
                                    -------           -------
Total short term borrowings         $20,307           $11,884
                                    =======           =======

The above short term borrowings mature daily.
The following information relates to long-term debt as of December 31, 1998:

(Dollars in Thousands)
                                         ------
FHLB Term advance 5.87% due 5/12/03      $7,000
                                         ======

Westbank Corporation and Subsidiaries

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                           1998             1997              1996
                                              -------          -------          ---------
Balance at year end                           $27,307          $11,884          $  8,769
Average amount outstanding                     16,186            8,989             8,603
Maximum amount outstanding at any month-end    27,307           13,536            12,294
Average interest rate for the year               3.80%            3.18%             2.95%
Average interest rate on year-end balance        3.79%            3.15%             2.89%


The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit with no set expiration date. There were no amounts outstanding against either line as of December 31, 1998 or 1997. The Bank had additional short term borrowing capacity through the Federal Home Loan Bank of $6,301,000 through its Ideal Way program that was unused at year end 1998. Advances from the Federal Home Loan Bank of Boston (FHLB) are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

8 - INCOME TAXES

The income taxes (benefits) were as follows:

(Dollars in Thousands)                                         1998             1997              1996
                                                             ------           ------            -----
Current tax:
   Federal                                                   $1,796           $1,836           $   917
   State                                                        264              403               317
                                                             ------           ------            ------
      Total current                                           2,060            2,239             1,234
                                                             ------           ------            ------
Deferred tax:
   Deferred taxes                                               (20)              74               461
   Change in valuation allowance for deferred tax assets                          (2)             (101
                                                             ------           ------            ------
Total deferred                                                  (20)              72               360
                                                             ------           ------            ------
      Total income taxes                                     $2,040           $2,311            $1,594
                                                             ======           ======            ======

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                      1998             1997              1996
                                                      ----             ----              ----
Federal statutory rate                                34.0%            34.0%             34.0%
Change in valuation allowance for deferred tax asset                    1.0
State income taxes, net of federal benefit             4.0              6.0               7.0
Other                                                   .5               .7
                                                      ----             ----              ----
                                                      38.5%            41.7%             41.0%
                                                      ====             ====              ====

Westbank Corporation and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                           1998              1997
                                                -----             -----
Deferred tax assets:
   Other real estate owned                                       $   84
   Deferred loan fees                           $ 122               112
   State tax net operating loss carryforward                         99
   Non-accrual interest                            11                48
   Amortization                                    12
   Other                                           95                39
                                                -----             -----
      Total gross deferred tax assets             240               382
Valuation allowance                                                 (99)
                                                -----             -----
      Net deferred tax assets                     240               283
                                                -----             -----
Deferred tax liabilities:
   Bond accretion                                   8                17
   Unrealized gain on securities                  146                44
   Depreciation                                   179               150
   Allowance for loan losses                      193               249
   Deferred FNMA premium                            4                 5
   Prepaid pension                                                   26
                                                -----             -----
      Total gross deferred tax liabilities        530               491
                                                -----             -----
      Net deferred tax liability                $(290)            $(208)
                                                =====             =====


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

9 - PENSION PLAN

The Bank has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the pension plan are a percentage of individual employees' salary. Total pension expense for 1998, 1997 and 1996 amounted to $212,000, $201,000 and $213,000, respectively. At May 31,
1998, the most recent plan year end, total plan assets were $3,671,379 and the vested balance was $3,568,546. The pension plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

10 - STOCK OPTIONS

The Corporation has three fixed option plans which reserve shares of common stock for issuance to executives, key employees and directors. During 1998, 1997 and 1996 no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's three stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

(Dollars in Thousands, except per share data)            1998            1997            1996
                                                    ---------       ---------       ---------
Net earnings -- as reported                         $   3,256       $   3,231       $   2,248
Net earnings -- pro forma                           $   2,708       $   3,136       $   1,966
Earnings per share -- as reported - Basic           $     .86       $     .93       $     .68
                                  - Diluted         $     .84       $     .89       $     .66
Earnings per share -- pro forma - Basic             $     .72       $     .90       $     .60
                                 - Diluted          $     .70       $     .87       $     .58

Westbank Corporation and Subsidiaries

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. As of December 31, 1998, all options granted are exercisable. The following is a summary of the changes in options outstanding:

                                        1998             1997              1996
                                    ---------         --------          --------
Options granted and exercisable
   at the beginning of the year      191,466          277,122           307,706
Options exercised:
   at $2.00                                           (27,741)          (16,268)
   at $2.50                             (350)         (27,450)           (9,200)
   at $3.50                                           (20,302)           (5,116)
   at $6.00                         (146,832)         (10,163)
                                    ---------         --------          --------
Options granted and exercisable
   at the end of the year             44,284          191,466           277,122
                                    =========         ========          ========


Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995. The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                          1998             1997              199
                                       --------         --------           ------
Options granted and exercisable
   at the beginning of the year         53,000           44,000            33,000
Options granted and exercisable:
   at $6.00
   at $7.125                                                               11,000
   at $9.375                                             11,000
   at $12.875                            9,000
   at $14.75                             3,000
Options exercised at $6.00             (15,000)          (2,000)
   at $7.125                            (2,000)
   at $9.375                            (2,000
                                       --------         --------           ------
Options granted and exercisable
   at the end of the year               46,000           53,000            44,000
                                        ======           ======            ======
Options available for future grants     58,000           70,000            81,000
                                        ======           ======            ======


Unless exercised, the options will expire twenty years after granting.

The Corporation adopted an incentive stock option plan during 1996 for directors and employees. At the 1998 Annual Meeting of Shareholders the 1996 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                                  1998             1997              1996
                                                                --------         --------          --------
Options outstanding at the beginning of the year                 36,500           45,500
Options authorized                                              200,000                            178,500
                                                                ========         ========          ========
Options granted and exercisable at the beginning of the year    141,500          133,000
                                                                --------         --------          --------
Options granted and exercisable to directors at $8.00                                               11,000
Options granted and exercisable to employees at $8.125                                             122,500
Options granted and exercisable to directors at $9.00                              9,000
Options granted and exercisable to directors at $15.25           10,000
Options granted and exercisable to employees at $13.375         107,000
Options exercised at $8.125                                                         (500)
Options exercised at $8.00                                       (2,000)
Options terminated                                                                                    (500)
                                                                ========         ========          ========
Options granted and exercisable at the end of the year          256,500          141,500           133,000
                                                                ========         ========          ========
Options available for future grants                             119,500           36,500            45,500
                                                                ========         ========          ========

Westbank Corporation and Subsidiaries

11 - EARNINGS PER SHARE

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations:

                                          Shares         Per Share
                                       ---------         ---------
Basic Earnings Per Share:
   1998                                3,767,605           $.86
   1997                                3,487,160            .93
   1996                                3,285,093            .68
Effect of Dilutive Option Shares:
   1998                                   93,985           $.02
   1997                                  125,759            .04
   1996                                  119,149            .02
Diluted Earnings Per Share:
   1998                                3,861,590           $.84
   1997                                3,612,919            .89
   1996                                3,404,242            .66

12 - LEASES

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 1998:

(Dollars in Thousands)
----------------------
1999                             $  256
2000                                255
2001                                154
2002                                141
2003                                 75
After 2003                          169
                                 ------
Total minimum lease payments     $1,050
                                 ======


Rent expense for 1998, 1997 and 1996 amounted to $237, $236 and $223, respectively.

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

The following table summarizes the contractual value of financial instruments and other commitments at December 31:

(Dollars in Thousands)                                             1998              1997
                                                               --------          --------
Commitments to grant loans                                     $  8,740          $  9,629
Stand-by letters of credit and financial guarantees               1,012             1,022
Commitments to advance funds under existing loan agreements      31,055            29,210

The Bank uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Westbank Corporation and Subsidiaries

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

14 - OTHER NON-INTEREST INCOME AND EXPENSE

The components of other non-interest income and expense, which are in excess of 1% of the aggregate of total interest income and non-interest expense and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,

(Dollars in Thousands)          1998             1997              1996
----------------------          ----             ----              ----
Income:
   Loan servicing fees          $451             $472              $484
Expenses:
   Service bureau expense        707              654               556
   Merger related expenses       396
   Professional fees                                                322
   Advertising                   349              314               321
   Supplies                      292              242


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

Westbank Corporation and Subsidiaries

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                              MINIMUM CAPITAL
                                                                                                             TO BE CONSIDERED
                                                                                                             WELL CAPITALIZED
                                                                                                                 UNDER PROMPT
                                                                             MINIMUM CAPITAL                CORRECTIVE ACTION
                                                    ACTUAL                 ADEQUACY PURPOSES                       PROVISIONS
(DOLLARS IN THOUSANDS)                         AMOUNT     RATIO              AMOUNT    RATIO               AMOUNT       RATIO
----------------------                         ------     -----              ------    -----               ------       -----
DECEMBER 31, 1998
TOTAL CAPITAL
   (TO RISK WEIGHTED ASSETS):
      BANK                                    $27,890     12.20%            $18,291     8.00%             $22,864      10.00%
      HOLDING COMPANY                          29,471     12.80              18,415     8.00                  N/A         N/A
TIER I CAPITAL (TO RISK WEIGHTED ASSETS):
      BANK                                     25,510     11.16               9,146     4.00               13,718        6.00
      HOLDING COMPANY                          27,092     11.77               9,207     4.00                  N/A         N/A
TIER I CAPITAL
   (TO AVERAGE ASSETS):
      BANK                                     25,510      7.24              14,102     4.00               17,628        5.00
      HOLDING COMPANY                          27,092      7.64              14,176     4.00                  N/A         N/A

December 31, 1997
Total Capital
   (To risk weighted assets):
      Bank                                   $ 24,535     11.97%           $ 16,397     8.00%            $ 20,496      10.00%
      Holding Company                          26,277     12.71              16,535     8.00                  N/A         N/A
Tier I Capital (To risk weighted assets):
      Bank                                     21,969     10.70               8,198     4.00               12,298        6.00
      Holding Company                          23,690     11.44               8,268     4.00                  N/A         N/A
Tier I Capital (To average assets):
      Bank                                     21,969      7.04              12,493     4.00               15,617        5.00
      Holding Company                          23,690      7.55              12,544     4.00                  N/A         N/A

On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Corporation. In addition, one Right automatically attaches to each share of Common Stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation, a unit of one ten-thousandths of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per share of Common Stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

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

16 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1998 and 1997, the ESOP held no shares of the Corporation's stock.

17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                            1998                              1997
                                                            ----                              ----
                                                   CARRYING     ESTIMATED            CARRYING     ESTIMATED
(Dollars in Thousands)                               AMOUNT    FAIR VALUE              AMOUNT    FAIR VALUE
                                                  ---------    ----------            --------    ----------
Assets:
   Cash and due from banks                        $  10,233     $  10,233           $   9,682     $   9,682
   Federal funds sold                                    48            48               3,678         3,678
   Investment securities held to maturity            25,820        25,985              34,503        34,655
   Investment securities available for sale          50,597        50,597              20,088        20,088
   Loans                                            259,306       265,971             232,415       233,841
   Accrued interest receivable                        2,173         2,173               1,968         1,968
Liabilities:
   Deposits                                         299,123       300,286             271,560       272,097
   Borrowed funds                                    27,307        27,471              11,884        11,884
   Interest payable on deposits                         424           424                 379           379

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

18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                  1998                                              1997
                               -------------------------------------------       --------------------------------------------
(Dollars in Thousands,
except per share amounts)        Q1       Q2       Q3       Q4      YEAR           Q1       Q2       Q3       Q4      YEAR
                               ------   ------   ------   ------   -------       ------   ------   ------   ------   -------
Interest income                $5,842   $6,264   $6,561   $6,418   $25,085       $5,428   $5,698   $5,979   $6,051   $23,156
Interest expense                2,579    2,982    3,161    2,921    11,643        2,411    2,534    2,740    2,687    10,372
                               ------   ------   ------   ------   -------       ------   ------   ------   ------   -------

Net interest income             3,263    3,282    3,400    3,497    13,442        3,017    3,164    3,239    3,364    12,784
Provision for loan losses          19                                   19          150       40                         190
Non-interest income               608      598      542      496     2,244          506      485      565      705     2,261
Non-interest expense            2,455    2,458    2,483    2,975    10,371        2,293    2,323    2,397    2,300     9,313
                               ------   ------   ------   ------   -------       ------   ------   ------   ------   -------

Income before income taxes      1,397    1,422    1,459    1,018     5,296        1,080    1,286    1,407    1,769     5,542
Income taxes                      558      537      549      396     2,040          443      549      589      730     2,311
                               ------   ------   ------   ------   -------       ------   ------   ------   ------   -------

Net income                     $  839   $  885   $  910   $  622   $ 3,256       $  637   $  737   $  818   $1,039   $ 3,231
                               ======   ======   ======   ======   =======       ======   ======   ======   ======   =======
Earnings per share - Basic     $  .22   $  .24   $  .24   $  .16   $   .86       $  .19   $  .22   $  .23   $  .29   $   .93
                   - Diluted   $  .22   $  .23   $  .24   $  .16   $   .84       $  .18   $  .21   $  .22   $  .28   $   .89
                               ======   ======   ======   ======   =======       ======   ======   ======   ======   =======


Westbank Corporation and Subsidiaries

19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

December 31,
(Dollars in Thousands)                                  1998              1997
BALANCE SHEETS
Assets
Cash                                                $     20          $     31
Investment in subsidiaries                            25,719            22,030
Other investments                                        922             1,372
Other assets                                             762               339
                                                     -------           -------
   Total assets                                       27,423          $ 23,772
                                                     =======           =======
Liabilities                                             $122          $     21
                                                     -------           -------
Stockholders' equity
   Preferred stock - none
   Common stock, par value $2 per share                7,597             7,163
Additional paid-in capital                            10,034             8,819
Retained earnings                                      9,461             7,708
Accumulated other comprehensive income                   209                61
                                                     -------           -------
Stockholders' equity                                  27,301            23,751
                                                     -------           -------
   Total liabilities and stockholders' equity        $27,423           $23,772
                                                     =======           =======

                                               1998             1997              1996
                                           --------           ------          --------
STATEMENTS OF INCOME
Dividend from subsidiary                   $                  $  520          $    520
Interest income                                  85               38                19
Other income (expense) - net                   (510)            (114)             (117)
                                           --------           ------          --------
Income (loss) before taxes and
   undistributed income of subsidiaries        (425)             444               422
Income tax benefit                              140                                 24
Undistributed income of subsidiaries          3,541            2,787             1,802
                                           --------           ------          --------
Net income                                 $  3,256           $3,231          $  2,248
                                           ========           ======          ========

                                                                     1998             1997              1996
                                                                  --------         --------          --------
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
   Net income                                                     $  3,256         $  3,231          $  2,248
Operating activities:
   Equity in income of subsidiaries                                 (3,541)          (2,787)           (1,802)
   Increase in other assets                                           (423)             (32)             (307)
   Increase in other liabilities                                       101               13                 8
                                                                  --------         --------          --------
Net cash provided by (used in) operating activities                   (607)             425               147
                                                                  --------         --------          --------
Cash flows from investing activities:
   Investment securities (purchases) maturities                        450           (1,039)              (88)
                                                                  --------         --------          --------
Cash flows from financing activities:
   Proceeds from stock options exercised                             1,119              270                86
   Proceeds from dividend reinvestment and optional
      stock purchases                                                  530            1,385               657
   Dividends paid                                                   (1,503)          (1,040)             (785)
                                                                  --------         --------          --------
Net cash (used in) provided by financing activities                    146              615               (42)
                                                                  --------         --------          --------
Net increase (decrease) in cash and cash equivalents                   (11)               1                17
Cash and cash equivalents at the beginning of the year                  31               30                13
                                                                  --------         --------          --------
Cash and cash equivalents at the end of the year                  $     20         $     31          $     30
                                                                  ========         ========          ========

Westbank Corporation and Subsidiaries

20 - ACQUISITION OF CARGILL BANCORP, INC.

The Corporation completed the acquisition of Cargill Bancorp, Inc. ("Cargill") on January 29, 1999. Cargill served as the holding company for Cargill Bank, which will continue to operate its three banking offices in Northeastern Connecticut and will retain its name and Connecticut charter as a separate subsidiary of the Corporation.

Under the terms of the merger agreement, each share of Cargill will be exchanged for 1.3655 shares of the Corporation. Westbank will issue a total of 400,164 shares. The Corporation will account for the acquisition as a pooling of interests, and as such, future consolidated financial statements will include Cargill's financial data as if Cargill had been combined at the beginning of the earliest period presented.

The pro forma combined accounts in the table below are presented for informational purposes and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the merger been consummated as of the earliest period presented. The pro forma combined amounts are not necessarily indicative of future results of the combined company. No adjustments have been included in the pro forma combined company financial statements for anticipated operating cost savings. Westbank's fiscal year ends December 31 and Cargill's fiscal year ends September 30. The unaudited pro forma financial data combines the financial information of Westbank at and for the fiscal years ended December 31, 1998, 1997, and 1996 with financial information of Cargill for the fiscal years ended September 30, 1998, 1997, and 1996.

The following table sets forth the unaudited pro forma results of operations of the combined entities:

Years Ended December 31,
(In thousands, except per share data)  WESTBANK           CARGILL          COMBINED
                                       ---------          -------          --------
1998:
   NET INTEREST INCOME                   $13,442           $1,897           $15,339
   NET INCOME                              3,256              121             3,377
   DILUTED EARNINGS PER SHARE                .84              .40               .79
1997:
   Net interest income                  $ 12,784           $1,849          $ 14,633
   Net income                              3,231              153             3,384
   Diluted earnings per share                .89              .54               .85
1996:
   Net interest income                  $ 11,842           $1,693          $ 13,535
   Net income (loss)                       2,248             (111)            2,137
   Diluted earnings (loss) per share         .66             (.42)              .57

INDEPENDENT AUDITORS' REPORT
Westbank Corporation and Subsidiaries

The Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheets of Westbank Corporation and Subsidiaries (the "Corporation") as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbank Corporation and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Hartford, Connecticut
January 29, 1999

CORPORATE DIRECTORY
Westbank Corporation and Subsidiaries

DIRECTORS
WESTBANK CORPORATION AND
PARK WEST BANK AND TRUST COMPANY

ALFRED C. WHITAKER
Chairman of the Board
WESTBANK CORPORATION
Sales Consultant

ROLAND O. ARCHAMBAULT
President
PINNACLE RACEWAY

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

G. WAYNE MCCARY
President and CEO
EASTERN STATES EXPOSITION

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

ROBERT J. PERLAK
Corporate Clerk

OFFICERS
PARK WEST BANK AND TRUST COMPANY

DONALD R. CHASE
President and Chief Executive Officer

ROBERT J. PERLAK
Corporate Clerk

ALFRED C. WHITAKER
Assistant Clerk

FINANCE DIVISION

JOHN M. LILLY
Executive Vice President and Treasurer

IRVING M. WALKER, JR., CMA
Accounting Officer

LOAN DIVISION

GARY L. BRIGGS
Executive Vice President

PAUL M. ACCORSI
Senior Vice President

DAVID M. BARSZCZ
Vice President

CLIFFORD R. BORDEAUX
Assistant Vice President

GERARD E. DRAPEAU
Vice President

RICHARD N. HANCHETT
Vice President

MICHAEL M. LEFEBVRE
Vice President

JOSEPH S. LEMAY
Assistant Vice President

JOHN E. O'BRIEN
Loan Operations Officer

RESIDENTIAL REAL ESTATE

STANLEY F. OSOWSKI
Senior Vice President

WOLFGANG A. ADAMETZ
Vice President

LOAN CREDIT & COLLECTION

TRENTON E. TAYLOR
Senior Vice President

PATRICIA A. NEBOSKY
Assistant Vice President

EDP/OPERATIONS

S. STEVEN KONIECKI
Senior Vice President


MARKETING

JOSEPH L. ROLAK
Director of Marketing and Vice President

COMPLIANCE

JANE M. KNAPP
Vice President

BRANCH ADMINISTRATION/
HUMAN RESOURCES

KATHLEEN A. JALBERT
Senior Vice President

DEBORAH A. KUMIEGA
Assistant Vice President

H. ELLEN BELLOWS
Branch Manager

GARY B. SZYMANIAK
Community Banking Officer

AUDITING DIVISION

LLOYD S. HALL, CBA
Director of Auditing

TRUST DIVISION

ROBERT A. GIBOWICZ
Senior Trust Officer

CORPORATE INFORMATION

Westbank Corporation and Subsidiaries

WESTBANK CORPORATION

Westbank Tower, 225 Park Avenue
West Springfield, MA  01089-3310
(413) 747-1400

ANNUAL MEETING

The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 21, 1999 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

TRANSFER AGENT AND REGISTRAR

Park West Bank and Trust Company -- Trust Department

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Hartford, Connecticut

CORPORATE COUNSEL

Doherty, Wallace, Pillsbury and Murphy, P.C.
Springfield, Massachusetts

INFORMATION SERVICE

Westbank Corporation welcomes stockholder and public interest in our services and activities. Questions pertaining to material presented in this Report and requests for a copy of the Annual Report (Form 10-K) filed with the Securities and Exchange Commission should be directed to John M. Lilly, Treasurer and Chief Financial Officer, at the above address

EQUAL OPPORTUNITY EMPLOYER

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

COMMON STOCK - MARKET INFORMATION

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASD regional market quotations:

                         1998                        1997
                          BID                         BID
             ---------------------------  --------------------------
                HIGH      LOW   DIVIDEND     HIGH      LOW  DIVIDEND
             -------  -------   --------  -------  -------  --------

First        $17 1/4  $12        $ 0.10   $10      $ 8 3/4   $0.075
Second        16 5/8   13 7/8      0.10     9 1/2    8 1/2    0.075
Third         14 3/4   10 3/8      0.10    11        8 5/8    0.075
Fourth        13        9 3/8      0.10    13 5/8   10 5/8    0.075

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 1999 the Corporation had 1,202 stockholders.

Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC". For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call:

Park West Bank and Trust Company,
Trust Department (413) 747-1482.

The following firms make a market in Westbank Corporation's Common Stock:

Advest, Inc.
First Albany Corporation
McConnell, Budd & Downes, Inc.
Keefe, Bruyette & Woods, Inc.

Design:  Robert Farrell Associates, Inc./Printing:  Sterling Press

                          [WESTBANK CORPORATION LOGO]