Form 10-K/A, Exhibit 13
period 1998-12-31
WESTBANK CORP
filed 1999-08-23
CIK 742070

Table of Contents


     Financial Highlights............................................1
     Letter to Stockholders........................................2-3
     Business - Westbank Corporation and Subsidiaries  ..............4
     Selected Consolidated Financial Data.................... .......5
     Management's Discussion and Analysis - Financial Results.....6-21
     Consolidated Balance Sheets....................................22
     Consolidated Statements of Income..............................23
     Consolidated Statements of Comprehensive Income................24
     Consolidated Statements of Stockholders' Equity................25
     Consolidated Statements of Cash Flows..........................26
     Notes to Consolidated Financial Statements..................27-47
     Independent Auditors' Report................................48-49
     Corporate Directory............................................50
     Corporate Information..........................................50

FINANCIAL HIGHLIGHTS
Westbank Corporation and Subsidiaries




FOR THE YEAR ENDED DECEMBER 31
(Dollars in Thousands)                           1998           1997           1996
-------------------------------------------------------------------------------------
Net income                                    $   3,377      $   3,384      $   2,137
Net interest income                              15,339         14,633         13,535
Non-interest income                               2,427          2,529          2,340
Non-interest expense                             12,200         11,066         11,278
Provision for loan losses                            41            306            944


YEAR END DECEMBER 31
(Dollars in Thousands)
--------------------------------------------------------------------------------------
Investment and
   mortgage-backed securities                 $  84,328      $  60,213      $  39,764
Loans, net                                      293,113        268,254        254,948
Allowance for loan losses                         2,665          3,057          2,699
Total assets                                    402,623        355,567        331,803
Total deposits                                  342,266        314,679        298,014
Total stockholders' equity                       30,490         26,918         22,717


COMMON SHARE INFORMATION
Basic weighted average
   shares outstanding                         4,143,009       3,845,698     3,643,270
Basic net earnings per share                       $.82            $.88          $.59

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

At Westbank, profitability is achieved through hard work and a clear focus on what we do well. We reinvest in growth businesses and emphasize our core competencies, which include credit and service quality, both of which are absolutely essential to compete effectively. Banks cannot consistently generate exceptional profits without being top-flight credit underwriters. Westbank is recognized industry-wide for our relentless focus on maintaining superior credit quality. Customer's needs seldom fall into neat categories, and usually cross from one type of banking product to another. A clear competitive advantage for Westbank is the fact that we organize around our customers and their needs, not around products. To be focused on the customer, we have to know what the customer wants, therefore, we listen to them and hear what they really need. Through our local decision-making process in our banking offices our employees are empowered to deliver customer solutions.

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

As wealth grows, so do the opportunities for those of us who manage and invest that wealth. Customer needs change as they marry, purchase homes, have children or retire. These lifestyle changes, coupled with changing market conditions, make understanding all the more difficult. Our Trust Department has a well-diversified line of services that is able to meet the changing needs of our customers throughout each phase of their life cycle. Their "job" is building long-term relationships with customers through all market conditions. That means consistently providing the capabilities and capacity to serve customers as their needs and situations change. During 1998, the Trust Department made significant strides. They have built high quality customer relationships based on the trust their customers place in them. At year-end, fiduciary accounts totaled in excess of $119 million.

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

Westbank Corporation and its shareholders have been fortunate over the years to be well served by a strong management team and Board of Directors. After thirty-eight years of dedicated service to the Company, Alfred C. Whitaker and Paul J. McKenna, DMD, will retire from the Board of Directors in April of 1999. Their dedication to Westbank and its shareholders is as strong today as it was when they, along with a small group of other businessmen, founded the Bank in 1961. We would like to take this opportunity to thank them for their leadership and loyalty. We wish them well in their retirement. We welcome to the Board of Directors G. Wayne McCary, President and Chief Executive Officer of Eastern States Exposition, the sixth largest fair in North America located in West Springfield, Massachusetts.

We appreciate your loyalty, confidence and support of Westbank Corporation. Your investment in our Company is foremost in our minds as we plan for the future. We look forward to the ever-present challenges and the accompanying opportunities of the twenty-first century. We are optimistic that with your continued support we will continue to focus on growth and earnings.

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

Park West also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1998 amounted to $119,797,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

EMPLOYEES

As of December 31, 1998, the Corporation and its subsidiaries had the equivalent of 125 full-time officers and staff.

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

On November 3, 1998, the Corporation filed a registration statement to register approximately 565,096 shares of common stock in order to facilitate this merger. Cargill shareholders approved the merger at a shareholders meeting held on December 16, 1998, and final regulatory approval was received on January 14, 1999.

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries


Year ended December 31,
(Dollars in Thousands Except Share Amounts)                    1998           1997          1996          1995          1994
-------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                  $28,631       $26,724       $24,059       $23,475       $19,647
Interest expense                                               13,292        12,091        10,524        10,145         7,481
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            15,339        14,633        13,535        13,330        12,166
Provision for loan losses                                          41           306           944         2,907         1,528
Non-interest income                                             2,427         2,529         2,340         3,104         2,641
Non-interest expense                                           12,200        11,066        11,278         9,969        11,234
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      5,525         5,790         3,653         3,558         2,045
Income taxes (benefit)                                          2,148         2,406         1,516         1,132          (307)
-------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of changes in accounting principle                           3,377         3,384         2,137         2,426          2,352
Cumulative effect of changes in
   accounting principle for income taxes                                                                                   (22)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                     $3,377        $3,384        $2,137        $2,426         $2,330
===============================================================================================================================
Common share data:
   Earnings per share:
      Basic                                                      $.82          $.88          $.59          $.69          $.67
      Diluted                                                    $.79          $.85          $.57          $.67          $.65
   Cash dividends declared                                       $.40          $.30          $.24          $.20
   Ending book value                                            $7.26         $6.84         $6.19         $5.80         $5.25

AT DECEMBER 31:
   Total loans -- net                                        $293,113      $268,254      $254,948      $233,527      $225,193
   Total assets                                               402,623       355,567       331,803       299,590       284,814
   Total non-performing assets                                  1,494         2,025         3,791         8,655         8,313
   Total deposits                                             342,266       314,679       298,014       269,478       256,668
   Total borrowings                                            27,807        11,884         9,269         7,677         8,625
   Total stockholders' equity                                  30,490        26,918        22,717        20,786        17,355

AVERAGE FOR YEAR:
   Loans                                                      284,629       270,066       246,366       232,422       214,846
   Assets                                                     382,924       348,561       313,063       297,676       273,214
   Deposits                                                   335,110       312,725       280,855       269,105       246,845
   Stockholders' equity                                        29,229        24,638        21,777        19,741        17,655
   Weighted  shares outstanding   - basic                   4,143,009     3,845,698     3,643,270     3,539,919     3,491,111
                                  - diluted                 4,272,682     4,003,015     3,762,419     3,630,052     3,562,162

SELECTED RATIOS:
   Rate of return on average total assets                       .88%            .97%          .68%          .81%          .86%
   Rate of return on average stockholders' equity             11.55%          13.73%         9.81%        12.29%        13.20%
   Stockholders' equity to total assets at year end            7.57%           7.57%         6.85%         6.93%         6.09%
   Average total stockholders' equity
      to average total assets                                  7.63%           7.07%         6.96%         6.63%         6.46%
   Allowance for loan losses to total loans at year end         .90%           1.13%         1.05%         1.65%         1.49%
   Non-performing loans as a percentage
      of total loans at year end                                .37%            .68%         1.23%         2.89%         2.57%
   Net charge-offs as a percentage
      of average loans                                          .15%            .02%          .88%         1.03%          .76%
   Other real estate owned as a percentage of total assets      .12%            .10%          .19%          .53%          .61%

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries


Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto. Effective January 29, 1999, Cargill Bancorp, Inc., and its subsidiary ("Cargill") were merged with and into Westbank Corporation ("Westbank"), pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. Approximately 400,164 of Westbank common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. Westbank's fiscal year ends December 31 and Cargill's fiscal year ends September 30.

For 1998, the Corporation reported net income of $3,377,000, or $.82 per share basic and $.79 diluted, after providing $41,000 for loan losses. This compares to net income for 1997 of $3,384,000, or $.88 per share basic and $.85 diluted. The Corporation's 1997 earnings reflected a provision for loan losses of $306,000. Net interest income increased $706,000 from 1997 to 1998.

Non-interest expense amounted to $12,200,000 in 1998 compared to $11,066,000 in 1997, an increase of $1,134,000, or 10%. The increase in operating expenses for 1998 is a direct result of reflecting $595,000 for merger costs related to the acquisition of Cargill Bancorp, Inc., and the remaining increase is a result of the overall growth of the Corporation. Non-interest income declined by $102,000 compared to 1997. During 1998, Trust Department earnings increased by $33,000 over 1997. Gains on sale of investments and other real estate declined by $142,000, gains on sale of mortgages totaled $120,000, while service charges on deposit accounts and other non-interest income declined by $108,000 compared to 1997. Income taxes in 1998 totaled $2,148,000, a decrease of $258,000 versus 1997.

At December 31, 1998, the Corporation's total assets were $402,623,000, an increase of $47,056,000 or 13%, from $355,567,000 at year-end 1997. The higher level of assets resulted primarily from an increase in net loans and investments totaling $48,875,000 funded by the growth in deposits.

Non-performing assets amounted to $1,494,000 or .37% of total assets at December 31, 1998, compared with $2,025,000 or .68% at the end of 1997.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1998, Park West's and Cargill's capital was at a level that placed each Bank in the "well capitalized" category as defined by FDICIA.

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

COMPONENTS OF CAPITAL

The following table presents the Corporation's components of capital as of December 31. The table also presents the ratio of capital to total assets.

(Dollars in Thousands)                                                        1998          1997          1996
----------------------------------------------------------------------------------------------------------------
Stockholders' Equity
   Common stock                                                              $8,397        $7,865        $7,343
   Additional paid-in-capital                                                11,076         9,711         8,386
   Retained earnings                                                         10,803         9,282         7,087
   Accumulated other
      comprehensive income (loss)                                               214            60           (99)
----------------------------------------------------------------------------------------------------------------
Total Capital                                                               $30,490       $26,918       $22,717
================================================================================================================
Ratio of capital
   to average total assets                                                     7.53%        7.44%        7.00%

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity; total risk-based, or supplementary, capital includes not only the equity but also a portion of the allowance for loan losses.

The following are the Corporation's risk-based capital ratios at December 31:

                                                                               1998          1997         1996

Tier 1 risk-based capital (minimum required 4%)                               11.94%        11.57%       10.58%

Total risk-based capital (minimum required 8%)                                13.00%        12.77%       11.76%
================================================================================================================

DISCUSSION OF MARKET RISK

Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, is quite basic and concentrates on fundamental strategies to restructure the balance sheet and composition of assets and liabilities. Since the Corporation does not utilize interest rate futures, swaps or options transactions, its asset/liability profile is not complex. It reflects a simple approach to managing risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts as well as a combination of fixed and variable rate deposit products and borrowed funds. Bank policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

The Bank seeks to control its interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, the Bank actively manages interest rate risk through the use of a simulation model that measures the sensitivity of future net interest income to changes in interest rates. In addition, the Bank regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

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

                                                                                                  Percentage Change in
                   Change in Interest Rates                                                        Net Interest Income
                       (In Basis Points)                                                         1998              1997
-------------------------------------------------------------------------------------------------------------------------
                             +200                                                                (5.21)%          (1.41)%
                             Level                                                                 0%               0%
                             -200                                                                (0.71)%           1.40%

The change in net interest income between 1998 and 1997 when rates decline 200 basis points is primarily the result of the current low interest rate environment. In the current year, many deposit rates were not able to be decreased by the full 200 basis points. The inability to reduce deposit rates would cause net interest income to decline during a falling interest rate environment despite the Corporation being liability-sensitive.

The model utilized to create the results presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change.

In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. The Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short term loans. The Bank also attempts to maintain and/or increase its savings and transaction accounts, which are considered relatively insensitive to changes in interest rates.

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

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 1998, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries


                                                                Three    Over Three      Over One          Over
                                                               Months     Months to       Year to          Five
(Dollars in Thousands)                                        or Less        A Year    Five Years         Years          Total
------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
   Securities including
      mortgage-backed securities                               $3,174        $1,549        $6,380      $ 73,225       $84,328
   Interest bearing cash                                          391           595           894                       1,880
   Loans                                                       50,916        45,162        97,771       101,929       295,778
   Federal funds sold                                           1,069                                                   1,069
------------------------------------------------------------------------------------------------------------------------------
                                                               55,550        47,306       105,045       175,154       383,055
INTEREST BEARING LIABILITIES
   Savings deposits                                                           5,369        48,320                      53,689
   NOW Accounts                                                               2,600        23,393                      25,993
   Money market accounts                                       29,659                                                  29,659
   Negotiated rate certificates                                13,299         8,439         3,373                      25,111
   Other time deposits                                         39,198        78,436        38,786                     156,420
   Borrowed funds                                              20,309           510         6,988                      27,807
------------------------------------------------------------------------------------------------------------------------------
                                                             $102,465       $95,354     $ 120,860                    $318,679
==============================================================================================================================
Interest Rate
   Sensitivity Gap                                           $(46,915)     $(48,048)     $(15,815)     $175,154       $64,376
Cumulative Interest Rate
   Sensitivity Gap                                           $(46,915)     $(94,963)    $(110,778)     $64,376
Interest Rate
   Sensitivity Gap Ratio                                       (12.24%)      (12.54%)       (4.15%)      45.68%         16.75%
Cumulative Interest Rate
   Sensitivity Gap Ratio                                       (12.24%)      (24.79%)      (28.93%)      16.75%


The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $5,369,000 and $2,600,000, respectively, included in the three-month to one-year category and the remainder placed in the one to five year category of the interest-bearing liabilities.

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

DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed average balance sheets for 1998, 1997 and 1996. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

Westbank Corporation and Subsidiaries

                                               1998                             1997                              1996
                                                         Average                          Average                           Average
                                              Interest    Yield/               Interest   Yield/                 Interest    Yield/
                                     Average   Income/     Rate     Average     Income/     Rate     Average      Income/      Rate
(Dollars in Thousands)               Balance   Expense     Paid     Balance     Expense     Paid     Balance      Expense      Paid
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities:
   U.S. Treasury                      $3,663     $221     6.03%      $6,978      $430       6.16%       $9,150       $591     6.46%
   Federal agencies                   61,856    3,994     6.46       42,072     2,833       6.73        26,044      1,768     6.79
   Other securities                    4,969      304     6.12        3,835       240       6.26         4,158        279     6.71
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                      70,488    4,519     6.41       52,885     3,503       6.62        39,352      2,638     6.70
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
   temporary investments                 792       29     3.66        1,340        73       5.45         2,592        163     6.29
-----------------------------------------------------------------------------------------------------------------------------------
Loans: (a)
   Commercial                         41,129    3,810     9.26       38,058     3,640       9.56        35,558      3,351     9.42
   Real estate                       213,377   17,400     8.15      205,984    17,153       8.33       190,235     15,871     8.34
   Consumer                           30,123    2,435     8.08       26,024     2,100       8.07        20,573      1,789     8.70
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans                       284,629   23,645     8.31      270,066    22,893       8.48       246,366     21,011     8.53
Federal funds sold                     7,761      438     5.64        4,800       255       5.31         4,845        247     5.10
-----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                 363,670  $28,631     7.87%     329,091   $26,724       8.12%      293,155    $24,059     8.21%
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses             (2,920)                        (2,840)                            (3,383)
Cash and due from banks               11,120                         10,888                             10,704
Other assets                          11,054                         11,422                             12,587
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                 $382,924                        $348,561                            $313,063
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS'
   EQUITY
Interest-bearing deposits:
   Savings                           $50,588   $1,382     2.73%     $47,020    $1,160       2.47%      $43,932       $978     2.23%
   Money market                       31,663    1,195     3.77       17,132       572       3.34        14,172        373     2.63
   Negotiated rate certificates       22,977    1,118     4.87       18,528       922       4.98        16,621        829     4.99
   Other time deposits               181,085    8,967     4.95      184,165     9,146       4.97       162,154      8,083     4.98
-----------------------------------------------------------------------------------------------------------------------------------
   Total time deposits               286,313   12,662     4.42      266,845    11,800       4.42       236,879     10,263     4.33
Borrowed funds                        16,906      630     3.73        9,065       291       3.21         8,714        261     3.00
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   303,219   13,292     4.38      275,910    12,091       4.38       245,593     10,524     4.29
Demand deposits                       48,797                         45,880                             43,976
Other liabilities                      1,679                          2,133                              1,717
Stockholders' equity                  29,229                         24,638                             21,777
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity             $382,924                       $348,561                           $313,063
===================================================================================================================================
Net interest income                           $15,339                         $14,633                             $13,535
Yield spread                                              3.49%                             3.74%                             3.92%
Net Yield on earning assets                               4.22%                             4.45%                             4.62%
===================================================================================================================================

(a) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

During 1998, the yield spread declined to 3.49% from 3.74% in 1997, down 25 basis points. The Corporation's net interest margin decreased during 1998 to 4.22% from 4.45% in 1997, a decrease of 23 basis points

During 1997, the yield spread declined to 3.74% from 3.92% in 1996, down 18 basis points. The Corporation's net interest margin decreased during 1997 to 4.45% from 4.62% in 1996, a decrease of 17 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Westbank Corporation and Subsidiaries


RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1998 as compared with 1997 and 1997 compared with 1996.

                                              1998 Compared With 1997                          1997 Compared With 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Increase       Due to*                                      Increase  Due to*
(Dollars in Thousands)               1998      1997  (Decrease)  Volume   Rate        1997     1996   (Decrease)    Volume    Rate
-----------------------------------------------------------------------------------------------------------------------------------
Interest earned:
   Securities:
   U.S. Treasury                     $221     $430    $(209)     $(200)    $(9)       $430      $591     $(161)    $(140)   $(21)
   Federal agencies                 3,994    2,833    1,161      1,281    (120)      2,833     1,768     1,065     1,058       7
   Other securities                   304      240       64         69      (5)        240       279       (39)      (18)    (21)
Interest-bearing cash                  29       73      (44)       (24)    (20)         73       163       (90)      (86)     (4)
Loans:
   Commercial                       3,810    3,640      170        286    (116)      3,640     3,351       289       239      50
   Real estate                     17,400   17,153      247        600    (353)     17,153    15,871     1,282     1,314     (32)
   Consumer                         2,435    2,100      335        332       3       2,100     1,789       311       446    (135)
Federal funds sold                    438      255      183        166      17         255       247         8        (2)     10
-----------------------------------------------------------------------------------------------------------------------------------
                                   28,631   26,724    1,907      2,510    (603)     26,724    24,059     2,665     2,811    (146)
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings                          1,382    1,160      222         93     129       1,160       978       182        73     109
   Money market                     1,195      572      623        540      83         572       373       199        87     112
   Negotiated rate certificates     1,118      922      196        218     (22)        922       829        93        96      (3)
`  Other time deposits              8,967    9,146     (179)      (142)    (37)      9,146     8,083     1,063     1,109     (46)
   Borrowed funds                     630      291      339        285      54         291       261        30        11      19
-----------------------------------------------------------------------------------------------------------------------------------
                                   13,292   12,091    1,201        994     207      12,091    10,524     1,567     1,376     191
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income               $15,339  $14,633     $706     $1,516   $(810)    $14,633   $13,535    $1,098    $1,435   $(337)
===================================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 1998 increased to $15,339,000, up 5% from $14,633,000 in 1997. An 11% increase in average earning assets and a 25 basis point decline in average rate of return resulted in an increase in volume of $2,510,000 and a decrease in rate of $603,000. An increase of 10% in average interest-bearing liabilities and a 1 basis point increase in average rate of interest paid contributed to an increase in volume of $994,000 and an increase in rate of $207,000.

Net interest income for 1997 increased to $14,633,000, up 8% from $13,535,000 in 1996. A 16% increase in average earning assets and a 9 basis point decline in average rate of return resulted in an increase in volume of $2,811,000 and a decrease in rate of $146,000. An increase of 12% in average interest-bearing liabilities and a 9 basis point increase in average rate of interest paid contributed to an increase in volume of $1,376,000 and an increase in rate of $191,000.

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

Westbank Corporation and Subsidiaries


INVESTMENT PORTFOLIO
Refer to Note 2 in the Notes to Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1998 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                      1998          1997          1996
----------------------------------------------------------------------
U. S. Government obligations       $   998       $ 4,246       $ 7,296
Federal agency obligations          26,890        32,927        13,827
Mortgage-backed securities           2,728         2,330         1,814
Other debt securities                                 99         2,440
----------------------------------------------------------------------
Amortized cost                     $30,616       $39,602       $25,377
======================================================================

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                           1998            1997            1996
--------------------------------------------------------------------------------
U. S. Government obligations           $    928        $  2,058        $  1,990
Federal agency obligations               26,667           3,486           2,465
Mortgage-backed securities               24,372          13,502           8,807
Equity securities                         1,745           1,664           1,125
--------------------------------------------------------------------------------
                                         53,712          20,710          14,387
Gross unrealized (gain) loss on
   securities available for sale           (352)           (104)            170
--------------------------------------------------------------------------------
Amortized cost                         $ 53,360        $ 20,606        $ 14,557
================================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1998:

                        Within 1 Year         1 to 5 Years          5 to 10 Years         After 10 Years            Total
                      Average Amortized     Average Amortized     Average Amortized     Average Amortized     Average Amortized
                        Yield      Cost       Yield      Cost       Yield      Cost       Yield      Cost       Yield      Cost
-------------------------------------------------------------------------------------------------------------------------------
U. S. Government
  obligations           5.61%  $ 1,428        6.25%  $   498                                                    5.78%  $ 1,926
Federal agency
  obligations           5.19     1,499        6.43     4,442        6.21%  $44,477        6.49%  $ 3,400        6.22%   53,818
Mortgage-backed
  securities            5.50        56        6.26     1,440        6.48     1,004        6.58    23,987        6.56    26,487
------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities              5.40%  $ 2,983        6.37%  $ 6,380        6.22%  $45,481        6.57%  $27,387        6.32%  $82,231
==============================================================================================================================

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries


LOAN PORTFOLIO
The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                  1998         1997         1996         1995          1994
-------------------------------------------------------------------------------------------
Commercial                    $  41,760    $  41,661    $  36,153    $  36,080    $  35,156
-------------------------------------------------------------------------------------------
Real Estate:
   Construction                   5,998        5,302        6,662        8,526        8,900
   Residential (1-4 family)     168,744      152,896      153,781      132,530      113,327
   Commercial properties         60,348       55,127       45,506       51,059       61,311
-------------------------------------------------------------------------------------------
Total Real Estate               235,090      213,325      205,949      192,115      183,538
-------------------------------------------------------------------------------------------
Consumer                         19,277       16,648       15,943        9,701       10,240
-------------------------------------------------------------------------------------------
   Gross loans                  296,127      271,634      258,045      237,896      228,934
Deferred loan origination
   fees-net of costs               (349)        (323)        (398)        (445)        (339)
-------------------------------------------------------------------------------------------
Total Loans                     295,778      271,311      257,647      237,451      228,595
Allowance for loan
   losses                                     (2,665)      (3,057)      (2,699)      (3,924)
   (3,402)
-------------------------------------------------------------------------------------------
Net loans                     $ 293,113    $ 268,254    $ 254,948    $ 233,527    $ 225,193
===========================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts and Northeastern Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $3,041,000 or 7.8% of stockholders' equity as of December 31, 1998, compared to $2,386,000 or 8.9% as of December 31, 1997.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1998:

                                      12 Months   1 - 5      After
(Dollars in Thousands)                 or Less    Years     5 Years      Total
-------------------------------------------------------------------------------
Commercial                             $32,576    $ 7,457    $ 1,727    $41,760
Commercial real estate-construction      5,998                            5,998
-------------------------------------------------------------------------------
   Totals                              $38,574    $ 7,457    $ 1,727    $47,758
===============================================================================

Of the commercial loans which mature beyond one year, approximately $4,291,000 have fixed rates and the remaining $4,893,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $9,281,000 and $31,457,000, respectively, at December 31, 1998 and $10,257,000 and $29,533,000, respectively, in 1997. See further discussion in Note 13 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries


LOAN LOSS EXPERIENCE

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1998, is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                                  1998           1997            1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                        $   3,057      $   2,699       $   3,924      $   3,402      $   3,511
Provision charged to expense                               41            306             944          2,907          1,528
--------------------------------------------------------------------------------------------------------------------------
                                                        3,098          3,005           4,868          6,309          5,039
--------------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Loans secured by real estate                           318            394           1,745          2,180          1,305
   Construction/land development                                                         190             12
   Commercial and
      industrial loans                                    153            250             510            246            487
   Consumer loans                                          47            116              94            122             96
--------------------------------------------------------------------------------------------------------------------------
                                                          518            760           2,539          2,560          1,888
--------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Loans secured by real estate                            42            354             324             24             25
   Construction/land developing                                                           14             75
   Commercial and
      industrial loans                                     30            445              12             51            210
   Consumer loans                                          13             13              20             25             16
--------------------------------------------------------------------------------------------------------------------------
                                                           85            812             370            175            251
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                              433            (52)          2,169          2,385          1,637
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              $   2,665      $   3,057       $   2,699      $   3,924      $   3,402

Average loans outstanding                           $ 284,629      $ 270,066       $ 246,366      $ 232,423      $ 214,846
==========================================================================================================================
Net charge-offs (recoveries) as a percentage
   of average loans                                      0.15%         (0.02)%          0.88%          1.03%          0.76%
Net charge-offs (recoveries) as a percentage of
   the allowance at January 1                           14.16          (1.93)          55.28          70.11          46.62
Allowance as a percentage of total
   loans at December 31                                  0.90           1.13            1.05           1.65           1.49
Allowance as a percentage of
   non-performing loans
   at December 31                                      259.24         166.87           85.41          55.42          51.70

Westbank Corporation and Subsidiaries


Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

(Dollars in Thousands)            1998                1997                 1996                   1995                 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                       % of                 % of                % of                    % of                 % of
                                      Total                Total                Total                  Total                 Total
                            Amount    Loans     Amount     Loans      Amount    Loans       Amount     Loans      Amount     Loans
-----------------------------------------------------------------------------------------------------------------------------------
Loans secured by
   real estate              $1,764    77.38%    $2,083     76.55%     $1,763     77.23%     $2,898     77.17%     $2,626     76.28%
Construction/land
   development                  70     2.03        83       1.97          94      2.58         156      3.58         127      3.89
Commercial and industrial
   loans                       628    14.10       697      15.35         685     14.01         776     15.17         522     15.36
Consumer loans                 203     6.49       194       6.13         157      6.18          94      4.08         127      4.47
-----------------------------------------------------------------------------------------------------------------------------------
                            $2,665      100%   $3,057        100%     $2,699       100%     $3,924       100%     $3,402       100%
===================================================================================================================================

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is the combination of a target reserve and general reserve allocation. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or questions relative to the adequacy of the collateral on these same loans. In addition, the Corporation allocates a general reserve against the remainder of the loan portfolio. The decline in the allowance for loan losses from 1997 to 1998 is a result of the improved credit quality of the loan portfolio, in combination with the continued improvement in the local economy.

NON-PERFORMING ASSETS

LOANS

Loans on which interest and principal payments are 90 days or more past due are placed on a non-accrual basis (earlier, if deemed appropriate) and interest is reversed unless management determines that the collectibility of principal and interest is not reasonably considered in doubt. The following table sets forth information with regard to non-performing loans as of the end of each year indicated:

(Dollars in Thousands)                  1998          1997          1996          1995          1994
------------------------------------------------------------------------------------------------------
Loans on a non-accrual basis          $   797     $   1,648     $   2,878     $   6,578     $   5,378
------------------------------------------------------------------------------------------------------
Non-accrual loans as a percentage
   of total net loans outstanding        0.27%         0.61%         1.13%         2.82%         2.39%
Non-accrual loans as a percentage
   of total assets                       0.20%         0.46%         0.87%         2.20%         1.89%
Loans contractually past due 90
   days or more and still accruing    $   231     $     184     $     282     $     503     $   1,202

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $35,000, $79,000, $240,000, $331,000 and $408,000 for 1998, 1997, 1996, 1995 and 1994,
respectively. Interest income included in the results of operations relating to these loans was $20,000 in 1994. The decrease in non-accrual loans from 1997 is attributable to the continued resolution of non-performing loans throughout 1998. During the second quarter of 1998, the Corporation sold a pool of non-performing loans. The decrease in the allowance for loan losses is attributable to charging off previously-reserved amounts directly related to the sale of non-performing loans referred to above.

Westbank Corporation and Subsidiaries


The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1998 and 1997 on impaired loans was not significant. At December 31, 1998 and 1997, the recorded investment in impaired loans was $1,419,000 and $1,809,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1998, the average recorded investment in impaired loans was $1,366,000 compared to $2,080,000 for 1997.

RESTRUCTURED LOANS

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans modified prior to January 1, 1995, which are performing in accordance with their new terms are not included in non-accrual loans, unless concern exists as to the ultimate collection of principal or interest, and are not considered to be impaired. Those entered into after January 1, 1995, are considered to be impaired as described in Note 1 to the financial statements Restructured loans, which are classified as accruing loans, amounted to $773,000 in 1995 and $681,000 in 1994. Interest income reduction because of restructuring was not significant for 1995 and 1994.

OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)              1998         1997         1996           1995           1994
--------------------------------------------------------------------------------------------------
Other real estate owned - net     $   466      $   353      $   631      $   1,574      $   1,733
Other real estate owned as a
   percentage of total assets         .12%         .10%         .19%           .53%           .61%

DEPOSITS

The following table sets forth the average amounts of various classifications of deposits:

                                                                     1998                    1997                   1996
(Dollars in Thousands)                                         Amount     Rate         Amount    Rate         Amount     Rate
------------------------------------------------------------------------------------------------------------------------------
Savings                                                       $50,588     2.73%       $47,020     2.47%      $43,932     2.23%
Money market                                                   31,663     3.77         17,132     3.34        14,172     2.63
Negotiated rate certificates                                   22,977     4.87         18,528     4.98        16,621     4.99
Other time deposits                                           181,085     4.95        184,165     4.97       162,154     4.98
------------------------------------------------------------------------------------------------------------------------------
                                                              286,313     4.42%       266,845     4.42%      236,879     4.33%
Demand deposits                                                48,797                  45,880                 43,976
------------------------------------------------------------------------------------------------------------------------------
                                                             $335,110                $312,725               $280,855
==============================================================================================================================

Westbank Corporation and Subsidiaries

Certificates of deposits of $100,000 and over at December 31, 1998 had the following maturities:

                                                             3 Months        3 to 6       6 to 12     1 Year to
(Dollars in Thousands)                                         or Less       Months        Months       5 Years         Total

Totals                                                         $13,298       $4,349        $4,090        $3,374       $26,880
=============================================================================================================================

RETURN ON EQUITY AND ASSETS
The Corporation's return on average equity and assets for each of the years ended December 31, were as follows:

                                                            1998           1997          1996
----------------------------------------------------------------------------------------------
Return on average total assets                               .88%           .97%          .68%
Return on average stockholders' equity                     11.55          13.73          9.81
Average stockholders' equity to average total assets        7.57           7.07          6.96
Dividend payout ratio                                      44.54          30.76         36.78


BORROWINGS

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                            1998         1997         1996

Balance at year end                             $27,807      $11,884      $ 9,269
Average amount outstanding                       16,442        9,065        8,714
Maximum amount outstanding at any month-end      28,307       14,036       12,794
Average interest rate for the year                 3.83%        3.20%        2.99%
Average interest rate on
  year-end balance                                 3.85         3.15         3.03

STATEMENTS OF INCOME

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1998, 1997 and 1996 will be covered in greater detail. As of December 31, 1998, the principal earning assets of the holding company consist of a commercial bank, Park West Bank and Trust Company, and a Connecticut state-chartered savings bank, Cargill Bank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 1998. The significant changes are discussed in the analysis that follow the summary.

                                                                                     Percentage of
                                                                                  increase (decrease)
                                                                                 1998           1997
                                                                                 Over           Over
(Dollars in Thousands)             1998           1997           1996            1997           1996
------------------------------------------------------------------------------------------------------
Net interest income              $15,339        $14,633        $13,535            4.82%          8.11%
Provision for loan losses             41            306            944          (86.60)        (67.58)
Non-interest income                2,427          2,529          2,340           (4.03)          8.08
Non-interest expense              12,200         11,066         11,278           10.25          (1.88)
Income taxes                       2,148          2,406          1,516          (10.72)         58.71
------------------------------------------------------------------------------------------------------
Net Income                       $ 3,377        $ 3,384        $ 2,137           (0.21%)        58.35%
======================================================================================================

INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1998 amounted to $28,631,000 as compared to $26,724,000 for 1997 and $24,059,000 for 1996. For 1998 this represents an increase of $1,907,000 or 7% over 1997, while interest income increased by $2,665,000 or 11% in 1997 versus 1996. The increase in 1998 is the result of an increase in average earning assets of $34,579,000 or 11%, offset by a decrease of 25 basis points in average earning interest rate. The increase in 1997 over 1996 is the result of an increase in average earning assets of $35,936,000 offset by a 9 basis point decrease in average earning interest rate.

Westbank Corporation and Subsidiaries


INTEREST EXPENSE

Interest expense for 1998 on deposits and borrowings amounted to $13,292,000 as compared to $12,091,000 in 1997 and $10,524,000 for 1996. Interest expense increased by $1,201,000 or 10% during 1998 compared to 1997 and 1997 interest expense increased by $1,567,000 or 15% versus 1996. The 1998 increase is the result of an increase in average interest-bearing liabilities of $27,309,000 and a 1 basis point increase in the average rate of interest paid compared to 1997. The increase in interest expense during 1997 versus 1996 is the result of an increase of average interest-bearing liabilities of $30,614,000 combined with a 9 basis point increase in average interest rate paid.

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

The following table sets forth Westbank's net interest income:

(Dollars in Thousands)                                                   1998               1997            1996
----------------------------------------------------------------------------------------------------------------
Total interest income                                                 $28,631            $26,724         $24,059
Total interest expense                                                 13,292             12,091          10,524
----------------------------------------------------------------------------------------------------------------
Net interest income                                                   $15,339            $14,633         $13,535
================================================================================================================


The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities which result in net interest income.

PROVISION FOR LOAN LOSSES

The 1998 provision for loan losses totaled $41,000 compared with $306,000 in 1997, a decrease of 87%. During 1997, the provision decreased by $638,000 versus 1996, representing a decrease of 68%. The decrease in the provision for loan losses during 1998 is directly attributable to the decrease in non-performing loans and the overall credit quality of the Bank's loan portfolio. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

NON-INTEREST INCOME

Income from sources other than interest was $2,427,000 in 1998, a decrease of $102,000 from the prior year and an increase of $189,000 versus 1996. Non-interest income for 1998 reflects an increase in Trust Department earnings of $33,000, a decrease in service charges on deposit accounts and other non-interest income of $42,000 and decreases from the gain on sale of investments, other real estate and mortgages totaling $27,000 compared to 1997.

Westbank Corporation and Subsidiaries


NON-INTEREST EXPENSE

The components of other operating expenses at December 31 are as follows:

(Dollars in Thousands)                   1998           1997           1996
----------------------------------------------------------------------------
Salaries and benefits                  $ 5,797        $ 5,461        $ 5,091
Occupancy                                  855            780            792
Other non-interest expense               5,444          4,604          4,781
Other real estate
   owned expenses and provision            104            221            614
----------------------------------------------------------------------------
                                       $12,200        $11,066        $11,278
============================================================================

Overall non-interest expense increased during 1998 by $1,058,000 versus 1997 and by $1,099,000 compared to 1996. During 1998, salaries and benefits increased by $385,000, attributable to overall corporate growth and the staff requirements for the addition of two new branch offices during 1998. Occupancy remained level with 1997. Finally, other non-interest expense and depreciation and amortization expense increased in 1998 by $668,000, the result of the recognition of approximately $595,000 of merger expense related to the acquisition of Cargill Bancorp, Inc., combined with overall corporate growth during 1998.

INCOME TAXES

For the year ended December 31, 1998 Westbank Corporation recorded a tax expense of $2,148,000 compared to 1997, when the Corporation recorded a tax expense of $2,406,000. The lower tax expense for 1998 was the result of a lower tax rate during 1998.

NET INCOME

The net income for 1998 of $3,377,000, or $.82 per share basic and $.79 per share diluted, is based on a weighted average of 4,143,009 basic and 4,272,682 diluted shares outstanding, compared with a net income for 1997 of $3,384,000, or $.88 per share basic and $.85 per share diluted based on a weighted average of 3,845,698 basic and 4,003,015 diluted. Net income in 1996 was $2,137,000, or
$.59 per share basic and $.57 per share diluted and based on weighted average shares of 3,643,270 basic and 3,762,419 diluted.

NEW ACCOUNTING STANDARDS

The Corporation adopted two new accounting standards in 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. During 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 134, Accounting for Mortgage-Backed Securities retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. For further discussion, see the Summary of Significant Accounting Policies in the Notes to the Financial Statements.

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

Westbank Corporation and Subsidiaries


YEAR 2000

The Corporation relies on outside providers for the core banking software and data processing portions of the Systems. The Year 2000 Project applies to such vendors.

The Year 2000 Project also includes a contingency plan to be implemented in the event that the Year 2000 Project reveals that any of the Systems are not Year 2000 compliant. In addition, in the event that despite the Year 2000 Project the Corporation experiences disruption due to Year 2000 problems, the Corporation is developing a business resumption plan which should be complete by June 30, 1999. As of December 31, 1998, the Corporation has incurred approximately $141,000 in Year 2000-related expenses and has estimated that capital expenditures related to the Year 2000 issue will total approximately $510,000.

The Corporation has designed the Year 2000 Project based upon guidance from the Federal Financial Institutions Examining Council. In addition, the FDIC monitors the Corporation's preparation for the Year 2000 on a periodic basis.

The information set forth above is designed to be a "Year 2000 Readiness Disclosure," as that term is defined in the Year 2000 Information Readiness and Disclosure Act. This information is forward-looking information, and, as such, it is subject to risks and uncertainties that would cause actual results to differ materially from the projected results discussed in this report.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries


December 31,
(Dollars in Thousands, except share amounts)                                                          1998              1997
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks:
   Non-interest bearing                                                                             $11,291           $10,783
   Interest bearing                                                                                   1,880             2,065
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     13,171            12,848
Federal funds sold                                                                                    1,069             3,678
   Total cash and cash equivalents                                                                   14,240            16,526
-----------------------------------------------------------------------------------------------------------------------------
Securities (Note 2):
   Investment securities available for sale                                                          53,712            20,710
   Investment securities held to maturity
      (fair value of $30,817 in 1998 and $39,771 in 1997)                                            30,616            39,602
-----------------------------------------------------------------------------------------------------------------------------
   Total securities                                                                                  84,328            60,312
-----------------------------------------------------------------------------------------------------------------------------
Loans, net of allowance for loan losses
   of $2,665 in 1998 and $3,057 in 1997 (Note 3)                                                    290,767           263,808
Mortgage loans held for sale (Note 3)                                                                 2,346             4,446
-----------------------------------------------------------------------------------------------------------------------------
Total loans                                                                                         293,113           268,254
-----------------------------------------------------------------------------------------------------------------------------
Property and equipment (Note 4)                                                                       6,851             5,901
Other real estate owned, net of allowance for losses
   $200 in 1997 (Note 5)                                                                                466               353
Accrued interest receivable                                                                           2,457             2,240
Other assets                                                                                          1,168             1,981
-----------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                              $402,623          $355,567
=============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6):
   Non-interest bearing                                                                             $51,395           $50,443
   Interest bearing                                                                                 290,872           264,236
-----------------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                                   342,267           314,679
Borrowed funds (Note 7)                                                                              27,807            11,884
Interest payable on deposits                                                                            429               385
Other liabilities                                                                                     1,630             1,701
-----------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                                372,133           328,649
-----------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 12 and 13)
Stockholders' equity (Notes 10, 11 and 15):
   Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
   Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      4,198,838 shares in 1998 and 3,932,535 shares in 1997                                           8,397             7,865
   Additional paid-in capital                                                                        11,076             9,711
   Retained earnings                                                                                 10,803             9,282
   Accumulated other comprehensive income                                                               214                60
-----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                           30,490            26,918
-----------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                                $402,623          $355,567
=============================================================================================================================

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries


Years ended December 31,
(Dollars in Thousands, except share amounts)                                          1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Interest and fees on loans                                                      $23,645          $22,893           $21,011
   Interest and dividend income from securities                                      4,614            3,569             2,773
   Interest from interest bearing cash
      and federal funds sold                                                           372              262               275
-----------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                            28,631           26,724            24,059
-----------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                                             12,662           11,800            10,263
   Interest on borrowed funds                                                          630              291               261
-----------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                        13,292           12,091            10,524
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                 15,339           14,633            13,535
Provision for loan losses (Note 3)                                                      41              306               944
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                                                      15,298           14,327            12,591
-----------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Trust department income                                                             498              465               425
   Service charges on deposits                                                         766              808               867
   Loan servicing                                                                      470              494               505
   Gain on sale of securities available for sale                                       141              259               112
   Gain on sale of other real estate owned (Note 5)                                     43               67                 3
   Gain on sale of mortgages                                                           120                5                 9
   Other non-interest income                                                           389              431               419
-----------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                      2,427            2,529             2,340
-----------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
   Compensation and benefits (Note 9)                                                5,797            5,461             5,091
   Depreciation and amortization                                                       851              772               743
   Data processing                                                                     808              751               652
   Occupancy expense                                                                   802              794               802
   Other real estate owned expenses (Note 5)                                           104              221               614
   Other non-interest expense (Note 14)                                              3,838            3,067             3,376
-----------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                    12,200           11,066            11,278
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                           5,525            5,790             3,653
Income taxes (Note 8)                                                                2,148            2,406             1,516
-----------------------------------------------------------------------------------------------------------------------------
      Net income                                                                   $ 3,377          $ 3,384           $ 2,137
=============================================================================================================================
Earnings per share (Note 11):
                  - Basic                                                          $   .82          $   .88           $   .59
                  - Diluted                                                            .79              .85               .57
=============================================================================================================================
Weighted average shares outstanding (Note 11):
                  - Basic                                                        4,143,009        3,845,698         3,643,270
                  - Diluted                                                      4,272,682        4,003,015         3,762,419
=============================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Westbank Corporation and Subsidiaries


Years ended December 31,
(Dollars in Thousands)                                                                      1998          1997            1996
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                $3,377        $3,384          $2,137
-------------------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale, net of income taxes
  (benefit) of $150 in 1998, $271 in 1997, and ($71) in 1996.                                249           327             (99)

  Less:  reclassification adjustment for gains
    included in net income, net of income taxes of
    $49 in 1998, $76 in 1997, and $46 in 1996.                                                92           168              66
-------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                                            157           159            (165)
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                      $3,534        $3,543          $1,972
===============================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries


                                                                                                       Accumulated
                                                         Common Stock  Additional                          Other
                                                              Par       paid-in      Retained        Comprehensive
(Dollars in Thousands, except share amounts)    Shares      Value       capital      earnings        Income/(Loss)      Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                   3,530,981     $7,062        $7,816        $5,842                  $66    $20,786
Net income                                                                              2,137                           2,137
Cash dividends declared
   ($.24 per share)                                                                      (784)                           (784)
Stock dividend
   (1% on Cargill Bancorp shares)               15,248         30            78          (108)
Shares issued:
   Stock option plan                            30,584         61            25                                            86
   Dividend reinvestment
      and stock purchase plan                   94,615        190           467                                           657
Change in unrealized gain (loss)
   on securities available for sale                                                                           (165)      (165)
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                   3,671,428      7,343         8,386         7,087                  (99)    22,717
Net income                                                                              3,384                           3,384
Cash dividends declared
   ($.30 per share)                                                                    (1,040)                         (1,040)
Stock dividend
   (1% on Cargill Bancorp shares)               16,076         32           117          (149)
Shares issued:
   Stock option plan                            98,612        197           116                                           313
   Dividend reinvestment
      and stock purchase plan                  146,419        293         1,092                                         1,385
Changes in unrealized gain (loss) on
   securities available for sale                                                                               159        159
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                   3,932,535      7,865         9,711         9,282                   60     26,918
Net income                                                                              3,377                           3,377
Cash dividends declared
   ($.40 per share)                                                                    (1,503)                         (1,503)
Stock dividend
   (1% on Cargill Bancorp shares)               17,389         35            93          (129)                             (1)
Shares issued:
   Stock option plan                           199,799        399           742                                         1,141
   Dividend reinvestment
      and stock purchase plan                   49,115         98           530                                           628
Cargill interim loss for the quarter
   ended December 31, 1998 (Note 1)                                                      (224)                           (224)

Changes in unrealized gain (loss) on
   securities available for sale                                                                               154        154
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                   4,198,838     $8,397       $11,076       $10,803                 $214    $30,490
==============================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                                1998             1997              1996
------------------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                                     $  3,377         $  3,384          $  2,137
   Adjustments to reconcile net income to
      net cash provided (used) by operating activities:
         Cargill interim loss for period ended December 31, 1998                      (224)
         Provision for loan losses                                                      41              306               944
         Provision for other real estate owned                                          22              109               501
         Depreciation and amortization                                                 851              772               743
         Realized gain on sale of securities                                          (141)            (259)             (112)
         Realized gain on sale of other real estate owned                              (43)             (67)               (3)
         Realized gain on miscellaneous assets                                                                            (83)
         Realized gain on sale of mortgages                                           (120)              (5)               (9)
         Deferred income taxes                                                        (107)             164               368
      Change in:
         (Increase)/Decrease in loans held for sale                                  2,100           (8,099)            1,313
         (Increase)/Decrease in accrued interest receivable                           (217)            (314)               13
         Other assets                                                                  814               90               431
         Interest payable on  deposits                                                  44               51                19
         Increase/(Decrease)Other liabilities                                           36              147               272
------------------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by operating activities                         6,433           (3,721)            6,534
==============================================================================================================================
Investing activities:
   Securities:
      Held to maturity:
         Purchases                                                                 (21,473)         (28,920)          (14,373)
         Proceeds from maturities                                                   30,459           15,557            10,467
      Available for sale:
         Purchases                                                                 (41,210)          (8,748)           (3,013)
         Proceeds from sales                                                         8,607           10,019             2,857
         Proceeds from maturities                                                    5,164            2,484             6,858
   Proceeds on sale of miscellaneous assets                                                                               296
   Purchases of premises and equipment                                              (1,801)            (835)           (1,099)
   Net increase in loans                                                           (32,987)         (15,210)          (29,076)
   Proceeds from sale of other real estate owned                                       618              791             1,182
------------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                  (52,623)         (24,862)          (25,901)
==============================================================================================================================
Financing activities:
   Net increase in deposits                                                         27,588           16,660            28,493
   Net increase in short-term borrowings                                             8,923            2,615             1,592
   Increase in long-term borrowings                                                  7,000
   Proceeds from exercise of stock options
      and stock purchase plan                                                        1,897            1,699               743
   Dividends paid                                                                   (1,504)          (1,041)             (785)
------------------------------------------------------------------------------------------------------------------------------
            Net cash used by financing activities                                   43,904           19,933            30,043
------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                    (2,286)          (8,650)           10,676
Cash and cash equivalents at beginning of year                                      16,526           25,176            14,500
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $14,240          $16,526           $25,176
==============================================================================================================================
Cash paid during the year:
   Interest on deposits and other borrowings                                       $13,075          $11,754           $10,506
   Income taxes                                                                      2,103            1,990             1,287
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                           5,067            9,314             3,639
   Transfers of loans to other real estate owned                                       701              806             1,280
   Transfer of miscellaneous asset from other real estate owned
      to premises and equipment                                                                                           291
   Loans to facilitate the sale of other real estate owned                             618              120               667

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Westbank Corporation and Subsidiaries

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Westbank Corporation (the "Corporation") and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

NATURE OF BUSINESS

As of December 31, 1998, the Corporation operates two banking subsidiaries (the "Banks"), Park West Bank and Trust Company ("Park West") with thirteen banking offices and a trust department located in Hampden County, Massachusetts, and Cargill Bank ("Cargill") with three offices in Windham County, Connecticut. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in Western Massachusetts and Northeast Connecticut.

MERGER

Effective January 29, 1999, Cargill Bancorp, Inc., and its subsidiary ("Cargill") were merged with and into Westbank Corporation ("Westbank"), pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. A total of 400,164 Westbank common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. Directs costs of mergers accounted for by the pooling-of-interests method are expensed as incurred. Merger-related costs expensed in 1998 aggregated $595,000. These merger expenses included legal, accounting, regulatory and severance costs, as well as integration costs such as conversions, abandonments and relocations, etc. The restatement of the historical financial data is based on Westbank's fiscal year end December 31 and Cargill's fiscal year end September 30. The Cargill loss of $224,000 for the quarter ended December 31, 1998, has been included directly in stockholders' equity in order to conform Cargill's reporting periods to the Corporation's as of December 31, 1998. For the quarter ended December 31, 1998, Cargill had net interest income of $456,000 and a net loss of $224,000. Included in operating expenses were $346,000 of merger and related costs that were primarily the cause of their loss.

The following table presents summary results of operations for the companies for the immediate years prior to the merger:

 (Dollar amounts in thousands)

                                                                Westbank          Cargill         Combined
                                                                --------          -------         --------

1998:    Net interest income                                    $13,442           $1,897           $15,339
         Net income                                               3,256              121             3,377

1997:    Net interest income                                    $12,784           $1,849           $14,633
         Net income                                               3,231              153             3,384

1996:    Net interest income                                    $11,842           $1,693           $13,535
         Net income (loss)                                        2,248             (111)            2,137


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Park West Bank and Trust Company, its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation and PWB&T Inc., and Cargill Bank. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

The Corporation operates two community banks offering different products and services. Since the Corporation derives a significant portion of its revenue and expense from the Banks, no meaningful allocation of its resources is possible.

Westbank Corporation and Subsidiaries

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS

As of January 1, 1998, the Corporation adopted a Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying of comprehensive income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way public companies report information about operating segments in both interim and annual financial statements and related disclosures. Adoption of these statements did not impact the Corporation's consolidated balance sheets, statements of income or cash flows and was limited to the form and content of its disclosures. Both statements were effective for fiscal years beginning after December 31, 1997, and required restatement of all prior periods presented to conform to the provisions of these statements.

In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards for derivative instruments including derivative activities. This statement will be effective for the Corporation's fiscal 2001 financial statements.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement further amends SFAS No. 65 to require that, after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold these investments. This statement will be effective for the Corporation's 1999 financial statements. Management is currently evaluating the future impact of these standards.

CASH AND CASH EQUIVALENTS

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $3,049,000 for 1998.

SECURITIES

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities created out of the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in other income at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss. The Corporation does not engage in trading activities.

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

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days, unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of commercial loans by using the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. Smaller balance homogenous loans, including residential real estate and consumer loans, are collectively evaluated for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The Corporation evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans.

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

OTHER REAL ESTATE OWNED

Other real estate owned ("OREO") includes properties the Corporation has acquired through foreclosure. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Corporation's standard underwriting criteria, including receipt of an adequate down payment.

Westbank Corporation and Subsidiaries

LOAN SALES AND SERVICING RIGHTS

The Corporation sells loans in the secondary market and retains the related servicing rights. Mortgage servicing rights are recognized as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset and amortized in proportion to, and over the period of, estimated net servicing income.

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income.

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

STOCK OPTIONS

The Corporation measures compensation cost of stock options on the intrinsic value of the common stock options granted. Intrinsic value is the excess of the market value of the common stock over the exercise price at the date of grant. Because stock options are granted with fixed terms and with an exercise price equal to the market price of the common stock at the date of grant, there is no measured compensation cost of stock options. The pro forma disclosures for net income and earnings per share as if a fair value-based method of accounting had been applied are contained in these Notes to the Consolidated Financial Statements.

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

Westbank Corporation and Subsidiaries

2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                                             1998
                                                                              Gross         Gross                         Net
                                                            Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value           gain
------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                  $    998         $  28                    $  1,026         $  28
Federal agency obligations                                     26,890           145                      27,035           145
Mortgage-backed securities                                      2,728            30            $2         2,756            28
------------------------------------------------------------------------------------------------------------------------------
                                                              $30,616          $203            $2       $30,817          $201
=============================================================================================================================



                                                                                             1997
                                                                              Gross         Gross                         Net
                                                            Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value          gain
------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                   $ 4,246         $  35          $  1      $  4,280         $  34
Federal agency obligations                                     32,927           121            20        33,028           101
Mortgage-backed securities                                      2,330            43             9         2,364            34
Certificates of deposit                                            99                                        99
-----------------------------------------------------------------------------------------------------------------------------
                                                              $39,602          $199           $30       $39,771          $169
=============================================================================================================================

During 1998 and 1997 there were no sales of investment securities classified as held to maturity. Investment securities available for sale at December 31 are as follows:

                                                                                             1998
                                                                              Gross         Gross                         Net
                                                            Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value    gain/(loss)
------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                   $   928                                  $    928
Federal agency obligations                                     26,629          $124          $ 86        26,667         $  38
Equity securities                                               1,716            29                       1,745            29
Mortgage-backed securities                                     24,087           299            14        24,372           285
-----------------------------------------------------------------------------------------------------------------------------
                                                              $53,360          $452          $100      $ 53,712         $ 352
=============================================================================================================================


                                                                                             1997
                                                                              Gross         Gross                         Net
                                                            Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value    gain/(loss)
------------------------------------------------------------------------------------------------------------------------------
U.S. Government obligations                                   $ 2,058                                  $  2,058
Federal agency obligations                                      3,500         $   3         $  17         3,486          $(14)
Equity securities                                               1,642            22                       1,664            22
Mortgage-backed securities                                     13,406            97             1        13,502            96
------------------------------------------------------------------------------------------------------------------------------
                                                              $20,606          $122           $18       $20,710         $104
==============================================================================================================================


During 1998 and 1997, the Corporation recognized gross gains on securities available for sale totaling $141,000 and $259,000, respectively.

The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 1998, are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

Westbank Corporation and Subsidiaries

                                                                                                  Amortized              Fair
(Dollars in Thousands)                                                                                 cost             value
-----------------------------------------------------------------------------------------------------------------------------
Held to Maturity:
   Within 1 year                                                                                   $    499          $    505
   Over 1 year to 5 years                                                                             5,821             5,901
   Over 5 years to 10 years                                                                          23,346            23,458
   Over 10 years                                                                                        950               953
-----------------------------------------------------------------------------------------------------------------------------
   Total bond and debt obligations                                                                  $30,616          $ 30,817
=============================================================================================================================



                                                                                                  Amortized              Fair
(Dollars in Thousands)                                                                                 cost             value
-----------------------------------------------------------------------------------------------------------------------------
Available for Sale:
   Within 1 year                                                                                    $ 2,484          $  2,479
   Over 1 year to 5 years                                                                               558               565
   Over 5 years to 10 years                                                                          22,475            22,226
   Over 10 years                                                                                     26,454            26,696
-----------------------------------------------------------------------------------------------------------------------------
   Total bond and debt obligations                                                                  $51,971          $ 51,966
=============================================================================================================================


At December 31, 1998 securities with a book value and fair value of $17,998,000 and $18,092,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:


(Dollars in Thousands)                                                                               1998              1997
----------------------------------------------------------------------------------------------------------------------------
Commercial                                                                                       $   41,760       $   41,661
Real estate construction                                                                              5,998            5,302
Real estate                                                                                         229,092          208,023
Consumer                                                                                             19,277           16,648
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    296,127          271,634
Allowance for loan losses                                                                            (2,665)          (3,057)
Deferred loan origination fees                                                                         (349)            (323)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                   $293,113         $268,254
=============================================================================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                                                                1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                         $ 3,057           $2,699            $3,924
Provision for loan losses                                                               41              306               944
Loans charged off                                                                     (518)            (760)           (2,539)
Recoveries                                                                              85              812               370
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   $ 2,665           $3,057            $2,699
=============================================================================================================================


The aggregate principal balance of non-accrual loans was $797,000 and $1,648,000 at December 31, 1998 and 1997 respectively. Contractual interest income that was not recognized on such non-accrual loans was $35,000, $79,000 and $240,000 for 1998, 1997 and 1996, respectively.

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

Of the $229,077,000 in real estate loans at December 31, 1998, $168,744,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market area of Western Massachusetts and Northeast Connecticut. Commercial real estate and real estate construction loans represented $60,348,000 in outstanding principal at December 31, 1998. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $41,760,000 at December 31, 1998, represent loans made to businesses primarily in Western Massachusetts.

The Corporation has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable features. The following summarizes the activity with respect to indebtedness, both direct and indirect, for directors, policy-making officers and major stockholders during the years ended December 31:

(Dollars in Thousands)                                                                                 1998             1997
----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                                         $2,386            $1,552
   New loans granted                                                                                    886             2,936
   Repayments of principal                                                                             (231)           (2,102)
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                               $3,041            $2,386
=============================================================================================================================

At December 31, 1998 and 1997, the recorded investment in impaired loans was $1,419,000 and $1,809,000, respectively, for which no additional specific allowance for loan losses was recorded. For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in impaired loans was $1,366,000, $2,080,000 and $3,890,000, respectively. Interest income recognized during 1998, 1997 and 1996 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $115,391,000 and $133,359,000 at December 31, 1998 and 1997, respectively.

4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:


                                                                                                                    Estimated
(Dollars in Thousands)                                                                1998             1997             Lives
-----------------------------------------------------------------------------------------------------------------------------
Property (including
   land of $1,546 in 1998 and $1,187 in 1997)                                       $5,214           $4,305       15-40 years
Capital lease building                                                                 263              263          15 years
Furniture and equipment                                                              4,167            3,181        3-10 years
Leasehold and building
   improvements                                                                      2,825            3,246        5-15 years
Motor vehicles                                                                         114              105           3 years
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    12,583           11,100
Accumulated depreciation                                                             5,732            5,199
-----------------------------------------------------------------------------------------------------------------------------
Property and Equipment                                                              $6,851           $5,901
=============================================================================================================================

Westbank Corporation and Subsidiaries

5 - OTHER REAL ESTATE OWNED

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                                                                 1998              1997

Real estate acquired through foreclosure - net of OREO provision                                        466               353
=============================================================================================================================
Changes in the allowance for other real estate owned losses are summarized as follows:


(Dollars in Thousands)                                                                1998             1997              1996
=============================================================================================================================
Balance, beginning of year                                                            $200             $195               $65
Provision for other real estate owned charged to operations                             22               29               390
Write-downs (net of payments)                                                         (222)             (24)             (260)
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                $                  $200             $195
=============================================================================================================================

6 - DEPOSITS

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)                                                                                 1998              1997
=============================================================================================================================
Demand deposit                                                                                       51,395            50,443
Savings                                                                                              53,689            45,902
N.O.W.                                                                                               25,993            23,027
Money market deposits                                                                                29,659            25,677
Other time deposits                                                                                 181,531           169,630
=============================================================================================================================
                                                                                                    342,267           314,679
=============================================================================================================================


At December 31, 1998, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
===========================================================================================================
   1999                                                                                 130,174
   2000                                                                                  27,394
   2001                                                                                  10,219
   2002                                                                                   3,359
   2003 and after                                                                         1,172
-----------------------------------------------------------------------------------------------------------
                                                                                        172,318

Certificates of deposit with balances greater than or equal to $100,000 amounted to $26,880,000 and $22,621,000 as of December 31, 1998 and 1997, respectively.
Interest paid on these deposits totaled approximately $1,250,000 and $1,046,000, respectively.

Westbank Corporation and Subsidiaries

7 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:

(Dollars in Thousands)                                                                                 1998              1997
=============================================================================================================================
Securities sold under agreements
   to repurchase                                                                                    $11,953            $8,020
Purchased federal funds                                                                                 270               270
FHLB Advance                                                                                          7,310
Treasury tax and loan notes                                                                           1,274             3,594
-----------------------------------------------------------------------------------------------------------------------------
Total short term borrowings                                                                         $20,807           $11,884
=============================================================================================================================


The above short-term borrowings generally mature daily.

The following information relates to long-term debt as of December 31, 1998:

(Dollars in Thousands)
=============================================================================================================================
FHLB Term advance 5.87% due May 12, 2003                                                             $7,000


The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                                                1998             1997              1996
=============================================================================================================================
Balance at year end                                                                $27,807          $11,884          $  9,269
Average amount outstanding                                                          16,442            9,065             8,714
Maximum amount outstanding at any month-end                                         28,307           14,036            12,794
Average interest rate for the year                                                    3.83%            3.20%             2.99%
Average interest rate on year-end balance                                             3.85%            3.15%             3.03%


The Corporation maintains lines of credit with the Fleet Bank of Massachusetts for $3,000,000 and the Bank of Boston for $1,500,000. Both are revolving lines of credit that are renewed on an annual basis. There were no amounts outstanding against either line as of December 31, 1998 or 1997. The Corporation had additional short term borrowing capacity through the Federal Home Loan Bank of $7,244,000 through its Ideal Way program that was unused at year-end 1998. Advances from the Federal Home Loan Bank of Boston (FHLB) are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

Westbank Corporation and Subsidiaries

8 - INCOME TAXES

The income taxes (benefits) were as follows:

(Dollars in Thousands)                                                                1998             1997              1996
=============================================================================================================================
Current tax:
   Federal                                                                          $1,943           $1,836              $921
   State                                                                               312              408               328
      Total current                                                                  2,255            2,244             1,249
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax:
   Deferred taxes                                                                     (107)             164               368
   Change in valuation allowance for deferred tax assets                                                 (2)             (101)
Total deferred                                                                        (107)             162               267
-----------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                            $2,148           $2,406            $1,516
=============================================================================================================================


The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                                                      1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                34.0%            34.0%             34.0%
Change in valuation allowance for deferred tax asset                                                    1.0
State income taxes, net of federal benefit                                             4.4              6.1               6.9
Other                                                                                   .5               .5                .6
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      38.9%            41.6%             41.5%
=============================================================================================================================

Westbank Corporation and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                                                                                 1998              1997
=============================================================================================================================

Deferred tax assets:
   Other real estate owned                                                                                              $  84
   Deferred loan fees                                                                                 $ 122               112
   Reserve for loan losses                                                                               96                86
   Deferred income                                                                                       17                22
   Accrued expenses not deducted for tax                                                                176                52
   State tax net operating loss carryforward                                                                               99
   Non-accrual interest                                                                                  11                48
   Amortization                                                                                          12
   Other                                                                                                 95                39
-----------------------------------------------------------------------------------------------------------------------------
      Total gross deferred tax assets                                                                   529               542
Valuation allowance                                                                                                       (99)
-----------------------------------------------------------------------------------------------------------------------------
      Net deferred tax assets                                                                           529               443
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Bond accretion                                                                                         8                17
   Unrealized gain on securities                                                                        151                44
   Depreciation                                                                                         345               314
   Allowance for loan losses                                                                            193               249
   Deferred FNMA premium                                                                                  4                 5
   Prepaid pension                                                                                                         26
   Earned income not yet taxed                                                                          141               112
   Other                                                                                                 37                31
-----------------------------------------------------------------------------------------------------------------------------
      Total gross deferred tax liabilities                                                              879               798
-----------------------------------------------------------------------------------------------------------------------------
      Net deferred tax liability                                                                      $(350)            $(355)
=============================================================================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences, net of the recorded valuation allowance.

9 - PENSION PLAN

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees at Park West and a defined benefit plan for its employees at Cargill Bank. Contributions to the money purchase plan are a percentage of individual employees' salary. Total pension expense for 1998, 1997 and 1996 amounted to $212,000, $204,000 and $213,000, respectively.
At May 31, 1998, the most recent plan year end of the money purchase plan, total plan assets were $3,671,379 and the vested balance was $3,568,546. The money purchase plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities. The defined benefit plan is a multi-employer plan.

10 - STOCK OPTIONS

The Corporation has four fixed-option plans which reserve shares of common stock for issuance to executives, key employees and directors. During 1998, 1997 and 1996, no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's four stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

Westbank Corporation and Subsidiaries

(Dollars in Thousands, except per share data)                                       1998               1997              1996
==============================================================================================================================
Net earnings - as reported                                                         $3,377            $3,384            $2,137
Net earnings - pro forma                                                            2,709             3,003             1,649
Earnings per share - as reported - Basic                                              .82               .88               .59
                                 - Diluted                                            .79               .85               .57
Earnings per share - pro forma   - Basic                                              .65               .78               .45
                                 - Diluted                                            .63               .75               .44



The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. As of December 31, 1998, all options granted are exercisable. The following is a summary of the changes in options outstanding:

                                                                                      1998             1997              1996
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the beginning of the year                                                       191,466          277,122         307,706
Options exercised:
   at $2.00                                                                                            (27,741)        (16,268)
   at $2.50                                                                              (350)         (27,450)         (9,200)
   at $3.50                                                                                            (20,302)         (5,116)
   at $6.00                                                                          (146,832)         (10,163)
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                                                              44,284          191,466         277,122
==============================================================================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants. The Corporation adopted a Cargill Directors and Officers Stock Option Plan during 1992.

The following is a summary of the changes in options outstanding under the Cargill Directors and Officers Stock Option Plan:

                                                                                    1998             1997              1996
==============================================================================================================================
Options granted and exercisable
   at the beginning of the year                                                   113,657          124,113           133,685
Options exercised or expired                                                                                          (9,572)
Options exercised at $4.02                                                         31,617           10,456
-----------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                                                          82,040          113,657           124,113
==============================================================================================================================

Unless exercised the options will expire twenty years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995.

The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                                                                      1998             1997              1996
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the beginning of the year                                                     53,000           44,000            33,000
Options granted and exercisable:
   at $7.125                                                                                                           11,000
   at $9.375                                                                                         11,000
   at $12.875                                                                        9,000
   at $14.75                                                                         3,000
Options exercised at $6.00                                                         (15,000)          (2,000)
   at $7.125                                                                        (2,000)
   at $9.375                                                                        (2,000)
-----------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                                                           46,000           53,000            44,000
-----------------------------------------------------------------------------------------------------------------------------
Options available for future grants                                                 58,000           70,000            81,000
-----------------------------------------------------------------------------------------------------------------------------

Unless exercised, the options will expire twenty years after granting.

Westbank Corporation and Subsidiaries

The Corporation adopted an incentive stock option plan during 1996 for directors and employees. At the 1998 Annual Meeting of Shareholders, the 1996 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                                                     1998             1997              1996
=============================================================================================================================
Options outstanding at the beginning of the year                                    36,500           45,500
Options authorized                                                                 200,000                            178,500
=============================================================================================================================
Options granted and exercisable at the beginning of the year                       141,500          133,000
-----------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable to directors at $8.00                                                                  11,000
Options granted and exercisable to employees at $8.125                                                                122,500
Options granted and exercisable to directors at $9.00                                                 9,000
Options granted and exercisable to directors at $15.25                              10,000
Options granted and exercisable to employees at $13.375                            107,000
Options exercised at $8.125                                                                            (500)
Options exercised at $8.00                                                          (2,000)
Options terminated                                                                                                       (500)
Options granted and exercisable at the end of the year                             256,500          141,500           133,000
-----------------------------------------------------------------------------------------------------------------------------
Options available for future grants                                                119,500           36,500            45,500
=============================================================================================================================


11 - EARNINGS PER SHARE

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations.

                                                                 Shares           Per Share
===========================================================================================
Basic Earnings Per Share:
   1998                                                         4,143,009           $.82
   1997                                                         3,845,698            .88
   1996                                                         3,643,270            .59
Effect of Dilutive Option Shares:
   1998                                                           129,673            .03
   1997                                                           157,317            .03
   1996                                                           119,149            .02
Diluted Earnings Per Share:
   1998                                                         4,272,682            .79
   1997                                                         4,003,015            .85
   1996                                                         3,762,419            .57


12 - LEASES

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 1998:

(Dollars in Thousands)
=========================================================================================
1999                                                                            $   298
2000                                                                                297
2001                                                                                196
2002                                                                                183
2003                                                                                117
After 2003                                                                          438
-----------------------------------------------------------------------------------------
Total minimum lease payments                                                     $1,529
=========================================================================================

Rent expense for 1998, 1997 and 1996 amounted to $274,000, $273,000 and $261,000, respectively.

Westbank Corporation and Subsidiaries

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

The following table summarizes the contractual value of financial instruments and other commitments at December 31:

(Dollars in Thousands)                                                            1998              1997
===========================================================================================================
Commitments to grant loans                                                     $  9,281           $10,257
Stand-by letters of credit and financial guarantees                               1,012             1,022
Commitments to advance funds under existing loan agreements                      31,457            29,533


The Corporation uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

In the normal course of business, certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial condition or results of operations.

14 - OTHER NON-INTEREST EXPENSE

The components of other non-interest expense, which are in excess of 1% of the aggregate of total non-interest expense and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,
(Dollars in Thousands)                        1998             1997              1996
======================================================================================
Merger related expenses                       $595
Professional fees                                                                $322
Advertising                                    385             $350               358
Supplies                                       324              277                40

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

Both the Corporation and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or banking

Westbank Corporation and Subsidiaries

subsidiaries' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized both Park West and Cargill as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's, Park West's and Cargill's actual capital amounts and ratios are also presented in the following table:

                                                                                                        Minimum Capital
                                                                                                       to be considered
                                                                                                        well capitalized
                                                                                                           under Prompt
                                                                             Minimum Capital            Corrective Action
                                                      Actual                Adequacy Purposes              Provisions
(Dollars in Thousands)                         Amount       Ratio            Amount      Ratio          Amount        Ratio
=============================================================================================================================
December 31, 1998
Total Capital
   (To risk-weighted assets):
      Park West                               $27,890       12.20%          $18,291      8.00%        $22,864        10.00%
      Cargill                                   3,475       14.93             1,862      8.00           2,327        10.00
      Holding Company                          32,946       13.00            20,281      8.00           N/A            N/A

Tier I Capital (To risk-weighted assets):
      Park West                                25,510       11.16             9,146      4.00          13,718         6.00
      Cargill                                   3,189       13.70               931      4.00           1,396         6.00
      Holding Company                          30,281       11.94            10,141      4.00           N/A            N/A

Tier I Capital (To average assets):
      Park West                                25,510        7.24            14,102      4.00          17,628         5.00
      Cargill                                   3,189        6.69             1,907      4.00           2,364         5.00
      Holding Company                          30,281        7.53            16,092      4.00            N/A           N/A

December 31, 1997
Total Capital
   (To risk weighted-assets):
      Park West                                24,535    11.97               16,397   8.00              20,496          10.00
      Cargill                                   3,317    13.10                2,022   8.00               2,528          10.00
      Holding Company                          29,654    12.77               18,570   8.00                N/A            N/A

Tier I Capital
   (To risk weighted-assets)
      Park West                                21,969    10.70                8,198   4.00              12,298           6.00
      Cargill                                   3,108    12.70                1,011   4.00               1,517           6.00
      Holding Company                          26,858    11.57                9,285   4.00               N/A              N/A

Tier I Capital (To average assets):

      Park West                                21,969     7.04               12,493   4.00              15,617           5.00
      Cargill                                   3,108     6.60                1,880   4.00               2,350           5.00
      Holding Company                          26,858     7.44               16,092   4.00               N/A             N/A

Westbank Corporation and Subsidiaries


On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "Rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Corporation. In addition, one Right automatically attaches to each share of Common Stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation a unit of one ten-thousandths of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per share of Common Stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

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

Upon the occurrence of any one of the above events, each holder of a Right (other than the Acquiring Person or the Adverse Person, as the case may be) is entitled to acquire such number of Units of the Preferred Stock of the Corporation as are equivalent to such number of shares of Common Stock having a value twice the current exercise price of the Right. If the Corporation is acquired in a merger or other business combination transaction, after any such event each holder of a Right is then entitled to purchase, at the then current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right.

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

Retained earnings at September 30, 1998, include $458,000 which is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

Cargill previously converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of conversion, Cargill established a liquidation account in an amount equal to Cargill's net worth. In the event of a complete liquidation of Cargill (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The balance in the liquidation account at September 30, 1998, was $85,000.

Cargill may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of Cargill below either the amount of the liquidation account or the capital requirements of its regulators.

Westbank Corporation and Subsidiaries

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

17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                                      1998                                  1997
=========================================================================================================================
                                                             Carrying     Estimated                Carrying     Estimated
(Dollars in Thousands)                                         Amount    Fair Value                  Amount    Fair Value
--------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                                  $  13,171     $  13,171               $  12,848     $  12,848
   Federal funds sold                                           1,069         1,069                   3,678         3,678
   Investment securities held to maturity                      30,616        30,817                  39,602        39,771
   Investment securities available for sale                    53,712        53,712                  20,710        20,710
   Loans                                                      293,113       301,442                 268,254       269,665
Liabilities:
   Deposits                                                   342,267       343,814                 314,679       315,577
   Borrowed funds                                              27,807        27,807                  11,884        11,884

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

The carrying amount for cash and due from banks and for federal funds sold approximates fair value and matures in 90 days or less.

INVESTMENT SECURITIES

The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity, using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, including loans held for sale, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates, using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined, using available market information and specific borrower information.

DEPOSITS

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Westbank Corporation and Subsidiaries

BORROWED FUNDS

The fair value of such borrowings was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.

COMMITMENTS TO EXTEND CREDIT

The stated value of commitments to extend credit approximates fair value, as the current fees charged for similar commitments does not differ significantly from quoted fees. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Such differences are not considered significant.

Westbank Corporation and Subsidiaries

18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

                                                                                  1998
                                                                                  ----
                                                      Q1 (1)                                                Q2 (1)
                                      -----------------------------------------          -----------------------------------------
                                      Westbank        Cargill          Restated          Westbank          Cargill        Restated
                                      --------        -------          --------          --------          -------        --------
Interest income                       $5,842            $880            $6,722            $6,264            $892            $7,156
Interest expense                       2,579             419             2,998             2,982             401             3,383
                                      --------------------------------------------------------------------------------------------
Net interest income                    3,263             461             3,724             3,282             491             3,773
Provision for losses                      19               9                28                12              12                 1
Non-interest income                      608               8               616               598              43               641
Non-interest expense                   2,455             381             2,836             2,458             399             2,857
                                      --------------------------------------------------------------------------------------------
Income before income taxes             1,397              79             1,476             1,422             123             1,545
Income taxes                             558              35               593               537              52               589
Net income                            $  839            $ 44            $  883            $  885            $ 71            $  956
                                      ============================================================================================
Earnings per share
                - Basic               $  .22                            $  .21            $  .24                            $  .23
                - Diluted                .22                               .21               .23                               .22
                                      ============================================================================================


                                                                                1998
                                                                                ----
                                                      Q3 (1)                                               Q4 (1)
                                      -----------------------------------------         -------------------------------------------
                                    Westbank         Cargill          Restated          Westbank           Cargill         Restated
                                    --------         -------          --------          --------           -------         --------
Interest income                      $6,561            $889            $7,450            $6,418            $ 885            $7,303
Interest expense                      3,161             416             3,577             2,921              413             3,334
                                      --------------------------------------------------------------------------------------------
Net interest income                   3,400             473             3,873             3,497              472             3,969
Provision for losses                      1
Non-interest income                     542              47               589               496               85               581
Non-interest expense                  2,483             355             2,838             2,975              694             3,669
                                      --------------------------------------------------------------------------------------------
Income before income taxes            1,459             165             1,624             1,018             (138)              880
Income taxes                            549              70               619               396              (49)              347
                                      --------------------------------------------------------------------------------------------
Net income                           $  910            $ 95            $1,005            $  622            $ (89)           $  533
                                      ============================================================================================
Earnings per share
                - Basic              $  .24                            $  .24            $  .16                             $  .13
                - Diluted               .24                               .24               .16                                .12
                                      ============================================================================================





                                                                                  1997
                                                                                  ----
                                                      Q1 (1)                                                Q2 (1)
                                      -----------------------------------------          -----------------------------------------
                                      Westbank        Cargill          Restated          Westbank          Cargill        Restated
                                      --------        -------          --------          --------          -------        --------
Interest income                       $5,428            $854            $6,282            $5,698            $891            $6,589
Interest expense                       2,411             424             2,835             2,534             436             2,970
                                      --------------------------------------------------------------------------------------------
Net interest income                    3,017             430             3,447             3,164             455             3,619
Provision for losses                     150              31               181                40              10                50
Non-interest income                      506             109               615               485              53               538
Non-interest expense                   2,293             407             2,700             2,323             437             2,760
                                      --------------------------------------------------------------------------------------------
Income before income taxes             1,080             101             1,181             1,286              61             1,347
Income taxes                             443              30               473               549              20               569
                                      --------------------------------------------------------------------------------------------
Net income                            $  637            $ 71            $  708            $  737            $ 41            $  778
                                      ============================================================================================
Earnings per share
                - Basic               $  .19                            $  .19            $  .22                            $  .21
                - Diluted                .18                               .18               .21                               .20
                                      ============================================================================================



                                                                                1997
                                                                                ----
                                                     Q3 (1)                                                Q4 (1)
                                      -----------------------------------------         -------------------------------------------
                                    Westbank         Cargill          Restated          Westbank           Cargill         Restated
                                    --------         -------          --------          --------           -------         --------
Interest income                       $5,979          $916            $6,895            $6,051            $  907            $6,958
Interest expense                       2,740           429             3,169             2,687               430             3,117
                                      --------------------------------------------------------------------------------------------
Net interest income                    3,239           487             3,726             3,364               477             3,841
Provision for losses                      75            75
Non-interest income                      565            54               619               705                52               757
Non-interest expense                   2,397           461             2,858             2,300               448             2,748
                                      --------------------------------------------------------------------------------------------
Income before income taxes             1,407             5             1,412             1,769                81             1,850
Income taxes                             589             5               594               730                40               770
                                      ============================================================================================
Net income                            $  818          $818            $1,039            $   41            $1,080
Earnings per share
                - Basic               $  .23                          $  .21            $  .29                              $  .27
                - Diluted                .24                             .20               .28                                 .26
                                      ============================================================================================


(1) Previously reported balances of the merged companies have been reclassified to conform to the Corporation's presentation and restated to give effect to the combination.

Westbank Corporation and Subsidiaries

19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS
December 31,

(Dollars in Thousands)                                     1998               1997
====================================================================================
BALANCE SHEETS
Assets
Cash                                                     $    66            $    87
Investment in subsidiaries                                28,912             25,136
Other investments                                            922              1,372
Other assets                                                 762                344
------------------------------------------------------------------------------------
   Total assets                                          $30,662            $26,939
====================================================================================
Liabilities                                              $   172            $    21
------------------------------------------------------------------------------------
Stockholders' equity
   Preferred stock - none
   Common stock, par value $2 per share                    8,397              7,865
   Additional paid-in capital                             11,076              9,711
   Retained earnings                                      10,803              9,282
   Accumulated other comprehensive income                    214                 60
------------------------------------------------------------------------------------
Stockholders' equity                                      30,490             26,918
------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity            $30,662            $26,939


                                                                            1998                1997                1996
==========================================================================================================================
STATEMENTS OF INCOME

Dividend from subsidiary                                                  $   100             $   550             $   550
Interest income                                                                85                  38                  19
Other income (expense) - net                                                 (735)               (144)               (143)
--------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and
   undistributed income of subsidiaries                                      (550)                444                 426
Income tax benefit                                                            215                   2                  26
Undistributed income of subsidiaries                                        3,712               2,938               1,685
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                $ 3,377             $ 3,384             $ 2,137

==========================================================================================================================
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:

   Net income                                                             $ 3,377             $ 3,384             $ 2,137
   Cargill interim loss for quarter ended 12/31/98                           (224)
Operating activities:

   Equity in income of subsidiaries                                        (3,622)             (2,938)             (1,685)
   Increase in other assets                                                  (418)                (33)               (302)
   Increase in other liabilities                                              151                   2                  19
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                          (736)                415                 169
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investment securities (purchases) maturities                               450              (1,039)                (88)
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from stock options exercised                                    1,141                 314                  86
   Proceeds from dividend reinvestment and optional
      stock purchases                                                         628               1,385                 657
   Dividends paid                                                          (1,504)             (1,041)               (786)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                           265                 658                 (43)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                          (21)                 34                  38
Cash and cash equivalents at the beginning of the year                         87                  53                  15
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                          $    66             $    87             $    53
==========================================================================================================================

INDEPENDENT AUDITORS' REPORT
Westbank Corporation and Subsidiaries

Shareholders and Board of Directors,

Westbank Corporation

We have audited the consolidated balance sheets of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger on January 29, 1999 of Cargill Bancorp, Inc., and subsidiary and Westbank Corporation and subsidiaries, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheets of Cargill Bancorp, Inc., as of September 30, 1998 and 1997, or the related statements of income, comprehensive income, stockholders' equity and cash flows of Cargill Bancorp, Inc., for each of the three years in the period ended September 30, 1998, which statements reflect total assets of $48,241,000 and $47,302,000 as of September 30, 1998 and 1997, and net interest income of $1,897,000, 1,849,000 and $1,693,000 for the years ended September 30, 1998,
1997 and 1996, respectively. Those statements were audited by other auditors whose report dated October 30, 1998 has been furnished to us and our opinion, insofar as it relates to the amounts included for Cargill Bancorp, Inc., and subsidiary for 1998, 1997 and 1996 is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


Hartford, Connecticut
January 29, 1999
(July 30, 1999 as to effects of
the merger described in Note 1)

INDEPENDENT AUDITORS' REPORT
Westbank Corporation and Subsidiaries

Shareholders and Board of Directors,
Cargill Bancorp, Inc.

We have audited the consolidated statements of financial condition of Cargill Bancorp, Inc., and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years ended September 3, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made, by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cargill Bancorp, Inc., and subsidiary as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

SNYDER & HALLER

Hartford, Connecticut
October 30, 1998

CORPORATE DIRECTORY AND INFORMATION
Westbank Corporation and Subsidiaries


DIRECTORS
WESTBANK CORPORATION AND
PARK WEST BANK AND TRUST COMPANY
ERNEST N. LAFLAMME, JR.
Chairman of the Board
Westbank Corporation
Treasurer
City of Chicopee
ROLAND O. ARCHAMBAULT
Owner
Park  Supply Company
MARK A. BEAUREGARD
Attorney at Law
Resnic, Beauregard, Waite & Driscoll
DAVID R. CHAMBERLAND
President
Chicopee Building Supply, Inc.
DONALD R. CHASE
President and Chief Executive Officer
Westbank Corporation
President and Chief Executive Officer
Park West Bank and Trust Company

LEROY F. JARRETT
President and Treasurer (Retired)
New England Church Interiors

G. WAYNE MCCARY
President & CEO
Eastern States Exposition

ROBERT J. PERLAK
Private Investor

GEORGE R. SULLIVAN
Executive Vice President
Sullivan Paper Company, Inc.

JAMES E. TREMBLE
President
Valley Cinema, Inc.

OFFICERS
WESTBANK CORPORATION
ERNEST N. LAFLAMME, JR.
Chairman of the Board
DONALD R. CHASE
President and Chief Executive Officer

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

JOSEPH S. LEMAY
Assistant Vice President

JOHN E. O'BRIEN
Loan Operations Officer

RESIDENTIAL REAL ESTATE
STANLEY F. OSOWSKI
Senior Vice President
WOLFGANG A. ADAMETZ
Vice President

LOAN CREDIT & COLLECTION
TRENTON E. TAYLOR
Senior Vice President

PATRICIA A. NABOSKY
Assistant Vice President

EDP/OPERATIONS
S. STEVE KONIECKI
Senior Vice President

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

INDEPENDENT AUDITORS

Deloitte & Touche, LLP
Hartford, Connecticut

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

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASD regional market quotations:

                           1998                                  1997
                           Bid                                    Bid
             High          Low      Dividend          High        Low      Dividend
------------------------------------------------------------------------------------
First       $17 1/4      $12         $0.10          $10          $8 3/4     $0.075
Second       16 5/8       13 7/8      0.10            9  1/2      8 -1/2     0.075
Third        14 3/4       10 3/8      0.10           11           8 5/8      0.075
Fourth       13            9 3/8      0.10           13 5/8      10 5/8      0.075

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

CORPORATE COUNSEL

EQUAL OPPORTUNITY EMPLOYER

The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.


49