Form 10-K, Exhibit 13
period 1999-12-31
WESTBANK CORP
filed 2000-03-17
CIK 742070

WESTBANK CORPORATION
1999 ANNUAL REPORT




A YEAR OF GROWTH AND PERFORMANCE

TABLE OF CONTENTS

Financial Highlights ...............................................          1
Letter to Stockholders .............................................      2 - 3
Business - Westbank Corporation and Subsidiaries ...................          4
Selected Consolidated Financial Data ...............................          5
Management's Discussion and Analysis - Financial Results ...........     6 - 19
Consolidated Balance Sheets ........................................         20
Consolidated Statements of Income ..................................         21
Consolidated Statements of Stockholders' Equity ....................         22
Consolidated Statements of Comprehensive Income ....................         22
Consolidated Statements of Cash Flows ..............................         23
Notes to Consolidated Financial Statements .........................    24 - 42
Independent Auditors' Reports ......................................         43
Corporate Directory ................................................         44
Corporate Information ..............................................        IBC


ON THE COVER

Longevity and continued growth most often are accomplished through perseverance, strong roots and the ability to withstand the elements. During the nineties, Westbank's management and the Board of Directors provided the Corporation with a strong foundation and the ability to flourish and rise above the crowd.

FINANCIAL HIGHLIGHTS
Westbank Corporation and Subsidiaries

FOR THE YEAR ENDED DECEMBER 31
(Dollars in Thousands)                    1999            1998            1997
--------------------------------------------------------------------------------
Net income                            $    4,167      $    3,377      $    3,384
Net interest income                       17,121          15,339          14,633
Non-interest income                        2,330           2,427           2,529
Non-interest expense                      12,598          12,200          11,066
Provision for loan losses                     77              41             306

YEAR END DECEMBER 31
(Dollars in Thousands)
--------------------------------------------------------------------------------
Investments and
   mortgage-backed securities         $   81,320      $   84,328      $   60,213
Loans, net                               438,567         293,113         268,254
Allowance for loan losses                  3,908           2,665           3,057
Total assets                             576,150         402,623         355,567
Total deposits                           478,896         342,267         314,679
Total stockholders' equity                31,543          30,490          26,918

COMMON SHARE INFORMATION
Basic weighted average
   shares outstanding                  4,244,402       4,143,009       3,845,698
Basic earnings per share              $      .98      $      .82      $      .88


(Asset/Loans/Deposits Growth Bar Chart)
(in thousands)

Year           Assets              Loans             Deposits
----           ------              -----             --------
1995         $299,590            $233,527            $269,478
1996          331,803             254,948             298,014
1997          355,567             268,254             314,679
1998          402,623             293,113             342,267
1999          576,150             438,567             478,896

CHAIRMAN'S AND PRESIDENT'S LETTER
Westbank Corporation and Subsidiaries

Dear Shareholder,

Some years are distinguished by solid financial achievements, others by the execution of strategies that position a company's future. In 1999, we accomplished both with a dedicated, talented team of employees and a loyal group of shareholders.

Together, we have built a franchise that continues to grow in strength and long-term value. In that context, 1999 was a year of across-the-board achievement with record earnings, strong asset growth, continued excellence in operating efficiency and two strategic bank acquisitions: Cargill Bancorp, Inc., of Putnam, Connecticut and the New London Trust, F.S.B., in Danielson, Connecticut. We improved our competitive position in terms of both GROWTH and PERFORMANCE. The future belongs to those who achieve excellence through commitment and action.

Net income for the year ended December 31, 1999, totaled $4.2 million or $0.98 per basic share, an increase of $790 thousand or 23% compared to $3.4 million or $0.82 per basic share for 1998.

As of December 31, 1999, assets totaled $576.2 million, an increase of $173.5 million or 43% compared to year-end 1998, while loans grew by $145.4 million or 50% and totaled $438.6 million. Deposits increased to $478.9 million at year-end, representing growth of $136.6 million or 40% compared to the same period in 1998. Stockholders' equity totaled $31.5 million and the Corporation's capital ratio was 6.39%, while book value totaled $7.36. The significant growth in assets and deposits is the result of the acquisition of Cargill Bancorp, Inc. and the Connecticut division of New London Trust, F.S.B., as well as an aggressive and effective marketing campaign. Operating income increased by $1.7 million, while operating expense growth was limited to less than 4% during 1999. The strategy by which we achieved such results is simple to state: HARD WORK.

Equally important this past year was the successful capital-raising venture totaling $17 million through the Westbank Corporation trust preferred securities, which were issued to support the acquisition of the New London Trust offices.

The company's strength was reflected in our 1999 financial performance. The strong rate of growth, driven by successful strategic acquisitions, was a determining factor in the financial performance achieved during a period in which we integrated the acquired banks and confronted the Year 2000 (Y2K) issue. This strong performance supports Westbank's mission to achieve superior financial returns for our investors and build shareholder value.

The ongoing creation of value for the Corporation's shareholders is the key measure of success. As shareholders, you expect it. Three elements to creating value are:

- Investing corporate resources wisely,

- Planning for the future and

- Providing fully personalized service and business execution.

The success of the Corporation was, in large part, a result of strategic initiatives undertaken in the early 1990's, ongoing investments in personnel, our branch network, new financial products and technology. At Westbank, we depend on technology to enhance products and services and to help contain delivery costs. The Corporation committed considerable resources to the challenges surrounding the Year 2000 (Y2K) issue. We were prepared for a smooth transition into the next millennium and accomplished this without incident.

Investments in technology are imperative in most industries, especially banking. We are pleased to announce that we will be introducing a fully integrated Internet banking program with which you can access your accounts and conduct banking transactions from your home or your business. We also will be implementing a debit card program that will further enhance our delivery system for individuals and businesses.

Our subsidiary banks will continue to concentrate their efforts on the line of business we know well: corporate banking. At Park West Bank and Trust Company, we have built a strong and reliable middle market lending capability and developed a strong credit culture that emphasizes credit quality. We will replicate this successful formula at Cargill Bank in the northeastern Connecticut banking market. Cargill and New London Trust were traditional thrift banks who emphasized residential lending. We intend to build upon those strengths and add the corporate banking product lines to this new market in order to compete more effectively for market share and growth.

Critical to our success is our excellent staff of commercial lenders who have built strong relationships with the customers they serve. The numbers speak for themselves, but at the heart of the effort are the well-trained, experienced and innovative loan professionals who make it happen each and every day. However, building on these positive results will require a strong effort, as we anticipate increased levels of competitive pressure in every area of traditional lending.

Spurred by favorable interest rates through most of the year and an effective construction loan radio advertising campaign, Westbank became a leader in residential construction loans in western Massachusetts, with residential mortgage originations reaching near record levels of production. Westbank continues to differentiate itself from the competition on the basis of customer service and product delivery. As measured by delinquency and loss experience, loan quality has remained consistently favorable. We also look for growth in the Bank's portfolio of serviced loans, where Westbank administers loans sold into the secondary market. In addition to being an excellent source of fee income, this activity makes possible ongoing contact with borrowers and creates excellent opportunities to cross-sell other Bank products and services.

With Westbank Corporation stock being traded on NASDAQ, the stock price did not reflect the Bank's strong performance in 1999 but, instead, followed the general trends in financial stocks. To be sure, the year now ended witnessed the continuation - indeed, the acceleration - of the remarkable bull market in technology stocks, thus adversely affecting the small cap financial stocks. We are mindful of the opportunities faced by investors as they value Westbank Corporation stock vis-a-vis technology stocks. While it simply is not possible to accurately forecast this environment, it is possible to place it in the context of the past and for the investor in a well-managed commercial community bank, willing to assume average risks in search for above-average rewards. None of us can predict the future with accuracy, nor can we be certain that the past will be its prologue.

With stock value in mind, on February 16, 2000, the Corporation implemented a Stock Repurchase Program of its common stock. The Company intends to repurchase up to 5% of the outstanding shares of its common stock or approximately 214,000 of its outstanding shares.

The Stock Repurchase Program is being implemented because the Company believes the common stock is a good long-term investment opportunity for the Company, based on the current market price of the common stock. The Corporation has reviewed the impact on return on equity and earnings per share of this Stock Repurchase Program and, based on the price-to-book value ratio of the common stock, believes the investment in the common stock is an appropriate use of the Company's funds relative to other investment opportunities available to the Company at this time, given current market and economic conditions. As a result, the Company believes that the common stock will provide an acceptable return that generally is equal to or more attractive than similarly safe and sound investments.

The Company intends to conduct its repurchase from shareholders through registered broker-dealers in open market purchase transactions. The Company will hold the shares as treasury shares and may use such shares to fund any stock benefit or compensation plan, to provide shares for either stock dividends or the Company's dividend reinvestment plan, or for any other purpose deemed advisable by the Company's Board of Directors.

The Company believes the repurchase of the shares to be consistent with its objectives to enhance long-term stockholder value.

The retirement of Leroy F. Jarrett, one of the Bank's founding Directors, brought to a close a thirty-nine-year career at Westbank Corporation. Roy served with distinction on various corporate committees, including the Executive Committee. He also was the Vice Chairman of the Board from 1991 to 1995. We are grateful to him for his many contributions, integrity and hard work.


[PHOTO OF DONALD R. CHASE]
Donald R. Chase

The banking industry has entered the new millennium faced with many challenges. The industry expects higher interest rates as the Federal Reserve attempts to slow economic growth and control inflation. A tight labor market is expected to continue and productivity is projected to rise. Internet banking will continue to grow and thrive as society embraces the use of e-commerce. Westbank intends to roll out its own Internet banking solution this year. The pressure to gain and retain market share will continue to be as intense as ever, with new competitors emerging. As the market value of small cap bank stocks improves, mergers and acquisitions will accelerate. Westbank is positioned to take advantage of these opportunities when presented.

While much of our success will be determined by events beyond our control, such as the performance of the financial markets, we can control our corporate strategy and we can manage an organization to implement it successfully. So, as we stand on the brink of a new millennium, with the aspirations that accompany such thresholds, we stand at the very pinnacle of our success. We are confident that the strategy that has provided such outstanding results for our shareholders in the past decade will continue to do precisely that in the decade that lies ahead.

We appreciate your loyalty, confidence and support of Westbank Corporation.

Sincerely,

/s/ DONALD R. CHASE               /s/ ERNEST N. LAFLAMME, JR.
DONALD R. CHASE                   ERNEST N. LAFLAMME, JR.
President and                     Chairman of the Board
Chief Executive Officer

BUSINESS
Westbank Corporation and Subsidiaries

CORPORATE ORGANIZATION

Westbank Corporation (hereinafter sometimes referred to as "Westbank" or the "Corporation") is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Park West Bank and Trust Company (hereinafter sometimes referred to as "Park West" or the "Bank") into additional financial services related to banking. On January 29, 1999, Westbank became the owner of all the outstanding stock of Cargill Bank (hereinafter sometimes referred to as "Cargill"), a state chartered savings and loan association.

PARK WEST BANK AND TRUST COMPANY

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

Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 1999, amounted to $113,008,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

CARGILL BANK

Cargill is a Connecticut state chartered savings and loan association headquartered in Putnam, Connecticut. Cargill is a member of the FDIC and is subject to regulation by the State of Connecticut Department of Banking and the Office of Thrift Supervision ("OTS"). On October 29, 1999, Cargill completed its purchase of certain assets and assumption of certain liabilities of New London Trust, F.S.B., including two branches in Putnam and Danielson, Connecticut, with such assets totaling $106,000,000. Cargill provides a full range of retail banking services to individuals, businesses and nonprofit organizations through five banking offices located in Windham County, Connecticut. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities and automated teller machines at all branch locations.

Cargill also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these services include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

EMPLOYEES

As of December 31, 1999, the Corporation and its subsidiaries had the equivalent of 186 full-time officers and staff.

COMPETITION

Westbank's banking, real estate activity and trust services are competitive with other western Massachusetts and northeast Connecticut financial institutions. Its service area is in western Massachusetts and northeast Connecticut. Westbank's competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

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

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries

Year ended December 31,
(Dollars in Thousands, except share amounts)                    1999          1998          1997           1996          1995
--------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                                $    32,437   $    28,631   $    26,724    $    24,059   $    23,475
Interest expense                                                 15,316        13,292        12,091         10,524        10,145
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                              17,121        15,339        14,633         13,535        13,330
Provision for loan losses                                            77            41           306            944         2,907
Non-interest income                                               2,330         2,427         2,529          2,340         3,104
Non-interest expense                                             12,598        12,200        11,066         11,278         9,969
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        6,776         5,525         5,790          3,653         3,558
Income taxes                                                      2,609         2,148         2,406          1,516         1,132
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                  $     4,167   $     3,377   $     3,384    $     2,137   $     2,426
================================================================================================================================
Common share data:
   Earnings per share:
      Basic                                                 $       .98   $       .82   $       .88    $       .59   $       .69
      Diluted                                               $       .96   $       .79   $       .85    $       .57   $       .67
   Cash dividends declared                                  $       .40   $       .40   $       .30    $       .24   $       .20
   Ending book value                                        $      7.36   $      7.26   $      6.84    $      6.19   $      5.80
AT DECEMBER 31:
   Total loans -- net                                       $   438,567   $   293,113   $   268,254    $   254,948   $   233,527
   Total assets                                                 576,150       402,623       355,567        331,803       299,590
   Total non-performing assets                                    2,881         1,494         2,025          3,791         8,655
   Total deposits                                               478,896       342,267       314,679        298,014       269,478
   Total borrowings                                              46,546        27,807        11,884          9,269         7,677
   Mandatory redeemable trust preferred stock                    17,000
   Total stockholders' equity                                    31,543        30,490        26,918         22,717        20,786
AVERAGE FOR YEAR:
   Loans                                                        349,614       284,629       270,066        246,366       232,423
   Assets                                                       450,691       382,924       348,561        313,063       297,676
   Deposits                                                     384,410       335,110       312,725        280,855       269,105
   Stockholders' equity                                          31,187        29,229        24,638         21,777        19,741
   Weighted  shares outstanding - Basic                       4,244,402     4,143,009     3,845,698      3,643,270     3,539,919
                                - Diluted                     4,333,326     4,272,682     4,003,015      3,762,419     3,630,052
SELECTED RATIOS:
   Rate of return on average total assets                           .92%          .88%          .97%           .68%          .81%
   Rate of return on average stockholders' equity                 13.36%        11.55%        13.73%          9.81%        12.29%
   Average total stockholders' equity
      to average total assets                                      6.92%         7.63%         7.07%          6.96%         6.63%
   Allowance for loan losses to total loans at year end             .88%          .90%         1.13%          1.05%         1.65%
   Non-performing loans as a percentage
      of total loans at year end                                    .56%          .37%          .68%          1.23%         2.89%
   Net charge-offs (recoveries) as a
      percentage of average loans                                   .14%          .15%         (.02)%          .88%         1.03%
   Other real estate owned as a percentage of total assets          .08%          .12%          .10%           .19%          .53%

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries

Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto. Effective January 29, 1999, Cargill Bancorp, Inc., and its subsidiary ("Cargill") were merged with and into Westbank Corporation, pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. Approximately 400,164 of Westbank common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. The restatement of the historical data is based on Westbank's fiscal year-end December 31 and Cargill's fiscal year-end September 30 for all periods prior to 1999.

On October 29, 1999, Cargill Bank completed its acquisition of the Connecticut division of New London Trust, F.S.B. The two New London Trust offices became part of Cargill Bank, increasing its number of offices to five. The acquisition resulted in $106 million of assets (loans of $84 million) and $106 million of liabilities being acquired as of October 29, 1999. The Corporation has accounted for this acquisition on the purchase accounting method.

For 1999, the Corporation reported net income of $4,167,000, or $.98 per share basic and $.96 diluted, after providing $77,000 for loan losses. This compares to net income for 1998 of $3,377,000, or $.82 per share basic and $.79 diluted. The Corporation's 1998 earnings reflected a provision for loan losses of $41,000. Net interest income increased $1,782,000 from 1998 to 1999.

Non-interest expense amounted to $12,598,000 in 1999 compared to $12,200,000 in 1998, an increase of $398,000, or 3.3%. The increase in operating expenses for 1999 is a result of the overall growth of the Corporation. Non-interest income declined by $97,000 compared to 1998. During 1999, Trust Department earnings were level with 1998. Gains on sale of investments, other real estate and sale of mortgages declined by $174,000, while service charges on deposit accounts, other non-interest income and loan servicing fees increased by $73,000 compared to 1998. Income taxes in 1999 totaled $2,609,000, an increase of $461,000 versus 1998.

At December 31, 1999, the Corporation's total assets were $576,150,000, an increase of $173,527,000 or 43%, from $402,623,000 at year-end 1998. The higher level of assets resulted primarily from the acquisition of the New London Trust offices totaling approximately $106,000,000 and normal operating growth of approximately $68,000,000. The growth in assets was funded largely by the assumption of New London Trust deposits of $106,000,000 and overall deposit growth at the banking subsidiaries.

Non-performing assets amounted to $2,881,000 or .50% of total assets at December 31, 1999, compared with $1,494,000 or .37% at the end of 1998.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 1999, Park West's and Cargill's capital was at a level that placed each Bank in the "well capitalized" category as defined by FDICIA.

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

Westbank Corporation and Subsidiaries

COMPONENTS OF CAPITAL

The following table presents the Corporation's components of capital as of December 31. The table also presents the ratio of capital to total assets.

(Dollars in Thousands)                        1999          1998         1997
-------------------------------------------------------------------------------
Stockholders' Equity
   Common stock                             $  8,567      $  8,397     $  7,865
   Additional paid-in-capital                 11,633        11,076        9,711
   Retained earnings                          13,317        10,803        9,282
   Accumulated other
      comprehensive income (loss)             (1,974)          214           60
-------------------------------------------------------------------------------
Total Capital                               $ 31,543      $ 30,490     $ 26,918
===============================================================================
Ratio of capital
   to average total assets                      6.92%         7.53%        7.44%

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based, or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.

The following are the Corporation's risk-based capital ratios at December 31:

                                                     1999       1998        1997
--------------------------------------------------------------------------------
Tier 1 risk-based capital (minimum required 4%)     10.17%     11.94%      11.57%
Total risk-based capital (minimum required 8%)      12.50%     13.00%      12.77%

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

Westbank Corporation and Subsidiaries

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 1999 and 1998:

                                                         Percentage Change in
Change in Interest Rates                                  Net Interest Income
    (In Basis Points)                                     1999            1998
--------------------------------------------------------------------------------
          +200                                           (3.00)%         (5.21)%
          Level                                              0%              0%
          -200                                            2.00%          (0.71)%

The change in net interest income between 1999 and 1998 when rates decline 200 basis points was primarily the result of the low interest rate environment during 1998. In the prior year, many deposit rates were not able to be decreased by the full 200 basis points. The inability to reduce deposit rates would have caused net interest income to decline during a falling interest rate environment despite the Corporation being liability-sensitive.

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

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries

                                            Three      Over Three       Over One        Over
                                            Months      Months to        Year to        Five
(Dollars in Thousands)                     or Less        A Year       Five Years       Years         Total
-------------------------------------------------------------------------------------------------------------
EARNING ASSETS
   Securities including
      mortgage-backed securities         $   1,662                     $  15,555      $  64,103     $  81,320
   Interest bearing cash                       275      $     695            177                        1,147
   Loans                                    64,473         64,848        150,082        163,072       442,475
   Federal funds sold                       13,389                                                     13,389
-------------------------------------------------------------------------------------------------------------
                                            79,799         65,543        165,814        227,175       538,331
INTEREST BEARING LIABILITIES
   Savings deposits                                         8,657         77,909                       86,566
   NOW accounts                                             3,108         27,974                       31,082
   Money market accounts                    32,694                                                     32,694
   Other time deposits                      96,995        127,450         44,466                      268,911
   Borrowed funds and preferred stock       39,547                         7,000         17,222        63,769
-------------------------------------------------------------------------------------------------------------
                                         $ 169,236      $ 139,215      $ 157,349      $  17,222     $ 483,022
=============================================================================================================
Interest Rate
   Sensitivity Gap                       $ (89,437)     $ (73,672)     $   8,465      $ 209,953     $  55,309
Cumulative Interest Rate
   Sensitivity Gap                         (89,437)      (163,109)      (154,644)        55,309
Interest Rate
   Sensitivity Gap Ratio                    (16.61)%       (13.69)%         1.57%         39.00%        10.27%
Cumulative Interest Rate
   Sensitivity Gap Ratio                    (16.61)%       (30.30)%       (28.73)%        10.27%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $8,657,000 and $3,108,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

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

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed average balance sheets for 1999, 1998 and 1997. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

Westbank Corporation and Subsidiaries

                                                      1999                            1998                           1997
                                                              AVERAGE                         Average                        Average
                                                    INTEREST   YIELD/               Interest  Yield/               Interest  Yield/
                                          AVERAGE   INCOME/    RATE       Average   Income/    Rate     Average    Income/    Rate
(Dollars in Thousands)                    BALANCE   EXPENSE    PAID       Balance   Expense    Paid     Balance    Expense    Paid
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities:
   U.S. Treasury                         $    812   $    49    6.03%     $  3,663   $   221    6.03%   $  6,978    $   430    6.16%
   Federal agencies                        69,536     4,638    6.67        61,856     3,994    6.46      42,072      2,833    6.73
   Tax exempt federal (a)                     284        20    7.04
   Other securities                         1,910       155    8.12         4,969       304    6.12       3,835        240    6.26
----------------------------------------------------------------------------------------------------------------------------------
Total securities                           72,542     4,862    6.70        70,488     4,519    6.41      52,885      3,503    6.62
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
   temporary investments                    2,559       123    4.81           792        29    3.66       1,340         73    5.45
----------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
   Commercial                              52,356     4,221    8.06        41,129     3,810    9.26      38,058      3,640    9.56
   Tax exempt federal (a)                   2,191       198    9.04
   Real estate                            258,639    20,120    7.78       213,377    17,400    8.15     205,984     17,153    8.33
   Consumer                                36,428     2,815    7.73        30,123     2,435    8.08      26,024      2,100    8.07
----------------------------------------------------------------------------------------------------------------------------------
   Total loans                            349,614    27,354    7.82       284,629    23,645    8.31     270,066     22,893    8.48
----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                          3,287       171    5.20         7,761       438    5.64       4,800        255    5.31
----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                      428,002   $32,510    7.60%      363,670   $28,631    7.87%    329,091    $26,724    8.12%
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                  (3,019)                         (2,920)                       (2,840)
Cash and due from banks                    12,033                          11,120                        10,888
Other assets                               13,675                          11,054                        11,422
----------------------------------------------------------------------------------------------------------------------------------
Total assets                             $450,691                        $382,924                      $348,561
==================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                               $ 63,611   $ 1,742    2.74%     $ 50,588   $ 1,382    2.73%   $ 47,020    $ 1,160    2.47%
   Money market                            29,465       883    3.00        31,663     1,195    3.77      17,132        572    3.34
   Negotiated rate certificates            34,934     1,754    5.02        22,977     1,118    4.87      18,528        922    4.98
   Other time deposits                    202,834     9,296    4.58       181,085     8,967    4.95     184,165      9,146    4.97
----------------------------------------------------------------------------------------------------------------------------------
   Total time deposits                    330,844    13,675    4.13       286,313    12,662    4.42     266,845     11,800    4.42
Borrowed funds/preferred stock             33,001     1,641    4.97        16,906       630    3.73       9,065        291    3.21
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        363,845    15,316    4.21       303,219    13,292    4.38     275,910     12,091    4.38
Demand deposits                            53,566                          48,797                        45,880
Other liabilities                           2,093                           1,679                         2,133
Stockholders' equity                       31,187                          29,229                        24,638
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity                  $450,691                        $382,924                      $348,561
==================================================================================================================================
Net interest income                                  17,194                          15,339                         14,633
Yield spread                                                   3.49%                           3.49%                          3.74%
Net yield on earning assets                                    4.02%                           4.22%                          4.45%
Deduct tax equivalent adjustment                         73
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $17,121                         $15,339                        $14,633
==================================================================================================================================

(a) Tax equivalent basis. Interest income on non-taxable investment securities and loans includes the effects of the tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.

(b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.

During 1999, the yield spread remained level at 3.49% versus 1998. The Corporation's net interest margin decreased during 1999 to 4.02% from 4.22% in 1998, a decrease of 20 basis points.

During 1998, the yield spread declined to 3.49% from 3.74% in 1997, down 25 basis points. The Corporation's net interest margin decreased during 1998 to 4.22% from 4.45% in 1997, a decrease of 23 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Westbank Corporation and Subsidiaries

RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 1999 as compared with 1998 and 1998 compared with 1997.

                                             1999 Compared With 1998                          1998 Compared With 1997
----------------------------------------------------------------------------------------------------------------------------------
                                                     Increase       Due to*                              Increase      Due to*
(Dollars in Thousands)              1999     1998   (Decrease)   Volume  Rate           1998     1997   (Decrease)  Volume    Rate
----------------------------------------------------------------------------------------------------------------------------------
Interest earned:
   Securities:
   U.S. Treasury                  $    49  $   221    $ (172)   $ (172)               $   221   $   430   $ (209)   $ (200)  $  (9)
   Federal agencies                 4,638    3,994       644       510   $  134         3,994     2,833    1,161     1,281    (120)
   Tax exempt federal                  20                 20        20
   Other securities                   155      304      (149)     (227)      78           304       240       64        69      (5)
Interest-bearing cash                 123       29        94        82       12            29        73      (44)      (24)    (20)
Loans:
   Commercial                       4,221    3,810       411       947     (536)        3,810     3,640      170       286    (116)
   Tax exempt federal                 198                198       198
   Real estate                     20,120   17,400     2,720     3,552     (832)       17,400    17,153      247       600    (353)
   Consumer                         2,815    2,435       380       490     (110)        2,435     2,100      335       332       3
Federal funds sold                    171      438      (267)     (235)     (32)          438       255      183       166      17
----------------------------------------------------------------------------------------------------------------------------------
                                   32,510   28,631     3,879     5,165   (1,286)       28,631    26,724    1,907     2,510    (603)
----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings                          1,742    1,382       360       356        4         1,382     1,160      222        93     129
   Money market                       883    1,195      (312)      (80)    (232)        1,195       572      623       540      83
   Negotiated rate certificates     1,754    1,118       636       600       36         1,118       922      196       218     (22)
`  Other time deposits              9,296    8,967       329     1,028     (699)        8,967     9,146     (179)     (142)    (37)
   Borrowed funds                   1,641      630     1,011       749      262           630       291      339       285      54
----------------------------------------------------------------------------------------------------------------------------------
                                   15,316   13,292     2,024     2,653     (629)       13,292    12,091    1,201       994     207
----------------------------------------------------------------------------------------------------------------------------------
Net interest income               $17,194  $15,339    $1,855    $2,512   $ (657)      $15,339   $14,633   $  706    $1,516   $(810)
==================================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 1999 increased to $17,194,000, up 12% from $15,339,000 in 1998. An 18% increase in average earning assets and a 27 basis point decline in average rate of return resulted in an increase in volume of $5,165,000 and a decrease in rate of $1,286,000. An increase of 20% in average interest-bearing liabilities and a 17 basis point decline in average rate of interest paid contributed to an increase in volume of $2,653,000 and in increase in rate of $629,000.

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

Westbank Corporation and Subsidiaries

INVESTMENT PORTFOLIO

Refer to Note 2 in the Notes to Consolidated Financial Statements of this report which covers the maturity distribution and market values at December 31, 1999 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                               1999          1998          1997
--------------------------------------------------------------------------------
U. S. Government obligations                 $   499       $   998       $ 4,246
Federal agency obligations                     9,459        26,890        32,927
Mortgage-backed securities                     1,846         2,728         2,330
Other debt securities                                                         99
--------------------------------------------------------------------------------
Amortized cost                               $11,804       $30,616       $39,602
================================================================================

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                              1999         1998          1997
-------------------------------------------------------------------------------
U. S. Government obligations                $     11     $    928      $  2,058
Federal agency obligations                    50,379       26,667         3,486
Mortgage-backed securities                    16,504       24,372        13,502
Municipal bonds                                  598
Equity securities                              2,024        1,745         1,664
-------------------------------------------------------------------------------
                                              69,516       53,712        20,710
Gross unrealized (gain) loss on
   securities available for sale               3,053         (352)         (104)
-------------------------------------------------------------------------------
Amortized cost                              $ 72,569     $ 53,360      $ 20,606
===============================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 1999:

                         Within 1 Year         1 to 5 Years         5 to 10 Years        After 10 Years            Total
                       Average Amortized    Average Amortized     Average Amortized    Average Amortized     Average Amortized
                         Yield    Cost        Yield    Cost         Yield    Cost        Yield    Cost          Yield    Cost
------------------------------------------------------------------------------------------------------------------------------
U. S. Government
  obligations             5.5%    $11         6.39%   $   499                                                   6.37%  $   510
Federal agency
  obligations                                 6.44     14,028       6.89%   $45,183      6.41%   $ 3,000        6.77    62,211
Mortgage-backed
  securities                                  6.67      1,053       6.84        790      6.36     17,170        6.40    19,013
Municipal bonds                                                     4.59        615                             4.59       615
------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities                5.5%    $11         6.46%   $15,580       6.86%   $46,588      6.37%   $20,170        6.67%  $82,349
==============================================================================================================================

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries

LOAN PORTFOLIO

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                   1999           1998           1997           1996           1995
=====================================================================================================
Commercial                      $  56,276      $  41,760      $  41,661      $  36,153      $  36,080
-----------------------------------------------------------------------------------------------------
Real Estate:
   Construction                     5,952          5,998          5,302          6,662          8,526
   Residential (1-4 family)       263,832        168,744        152,896        153,781        132,530
   Commercial properties           85,385         60,348         55,127         45,506         51,059
-----------------------------------------------------------------------------------------------------
Total Real Estate                 355,169        235,090        213,325        205,949        192,115
-----------------------------------------------------------------------------------------------------
Consumer                           31,556         19,277         16,648         15,943          9,701
-----------------------------------------------------------------------------------------------------
   Gross loans                    443,001        296,127        271,634        258,045        237,896
Deferred loan origination
   fees-net of costs                 (526)          (349)          (323)          (398)          (445)
-----------------------------------------------------------------------------------------------------
Total Loans                       442,475        295,778        271,311        257,647        237,451
Allowance for loan
   losses                          (3,908)        (2,665)        (3,057)        (2,699)        (3,924)
-----------------------------------------------------------------------------------------------------
Net loans                       $ 438,567      $ 293,113      $ 268,254      $ 254,948      $ 233,527
=====================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts and Northeastern Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $3,266,000 or 10.4% of stockholders' equity as of December 31, 1999, compared to $3,041,000 or 10% as of December 31, 1998.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 1999:

(Loan Mix Pie Chart)
(in thousands)

Residential Real Estate...............$269,784
Commercial Loans......................  56,276
Commercial Real Estate................  85,385
Consumer Loans........................  31,556


                                       12 Months     1 - 5       After
(Dollars in Thousands)                  or Less      Years      5 Years      Total
===================================================================================
Commercial                              $42,723     $12,229     $ 1,324     $56,276
Commercial real estate-construction       5,952                               5,952
-----------------------------------------------------------------------------------
   Totals                               $48,675     $12,229     $ 1,324     $62,228
===================================================================================

Of the commercial loans which mature beyond one year, approximately $13,157,000 have fixed rates and the remaining $396,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $4,604,000 and $38,827,000, respectively, at December 31, 1999 and $9,281,000 and $31,457,000, respectively, in 1998. See further discussion in Note 14 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries

LOAN LOSS EXPERIENCE

The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 1999, is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                                 1999           1998           1997            1996           1995
==========================================================================================================================
Balance at beginning of year                        $   2,665      $   3,057      $   2,699       $   3,924      $   3,402
Provision charged to expense                               77             41            306             944          2,907
Acquisition                                             1,669
--------------------------------------------------------------------------------------------------------------------------
                                                        4,411          3,098          3,005           4,868          6,309
--------------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Loans secured by real estate                            78            318            394           1,745          2,180
   Construction/land development                                                                        190             12
   Commercial and
      industrial loans                                    455            153            250             510            246
   Consumer loans                                          90             47            116              94            122
--------------------------------------------------------------------------------------------------------------------------
                                                          623            518            760           2,539          2,560
--------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Loans secured by real estate                            79             42            354             324             24
   Construction/land development                           14                                            14             75
   Commercial and
      industrial loans                                     15             30            445              12             51
   Consumer loans                                          12             13             13              20             25
--------------------------------------------------------------------------------------------------------------------------
                                                          120             85            812             370            175
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                              503            433            (52)          2,169          2,385
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              $   3,908      $   2,665      $   3,057       $   2,699      $   3,924
==========================================================================================================================
Average loans outstanding                           $ 349,614      $ 284,629      $ 270,066       $ 246,366      $ 232,422
==========================================================================================================================
Net charge-offs (recoveries) as a percentage
   of average loans                                      0.14%          0.15%         (0.02)%          0.88%          1.03%
Net charge-offs (recoveries) as a percentage of
   the allowance at January 1                           18.87          14.16          (1.93)          55.28          70.11
Allowance as a percentage of total
   loans at December 31                                  0.88           0.90           1.13            1.05           1.65
Allowance as a percentage of
   non-performing loans
   at December 31                                      160.23         259.24         166.87           85.41          55.42

Westbank Corporation and Subsidiaries

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

                                   1999                 1998                1997                 1996               1995
                                        % OF                 % of                % of                 % of                % of
                                       TOTAL                Total               Total                Total               Total
(Dollars in Thousands)        AMOUNT   LOANS       Amount   Loans      Amount   Loans       Amount   Loans     Amount    Loans
------------------------------------------------------------------------------------------------------------------------------
Loans secured by
   real estate                $2,986   78.84%      $1,764   77.38%     $2,083   76.55%      $1,763   77.23%    $2,898    77.17%
Construction/land
   development                    64    1.34           70    2.03          83    1.97           94    2.58        156     3.58
Commercial and industrial
   loans                         581   12.70          628   14.10         697   15.35          685   14.01        776    15.17
Consumer loans                   277    7.12          203    6.49         194    6.13          157    6.18         94     4.08
------------------------------------------------------------------------------------------------------------------------------
                              $3,908     100%      $2,665     100%     $3,057     100%      $2,699     100%    $3,924      100%
==============================================================================================================================

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is the combination of a target reserve and general reserve allocation. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or questions relative to the adequacy of the collateral on these same loans. In addition, the Corporation allocates a general reserve against the remainder of the loan portfolio. The increase in the allowance for loan losses from 1998 to 1999 is primarily the result of the acquisition of a loan loss allowance totaling $1,669,000 related to the loans acquired with the purchase of the New London Trust offices.

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

(Dollars in Thousands)                    1999         1998           1997           1996           1995
----------------------------------------------------------------------------------------------------------
Loans on a non-accrual basis           $   2,001      $   797      $   1,648      $   2,878      $   6,578
==========================================================================================================
Non-accrual loans as a percentage
   of total net loans outstanding           0.46%        0.27%          0.61%          1.13%          2.82%
Non-accrual loans as a percentage
   of total assets                          0.35%        0.20%          0.46%          0.87%          2.20%
Loans contractually past due 90
   days or more and still accruing     $     438      $   231      $     184      $     282      $     503

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis (in thousands) was $77,000, $35,000, $79,000, $240,000 and $331,000 for 1999, 1998, 1997, 1996 and 1995,
respectively. The increase in non-accrual loans from 1999 is attributable to the loans acquired with the purchase of the New London Trust branches. The Corporation charged off approximately $400,000 in loans during the last quarter of 1999. This charge-off amount was in anticipation of a sale of a non-performing loan pool, which closed after year-end.

Westbank Corporation and Subsidiaries

The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 1999 and 1998 on impaired loans was not significant. At December 31, 1999 and 1998, the recorded investment in impaired loans was $2,365,000 and $1,419,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 1999, the average recorded investment in impaired loans was $874,000 compared to $1,366,000 for 1998.

RESTRUCTURED LOANS

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans are considered to be impaired as described in Note 1 to the financial statements.

OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)                1999          1998          1997          1996          1995
--------------------------------------------------------------------------------------------------
Other real estate owned - net         $442          $466          $353          $631        $1,574
Other real estate owned as a
   percentage of total assets          .08%          .12%          .10%          .19%          .53%

DEPOSITS

The following table sets forth the average amounts of various classifications of deposits:

                                            1999                    1998                   1997
(Dollars in Thousands)               AMOUNT      RATE        Amount      Rate       Amount      Rate
----------------------------------------------------------------------------------------------------
Savings                            $  63,611     2.74%     $  50,588     2.73%    $  47,020     2.47%
Money market                          29,465     3.00         31,663     3.77        17,132     3.34
Negotiated rate certificates          34,934     5.02         22,977     4.87        18,528     4.98
Other time deposits                  202,834     4.58        181,085     4.95       184,165     4.97
----------------------------------------------------------------------------------------------------
                                     330,844     4.13%       286,313     4.42%      266,845     4.42%
Demand deposits                       53,566                  48,797                 45,880
----------------------------------------------------------------------------------------------------
                                   $ 384,410               $ 335,110              $ 312,725
====================================================================================================

(DEPOSIT MIX PIE CHART)
(as of December 31, 1999)
(in thousands)

---------------------------------------
Demand Deposits              $ 59,643
Savings Deposits               86,566
NOW Deposits                   31,082
Money Market Deposits          32,694
Other Time Deposits           268,911
=======================================


Certificates of deposits of $100,000 and over at December 31, 1999 had the following maturities:

                             3 Months        3 to 6       6 to 12     1 Year to
(Dollars in Thousands)        or Less        Months        Months       5 Years         Total
---------------------------------------------------------------------------------------------
Totals                        $25,576        $9,768       $11,511        $5,394       $52,249
=============================================================================================

Westbank Corporation and Subsidiaries

RETURN ON EQUITY AND ASSETS

The Corporation's return on average equity and assets for each of the years ended December 31 were as follows:

                                                             1999       1998       1997
---------------------------------------------------------------------------------------
Return on average total assets                                .92%       .88%       .97%
Return on average stockholders' equity                      13.36      11.55      13.73
Average stockholders' equity to average total assets         6.92       7.63       7.07
Dividend payout ratio                                       39.67      44.54      30.76

BORROWINGS

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                            1999         1998         1997
---------------------------------------------------------------------------------
Balance at year end                             $46,546      $27,807      $11,884
Average amount outstanding                       28,751       16,442        9,065
Maximum amount outstanding at any month-end      46,769       28,307       14,036
Average interest rate for the year                 5.37%        3.83%        3.20%
Average interest rate on year-end balance          4.97         3.85         3.15

STATEMENTS OF INCOME

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 1999, 1998 and 1997 will be covered in greater detail. As of December 31, 1999, the principal earning assets of the holding company consist of a commercial bank, Park West Bank and Trust Company, and a Connecticut state-chartered savings and loan association, Cargill Bank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 1999. The significant changes are discussed in the analysis that follow the summary.

                                                                        Percentage of
                                                                     increase (decrease)
                                                                      1999        1998
                                                                      Over        Over
(Dollars in Thousands)          1999        1998        1997          1998        1997
--------------------------------------------------------------------------------------
Net interest income           $17,121     $15,339     $14,633        11.62%       4.82%
Provision for loan losses          77          41         306        87.80      (86.60)
Non-interest income             2,330       2,427       2,529        (4.00)      (4.03)
Non-interest expense           12,598      12,200      11,066         3.16       10.25
Income taxes                    2,609       2,148       2,406        17.67      (10.72)
--------------------------------------------------------------------------------------
Net Income                    $ 4,167     $ 3,377     $ 3,384        23.39%      (0.21)%
======================================================================================

INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 1999 amounted to $32,437,000 as compared to $28,631,000 for 1998 and $26,724,000 for 1997. For 1999 this represents an increase of $3,806,000 or 13% over 1998, while interest income increased by $1,907,000 or 7% in 1998 versus 1997. The increase in 1999 is the result of an increase in average earning assets of $64,332,000 or 18%, offset by a decrease of 20 basis points in average earning interest rate. The increase in 1998 over 1997 is the result of an increase in average earning assets of $34,579,000 offset by a 25 basis point decrease in average earning interest rate.

Westbank Corporation and Subsidiaries

INTEREST EXPENSE

Interest expense for 1999 on deposits and borrowings amounted to $15,316,000 as compared to $13,292,000 in 1998 and $12,091,000 for 1997. Interest expense increased by $2,024,000 or 15% during 1999 compared to 1998 and 1998 interest expense increased by $1,201,000 or 10% versus 1997. The 1999 increase is the result of an increase in average interest-bearing liabilities of $60,626,000 and a 17 basis point decrease in the average rate of interest paid compared to 1998. The increase in interest expense during 1998 versus 1997 is the result of an increase of average interest-bearing liabilities of $27,309,000 combined with a 1 basis point increase in average interest rate paid.

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

                         NET INTEREST INCOME BAR CHART

1995           1996           1997           1998           1999
                                 (in thousands)
--------------------------------------------------------------------------------
$13,330        $13,535        $14,633        $15,339        $17,121


The following table sets forth Westbank's net interest income:

(Dollars in Thousands)                       1999           1998           1997
--------------------------------------------------------------------------------
Total interest income                      $32,437        $28,631        $26,724
Total interest expense                      15,316         13,292         12,091
--------------------------------------------------------------------------------
Net interest income                        $17,121        $15,339        $14,633
================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities which result in net interest income.

PROVISION FOR LOAN LOSSES

The 1999 provision for loan losses totaled $77,000 compared with $41,000 in 1998, an increase of 88%. During 1998, the provision decreased by $265,000 versus 1997. The decrease in the provision for loan losses during 1998 versus 1997 is directly attributable to the decrease in non-performing loans and the overall credit quality of the Bank's loan portfolio. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

NON-INTEREST INCOME

Income from sources other than interest was $2,330,000 in 1999, a decrease of $97,000 from the prior year and a decrease of $199,000 versus 1997. Non-interest income for 1999 reflects an increase in Trust Department earnings of $4,000, an increase in service charges on deposit accounts and other non-interest income of $251,000, a decrease in loan servicing income of $178,000 and decreases from the gain on sale of investments, other real estate and mortgages totaling $174,000 compared to 1998.

Westbank Corporation and Subsidiaries

NON-INTEREST EXPENSE

The components of other operating expenses are as follows:

(Dollars in Thousands)                         1999          1998          1997
--------------------------------------------------------------------------------
Salaries and benefits                        $ 6,541       $ 5,797       $ 5,461
Occupancy                                        881           802           794
Other non-interest expense                     5,153         5,497         4,590
Other real estate
   owned expenses and provision                   23           104           221
--------------------------------------------------------------------------------
                                             $12,598       $12,200       $11,066
================================================================================

(Operating Expenses Bar Chart)
(as a percentage of average assets)

     1995           1996           1997           1998           1999
     ----           ----           ----           ----           ----
     3.34%          3.60%          3.17%          3.19%          2.79%


Overall non-interest expense increased during 1999 by $398,000 versus 1998 and by $1,532,000 compared to 1997. During 1999, salaries and benefits increased by $744,000, attributable to overall corporate growth and the staff requirements for the addition of the branch offices acquired during 1999. Occupancy increased by $79,000 versus 1998. Finally, other non-interest expense and depreciation and amortization expense decreased in 1999 by $344,000, the result of the recognition of approximately $595,000 of merger expense related to the acquisition of Cargill Bancorp, Inc., recorded during 1998.

INCOME TAXES

For the year ended December 31, 1999, Westbank Corporation recorded a tax expense of $2,609,000 compared to 1998, when the Corporation recorded a tax expense of $2,148,000.

NET INCOME

The net income for 1999 of $4,167,000, or $.98 per share basic and $.96 per share diluted, is based on a weighted average of 4,244,402 basic and 4,333,326 diluted shares outstanding, compared with a net income for 1998 of $3,377,000, or $.82 per share basic and $.79 per share diluted based on a weighted average of 4,143,009 basic and 4,272,682 diluted. Net income in 1997 was $3,384,000, or
$.88 per share basic and $.85 per share diluted and based on weighted average shares of 3,845,698 basic and 4,003,015 diluted.

(Net Income Bar Chart)
(in thousands)

     1995           1996           1997           1998           1999
     ----           ----           ----           ----           ----
    $2,426         $2,137         $3,384         $3,377         $4,167

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which will be effective in 2001. For further discussion, see the Summary of Significant Accounting Policies in the Notes to the Financial Statements.

[BARCHART]

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                       1999           1998
----------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks:
   Non-interest bearing                                         $  17,006      $  11,291
   Interest bearing                                                 1,147          1,880
----------------------------------------------------------------------------------------
                                                                   18,153         13,171
Federal funds sold                                                 13,389          1,069
----------------------------------------------------------------------------------------
   Total cash and cash equivalents                                 31,542         14,240
----------------------------------------------------------------------------------------
Securities (Note 2):
   Investment securities available for sale                        69,516         53,712
   Investment securities held to maturity
      (fair value of $11,472  in 1999 and $30,817 in 1998)         11,804         30,616
----------------------------------------------------------------------------------------
   Total securities                                                81,320         84,328
----------------------------------------------------------------------------------------
Loans, net of allowance for loan losses
   of $3,908 in 1999 and $2,665 in 1998 (Note 3)                  436,411        290,767
Mortgage loans held for sale (Note 3)                               2,156          2,346
----------------------------------------------------------------------------------------
Total loans                                                       438,567        293,113
----------------------------------------------------------------------------------------
Property and equipment (Note 4)                                     7,809          6,851
Other real estate owned, net of allowance for losses
   $31 in 1999 (Note 5)                                               442            466
Accrued interest receivable                                         3,243          2,457
Intangible assets, net of amortization $100                         9,971
Other assets                                                        3,256          1,168
----------------------------------------------------------------------------------------
         Total assets                                           $ 576,150      $ 402,623
========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6):
   Non-interest bearing                                         $  59,643      $  51,395
   Interest bearing                                               419,253        290,872
----------------------------------------------------------------------------------------
   Total deposits                                                 478,896        342,267
Borrowed funds (Note 7)                                            46,546         27,807
Interest payable on deposits                                          732            429
Other liabilities                                                   1,433          1,630
----------------------------------------------------------------------------------------
   Total liabilities                                              527,607        372,133
----------------------------------------------------------------------------------------
Mandatory redeemable preferred stock (Note 8)                      17,000
----------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 13 and 14)
Stockholders' equity (Notes 11 and 16):
   Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
   Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued and outstanding
      4,283,719 shares in 1999 and 4,198,838 shares in 1998         8,567          8,397
   Additional paid-in capital                                      11,633         11,076
   Retained earnings                                               13,317         10,803
   Accumulated other comprehensive income (loss)                   (1,974)           214
----------------------------------------------------------------------------------------
Total stockholders' equity                                         31,543         30,490
----------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity             $ 576,150      $ 402,623
========================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, except share amounts)               1999           1998           1997
================================================================================================
Interest and dividend income:
   Interest and fees on loans                           $   27,288     $   23,645     $   22,893
   Interest and dividend income from securities              4,855          4,614          3,569
   Interest from interest-bearing cash
      and federal funds sold                                   294            372            262
------------------------------------------------------------------------------------------------
      Total interest and dividend income                    32,437         28,631         26,724
------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits (Note 6)                            13,773         12,662         11,800
   Interest on borrowed funds (Note 7)                       1,543            630            291
------------------------------------------------------------------------------------------------
      Total interest expense                                15,316         13,292         12,091
------------------------------------------------------------------------------------------------
Net interest income                                         17,121         15,339         14,633
Provision for loan losses (Note 3)                              77             41            306
------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                              17,044         15,298         14,327
------------------------------------------------------------------------------------------------
Non-interest income:
   Trust department income                                     502            498            465
   Service charges on deposits                                 938            766            808
   Loan servicing                                              292            470            494
   Gain on sale of securities available for sale                92            141            259
   Gain on sale of other real estate owned (Note 5)             34             43             67
   Gain on sale of mortgages                                     4            120              5
   Other non-interest income                                   468            389            431
------------------------------------------------------------------------------------------------
      Total non-interest income                              2,330          2,427          2,529
------------------------------------------------------------------------------------------------
Non-interest expense:
   Compensation and benefits (Note 10)                       6,541          5,797          5,461
   Depreciation and amortization                               968            851            772
   Data processing                                             945            808            751
   Occupancy expense                                           881            802            794
   Other real estate owned expenses (Note 5)                    23            104            221
   Other non-interest expense (Note 15)                      3,240          3,838          3,067
------------------------------------------------------------------------------------------------
      Total non-interest expense                            12,598         12,200         11,066
------------------------------------------------------------------------------------------------
Income before income taxes                                   6,776          5,525          5,790
Income taxes (Note 9)                                        2,609          2,148          2,406
------------------------------------------------------------------------------------------------
      Net income                                        $    4,167     $    3,377     $    3,384
================================================================================================
Earnings per share (Note 12):
                  - Basic                               $      .98     $      .82     $      .88
                  - Diluted                             $      .96     $      .79     $      .85
================================================================================================
Weighted average shares outstanding (Note 12):
                  - Basic                                4,244,402      4,143,009      3,845,698
                  - Diluted                              4,333,326      4,272,682      4,003,015
================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries

                                                                                                      Accumulated
                                                    Common Stock        Additional                       Other
                                                              Par        paid-in       Retained      Comprehensive
(Dollars in Thousands, except share amounts)    Shares       Value       capital       earnings      Income/(Loss)        Total
===============================================================================================================================
Balance, December 31, 1996                     3,671,428     $7,343      $  8,386      $  7,087        $    (99)       $ 22,717
Net income                                                                                3,384                           3,384
Cash dividends declared ($.30 per share)                                                 (1,040)                         (1,040)
Stock dividend
   (5% on Cargill Bancorp shares)                 16,076         32           117          (149)
Shares issued:
   Stock option plan                              98,612        197           116                                           313
   Dividend reinvestment
      and stock purchase plan                    146,419        293         1,092                                         1,385
Changes in unrealized gain (loss) on
   securities available for sale                                                                            159             159
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                     3,932,535      7,865         9,711         9,282              60          26,918
Net income                                                                                3,377                           3,377
Cash dividends declared ($.40 per share)                                                 (1,503)                         (1,503)
Stock dividend
   (5% on Cargill Bancorp shares)                 17,389         35            93          (129)                             (1)
Shares issued:
   Stock option plan                             199,799        399           742                                         1,141
   Dividend reinvestment
      and stock purchase plan                     49,115         98           530                                           628
Cargill interim loss for the quarter
   ended December 31, 1998 (Note 1)                                                        (224)                           (224)
Changes in unrealized gain (loss) on
   securities available for sale                                                                            154             154
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     4,198,838      8,397        11,076        10,803             214          30,490
Net income                                                                                4,167                           4,167
Cash dividends declared ($.40 per share)                                                 (1,653)                         (1,653)
Shares issued:
   Stock option plan                              30,255         61            78                                           139
   Dividend reinvestment
      and stock purchase plan                     54,626        109           479                                           588
Changes in unrealized gain (loss) on
   securities available for sale                                                                         (2,188)         (2,188)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                     4,283,719     $8,567      $ 11,633      $ 13,317        $ (1,974)       $ 31,543
===============================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,
(Dollars in Thousands)                                         1999         1998        1997
=============================================================================================
Net Income                                                   $ 4,167      $ 3,377     $ 3,384
---------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale,
   net of income taxes (benefit) of ($1,376) in 1999,
   $150 in 1998, and ($271) in 1997                           (2,245)         246         327
   Less: reclassification adjustment for gains
      included in net income, net of income taxes of
      $35 in 1999, $49 in 1998 and $76 in 1997                    57           92         168
---------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                             (2,188)         154         159
---------------------------------------------------------------------------------------------
Comprehensive Income                                         $ 1,979      $ 3,531     $ 3,543
=============================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                             1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                                   $    4,167         $  3,377         $   3,384
   Adjustments to reconcile net income to
      net cash provided by (used in) operating activities:
         Cargill interim loss for period ended December 31, 1998                                       (224)
         Provision for loan losses                                                      77               41               306
         Provision for other real estate owned                                          31               22               109
         Depreciation and amortization                                                 968              851               772
         Intangible amortization                                                       100
         Realized gain on sale of securities                                           (92)            (141)             (259)
         Realized gain on sale of other real estate owned                              (34)             (43)              (67)
         Realized gain on sale of mortgages                                             (4)            (120)               (5)
         Deferred income taxes                                                        (104)            (107)              164
      Change in assets and liabilities net of effects from purchase of New
         London Trust:
            Loans held for sale                                                        190            2,100            (8,099)
            Accrued interest receivable                                               (786)            (217)             (314)
            Other assets                                                            (2,138)             814                90
            Interest payable on deposits                                               303               44                51
            Other liabilities                                                         (316)              36               147
-----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) operating activities                      2,362            6,433            (3,721)
=============================================================================================================================
Investing activities:
   Securities:
      Held to maturity:
         Purchases                                                                  (1,050)         (21,473)          (28,920)
         Proceeds from maturities                                                   19,862           30,459            15,557
      Available for sale:
         Purchases                                                                 (35,627)         (41,210)           (8,748)
         Proceeds from sales                                                         4,679            8,607            10,019
         Proceeds from maturities                                                   11,723            5,164             2,484
   Purchases of premises and equipment                                              (1,926)          (1,801)             (835)
   Net increase in loans                                                          (144,797)         (32,987)          (15,210)
   Proceeds from sale of other real estate owned                                       382              618               791
   Assumption of liabilities of New London
      Trust, net of cash acquired                                                   (9,971)
-----------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                 (156,725)         (52,623)          (24,862)
=============================================================================================================================
Financing activities:
   Net increase in deposits                                                        136,629           27,588            16,660
   Net increase in short-term borrowings                                            18,962            8,923             2,615
   Increase in long-term borrowings                                                                   7,000
   Proceeds from mandatory redeemable preferred stock                               17,000
   Proceeds from exercise of stock options
      and stock purchase plan                                                          727            1,897             1,698
   Dividends paid                                                                   (1,653)          (1,504)           (1,040)
-----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by financing activities                              171,665           43,904            19,933
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                    17,302           (2,286)           (8,650)
Cash and cash equivalents at beginning of year                                      14,240           16,526            25,176
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        $   31,542         $ 14,240         $  16,526
=============================================================================================================================
Cash paid during the year:
   Interest on deposits and other borrowings                                    $   15,013         $ 13,075         $  11,754
   Income taxes                                                                      2,600            2,103             1,990
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                                            5,067             9,314
   Transfers of loans to other real estate owned                                                        701               806
   Loans to facilitate the sale of other real estate owned                                              618               120

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

NATURE OF BUSINESS

As of December 31, 1999, the Corporation operates two banking subsidiaries (the "Banks"), Park West Bank and Trust Company ("Park West") with thirteen banking offices and a trust department located in Hampden County, Massachusetts, and Cargill Bank ("Cargill") with five offices in Windham County, Connecticut. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in Western Massachusetts and Northeast Connecticut.

MERGER WITH CARGILL BANCORP, INC.

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

The following table presents summary results of operations for the companies for the immediate periods prior to the merger:

(Dollars in Thousands)                      Westbank       Cargill      Combined
--------------------------------------------------------------------------------
MONTH ENDED JANUARY 29, 1999:
   NET INTEREST INCOME                       $ 1,192       $   138       $ 1,330
   NET INCOME                                    355            21           376
1998 Year:
   Net interest income                       $13,442       $ 1,897       $15,339
   Net income                                  3,256           121         3,377
1997 Year:
   Net interest income                       $12,784       $ 1,849       $14,633
   Net income                                  3,231           153         3,384

ACQUISITION OF BRANCHES

On October 29, 1999, the Corporation completed its acquisition of the Connecticut division of New London Trust, F.S.B. The two New London Trust offices became part of Cargill Bank, increasing its number of offices to five. The acquisition was allocated as follows:

Cash and cash equivalents                                               $  8,722
Loans                                                                     83,895
Other real estate owned                                                      498
Bank premises and equipment                                                1,877
Intangible assets                                                         10,071
Other assets                                                                 995
--------------------------------------------------------------------------------
   Total Assets                                                         $106,058
================================================================================
Deposits                                                                $105,516
Other liabilities                                                            542
--------------------------------------------------------------------------------
   Total Liabilities                                                    $106,058
================================================================================

The corporation has accounted for this acquisition on the purchase accounting method, including the results of their operations since October 29, 1999. The intangible assets are being amortized over fifteen years.

Westbank Corporation and Subsidiaries

The pro forma results of operations for the years ended December 31, 1999 and 1998, as if this acquisition had occurred at the beginning of these years, were as follows:

                                                     1999                1998
--------------------------------------------------------------------------------
Net interest income                               $   19,986          $   18,256
Net income                                             4,520               3,467
Basic earnings per share                          $     1.07          $      .84
Diluted earnings per share                        $     1.04          $      .81

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Park West Bank and Trust Company, its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation and PWB&T Inc., and Cargill Bank. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

The Corporation operates two community banks offering different products and services. Since the Corporation derives a significant portion of its revenue and expense from the Banks, no meaningful allocation of its resources is possible.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and intangible assets. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards for derivative instruments including derivative activities. This statement will be effective for the Corporation's fiscal 2001 financial statements. The Corporation has not determined the effect of this standard on its financial statements.

CASH AND CASH EQUIVALENTS

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain average reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $2,564,000 for 1999.

SECURITIES

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities which have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities created out of the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in non-interest income at the time of sale on a specific identification basis. Securities which have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss. The Corporation does not engage in trading activities.

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

TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $113,008,000 and $119,797,000 at December 31, 1999 and 1998, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

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

Westbank Corporation and Subsidiaries

2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                 1999
                                                  GROSS         GROSS                         NET
                                AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(Dollars in Thousands)               COST         GAINS        LOSSES         VALUE          GAIN
=================================================================================================
U.S. Government obligations      $    499          $  1                    $    500        $    1
Federal agency obligations          9,459                       $ 313         9,146          (313)
Mortgage-backed securities          1,846             8            28         1,826           (20)
-------------------------------------------------------------------------------------------------
                                 $ 11,804          $  9         $ 341       $11,472        $ (332)
=================================================================================================

                                                                 1998
                                                  Gross         Gross                         Net
                                Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)               cost         gains        losses         value          gain
=================================================================================================
U.S. Government obligations      $    998          $ 28                    $  1,026        $   28
Federal agency obligations         26,890           145                      27,035           145
Mortgage-backed securities          2,728            30         $   2         2,756            28
-------------------------------------------------------------------------------------------------
                                 $ 30,616          $203         $   2      $ 30,817        $  201
=================================================================================================

During 1999 and 1998 there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:

                                                                 1999
                                                  GROSS         GROSS                         NET
                                AMORTIZED    UNREALIZED    UNREALIZED          FAIR    UNREALIZED
(Dollars in Thousands)               COST         GAINS        LOSSES         VALUE          GAIN
=================================================================================================
U.S. Government obligations      $     11                                  $     11
Federal agency obligations         52,765                      $2,386        50,379       $(2,386)
Equity securities                   1,996         $  28                       2,024            28
Mortgage-backed securities         17,182             3           681        16,504          (678)
Municipal bonds                       615                          17           598           (17)
-------------------------------------------------------------------------------------------------
                                 $ 72,569         $  31        $3,084      $ 69,516       $(3,053)
=================================================================================================

                                                                 1998
                                                  Gross         Gross                         Net
                                Amortized    unrealized    unrealized          Fair    unrealized
(Dollars in Thousands)               cost         gains        losses         value          gain
=================================================================================================
U.S. Government obligations      $    928                                  $    928
Federal agency obligations         26,629         $ 124        $   86        26,667       $    38
Equity securities                   1,716            29                       1,745            29
Mortgage-backed securities         24,087           299            14        24,372           285
-------------------------------------------------------------------------------------------------
                                 $ 53,360         $ 452        $  100      $ 53,712       $   352
=================================================================================================

During 1999, 1998 and 1997, the Corporation recognized gross gains on securities available for sale totaling $92,000, $141,000 and $259,000, respectively.

The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 1999, are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the following December 31, 1999 maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

Westbank Corporation and Subsidiaries

                                                     AMORTIZED              FAIR
(Dollars in Thousands)                                    COST             VALUE
--------------------------------------------------------------------------------
Held to Maturity:
   Over 1 year to 5 years                              $ 3,388           $ 3,367
   Over 5 years to 10 years                              7,780             7,470
   Over 10 years                                           636               635
--------------------------------------------------------------------------------
   Total debt obligations                              $11,804           $11,472
================================================================================

                                                     AMORTIZED              FAIR
(Dollars in Thousands)                                    COST             VALUE
--------------------------------------------------------------------------------
Available for Sale:
   Within 1 year                                       $    11           $    11
   Over 1 year to 5 years                               12,192            11,749
   Over 5 years to 10 years                             38,808            37,175
   Over 10 years                                        19,562            18,557
--------------------------------------------------------------------------------
   Total debt obligations                              $70,573           $67,492
================================================================================

At December 31, 1999 securities with a book value and fair value of $20,681,000 and $19,758,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

(Dollars in Thousands)                                1999               1998
-------------------------------------------------------------------------------
Commercial                                         $  56,276          $  41,760
Real estate construction                               5,952              5,998
Real estate                                          349,217            229,092
Consumer                                              31,556             19,277
                                                     443,001            296,127
Allowance for loan losses                             (3,908)            (2,665)
Deferred loan origination fees                          (526)              (349)
-------------------------------------------------------------------------------
                                                   $ 438,567          $ 293,113
===============================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                      1999           1998           1997
-------------------------------------------------------------------------------
Balance, beginning of year                $ 2,665        $ 3,057        $ 2,699
Acquisition                                 1,669
Provision for loan losses                      77             41            306
Loans charged off                            (623)          (518)          (760)
Recoveries                                    120             85            812
-------------------------------------------------------------------------------
Balance, end of year                      $ 3,908        $ 2,665        $ 3,057
===============================================================================

The aggregate principal balance of non-accrual loans was $2,001,000 and $797,000 at December 31, 1999 and 1998 respectively. Contractual interest income that was not recognized on such non-accrual loans was $77,000, $35,000 and $79,000 for 1999, 1998 and 1997, respectively.

Westbank Corporation and Subsidiaries

The Corporation did not sell any loans with recourse during 1999 or 1998. The remaining recourse exposure on prior sales was $1,230,000 at December 31, 1999. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $349,217,000 in real estate loans at December 31, 1999, $268,953,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market area of western Massachusetts and northeast Connecticut. Commercial real estate and real estate construction loans represented $86,217,000 in outstanding principal at December 31, 1999. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate developments. Commercial loans both collateralized and uncollateralized of $56,276,000 at December 31, 1999, represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut.

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

(Dollars in Thousands)                                  1999              1998
-------------------------------------------------------------------------------
Balance at beginning of year                          $ 3,041           $ 2,386
   New loans granted                                      766               886
   Repayments of principal                               (541)             (231)
-------------------------------------------------------------------------------
Balance at end of year                                $ 3,266           $ 3,041
===============================================================================

At December 31, 1999 and 1998, the recorded investment in impaired loans was $2,365,000 and $1,419,000, respectively, for which no additional specific allowance for loan losses was recorded. For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in impaired loans was $874,000, $1,366,000 and $2,080,000 respectively. Interest income recognized during 1999, 1998 and 1997 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $97,622,000, $115,391,000 and $133,359,000 at December 31, 1999, 1998 and 1997,
respectively.

4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                      Estimated
(Dollars in Thousands)                         1999        1998         Lives
--------------------------------------------------------------------------------
Property (including land of $1,514
   in 1999 and $1,546 in 1998)               $ 7,091     $ 5,214     15-40 years
Capital lease building                           263         263     15 years
Furniture and equipment                        4,857       4,167     3-10 years
Leasehold and building
   improvements                                2,461       2,825     5-15 years
Motor vehicles                                   114         114     3 years
--------------------------------------------------------------------------------
                                              14,786      12,583
Accumulated depreciation                       6,977       5,732
--------------------------------------------------------------------------------
Property and Equipment                       $ 7,809     $ 6,851
================================================================================

Westbank Corporation and Subsidiaries

5 - OTHER REAL ESTATE OWNED

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                               1999       1998
------------------------------------------------------------------------------------
Real estate acquired through foreclosure - net of OREO allowance     $442       $466
====================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                                         1999       1998       1997
-----------------------------------------------------------------------------------------
Balance, beginning of year                                               $ 200       $195
Acquisition                                                     $31
Provision for other real estate owned charged to operations                 22         29
Write-downs (net of payments)                                             (222)       (24)
-----------------------------------------------------------------------------------------
Balance, end of year                                            $31                  $200
=========================================================================================

6 - DEPOSITS

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)              1999       RATE           1998         Rate
-------------------------------------------------------------------------------
Demand deposit                  $ 59,643                  $ 51,395
Savings                           86,566       2.97%        53,689         2.87%
NOW accounts                      31,082        .49         25,993          .45
Money market accounts             32,694       3.29         29,659         2.54
Other time deposits              268,911       5.04        181,531         5.29
-------------------------------------------------------------------------------
                                $478,896                  $342,267
===============================================================================

At December 31, 1999, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
------------------------------------------------------------------------------
2000                                                                  $230,009
2001                                                                    28,637
2002                                                                     8,570
2003                                                                       794
2004 and after                                                             901
------------------------------------------------------------------------------
                                                                      $268,911
==============================================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $52,249,000 and $26,880,000 as of December 31, 1999 and 1998, respectively.
Interest paid on these deposits totaled approximately $1,754,000 and $1,250,000, respectively.

7 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:

(Dollars in Thousands)                                    1999             1998
--------------------------------------------------------------------------------
Securities sold under agreements
   to repurchase                                        $ 9,212          $11,953
Purchased federal funds                                                      270
FHLB advance                                             26,740            7,310
Treasury tax and loan notes                               3,594            1,274
--------------------------------------------------------------------------------
Total short term borrowings                             $39,546          $20,807
================================================================================

The above short-term borrowings generally mature daily.

Westbank Corporation and Subsidiaries

The following information relates to long-term debt as of December 31:

(Dollars in Thousands)                                       1999           1998
--------------------------------------------------------------------------------
FHLB Term advance 5.87% due May 12, 2003                   $7,000         $7,000
--------------------------------------------------------------------------------

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                            1999         1998         1997
---------------------------------------------------------------------------------
Balance at year end                             $43,546      $27,807      $11,884
Average amount outstanding                       28,751       16,442        9,065
Maximum amount outstanding at any month-end      46,769       28,307       14,036
Average interest rate for the year                 5.37%        3.83%        3.20%
Average interest rate on year-end balance          4.97%        3.85%        3.15%

The Corporation maintains a revolving line of credit with the Fleet Bank of Massachusetts for $3,000,000 that is renewed on an annual basis. There were no amounts outstanding against this line as of December 31, 1999 or 1998. The Corporation had additional short term borrowing capacity through the Federal Home Loan Bank of $7,244,000 through its Ideal Way program that was unused at year-end 1999. Advances from the Federal Home Loan Bank of Boston (FHLB) are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

8 - MANDATORY REDEEMABLE PREFERRED STOCK

On September 30, 1999, the Corporation completed its offering of 1,700,000 shares, 9.6% trust preferred stock, each with a liquidation amount of $10. The $17 million trust preferred debentures are due September 30, 2029. Quarterly cash distributions were paid beginning December 31, 1999. Of the $17 million in proceeds, the Corporation contributed $15.5 million of the net proceeds to Cargill Bank as equity capital to support the acquisition of two Connecticut branches of New London Trust, F.S.B. (see Note 1).

9 - INCOME TAXES

The income taxes (benefits) were as follows:

(Dollars in Thousands)                                         1999         1998         1997
----------------------------------------------------------------------------------------------
Current tax:
   Federal                                                   $ 2,327      $ 1,943      $ 1,836
   State                                                         386          312          408
----------------------------------------------------------------------------------------------
      Total current                                            2,713        2,255        2,244
----------------------------------------------------------------------------------------------
Deferred tax:
   Deferred taxes                                               (104)        (107)         164
   Change in valuation allowance for deferred tax assets                                    (2)
----------------------------------------------------------------------------------------------
Total deferred                                                  (104)        (107)         162
----------------------------------------------------------------------------------------------
      Total income taxes                                     $ 2,609      $ 2,148      $ 2,406
==============================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                           1999      1998      1997
-----------------------------------------------------------------------------------
Federal statutory rate                                     34.0%     34.0%     34.0%
Change in valuation allowance for deferred tax asset                            1.0
State income taxes, net of federal benefit                  4.0       4.4       6.1
Other                                                        .5        .5        .5
-----------------------------------------------------------------------------------
                                                           38.5%     38.9%     41.6%
===================================================================================

Westbank Corporation and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                                       1999           1998
================================================================================
Deferred tax assets:
   Other real estate owned                                 $    6
   Deferred loan fees                                         186          $ 122
   Unrealized loss on securities                            1,080
   Reserve for loan losses                                                    96
   Deferred income                                                            17
   Accrued expenses not deducted for tax                                     176
   Non-accrual interest                                        20             11
   Amortization                                                92             12
   Other                                                      113             95
--------------------------------------------------------------------------------
      Total deferred tax assets                             1,497            529
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Bond accretion                                               4              8
   Unrealized gain (loss) on securities                                      151
   Depreciation                                               237            345
   Allowance for loan losses                                  122            193
   Deferred FNMA premium                                        1              4
   Earned income not yet taxed                                               141
   Other                                                       93             37
--------------------------------------------------------------------------------
      Total gross deferred tax liabilities                    457            879
--------------------------------------------------------------------------------
      Net deferred tax asset (liability)                   $1,040          $(350)
================================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences, net of the recorded valuation allowance.

10 - PENSION PLAN

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees at Park West and Cargill Bank. Contributions to the money purchase plan are a percentage of individual employees' salary. Total pension expense for 1999, 1998 and 1997 amounted to $242,000, $212,000 and $204,000, respectively. At December 31, 1999, the most recent plan year end of the money purchase plan, total plan assets were $4,187,000. The money purchase plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

11 - STOCK OPTIONS

The Corporation has four fixed-option plans which reserve shares of common stock for issuance to executives, key employees and directors. During 1999, 1998 and 1997, no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's four stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

Westbank Corporation and Subsidiaries

(Dollars in Thousands, except per share data)         1999          1998          1997
----------------------------------------------------------------------------------------
Net earnings - as reported                         $   4,167     $   3,377     $   3,384
Net earnings - pro forma                               4,096         2,709         3,003
Earnings per share - as reported - Basic                 .98           .82           .88
                                 - Diluted               .96           .79           .85
Earnings per share - pro forma   - Basic                 .97           .65           .78
                                 - Diluted               .95           .63           .75

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. As of December 31, 1999, all options granted are exercisable. The following is a summary of the changes in options outstanding:

                                              1999          1998          1997
-------------------------------------------------------------------------------
Options granted and exercisable
   at the beginning of the year              44,284       191,466       277,122
Options exercised:
   at $2.00                                                             (27,741)
   at $2.50                                                  (350)      (27,450)
   at $3.50                                                             (20,302)
   at $6.00                                  (3,301)     (146,832)      (10,163)
Options terminated at $6.00                  (1,155)
-------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                    39,828        44,284       191,466
===============================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Cargill Directors and Officers Stock Option Plan during 1992.

The following is a summary of the changes in options outstanding under the Cargill Directors and Officers Stock Option Plan:

                                              1999          1998          1997
-------------------------------------------------------------------------------
Options granted and exercisable
   at the beginning of the year              65,862        97,479       107,935
Options exercised at $4.02                  (21,954)      (31,617)      (10,456)
-------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                    43,908        65,862        97,479
===============================================================================

Unless exercised the options will expire twenty years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995.

The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                            1999           1998            1997
--------------------------------------------------------------------------------
Options granted and exercisable
   at the beginning of the year            46,000         53,000          44,000
Options granted and exercisable:
   at $7.125
   at $9.375                                                              11,000
   at $12.875                                              9,000
   at $14.75                                               3,000
   at $12.00                               10,000
Options exercised at $6.00                 (4,000)       (15,000)         (2,000)
   at $7.125                               (1,000)        (2,000)
   at $9.375                                              (2,000)
--------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                  51,000         46,000          53,000
================================================================================
Options available for future grants        48,000         58,000          70,000
================================================================================

Unless exercised, the options will expire twenty years after granting.

Westbank Corporation and Subsidiaries

The Corporation adopted an incentive stock option plan during 1996 for directors and employees. At the 1998 Annual Meeting of Shareholders, the 1996 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                                     1999             1998              1997
============================================================================================================
Options available                                                 119,500           36,500            45,500
Options authorized                                                                 200,000
============================================================================================================
Options granted and exercisable at the beginning of the year      256,500          141,500           133,000
------------------------------------------------------------------------------------------------------------
Options granted and exercisable to directors at $9.00                                                  9,000
Options granted and exercisable to directors at $15.25                              10,000
Options granted and exercisable to employees at $13.375                            107,000
Options granted and exercisable to directors at $10.50              9,000
Options granted and exercisable to employees at $10.125            83,500
Options exercised at $8.125                                                                             (500)
Options exercised at $8.00                                                          (2,000)
------------------------------------------------------------------------------------------------------------
Options granted and exercisable at the end of the year            349,000          256,500           141,500
------------------------------------------------------------------------------------------------------------
Options available for future grants                                27,000          119,500            36,500
============================================================================================================

12 - EARNINGS PER SHARE

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations.

                                                      Shares           Per Share
================================================================================
Basic Earnings Per Share:
   1999                                             4,244,402             $.98
   1998                                             4,143,009              .82
   1997                                             3,845,698              .88
Effect of Dilutive Option Shares:
   1999                                                88,924              .02
   1998                                               129,673              .03
   1997                                               157,317              .03
Diluted Earnings Per Share:
   1999                                             4,333,326              .96
   1998                                             4,272,682              .79
   1997                                             4,003,015              .85

13 - LEASES

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 1999:

(Dollars in Thousands)
===============================================================================
2000                                                                     $  334
2001                                                                        232
2002                                                                        216
2003                                                                        145
2004                                                                        121
After 2004                                                                  578
-------------------------------------------------------------------------------
Total minimum lease payments                                             $1,626
===============================================================================

Rent expense for 1999, 1998 and 1997 amounted to $291,000, $274,000 and $273,000, respectively.

Westbank Corporation and Subsidiaries

14 - COMMITMENTS, CONTINGENT LIABILITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The following table summarizes the contractual value of financial instruments and other commitments at December 31:

(Dollars in Thousands)                                            1999        1998
-----------------------------------------------------------------------------------
Commitments to grant loans                                      $ 4,604     $ 9,281
Stand-by letters of credit and financial guarantees                 835       1,012
Commitments to advance funds under existing loan agreements      38,827      31,457

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

15 - OTHER NON-INTEREST EXPENSE

The components of other non-interest expense, which are in excess of 1% of the aggregate of total interest income and non-interest income, and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,
(Dollars in Thousands)                          1999          1998          1997
--------------------------------------------------------------------------------
Merger related expenses                                       $595
Advertising                                     $432           385          $350
Supplies                                                       324           277

16 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

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

Both the Corporation and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or banking subsidiaries' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Corporation meets all capital adequacy requirements to which it is subject.

Westbank Corporation and Subsidiaries

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based, or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized both Park West and Cargill as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category. Included in Cargill's capital is approximately $15.5 million contributed by the holding company in connection with the preferred trust offering. (Note 8)

The Corporation's, Park West's and Cargill's actual capital amounts and ratios are also presented in the following table:

                                                                                                   Minimum Capital
                                                                                                  to be considered
                                                                                                  well capitalized
                                                                                                      under Prompt
                                                                        Minimum Capital          Corrective Action
                                                    Actual            Adequacy Purposes                 Provisions
(Dollars in Thousands)                         Amount     Ratio         Amount    Ratio         Amount       Ratio
------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
TOTAL CAPITAL
   (TO RISK-WEIGHTED ASSETS):
      PARK WEST                               $31,389     11.66%       $21,533    8.00%        $26,917       10.00%
      CARGILL                                  10,088     12.55          6,429    8.00           8,036       10.00
      HOLDING COMPANY                          44,454     12.50         28,452    8.00             N/A        N/A
TIER I CAPITAL
   (TO RISK-WEIGHTED ASSETS):
      PARK WEST                                29,031     10.79         10,767    4.00          16,150        6.00
      CARGILL                                   9,077     11.30          3,215    4.00           4,822        6.00
      HOLDING COMPANY                          36,175     10.17         14,226    4.00             N/A        N/A
TIER I CAPITAL
   (TO AVERAGE ASSETS):
      PARK WEST                                29,031      7.01         16,557    4.00          20,697        5.00
      CARGILL                                   9,077      5.81          6,237    4.00           7,796        5.00
      HOLDING COMPANY                          36,175      6.92         20,904    4.00             N/A        N/A
December 31, 1998
Total Capital
   (To risk-weighted assets):
      Park West                               $27,890     12.20%       $18,291    8.00%        $22,864       10.00%
      Cargill                                   3,475     14.93          1,862    8.00           2,327       10.00
      Holding Company                          32,946     13.00         20,281    8.00             N/A        N/A
Tier I Capital (To risk-weighted assets):
      Park West                                25,510     11.16          9,146    4.00          13,718        6.00
      Cargill                                   3,189     13.70            931    4.00           1,396        6.00
      Holding Company                          30,281     11.94         10,141    4.00             N/A        N/A
Tier I Capital (To average assets):
      Park West                                25,510      7.24         14,102    4.00          17,628        5.00
      Cargill                                   3,189      6.69          1,907    4.00           2,364        5.00
      Holding Company                          30,281      7.53         16,092    4.00             N/A        N/A

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

Currently, the Rights are not exercisable and are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and become exercisable upon the earliest to occur of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Corporation's Common Stock (an "Acquiring Person"), (ii) the close of business on the tenth business day (or such date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or a group becoming the beneficial owner of 15% of the outstanding shares of the Corporation's Common Stock, or (iii) the determination by the Board of Directors that any person is an "Adverse Person."

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

Cargill's retained earnings at December 31, 1999, include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

Cargill previously converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of conversion, Cargill established a liquidation account in an amount equal to Cargill's net worth. In the event of a complete liquidation of Cargill (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The balance in the liquidation account at December 31, 1999 was $85,000. Cargill may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of Cargill below either the amount of the liquidation account or the capital requirements of its regulators.

17 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 1999 and 1998, the ESOP held no shares of the Corporation's stock.

Westbank Corporation and Subsidiaries

18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                              1999                            1998
                                                      CARRYING     ESTIMATED          Carrying     Estimated
(Dollars in Thousands)                                  AMOUNT    FAIR VALUE            Amount    Fair Value
------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                           $  18,153     $  18,153         $  13,171     $  13,171
   Federal funds sold                                   13,389        13,389             1,069         1,069
   Investment securities held to maturity               11,804        11,472            30,616        30,817
   Investment securities available for sale             69,516        69,516            53,712        53,712
   Loans                                               438,567       438,158           293,113       301,442
Liabilities:
   Deposits                                            478,896       476,671           342,267       343,814
   Borrowed funds                                       46,546        46,546            27,807        27,807
   Mandatory redeemable preferred stock                 17,000        17,213

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

BORROWED FUNDS AND MANDATORY REDEEMABLE PREFERRED STOCK

The fair value of such borrowings and mandatory redeemable preferred stock was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.

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

19 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                             1999
                                                                   FIRST            SECOND            THIRD            FOURTH
(Dollars in Thousands, except per share amounts)                 QUARTER           QUARTER          QUARTER           QUARTER
=============================================================================================================================
Interest income                                                   $7,343            $7,653           $7,954            $9,487
Interest expense                                                   3,325             3,481            3,697             4,812
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                4,018             4,172            4,257             4,675
Provision for losses                                                  75                 2
Non-interest income                                                  618               492              601               619
Non-interest expense                                               2,915             2,939            2,988             3,756
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         1,646             1,723            1,870             1,538
Income taxes                                                         625               652              735               597
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                        $1,021            $1,071           $1,135            $  941
=============================================================================================================================
Earnings per share - Basic                                        $  .24            $  .25           $  .27            $  .22
                   - Diluted                                      $  .24            $  .25           $  .26            $  .21
=============================================================================================================================

                                                                                             1998
                                                                   First            Second            Third            Fourth
                                                                 Quarter           Quarter          Quarter           Quarter
=============================================================================================================================
Interest income                                                   $6,722            $7,156           $7,450            $7,303
Interest expense                                                   2,998             3,383            3,577             3,334
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                3,724             3,773            3,873             3,969
Provision for losses                                                  28                12                                  1
Non-interest income                                                  616               641              589               581
Non-interest expense                                               2,836             2,857            2,838             3,669
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         1,476             1,545            1,624               880
Income taxes                                                         593               589              619               347
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                        $  883            $  956           $1,005            $  533
=============================================================================================================================
Earnings per share -  Basic                                       $  .21            $  .23           $  .24            $  .13
                   -  Diluted                                     $  .21            $  .22           $  .24            $  .12
=============================================================================================================================

Westbank Corporation and Subsidiaries

20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

December 31,
(Dollars in Thousands)                                      1999          1998
--------------------------------------------------------------------------------
BALANCE SHEETS
Assets
Cash                                                      $  1,096      $     66
Investment in subsidiaries                                  46,097        28,912
Other investments                                                9           922
Other assets                                                 1,357           762
--------------------------------------------------------------------------------
   Total assets                                           $ 48,559      $ 30,662
================================================================================
Liabilities                                               $     16      $    172
--------------------------------------------------------------------------------
Mandatory redeemable preferred stock                        17,000
--------------------------------------------------------------------------------
Stockholders' equity
   Preferred stock - none
   Common stock, par value $2 per share                      8,567         8,397
   Additional paid-in capital                               11,633        11,076
   Retained earnings                                        13,317        10,803
   Accumulated other comprehensive income (loss)            (1,974)          214
--------------------------------------------------------------------------------
Stockholders' equity                                        31,543        30,490
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity             $ 48,559      $ 30,662
================================================================================

December 31,
(Dollars in Thousands)                          1999         1998         1997
-------------------------------------------------------------------------------
STATEMENTS OF INCOME
Dividend from subsidiary                      $   600      $   100      $   550
Interest income (expense)                        (385)          85           38
Other income (expense) - net                      (85)        (735)        (144)
-------------------------------------------------------------------------------
Income (loss) before taxes and
   undistributed income of subsidiaries           130         (550)         444
Income tax benefit                                159          215            2
Undistributed income of subsidiaries            3,878        3,712        2,938
-------------------------------------------------------------------------------
Net income                                    $ 4,167      $ 3,377      $ 3,384
===============================================================================

Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands)                                                       1999             1998              1997
--------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
   Net income                                                           $   4,167          $ 3,377           $ 3,384
   Cargill interim loss for quarter ended 12/31/98                                            (224)
Operating activities:
   Equity in income of subsidiaries                                        (3,878)          (3,622)           (2,938)
   Increase in other assets                                                  (595)            (418)              (33)
   Increase (decrease) in other liabilities                                  (156)             151                 2
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                          (462)            (736)              415
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investment securities (purchases) maturities                               918              450            (1,039)
Contribution of capital to subsidiary                                     (15,500)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                       (14,582)             450            (1,039)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from mandatory
      redeemable preferred stock issue                                     17,000
   Proceeds from stock options exercised                                      139            1,141               314
   Proceeds from dividend reinvestment
      and optional stock purchases                                            588              628             1,385
   Dividends paid                                                          (1,653)          (1,504)           (1,041)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                  16,074              265               658
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                        1,030              (21)               34
Cash and cash equivalents at the beginning of the year                         66               87                53
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                        $   1,096          $    66           $    87
====================================================================================================================

INDEPENDENT AUDITORS' REPORTS
Westbank Corporation and Subsidiaries

The Shareholders and Board of Directors,
Westbank Corporation

We have audited the consolidated balance sheets of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 1999 and 1998 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger on January 29, 1999, of Cargill Bancorp, Inc., and subsidiary and Westbank Corporation and subsidiaries, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheets of Cargill Bancorp, Inc., as of September 30, 1998, or the related statements of income, comprehensive income, stockholders' equity and cash flows of Cargill Bancorp, Inc., for each of the two years in the period ended September 30, 1998, which statements reflect total assets of $48,241,000 as of September 30, 1998, and net interest income of $1,897,000 and $1,849,000 for the years ended September 30, 1998 and 1997, respectively. Those statements were audited by other auditors whose report dated October 30, 1998, has been furnished to us and our opinion, insofar as it relates to the amounts included for Cargill Bancorp, Inc., and subsidiary for 1998 and 1997 is based solely on the report of such other auditors.

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

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Hartford, Connecticut
January 19, 2000


Shareholders and Board of Directors,
Cargill Bancorp, Inc.

We have audited the consolidated statements of financial condition of Cargill Bancorp, Inc., and subsidiary as of September 30, 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years ended September 30, 1998 and 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cargill Bancorp, Inc., and subsidiary as of September 30, 1998, and the results of its operations and its cash flows for the years ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.

SNYDER & HALLER

Hartford, Connecticut
October 30, 1998

CORPORATE DIRECTORY
Westbank Corporation and Subsidiaries

DIRECTORS
WESTBANK CORPORATION AND PARK WEST BANK AND TRUST COMPANY

ERNEST N. LAFLAMME, JR.
Chairman of the Board,
WESTBANK CORPORATION
Treasurer, City of Chicopee

ROLAND O. ARCHAMBAULT
President and Owner,
PINNACLE RACEWAY

MARK A. BEAUREGARD
Attorney at Law,
RESNIC, BEAUREGARD,
  WAITE & DRISCOLL

DAVID R. CHAMBERLAND
President,
CHICOPEE BUILDING SUPPLY, INC.

DONALD R. CHASE
President and
  Chief Executive Officer,
WESTBANK CORPORATION
President and
  Chief Executive Officer,
PARK WEST BANK AND
  TRUST COMPANY

LEROY F. JARRETT
President and Treasurer (Retired),
NEW ENGLAND CHURCH INTERIORS

G. WAYNE MCCARY
President and
  Chief Executive Officer,
EASTERN STATES EXPOSITION

ROBERT J. PERLAK
Corporate Clerk,
WESTBANK CORPORATION
Private Investor

GEORGE R. SULLIVAN
Chief Executive Officer,
SULLIVAN PAPER COMPANY, INC.

JAMES E. TREMBLE
President,
VALLEY COMMUNICATIONS
  SYSTEMS, INC.

CARGILL BANK

JOHN J. MAHER
Chairman of the Board,
CARGILL BANK
Attorney at Law,
MAHER AND COTNOIR

GARY L. BRIGGS
Executive Vice President,
CARGILL BANK
Executive Vice President,
PARK WEST BANK AND
  TRUST COMPANY

DONALD R. CHASE,
President and
  Chief Executive Officer,
WESTBANK CORPORATION

SHAWN C. DONOHOE
Project Manager,
RIVER MILL INDUSTRIAL COMPLEX

RAYMOND P. FAUCHER
Co-owner,
SUPERIOR BAKERY/
  SUPERIOR CAKE PRODUCTS

KENNETH R. LACASSE
President and
  Chief Executive Officer,
CARGILL BANK

ELLIS H. PAINE
President & Owner,
EHPCO, INC.

DANIEL S. ROVERO
Mayor,
PUTNAM, CONNECTICUT

FREDERICK J. WITKOWSKI
President (Retired),
JOHNSON CORRUGATED
  PRODUCTS CORP.

H. DEXTER YOUNG
Corporate Clerk,
CARGILL BANK
Owner,
VALLEYSIDE FARM

OFFICERS

WESTBANK CORPORATION

DONALD R. CHASE
President and
  Chief Executive Officer

JOHN M. LILLY
Treasurer and
  Chief Financial Officer

GARY L. BRIGGS
Executive Vice President

KATHLEEN A. JALBERT
Senior Vice President

TRENTON E. TAYLOR
Senior Vice President

LLOYD S. HALL
Director of Auditing

PARK WEST BANK AND TRUST COMPANY

DONALD R. CHASE
President and
  Chief Executive Officer

AUDITING DIVISION

LLOYD S. HALL, CBA
Director of Auditing

BRANCH ADMINISTRATION/
HUMAN RESOURCES

KATHLEEN A. JALBERT
Senior Vice President

DEBORAH A. KUMIEGA
Assistant Vice President

GARY B. SZYMANIAK
Community Banking Officer

COMPLIANCE

JANE M. KNAPP
Vice President

EDP/OPERATIONS

S. STEVE KONIECKI
Senior Vice President

FINANCE DEPARTMENT

JOHN M. LILLY
Executive Vice President
  and Treasurer

IRVING M. WALKER, JR.
Controller

LOAN DIVISION

GARY L. BRIGGS
Executive Vice President

PAUL M. ACCORSI
Senior Vice President

DAVID M. BARSZCZ
Vice President

GERARD E. DRAPEAU
Vice President

RICHARD N. HANCHETT
Vice President

MICHAEL M. LEFEBVRE
Vice President

CLIFFORD R. BORDEAUX
Assistant Vice President

JOSEPH S. LEMAY
Assistant Vice President

JOHN E. O'BRIEN
Loan Operations Officer

LOAN CREDIT AND COLLECTION

TRENTON E. TAYLOR
Senior Vice President

PATRICIA A. NEBOSKY
Assistant Vice President

MARKETING

JOSEPH L. ROLAK
Director of Marketing
  and Vice President

RESIDENTIAL REAL ESTATE

STANLEY F. OSOWSKI
Senior Vice President

WOLFGANG A. ADAMETZ
Vice President

TRUST DIVISION

ROBERT A. GIBOWICZ
Senior Trust Officer

CARGILL BANK

KENNETH R. LACASSE
President and
  Chief Executive Officer

HOWARD STANTON, III
Senior Vice President and
  Chief Financial Officer

GARY L. BRIGGS
Executive Vice President

S. STEVE KONIECKI
Senior Vice President

STANLEY F. OSOWSKI
Senior Vice President

TRENTON E. TAYLOR
Senior Vice President

ANTHONY CAPUANO, JR.
Vice President,
  Senior Loan Officer

ELAINE C. DESSERT
Assistant Vice President

J. THOMAS MORRISON
Assistant Vice President

KATHRYN J. SAUCIER
Assistant Vice President

CORPORATE INFORMATION
Westbank Corporation and Subsidiaries

WESTBANK CORPORATION

Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400

ANNUAL MEETING

The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 19, 2000, at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

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

COMMON STOCK - MARKET INFORMATION

The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the local newspaper's listing of the NASDAQ regional market quotations.

                           1999                              1998
                           BID                               Bid
               HIGH        LOW     DIVIDEND     High         Low     Dividend
-----------------------------------------------------------------------------
First       $12  7/8     $10 1/2     $0.10     $17 1/4     $12         $0.10
Second       10  1/2       9 1/8      0.10      16 5/8      13 7/8      0.10
Third        11 15/16     10          0.10      14 3/4      10 3/8      0.10
Fourth       10  5/8       8 3/8      0.10      13           9 3/8      0.10

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2000, the Corporation had 1,354 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call: Park West Bank and Trust Company, Trust Department
(413) 747-1400. The following firms make a market in Westbank Corporation's common stock:

Advest Inc.
First Albany Corporation
Keefe, Bruyette & Woods, Inc.
McConnell, Budd & Downes, Inc.
Moors & Cabot, Inc.
Ryan, Beck & Co., Inc.
Tucker Anthony Incorporated


EQUAL OPPORTUNITY EMPLOYER

The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.


Design:  Robert Farrell Associates, Inc./Printing: Hadley Printing Company, Inc.

[RECTANGLE BOX GRAPHIC]