Form 10-K, Exhibit 13
period 2000-12-31
WESTBANK CORP
filed 2001-03-21
CIK 742070

         WESTBANK CORPORATION

         2000 ANNUAL REPORT




                  A YEAR OF TRANSITION

          TABLE OF CONTENTS
           1    Financial Highlights

           2    Letter to Shareholders

           4    Business - Westbank Corporation and Subsidiaries

           5    Selected Consolidated Financial Data

           6    Management's Discussion and Analysis - Financial Results

          20    Consolidated Balance Sheets

          21    Consolidated Statements of Income

          22    Consolidated Statements of Stockholders' Equity

          22    Consolidated Statements of Comprehensive Income

          23    Consolidated Statements of Cash Flows

          24    Notes to Consolidated Financial Statements

          43    Independent Auditors' Reports

          44    Corporate Directory

         IBC    Corporate Information




         ON THE COVER

                  The road to success is often a winding one. But with a sound strategic plan, a highly capable management team and a dedicated staff of employees, Westbank Corporation is prepared to continue its journey into the 21st century.

FINANCIAL HIGHLIGHTS
Westbank Corporation and Subsidiaries




FOR THE YEAR ENDED DECEMBER 31
(Dollars in Thousands)                2000              1999              1998
----------------------                ----              ----              ----
Net income                        $    3,788        $    4,167        $    3,377
Net interest income                   19,417            17,121            15,339
Non-interest income                    2,652             2,330             2,427
Non-interest expense                  15,841            12,598            12,200
Provision for loan losses                472                77                41


YEAR END DECEMBER 31
(Dollars in Thousands)
----------------------
Investments                       $   97,676        $   81,320        $   84,328
Loans, net                           429,231           438,567           293,113
Allowance for loan losses              3,670             3,908             2,665
Total assets                         574,596           576,150           402,623
Total deposits                       499,140           478,896           342,267
Total stockholders' equity            34,860            31,543            30,490


COMMON SHARE INFORMATION
Basic weighted average
   shares outstanding              4,229,105         4,244,402         4,143,009
Basic earnings per share          $      .90        $      .98        $      .82


GROWTH IN ASSETS, LOANS AND DEPOSITS BAR CHART
(Dollars in thousands)

                  Assets              Loans              Deposits
                  ------              -----              --------
1996             $331,803           $254,948            $298,014
1997              355,567            268,254             314,679
1998              402,623            293,113             342,267
1999              576,150            438,567             478,896
2000              574,596            429,231             499,140

CHAIRMAN AND PRESIDENT'S LETTER
WESTBANK CORPORATION AND SUBSIDIARIES


By all accounts, 2000 was a year unlike any other -- especially from a business perspective. It began with the infamous Y2K scare, saw the meteoric rise and shake-up of the dot com industry and featured a controversial presidential election that had to be decided in the U.S. Supreme Court. Even the economy, vibrant and robust in the fourth quarter of 1999, began to exhibit signs of a slowdown. All in all, it was a year of change -- a year of transition.

For us, 2000 was also a year of transition. While some might consider this a clever spin on our financial performance, it is, in fact, an appropriate analogy for a number of reasons. We completed the integration of our Cargill Bank franchise. We endured a sustained period of high interest rates that had a direct impact on our residential and commercial mortgage portfolios. And we saw eroding consumer confidence and falling stock prices begin to take their toll on the local economy.

As is often the case with a major acquisition, a significant dedication of resources was required to bring the Cargill Bank franchise in line with our corporate objectives. While we are now solidly positioned for future growth, a number of critical initiatives had to be implemented. We restructured the management team and replaced key personnel in a number of branches. We consolidated the number of Cargill Bank branch offices from five to four to reduce costs and increase our operating efficiency. We streamlined the Cargill Bank product line to better match that of our Park West Bank and Trust Company subsidiary. As a result of these initiatives, we absorbed $250,000 in non-recurring expenses and amortized $683,000 in goodwill associated with the merger.

2000 was also a challenging year for residential and commercial lending. A high interest rate environment, slowing economy and eroding consumer confidence resulted in lower than expected loan volume in our residential and commercial mortgage portfolios. Most significantly affected was the residential real estate market, as increased home prices and rising interest rates led to a cooling of what had been a relatively hot market.

At Westbank Corporation, we place great emphasis on enhancing shareholder value. In fact, our long-term strategic plan is developed with that specific goal in mind. We fully realize that our loyal investors have come to expect great things from us and we want to continue to set the bar high. While extraneous factors certainly had an impact on our overall financial performance, there were several key areas that registered significant growth from the previous fiscal year.

For the year ended December 31, 2000, earnings totaled $3,788,000 or $.89 per diluted share versus $4,167,000 or $.96 per diluted share for the year ended December 31, 1999. As of December 31, 2000, assets totaled $574.6 million, while investments grew to $97.7 million and loans totaled $429.2 million. As of year-end, deposits were $499.1 million, a $20.2 million increase compared to December 31, 1999, and the Corporation's shareholders' equity grew to $34.9 million, representing a book value of $8.26 per share.

The Corporation's net interest margin improved significantly in the fourth quarter of 2000, a trend we believe will continue in 2001. This was achieved by closely monitoring the changing interest rate environment and aggressively managing the overall cost of funds. We also took advantage of falling interest rates in the fourth quarter and improved mortgage banking activity by selling $16 million in fixed rate residential mortgages. This transaction allowed the Corporation to execute some balance sheet restructuring, as well as enhance its earnings during the quarter.

At year-end, the Corporation's allowance for loan losses totaled $3.7 million, representing .85% of total loans. At the same time, loan quality remained sound, with non-performing loans decreasing from $2.4 million to $2.2 million at the end of 2000.

In addition to the ongoing conversion efforts at Cargill Bank, we also implemented a number of initiatives designed to retain and acquire market share at both subsidiaries. In June 2000, Park West Bank and Trust Company introduced a consumer debit card, providing customers with a convenient way to make point-of-sale purchases from their checking account -- without having to write a check or withdraw cash. In addition to cementing customer relationships, the consumer debit card program is expected to generate significant fee income in 2001.

In July 2000, a Free Checking account program was introduced at both subsidiaries. Targeting new customers, this program features a free checking and savings account, free checks, free ATM transactions (at Park West Bank and Trust Company or Cargill Bank ATMs) and a free debit card. The goal of this product introduction is to generate new customer relationships and acquire low cost core deposits, thereby reducing each bank's overall cost of funds. It also provides a platform for cross-selling other profitable bank products and services like mortgages, home equity lines, and trust and investment services.

In October 2000, Park West Bank and Trust Company relocated its Westfield supermarket office from the former Stop & Shop on Route 20 to the Big Y World Class Market on East Silver Street. A successful grand opening celebration was held and response to the new location has been favorable in terms of customer traffic and feedback. October also saw the introduction of a Small Business Checking account. This came after an internal analysis of both subsidiaries' business checking account portfolios and in response to the need for an account that caters to the growing number of small business start-ups.

                             [CHASE/LAFLAMME PHOTO]


We also made significant strides in 2000 with regard to the development of our Internet banking product. The Web sites for Park West Bank and Trust Company, Cargill Bank and Westbank Corporation have been designed and are near completion. Once completed, these Web sites will be used to promote each bank's products and services and will serve as a conduit for accessing the Internet banking products for both consumer and business customers. The product rollout is scheduled for the 2nd quarter of 2001. A Web bill payment component is also being developed that would allow customers to pay their bills via the Internet. This service provides yet another way to acquire new accounts and solidifies existing customer relationships. It also places both subsidiaries in a more favorable competitive position in their respective marketplaces.

Our Business Banking Division has historically been a mainstay of the Corporation and, as such, is one of our most important assets. Despite a less than favorable interest rate environment in 2000, our Business Banking team still managed to achieve growth of 8% in our commercial and industrial loan portfolio. In 2001, we will continue to support the calling efforts of the Business Banking team at both subsidiaries, while placing additional emphasis on both the Equipment Leasing Division and our commercial mortgage portfolio. Other planned Business Banking initiatives for 2001 include a corporate Internet banking product, a business debit card and the introduction of a package of small business services such as small business checking, equipment lease financing and business retirement plan products.

2000 also saw the expansion of our successful Indirect Lending division, which underwrites consumer auto loans through automobile dealerships. Additional staff were hired and a strategic plan was implemented to acquire new dealer relationships in northeastern Connecticut. Park West Bank and Trust Company and Cargill Bank had 50 dealer affiliations as of December 31, 2000.

The Corporation's Trust and Investments Division increased its assets from $113.0 million in 1999 to $117.7 million in 2000, a 4% increase. Going forward, this division will continue to build long-term client relationships in Massachusetts and Connecticut, utilizing a disciplined investment strategy that controls risk and maximizes return.

From a corporate perspective, the Corporation initiated a stock repurchase program in early 2000. This program was implemented because the Corporation believes it is a wise long-term investment. We have been conducting the repurchases from shareholders in open market trading through registered broker-dealers. As of December 31, 2000, we repurchased a total of 127,320 outstanding shares representing $1.1 million. Our goal is to repurchase 5% of our outstanding stock and that process is approximately 50% complete.

Our primary goals in 2001 will be to increase market share, maintain asset quality and improve the Corporation's interest margins. We look forward to the challenges and opportunities that lie ahead, and remain as focused and committed as ever to building an even stronger Corporation for our shareholders, customers and employees.

With a sound strategic plan, a highly capable management team and a dedicated staff of employees, we are confident that we are well positioned for future success. As we enter the second year of the new millennium, we embark not on an uncharted expedition, but rather a well-planned journey to success.

Thank you for your loyalty, confidence and continued support of Westbank Corporation.


Sincerely,


Donald R. Chase                             Ernest N. Laflamme, Jr.
President and                               Chairman of the Board
Chief Executive Officer

Business
Westbank Corporation and Subsidiaries



CORPORATE ORGANIZATION
Westbank Corporation (hereinafter sometimes referred to as "Westbank" or the "Corporation") is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Park West Bank and Trust Company (hereinafter sometimes referred to as "Park West") and Cargill Bank (hereinafter sometimes referred to as "Cargill") into additional financial services related to banking. On January 29, 1999, Westbank became the owner of all the outstanding stock of Cargill Bancorp, Inc., a state chartered savings and loan association.

PARK WEST BANK AND TRUST COMPANY
Park West is chartered as a state bank and trust company by the Commonwealth of Massachusetts, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. A full range of retail banking services is furnished to individuals, businesses, and nonprofit organizations through thirteen banking offices located in Hampden County, Massachusetts. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

Park West also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans. Park West also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 2000 amounted to $117,713,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

CARGILL BANK
Cargill is a Connecticut state chartered savings and loan association headquartered in Danielson, Connecticut. Cargill is a member of the FDIC and is subject to regulation by the State of Connecticut Department of Banking and the Office of Thrift Supervision ("OTS"). On October 29, 1999, Cargill completed its purchase of certain assets and assumption of certain liabilities of New London Trust, F.S.B. ("New London Trust"), including two branches in Putnam and Danielson, Connecticut, with such assets totaling $106,000,000. Cargill provides a full range of retail banking services to individuals, businesses and nonprofit organizations through four banking offices located in Windham County, Connecticut. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities and automated teller machines at all branch locations.

Cargill also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these services include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

EMPLOYEES
As of December 31, 2000, the Corporation and its subsidiaries had the equivalent of 168 full-time employees.

COMPETITION
Westbank's banking, real estate activity and trust services are competitive with other financial institutions. Its service area is in western Massachusetts and northeastern Connecticut. Westbank's competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

Competition for trust services from major commercial banks is high, with continuing efforts by those banks to solicit new business. The Trust Department prides itself as one of the few remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries


Year ended December 31,
(Dollars in Thousands Except Share Amounts)                     2000          1999           1998            1997           1996
-------------------------------------------                     ----          ----           ----            ----           ----
Interest and dividend income                                 $  42,645     $  32,437      $  28,631      $  26,724       $  24,059
Interest expense                                                23,228        15,316         13,292         12,091          10,524
                                                             ---------     ---------      ---------      ---------       ---------
Net interest income                                             19,417        17,121         15,339         14,633          13,535
Provision for loan losses                                          472            77             41            306             944
Non-interest income                                              2,652         2,330          2,427          2,529           2,340
Non-interest expense                                            15,841        12,598         12,200         11,066          11,278
                                                             ---------     ---------      ---------      ---------       ---------
Income before income taxes                                       5,756         6,776          5,525          5,790           3,653
Income taxes                                                     1,968         2,609          2,148          2,406           1,516
                                                             ---------     ---------      ---------      ---------       ---------
Net income                                                   $   3,788     $   4,167      $   3,377      $   3,384       $   2,137
                                                             =========     =========      =========      =========       =========
Common share data:
   Earnings per share:
      Basic                                                  $     .90     $     .98      $     .82       $     .88      $     .59
      Diluted                                                $     .89     $     .96      $     .79       $     .85      $     .57
   Cash dividends declared                                   $     .40     $     .40      $     .40       $     .30      $     .24
   Ending book value                                         $    8.26     $    7.36      $    7.26       $    6.84      $    6.19

AT DECEMBER 31:
   Total loans -- net                                        $ 429,231     $ 438,567      $ 293,113      $ 268,254       $ 254,948
   Total assets                                                574,596       576,150        402,623        355,567         331,803
   Total non-performing assets                                   2,737         2,881          1,494          2,025           3,791
   Total deposits                                              499,140       478,896        342,267        314,679         298,014
   Total borrowings                                             20,992        46,546         27,807         11,884           9,269
   Mandatory redeemable preferred stock                         17,000        17,000
   Total stockholders' equity                                   34,860        31,543         30,490         26,918          22,717

AVERAGE FOR YEAR:
   Loans                                                       445,846       349,614        284,629        270,066         246,366
   Assets                                                      581,328       450,691        382,924        348,561         313,063
   Deposits                                                    488,396       384,410        335,110        312,725         280,855
   Stockholders' equity                                         32,096        31,187         29,229         24,638          21,777
   Weighted  shares outstanding - basic                      4,229,105     4,244,402      4,143,009       3,845,698      3,643,270
                                - diluted                    4,273,384     4,333,326      4,272,682      4,003,015       3,762,419

SELECTED RATIOS:
   Rate of return on average total assets                          .65%          .92%           .88%           .97%            .68%
   Rate of return on average stockholders' equity                11.80%        13.36%         11.55%         13.73%           9.81%
   Allowance for loan losses to total loans at year end            .85%          .88%           .90%          1.13%           1.05%
   Non-performing loans as a percentage
      of total loans at year end                                   .51%          .55%           .35%           .68%           1.23%
   Net charge-offs (recoveries) as a
      percentage of average loans                                  .16%          .14%           .15%          (.02%)           .88%
   Other real estate owned as a percentage of total assets         .09%          .08%           .12%           .10%            .19%

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries


Management's discussion of operations and financial position is based on the selected consolidated financial data and should be read in conjunction with the consolidated financial statements and notes thereto. Effective January 29, 1999, Cargill Bank was merged with and into Westbank Corporation, pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. Approximately 400,164 of Westbank common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. The restatement of the historical data is based on Westbank's fiscal year-end December 31 and Cargill's fiscal year-end September 30 for all periods prior to 1999.

On October 29, 1999, Cargill Bank completed its acquisition of the Connecticut division of New London Trust. The two New London Trust offices became part of Cargill Bank. The acquisition resulted in $106 million of assets (loans of $84 million) and $106 million of liabilities being acquired as of October 29, 1999. The Corporation has accounted for this acquisition on the purchase accounting method.

For 2000, the Corporation reported net income of $3,788,000, or $.90 per share basic and $.89 diluted, after providing $472,000 for loan losses. This compares to net income for 1999 of $4,167,000, or $.98 per share basic and $.96 diluted. The Corporation's 1999 earnings reflected a provision for loan losses of $77,000. Net interest income increased $2,296,000 from 1999 to 2000.

Non-interest expense amounted to $15,841,000 in 2000 compared to $12,598,000 in 1999, an increase of $3,243,000, or 26%. The increase in operating expenses for 2000 is a result of the overall growth of the Corporation and the acquisition of the New London offices, as well as the amortization of goodwill associated with the branch acquisition totaling $683,000. Non-interest income increased by $322,000 compared to 1999. During 2000, Trust Department earnings grew by $26,000 versus 1999. Gains on sale of investments, other real estate and sale of mortgages increased by $22,000, while service charges on deposit accounts, other non-interest income and loan servicing fees grew by $274,000 compared to 1999. Income taxes in 2000 totaled $1,968,000, a decrease of $641,000 versus 1999.

At December 31, 2000, the Corporation's total assets were $574,596,000, a decrease of $1,554,000 compared to year-end 1999.

Non-performing assets amounted to $2,737,000 or .48% of total assets at December 31, 2000, compared with $2,881,000 or .50% at the end of 1999.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions which can apply to a financial institution. As of December 31, 2000, Park West's and Cargill's capital were at levels that placed each Bank in the "well capitalized" category as defined by FDICIA.

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums exists. In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.

Westbank Corporation and Subsidiaries


COMPONENTS OF CAPITAL
The following table presents the Corporation's components of capital as of December 31. The table also presents the ratio of capital to total assets.

(Dollars in Thousands)                   2000            1999            1998
----------------------                   ----            ----            ----
Stockholders' Equity
   Common stock                        $  8,567        $  8,567        $  8,397
   Additional paid-in-capital            11,608          11,633          11,076
   Retained earnings                     15,408          13,317          10,803
   Treasury stock                          (526)
   Accumulated other
      comprehensive income (loss)          (197)         (1,974)            214
                                       --------        --------        --------
Total Capital                          $ 34,860        $ 31,543        $ 30,490
                                       ========        ========        ========
Ratio of capital
   to average total assets                 6.45%           6.92%           7.53%

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

The following are the Corporation's risk-based capital ratios at December 31:

                                                        2000          1999          1998
                                                        ----          ----          ----
Tier 1 risk-based capital (minimum required 4%)        10.34%        10.17%        11.94%

Total risk-based capital (minimum required 8%)         12.85%        12.50%        13.00%

DISCUSSION OF MARKET RISK
Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, concentrates on fundamental strategies to structure the balance sheet and the composition of assets and liabilities. Since the Corporation does not utilize interest rate futures, swaps or options transactions, its asset/liability profile is not complex. It reflects a simple approach to managing risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts as well as a combination of fixed and variable rate deposit products and borrowed funds. Bank policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

The Bank seeks to control its interest rate risk exposure in a manner that allows for adequate levels of earnings and capital over a range of possible interest rate environments. The Bank has adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, the Bank actively manages interest rate risk through the use of a simulation model that measures the sensitivity of future net interest income to changes in interest rates. In addition, the Bank regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

Westbank Corporation and Subsidiaries

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 2000 and 1999:

                                      Percentage Change in
 Change in Interest Rates             Net Interest Income
     (In Basis Points)              2000              1999
     -----------------              ----              ----
           +200                        0%             (3.00%)
           Level                       0%              0%
           -200                       (1.00%)          2.00%

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

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries


                                             Three          Over Three        Over One          Over
                                             Months         Months to         Year to           Five
(Dollars in Thousands)                      or Less           A Year         Five Years         Years            Total
----------------------                      -------           ------         ----------         -----            -----
EARNING ASSETS
   Investments                             $   5,517        $     396        $  14,378        $  77,385       $  97,676
   Interest bearing cash                         127                               100                              227
   Loans                                      64,378           71,536          146,783          150,204         432,901
   Federal funds sold                          5,249                                                              5,249
                                           ---------        ---------        ---------        ---------       ---------
                                              75,271           71,932          161,261          227,589         536,053
INTEREST BEARING LIABILITIES
   Savings deposits                                            10,485           94,374                          104,859
   NOW accounts                                                 2,965           26,679                           29,644
   Money market accounts                      18,849                                                             18,849
   Other time deposits                       113,714          114,633           53,494              338         282,179
   Borrowed funds and preferred stock         13,992                             7,000           17,000          37,992
                                           ---------        ---------        ---------        ---------       ---------
                                           $ 146,555        $ 128,083        $ 181,547        $  17,338       $ 473,523
                                           =========        =========        =========        =========       =========

Interest Rate
   Sensitivity Gap                         $ (71,284)       $ (56,151)       $ (20,286)       $ 210,251       $  62,530
Cumulative Interest Rate
   Sensitivity Gap                           (71,284)        (127,435)        (147,721)          62,530
Interest Rate
   Sensitivity Gap Ratio                      (13.30)%         (10.47)%          (3.78)%          39.22%          11.67%
Cumulative Interest Rate
   Sensitivity Gap Ratio                      (13.30)%         (23.77)%         (27.55)%         11.67%

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $10,485,000 and $2,965,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

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

DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed average balance sheets for 2000, 1999 and 1998. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

Westbank Corporation and Subsidiaries

                                                      2000                          1999                            1998
                                                              Average                        Average                         Average
                                                    Interest   Yield/             Interest    Yield/              Interest    Yield/
                                        Average     Income/     Rate    Average    Income/     Rate    Average     Income/     Rate
(Dollars in Thousands)                  Balance     Expense     Paid    Balance    Expense     Paid    Balance     Expense     Paid
----------------------                  -------     -------     ----    -------    -------     ----    -------     -------     ----
ASSETS
Securities:
   U.S. Treasury                       $     534   $      32    6.00%  $     812  $      49    6.03%  $   3,663   $     221    6.03%
   Federal agencies                       90,018       6,422    7.12      69,536      4,638    6.67      61,856       3,994    6.46
   Tax exempt federal (a)                    616          42    6.82         284         20    7.04
   Other securities                        4,007         292    7.29       1,910        155    8.12       4,969         304    6.12
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Total securities                          95,175       6,788    7.13      72,542      4,862    6.70      70,488       4,519    6.41
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Interest-bearing cash and
   temporary investments                     765          41    5.36       2,559        123    4.81         792          29    3.66
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Loans: (b)
   Commercial                             60,064       5,608    9.34      52,356      4,221    8.06      41,129       3,810    9.26
   Tax exempt federal (a)                  4,653         413    8.88       2,191        198    9.04
   Real estate                           333,757      26,008    7.79     258,639     20,120    7.78     213,377      17,400    8.15
   Consumer                               47,372       3,708    7.83      36,428      2,815    7.73      30,123       2,435    8.08
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
   Total loans                           445,846      35,737    8.02     349,614     27,354    7.82     284,629      23,645    8.31
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Federal funds sold                         3,793         234    6.17       3,287        171    5.20       7,761         438    5.64
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Total earning assets                     545,579   $  42,800    7.84%    428,002  $  32,510    7.60%    363,670   $  28,631    7.87%
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Allowance for loan losses                 (3,937)                         (3,019)                        (2,920)
Cash and due from banks                   14,054                          12,033                         11,120
Other assets                              25,632                          13,675                         11,054
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Total assets                           $ 581,328                       $ 450,691                      $ 382,924
                                       =========   =========    ====   =========  =========    ====   =========   =========    ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                             $ 127,764   $   3,365    2.63%  $  63,611  $   1,742    2.74%  $  50,588   $   1,382    2.73%
   Money market                           24,021         765    3.18      29,465        883    3.00      31,663       1,195    3.77
   Negotiated rate certificates           50,391       2,899    5.75      34,934      1,754    5.02      22,977       1,118    4.87
   Other time deposits                   225,609      12,464    5.52     202,834      9,296    4.58     181,085       8,967    4.95
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
   Total time deposits                   427,785      19,493    4.56     330,844     13,675    4.13     286,313      12,662    4.42
Borrowed funds/preferred stock            57,717       3,735    6.47      33,001      1,641    4.97      16,906         630    3.73
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Total interest-bearing liabilities       485,502      23,228    4.78     363,845     15,316    4.21     303,219      13,292    4.38
Demand deposits                           60,610                          53,566                         48,797
Other liabilities                          3,120                           2,093                          1,679
Stockholders' equity                      32,096                          31,187                         29,229
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Total liabilities and
   stockholders' equity                $ 581,328                       $ 450,691                      $ 382,924
                                       =========   =========    ====   =========  =========    ====   =========   =========    ====
Net interest income                                   19,572                         17,194                          15,339
Yield spread                                                    3.06                           3.39                            3.49
Net yield on earning assets                                     3.59%                          4.02%                           4.22%
Deduct tax equivalent adjustment                         155                             73
                                       ---------   ---------    ----   ---------  ---------    ----   ---------   ---------    ----
Net interest income                                $  19,417                      $  17,121                       $  15,339
                                       =========   =========    ====   =========  =========    ====   =========   =========    ====

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

During 2000, the yield spread declined to 3.06% versus 3.39% in 1999. The Corporation's net interest margin decreased during 2000 to 3.59% from 4.02% in 1999, a decrease of 43 basis points.

During 1999, the yield declined by 1- basis points versus 1998. The Corporation's net interest margin decreased during 1999 to 4.02% from 4.22% in 1998, a decrease of 20 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

Westbank Corporation and Subsidiaries


RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS
The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis) and interest expense and changes therein for 2000 as compared with 1999 and 1999 compared with 1998.

                                             2000 Compared With 1999                          1999 Compared With 1998
                                             -----------------------                          -----------------------
                                                      Increase        Due to                          Increase       Due to
(Dollars in Thousands)               2000    1999    (Decrease)  Volume    Rate      1999     1998   (Decrease) Volume    Rate
----------------------               ----    ----    ----------  ------    ----      ----     ----   ---------  ------    ----
Interest earned:
   Securities:
   U.S. Treasury                   $    32  $    49   $   (17)  $  (17)           $    49  $   221  $  (172)  $ (172)
   Federal agencies                  6,422    4,638     1,784    1,444  $   340     4,638    3,994      644      510   $   134
   Tax exempt federal                   42       20        22       23       (1)       20                20       20
   Other securities                    292      155       137      151      (14)      155      304     (149)    (227)       78
Interest-bearing cash                   41      123       (82)     (98)      16       123       29       94       82        12
Loans:
   Commercial                        5,608    4,221     1,387      667      720     4,221    3,810      411      947      (536)
   Tax exempt federal                  413      198       215      219       (4)      198               198      198
   Real estate                      26,008   20,120     5,888    5,857       31    20,120   17,400    2,720    3,552      (832)
   Consumer                          3,708    2,815       893      856       37     2,815    2,435      380      490      (110)
Federal funds sold                     234      171        63       29       34       171      438     (267)    (235)      (32)
                                   -------  -------   -------   ------  -------   -------  -------   ------   ------    ------
                                    42,800   32,510    10,290    9,131    1,159    32,510   28,631    3,879    5,165    (1,286)
                                   -------  -------   -------   ------  -------   -------  -------   ------   ------    ------
Interest expense:
   Savings                           3,365    1,742     1,623    1,687      (64)    1,742    1,382      360      356         4
   Money market                        765      883      (118)    (177)      59       883    1,195     (312)     (80)     (232)
   Negotiated rate certificates      2,899    1,754     1,145      861      284     1,754    1,118      636      600        36
   Other time deposits              12,464    9,296     3,168    1,121    2,047     9,296    8,967      329    1,028      (699)
   Borrowed funds                    3,735    1,641     2,094    1,493      601     1,641      630    1,011      749       262
                                   -------  -------   -------   ------  -------   -------  -------   ------   ------   -------
                                    23,228   15,316     7,912    4,985    2,927    15,316   13,292    2,024    2,653      (629)
                                   -------  -------   -------   ------  -------   -------  -------   ------   ------   -------
Net interest income                $19,572  $17,194   $ 2,378   $4,146  $(1,768)  $17,194  $15,339   $1,855   $2,512   $  (657)
                                   =======  =======   =======   ======  =======   =======  =======   ======   ======   =======


* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 2000 increased to $19,572,000, up 14% from $17,194,000 in 1999. A 27% increase in average earning assets and a 24 basis point increase in average rate of return resulted in an increase in volume of $9,131,000 and an increase in rate of $1,159,000. An increase of 33% in average interest-bearing liabilities and a 57 basis point increase in average rate of interest paid contributed to an increase in volume of $4,985,000 and in increase in rate of $2,927,000.

Net interest income for 1999 increased to $17,194,000, up 12% from $15,339,000 in 1998. An 18% increase in average earning assets and a 27 basis point decline in average rate of return resulted in an increase in volume of $5,165,000 and a decrease in rate of $1,286,000. An increase of 20% in average interest-bearing liabilities and a 17 basis point increase in average rate of interest paid contributed to an increase in volume of $2,653,000 and a decrease in rate of $629,000.

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

Westbank Corporation and Subsidiaries


INVESTMENT PORTFOLIO MIX PIE CHART
(Dollars in thousands)
                        U.S. Government                                    $    537
                        Federal agencies                                     71,253
                        Mortgage-backed securities                           20,417
                        Municipal bonds                                         614
                        Other securities                                      5,150


INVESTMENT PORTFOLIO
Refer to Note 2 in the Notes to Consolidated Financial Statements of this report which covers the maturity distribution and fair values at December 31, 2000 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                   2000         1999         1998
                                   ----         ----         ----
U. S. Government obligations      $   499      $   499      $   998
Federal agency obligations          9,448        9,459       26,890
Mortgage-backed securities          1,462        1,846        2,728
                                  -------      -------      -------
Amortized cost                    $11,409      $11,804      $30,616
                                  =======      =======      =======

The following table shows the fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                        2000          1999          1998
                                        ----          ----          ----
U. S. Government obligations          $     38      $     11      $    928
Federal agency obligations              61,465        50,379        26,667
Mortgage-backed securities              18,929        16,504        24,372
Municipal bonds                            624           598
Equity securities                        5,211         2,024         1,745
                                      --------      --------      --------
                                        86,267        69,516        53,712
Gross unrealized (gain) loss on
   securities available for sale           295         3,053          (352)
                                      --------      --------      --------
Amortized cost                        $ 86,562      $ 72,569      $ 53,360
                                      ========      ========      ========

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 2000:

                      Within 1 Year         1 to 5 Years          5 to 10 Years         After 10 Years            Total
                    Average Amortized     Average Amortized     Average Amortized     Average Amortized     Average Amortized
                      Yield      Cost       Yield      Cost       Yield      Cost       Yield      Cost       Yield      Cost
                      -----      ----       -----      ----       -----      ----       -----      ----       -----      ----
U. S. Government
  obligations          6.23%  $   537                                                                        6.23%   $    537
Federal agency
  obligations          6.27       998      6.43%     $13,179       7.07%   $53,376     6.58%   $  3,700      6.91      71,253
Mortgage-backed
  securities           5.84       381      6.45          433       6.42        621     6.74      18,982      6.71      20,417
Municipal bonds                                                    4.71        614                           4.71         614
                       ----    ------      ----      -------       ----    -------     ----     -------      ----     -------
Total debt
Securities             6.17    $1,916      6.43%     $13,612       7.03%   $54,611     6.71%    $22,682      6.85%    $92,821
                       ====    ======      ====      =======       ====    =======     ====     =======      ====     =======

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding.

Westbank Corporation and Subsidiaries


LOAN PORTFOLIO
The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                    2000            1999            1998            1997            1996
                                    ----            ----            ----            ----            ----
Commercial                       $  60,652       $  56,276       $  41,760       $  41,661       $  36,153
                                 ---------       ---------       ---------       ---------       ---------
Real Estate:
   Construction                      5,160           5,952           5,998           5,302           6,662
   Residential (1-4 family)        248,059         263,832         168,744         152,896         153,781
   Commercial properties            84,833          85,385          60,348          55,127          45,506
                                 ---------       ---------       ---------       ---------       ---------
Total Real Estate                  338,052         355,169         235,090         213,325         205,949
                                 ---------       ---------       ---------       ---------       ---------
Consumer                            34,578          31,556          19,277          16,648          15,943
                                 ---------       ---------       ---------       ---------       ---------
   Gross loans                     433,282         443,001         296,127         271,634         258,045
Deferred loan origination
   fees-net of costs                  (381)           (526)           (349)           (323)           (398)
                                 ---------       ---------       ---------       ---------       ---------
Total Loans                        432,901         442,475         295,778         271,311         257,647
Allowance for loan
   losses                           (3,670)         (3,908)         (2,665)         (3,057)         (2,699)
                                 ---------       ---------       ---------       ---------       ---------
Net loans                        $ 429,231       $ 438,567       $ 293,113       $ 268,254       $ 254,948
                                 =========       =========       =========       =========       =========

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the western Massachusetts and northeastern
Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $3,798,000 or 11% of stockholders' equity as of December 31, 2000, compared to $3,266,000 or 10.4% as of December 31, 1999. The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 2000:


LOAN MIX PIE CHART
Commercial loans                    $ 60,652
Consumer loans                        34,578
Residential real estate              248,059
Commercial real estate                89,993


                                        12 Months      1 - 5        After
(Dollars in Thousands)                   or Less       Years       5 Years       Total
----------------------                   -------       -----       -------       -----
Commercial                               $44,556      $15,455      $   641      $60,652
Commercial real estate-construction        5,160                                  5,160
                                         -------      -------      -------      -------
   Totals                                $49,716      $15,455      $   641      $65,812
                                         =======      =======      =======      =======


Of the commercial loans which mature beyond one year, approximately $15,009,000 have fixed rates and the remaining $1,087,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $8,460,000 and $38,569,000, respectively, at December 31, 2000 and $4,604,000 and $38,827,000, respectively, in 1999. See further discussion in Note 14 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries


LOAN LOSS EXPERIENCE
The provision for loan losses is an amount added to the allowance against which loan losses are charged. The provision for losses is dependent on actual net write-offs and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on these reviews, the allowance for loan losses at December 31, 2000, is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:


Year Ended December 31,
(Dollars in Thousands)                                  2000            1999            1998            1997             1996
----------------------                                  ----            ----            ----            ----             ----
Balance at beginning of year                         $   3,908       $   2,665       $   3,057       $   2,699        $   3,924
Provision charged to expense                               472              77              41             306              944
Acquisition                                                              1,669
                                                     ---------       ---------       ---------       ---------        ---------
                                                         4,380           4,411           3,098           3,005            4,868
                                                     ---------       ---------       ---------       ---------        ---------
Charge-offs:
   Loans secured by real estate                            163              78             318             394            1,745
   Construction/land development                                                                                            190
   Commercial and
      industrial loans                                     538             455             153             250              510
   Consumer loans                                           88              90              47             116               94
                                                     ---------       ---------       ---------       ---------        ---------
                                                           789             623             518             760            2,539
                                                     ---------       ---------       ---------       ---------        ---------
Recoveries:
   Loans secured by real estate                             32              79              42             354              324
   Construction/land development                                            14                                               14
   Commercial and
      industrial loans                                      27              15              30             445               12
   Consumer loans                                           20              12              13              13               20
                                                     ---------       ---------       ---------       ---------        ---------
                                                            79             120              85             812              370
                                                     ---------       ---------       ---------       ---------        ---------
Net charge-offs (recoveries)                               710             503             433             (52)           2,169
                                                     ---------       ---------       ---------       ---------        ---------
Balance at end of year                               $   3,670       $   3,908       $   2,665       $   3,057        $   2,699
                                                     =========       =========       =========       =========        =========
Average loans outstanding                            $ 445,846       $ 349,614       $ 284,629       $ 270,066        $ 246,366
                                                     =========       =========       =========       =========        =========
Net charge-offs (recoveries) as a percentage
   of average loans                                       0.16%           0.14%           0.15%          (0.02)%           0.88%
Net charge-offs (recoveries) as a percentage of
   the allowance at January 1                            18.17           18.87           14.16           (1.93)           55.28
Allowance as a percentage of total
   loans at December 31                                   0.85            0.88            0.90            1.13             1.05
Allowance as a percentage of
   non-performing loans
   at December 31                                       167.12          160.23          259.24          166.87            85.41

Westbank Corporation and Subsidiaries

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:


(Dollars in Thousands)               2000                 1999                1998                 1997               1996
----------------------               ----                 ----                ----                 ----               ----
                                       % of                 % of                 % of                % of               % of
                                       Total                Total                Total               Total              Total
                             Amount    Loans       Amount   Loans      Amount    Loans      Amount   Loans     Amount   Loans
                             ------    -----       ------   -----      ------    -----      ------   -----     ------   -----
Loans secured by
   real estate               $2,212    76.83%      $2,986   78.84%     $1,764    77.38%     $2,083   76.55%    $1,763   77.23%
Construction/land
   development                   17     1.19           64    1.34          70     2.03          83    1.97         94    2.58
Commercial and industrial
   loans                      1,164    14.00          581   12.70         628    14.10         697   15.35        685   14.01
Consumer loans                  277     7.98          277    7.12         203     6.49         194    6.13        157    6.18
                             ------    -----       ------   -----      ------    -----      ------   -----     ------   -----
                             $3,670   100.00%      $3,908     100%     $2,665     100%      $3,057     100%    $2,699     100%
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

(Dollars in Thousands)                     2000            1999            1998           1997            1996
----------------------                     ----            ----            ----           ----            ----
Loans on a non-accrual basis            $   1,778       $   2,001       $     797      $   1,648       $   2,878
                                        =========       =========       =========      =========       =========
Non-accrual loans as a percentage
   of total net loans outstanding            0.41%           0.46%           0.27%          0.61%           1.13%
Non-accrual loans as a percentage
   of total assets                           0.31%           0.35%           0.20%          0.46%           0.87%
Loans contractually past due 90
   days or more and still accruing      $     418       $     438       $     231      $     184       $     282

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis was $159,000, $77,000, $35,000, $79,000 and $240,000 for 2000, 1999, 1998, 1997 and 1996, respectively.

Westbank Corporation and Subsidiaries


The Bank evaluates each impaired loan to determine the appropriate income recognition practice. Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 2000 and 1999 on impaired loans was not significant. At December 31, 2000 and 1999, the recorded investment in impaired loans was $1,778,000 and $2,365,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 2000, the average recorded investment in impaired loans was $1,184,000 compared to $874,000 for 1999.

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

OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)             2000       1999       1998       1997       1996
----------------------             ----       ----       ----       ----       ----
Other real estate owned - net      $541       $442       $466       $353       $631
Other real estate owned as a
   percentage of total assets       .09%       .08%       .12%       .10%       .19%

DEPOSITS

The following table sets forth the average amounts of various classifications of deposits:

                                    2000                    1999                   1998
(Dollars in Thousands)         Amount     Rate        Amount      Rate      Amount       Rate
----------------------         ------     ----        ------      ----      ------       ----
Savings                      $127,764     2.63%     $  63,611     2.74%    $  50,588     2.73%
Money market                   24,021     3.18         29,465     3.00        31,663     3.77
Certificates of deposit        50,391     5.75         34,934     5.02        22,977     4.87
Other time deposits           225,609     5.52        202,834     4.58       181,085     4.95
                             --------     ----      ---------     ----     ---------     ----
                              427,785     4.56%       330,844     4.13%      286,313     4.42%
Demand deposits                60,610                  53,566                 48,797
                             --------     ----      ---------     ----     ---------     ----
                             $488,395                $384,410               $335,110
                             ========     ====      =========     ====     =========     ====


Certificates of deposit of $100,000 and over at December 31, 2000 had the following maturities:

                           3 Months       3 to 6       6 to 12      1 Year to
(Dollars in Thousands)      or Less       Months        Months       5 Years        Total
----------------------      -------       ------        ------       -------        -----
                            =======       ======        ======        ======       =======
Totals                      $33,226       $7,923        $6,962        $5,128       $53,239
                            =======       ======        ======        ======       =======



DEPOSIT MIX PIE CHART
(Dollars in thousands)
                           Demand deposits                               $  63,609
                           Savings deposits                                104,859
                           NOW accounts                                     29,643
                           Money market accounts                            18,849
                           Other time deposits                             282,179

Westbank Corporation and Subsidiaries

RETURN ON EQUITY AND ASSETS

The Corporation's return on average equity and assets for each of the years ended December 31 were as follows:

                                                             2000          1999          1998
                                                             ----          ----          ----
Return on average total assets                                .65%          .92%          .88%
Return on average stockholders' equity                      11.80%        13.36%        11.55%
Average stockholders' equity to average total assets         5.52%         6.92%         7.63%
Dividend payout ratio                                       44.80%        39.67%        44.54%

BORROWINGS

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                             2000          1999          1998
----------------------                             ----          ----          ----
Balance at year end                              $20,992       $46,546       $27,807
Average amount outstanding                        40,717        28,751        16,442
Maximum amount outstanding at any month-end       50,742        46,769        28,307
Average interest rate for the year                  5.16%         5.37%         3.83%
Average interest rate on year-end balance           4.02%         4.97          3.85

STATEMENTS OF INCOME

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 2000, 1999 and 1998 will be covered in greater detail. As of December 31, 2000, the principal earning assets of the holding company consist of a commercial bank, Park West Bank and Trust Company, and a Connecticut state-chartered savings and loan association, Cargill Bank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2000. The significant changes are discussed in the analysis that follow the summary.

                                                                                Percentage of
                                                                             increase (decrease)

                                                                             2000          1999
                                                                             Over          Over
(Dollars in Thousands)             2000          1999          1998          1999           1998
----------------------             ----          ----          ----          ----           ----
Net interest income             $19,417       $17,121       $15,339         13.41%        11.62%
Provision for loan losses           472            77            41        512.99         87.80
Non-interest income               2,652         2,330         2,427         13.82         (4.00)
Non-interest expense             15,841        12,598        12,200         25.74          3.26
Income taxes                      1,968         2,609         2,148        (24.57)        21.46
                                -------       -------       -------         -----         -----
Net Income                      $ 3,788       $ 4,167       $ 3,377         (9.09)%       23.39%
                                =======       =======       =======         =====         =====

INTEREST INCOME
Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 2000 amounted to $42,645,000 as compared to $32,437,000 for 1999 and $28,631,000 for 1998. For 2000 this represents an increase of $10,208,000 or 31% over 1999, while interest income increased by $3,806,000 or 13% in 1999 versus 1998. The increase in 2000 is the result of an increase in average earning assets of $117,577,000 or 27%, and an increase of 24 basis points in average earning interest rate. The increase in 1999 over 1998 is the result of an increase in average earning assets of $64,332,000 offset by a 27 basis point decrease in average earning interest rate.

Westbank Corporation and Subsidiaries


INTEREST EXPENSE
Interest expense for 2000 on deposits and borrowings amounted to $23,228,000 as compared to $15,316,000 in 1999 and $13,292,000 for 1998. Interest expense increased by $7,912,000 or 52% during 2000 compared to 1999 and 1999 interest expense increased by $2,024,000 or 15% versus 1998. The 2000 increase is the result of an increase in average interest-bearing liabilities of $121,657,000 and a 57 basis point increase in the average rate of interest paid compared to 1999. The increase in interest expense during 1999 versus 1998 is the result of an increase of average interest-bearing liabilities of $60,626,000 combined with a 17 basis point decrease in average interest rate paid.

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

The following table sets forth Westbank's net interest income:

(Dollars in Thousands)                        2000           1999           1998
================================================================================
Total interest income                      $42,645        $32,437        $28,631
Total interest expense                      23,228         15,316         13,292
--------------------------------------------------------------------------------
Net interest income                        $19,417        $17,121        $15,339
================================================================================


The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities which result in net interest income.

NET INTEREST INCOME BAR CHART
(Dollars in thousands)

                       1996                     $13,535
                       1997                      14,633
                       1998                      15,339
                       1999                      17,121
                       2000                      19,417


PROVISION FOR LOAN LOSSES
The 2000 provision for loan losses totaled $472,000 compared with $77,000 in 1999. The increase in the provision for loan losses during 2000 is directly attributable to the charge off of one commercial loan totaling approximately $400,000. During 1999, the provision increased by $36,000 versus 1998. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

NON-INTEREST INCOME
Income from sources other than interest was $2,652,000 in 2000, a increase of $322,000 from the prior year and an increase of $225,000 versus 1998. Non-interest income for 2000 reflects an increase in Trust Department earnings of $26,000, an increase in service charges on deposit accounts and other non-interest income of $156,000, an increase in loan servicing income of $118,000 and a net increase from the gain on sale of investments, other real estate and mortgages totaling $22,000 compared to 1999.

Westbank Corporation and Subsidiaries


NON-INTEREST EXPENSE
The components of other operating expenses are as follows:

(Dollars in Thousands)                          2000          1999          1998
================================================================================
Salaries and benefits                        $ 7,940       $ 6,541       $ 5,797
Occupancy                                        983           881           802
Other non-interest expense                     6,120         5,053         5,497
Goodwill amortization                            683           100
Other real estate
  owned expenses and provision                   115            23           104
--------------------------------------------------------------------------------
                                             $15,841       $12,598       $12,200
================================================================================

OPERATING EXPENSE BAR CHART
(as a percentage of assets)

                        1996              3.60%
                        1997              3.17
                        1998              3.19
                        1999              2.79
                        2000              2.61

(Excludes amortization of goodwill)


Overall non-interest expense increased during 2000 by $3,243,000 versus 1999 and by $398,000 compared to 1998. During 2000, salaries and benefits increased by $1,399,000, attributable to overall corporate growth and the staff requirements for the addition of the branch offices acquired during 1999. Occupancy increased by $102,000 versus 1999. Other non-interest expense and depreciation and amortization expense increased in 2000 by $967,000, also the result of the branches acquired during 1999. Goodwill amortization during 2000 totaled $683,000, representing amortization of the premium paid on deposits acquired with the branch acquisition.

INCOME TAXES
For the year ended December 31, 2000, Westbank Corporation recorded a tax expense of $1,968,000 compared to 1999, when the Corporation recorded a tax expense of $2,609,000.

NET INCOME
The net income for 2000 of $3,788,000, or $.90 per share basic and $.89 per share diluted, is based on a weighted average of 4,229,105 basic and 4,273,384 diluted shares outstanding, compared with a net income for 1999 of $4,167,000, or $.98 per share basic and $.96 per share diluted based on a weighted average of 4,244,402 basic and 4,333,326 diluted. Net income in 1998 was $3,337,000, or
$.82 per share basic and $.79 per share diluted and based on weighted average shares of 4,143,009 basic and 4,272,682 diluted.

NEW ACCOUNTING STANDARDS
In 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133, which establishes accounting and reporting standards for derivatives, derivative instruments embedded in other contracts and for hedging activities. In 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for certain derivatives, derivative instruments embedded in other contracts and for certain hedging activities. These statements are effective for the Corporation's fiscal 2001 financial statements. Management has determined that the adoption of these standards will have no significant impact on the Corporation's consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries


December 31,
(Dollars in Thousands, except share amounts)                      2000         1999
====================================================================================
ASSETS
Cash and due from banks:
  Non-interest bearing                                       $  18,043    $  17,006
  Interest bearing                                                 227        1,147
------------------------------------------------------------------------------------
                                                                18,270       18,153
Federal funds sold                                               5,249       13,389
------------------------------------------------------------------------------------
  Total cash and cash equivalents                               23,519       31,542
------------------------------------------------------------------------------------
Securities (Note 2):
  Investment securities available for sale                      86,267       69,516
  Investment securities held to maturity
    (fair value of $11,392 in 2000 and $11,472 in 1999)         11,409       11,804
------------------------------------------------------------------------------------
  Total securities                                              97,676       81,320
------------------------------------------------------------------------------------
Loans, net of allowance for loan losses
  of $3,670 in 2000 and $3,908 in 1999 (Note 3)                427,381      436,411
Mortgage loans held for sale                                     1,850        2,156
------------------------------------------------------------------------------------
Total loans                                                    429,231      438,567
------------------------------------------------------------------------------------
Property and equipment (Note 4)                                  7,292        7,809
Other real estate owned, net of allowance for losses
  $31 in 1999 (Note 5)                                             541          442
Accrued interest receivable                                      3,977        3,243
Intangible assets, net of amortization
  of $683 in 2000 and $100 in 1999                               9,521        9,971
Other assets                                                     2,839        3,256
------------------------------------------------------------------------------------
         Total assets                                        $ 574,596    $ 576,150
====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 6):
  Non-interest bearing                                       $  63,609    $  59,643
  Interest bearing                                             435,531      419,253
------------------------------------------------------------------------------------
  Total deposits                                               499,140      478,896
Borrowed funds (Note 7)                                         20,992       46,546
Interest payable on deposits                                       727          732
Other liabilities                                                1,877        1,433
------------------------------------------------------------------------------------
  Total liabilities                                            522,736      527,607
------------------------------------------------------------------------------------
Mandatory redeemable preferred stock (Note 8)                   17,000       17,000
------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 13 and 14)
------------------------------------------------------------------------------------
Stockholders' equity (Notes 11 and 16):
  Preferred stock, par value $5 per share, authorized
     100,000 shares; none issued
  Common stock, par value $2 per share,
     authorized 9,000,000 shares; issued and outstanding
     4,222,520 shares in 2000 and 4,283,719 shares in 1999       8,567        8,567
  Additional paid-in capital                                    11,608       11,633
  Retained earnings                                             15,408       13,317
  Treasury stock (61,199 shares at cost)                          (526)
  Accumulated other comprehensive income (loss)                   (197)      (1,974)
------------------------------------------------------------------------------------
Total stockholders' equity                                      34,860       31,543
------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity          $ 574,596    $ 576,150
====================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries


Years ended December 31,
(Dollars in Thousands, except share amounts)               2000         1999         1998
==========================================================================================
Interest and dividend income:
  Interest and fees on loans                         $   35,596   $   27,288   $   23,645
  Interest and dividend income from securities            6,774        4,855        4,614
  Interest from interest-bearing cash
     and federal funds sold                                 275          294          372
------------------------------------------------------------------------------------------
     Total interest and dividend income                  42,645       32,437       28,631
------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits (Note 6)                          21,125       13,773       12,662
  Interest on borrowed funds (Note 7)                     2,103        1,543          630
------------------------------------------------------------------------------------------
     Total interest expense                              23,228       15,316       13,292
------------------------------------------------------------------------------------------
Net interest income                                      19,417       17,121       15,339
Provision for loan losses (Note 3)                          472           77           41
------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                            18,945       17,044       15,298
------------------------------------------------------------------------------------------
Non-interest income:
  Trust department income                                   528          502          498
  Service charges on deposits                             1,070          938          766
  Loan servicing                                            410          292          470
  Gain on sale of securities available for sale                           92          141
  Gain on sale of other real estate owned (Note 5)           16           34           43
  Gain on sale of mortgages                                 136            4          120
  Other non-interest income                                 492          468          389
------------------------------------------------------------------------------------------
     Total non-interest income                            2,652        2,330        2,427
------------------------------------------------------------------------------------------
Non-interest expense:
  Compensation and benefits (Note 10)                     7,940        6,541        5,797
  Depreciation and amortization                             992          968          851
  Data processing                                         1,639          945          808
  Occupancy expense                                         983          881          802
  Other real estate owned expenses (Note 5)                 115           23          104
  Other non-interest expense (Note 15)                    3,489        3,140        3,838
  Goodwill amortization                                     683          100
------------------------------------------------------------------------------------------
     Total non-interest expense                          15,841       12,598       12,200
------------------------------------------------------------------------------------------
Income before income taxes                                5,756        6,776        5,525
Income taxes (Note 9)                                     1,968        2,609        2,148
------------------------------------------------------------------------------------------
     Net income                                      $    3,788   $    4,167   $    3,377
==========================================================================================
Earnings per share (Note 12):
                 - Basic                             $      .90   $      .98   $      .82
                 - Diluted                           $      .89   $      .96   $      .79
==========================================================================================
Weighted average shares outstanding (Note 12):
                 - Basic                              4,229,105    4,244,402    4,143,009
                 - Diluted                            4,273,384    4,333,326    4,272,682
==========================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries

                                                                                                             Accumulated
                                                  Common Stock        Additional                                Other
                                                             Par        paid-in     Retained    Treasury    Comprehensive
(Dollars in Thousands, except share amounts)    Shares      Value       capital     earnings      Stock     Income/(Loss)    Total
====================================================================================================================================
Balance, December 31, 1997                     3,932,535    $7,865    $    9,711    $  9,282                 $       60     $26,918
Net income                                                                             3,377                                  3,377
Cash dividends declared
  ($.40 per share)                                                                    (1,503)                                (1,503)
Stock dividend
  (5% on Cargill Bancorp shares)                  17,389        35            93        (129)                                    (1)
Shares issued:
  Stock option plan                              199,799       399           742                                              1,141
  Dividend reinvestment
     and stock purchase plan                      49,115        98           530                                                628
Cargill interim loss for the quarter
  ended December 31, 1998 (Note 1)                                                      (224)                                  (224)
Changes in unrealized gain (loss)
  on securities available for sale                                                                                  154         154
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                     4,198,838     8,397        11,076      10,803                        214      30,490
Net income                                                                             4,167                                  4,167
Cash dividends declared
  ($.40 per share)                                                                    (1,653)                                (1,653)
Shares issued:
  Stock option plan                               30,255        61            78                                                139
  Dividend reinvestment
     and stock purchase plan                      54,626       109           479                                                588
Changes in unrealized gain (loss)
  on securities available for sale                                                                               (2,188)     (2,188)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                     4,283,719     8,567        11,633      13,317                     (1,974)     31,543
Net income                                                                             3,788                                  3,788
Cash dividends declared
  ($.40 per share)                                                                    (1,697)                                (1,697)
Shares reissued from Treasury stock:
  Stock option plan                                1,000                      (3)               $      6                          3
  Dividend reinvestment
     and stock purchase plan                      65,121                     (22)                    595                        573
Changes in unrealized gain (loss)
  on securities available for sale                                                                                1,777       1,777
Repurchase of common stock                      (127,320)                                         (1,127)                    (1,127)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                     4,222,520    $8,567    $   11,608    $ 15,408    $   (526)    $     (197)    $34,860
====================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31,

(Dollars in Thousands)                                           2000         1999          1998
=================================================================================================
Net Income                                                    $ 3,788      $ 4,167       $ 3,377
-------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale,
  net of income taxes (benefit) of $915 in 2000,
  ($1,376) in 1999 and $150 in 1998                             1,777       (2,245)          246
  Less: reclassification adjustment for gains
    included in net income, net of income
    taxes of $35 in 1999 and $49 in 1998                                        57           (92)
-------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                               1,777       (2,188)          154
-------------------------------------------------------------------------------------------------
Comprehensive Income                                          $ 5,565      $ 1,979       $ 3,531
=================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries


Years ended December 31,
(Dollars in Thousands)                                                2000          1999          1998
=======================================================================================================
Operating activities:
  Net income                                                     $   3,788     $   4,167     $   3,377
  Adjustments to reconcile net income to
    net cash provided by (used in) operating activities:
      Cargill interim loss for period ended December 31, 1998                                     (224)
      Provision for loan losses                                        472            77            41
      Provision for other real estate owned                             62            31            22
      Depreciation and amortization                                    992           968           851
      Intangible amortization                                          623           100
      Realized gain on sale of securities                                            (92)         (141)
      Realized gain on sale of other real estate owned                 (16)          (34)          (43)
      Realized gain on sale of mortgages                              (136)           (4)         (120)
      Deferred income taxes                                            282          (104)         (107)
    Change in assets and liabilities net of effects
      from purchase of New London Trust:
        Loans held for sale                                            306           190         2,100
        Accrued interest receivable                                   (734)         (786)         (217)
        Other assets                                                   417        (2,138)          814
        Interest payable on deposits                                    (5)          303            44
        Other liabilities                                              385          (316)           36
-------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                    6,436         2,362         6,433
=======================================================================================================
Investing activities:
  Securities:
    Held to maturity:
      Purchases                                                                   (1,050)      (21,473)
      Proceeds from maturities                                         395        19,862        30,459
    Available for sale:
      Purchases                                                    (22,773)      (35,627)      (41,210)
      Proceeds from sales                                            1,779         4,679         8,607
      Proceeds from maturities                                       7,000        11,723         5,164
  Purchases of premises and equipment                                 (475)       (1,926)       (1,801)
  Net (increase)/decrease in loans                                   7,311      (144,797)      (32,987)
  Proceeds from sale of other real estate owned                        258           382           618
  Assumption of liabilities of New London
    Trust, net of cash acquired                                       (173)       (9,971)
-------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                       (6,678)     (156,725)      (52,623)
=======================================================================================================
Financing activities:
  Net increase in deposits                                          20,244       136,629        27,588
  Net increase/(decrease) in short-term borrowings                 (25,777)       18,962         8,923
  Increase in long-term borrowings                                                               7,000
  Proceeds from mandatory redeemable preferred stock                              17,000
  Proceeds from exercise of stock options
    and stock purchase plan                                            576           727         1,897
  Treasury stock repurchases                                        (1,127)
  Dividends paid                                                    (1,697)       (1,653)       (1,504)
-------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities         (7,781)      171,665        43,904
-------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                    (8,023)       17,302        (2,286)
Cash and cash equivalents at beginning of year                      31,542        14,240        16,526
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $  23,519     $  31,542     $  14,240
=======================================================================================================
Cash paid during the year:
    Interest on deposits and other borrowings                    $  23,233     $  15,013     $  13,075
    Income taxes                                                     1,717         2,600         2,103
Supplemental disclosure of cash flow information:
    Securitization of loans into mortgage-backed securities                                      5,067
    Transfers of loans to other real estate owned                      290                         701
    Loans to facilitate the sale of other real estate owned                                        618

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

NATURE OF BUSINESS
As of December 31, 2000, the Corporation operates two banking subsidiaries (the "Banks"), Park West Bank and Trust Company ("Park West") with thirteen banking offices and a trust department located in Hampden County, Massachusetts, and Cargill Bank ("Cargill") with four offices in Windham County, Connecticut. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in western Massachusetts and northeastern Connecticut.

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

The following table presents summary results of operations for the companies for the immediate periods prior to the merger:

(Dollar amounts in thousands)
                                            Westbank       Cargill      Combined
                                            --------       -------      --------
Month Ended January 29,1999:
      Net interest income                    $ 1,192       $   138       $ 1,330
      Net income                                 355            21           376
1998 Year:
      Net interest income                    $13,442       $ 1,897       $15,339
      Net income                               3,256           121         3,377

ACQUISITION OF BRANCHES

On October 29, 1999, the Corporation completed its acquisition of the Connecticut division of New London Trust, F.S.B. The two New London Trust offices became part of Cargill Bank. The acquisition was allocated as follows:

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

Westbank Corporation and Subsidiaries


The pro forma results of operations for the years ended December 31, 1999 and 1998, as if this acquisition had occurred at the beginning of these years, were as follows:

                                                 1999           1998
                                                 ----           ----
         Net interest income                  $   19,986     $   18,256
         Net income                                4,520          3,467
         Basic earnings per share             $     1.07     $      .84
         Diluted earnings per share           $     1.04     $      .81


BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Park West Bank and Trust Company, its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation, Park West Real Estate Investment Trust, Inc., PWB&T Inc., and Cargill Bank. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

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

NEW ACCOUNTING STANDARDS
In 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133, which establishes accounting and reporting standards for derivatives, derivative instruments embedded in other contracts and for hedging activities. In 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for certain derivatives, derivative instruments embedded in other contracts and for certain hedging activities. These statements are effective for the Corporation's fiscal 2001 financial statements. Management has determined that the adoption of these standards will have no significant impact on the Corporation's consolidated financial statements.

CASH AND CASH EQUIVALENTS
The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $3,484,000 for 2000.

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

Westbank Corporation and Subsidiaries


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

TRUST DEPARTMENT
Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $117,713,000 and $113,008,000 at December 31, 2000 and 1999, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

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

Westbank Corporation and Subsidiaries

2 - SECURITIES
Investment securities held to maturity at December 31 are as follows:

                                                                 2000
                                                  Gross         Gross                          Net
                                Amortized    unrealized    unrealized          Fair     unrealized
(Dollars in Thousands)               cost         gains        losses         value     gain/(loss)
===================================================================================================
U.S. Government obligations      $    499      $      3                    $    502       $      3
Federal agency obligations          9,448             2      $     45         9,405            (43)
Mortgage-backed securities          1,462            28             5         1,485             23
---------------------------------------------------------------------------------------------------
                                 $ 11,409      $     33      $     50      $ 11,392       $    (17)
===================================================================================================

                                                                 1999
                                                  Gross         Gross                          Net
                                Amortized    unrealized    unrealized          Fair     unrealized
(Dollars in Thousands)               cost         gains        losses         value     gain/(loss)
===================================================================================================
U.S. Government obligations      $    499      $      1                    $    500       $      1
Federal agency obligations          9,459                    $    313         9,146           (313)
Mortgage-backed securities          1,846             8            28         1,826            (20)
---------------------------------------------------------------------------------------------------
                                 $ 11,804      $      9      $    341      $ 11,472       ($   332)
===================================================================================================


During 2000, 1999 and 1998 there were no sales of investment securities classified as held to maturity. Investment securities available for sale at December 31 are as follows:

                                                                 2000
                                                  Gross         Gross                          Net
                                Amortized    unrealized    unrealized          Fair     unrealized
(Dollars in Thousands)               cost         gains        losses         value     gain/(loss)
===================================================================================================
U.S. Government obligations      $     38                                  $     38
Federal agency obligations         61,805      $    162      $    502        61,465       $   (340)
Equity securities                   5,150            61                       5,211             61
Mortgage-backed securities         18,955            90           116        18,929            (26)
Municipal bonds                       614            10                         624             10
---------------------------------------------------------------------------------------------------
                                 $ 86,562      $    323      $    618      $ 86,267       $   (295)
===================================================================================================

                                                                 1999
                                                  Gross         Gross                          Net
                                Amortized    unrealized    unrealized          Fair     unrealized
(Dollars in Thousands)               cost         gains        losses         value     gain/(loss)
===================================================================================================
U.S. Government obligations      $     11                                  $     11
Federal agency obligations         52,765                    $  2,386        50,379       ($ 2,386)
Equity securities                   1,996      $     28                       2,024             28
Mortgage-backed securities         17,182             3           681        16,504           (678)
Municipal bonds                       615                          17           598            (17)
---------------------------------------------------------------------------------------------------
                                 $ 72,569      $     31      $  3,084      $ 69,516       ($ 3,053)
===================================================================================================

During 2000, 1999 and 1998, the Corporation recognized gross gains on securities available for sale totaling $0, $92,000 and $141,000, respectively.

The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 2000, are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the following December 31, 2000 maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

Westbank Corporation and Subsidiaries

                                                    Amortized               Fair
(Dollars in Thousands)                                   cost              value
=================================================================================
Held to Maturity:
  Within 1 year                                       $ 1,722            $ 1,743
  Over 1 year to 5 years                                1,631              1,630
  Over 5 years to 10 years                              7,367              7,330
  Over 10 years                                           689                689
---------------------------------------------------------------------------------
  Total debt obligations                              $11,409            $11,392
=================================================================================

                                                    Amortized               Fair
(Dollars in Thousands)                                   cost              value
=================================================================================
Available for Sale:
  Within 1 year                                       $   203            $   203
  Over 1 year to 5 years                               11,958             11,919
  Over 5 years to 10 years                             47,500             47,337
  Over 10 years                                        21,751             21,597
---------------------------------------------------------------------------------
  Total debt obligations                              $81,412            $81,056
=================================================================================

At December 31, 2000 securities with a book value and fair value of $27,499,000 and $27,344,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

(Dollars in Thousands)                                   2000               1999
=================================================================================
Commercial                                          $  60,652          $  56,276
Real estate construction                                5,160              5,952
Real estate                                           332,892            349,217
Consumer                                               34,578             31,556
---------------------------------------------------------------------------------
                                                      433,282            443,001
Allowance for loan losses                              (3,670)            (3,908)
Deferred loan origination fees                           (381)              (526)
---------------------------------------------------------------------------------
                                                    $ 429,231          $ 438,567
=================================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                      2000            1999            1998
=================================================================================
Balance, beginning of year               $ 3,908         $ 2,665         $ 3,057
Acquisition                                                1,669
Provision for loan losses                    472              77              41
Loans charged off                           (789)           (623)           (518)
Recoveries                                    79             120              85
---------------------------------------------------------------------------------
Balance, end of year                     $ 3,670         $ 3,908         $ 2,665
=================================================================================

The aggregate principal balance of non-accrual loans was $1,778,000 and $2,001,000 at December 31, 2000 and 1999, respectively. Contractual interest income that was not recognized on such non-accrual loans was $159,000, $77,000 and $35,000 for 2000, 1999 and 1998, respectively.

Westbank Corporation and Subsidiaries


The Corporation did not sell any loans with recourse during 2000 or 1999. The remaining recourse exposure on prior sales was $919,297 at December 31, 2000. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $332,892,000 in real estate loans at December 31, 2000, $248,059,000 are collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market area of Western Massachusetts and Northeast Connecticut. Commercial real estate and real estate construction loans represented $89,993,000 in outstanding principal at December 31, 2000. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $60,652,000 at December 31, 2000, represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut.

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

(Dollars in Thousands)                                   2000               1999
=================================================================================
Balance at beginning of year                          $ 3,266            $ 3,041
  New loans granted                                     1,915                766
  Repayments of principal/sold                         (1,383)              (541)
---------------------------------------------------------------------------------
Balance at end of year                                $ 3,798            $ 3,266
=================================================================================

At December 31, 2000 and 1999, the recorded investment in impaired loans was $1,778,000 and $2,365,000, respectively, for which no additional specific allowance for loan losses was recorded. For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was $1,184,000, $874,000 and $1,366,000, respectively. Interest income recognized during 2000, 1999 and 1998 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $84,966,000, $97,622,000 and $115,391,000 at December 31, 2000, 1999 and 1998,
respectively.

4 - PROPERTY AND EQUIPMENT
Major classes of property and equipment at December 31 are summarized as follows:

                                                                       Estimated
(Dollars in Thousands)                        2000         1999            Lives
================================================================================
Property (including land of $1,664
  in 2000 and $1,514 in 1999)              $ 7,191      $ 7,091      15-40 years
Capital lease building                         263          263         15 years
Furniture and equipment                      4,517        4,857       3-10 years
Leasehold and building
  improvements                               2,624        2,461       5-15 years
Motor vehicles                                 114          114          3 years
--------------------------------------------------------------------------------
                                            14,709       14,786
Accumulated depreciation                     7,417        6,977
--------------------------------------------------------------------------------
Property and Equipment                     $ 7,292      $ 7,809
================================================================================

Westbank Corporation and Subsidiaries


5 - OTHER REAL ESTATE OWNED
At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                               2000   1999
================================================================================
Real estate acquired through foreclosure - net of OREO allowance     $541   $442
================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                                            2000        1999        1998
===============================================================================================
Balance, beginning of year                                       $  31                   $ 200
Acquisition                                                                  $  31
Provision for other real estate owned charged to operations         62                      22
Write-downs (net of payments)                                      (93)                   (222)
-----------------------------------------------------------------------------------------------
Balance, end of year                                             $           $  31       $
===============================================================================================

6 - DEPOSITS
Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)                        2000    Rate         1999    Rate
================================================================================
Demand deposit                            $ 63,609             $ 59,643
Savings                                    104,859    3.34%      86,566    2.97%
NOW accounts                                29,644     .64       31,082     .49
Money market accounts                       18,849    3.16       32,694    3.29
Other time deposits                        282,179    6.09      268,911    5.04
--------------------------------------------------------------------------------
                                          $499,140             $478,896
================================================================================

At December 31, 2000, the scheduled maturities of other time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
================================================================================
  2001                                                                  $225,328
  2002                                                                    43,616
  2003                                                                     8,465
  2004                                                                       820
  2005 and after                                                           3,950
--------------------------------------------------------------------------------
                                                                        $282,179
================================================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $53,239,000 and $52,249,000 as of December 31, 2000 and 1999, respectively.
Interest paid on these deposits totaled approximately $2,898,000 and $1,754,000, respectively.

7 - BORROWED FUNDS
Short-term borrowings as of December 31 are as follows:

(Dollars in Thousands)                                     2000             1999
================================================================================
Securities sold under agreements
  to repurchase                                         $11,937          $ 9,212
Purchased federal funds                                     400
FHLB advance                                                              26,740
Treasury tax and loan notes                               1,655            3,594
--------------------------------------------------------------------------------
Total short term borrowings                             $13,992          $39,546
================================================================================

The above short-term borrowings generally mature daily.

Westbank Corporation and Subsidiaries

The following information relates to long-term debt as of December:

(Dollars in Thousands)                                            2000      1999
================================================================================
FHLB Term advance 5.87% due May 12, 2003                        $7,000    $7,000
================================================================================

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                             2000        1999        1998
================================================================================
Balance at year end                             $20,992     $46,546     $27,807
Average amount outstanding                       40,717      28,751      16,442
Maximum amount outstanding at any month-end      50,742      46,769      28,307
Average interest rate for the year                 5.16%       5.37%       3.83%
Average interest rate on year-end balance          4.02%       4.97%       3.85%

The Corporation maintains a revolving line of credit with the Fleet Bank of Massachusetts for $3,000,000 that is renewed on an annual basis. There were no amounts outstanding against this line as of December 31, 2000 or 1999. The Corporation had short term borrowing capacity through the Federal Home Loan Bank of $7,244,000 through its Ideal Way program that was unused at year-end 2000. Advances from the Federal Home Loan Bank of Boston (FHLB) are collateralized by the Company's holdings of FHLB stock and residential real estate loans.


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

9 - INCOME TAXES

The income taxes (benefits) were as follows:

(Dollars in Thousands)                              2000       1999        1998
================================================================================
Current tax:
  Federal                                        $ 1,569    $ 2,327     $ 1,943
  State                                              117        386         312
--------------------------------------------------------------------------------
    Total current                                  1,686      2,713       2,255
--------------------------------------------------------------------------------
Deferred taxes                                       282       (104)       (107)
--------------------------------------------------------------------------------
    Total income taxes                           $ 1,968    $ 2,609     $ 2,148
================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                     2000       1999       1998
================================================================================
Federal statutory rate                               34.0%      34.0%      34.0%
State income taxes, net of federal benefit             .2        4.0        4.4
Other                                                  .1         .5         .5
--------------------------------------------------------------------------------
                                                     34.3%      38.5%      38.9%
================================================================================

Westbank Corporation and Subsidiaries


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                                       2000           1999
================================================================================
Deferred tax assets:
  Other real estate owned                                                $     6
  Deferred loan fees                                                         186
  Unrealized loss on securities                                98          1,080
  Reserve for loan losses                                   1,094
  Non-accrual interest                                         69             20
  Amortization                                                 71             92
  Other                                                        53            113
--------------------------------------------------------------------------------
    Total deferred tax assets                               1,385          1,497
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Bond accretion                                                               4
  Depreciation                                                243            237
  Allowance for loan losses                                 1,342            122
  Deferred FNMA premium                                         1              1
  Other                                                        21             93
--------------------------------------------------------------------------------
    Total gross deferred tax liabilities                    1,607            457
--------------------------------------------------------------------------------
    Net deferred tax asset (liability)                    $  (222)       $ 1,040
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

10 - PENSION PLAN
The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees at Park West and Cargill Bank. Contributions to the money purchase plan are a percentage of individual employees' salary. Total pension expense for 2000, 1999 and 1998 amounted to $425,000, $242,000 and $212,000, respectively. At December 31, 2000, the most recent plan year end of the money purchase plan, total plan assets were $4,233,000. The money purchase plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

11 - STOCK OPTIONS
The Corporation has four fixed-option plans that reserve shares of common stock for issuance to executives, key employees and directors. During 2000, 1999 and 1998, no compensation cost was required to be recognized for the stock option plans. Had compensation costs for the Corporation's four stock option plans been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

Westbank Corporation and Subsidiaries


(Dollars in Thousands, except per share data)           2000      1999      1998
================================================================================
Net earnings - as reported                            $3,788    $4,167    $3,377
Net earnings - pro forma                               3,762     4,096     2,709
Earnings per share - as reported - Basic                 .90       .98       .82
                                 - Diluted               .89       .96       .79
Earnings per share - pro forma   - Basic                 .89       .97       .65
                                 - Diluted               .88       .95       .63

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. As of December 31, 2000, all options granted are exercisable. The following is a summary of the changes in options outstanding:

                                               2000          1999          1998
================================================================================
Options granted and exercisable
    at the beginning of the year             39,828        44,284       191,466
Options exercised:
    at $2.50                                                               (350)
    at $6.00                                 (1,000)       (3,301)     (146,832)
Options terminated at $6.00                                (1,155)
--------------------------------------------------------------------------------
Options granted and exercisable
    at the end of the year                   38,828        39,828        44,284
================================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Cargill Directors and Officers Stock Option Plan during 1992.

The following is a summary of the changes in options outstanding under the Cargill Directors and Officers Stock Option Plan:

                                                2000          1999          1998
================================================================================
Options granted and exercisable
    at the beginning of the year              43,908        65,862        97,479
Options exercised at $4.02                                 (21,954)      (31,617)
--------------------------------------------------------------------------------
Options granted and exercisable
    at the end of the year                    43,908        43,908        65,862
================================================================================

Unless exercised the options will expire twenty years after granting. No options are available for future grants.

The Corporation adopted a Directors Stock Option Plan during 1995.

The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                                  2000         1999         1998
=================================================================================
Options granted and exercisable
    at the beginning of the year                51,000       46,000       53,000
Options granted and exercisable:
    at $12.875                                                             9,000
    at $14.75                                                              3,000
    at $12.00                                                10,000
    at $8.75                                     8,000
    at $8.8125                                   3,000
Options exercised at $6.00                                   (4,000)     (15,000)
    at $7.125                                                (1,000)      (2,000)
    at $9.375                                                             (2,000)
---------------------------------------------------------------------------------
Options granted and exercisable
    at the end of the year                      62,000       51,000       46,000
=================================================================================
Options available for future grants             37,000       48,000       58,000
=================================================================================

Unless exercised, the options will expire ten years after granting.

Westbank Corporation and Subsidiaries


The Corporation adopted an incentive stock option plan during 1996 for directors and employees. At the 1998 Annual Meeting of Shareholders, the 1996 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                                    2000         1999        1998
==================================================================================================
Options available                                                 27,000      119,500      36,500
Options authorized                                                                        200,000
==================================================================================================
Options granted and exercisable at the beginning of the year     349,000      256,500     141,500
--------------------------------------------------------------------------------------------------
Options granted and exercisable to directors at $9.00              8,000
Options granted and exercisable to directors at $15.25                                     10,000
Options granted and exercisable to employees at $13.375                                   107,000
Options granted and exercisable to directors at $10.50                          9,000
Options granted and exercisable to employees at $10.125                        83,500
Options exercised at $8.00                                                                 (2,000)
--------------------------------------------------------------------------------------------------
Options granted and exercisable at the end of the year           357,000      349,000     256,500
--------------------------------------------------------------------------------------------------
Options available for future grants                               19,000       27,000     119,500
==================================================================================================

Unless exercised, options granted to directors expire twenty years and one day from date of granting. Options to employees expire as determined by the Board of Directors upon the issuance of each grant.

12 - EARNINGS PER SHARE
The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations.

                                                             Shares    Per Share
================================================================================
Basic Earnings Per Share:
    2000                                                  4,229,105      $   .90
    1999                                                  4,244,402          .98
    1998                                                  4,143,009          .82
Effect of Dilutive Option Shares:
    2000                                                     44,279          .01
    1999                                                     88,924          .02
    1998                                                    129,673          .03
Diluted Earnings Per Share:
    2000                                                  4,273,384          .89
    1999                                                  4,333,326          .96
    1998                                                  4,272,682          .79

13 - LEASES
The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 2000:

(Dollars in Thousands)
================================================================================
2001                                                                      $  355
2002                                                                         360
2003                                                                         289
2004                                                                         265
2005                                                                         263
After 2005                                                                   117
--------------------------------------------------------------------------------
Total minimum lease payments                                              $1,649
================================================================================

Rent expense for 2000, 1999 and 1998 amounted to $358,000, $291,000 and $274,000, respectively.

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

The following table summarizes the
contractual value of financial instruments and other commitments at December 31:

(Dollars in Thousands)                                            2000      1999
================================================================================
Commitments to grant loans                                     $ 8,460   $ 4,604
Stand-by letters of credit and financial guarantees                631       835
Commitments to advance funds under existing loan agreements     38,569    38,827


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

15 - OTHER NON-INTEREST EXPENSE

The components of other non-interest expense, which are in excess of 1% of the aggregate of total interest income and non-interest income, and not shown separately on the consolidated statements of income, are as follows:

Years Ended December 31,
(Dollars in Thousands)                          2000          1999          1998
================================================================================
Merger related expenses                                                     $595
Advertising                                     $612          $432           385
Supplies                                         464                         324

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

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, that the Corporation meets all capital adequacy requirements to which it is subject.

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

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized both Park West and Cargill as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category. Included in Cargill's capital is approximately $15.5 million contributed in 1999 by the holding company in connection with the trust preferred offering. (Note 8)

The Corporation's, Park West's and Cargill's actual capital amounts and ratios are also presented in the following table:

                                                                                                           Minimum Capital
                                                                                                          to be considered
                                                                                                          well capitalized
                                                                                                              under Prompt
                                                                            Minimum Capital              Corrective Action
                                                      Actual              Adequacy Purposes                     Provisions
(Dollars in Thousands)                           Amount     Ratio         Amount     Ratio           Amount          Ratio
===========================================================================================================================
December 31, 2000
Total Capital (To risk-weighted assets):
       Park West                                $33,601     12.13%       $22,163      8.00%         $27,704          10.00%
       Cargill                                   10,826     12.90          6,711      8.00            8,389          10.00
       Holding Company                           46,200     12.84         28,788      8.00           N/A              N/A
Tier I Capital (To risk-weighted assets):
       Park West                                 31,093     11.22         11,082      4.00           16,623           6.00
       Cargill                                    9,776     11.65          3,356      4.00            5,033           6.00
       Holding Company                           37,194     10.34%        14,394      4.00           N/A              N/A
Tier I Capital (To average assets):
       Park West                                 31,093      7.38         16,856      4.00           21,070           5.00
       Cargill                                    9,776      6.44          6,073      4.00            7,592           5.00
       Holding Company                           37,194      6.45         23,077      4.00           N/A              N/A
December 31, 1999
Total Capital (To risk-weighted assets):
       Park West                                 31,389     11.66         21,533      8.00           26,917          10.00
       Cargill                                   10,088     12.55          6,429      8.00            8,036          10.00
       Holding Company                           44,454     12.50         28,452      8.00           N/A              N/A
Tier I Capital (To risk-weighted assets):
       Park West                                 29,031     10.79         10,767      4.00           16,150           6.00
       Cargill                                    9,077     11.30          3,215      4.00            4,822           6.00
       Holding Company                           36,175     10.17         14,226      4.00           N/A              N/A
Tier I Capital (To average assets):
       Park West                                 29,031      7.01         16,557      4.00           20,697           5.00
       Cargill                                    9,077      5.81          6,237      4.00            7,796           5.00
       Holding Company                           36,175      6.92         20,904      4.00           N/A              N/A

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

Cargill's retained earnings at December 31, 2000 include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

Cargill previously converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of conversion, Cargill established a liquidation account in an amount equal to Cargill's net worth. In the event of a complete liquidation of Cargill (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The balance in the liquidation account at December 31, 2000 was $85,000. Cargill may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of Cargill below either the amount of the liquidation account or the capital requirements of its regulators.

17 - EMPLOYEE STOCK OWNERSHIP PLAN
The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2000 and 1999, the ESOP held no shares of the Corporation's stock.

Westbank Corporation and Subsidiaries


18 - FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                        2000                     1999
===============================================================================================
                                               Carrying   Estimated     Carrying    Estimated
(Dollars in Thousands)                            Amount   Fair Value      Amount   Fair Value
-----------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                     $ 18,270     $ 18,270    $ 18,153     $ 18,153
    Federal funds sold                             5,249        5,249      13,389       13,389
    Investment securities held to maturity        11,409       11,392      11,804       11,472
    Investment securities available for sale      86,267       86,267      69,516       69,516
    Loans                                        429,231      432,745     438,567      438,158
Liabilities:
    Deposits                                     499,140      499,382     478,896      476,671
    Borrowed funds                                20,992       21,264      46,546       46,546
    Mandatory redeemable preferred stock          17,000       18,630      17,000       17,213


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

19 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

                                                               2000
                                ------------------------------------------------------------------
                                First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                -------------    --------------    -------------    --------------
Interest income                    $10,283          $10,566           $10,839          $10,957
Interest expense                     5,295            5,665             6,192            6,076
                                ------------------------------------------------------------------
Net interest income                  4,988            4,901             4,647            4,881
Provision for losses                    65               75                13              319
Non-interest income                    578              606               555              913
Non-interest expense                 4,076            3,761             3,982            4,022
                                ------------------------------------------------------------------
Income before income taxes           1,425            1,671             1,207            1,453
Income taxes                           524              592               370              482
                                ------------------------------------------------------------------
Net income                         $   901          $ 1,079           $   837          $   971
                                ==================================================================
Earnings per share - Basic         $   .21          $   .26           $   .20          $   .23
                   - Diluted       $   .21          $   .25           $   .20          $   .23
                                ==================================================================



                                                               1999
                                ------------------------------------------------------------------
                                First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                -------------    --------------    -------------    --------------
Interest income                    $ 7,343          $ 7,653           $ 7,954          $ 9,487
Interest expense                     3,325            3,481             3,697            4,812
                                ------------------------------------------------------------------
Net interest income                  4,018            4,172             4,257            4,675
Provision for losses                    75                2
Non-interest income                    618              492               601              619
Non-interest expense                 2,915            2,939             2,988            3,756
                                ------------------------------------------------------------------
Income before income taxes           1,646            1,723             1,870            1,538
Income taxes                           625              652               735              597
                                ------------------------------------------------------------------
Net income                         $ 1,021          $ 1,071           $ 1,135          $   941
                                ==================================================================
Earnings per share - Basic         $   .24          $   .25           $   .27          $   .22
                   - Diluted       $   .24          $   .25           $   .26          $   .21
                                ==================================================================

Westbank Corporation and Subsidiaries


20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS
December 31,

(Dollars in Thousands)                                       2000          1999
================================================================================
BALANCE SHEETS
Assets
Cash                                                     $     69      $  1,096
Investment in subsidiaries                                 50,216        46,097
Other investments                                              41             9
Other assets                                                1,541         1,357
--------------------------------------------------------------------------------
    Total assets                                         $ 51,867      $ 48,559
================================================================================
Liabilities                                              $      7      $     16
--------------------------------------------------------------------------------
Mandatory redeemable preferred stock                       17,000        17,000
--------------------------------------------------------------------------------
Stockholders' equity
    Preferred stock - none
    Common stock, par value $2 per share                    8,567         8,567
    Additional paid-in capital                             11,608        11,633
    Retained earnings                                      15,408        13,317
    Treasury stock                                           (526)
    Accumulated other comprehensive loss                     (197)       (1,974)
--------------------------------------------------------------------------------
Stockholders' equity                                       34,860        31,543
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity           $ 51,867      $ 48,559
================================================================================

(Dollars in Thousands)                             2000        1999        1998
================================================================================
STATEMENTS OF INCOME
Dividend from subsidiary                        $ 2,598     $   600     $   100
Interest income (expense)                        (1,617)       (385)         85
Other income (expense) - net                       (135)        (85)       (735)
--------------------------------------------------------------------------------
Income (loss) before taxes and
    undistributed income of subsidiaries            846         130        (550)
Income tax benefit                                  600         159         215
Undistributed income of subsidiaries              2,342       3,878       3,712
--------------------------------------------------------------------------------
Net income                                      $ 3,788     $ 4,167     $ 3,377
================================================================================

Westbank Corporation and Subsidiaries


20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

December 31,
(Dollars in Thousands)                                                2000         1999         1998
=====================================================================================================
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
    Net income                                                    $  3,788     $  4,167     $  3,377
    Cargill interim loss for quarter ended 12/31/98                                             (224)
Operating activities:
    Equity in income of subsidiaries                                (2,342)      (3,878)      (3,622)
    Increase in other assets                                          (184)        (595)        (418)
    Increase (decrease) in other liabilities                            (9)        (156)         151
-----------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                  1,253         (462)        (736)
-----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Investment securities (purchases) maturities                       (32)         918          450
Contribution of capital to subsidiary                                           (15,500)
-----------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                    (32)     (14,582)         450
-----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from mandatory
       redeemable preferred stock issue                                          17,000
    Proceeds from stock options exercised                                3          139        1,141
    Proceeds from dividend reinvestment
       and optional stock purchases                                    573          588          628
    Treasury shares redeemed                                        (1,127)
    Dividends paid                                                  (1,697)      (1,653)      (1,504)
-----------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                 (2,248)      16,074          265
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                (1,027)       1,030          (21)
Cash and cash equivalents at the beginning of the year               1,096           66           87
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                  $     69     $  1,096     $     66
=====================================================================================================

INDEPENDENT AUDITORS' REPORT
Westbank Corporation and Subsidiaries



Shareholders and Board of Directors,
Westbank Corporation



We have audited the consolidated balance sheets of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger on January 29, 1999, of Cargill Bancorp, Inc., and subsidiary and Westbank Corporation and subsidiaries, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the consolidated statements of operations, comprehensive income, stockholders' equity and cash flows of Cargill Bancorp, Inc., for the year ended September 30, 1998, which statements reflect net interest income of $1,897,000 for the year ended September 30, 1998. Those statements were audited by other auditors whose report dated October 30, 1998, has been furnished to us and our opinion, insofar as it relates to the amounts included for Cargill Bancorp, Inc., and subsidiary for 1998 is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Hartford, Connecticut
January 29, 2001






Shareholders and Board of Directors,
Cargill Bancorp, Inc.



We have audited the consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows of Cargill Bancorp, Inc., and subsidiary for the year ended September 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of Cargill Bancorp, Inc., and subsidiary for the year ended September 30, 1998, in conformity with generally accepted accounting principles.


SNYDER & HALLER
Hartford, Connecticut
October 30, 1998

CORPORATE DIRECTORY AND INFORMATION
Westbank Corporation and Subsidiaries



DIRECTORS
Westbank Corporation and Park West Bank and Trust Company
--------------------------------------------------------------------------------

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


CARGILL BANK
--------------------------------------------------------------------------------

JOHN J. MAHER
   Chairman of the Board,
   Cargill Bank
   Attorney at Law,
   Maher and Cotnoir

GARY L. BRIGGS
   Executive Vice President,
   Cargill Bank
   Executive Vice President,
   Park West Bank and Trust Company

DONALD R. CHASE,
   President and Chief Executive Officer,
   Westbank Corporation

RAYMOND P. FAUCHER
   Co-owner,
   Superior Bakery/Superior Cake Products

KENNETH R. LACASSE
   President and Chief Executive Officer,
   Cargill Bank

ELLIS H. PAINE
   President & Owner,
   EHPCO, Inc.

DANIEL S. ROVERO
   Mayor,
   Putnam, Connecticut

FREDERICK J. WITKOWSKI
   President (Retired),
   Johnson Corrugated Products Corp.

H. DEXTER YOUNG
   Corporate Clerk,
   Cargill Bank
   Owner,
   Valleyside Farm

OFFICERS
WESTBANK CORPORATION
--------------------------------------------------------------------------------

DONALD R. CHASE
   President and Chief Executive Officer

JOHN M. LILLY
   Treasurer and Chief Financial Officer

GARY L. BRIGGS
   Executive Vice President

KATHLEEN A. JALBERT
   Senior Vice President

TRENTON E. TAYLOR
   Senior Vice President

LLOYD S. HALL
   Director of Auditing

PARK WEST BANK AND TRUST COMPANY
--------------------------------------------------------------------------------

DONALD R. CHASE
   President and Chief Executive Officer

AUDITING DIVISION

LLOYD S. HALL, CBA
   Director of Auditing

COMPLIANCE

JANE M. KNAPP
   Vice President

BRANCH ADMINISTRATION/
   HUMAN RESOURCES

KATHLEEN A. JALBERT
   Senior Vice President

DEBORAH A. KUMIEGA
   Assistant Vice President

SUSAN M. ALDRICH
   Human Resources Officer

EDP/OPERATIONS

S. STEVE KONIECKI
   Senior Vice President

FINANCE DEPARTMENT

JOHN M. LILLY
   Executive Vice President and Treasurer

IRVING M. WALKER, JR., CMA
   Controller

LOAN DIVISION

GARY L. BRIGGS
   Executive Vice President

PAUL M. ACCORSI
   Senior Vice President

DAVID M. BARSZCZ
   Vice President

CLIFFORD R. BORDEAUX
   Vice President

GERARD E. DRAPEAU
   Vice President

RICHARD N. HANCHETT
   Vice President

JOSEPH S. LEMAY
   Vice President

JOSEPH P. YOUNG
   Vice President

JOHN E. O'BRIEN
   Loan Operations Officer

MICHAEL J. HARRINGTON
   Commercial Loan Officer

J. KEVIN HOURIHAN
   Dealer Account Officer

LOAN CREDIT AND COLLECTION

TRENTON E. TAYLOR
   Senior Vice President

PATRICIA A. NEBOSKY
   Assistant Vice President

MARKETING

JAMES P. HICKEY, JR.
   Vice President

RESIDENTIAL REAL ESTATE

STANLEY F. OSOWSKI
   Senior Vice President

WOLFGANG A. ADAMETZ
   Vice President

TRUST DIVISION

ROBERT A. GIBOWICZ
   Senior Trust Officer

CARGILL BANK
--------------------------------------------------------------------------------

KENNETH R. LACASSE
   President and Chief Executive Officer

HOWARD STANTON, III
   Senior Vice President and
      Chief Financial Officer

GARY L. BRIGGS
   Executive Vice President

DENISE M. BREWER
   Senior Vice President

S. STEVE KONIECKI
   Senior Vice President

STANLEY F. OSOWSKI
   Senior Vice President

TRENTON E. TAYLOR
   Senior Vice President

KATHRYN J. SAUCIER
   Assistant Vice President

ALMA D. MOREY
   Branch Administration Officer

CORPORATE INFORMATION
Westbank Corporation and Subsidiaries




WESTBANK CORPORATION
Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400

ANNUAL MEETING
The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 18, 2001, at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

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

--------------------------------------------------------------------------------
                         2000                             1999
                    Bid                             Bid
              High       Low    Dividend      High        Low     Dividend
--------------------------------------------------------------------------------
First        $9 7/8    $8 1/4    $0.10      $12 7/8     $10 1/2    $0.10
Second        9         7 7/8     0.10       10 1/2       9 1/8     0.10
Third         8 3/4     7 9/16    0.10       11 15/16    10         0.10
Fourth        8 5/8     6 7/8     0.10       10 5/8       8 3/8     0.10

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2001, the Corporation had 1,311 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call: Park West Bank and Trust Company, Trust Department
(413) 747-1400. The following firms make a market in Westbank Corporation's common stock:

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




                                    IBC