Form 10-K, Exhibit 13
period 2001-12-31
WESTBANK CORP
filed 2002-03-20
CIK 742070

                              WESTBANK CORPORATION

                               2001 ANNUAL REPORT

                               STRONGER THAN EVER

           [PHOTO OF JANE M. KNAPP ]            [PHOTO OF STANLEY F. OSOWSKI]

                 Jane M. Knapp                       Stanley F. Osowski
       May 16, 1955 - November 15, 2001       January 14, 1944 - March 10, 2002

      Stanley F. Osowski, Senior Vice President of the Residential Real Estate Division, and Jane M. Knapp, Vice President and Compliance Officer, both recently lost their courageous battles with cancer.

      Stan joined the Bank as a Senior Vice President in 1986 when Westbank merged with the former Chicopee Cooperative Bank. While at Chicopee Cooperative, Stan served as President of its mortgage banking subsidiary, Colonial Mortgage Corporation. A U.S. Army veteran, Stan graduated from Westfield High School and American International College.

      Jane began her career with Westbank as a summer teller while attending college. A graduate of both the MacDuffie School and Skidmore College, Jane joined the Bank full-time in 1977, holding several key positions, including Branch Manager and Director of Human Resources.

      Stan and Jane were highly admired and respected co-workers who contributed mightily to the success of the Corporation over the years. But above all, they were our friends. They will be greatly missed by those who had the privilege of knowing them.

      We dedicate this annual report to their memory.

FINANCIAL HIGHLIGHTS
Westbank Corporation and Subsidiaries

FOR THE YEAR ENDED DECEMBER 31
(Dollars in Thousands)                             2001                     2000                     1999
======================================================================================================================
Net income                                   $    4,073               $    3,788               $    4,167
Net interest income                              20,397                   19,417                   17,121
Non-interest income                               3,489                    2,652                    2,330
Non-interest expense                             16,841                   15,841                   12,598
Provision for loan losses                           944                      472                       77

YEAR END DECEMBER 31
(Dollars in Thousands)
======================================================================================================================
Investments                                  $  142,442               $   97,676               $   81,320
Loans, net                                      439,723                  429,231                  438,567
Allowance for loan losses                         4,179                    3,670                    3,908
Total assets                                    628,922                  574,596                  576,150
Total deposits                                  509,849                  499,140                  478,896
Total stockholders' equity                       39,016                   34,860                   31,543

COMMON SHARE INFORMATION
Average diluted shares                        4,298,114                4,273,384                4,333,326
Earnings per diluted share                         $.95                     $.89                     $.96

GROWTH IN ASSET LOANS AND INVESTMENTS (AT COST) BAR CHART
(Dollars in Thousands)
======================================================================================================================

                                             Assets                Loans           Investments (at Cost)
                                             ------                -----           ---------------------
1997                                         $335,567             $268,254               $  60,208
1998                                          402,623              293,113                  83,975
1999                                          576,150              438,567                  84,373
2000                                          574,596              429,231                  97,971
2001                                          628,922              439,723                 140,367

CHAIRMAN AND PRESIDENT'S LETTER

Westbank Corporation and Subsidiaries

Dear Shareholder:

In the annals of banking history, 2001 will be remembered as a year that was shaped by a series of extraordinary events that not only affected the banking industry, but the lives of all Americans. The economy officially entered into a recession for the first time since the early 1990's. The Federal Reserve made a record 11 rate adjustments. Mortgage rates dropped to a 40-year low, spurring one of the biggest refinancing booms in recent memory. Core deposits increased substantially as nervous investors made the flight to safety from a tumultuous stock market. And, most notably, the nation fell victim to a terrorist attack on September 11.

While the attack on America certainly changed our lives forever, it also succeeded in galvanizing our great nation. Despite the initial shock and subsequent economic ripple effect of the attacks, America has begun to bounce back. Consumer confidence continues to improve, the housing market remains exceptionally strong and unemployment levels are holding steady. Recent reports even go so far as to suggest that the current recession may be one of the shortest on record. But there's more to this renewed strength than some positive economic indicators - the country has united with a resolve not seen since World War II. There is a feeling of hope and a new sense of purpose. America might have been weakened on September 11, but it has emerged stronger than ever.

We're pleased to report that, like America, Westbank Corporation is also stronger than ever. For the year ended December 31, 2001, net income totaled $4,073,000 or $.95 per diluted share versus $3,788,000 or $.89 per diluted share for the year ended December 31, 2000, an increase of nearly 8%. On a cash basis (excluding amortization of goodwill), earnings per diluted share represented $1.05 for the year ended December 31, 2001. This rate of growth includes a one-time expense of $300,000, the cost of merging our Park West Bank and Trust Company and Cargill Bank subsidiaries.

As of December 31, 2001, assets totaled $629 million, a 9.5% increase versus one year ago. Investments grew to $142 million, loans totaled $440 million and deposits ended the year at $510 million, an $11 million increase compared to December 31, 2000. Shareholders' equity increased 12% to $39.0 million, representing a book value of $9.14 per share. Recently, the Corporation also increased its annual cash dividend by 10% to $0.44 per share, a further indication of its financial strength and viability. The net interest margin also improved in 2001, increasing to 3.68% from 3.59% in 2000. This was achieved by closely monitoring the changing interest rate environment and aggressively managing the overall cost of funds.

Our success in 2001 can be attributed to two factors: a sound strategic plan and the completion of a number of planned initiatives. By far, the most important objective we accomplished was the merger of our Cargill Bank and Park West Bank and Trust Company subsidiaries on September 7, 2001. This merger is the cornerstone of our long-term plan to consolidate operations, reduce expenses and strengthen our brand identity. Despite occurring just prior to the infamous attack on America, the merger went very smoothly and according to plan. As a result of the merger, Westbank now has 170 employees and operates 17 branch offices and 20 ATMs in Massachusetts and Connecticut.

In conjunction with the merger, the Corporation renamed its Park West Bank and Trust Company subsidiary "Westbank" to be consistent with the holding company's name. By operating with one unified brand name, we can begin the long-term process of building our brand in our market area. The merger is also expected to yield significant cost savings achieved through economies of scale and streamlined operations. Of course these results will not be achieved overnight. A sustained investment in marketing, personnel and community resources will be required to successfully build the Westbank brand name and acquire additional market share.

The Federal Reserve's 11 rate adjustments in 2001 had a direct impact on our loan performance, most notably with regard to our residential and commercial loan portfolios. Spurred by the lowest rates since the 1960's, our Residential Loan Division originated over $90 million in residential real estate loans in 2001. With over $11.3 million scheduled for closing in the first quarter, all indications are that this trend will continue well into 2002 or until such time as rates begin to adjust upward. In response to the increased loan demand, Westbank augmented its Residential Mortgage Department by hiring two additional mortgage originators and two processors in 2001.

Our business banking team also benefited from the Federal Reserve's rate adjustments, originating over $48.9 million in new commercial loans and commercial mortgages in 2001, while our Equipment Leasing Division also enjoyed a successful year with $4.8 million in leases originated. To further boost commercial loan activity in 2002, Westbank launched an aggressive business banking advertising campaign in December 2001. The campaign promotes the fact that Westbank has $100 million to lend area businesses and is designed to increase Westbank's commercial loan portfolio, capture additional market share and build awareness of our business banking unit. Other planned business banking initiatives include the addition of an online 401(k) product, which will be offered and administered through our Trust and Investments Division.

Our Indirect Lending Division, which underwrites automobile loans directly through auto dealers, continues to perform well. Despite the proliferation of 0% financing offered by the major auto manufacturers and the impact of the September 11 attack, our Indirect Lending Division still managed to book $19.9 million in new auto loans in 2001, an increase of 58%. Westbank currently has some 65 dealer affiliations in Connecticut and Massachusetts, up from 50 affiliations in 2000.

To meet the increased demand for trust and investment services, the Corporation's Trust and Investments Division was restructured in 2001. As part of this restructuring, a new Vice President and Trust Marketing Director was hired in September 2001. In 2002, this Division will continue to build long-term client relationships in Massachusetts and Connecticut, and has added 401(k) plans to its current product offerings. The new 401(k) product features over 60 different options utilizing 7 different mutual fund families. It is a full turnkey product that combines the investment options with the administration requirements, including 24-hour, 7-day-a-week access at the sponsor and participant level.

The Corporation also introduced 3 new products in 2001. In June, we launched our much-anticipated Online Banking product, providing customers with the ability to transfer funds, pay loans, pay bills and view upcoming transactions from any computer with Internet access. In the 8 months since this product was rolled out, we have enrolled over 600 customers, 15% of whom have signed up for Web Bill Pay, a fee-generating product. In November, we introduced Online Business Banking to our business banking customers. This product offers many of the same features as the consumer version, but also allows users to perform wire transfers and ACH origination. Response to this new product has been very favorable to date. Looking ahead, the Corporation plans to fully leverage its investment in Internet technology by enhancing its Web site to make it a true delivery channel.

Following the successful introduction of a consumer debit card in June 2000, Westbank introduced a business debit card in May 2001, geared to the unique needs of business customers. In 2001, the consumer and business debit cards combined to generate over $84,000 in fee income.

Sadly, we must also note the passing of two friends. Stanley F. Osowski, Senior Vice President of the Residential Real Estate Division and Jane M. Knapp, Vice President and Compliance Officer, both passed away following courageous battles with cancer.

Stan joined the Bank as a Senior Vice President in 1986 when Westbank merged with the former Chicopee Cooperative Bank. A U.S. Army veteran, Stan graduated from Westfield High School and American International College. A graduate of the MacDuffie School, Jane began her career at Westbank as a summer teller while attending Skidmore College. Upon graduation from Skidmore, Jane joined the Bank in 1977, holding several positions, including Branch Manager and Director of Human Resources. Stan and Jane were highly respected co-workers and friends who will be greatly missed by all of us.

In 2002, the Corporation will seek to maximize its profitability across all existing lines of business and keep a close eye on operating expenses. We intend to achieve this by remaining steadfast in our efforts to actively manage the net interest margin, attract and retain core deposits, increase the acquisition and usage levels of our fee-generating products, and closely monitor the overall cost of funds in a challenging economic climate.

With the merger of Cargill Bank and Park West Bank and Trust Company now complete, the Corporation is well positioned for continued growth and achievement. We fully expect that our financial performance will continue to improve in 2002 and will even surpass our results for 2001. As we approach our 40th anniversary of doing business, we remain as committed as ever to finding ways to enhance shareholder value and build a stronger, more profitable Corporation for our shareholders, customers and employees. With a solid strategic plan, a highly motivated management team and a resolute determination to succeed, we remain confident that we will be `stronger than ever' in the years to come.

Thank you for your loyalty, confidence and continued support of Westbank Corporation.

Sincerely,


Donald R. Chase                        Ernest N. Laflamme, Jr.
President and                          Chairman of the Board
Chief Executive Officer

Business

Westbank Corporation and Subsidiaries

CORPORATE ORGANIZATION

Westbank Corporation (hereinafter sometimes referred to as "the Corporation") is a registered Bank Holding Company organized to facilitate the expansion and diversification of the business of Westbank (hereinafter sometimes referred to as "the Bank"). Westbank Corporation is also the owner of a wholly owned subsidiary, Westbank Capital Trust 1, which was organized for the purpose of facilitating the issuance of the mandatory redeemable preferred stock that was issued on September 30, 1999.

The Corporation is headquartered in West Springfield, Massachusetts. As of December 31, 2001, the Corporation has seventeen (17) offices located in Massachusetts and Connecticut.

WESTBANK

The Bank is a Massachusetts chartered commercial bank and trust company, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. Westbank is the resultant financial institution formed with the merger of the Corporation's two (2) wholly owned subsidiaries, Park West Bank and Trust Company ("Park West") and Cargill Bank ("Cargill'). On September 7, 2001, Cargill was merged with and into Park West operating under the name Westbank.

A full range of retail banking services is furnished to individuals, businesses and nonprofit organizations through seventeen (17) banking offices located in Massachusetts and Connecticut. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations.

The Bank also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

Lorac Leasing Corp., Park West Securities Corporation, Park West Real Estate Investment Trust, Inc., and P W B & T, Inc., are all wholly owned subsidiaries of the Bank.

The Bank also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 2001 amounted to $106,438,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.

EMPLOYEES

As of December 31, 2001, the Corporation and its subsidiaries had the equivalent of 167 full-time officers and staff.

COMPETITION

The Corporation's banking, real estate activity and trust services are competitive with other financial institutions. Its service area is in western Massachusetts and northeastern Connecticut. Competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds, and other financing organizations.

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

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries

Year ended December 31,
(Dollars in Thousands Except Share Amounts)                        2001          2000            1999           1998           1997
====================================================================================================================================
Interest and dividend income                                 $   41,088    $   42,645      $   32,437     $   28,631     $   26,724
Interest expense                                                 20,691        23,228          15,316         13,292         12,091
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                                              20,397        19,417          17,121         15,339         14,633
Provision for loan losses                                           944           472              77             41            306
Non-interest income                                               3,489         2,652           2,330          2,427          2,529
Non-interest expense                                             16,841        15,841          12,598         12,200         11,066
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                        6,101         5,756           6,776          5,525          5,790
Income taxes                                                      2,028         1,968           2,609          2,148          2,406
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                   $    4,073    $    3,788      $    4,167     $    3,377     $    3,384
====================================================================================================================================

Common share data:
   Earnings per share:
      Basic                                                  $      .96    $      .90      $      .98     $      .82     $      .88
      Diluted                                                       .95           .89             .96            .79            .85
   Cash dividends declared                                          .40           .40             .40            .40            .30
   Ending book value                                               9.14          8.26            7.36           7.26           6.84

AT DECEMBER 31:
   Total loans - net                                         $  439,723    $  429,231      $  438,567     $  293,113     $  268,254
   Total assets                                                 628,922       574,596         576,150        402,623        355,567
   Total non-performing assets                                    2,034         2,737           2,881          1,494          2,025
   Total deposits                                               509,849       499,140         478,896        342,267        314,679
   Total borrowings                                              57,666        20,992          46,546         27,807         11,884
   Mandatory redeemable preferred stock                          17,000        17,000          17,000
   Total stockholders' equity                                    39,016        34,860          31,543         30,490         26,918

AVERAGE FOR YEAR:
   Loans                                                        440,454       445,846         349,614        284,629        270,066
   Assets                                                       595,592       581,328         450,691        382,924        348,561
   Deposits                                                     486,694       488,396         384,410        335,110        312,725
   Stockholders' equity                                          36,920        32,096          31,187         29,229         24,638
   Weighted shares outstanding - basic                        4,252,432     4,229,105       4,244,402      4,143,009      3,845,698
                               - diluted                      4,298,114     4,273,384       4,333,326      4,272,682      4,003,015

SELECTED RATIOS:
   Return on average total assets                                   .68%          .65%            .92%           .88%           .97%
   Return on average stockholders' equity                         11.03         11.80           13.36          11.55          13.73
   Allowance for loan losses to total loans at year end             .94           .85             .88            .90           1.13
   Non-performing loans as a percentage
      of total loans at year end                                    .41           .51             .55            .35            .68
   Net charge-offs (recoveries) as a
      percentage of average loans                                   .10           .16             .14            .15           (.02)
   Non-performing assets as a percentage of total assets            .32           .48             .50            .37            .57

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
Westbank Corporation and Subsidiaries

This section presents discussion and analysis of the Corporation's consolidated financial condition at December 31, 2001 and 2000 and consolidated results of operations for each of the three (3) years in the period ended December 31, 2001. The Corporation is consolidated with its wholly owned subsidiary, Westbank. This discussion and analysis should be read in conjunction with the financial statements and supplementary financial information contained elsewhere in this Annual Report on Form 10-K.

Effective January 29, 1999, Cargill Bank was merged with and into Westbank Corporation, pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.365 shares of the Corporation's common stock. Approximately 400,164 of the Corporation's common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method of accounting and, accordingly, all historical financial data has been restated to include both entities for all periods presented. The restatement of the historical data is based on the Corporation's fiscal year-end December 31 and Cargill's fiscal year-end September 30 for all periods prior to 1999.

On October 29, 1999, Cargill Bank completed its acquisition of the Connecticut division of New London Trust. The two New London Trust offices became offices of Cargill Bank. The acquisition resulted in $106 million of assets (loans of $84 million) and $106 million of liabilities being acquired as of October 29, 1999. The Corporation has accounted for this acquisition on the purchase accounting method. On September 7, 2001, Cargill was merged with and into Park West, operating under the name Westbank.

For 2001, the Corporation reported net income of $4,073,000 or $.95 per diluted share after providing $944,000 for loan losses. This compares to net income of $3,788,000 or $.89 per diluted share for 2000. The Corporation's 2000 earnings reflected a provision for loan losses of $472,000. On a cash basis (excluding amortization of goodwill), the Corporation's 2001 earnings per diluted share were $1.05 versus $.99 per diluted share for the year ended December 31, 2000.

CASH EARNINGS BAR CHART
(Dollars in Thousands)
================================================================================
         1997                         $3,384
         1998                          3,377
         1999                          4,228
         2000                          4,239
         2001                          4,531

Net interest income increased by $980,000 from 2000 to 2001. Non-interest income increased by $837,000 in 2001 over 2000, primarily the result of an increase of $168,000 in service charges on deposit accounts, an increase of $107,000 in Trust Department fees, the recognition of $254,000 in cash value of life insurance and an overall increase in other fees and services, coupled with a decline of $239,000 in loan servicing fees.

Non-interest expenses amounted to $16,841,000 in 2001, an increase of $1,000,000 or 6%. The increase in operating expenses for 2001 is a result of the overall growth of the Corporation, as well as approximately $300,000 in merger costs associated with the merger of the Corporation's banking subsidiaries. Income taxes totaled $2,028,000, an increase of $60,000 versus 2000.

At December 31, 2001, the Corporation's total assets were $628,922,000, an increase of $54,326,000 or 9% compared to year-end 2000.

Non-performing assets amounted to $2,034,000 or .32% of total assets at December 31, 2001, compared with $2,737,000 or .48% at the end of 2000.

Westbank Corporation and Subsidiaries

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions that can apply to a financial institution. As of December 31, 2001, the Bank's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

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

COMPONENTS OF CAPITAL

As of December 31, 2001, stockholders' equity increased to $39 million, a 12% increase compared to December 31, 2000. Stockholders' equity increased as a result of the Corporation's net income of $4.1 million and an improvement in the unrealized gain on securities available for sale of $1.4 million, net of taxes less $1.7 million paid in dividends to shareholders and the repurchase of $215,000 in the Corporation's stock. In addition, the Corporation reissued 34,787 shares of Treasury stock totaling $266,000, primarily for the purpose of the Corporation's dividend reinvestment program.

Capital guidelines issued by the Federal Reserve Board require the Corporation to maintain certain capital ratios. As of December 31, the Corporation's regulatory capital ratios were as follows:

                                                           2001      2000      1999
                                                           ----      ----      ----
Tier 1 leverage capital (to average assets)                6.96%     6.45%     6.92%

Tier 1 risk-based capital (minimum required 4%)           10.79     10.34     10.17

Total risk-based capital (minimum required 8%)            13.03     12.84     12.50

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

Westbank Corporation and Subsidiaries

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Bank's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 2001 and 2000:

                                                         Percentage Change in
               Change in Interest Rates                  Net Interest Income
                   (In Basis Points)                   2001              2000
================================================================================
                         +200                           0%                 0%

                         Level                          0                  0

                         -200                        (1.00)             (1.00)

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

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate sensitivity gap, (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

Westbank Corporation and Subsidiaries

                                                         Three        Over Three          Over One             Over
                                                        Months         Months to           Year to             Five
(Dollars in Thousands)                                 or Less            A Year        Five Years            Years            Total
====================================================================================================================================
EARNING ASSETS
   Investments                                       $   8,034         $       5         $   1,361         $133,042        $142,442
   Interest bearing cash                                   332                                                                  332
   Loans                                                67,967            64,760           145,182          165,993         443,902
   Federal funds sold                                      319                                                                  319
------------------------------------------------------------------------------------------------------------------------------------
                                                        76,652            64,765           146,543          299,035         586,995

INTEREST BEARING LIABILITIES
   Savings deposits                                                       10,479            94,320                          104,799
   NOW accounts                                                            2,926            26,325                           29,251
   Money market accounts                                19,544                                                               19,544
   Other time deposits                                 102,470           127,430            55,344               51         285,295
   Borrowed funds and preferred stock                   29,115             4,000            24,551           17,000          74,666
------------------------------------------------------------------------------------------------------------------------------------

                                                     $ 151,129         $ 144,835         $ 200,540         $ 17,051        $513,555
====================================================================================================================================

Interest Rate
   Sensitivity Gap                                   $ (74,477)        $ (80,070)        $ (53,997)        $281,984        $ 73,440
Cumulative Interest Rate
   Sensitivity Gap                                     (74,477)         (154,547)         (208,544)          73,440
Interest Rate
   Sensitivity Gap Ratio                                (12.69)%          (13.64)%           (9.20)%          48.04%          12.51%
Cumulative Interest Rate
   Sensitivity Gap Ratio                                (12.69)           (26.33)           (35.53)           12.51

The presentation of a run off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $10,479,000 and $2,926,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

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

DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed consolidated average balance sheets for 2001, 2000 and 1999. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table:

Westbank Corporation and Subsidiaries

                                                     2001                           2000                           1999
                                                             Average                        Average                         Average
                                                   Interest   Yield/              Interest   Yield/              Interest    Yield/
                                         Average    Income/     Rate    Average    Income/     Rate    Average    Income/      Rate
(Dollars in Thousands)                   Balance    Expense     Paid    Balance    Expense     Paid    Balance    Expense      Paid
====================================================================================================================================
ASSETS
Securities:
   U.S. Treasury                        $    450    $    27     6.00%  $    534    $    32     6.00%  $    812    $    49      6.03%
   Federal agencies                      105,260      6,926     6.58     90,018      6,422     7.13     69,536      4,638      6.67
   Tax exempt federal(a)                     614         42     7.00        616         42     6.82        284         20      7.04
   Other securities                        6,988        408     5.84      4,007        292     7.29      1,910        155      8.12
------------------------------------------------------------------------------------------------------------------------------------
Total securities                         113,312      7,403     6.53     95,175      6,788     7.13     72,542      4,862      6.70
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
   temporary investments                     351         15     4.27        765         41     5.36      2,559        123      4.81
------------------------------------------------------------------------------------------------------------------------------------
Loans:(b)
   Commercial                             58,689      4,524     7.71     60,064      5,608     9.34     52,356      4,221      8.06
   Tax exempt federal(a)                   4,534        423     9.33      4,653        413     8.88      2,191        198      9.04
   Real estate                           324,139     24,513     7.56    333,757     26,008     7.79    258,639     20,120      7.78
   Consumer                               53,092      4,210     7.93     47,372      3,708     7.83     36,428      2,815      7.73
------------------------------------------------------------------------------------------------------------------------------------
   Total loans                           440,454     33,670     7.64    445,846     35,737     8.02    349,614     27,354      7.82
------------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                         5,013        158     3.15      3,793        234     6.17      3,287        171      5.20
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                     559,130    $41,246     7.38%   545,579    $42,800     7.84%   428,002    $32,510      7.60%
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses                 (4,039)                        (3,937)                        (3,019)
Cash and due from banks                   13,435                         14,054                         12,033
Other assets                              27,066                         25,632                         13,675
------------------------------------------------------------------------------------------------------------------------------------
Total assets                            $595,592                       $581,328                       $450,691
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings                              $133,742    $ 2,665     1.99%  $127,764    $ 3,365     2.63%  $ 63,611    $ 1,742      2.74%
   Money market                           18,258        387     2.12     24,021        765     3.18     29,465        883      3.00
   Negotiated rate certificates           48,817      2,325     4.76     50,391      2,899     5.75     34,934      1,754      5.02
   Other time deposits                   221,311     11,731     5.30    225,609     12,464     5.52    202,834      9,296      4.58
------------------------------------------------------------------------------------------------------------------------------------
   Total time deposits                   422,128     17,108     4.05    427,785     19,493     4.56    330,844     13,675      4.13
Borrowed funds/preferred stock            68,032      3,583     5.27     57,717      3,735     6.47     33,001      1,641      4.97
------------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities       490,160    $20,691     4.22%   485,502    $23,228     4.78%   363,845    $15,316      4.21%
Demand deposits                           64,566                         60,610                         53,566
Other liabilities                          3,946                          3,120                          2,093
Stockholders' equity                      36,920                         32,096                         31,187
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity                 $595,592                       $581,328                       $450,691
====================================================================================================================================
Net interest income                                 $20,555                        $19,572                        $17,194
Yield spread                                                    3.16%                          3.06%                           3.39%
Net yield on earning assets/net
   interest margin                                              3.68%                          3.59%                           4.02%
Deduct tax equivalent adjustment                        158                            155                             73
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $20,397                        $19,417                        $17,121
====================================================================================================================================

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

During 2001, the yield spread increased to 3.16% versus 3.06% in 2000. The Corporation's net interest margin increased during 2001 to 3.68% from 3.59% in 2000, an increase of 9 basis points. The section titled Rate/Volume Analysis further describes the change in yields.

During 2000, the yield spread declined to 3.06% versus 3.39% in 1999. The Corporation's net interest margin decreased during 2000 to 3.59% from 4.02% in 1999, a decrease of 43 basis points.

Westbank Corporation and Subsidiaries

RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis), interest expense and net interest income and changes therein for 2001 as compared with 2000 and 2000 compared with 1999.

                                                 2001 Compared with 2000                         2000 Compared with 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                      Increase         Due to *                        Increase       Due to *
(Dollars in Thousands)                2001     2000  (Decrease)  Volume      Rate      2000     1999  (Decrease)   Volume      Rate
====================================================================================================================================
Interest earned:
   Securities:
   U.S. Treasury                   $    27  $    32    $    (5)  $   (5)            $    32  $    49    $   (17)   $  (17)
   Federal agencies                  6,926    6,422        504    1,029   $  (525)    6,422    4,638      1,784     1,444   $   340
   Tax exempt federal                   42       42                                      42       20         22        23        (1)
   Other securities                    408      292        116      183       (67)      292      155        137       151       (14)
Interest-bearing cash                   15       41        (26)     (19)       (7)       41      123        (82)      (98)       16
Loans:
   Commercial                        4,524    5,608     (1,084)    (126)     (958)    5,608    4,221      1,387       667       720
   Tax exempt federal                  423      413         10      (10)       20       413      198        215       219        (4)
   Real estate                      24,513   26,008     (1,495)    (738)     (757)   26,008   20,120      5,888     5,857        31
   Consumer                          4,210    3,708        502      453        49     3,708    2,815        893       856        37
Federal funds sold                     158      234        (76)      61      (137)      234      171         63        29        34
------------------------------------------------------------------------------------------------------------------------------------
                                    41,246   42,800     (1,554)     828    (2,382)   42,800   32,510     10,290     9,131     1,159
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings                           2,665    3,365       (700)     151      (851)    3,365    1,742      1,623     1,687       (64)
   Money market                        387      765       (378)    (158)     (220)      765      883       (118)     (177)       59
   Negotiated rate
     certificates                    2,325    2,899       (574)     (88)     (486)    2,899    1,754      1,145       861       284
   Other time deposits              11,731   12,464       (733)    (237)     (496)   12,464    9,296      3,168     1,121     2,047
   Borrowed funds                    3,583    3,735       (152)     607      (759)    3,735    1,641      2,094     1,493       601
------------------------------------------------------------------------------------------------------------------------------------
                                    20,691   23,228     (2,537)     275    (2,812)   23,228   15,316      7,912     4,985     2,927
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                $20,555  $19,572    $   983   $  553   $   430   $19,572  $17,194    $ 2,378    $4,146   $(1,768)
====================================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.

Net interest income for 2001 increased to $20,555,000, up 5.0% from $19,572,000 in 2000. A 2.48% increase in average earning assets and a 46 basis point decrease in average rate of return resulted in an increase in volume of $828,000 and a decrease in rate of $2,382,000. A decrease of .96% in average interest-bearing liabilities and a 56 basis point decrease in average rate of interest paid contributed to an increase in volume of $275,000 and a decrease in rate of $2,812,000.

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

LIQUIDITY

Liquidity refers to our ability to generate adequate amounts of cash to fund loan originations, security purchases and deposit withdrawals. Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities, as compared to deposits, are used by Westbank to compute its liquidity on a daily basis as adjusted for regulatory purposes. In addition, Westbank is subject to Regulation D of the Federal Reserve Bank ("FRB"), which requires depository institutions to maintain reserve balances on deposit with the FRB based on certain average depositor balances. Westbank is in compliance with Regulation D. Management of Westbank believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 7 in the Notes To Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

Westbank Corporation and Subsidiaries

INVESTMENT PORTFOLIO

Refer to Note 2 in the Notes to Consolidated Financial Statements of this report which covers the maturity distribution and fair values at December 31, 2001 of the securities portfolio. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31:

                                                                                 2001          2000         1999
=====================================================================================================================
U. S. Government obligations                                                                $   499      $   499
Federal agency obligations                                                                    9,448        9,459
Mortgage-backed securities                                                  $     757         1,462        1,846
---------------------------------------------------------------------------------------------------------------------
Amortized cost                                                              $     757       $11,409      $11,804
=====================================================================================================================

The following table shows the estimated fair value (in thousands) of the Corporation's securities available for sale at December 31:

                                                                                 2001          2000         1999
=====================================================================================================================
U. S. Government obligations                                                $      66       $    38      $    11
Federal agency obligations                                                     72,659        61,465       50,379
Mortgage-backed securities                                                     60,359        18,929       16,504
Municipal bonds                                                                   633           624          598
Equity securities                                                               7,968         5,211        2,024
---------------------------------------------------------------------------------------------------------------------
Estimated fair value                                                          141,685        86,267       69,516
Gross unrealized (gain) loss on
   securities available for sale                                               (2,075)          295        3,053
---------------------------------------------------------------------------------------------------------------------
Amortized cost                                                              $ 139,610       $86,562      $72,569
=====================================================================================================================

The following table shows weighted average yields and maturity distribution of debt securities at December 31, 2001:

                         Within 1 Year          1 to 5 Years          5 to 10 Years        After 10 Years             Total
                    Average    Amortized   Average    Amortized   Average    Amortized   Average   Amortized   Average    Amortized
                      Yield         Cost     Yield         Cost     Yield         Cost     Yield        Cost     Yield         Cost
====================================================================================================================================
U. S. Government
  obligations          2.00%         $66                                                                                   $     66
Federal agency
  obligations                                 7.00%      $1,000      6.33%     $69,365      6.38%     $1,000      6.34%      71,365
Mortgage-backed
  securities           7.50            5      6.56          317      6.21          362      6.51      59,661      6.51       60,345
Municipal bonds                                                      4.56          614                            4.56          614
------------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities             2.39%         $71      6.89%      $1,317      6.31%     $70,341      6.51%    $60,661      6.41%    $132,390
====================================================================================================================================

The weighted average yield has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding. For purposes of the above table, mortgage-backed securities are distributed using actual maturity dates.

Westbank Corporation and Subsidiaries

LOAN PORTFOLIO

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31:

                                                   2001           2000           1999           1998          1997
=======================================================================================================================
Commercial                                    $  58,597      $  60,652      $  56,276      $  41,760     $  41,661
-----------------------------------------------------------------------------------------------------------------------

Real Estate:
   Construction                                   5,154          5,160          5,952          5,998         5,302
   Residential (1-4 family)                     259,791        248,059        263,832        168,744       152,896
   Commercial properties                         83,443         84,833         85,385         60,348        55,127
-----------------------------------------------------------------------------------------------------------------------

Total Real Estate                               348,388        338,052        355,169        235,090       213,325
-----------------------------------------------------------------------------------------------------------------------

Consumer                                         37,292         34,578         31,556         19,277        16,648
-----------------------------------------------------------------------------------------------------------------------
   Gross loans                                  444,277        433,282        443,001        296,127       271,634
Deferred loan origination
   fees-net of costs                               (375)          (381)          (526)          (349)         (323)
-----------------------------------------------------------------------------------------------------------------------

Total Loans                                     443,902        432,901        442,475        295,778       271,311
Allowance for loan
   losses                                        (4,179)        (3,670)        (3,908)        (2,665)       (3,057)
-----------------------------------------------------------------------------------------------------------------------

Net loans                                     $ 439,723      $ 429,231      $ 438,567      $ 293,113     $ 268,254
=======================================================================================================================

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the Western Massachusetts and Northeastern Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $3,649,000 or 9.4% of stockholders' equity as of December 31, 2001, compared to $3,798,000 or 11% as of December 31, 2000.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 2001:

                                                              12 Months          1 - 5         After
Dollars in Thousands)                                           or Less          Years       5 Years         Total
=======================================================================================================================
Commercial                                                      $42,989        $15,105       $   503      $ 58,597
Real estate:
   Construction                                                   5,154                                      5,154
   Commercial                                                    25,778         44,484        13,181        83,443
-----------------------------------------------------------------------------------------------------------------------
   Totals                                                       $73,921        $59,589       $13,684      $147,194
=======================================================================================================================

Of the commercial loans which mature beyond one year, approximately $14,328,000 have fixed rates and the remaining $1,280,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements which were $11,855,000 and $47,031,000, respectively, at December 31, 2001 and $8,460,000 and $38,569,000, respectively, in 2000. See further discussion in Note 14 to the Consolidated Financial Statements.

Westbank Corporation and Subsidiaries

LOAN LOSS EXPERIENCE

The provision for loan losses is an amount charged to income to bring the allowance for loan losses to a level deemed appropriate by management. The provision for losses is dependent on actual net write-offs and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on a review of these factors and the provision for loan losses recorded, the allowance for loan losses at December 31, 2001 is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties. Management has also retained an independent loan review consultant to provide advice on the adequacy of the loan loss allowance.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                                           2001           2000           1999           1998            1997
====================================================================================================================================
Balance at beginning of year                                 $  3,670       $  3,908       $  2,665       $  3,057       $   2,699
Provision charged to expense                                      944            472             77             41             306
Acquisition                                                                                   1,669
------------------------------------------------------------------------------------------------------------------------------------
                                                                4,614          4,380          4,411          3,098           3,005
------------------------------------------------------------------------------------------------------------------------------------

Charge-offs:
   Loans secured by real estate                                    52            163             78            318             394
   Commercial and
      industrial loans                                            358            538            455            153             250
   Consumer loans                                                 117             88             90             47             116
------------------------------------------------------------------------------------------------------------------------------------
                                                                  527            789            623            518             760
------------------------------------------------------------------------------------------------------------------------------------

Recoveries:
   Loans secured by real estate                                    60             32             79             42             354
   Construction/land development                                                                 14
   Commercial and
      industrial loans                                             19             27             15             30             445
   Consumer loans                                                  13             20             12             13              13
------------------------------------------------------------------------------------------------------------------------------------
                                                                   92             79            120             85             812
------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                                      435            710            503            433             (52)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                       $  4,179       $  3,670       $  3,908       $  2,665       $   3,057
====================================================================================================================================
Average loans outstanding                                    $440,454       $445,846       $349,614       $284,629       $ 270,066
====================================================================================================================================
Net charge-offs (recoveries) as a percentage
   of average loans                                              0.10%          0.16%          0.14%          0.15%          (0.02)%
Net charge-offs (recoveries) as a percentage of
   the allowance at January 1                                   11.85          18.17          18.87          14.16           (1.93)
Allowance as a percentage of total
   loans at December 31                                          0.94           0.85           0.88           0.90            1.13
Allowance as a percentage of
   non-performing loans
   at December 31                                              228.36         167.12         160.23         259.24          166.87

Westbank Corporation and Subsidiaries

Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

(Dollars in Thousands)             2001                 2000               1999                 1998               1997
================================================================================================================================
                                        % of                 % of                 % of                % of               % of
                                       Total                Total                Total               Total              Total
Loan Category                 Amount   Loans       Amount   Loans      Amount    Loans      Amount   Loans     Amount   Loans
--------------------------------------------------------------------------------------------------------------------------------
Real Estate                  $2,216    77.24%      $2,212   76.83%     $2,986    78.84%     $1,764   77.38%    $2,083   76.55%
Construction                     15     1.16           17    1.19          64     1.34          70    2.03         83    1.97
Commercial                    1,799    13.20        1,164   14.00         581    12.70         628   14.10        697   15.35
Consumer                        149     8.40          277    7.98         277     7.12         203    6.49        194    6.13
--------------------------------------------------------------------------------------------------------------------------------
                             $4,179      100%      $3,670     100%     $3,908      100%     $2,665     100%    $3,057     100%
================================================================================================================================

The approach the Corporation uses in determining the adequacy of the allowance for loan losses and the required provision is the combination of a target reserve for impaired and classified loans and a general reserve allocation. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or questions relative to the adequacy of the collateral on these same loans. In addition, the Corporation allocates a general reserve against the remainder of the loan portfolio. The increase in the allowance for loan losses from 1998 to 1999 is primarily the result of the acquisition of a loan loss allowance totaling $1,669,000 related to the loans acquired with the purchase of the New London Trust offices.

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

(Dollars in Thousands)                                         2001           2000           1999          1998          1997
================================================================================================================================
Loans on a non-accrual basis                                 $1,040         $1,778         $2,001         $ 797       $ 1,648
================================================================================================================================
Non-accrual loans as a percentage
   of total net loans outstanding                              0.24%          0.41%          0.46%         0.27%         0.61%
Non-accrual loans as a percentage
   of total assets                                             0.17           0.31           0.35          0.20          0.46
Loans contractually past due 90
   days or more and still accruing                           $  790         $  418         $  438         $ 231       $   184

The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis was $148,000, $159,000, $77,000, $35,000 and $79,000 for 2001, 2000, 1999, 1998 and 1997, respectively. The
Corporation did not recognize any interest income related to non-accrual loans during the five(5)-year period.

Westbank Corporation and Subsidiaries

The Bank evaluates loans for impairment in accordance with SFAS No. 114 "Accounting for Impaired Loans." Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 2001 and 2000 on impaired loans was not significant. At December 31, 2001 and 2000, the recorded investment in impaired loans was $336,000 and $609,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 2001, the average recorded investment in impaired loans was $629,000 compared to $441,000 for 2000 and $442,000 for 1999.

RESTRUCTURED LOANS

A restructured loan is one for which the Corporation has modified the contractual terms to provide a reduction in the rate of interest and, in most instances, an extension of payments of principal or interest or both because of a deterioration in the financial position of the borrower. Restructured loans are considered to be impaired as described in Note 1 to the financial statements. At December 31, 2001, the Corporation had no restructured loans.

OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31:

(Dollars in Thousands)                                           2001          2000          1999          1998          1997
================================================================================================================================
Other real estate owned - net                                    $204          $541          $442          $466          $353
Other real estate owned as a
   percentage of total assets                                    .03%           .09%          .08%          .12%          .10%

DEPOSITS

The following table sets forth the average amounts of, and average rates paid on, various classifications of deposits:

                                                                     2001                   2000                   1999
(Dollars in Thousands)                                         Amount     Rate         Amount     Rate        Amount     Rate
================================================================================================================================
Savings                                                      $133,742     1.99%      $127,764     2.63%    $  63,611     2.74%
Money market                                                   18,258     2.12         24,021     3.18        29,465     3.00
Certificates of deposit                                        48,817     4.76         50,391     5.75        34,934     5.02
Other time deposits                                           221,311     5.30        225,609     5.52       202,834     4.58
--------------------------------------------------------------------------------------------------------------------------------
                                                              422,128     4.05%       427,785     4.56%      330,844     4.13%
Demand deposits                                                64,566                  60,610                 53,566
--------------------------------------------------------------------------------------------------------------------------------
                                                             $486,694                $488,395               $384,410
================================================================================================================================

Certificates of deposit of $100,000 and over at December 31, 2001 had the following maturities:

                                                             3 Months      3 to 6     6 to 12      1 Year to
(Dollars in Thousands)                                        or Less      Months      Months        5 Years         Total
================================================================================================================================
Totals                                                        $24,427      $9,805      $11,446        $8,230       $53,908
================================================================================================================================

Westbank Corporation and Subsidiaries

RETURN ON EQUITY AND ASSETS

The Corporation's return on average equity and assets for each of the years ended December 31 were as follows:

                                                             2001          2000          1999
==================================================================================================================
Return on average total assets                               .68%           .65%          .92%
Return on average stockholders' equity                     11.03          11.80         13.36
Average stockholders' equity to average total assets        6.20           5.52          6.92
Dividend payout ratio                                      41.59          44.80         39.67

BORROWINGS

The following table summarizes short-term borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                       2001          2000          1999
==================================================================================================================
Balance at year end                                        $25,415      $13,992       $39,546
Average amount outstanding                                  28,582       33,144        23,755
Maximum amount outstanding at any month-end                 51,149       43,535        39,623
Average interest rate for the year                            2.88%        4.98%         3.87%
Average interest rate on year-end balance                     1.36         4.97          4.75

COMPARISON OF OPERATING RESULTS

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 2001, 2000 and 1999 will be covered in greater detail. As of December 31, 2001, the principal earning assets of the holding company consist of a commercial bank, Westbank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2001. The significant changes are discussed in the analysis that follow the summary.

                                                                                            Percentage of
                                                                                         increase (decrease)
                                                                                         2001          2000
                                                                                         Over          Over
(Dollars in Thousands)                         2001          2000          1999          2000          1999
==================================================================================================================
Net interest income                         $20,397       $19,417       $17,121          5.05%        13.41%
Provision for loan losses                       944           472            77        100.00        512.99
Non-interest income                           3,489         2,652         2,330         31.56         13.82
Non-interest expense                         16,841        15,841        12,598          6.31         25.74
Income taxes                                  2,028         1,968         2,609          3.05        (24.57)
------------------------------------------------------------------------------------------------------------------
Net Income                                  $ 4,073       $ 3,788       $ 4,167          7.52%        (9.09)%
==================================================================================================================

INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 2001 amounted to $41,088,000 as compared to $42,645,000 for 2000 and $32,437,000 for 1999. For 2001 this represents a decrease of $1,557,000 or 3.66% versus 2000, while interest income increased by $10,208,000 or 31% in 2000 over 1999. The decrease in 2001 is the result of an increase in average earning assets of $13,551,000 or 2.48%, offset by a decrease of 46 basis points in average earning interest rate. The increase in 2000 over 1999 is the result of an increase in average earning assets of $117,577,000 and an increase of 24 basis points in average earning interest rate.

Westbank Corporation and Subsidiaries

INTEREST EXPENSE

Interest expense for 2001 on deposits and borrowings amounted to $20,691,000 as compared to $23,228,000 in 2000 and $15,316,000 for 1999. Interest expense decreased by $2,537,000 or 10.9% during 2001 compared to 2000; during 2000, interest expense increased by $7,912,000 or 52% versus 1999. The 2001 decrease is the result of a decrease in average interest-bearing liabilities of $4,658,000 and a 56 basis point decrease in the average rate of interest paid compared to 2000. The increase in interest expense during 2000 versus 1999 is the result of an increase of average interest-bearing liabilities of $121,657,000 combined with a 57 basis point decrease in average interest rate paid.

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

The following table sets forth Westbank's net interest income:

(Dollars in Thousands)                                                   2001               2000            1999
==================================================================================================================
Total interest income                                                 $41,088            $42,645         $32,437
Total interest expense                                                 20,691             23,228          15,316
------------------------------------------------------------------------------------------------------------------
Net interest income                                                   $20,397            $19,417         $17,121
==================================================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities which result in net interest income.

PROVISION FOR LOAN LOSSES

The 2001 provision for loan losses totaled $944,000 compared with $472,000 in 2000. The increase in the provision for loan losses during 2001 is attributable to an increase in the percentage the Corporation utilizes in its analysis and risk assessment of the loan portfolio. Based on this and the weakened economy, management determined that an increase in the provision was warranted. During 2000, the provision increased by $395,000 versus 1999. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS.

NON-INTEREST INCOME

Income from sources other than interest was $3,489,000 in 2001, an increase of $837,000 from the prior year and an increase of $1,159,000 versus 1999. Non-interest income for 2001 reflects an increase in Trust Department earnings of $107,000, an increase in service charges on deposit accounts and other non-interest income of $948,000, a decrease in loan servicing income of $239,000 and a net increase from the gain on sale of investments, other real estate, mortgages and equipment totaling $21,000 compared to 2000.

NET INTEREST INCOME BAR CHART
(Dollars in Thousands)
==================================================================================================================
         1997                        $14,633
         1998                         15,339
         1999                         17,121
         2000                         19,417
         2001                         20,397

Westbank Corporation and Subsidiaries

NON-INTEREST EXPENSE

The components of other operating expenses are as follows:

(Dollars in Thousands)                                                   2001         2000          1999
==================================================================================================================
Salaries and benefits                                                 $ 8,381      $ 7,940       $ 6,541
Occupancy                                                               1,062          983           881
Other non-interest expense                                              6,630        6,120         5,053
Intangible amortization                                                   684          683           100
Other real estate owned expense                                            84          115            23
------------------------------------------------------------------------------------------------------------------
                                                                      $16,841      $15,841       $12,598
==================================================================================================================

Overall non-interest expense increased during 2001 by $1,000,000 versus 2000 and by $4,243,000 compared to 1999. During 2001, salaries and benefits increased by $441,000, attributable to overall corporate growth. Occupancy increased by $79,000 versus 2000. Other non-interest expense increased in 2001 by $510,000, also the result of overall corporate growth and approximately $300,000 in expenses related to the merger of the banking subsidiaries. Intangible amortization during 2001 totaled $684,000, representing amortization of the unidentifiable intangible asset that resulted from the branch acquisition.

INCOME TAXES

For the year ended December 31, 2001, Westbank Corporation recorded a tax expense of $2,028,000 compared to 2000, when the Corporation recorded a tax expense of $1,968,000 and a 1999 income tax expense of $2,609,000.

NET INCOME

The net income for 2001 of $4,073,000, or $.96 per share basic and $.95 per share diluted, is based on a weighted average of 4,252,432 basic and 4,298,114 diluted shares outstanding, compared with a net income for 2000 of $3,788,000 or $.90 per share basic and $.89 per share diluted based on a weighted average of 4,229,105 basic and 4,273,384 diluted. Net income in 1999 was $4,167,000, or
$.98 per share basic and $.96 per share diluted and based on weighted average shares of 4,244,402 basic and 4,333,326 diluted.

NEW ACCOUNTING STANDARDS

In 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133, which establishes accounting and reporting standards for derivatives, derivative instruments embedded in other contracts and for hedging activities. In 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for certain derivatives, derivative instruments embedded in other contracts and for certain hedging activities. These Statements became effective for the Corporation on January 1, 2001. The adoption of these standards did not have a significant impact on the Corporation's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The Statement further requires separate recognition of intangible assets that meet one of two criteria. The Statement applies to all business combinations initiated after June 30, 2001.

SFAS No. 142 requires that an intangible asset that is acquired shall be initially recorded and measured based on its fair value. The Statement also provides (1) that goodwill should not be amortized, but shall be tested for impairment annually or more frequently, if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount and (2) that existing goodwill continue to be amortized through the remainder of Fiscal 2001, at which time amortization should cease and a transitional goodwill impairment test would be performed. Effective January 1, 2002, the Corporation adopted SFAS No. 141 and SFAS No. 142. The adoption of these Statements did not have a significant effect on the Corporation's consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, except share amounts)                                                            2001                   2000
====================================================================================================================================
ASSETS
Cash and due from banks:
   Non-interest bearing                                                                            $  16,800              $  18,043
   Interest bearing                                                                                      332                    227
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      17,132                 18,270
Federal funds sold                                                                                       319                  5,249
------------------------------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                                                    17,451                 23,519
------------------------------------------------------------------------------------------------------------------------------------

Securities:
   Investment securities available for sale, estimated fair value                                    141,685                 86,267
   Investment securities held to maturity, amortized cost
      (estimated fair value of $779 in 2001 and $11,392 in 2000)                                         757                 11,409
------------------------------------------------------------------------------------------------------------------------------------
   Total securities                                                                                  142,442                 97,676
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of allowance for loan losses
   of $4,179 in 2001 and $3,670 in 2000                                                              439,723                429,231
Property and equipment, net                                                                            6,516                  7,292
Other real estate owned                                                                                  204                    541
Accrued interest receivable                                                                            3,285                  3,977
Intangible assets, net of amortization
   of $684 in 2001 and $683 in 2000                                                                    8,837                  9,521
Other assets                                                                                          10,464                  2,839
------------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                              $ 628,922              $ 574,596
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                                                            $  70,960              $  63,609
   Interest bearing                                                                                  438,889                435,531
------------------------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                                    509,849                499,140
Borrowed funds                                                                                        57,666                 20,992
Interest payable on deposits                                                                             659                    727
Other liabilities                                                                                      4,732                  1,877
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                                 572,906                522,736
------------------------------------------------------------------------------------------------------------------------------------
Mandatory redeemable preferred stock                                                                  17,000                 17,000
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 14)
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, par value $5 per share, authorized
      100,000 shares; none issued
   Common stock, par value $2 per share,
      authorized 9,000,000 shares; issued 4,315,795
      shares in 2001 and 4,283,719 shares in 2000                                                      8,632                  8,567
   Additional paid-in capital                                                                         11,782                 11,608
   Retained earnings                                                                                  17,787                 15,408
   Treasury stock at cost
      (49,412 shares in 2001 and 61,199 shares in 2000)                                                 (431)                  (526)
   Accumulated other comprehensive income (loss)                                                       1,246                   (197)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                            39,016                 34,860
------------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                                $ 628,922              $ 574,596
====================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, except share amounts)                                          2001             2000              1999
====================================================================================================================================
Interest and dividend income:
   Interest and fees on loans                                                      $33,526          $35,596           $27,288
   Interest and dividend income from securities                                      7,389            6,774             4,855
   Interest from interest-bearing cash
      and federal funds sold                                                           173              275               294
------------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                            41,088           42,645            32,437
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                                             17,108           19,493            13,675
   Interest on borrowed funds                                                        3,583            3,735             1,641
------------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                        20,691           23,228            15,316
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                 20,397           19,417            17,121
Provision for loan losses                                                              944              472                77
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                                                      19,453           18,945            17,044
------------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
   Trust                                                                               635              528               502
   Service charges on deposits                                                       1,238            1,070               938
   Loan servicing                                                                      171              410               292
   Gain on sale of securities available for sale                                        36                                 92
   Gain on sale of other real estate owned                                              43               16                34
   Gain on sale of loans                                                               233              302                 4
   Gain on sale of equipment                                                            27
   Other                                                                             1,106              326               468
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                      3,489            2,652             2,330
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
   Salaries and benefits                                                             8,381            7,940             6,541
   Depreciation and amortization                                                       892              992               968
   Data processing                                                                   1,803            1,639               945
   Advertising                                                                         610              612               432
   Supplies                                                                            505              464               344
   Occupancy                                                                         1,062              983               881
   Other real estate owned                                                              84              115                23
   Other                                                                             2,820            2,413             2,364
   Intangible amortization                                                             684              683               100
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                                    16,841           15,841            12,598
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                           6,101            5,756             6,776
Income taxes                                                                         2,028            1,968             2,609
------------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                  $  4,073         $  3,788          $  4,167
====================================================================================================================================

Earnings per share:
                  - Basic                                                             $.96             $.90              $.98
                  - Diluted                                                           $.95             $.89              $.96
====================================================================================================================================

Weighted average shares outstanding:
                  - Basic                                                        4,252,432        4,229,105         4,244,402
                  - Diluted                                                      4,298,114        4,273,384         4,333,326
====================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries

                                                                                                           Accumulated
                                                    Common Stock       Additional                             Other
                                                              Par        paid-in   Retained    Treasury   Comprehensive
(Dollars in Thousands, except share amounts)     Shares     Value        capital   earnings     Stock     Income/(Loss)     Total
===================================================================================================================================
Balance, January 1, 1999                       4,198,838   $ 8,397      $ 11,076    $10,803                   $   214     $ 30,490
Net income                                                                            4,167                                  4,167
Cash dividends declared
    ($.40 per share)                                                                 (1,653)                                (1,653)
Shares issued:
    Stock option plan                             30,255        61            78                                               139
    Dividend reinvestment
       and stock purchase plan                    54,626       109           479                                               588
Changes in unrealized gain (loss)
    on securities available for sale                                                                           (2,188)      (2,188)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                     4,283,719     8,567        11,633     13,317                    (1,974)      31,543
Net income                                                                            3,788                                  3,788
Cash dividends declared
    ($.40 per share)                                                                 (1,697)                                (1,697)
Shares reissued from Treasury stock:
    Stock option plan                              1,000                      (3)                $    6                          3
    Dividend reinvestment
       and stock purchase plan                    65,121                     (22)                   595                        573
Changes in unrealized gain (loss)
    on securities available for sale                                                                            1,777        1,777
Repurchase of common stock                      (127,320)                                        (1,127)                    (1,127)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                     4,222,520     8,567        11,608     15,408        (526)         (197)      34,860
Net income                                                                            4,073                                  4,073
Cash dividends declared
    ($.40 per share)                                                                 (1,694)                                (1,694)
Shares issued:
    Stock option plan                              4,400         9             9                                                18
    Dividend reinvestment
       and stock purchase plan                    27,676        56           209                                               265
Shares reissued from treasury stock:
    Stock option plan                              1,500                      (6)                     8                          2
    Dividend reinvestment
       and stock purchase plan                    33,287                     (38)                   302                        264
Changes in unrealized gain (loss)
    on securities available for sale                                                                            1,443        1,443
Repurchase of common stock                       (23,000)                                          (215)                      (215)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                     4,266,383   $ 8,632      $ 11,782    $17,787     ($  431)     $  1,246      $39,016
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,
(Dollars in Thousands)                                                     2001              2000              1999
===================================================================================================================================
Net Income                                                               $4,073            $3,788           $ 4,167
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale,
    net of income taxes (benefit) of $927 in 2001,
    $915 in 2000 and ($1,376) in 1999                                     1,419             1,777            (2,245)
    Less:  reclassification adjustment for gains
       included in net income, net of income
       taxes of $12 in 2001 and $35 in 1999                                  24                                  57
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                         1,443             1,777            (2,188)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                     $5,516            $5,565           $ 1,979
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                                  2001             2000              1999
====================================================================================================================================
Operating activities:
   Net income                                                                      $   4,073         $  3,788         $   4,167
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Provision for loan losses                                                       944              472                77
         Provision for other real estate owned                                                             62                31
         Depreciation and amortization                                                   892              992               968
         Intangible amortization                                                         684              623               100
         Realized gain on sale of securities                                             (36)                               (92)
         Realized gain on sale of other real estate owned                                (43)             (16)              (34)
         Realized gain on sale of loans                                                 (233)            (136)               (4)
         Realized gain on sale of property and equipment                                 (27)
         Deferred income taxes                                                           923              282              (104)
      Change in assets and liabilities net of effects
         from purchase of New London Trust:
            Accrued interest receivable                                                  692             (734)             (786)
            Other assets                                                              (7,625)             417            (2,138)
            Interest payable on deposits                                                 (68)              (5)              303
            Other liabilities                                                          1,928              385              (316)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                  2,104            6,130             2,172
====================================================================================================================================
Investing activities:
   Securities:
      Held to maturity:
         Purchases                                                                                                       (1,050)
         Proceeds from maturities                                                     10,652              395            19,862
      Available for sale:
         Purchases                                                                  (105,572)         (22,773)          (35,627)
         Proceeds from sales                                                           7,828            1,779             4,679
         Proceeds from maturities                                                     64,755            7,000            11,723
   Purchases of property and equipment                                                  (116)            (475)           (1,926)
   Net (increase)/decrease in loans                                                  (32,239)           7,617          (144,607)
   Proceeds from sale of other real estate owned                                         497              258               382
   Assumption of liabilities of New London
      Trust, net of cash acquired                                                                        (173)           (9,971)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                    (54,195)          (6,372)         (156,535)
====================================================================================================================================
Financing activities:
   Net increase in deposits                                                           10,709           20,244           136,629
   Net increase/(decrease) in short-term borrowings                                   11,423          (25,777)           18,962
   Increase in long-term borrowings                                                   25,251
   Proceeds from mandatory redeemable preferred stock                                                                    17,000
   Proceeds from exercise of stock options
      and stock purchase plan                                                            549              576               727
   Treasury stock repurchases                                                           (215)          (1,127)
   Dividends paid                                                                     (1,694)          (1,697)           (1,653)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) financing activities                       46,023           (7,781)          171,665
====================================================================================================================================
Increase (decrease) in cash and cash equivalents                                      (6,068)          (8,023)           17,302
Cash and cash equivalents at beginning of year                                        23,519           31,542            14,240
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  17,451         $ 23,519         $  31,542
====================================================================================================================================
Cash paid during the year:
   Interest on deposits and other borrowings                                       $  20,759         $ 23,233         $  15,013
   Income taxes                                                                          360            1,717             2,600
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                            20,079
   Transfers of loans to other real estate owned                                         233              290
   Loans to facilitate the sale of other real estate owned                                57
   Unrealized gain (loss) on securities available for sale, net of taxes               1,443            1,777            (2,188)

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

NATURE OF BUSINESS

As of December 31, 2001, the Corporation, a bank holding company, provides financial services through its wholly owned subsidiary, Westbank, a commercial bank and trust company with seventeen (17) offices located in Massachusetts and Connecticut. A full range of retail banking services are furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominately located in western Massachusetts and northeastern Connecticut.

MERGER WITH CARGILL BANCORP, INC.

Effective January 29, 1999, Cargill Bancorp, Inc., and its subsidiary ("Cargill") were merged with and into Westbank Corporation pursuant to a plan of merger dated July 15, 1998. Each share of Cargill common stock was converted into 1.3655 shares of the Corporation's common stock. A total of 400,164 of the Corporation's common shares were issued for the outstanding common stock of Cargill.

The transaction was accounted for using the pooling-of-interests method of accounting and, accordingly, all historical financial data has been restated to include both entities for all periods presented.

Westbank Corporation and Subsidiaries

ACQUISITION

On October 29, 1999, the Corporation completed its acquisition of the Connecticut division of New London Trust, F.S.B, consisting of two branch offices that became part of Cargill Bank. Assets and liabilities acquired were as follows:

(Dollars in Thousands)
================================================================================
Cash and cash equivalents                                               $  8,722
Loans                                                                     83,895
Other real estate owned                                                      498
Bank premises and equipment                                                1,877
Intangible assets                                                         10,071
Other assets                                                                 995
--------------------------------------------------------------------------------
     Total Assets                                                       $106,058
--------------------------------------------------------------------------------
Deposits                                                                $105,516
Other liabilities                                                            542
--------------------------------------------------------------------------------
     Total Liabilities                                                  $106,058
================================================================================

The Corporation has accounted for this acquisition on the purchase accounting method, including the results of their operations since October 29, 1999. The intangible assets totaling $10,071,000 are being amortized over fifteen years.

At close of business September 7, 2001, Cargill Bank was merged with and into Park West Bank and Trust Company operating under the name Westbank.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Westbank, its subsidiaries, Lorac Leasing Corp., Park West Securities Corporation, Park West Real Estate Investment Trust, Inc. and PWB&T Inc. All material intercompany balances and transactions have been eliminated upon consolidation. Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation.

Westbank Corporation and Subsidiaries

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and intangible assets. In connection with the determination of the allowances for loan losses and other real estate owned, management obtains independent appraisals for significant properties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NEW ACCOUNTING STANDARDS

In 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133, which establishes accounting and reporting standards for derivatives, derivative instruments embedded in other contracts and for hedging activities. In 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for certain derivatives, derivative instruments embedded in other contracts and for certain hedging activities. These Statements became effective for the Corporation on January 1, 2001. The adoption of these standards did not have a significant impact on the Corporation's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The Statement further requires separate recognition of intangible assets. The Statement applies to all business combinations initiated after June 30, 2001.

SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The Statement also provides (1) that goodwill should not be amortized, but shall be tested for impairment annually or more frequently, if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount and (2) that existing goodwill will continue to be amortized through the remainder of 2001, at which time amortization should cease and goodwill will be tested annually for impairment. Effective January 1, 2002, the Corporation adopted SFAS No. 141 and SFAS No. 142. The adoption of these Statements did not have a significant effect on the Corporation's consolidated financial statements.

CASH AND CASH EQUIVALENTS

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $4,055,000 for 2001.

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

Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield.

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

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting for Impairment of a Loan as Amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively SFAS No. 114). A loan is recognized as impaired when it is probable that either principal or interest are not collectable in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The adequacy of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the adequacy of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income.

Westbank Corporation and Subsidiaries

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods or the estimated useful lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant repairs are capitalized.

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

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income. At December 31, 2001 and 2000, the mortgage servicing asset totaled $457,000 and $293,000 respecively, for which there was no valuation allowance.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Corporation follows the provision of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 140 provides consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered and derecognizes liabilities when extinguished.

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

TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $106,438,000 and $117,713,000 at December 31, 2001 and 2000, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.

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

Westbank Corporation and Subsidiaries

2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                                             2001
                                                                              Gross         Gross     Estimated           Net
                                                            Amortized    unrealized    unrealized          fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value          gain
====================================================================================================================================
Mortgage-backed securities                                       $757           $22                        $779           $22
====================================================================================================================================

                                                                                             2000
                                                                              Gross         Gross     Estimated           Net
                                                            Amortized    unrealized    unrealized          fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value    gain/(loss)
====================================================================================================================================
U.S. Government obligations                                   $   499           $ 3                     $   502          $  3
Federal agency obligations                                      9,448             2           $45         9,405           (43)
Mortgage-backed securities                                      1,462            28             5         1,485            23
------------------------------------------------------------------------------------------------------------------------------------
                                                              $11,409           $33           $50       $11,392          $(17)
====================================================================================================================================

During 2001, 2000 and 1999 there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:

                                                                                             2001
                                                                              Gross         Gross     Estimated           Net
                                                            Amortized    unrealized    unrealized          fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value    gain/(loss)
====================================================================================================================================
U.S. Government obligations                                  $     66                                  $     66
Federal agency obligations                                     71,365        $1,294                      72,659        $1,294
Mortgage-backed securities                                     59,588           833         $  62        60,359           771
Municipal bonds                                                   614            19                         633            19
Equity securities                                               7,977            57            66         7,968            (9)
------------------------------------------------------------------------------------------------------------------------------------
                                                             $139,610        $2,203          $128      $141,685        $2,075
====================================================================================================================================

                                                                                             2000
                                                                              Gross         Gross     Estimated           Net
                                                            Amortized    unrealized    unrealized          fair    unrealized
(Dollars in Thousands)                                           cost         gains        losses         value    gain/(loss)
====================================================================================================================================
U.S. Government obligations                                   $    38                                   $    38
Federal agency obligations                                     61,805          $162          $502        61,465         $(340)
Mortgage-backed securities                                     18,955            90           116        18,929           (26)
Municipal bonds                                                   614            10                         624            10
Equity securities                                               5,150            61                       5,211            61
------------------------------------------------------------------------------------------------------------------------------------
                                                              $86,562          $323          $618       $86,267         $(295)
====================================================================================================================================

During 2001, 2000 and 1999, the Corporation recognized gross realized gains on securities available for sale totaling $36,000, $0 and $92,000, respectively.

The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 2001, are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

For the purposes of the following December 31, 2001 maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

Westbank Corporation and Subsidiaries

                                                                                                               Estimated
                                                                                             Amortized              fair
(Dollars in Thousands)                                                                            cost             value
=============================================================================================================================
Held to Maturity:
   Within 1 year                                                                                  $  5              $  5
   Over 1 year to 5 years                                                                          168               174
   Over 5 years to 10 years                                                                        283               291
   Over 10 years                                                                                   301               309
-----------------------------------------------------------------------------------------------------------------------------
   Total debt obligations                                                                         $757              $779
=============================================================================================================================

                                                                                                               Estimated
                                                                                             Amortized              Fair
(Dollars in Thousands)                                                                            cost             value
=============================================================================================================================
Available for Sale:
   Within 1 year                                                                              $     66          $     66
   Over 1 year to 5 years                                                                        1,149             1,193
   Over 5 years to 10 years                                                                     70,058            71,304
   Over 10 years                                                                                60,360            61,154
-----------------------------------------------------------------------------------------------------------------------------
   Total debt obligations                                                                     $131,633          $133,717
=============================================================================================================================

At December 31, 2001 securities with a carrying amount and estimated fair value of $30,951,000 and $31,640,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

(Dollars in Thousands)                                                                            2001              2000
=============================================================================================================================
Commercial                                                                                    $ 58,597          $ 60,652
Real estate construction                                                                         5,154             5,160
Real estate                                                                                    343,234           332,892
Consumer                                                                                        37,292            34,578
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               444,277           433,282
Allowance for loan losses                                                                       (4,179)           (3,670)
Deferred loan origination fees                                                                    (375)             (381)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              $439,723          $429,231
=============================================================================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                                                             2001           2000              1999
=============================================================================================================================
Balance, beginning of year                                                       $3,670         $3,908            $2,665
Acquisition                                                                                                        1,669
Provision for loan losses                                                           944            472                77
Loans charged off                                                                  (527)          (789)             (623)
Recoveries                                                                           92             79               120
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                             $4,179         $3,670            $3,908
=============================================================================================================================

The aggregate principal balance of non-accrual loans was $1,040,000 and $1,778,000 at December 31, 2001 and 2000, respectively. Contractual interest income that would have been accrued on such non-accrual loans was $148,000, $159,000 and $77,000 for 2001, 2000 and 1999, respectively. No income was recognized on non-accrual loans during this period.

Westbank Corporation and Subsidiaries

The Corporation did not sell any loans with recourse during 2001 or 2000. The remaining recourse exposure on prior sales was $606,442 at December 31, 2001. Management does not believe that its recourse obligations subject the Corporation to any material risk of loss in the future. The Corporation has suffered no losses as a result of these recourse obligations.

Of the $343,234,000 in real estate loans at December 31, 2001, $259,791,000 is collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market area of Western Massachusetts and Northeast Connecticut. Commercial real estate and real estate construction loans represented $88,597,000 in outstanding principal at December 31, 2001. These loans encompass a wider region extending throughout Massachusetts and Southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $58,597,000 at December 31, 2001, represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut.

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

(Dollars in Thousands)                                                                             2001           2000
===========================================================================================================================
Balance at beginning of year                                                                     $3,798        $ 3,266
   New loans granted                                                                                687          1,915
   Repayments of principal/(sold)                                                                   836         (1,383)
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                           $3,649        $ 3,798
===========================================================================================================================

At December 31, 2001 and 2000, the recorded investment in impaired loans was $336,000 and $609,000, respectively, of which $336,000 and $609,000, respectively, were in non-accrual status. For the years ended December 31, 2001, 2000 and 1999, the average recorded investment in impaired loans was $629,000, $441,000 and $442,000, respectively. As applicable, each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114. The carrying amount of impaired loans for which there was an allowance for loan losses was $336,000 and $609,000 at December 31, 2001 and 2000. The total allowance for loan losses allocated to these impaired loans was $94,000 and $140,000 at December 31, 2001 and 2000. Interest income recognized during 2001, 2000 and 1999 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others which are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $114,044,000, $84,966,000 and $97,622,000 at December 31, 2001, 2000 and 1999,
respectively.

4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                                                             Estimated
(Dollars in Thousands)                                                                2001         2000          Lives
===========================================================================================================================
Property (including land of $1,659
   in 2001 and $1,664 in 2000)                                                    $  6,134     $  7,191    15-40 years
Capital lease building                                                                 264          263       15 years
Furniture and equipment                                                              3,637        4,517     3-10 years
Leasehold and building
   improvements                                                                      2,465        2,624     5-15 years
Motor vehicles                                                                          91          114        3 years
---------------------------------------------------------------------------------------------------------------------------
                                                                                    12,591       14,709
Accumulated depreciation                                                             6,075        7,417
---------------------------------------------------------------------------------------------------------------------------
Property and equipment, net                                                       $  6,516     $  7,292
===========================================================================================================================

Westbank Corporation and Subsidiaries

5 - OTHER REAL ESTATE OWNED

At December 31, other real estate owned consisted of properties acquired through foreclosure as follows:

(Dollars in Thousands)                                                                                 2001              2000
====================================================================================================================================
Real estate acquired through foreclosure - net of OREO allowance                                       $204              $541
====================================================================================================================================

Changes in the allowance for other real estate owned losses are summarized as follows:

(Dollars in Thousands)                                                                2001             2000              1999
====================================================================================================================================
Balance, beginning of year                                                                             $ 31
Acquisition                                                                                                               $31
Provision for other real estate owned charged to operations                            $18               62
Write-downs (net of payments)                                                          (18)             (93)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                                  $  0             $  0               $31
====================================================================================================================================

6 - DEPOSITS

Deposit accounts by type as of December 31 are summarized as follows:

(Dollars in Thousands)                                                             2001        Rate              2000       Rate
====================================================================================================================================
Demand deposit                                                                $  70,960                      $ 63,609
Savings                                                                         104,799        1.52%          104,859       3.34%
NOW                                                                              29,251         .27            29,644        .64
Money market                                                                     19,544        1.69            18,849       3.16
Other time deposits                                                             285,295        4.57           282,179       6.09
------------------------------------------------------------------------------------------------------------------------------------
                                                                               $509,849                      $499,140
====================================================================================================================================

At December 31, 2001, the scheduled maturities of time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
====================================================================================================================================
Year ending December 31,
   2002                                                                                                              $226,699
   2003                                                                                                                49,065
   2004                                                                                                                 8,559
   2005                                                                                                                   827
   2006 and after                                                                                                         145
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     $285,295
====================================================================================================================================

Certificates of deposit with balances greater than or equal to $100,000 amounted to $54,383,000 and $53,239,000 as of December 31, 2001 and 2000, respectively.
Interest paid on these deposits totaled approximately $2,325,000 and $2,898,000, respectively.

Westbank Corporation and Subsidiaries

7 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:

(Dollars in Thousands)                                                                                 2001              2000
====================================================================================================================================
Securities sold under agreements
   to repurchase                                                                                    $14,284           $11,937
Purchased federal funds                                                                               9,244               400
Treasury tax and loan notes                                                                           1,887             1,655
------------------------------------------------------------------------------------------------------------------------------------
Total short term borrowings                                                                         $25,415           $13,992
====================================================================================================================================

The above short-term borrowings generally mature daily.

The following information relates to the Bank's long-term debt as of December:

                                                                            2001                             2000
                                                                Principal                        Principal
Maturity                                                        Payments        Interest          Payments        Interest
Dates                                                              Due            Rate                Due            Rate
====================================================================================================================================
2002                                                             $ 6,369         4.14%
2003                                                              12,474         5.23               $7,000           5.87%
2004                                                               2,114         4.42
2005                                                                 868         5.16
2006                                                               2,426         4.65
After 2006                                                         8,000         4.59
------------------------------------------------------------------------------------------------------------------------------------
                                                                 $32,251         4.75%              $7,000           5.87%
====================================================================================================================================

The Bank's long-term debt includes $10,000,000 of Federal Home Loan Bank (FHLB) Option advances. The maturities of the Bank's Option advances from the FHLB are March 2006, February 2011 and March 2011. The amounts due, respective to their final maturities, are $2,000,000, $6,000,000 and $2,000,000. If there were a change in interest rates, the FHLB would have the option of calling the advances in 2002, 2003 and 2004. During the years 2002, 2003 and 2004, respectively, the Bank has $3,700,000, $4,600,000 and $1,700,000 in Option advances.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed:

(Dollars in Thousands)                                                                2001             2000              1999
====================================================================================================================================
Balance at year end                                                                $57,666          $20,992           $46,546
Average amount outstanding                                                          51,032           40,717            28,751
Maximum amount outstanding at any month-end                                         85,091           50,742            46,769
Average interest rate for the year                                                    3.82%            5.16%             5.37%
Average interest rate on year-end balance                                             3.26             4.02              4.97

The Corporation maintains a revolving line of credit with the Fleet Bank of Massachusetts for $3,000,000 that is renewed on an annual basis. There were no amounts outstanding against this line as of December 31, 2001 or 2000. The Corporation had short-term borrowing capacity through the FHLB of $6,301,000 through its Ideal Way program that was unused at year-end 2001. Advances from the FHLB are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

8 - MANDATORY REDEEMABLE PREFERRED STOCK

On September 30, 1999, the Corporation completed its offering of 1,700,000 shares, 9.6% trust preferred stock, each with a liquidation amount of $10. The Corporation has the right to prepay the trust preferred stock in whole or in part at anytime on or after September 30, 2004. The $17 million trust preferred debentures are due September 30, 2029. Quarterly cash distributions were paid beginning December 31, 1999. The trust preferred stock qualifies as Tier 1 capital under the Federal Reserve Board and risk-based capital guidelines. Of the $17 million in proceeds, the Corporation contributed $15.5 million of the net proceeds to Cargill Bank as equity capital to support the acquisition of two Connecticut branches of New London Trust, F.S.B. (see Note 1).

Westbank Corporation and Subsidiaries

9 - INCOME TAXES

The income taxes were as follows:

(Dollars in Thousands)                                                                2001             2000              1999
====================================================================================================================================
Current tax:
   Federal                                                                          $1,039           $1,569            $2,327
   State                                                                                66              117               386
-----------------------------------------------------------------------------------------------------------------------------------
      Total current                                                                  1,105            1,686             2,713
-----------------------------------------------------------------------------------------------------------------------------------
Deferred taxes                                                                         923              282              (104)
-----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                            $2,028           $1,968            $2,609
====================================================================================================================================

The differences between the effective tax rate and the federal statutory tax rate on income before taxes are reconciled as follows:

                                                                                      2001             2000               1999
====================================================================================================================================
Federal statutory rate                                                                34.0%            34.0%             34.0%
State income taxes, net of federal benefit                                             1.8               .2               4.0
Other                                                                                 (2.6)              .1                .5
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      33.2%            34.3%             38.5%
====================================================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

(Dollars in Thousands)                                                                                 2001              2000
====================================================================================================================================
Deferred tax assets:
   Deferred loan fees                                                                               $    41
   Unrealized loss on securities                                                                                      $    98
   Reserve for loan losses                                                                              948             1,094
   Non-accrual interest                                                                                  71                69
   Amortization                                                                                          60                71
   Other                                                                                                 76                53
------------------------------------------------------------------------------------------------------------------------------------
      Total gross deferred tax assets                                                                 1,196             1,385
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Bond accretion                                                                                        12
   Unrealized gain on securities                                                                        748
   Depreciation                                                                                         189               243
   Allowance for loan losses                                                                            781             1,342
   REIT dividend                                                                                      1,339
   Other                                                                                                119                22
------------------------------------------------------------------------------------------------------------------------------------
      Total gross deferred tax liabilities                                                            3,188             1,607
------------------------------------------------------------------------------------------------------------------------------------
      Net deferred tax liability                                                                    $(1,992)          $  (222)
====================================================================================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences.

Westbank Corporation and Subsidiaries

10 - EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLAN

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the money purchase plan are a percentage of individual employees' salary. Total pension expense for 2001, 2000 and 1999 amounted to $307,000, $318,000 and $242,000, respectively.
At December 31, 2001, the most recent plan year end of the money purchase plan, total plan assets were $4,062,894. The money purchase plan assets are invested in money market funds, government bonds, corporate and government agency bonds and marketable securities.

In addition, the corporation has a 401K plan. Each employee reaching the age of twenty-one (21) automatically becomes a participant of the plan. The plan provides for voluntary contributions by participants, up to 15% of their compensation, subject to certain limits based on federal tax laws. The Corporation makes matching contributions up to 50% of the first 6% of compensation. The total 401K plan expense for the years ended December 31, 2001, 2000 and 1999 amounted to $107,000, $107,000 and $104,000 respectively.

DIRECTORS RETIREMENT PLAN

The Westbank Directors Supplemental Retirement Plan ("the Directors Retirement Plan") was established during 2001. Under the Directors Retirement Plan, the Bank provides post-retirement benefits for non-employee Directors who retire from the Board after reaching age seventy-two (72). The retirement benefit is in the amount of seventy-five percent (75%) of the Director's final compensation at retirement and is payable for the life of the Director. Expenses recognized for Directors were $60,000 in 2001.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

The Corporation has supplemental retirement plans for its executive officers and certain other participants that would have been provided under the Money Purchase Plan but were not provided as a result of the limitations imposed by IRS code. The Corporation recognized expenses under the supplemental plans during 2001, 2000 and 1999 totaling $163,000, $42,000 and $29,000 respectively.

11 - STOCK OPTIONS

The Corporation has four fixed-option plans that reserve shares of common stock for issuance to executives, key employees and directors. During 2001, 2000 and 1999, no compensation cost was required to be recognized for the stock option plans based on the intrinsic method of accounting for stock options. Had compensation costs for the Corporation's four stock option plans been determined based on the fair value, utilizing the Black-Scholes option pricing model, at the grant date for awards in 2001, 2000 and 1999 consistent with the provisions of SFAS No. 123, the Corporation's net earnings and earnings per share would have been as follows:

(Dollars in Thousands, except per share data)           2001              2000              1999
=====================================================================================================
Net earnings - as reported                            $4,073            $3,788            $4,167
Net earnings - pro forma                               4,042             3,762             4,096
Earnings per share - as reported - Basic                 .96               .90               .98
                                 - Diluted               .95               .89               .96
Earnings per share - pro forma   - Basic                 .95               .89               .97
                                 - Diluted               .94               .88               .95
=====================================================================================================

Westbank Corporation and Subsidiaries

11 - STOCK OPTIONS (CONTINUED)

The fair value of each option grant is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Years ended December 31,                                                       2001             2000              1999
====================================================================================================================================
Dividend yield                                                                 4.55%             5.71%             4.64%
Expected life                                                                 10 years         10 years          10 years
Expected volatility                                                              46%               48%               27%
Risk-free interest rate                                                         5.2%             5.14%             6.44%
====================================================================================================================================

The Corporation offers shares of common stock to officers and key employees pursuant to the 1985 Incentive Stock Option Plan. As of December 31, 2001, all options granted are exercisable. The following is a summary of the changes in options outstanding:

                                                        2001                         2000                       1999
                                                               Average                      Average                     Average
                                                              Weighted                     Weighted                    Weighted
                                                              Exercise                     Exercise                    Exercise
                                                 Options        Price          Options       Price        Options        Price
====================================================================================================================================
Options granted and exercisable
   at the beginning of the year                  38,828         $5.36           39,828       $5.38         44,284        $4.94
Options exercised:
   at $2.00                                      (2,500)
   at $2.50                                      (1,200)
   at $6.00                                      (2,200)                        (1,000)                    (3,301)
Options terminated at $6.00                                                                                (1,155)
---------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                        32,928         $5.68           38,828       $5.36         39,828        $5.38
====================================================================================================================================

Unless exercised the options will expire ten years after granting. No options are available for future grants.

The Corporation adopted a Cargill Directors and Officers Stock Option Plan during 1992.

The following is a summary of the changes in options outstanding under the Cargill Directors and Officers Stock Option Plan:

                                                        2001                         2000                       1999
                                                               Average                      Average                     Average
                                                              Weighted                     Weighted                    Weighted
                                                              Exercise                     Exercise                    Exercise
                                                 Options        Price          Options       Price        Options        Price
====================================================================================================================================
Options granted and exercisable
   at the beginning of the year                  43,908         $4.02           43,908       $4.02         65,862        $4.02
Options terminated                              (10,977)                                                  (21,954)
------------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                        32,931         $4.02           43,908       $4.02         43,908        $4.02
====================================================================================================================================

Unless exercised the options will expire twenty years after granting. No options are available for future grants.

Westbank Corporation and Subsidiaries

The Corporation adopted a Directors Stock Option Plan during 1995.

The following is a summary of the changes in options outstanding under the Directors Stock Option Plan:

                                                        2001                         2000                       1999
                                                               Average                      Average                     Average
                                                              Weighted                     Weighted                    Weighted
                                                              Exercise                     Exercise                    Exercise
                                                 Options        Price          Options       Price        Options        Price
====================================================================================================================================
Options granted and exercisable
   at the beginning of the year                  62,000         $9.51           51,000       $9.68         46,000        $8.80
Options granted and exercisable:
   at $12.00                                                                                               10,000
   at $8.75                                                                      8,000
   at $8.8125                                                                    3,000
   at $7.9375                                     8,000
Options exercised at $6.00                                                                                 (4,000)
   at $7.125                                                                                               (1,000)
------------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                        70,000         $9.33           62,000       $9.51         51,000        $9.68
====================================================================================================================================
Options available for future grants              29,000                         37,000                     58,000
====================================================================================================================================

Unless exercised, the options will expire twenty years after granting.

The Corporation adopted an incentive stock option plan during 1996 for directors and employees. At the 1998 Annual Meeting of Shareholders, the 1996 Incentive Stock Option Plan was amended to increase the number of shares reserved for issuance by 200,000 shares. The following is a summary of the changes in the 1996 Incentive Stock Option Plan:

                                                        2001                         2000                       1999
                                                               Average                      Average                     Average
                                                              Weighted                     Weighted                    Weighted
                                                              Exercise                     Exercise                    Exercise
                                                 Options        Price          Options       Price        Options        Price
====================================================================================================================================
Options available                                19,000                         27,000                    119,500
====================================================================================================================================
Options granted and exercisable
   at the beginning of the year                 357,000        $10.46          349,000      $10.50        256,500       $10.62
------------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   to directors at $9.00                                                         8,000
Options granted and exercisable
   to directors at $10.50                                                                                   9,000
Options granted and exercisable
   to employees at $10.125                                                                                 83,500
------------------------------------------------------------------------------------------------------------------------------------
Options granted and exercisable
   at the end of the year                       357,000        $10.46          357,000      $10.46        349,000       $10.50
====================================================================================================================================
Options available for future grants              19,000                         19,000                     27,000
====================================================================================================================================

Westbank Corporation and Subsidiaries

12 - EARNINGS PER SHARE

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations:

                                                                                      Shares         Per Share
==================================================================================================================
Basic Earnings Per Share:
   2001                                                                            4,252,432              $.96
   2000                                                                            4,229,105               .90
   1999                                                                            4,244,402               .98
Effect of Dilutive Option Shares:
   2001                                                                               45,682               .01
   2000                                                                               44,279               .01
   1999                                                                               88,924               .02
Diluted Earnings Per Share:
   2001                                                                            4,298,114               .95
   2000                                                                            4,273,384               .89
   1999                                                                            4,333,326               .96

13 - LEASES

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 2001:

(Dollars in Thousands)
==================================================================================================================
2002                                                                                                    $  360
2003                                                                                                       284
2004                                                                                                       257
2005                                                                                                       246
2006                                                                                                       194
After 2006                                                                                                 133
------------------------------------------------------------------------------------------------------------------
Total minimum lease payments                                                                            $1,474
==================================================================================================================

Rent expense for 2001, 2000 and 1999 amounted to $360,000, $358,000 and $291,000, respectively.

Westbank Corporation and Subsidiaries

14 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit and commitments to extend credit, that are not reflected in the consolidated financial statements. Management does not anticipate any significant losses as a result of these transactions.

The following table summarizes the contractual value of commitments at December 31:

(Dollars in Thousands)                                                             2001              2000
==============================================================================================================
Commitments to grant loans                                                      $11,855          $  8,460
Stand-by letters of credit and financial guarantees                                 325               631
Commitments to advance funds under existing loan agreements                      47,031            38,569

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

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or banking subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2001, that the Corporation meets all capital adequacy requirements to which it is subject.

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

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category. Included in the Bank's capital is approximately $15.5 million contributed in 1999 by the holding company in connection with the preferred trust offering. (Note 8)

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table, on a combined basis after giving effect to the merger described in Note 1:

                                                                                                         Minimum Capital
                                                                                                        to be considered
                                                                                                        well capitalized
                                                                                                            under Prompt
                                                                       Minimum    Capital              Corrective Action
                                                   Actual            Adequacy    Purposes                     Provisions
(Dollars in Thousands)                         Amount    Ratio         Amount      Ratio     Amount                Ratio
==============================================================================================================================
December 31, 2001
Total Capital
   (To risk-weighted assets):
      Westbank                                $48,685    12.71%       $30,633    8.00%       $38,292             10.00%
      Holding Company                          50,050    13.03         30,734    8.00         N/A                 N/A
Tier I Capital
   (To risk-weighted assets):
      Westbank                                 44,506    11.62         15,317    4.00         22,975              6.00
      Holding Company                          41,440    10.79         15,367    4.00         N/A                 N/A
Tier I Capital
   (To average assets):
      Westbank                                 44,506     7.56         23,542    4.00         29,428              5.00
      Holding Company                          41,440     6.96         23,824    4.00         N/A                 N/A
December 31, 2000
Total Capital
   (To risk-weighted assets):
      Westbank                                 44,559    12.46         28,604    8.00         35,756             10.00
      Holding Company                          46,200    12.84         28,788    8.00         N/A                 N/A
Tier I Capital
   (To risk-weighted assets):
      Westbank                                 40,867    11.43         14,302    4.00         21,453              6.00
      Holding Company                          37,194    10.34         14,394    4.00         N/A                 N/A
Tier I Capital
   (To average assets):
      Westbank                                 40,867     7.13         22,905    4.00         28,632              5.00
      Holding Company                          37,194     6.45         23,077    4.00         N/A                 N/A

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

The Bank's retained earnings at December 31, 2001 include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

Cargill Bank ("Cargill") previously converted from a state chartered mutual savings and loan association to a state chartered stock savings and loan association. At the time of conversion, Cargill established a liquidation account in an amount equal to Cargill's net worth. In the event of a complete liquidation (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The balance in the liquidation account at December 31, 2001 was $85,000.

The Corporation purchased 23,000, 127,320 and 0 common shares at fair value for Treasury stock at an aggregate cost of $215,000, $1,127,000 and $0 in 2001, 2000 and 1999 respectively. Treasury stock repurchases were made in connection with the previously announced stock repurchase program.

Westbank Corporation and Subsidiaries

16 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP"). The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2001 and 2000, the ESOP held no shares of the Corporation's stock.

17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31:

                                                                      2001                           2000
=========================================================================================================================
                                                             Carrying     Estimated         Carrying     Estimated
(Dollars in Thousands)                                         Amount    Fair Value           Amount    Fair Value
-------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                                  $  17,132     $  17,132        $  18,270     $  18,270
   Federal funds sold                                             319           319            5,249         5,249
   Investment securities held to maturity                         757           779           11,409        11,392
   Investment securities available for sale                   139,610       141,685           86,267        86,267
   Loans                                                      439,723       451,682          429,231       432,745
   Accrued interest receivable                                  3,285         3,285            3,977         3,977
Liabilities:
   Deposits                                                   509,849       513,080          499,140       499,382
   Borrowed funds                                              57,666        57,973           20,992        21,264
   Mandatory redeemable preferred stock                        17,000        17,425           17,000        15,512
   Accrued interest payable                                       659           659              727           727

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

Westbank Corporation and Subsidiaries

ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE

The carrying amounts of these items approximate fair value due to their short-term nature.

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

COMMITMENTS TO EXTEND CREDIT

The stated fair value of commitments to extend credit is based on the current fees charged for similar commitments. The estimated fair value for commitments to extend credit are not material.

18 - SEGMENT INFORMATION

The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to obtain funds through deposits and borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

Westbank Corporation and Subsidiaries

19 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

                                                                               2001
                                   ------------------------------------------------------------------------------------------------
                                   First Quarter            Second Quarter              Third Quarter            Fourth Quarter
                                   -------------            --------------              -------------            --------------
Interest income                      $10,147                    $10,115                   $10,540                   $10,286
Interest expense                       5,298                      4,996                     5,349                     5,048
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                    4,849                      5,119                     5,191                     5,238
Provision for losses                     227                        159                       279                       279
Non-interest income                      760                        987                       909                       833
Non-interest expense                   3,991                      4,249                     4,429                     4,172
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes             1,391                      1,698                     1,392                     1,620
Income taxes                             471                        580                       452                       525
-----------------------------------------------------------------------------------------------------------------------------------
Net income                           $   920                    $ 1,118                   $   940                   $ 1,095
===================================================================================================================================
Earnings per share -  Basic             $.22                       $.26                      $.22                      $.26
                   -  Diluted           $.22                       $.26                      $.22                      $.25
===================================================================================================================================

                                                                              2000
                                   ------------------------------------------------------------------------------------------------
                                   First Quarter            Second Quarter              Third Quarter            Fourth Quarter
                                   -------------            --------------              -------------            --------------
Interest income                      $10,283                    $10,566                   $10,839                   $10,957
Interest expense                       5,295                      5,665                     6,192                     6,076
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                    4,988                      4,901                     4,647                     4,881
Provision for losses                      65                         75                        13                       319
Non-interest income                      578                        606                       555                       913
Non-interest expense                   4,076                      3,761                     3,982                     4,022
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes             1,425                      1,671                     1,207                     1,453
Income taxes                             524                        592                       370                       482
-----------------------------------------------------------------------------------------------------------------------------------
Net income                           $   901                    $ 1,079                   $   837                   $   971
===================================================================================================================================
Earnings per share  -  Basic            $.21                       $.26                      $.20                      $.23
                    -  Diluted          $.21                       $.25                      $.20                      $.23
===================================================================================================================================

Westbank Corporation and Subsidiaries

20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

December 31,
(Dollars in Thousands)                                                                             2001                 2000
===============================================================================================================================
BALANCE SHEETS
Assets
Cash                                                                                           $     73             $     69
Investment in subsidiaries                                                                       54,646               50,216
Other investments                                                                                    72                   41
Other assets                                                                                      1,238                1,541
-------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                $ 56,029             $ 51,867
===============================================================================================================================
Liabilities                                                                                    $     13             $      7
-------------------------------------------------------------------------------------------------------------------------------
Mandatory redeemable preferred stock                                                             17,000               17,000
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
   Preferred stock - none
   Common stock, par value $2 per share                                                           8,632                8,567
   Additional paid-in capital                                                                    11,782               11,608
   Retained earnings                                                                             17,787               15,408
   Treasury stock                                                                                  (431)                (526)
   Accumulated other comprehensive loss                                                           1,246                 (197)
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                             39,016               34,860
-------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                                  $ 56,029             $ 51,867
===============================================================================================================================

(Dollars in Thousands)                                                              2001           2000                 1999
===============================================================================================================================
STATEMENTS OF INCOME
Dividend from subsidiary                                                        $  2,230       $  2,598              $   600
Interest income (expense)                                                         (1,627)        (1,617)                (385)
Other income (expense) - net                                                        (108)          (135)                 (85)
-------------------------------------------------------------------------------------------------------------------------------
Income before taxes and
   undistributed income of subsidiaries                                              495            846                  130
Income tax benefit                                                                   590            600                  159
Undistributed income of subsidiaries                                               2,988          2,342                3,878
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $  4,073       $  3,788              $ 4,167
===============================================================================================================================

Westbank Corporation and Subsidiaries

20 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

December 31,
(Dollars in Thousands)                                                                  2001           2000            1999
=================================================================================================================================
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
   Net income                                                                       $  4,073        $ 3,788        $  4,167
Operating activities:
   Equity in income of subsidiaries                                                   (2,988)        (2,342)         (3,878)
   Decrease (increase) in other assets                                                   303           (184)           (595)
   Increase (decrease) in other liabilities                                                6             (9)           (156)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                    1,394          1,253            (462)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investment securities (purchases) maturities                                          (30)           (32)            918
Contribution of capital to subsidiary                                                                               (15,500)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                                      (30)           (32)        (14,582)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from mandatory
      redeemable preferred stock issue                                                                               17,000
   Proceeds from stock options exercised                                                  20              3             139
   Proceeds from dividend reinvestment
      and optional stock purchases                                                       529            573             588
   Treasury shares redeemed                                                             (215)        (1,127)
   Dividends paid                                                                     (1,694)        (1,697)         (1,653)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                 (1,360)        (2,248)         16,074
---------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                       4         (1,027)          1,030
Cash and cash equivalents at the beginning of the year                                    69          1,096              66
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                                    $     73        $    69        $  1,096
=================================================================================================================================

INDEPENDENT AUDITORS' REPORT
Westbank Corporation and Subsidiaries

Shareholders and Board of Directors,
Westbank Corporation

We have audited the consolidated balance sheets of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger on January 29, 1999, of Cargill Bancorp, Inc., and subsidiary and Westbank Corporation and subsidiaries, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 25, 2002

CORPORATE DIRECTORY AND INFORMATION
Westbank Corporation and Subsidiaries

DIRECTORS

WESTBANK CORPORATION AND WESTBANK
--------------------------------------------------------------------------------

ERNEST N. LAFLAMME, JR.
   Chairman of the Board,
   Westbank Corporation
   Treasurer,
   City of Chicopee

ROLAND O. ARCHAMBAULT
   President and Owner,
   Pinnacle Raceway

MARK A. BEAUREGARD
   Attorney at Law,
   Resnic, Beauregard, Waite & Driscoll

DAVID R. CHAMBERLAND
   President,
   Chicopee Building Supply, Inc.

DONALD R. CHASE
   President and Chief Executive Officer,
   Westbank Corporation
   President and Chief Executive Officer,
   Westbank

G. WAYNE MCCARY
   President and Chief Executive Officer,
   Eastern States Exposition

ROBERT J. PERLAK
   Corporate Clerk,
   Westbank Corporation
   Private Investor

GEORGE R. SULLIVAN
   Chief Executive Officer,
   Sullivan Paper Company, Inc.

JAMES E. TREMBLE
   President,
   Valley Commmunications Systems, Inc.

OFFICERS

WESTBANK CORPORATION
--------------------------------------------------------------------------------

DONALD R. CHASE
   President and Chief Executive Officer

JOHN M. LILLY
   Treasurer and Chief Financial Officer

GARY L. BRIGGS
   Executive Vice President

KATHLEEN A. JALBERT
   Senior Vice President

TRENTON E. TAYLOR
   Senior Vice President

LLOYD S. HALL
   Director of Auditing

WESTBANK
--------------------------------------------------------------------------------
DONALD R. CHASE
   President and Chief Executive Officer

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

HOWARD STANTON, III
   Vice President

IRVING M. WALKER, JR., CMA
   Controller

LOAN DIVISION

GARY L. BRIGGS
   Executive Vice President

PAUL M. ACCORSI
   Senior Vice President

DENISE M. BREWER
   Senior Vice President

DAVID M. BARSZCZ
   Vice President

CLIFFORD R. BORDEAUX
   Vice President

GERARD E. DRAPEAU
   Vice President

RICHARD N. HANCHETT
   Vice President

JOSEPH S. LEMAY
   Vice President

JOSEPH P. YOUNG
   Vice President

J. KEVIN HOURIHAN
   Dealer Account Officer

LOAN CREDIT AND COLLECTION

TRENTON E. TAYLOR
   Senior Vice President

PATRICIA A. NEBOSKY
   Vice President

JOHN E. O'BRIEN
   Assistant Vice President

MARKETING

JAMES P. HICKEY, JR.
   Vice President

RESIDENTIAL REAL ESTATE

STANLEY F. OSOWSKI
   Senior Vice President

WOLFGANG A. ADAMETZ
   Vice President

ANTONIO FILIPE
   Vice President

TRUST DIVISION

ROBERT A. GIBOWICZ
   Senior Trust Officer

WILLIAM M. VARANKA
   Vice President

CORPORATE INFORMATION
Westbank Corporation and Subsidiaries

WESTBANK CORPORATION

Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400

ANNUAL MEETING

The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 17, 2002 at nine o'clock in the morning at the Carriage House at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

TRANSFER AGENT AND REGISTRAR

Westbank-Trust Department

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Stamford, Connecticut

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

------------------------------------------------------------------------------------
                          2001                                  2000
                     Bid                                   Bid
               High        Low      Dividend        High         Low        Dividend
------------------------------------------------------------------------------------
First         $ 8.25     $ 7.00      $  .10      $ 9.875       $ 8.250       $ 0.10
Second          9.55       7.80         .10        9.000         7.875         0.10
Third           9.95       9.23         .10        8.750         7.5625        0.10
Fourth          9.70       9.10         .10        8.625         6.875         0.10

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2002 the Corporation had 1,279 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange, the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call Westbank's Trust Department at (413) 747-1400. The following firms make a market in Westbank Corporation's common stock:

Advest Inc.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
McConnell, Budd & Downes, Inc.
Moors & Cabot, Inc.
Ryan, Beck & Co., Inc.
Spears, Leeds & Kellogg

EQUAL OPPORTUNITY EMPLOYER

The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, veterans status, age or handicap.

21.   SUBSIDIARIES OF THE REGISTRANT

      1.    Westbank - Massachusetts

            a.    Lorac Leasing Corp. - Massachusetts

            b.    P W B & T, Inc. - Massachusetts

            c.    Park West Securities Corporation - Massachusetts

            d.    Park West Real Estate Investment Trust, Inc. - Delaware

            e.    New London Trust Financial Services Corporation - New
                  Hampshire

            f.    Cargill Mortgage Corporation

      2.    Westbank Capital Trust I - Delaware
            225 Park Avenue
            West Springfield, Massachusetts 01089