Form 10-K, Exhibit 13
period 2004-12-31
WESTBANK CORP
filed 2005-03-10
CIK 742070

EXHIBIT 13
                                                                      ----------

PROCEEDING INTO 2005, WE WILL CONTINUE TO SEEK OPPORTUNITIES TO ATTRACT NEW BUSINESS, CULTIVATE EXISTING RELATIONSHIPS AND EXPAND OUR PORTFOLIO - ALL WITH AN EYE ON SERVING LOCAL COMMUNITIES AND ENHANCING SHAREHOLDER VALUE.

- WESTBANK CORPORATION

Dear Shareholders:

For Westbank, 2004 was truly a year of continual transformation, when our careful planning of the past and solid decision making of the present combined to position us well for the new year.

It was a year that saw our proven strategies for growth come together with innovative approaches to expanding markets, reaching new customers and building lasting relationships. As a result, we increased our assets by $31 million and began 2005 as a $756.4 million corporation.

Throughout the year, our customer-focused approach to banking positioned us well to compete against larger, merger-focused competitors in the area. In fact, our local decision-making power and keen insight into the financial needs of the community greatly contributed to an increase in commercial lending activity, which grew by more than $19 million. Deposits increased by more than $53 million.

At Westbank, we believe that enhancing shareholder value is a journey, an ongoing quest to develop opportunities, leverage our inherent strengths and find new ways to grow assets for our shareholders. It is a journey we take willingly, with equal amounts of preparation and excitement, as we lay a progressive path for growth in 2005.



Sincerely,

Donald R. Chase, President and                 Ernest N. Laflamme, Jr., Chairman
Chief Executive Officer                        of the Board Westbank Corporation
Westbank Corporation

ENHANCING SHAREHOLDER VALUE:
AN ONGOING JOURNEY TOWARDS CONTINUAL GROWTH

Enhancing shareholder value is a journey - one paved by the past, marked by change and guided by good decision making. Above all, it is continual, a constant moving forward towards expanding our overall value to the local communities we serve and increasing share value.

Westbank entered 2004 in a solid financial position and continued to fortify that position as we grew our assets, market coverage and customer base throughout the year. Eighteen branches strong, we leveraged our expanded geographic presence, commercial lending power and financial product portfolio to successfully and profitably grow the bank. Through each customer interaction, we reaffirmed our "on your corner, in your corner" message as we worked to meet the financial needs of both residential and commercial customers.


STRONG ROOTS ENABLE STRONG GROWTH

In an age when mergers and acquisitions are the hallmark of the banking industry, Westbank's longevity is somewhat of an anomaly. With 43 years as a local commercial bank, this longevity is matched only by the loyalty of our executive team, with many members exceeding 25 years of service. In fact, many were born and raised within the communities they serve.

Our rich local history lends a high level of stability amidst a banking era of great change. Deep roots lead to an even deeper understanding of local needs - a benefit that helped to differentiate us in 2004. With an established local presence, we can quickly understand the needs of our customers, make decisions locally and respond quickly with a swiftness our larger competitors simply cannot muster.

We believe this local advantage will prove to be one of our key growth enablers and competitive advantages, particularly in the commercial lending area where fast decision making is so critical to enabling local businesses - large and small - to quickly seize opportunities as they develop.


KNOWLEDGEABLE AND TRUSTWORTHY

"IT'S VERY IMPORTANT TO US THAT WE BANK WITH PEOPLE THAT WE KNOW AND TRUST AND UNDERSTAND OUR BUSINESS. WESTBANK IS NOT LIKE ANY OTHER BANK. THEY'VE BEEN HERE FOR US EVERY TIME WE'VE NEEDED THEM, WITHOUT HESITATION."

- CARL SJOGREN, PRESIDENT,
SJOGREN MANUFACTURING, INC. AND SJOGREN INDUSTRIES


ROBUST COMMERCIAL LENDING ACTIVITY

Our commercial lending area enjoyed healthy growth during 2004. The commercial real estate area alone grew by 11.8 percent, thanks to the work of experienced loan officers who successfully continued to establish new connections and build upon existing relationships with area businesses. This included working with small businesses, as well as larger commercial enterprises with more complex banking needs.

Our efforts during the year were greatly bolstered by our television advertising campaign, which showcased our commercial lending capabilities and increased our exposure to prospective business clients. Using testimonials from some of our satisfied commercial customers, the TV spots highlighted our support for businesses of all sizes, as well as our support of organizations that benefit the community at large.

For instance, Sjogren Manufacturing and Sjogren Industries, the U.S. market leader and major worldwide competitor in the steel wire tooling industry, spoke about the importance of working with a bank they knew and trusted to understand their needs during a recent merger. Sullivan Paper credited their 30-year relationship with Westbank with helping them grow from 2 to over 300 people.

Pioneer Packaging said Westbank rose to a high level of service "beyond the call of any bank." Additionally, the YMCA of Greater Springfield commented on the value of our community support.

One thing rang true throughout each testimonial: Westbank is clearly considered an ally to businesses in the communities we serve. We will continue to use strategic marketing campaigns such as these to build business throughout 2005.

With a 76.3 percent increase, commercial leasing also enjoyed substantial growth. Our in-house leasing department offers a range of financing choices to the community, which helps to distinguish Westbank from competitors. Indirect lending also saw a 7.43 percent increase as we continued to expand our auto dealer network throughout New England and part of New York State, adding dealers to bring our overall total to more than 100.

ADVANCING INTO NEW MARKETS

Geographic expansion proved to be a key growth instrument for Westbank in 2004, as it has been over the last five years. It began in 1999 with the acquisition of Cargill Bancorp, Inc., in Putnam, Connecticut and the New London Trust, F.S.B., in Danielson, Connecticut. In 2001, we completed the merger between Cargill and Westbank. Expansion continued in 2003 with the establishment of our 18th branch in Webster, Massachusetts.

Our decision to advance into Webster was a fortuitous one. In 2004, deposits grew to $18.9 million, while commercial loans reached $12 million with a strong pipeline going into 2005. This is an impressive achievement for a new bank branch. In fact, since we "broke ground" with our expansion plans five years ago, bank assets have grown from $574.6 million to $756.4 million (or by 31.7 percent).

In Spring 2005, we will begin building a new branch in Southwick, which will replace a smaller office in the same town. We will continue to look for opportunities to grow our assets by expanding our geographic footprint.


EXPANDING OUR PRODUCT AND SERVICES PORTFOLIO

Another chief objective for 2004 was to create and expand awareness for our deposit and commercial loan products. In addition to TV commercials, we leveraged strategic marketing campaigns to bring in new business and extend our offerings to our existing customer base. Throughout the year, this proved to be a very successful way to gain market share and increase deposits.

For example, a new 18-MONTH SUPERFLEX CD promotion generated more than $37 million in 2004 deposits. New customers represented more than 25 percent of those deposits, which opened the door for us to attract even more of their banking business.

The introduction of our new CAPITAL ACCESS ACCOUNT generated more than $10 million in business during 2004. Interest rates are tier-based, encouraging customers to keep higher account balances to earn higher rates.

As a complement to our existing wealth management services, consultants from Infinex Financial Group will soon be available by appointment at any Westbank office. This will help customers choose from a wide variety of investment services and products, extending the full-service capabilities of Westbank.


FULL SERVICE, FULL SUPPORT

"WESTBANK TAKES CARE OF ALL OUR BANKING NEEDS, FROM MORTGAGES TO OUR PENSION PLAN. THEY'VE BEEN THERE FOR US FOR OVER 30 YEARS AND HAVE ALWAYS BEEN IN OUR CORNER."

- RICHARD SULLIVAN, CHAIRMAN, SULLIVAN PAPER CO.


OPTIMIZING OPERATIONS

A large part of increasing shareholder value lies in optimizing the operations that drive bank business. Our ongoing initiatives to streamline operations and increase productivity not only drive cost efficiency, they make it easier for customers to bank with us.

For example, we are currently implementing the capability to accept residential loan applications online, which will speed the process for customers and enable us to reach a greater percentage of the market. We are also redesigning the Westbank web site to be more dynamic, informative and user-friendly.

Internally, we underwent an extensive, year-long review of our current account processing service provider to ensure we continue to receive the most current, advanced services required to support banking operations.

In 2005, we will expand technology benefits to support all loan areas, as well as the deposit account opening process and teller hardware/software platform areas, to improve operational efficiency and enhance customer service at the teller window.

All banking operations are guided by strong corporate governances and financial control procedures, as well as by our extremely active board of directors who are ever vigilant towards the welfare of our shareholders. At a time when the U.S. Securities and Exchange Commission (SEC) is increasing requirements for all public companies, we will continue to maintain and strengthen high standards of accountability across everything we do.


A PART OF THE LOCAL COMMUNITY

"EVERY COMMUNITY NEEDS A CENTER LIKE THE YMCA, A PLACE WHERE KIDS AND FAMILIES CAN GO TOGETHER. WESTBANK WAS ABLE TO PUT A LOAN PACKAGE TOGETHER THAT MADE IT ALL HAPPEN. THEY REALLY ARE PART OF THE LOCAL COMMUNITY AND WE'RE VERY HAPPY TO BE PARTNERS WITH THEM ON THIS PROJECT."

- STEVE CLAY, PRESIDENT, YMCA OF GREATER SPRINGFIELD

THE JOURNEY CONTINUES

As 2005 unfolds, our increased commercial lending activity and strong asset quality give us a firm foundation for growth. In an attempt to improve profitability, Westbank Corporation sold $23.6 million in residential real estate loans in anticipation of higher interest rates.

Further, by redeeming the outstanding principal balance of our Trust Preferred Securities, which funded the 1999 purchase of New London Trust, we significantly reduced interest expenses and positioned the bank for improved profits for many years to come. In fact, based on the initial interest rates, we expect the refinancing to save us $787,000 annually.

Proceeding into 2005, we will continue to seek opportunities to attract new business, cultivate existing relationships and expand our portfolio - all with an eye on enhancing shareholder value and serving our local communities. However, it is the responsiveness and integrity of the people that drive these activities that will continue to differentiate us on the journey ahead, as we move towards long-term growth and lasting prosperity.


ABOVE AND BEYOND

"WESTBANK GOES ABOVE AND BEYOND THE CALL OF ANY BANK. THEY'VE BEEN VERY INSTRUMENTAL TO OUR SUCCESS."

- JEFF SHINNERS, PRESIDENT, PIONEER PACKAGING

SELECTED CONSOLIDATED FINANCIAL DATA
WESTBANK CORPORATION AND SUBSIDIARIES

Year Ended December 31,
(Dollars in thousands, except share amounts)                    2004         2003(1)    2002(1)(2)   2001(1)(2)   2000(1)(2)
===========================================================================================================================
Interest and dividend income                                  $  36,809    $  35,852    $  40,576    $  41,088    $  42,645
Interest expense                                                 14,274       14,085       18,055       20,691       23,228
---------------------------------------------------------------------------------------------------------------------------

Net interest income                                              22,535       21,767       22,521       20,397       19,417
Provision for (recovery of) loan losses                             225         (354)       1,333          944          472
Non-interest income                                               3,441        4,536        4,090        3,489        2,652
Non-interest expense                                             19,149       17,439       16,412       16,841       15,841
---------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                        6,602        9,218        8,866        6,101        5,756
Income taxes                                                      1,991        3,164        2,857        2,028        1,968
---------------------------------------------------------------------------------------------------------------------------

Net income                                                    $   4,611    $   6,054    $   6,009    $   4,073    $   3,788
===========================================================================================================================

Common share data:
      Earnings per share:
            Basic                                             $    1.00    $    1.32    $    1.30    $     .87    $     .81
            Diluted                                                 .95         1.26         1.27          .86          .80
      Cash dividends declared                                       .56          .48          .44          .40          .40
      Ending book value                                           10.06         9.78         9.30         8.30         7.49

AT DECEMBER 31:
      Securities                                              $ 267,829    $ 236,484    $ 128,473    $ 138,183    $  95,726
      Loans, net                                                435,013      436,339      474,498      440,430      429,781
      Assets                                                    756,441      725,442      684,166      630,155      575,672
      Non-performing assets                                       2,765        3,308        1,558        2,034        2,737
      Deposits                                                  590,032      537,310      562,524      510,556      499,690
      Borrowings                                                 97,354      122,204       56,392       57,666       20,992
      Mandatorily redeemable preferred stock:
            Payable to Westbank Capital Trust I                               17,526       17,526       17,526       17,526
            Payable to Westbank Capital Trust II                  8,763
            Payable to Westbank Capital Trust III                 8,763
      Stockholders' equity                                       47,462       45,275       42,612       39,016       34,860

AVERAGE FOR YEAR:
      Loans                                                     432,864      459,765      463,488      440,454      445,846
      Assets                                                    738,878      658,002      666,120      595,592      581,328
      Deposits                                                  577,258      537,151      537,309      486,694      488,396
      Stockholders' equity                                       45,824       43,272       40,380       36,920       32,096
      Weighted shares outstanding  -  basic                   4,606,094    4,597,930    4,626,909    4,688,306    4,662,588
      Weighted shares outstanding  -  diluted                 4,863,741    4,798,656    4,735,460    4,738,671    4,711,405

SELECTED RATIOS:
      Return on average assets                                      .62%         .92%         .90%         .68%         .65%
      Return on average stockholders' equity                      10.06        13.99        14.88        11.03        11.80
      Average stockholders' equity to average assets               6.20         6.58         6.06         6.20         5.52
      Dividend pay-out ratio                                      55.54        34.85        30.77        41.59        44.80
      Allowance for loan losses to loans at year end                .99         1.01         1.07          .94          .85
      Non-performing loans as a percentage of total
            loans at year end                                       .49          .75          .33          .41          .51
      Net charge-off's as a percentage of average loans             .07          .07          .09          .10          .16
      Non-performing assets as a percentage of assets               .37          .46          .23          .32          .48

(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in May 2004.
(2) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in January 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
WESTBANK CORPORATION AND SUBSIDIARIES


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

The following forward-looking statements are made in accordance with the Private Securities Litigation Reform Act of 1995.

The Corporation has made, and may make in the future, forward-looking statements concerning future performance, including, but not limited to, future earnings and events or conditions that may affect such future performance. These forward-looking statements are based upon management's expectations and belief concerning possible future developments and the potential effect of such future developments on the Corporation. There is no assurance that such future developments will be in accordance with management's expectations and belief or that the effect of any future developments on the Corporation will be those anticipated by management.

All assumptions that form the basis of any forward-looking statements regarding future performance, as well as events or conditions that may affect such future performance, are based on factors that are beyond the Corporation's ability to control or predict with precision, including future market conditions and the behavior of other market participants. Among the factors that could cause actual results to differ materially from such forward-looking statements are the following:

1. The status of the economy in general, as well as in the Corporation's primary market areas of western Massachusetts, central Massachusetts and northeastern Connecticut;

2. Competition in the Corporation's primary market area from other banks, especially in light of continued consolidation in the New England banking industry;

3.   Any changes in federal and state bank regulatory requirements;

4.   Changes in interest rates;

5. The cost and other effects of unanticipated legal and administrative cases and proceedings, settlements and investigations;

6. Changes in laws and regulations, including federal and state banking laws and regulations, to which the Corporation and its subsidiaries are subject;

7. Changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board or any regulatory agency having authority over the Corporation and/or its subsidiaries; and/or

8. Disruption in general economic conditions due to military or terrorist activity.

Forward-looking statements speak only as of the date they were made. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation's performance in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its quarterly and annual reports, the Corporation does not intend to review or revise any particular forward-looking statement.

WESTBANK CORPORATION AND SUBSIDIARIES


CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of Westbank Corporation are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. In reviewing and understanding financial information for the Corporation, you are encouraged to read and understand the significant accounting policies that are used in preparing the Corporation's consolidated financial statements. These policies are described in Note 1 to the consolidated financial statements. Of these policies, management believes that the accounting for loans and the allowance for loan losses is one of the most critical.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Securities that have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss.

Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield. Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent ninety
(90) days, unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards ("SFAS") No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively, "SFAS No. 114"). A loan is recognized as impaired when it is probable that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. For these loans, the Corporation maintains a formula-based reserve that is computed from the overall mix of the remainder of the loan portfolio and the loss history of each loan category. Income on impaired loans is recognized based on the individual payment history of each loan.

The appropriateness of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the appropriateness of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at an appropriate level to absorb losses. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

At December 31, 2004, the allowance for loan losses totaled $4,356,000, representing .99% of total loans and 204.0% of non-performing loans.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income.

WESTBANK CORPORATION AND SUBSIDIARIES


BUSINESS SUMMARY

Westbank Corporation (the "Corporation") is a one-bank holding company with its headquarters located in West Springfield, Massachusetts. The Corporation operates eighteen branch offices and twenty-three ATM's, serving communities in western and central Massachusetts and northeastern Connecticut. The Corporation's affiliates include: Westbank, a commercial bank and trust company (the "Bank"), Park West Securities Corporation and PWB&T, Inc.

The Corporation has a growth-oriented strategy focused on (1) shareholder value,
(2) expanding its banking franchise, (3) unparalleled service and (4) effective capital management.

The primary source of Westbank's revenue is net interest income from loans, deposits and fee income. Balance sheet growth during 2004 was strong with respect to investments and deposits, while overall loan growth was level with year-end 2003. While the Corporation experienced strong commercial, leasing and commercial real estate growth during the past year, this growth was offset by a decrease in refinancing and the sale of 1-4 family residential real estate loans. Residential real estate refinancing and the significant turnover in the Corporation's investment portfolio were the result of continued low interest rates during most of the year. The Corporation's sale of approximately $23 million in 1-4 family residential real estate loans and the growth of other time deposits was the result of a strategy to prepare the balance sheet for anticipated higher interest rates.

The Corporation took advantage of lower interest rates to refinance its $17 million 9.6% fixed rate Trust Preferred securities at a much more favorable rate. The refinancing consisted of the issuance of two (2) new notes, each with final maturities of thirty (30) years and each callable after five (5) years. The new notes were split between a quarterly floating rate and a five(5)-year fixed rate. The initial rates were set at 4.06% and 5.98% respectfully.

Management anticipates another year of strong commercial loan, commercial mortgage and commercial leasing growth during 2005, while 1-4 family residential real estate volume is expected to remain light as a result of anticipated higher interest rates.

The Bank expects to break ground during the spring of 2005 for its newest full-service office, which will be located on College Highway in Southwick, Massachusetts. The location of this office is expected to expand our market penetration in Southwick and the surrounding areas. It is anticipated on our smaller existing office in Southwick will be consolidated into this new location. The Corporation continues to look at new areas for expansion and increased market share.

The results of operations also may be affected by economic and competitive pressures in the local and regional markets, including changes in market interest rates. Future results in operations also may be materially impacted by changes in applicable laws and regulations. In addition, because Westbank Corporation's lending activity is concentrated within its general market areas of western and central Massachusetts and northeast Connecticut, a downturn in these regional economies could have a negative impact on the Corporation's earnings.


SUMMARY OF RESULTS

For 2004, the Corporation reported net income of $4,611,000 or $0.95 per diluted share after recording a provision for loan losses of $225,000. This compares to net income of $6,054,000 or $1.26 per diluted share for 2003. The Corporation's 2003 earnings reflected a recovery of loan losses of $354,000.

During 2004, the Corporation originated approximately $35.7 million in residential real estate loans as compared to $123.9 million in 2003. The high origination volume was a direct result of the low interest rate environment during 2003. In conjunction with the low interest rate and the volume of loan originations, the Corporation sold approximately $23.6 million in residential real estate loans during 2004.

Net interest income increased by $768,000 from 2003 to 2004 and by $14,000 versus 2002. Non-interest income decreased by $1,095,000 from the prior year and by $649,000 versus 2002. Non-interest income for 2004, as compared to 2003, reflects an increase in Trust Department earnings of $8,000, a decrease in service charges on deposit accounts and loan servicing income of $106,000, decrease in gains recognized from the sale of investments of $1,259,000, an increase from gains on sale of mortgages of $145,000, and an increase in other non-interest income of $117,000. The decrease in gain on sale of investments was the result of the Corporation's recording a write-down on equity securities of $628,000 deemed to be other than temporarily impaired. Included in other non-interest income during 2004 was $206,000 of non-taxable life insurance proceeds.

WESTBANK CORPORATION AND SUBSIDIARIES


Non-interest expense amounted to $19,149,000 in 2004, an increase of $1,710,000 or 9.81%. The increase in operating expenses for 2004 as compared to 2003 is due to a combination of the following: salaries and benefits increased $652,000, occupancy expense decreased $29,000 and all other non-interest expense accounts increased $1,087,000. The increase in operating expenses is a direct result of the overall growth of the Corporation and the write-down of the origination costs from the Corporation's initial trust preferred financing in 1999 totaling $807,000, which was required when these trust preferred securities were redeemed in the quarter ended September 30, 2004 and replaced with trust preferred securities bearing a lower interest rate. Non-interest expense increased during 2003 by $1,027,000 versus 2002. During 2003, as compared to 2002, salaries and benefits increased $657,000, occupancy expense increased $93,000 and all other non-interest expense accounts increased $277,000 as a direct result of the overall growth of the corporation, general additions to staff, and the opening of the Corporation's newest office in Webster, Massachusetts.

At December 31, 2004, the Corporation's total assets were $756,441,000, an increase of $30,999,000 or 4.3% compared to year-end 2003.

Non-performing assets amounted to $2,765,000 or .37% of total assets at December 31, 2004, compared with $3,308,000 or .46% at the end of 2003.


COMPONENTS OF CAPITAL

As of December 31, 2004, stockholders' equity increased to $47.5 million, a 4.8% increase compared to December 31, 2003. Stockholders' equity increased as a result of the Corporation's net income of $4.6 million and a decrease in the unrealized gain on securities available for sale of $780,000, net of taxes, less $2.6 million of common stock dividends declared to shareholders and the repurchase of $854,000 of the Corporation's stock. In addition, the Corporation reissued 126,923 shares of Treasury stock totaling $1,445,000, primarily for the purpose of the Corporation's stock option plans and dividend reinvestment program and recorded tax benefits from the exercise of stock options and stock option and restricted stock option compensation of $182,000 and $144,000 respectively.

Capital guidelines issued by the Federal Reserve Board require the Corporation to maintain certain capital ratios. As of December 31, the Corporation's regulatory capital ratios were as follows:

                                                    2004      2003      2002
                                                    ----      ----      ----
Tier 1 leverage capital (to average assets)         7.35%     7.65%     6.60%
Tier 1 risk-based capital (minimum required 4%)    11.82     11.71     10.56
Total risk-based capital (minimum required 8%)     13.04     13.24     12.63

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity and a portion of the mandatorily redeemable preferred stock; total risk-based or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.


DISCUSSION OF MARKET RISK

Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, concentrates on fundamental strategies to structure the balance sheet and the composition of assets and liabilities. The Corporation does not utilize interest rate futures, swaps or options transactions. Its approach reflects managing risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts, as well as a combination of fixed and variable rate deposit products and borrowed funds. Corporate policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

The Corporation seeks to control its interest rate risk exposure in a manner that allows for adequate levels of earnings and capital over a range of possible interest rate environments. The Corporation has adopted formal policies and practices to monitor and manage rate risk exposure. As part of this effort, the Corporation actively manages interest rate risk through the use of a simulation model that measures the sensitivity of future net interest income to changes in interest rates. In addition, the Corporation regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

WESTBANK CORPORATION AND SUBSIDIARIES


On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Corporation's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 2004 and 2003:
                                                      Percentage Change in
Change in Interest Rates                               Net Interest Income
    (In Basis Points)                                2004              2003
--------------------------------------------------------------------------------
        +200                                        (1.00)%           (1.00)%
       Level                                            0                 0
        -200                                        (1.00)            (9.00)

The model utilized to create the results presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates, which would result in significant differences in the calculated projected change.

In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. The Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short-term loans. The Bank also attempts to maintain and/or increase its savings and transaction accounts, which are considered relatively insensitive to changes in interest rates.

The Corporation also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis, which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rise and increase when rates fall. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 2004, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

WESTBANK CORPORATION AND SUBSIDIARIES

                                                                Three      Over Three    Over One      Over
                                                               Months      Months to     Year to       Five
(Dollars in Thousands)                                         or Less       a Year     Five Years     Years        Total
===========================================================================================================================
EARNING ASSETS
      Marketable securities and other investments             $   9,082                 $  33,230    $ 232,493    $ 274,805
      Interest-bearing cash                                          34                                                  34
      Loans                                                      95,244    $  47,449      170,056      126,620      439,369
      Federal funds sold                                            669                                                 669
---------------------------------------------------------------------------------------------------------------------------
                                                                105,029       47,449      203,286      359,113      714,877


INTEREST-BEARING LIABILITIES
      Savings deposits                                                         9,331       83,977                    93,308
      NOW accounts                                                             4,282       38,542                    42,824
      Money market accounts                                      30,153                                              30,153
      Other time deposits                                        85,426      126,273      127,110          180      338,989
      Borrowed funds and trust preferred securities              46,194       20,436       38,250       10,000      114,880
---------------------------------------------------------------------------------------------------------------------------

                                                              $ 161,773    $ 160,322    $ 287,879    $  10,180    $ 620,154
===========================================================================================================================

Interest Rate
      Sensitivity Gap                                         $ (56,744)   $(112,873)   $ (84,593)   $ 348,933    $  94,723
Cumulative Interest Rate
      Sensitivity Gap                                           (56,744)    (169,617)    (254,210)      94,723
Interest Rate
      Sensitivity Gap Ratio                                       (7.94)%     (15.79)%     (11.83)%      48.81%       13.25%
Cumulative Interest Rate
      Sensitivity Gap Ratio                                       (7.94)      (23.73)      (35.56)       13.25


The presentation of a run-off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $9,331,000 and $4,282,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

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

WESTBANK CORPORATION AND SUBSIDIARIES


DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed consolidated average balance sheets for 2004, 2003 and 2002. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table.

                                                 2004                              2003                             2002
                                  --------------------------------  -------------------------------- -------------------------------
                                                          Average                           Average                          Average
                                               Interest    Yield/                Interest    Yield/               Interest    Yield/
                                    Average     Income/     Rate      Average     Income/     Rate     Average     Income/     Rate
(Dollars in Thousands)              Balance     Expense     Paid      Balance     Expense     Paid     Balance     Expense     Paid
===================================================================================================================================
ASSETS
Securities:
      U.S. Treasury               $      411  $        1    0.24%   $      107                       $       63  $        1    1.59%
      Federal agencies               247,332      11,672    4.72       132,227  $    6,855    5.18%     131,908       7,989    6.06
      Tax exempt federal (a)           1,933          80    4.14         1,514          77    5.09          626          44    7.03
      Other securities                 8,524         291    3.41         7,979         235    2.95        7,979         329    4.12
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                     258,200      12,044    4.66       141,827       7,167    5.05      140,576       8,363    5.95
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
      temporary investments               35           1    2.86           117           1     .85          622          28    4.50
-----------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
      Commercial                      62,492       3,406    5.45        62,300       3,406    5.47       56,810       3,539    6.23
      Leases                           9,904         624    6.30         7,133         538    7.54        6,161         522    8.47
      Tax exempt federal (a)          11,332         616    5.44         9,364         554    5.92        6,658         561    8.43
      Real estate                    275,455      16,579    6.02       315,256      20,552    6.52      332,215      23,531    7.08
      Home equities                   29,819       1,394    4.67        26,471       1,289    4.87       22,988       1,297    5.64
      Consumer                        43,862       2,175    4.96        39,241       2,293    5.84       38,656       2,646    6.84
-----------------------------------------------------------------------------------------------------------------------------------
      Total loans                    432,864      24,794    5.73       459,765      28,632    6.23      463,488      32,096    6.92
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                     6,962         100    1.44        18,312         168     .92       20,992         295    1.41
-----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                 698,061  $   36,939    5.29%      620,021  $   35,968    5.80%     625,678  $   40,782    6.52%
-----------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses             (4,357)                           (5,033)                          (4,603)
Cash and due from banks               12,904                            13,823                           15,787
Other assets                          32,270                            29,191                           29,258
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                      $  738,878                        $  658,002                       $  666,120
===================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
      Savings                     $  128,216  $      560    0.44%   $  129,559  $      735     .57%  $  129,604  $    1,561    1.20%
      Money market                    36,507         402    1.10        38,174         453    1.19       34,403         736    2.14
      Negotiated rate certificates    66,272       1,988    3.00        54,446       1,785    3.28       59,104       2,014    3.41
      Other time deposits            262,258       7,615    2.90       240,355       7,794    3.24      242,242       9,866    4.07
-----------------------------------------------------------------------------------------------------------------------------------
      Total time deposits            493,253      10,565    2.14       462,534      10,767    2.33      465,353      14,177    3.05
Borrowed funds/trust
      preferred secuties             113,887       3,709    3.26        74,169       3,318    4.47       83,068       3,878    4.67
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   607,140  $   14,274    2.35%      536,703  $   14,085    2.62%     548,421  $   18,055    3.29%
Demand deposits                       84,005                            74,617                           71,956
Other liabilities                      1,909                             3,410                            5,363
Stockholders' equity                  45,824                            43,272                           40,380
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
      stockholders' equity        $  738,878                        $  658,002                       $  666,120
===================================================================================================================================
Net interest income                           $   22,665                        $   21,883                       $   22,727
Yield spread                                                2.94%                             3.18%                            3.23%
Net yield on earning assets/net interest margin             3.25                              3.53                             3.63
Deduct tax equivalent adjustment                     130                               116                              206
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                           $   22,535                        $   21,767                       $   22,521
===================================================================================================================================

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

During 2004, the yield spread decreased to 2.94% versus 3.18% in 2003. The Corporation's net interest margin decreased during 2004 to 3.25% from 3.53% in 2003, a decrease of 28 basis points. The section titled Rate/Volume Analysis further describes the change in yields. During 2003, the yield spread decreased to 3.18% versus 3.23% in 2002. The Corporation's net interest margin decreased during 2003 to 3.53% from 3.63% in 2002, a decrease of 10 basis points.

WESTBANK CORPORATION AND SUBSIDIARIES

RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis at 34%), interest expense and net interest income and changes therein for 2004 as compared with 2003 and 2003 as compared with 2002.

                                                 2004 Compared with 2003                         2003 Compared with 2002
---------------------------------------------------------------------------------------------------------------------------------
                                                        Increase      Due to*                           Increase      Due to*
(Dollars in Thousands)                 2004      2003  (Decrease) Volume   Rate        2003      2002  (Decrease) Volume   Rate
=================================================================================================================================
Interest earned:
      Securities:
      U.S. Treasury                  $     1            $     1           $    1               $     1  $    (1) $    (1)
      Federal agencies                11,672   $ 6,855    4,817  $ 5,482    (665)    $ 6,855     7,989   (1,134)      21  $(1,155)
      Tax exempt federal                  80        77        3       19     (16)         77        44       33       47      (14)
      Other securities                   291       235       56       17      39         235       329      (94)              (94)
Interest-bearing cash                      1         1                (1)      1           1        28      (27)     (14)     (13)
Loans:
      Commercial                       3,406     3,406                10     (10)      3,406     3,539     (133)     319     (452)
      Leases                             624       538       86      185     (99)        538       522       16       77      (61)
      Tax exempt federal                 616       554       62      110     (48)        554       561       (7)     189     (196)
      Real estate                     16,579    20,552   (3,973) (2,471)  (1,502)     20,552    23,531   (2,979)  (1,169)  (1,810)
      Home equity                      1,394     1,289      105      158     (53)      1,289     1,297       (8)     182     (190)
      Consumer                         2,175     2,293     (118)     252    (370)      2,293     2,646     (353)      41     (394)
Federal funds sold                       100       168      (68)    (135)     67         168       295     (127)     (34)     (93)
---------------------------------------------------------------------------------------------------------------------------------

                                      36,939    35,968      971    3,626  (2,655)     35,968    40,782   (4,814)    (342)  (4,472)
---------------------------------------------------------------------------------------------------------------------------------
Interest expense:
      Savings                            560       735     (175)      (8)   (167)        735     1,561     (826)      (1)    (825)
      Money market                       402       453      (51)     (19)    (32)        453       736     (283)      73     (356)
      Negotiated rate certificates     1,988     1,785      203      364    (161)      1,785     2,014     (229)    (155)     (74)
      Other time deposits              7,615     7,794     (179)     676    (855)      7,794     9,866   (2,072)     (76)  (1,996)
      Borrowed funds                   3,709     3,318      391    1,456  (1,065)      3,318     3,878     (560)    (401)    (159)
---------------------------------------------------------------------------------------------------------------------------------

                                      14,274    14,085      189    2,469  (2,280)     14,085    18,055   (3,970)    (560)  (3,410)
---------------------------------------------------------------------------------------------------------------------------------

Net interest income                  $22,665   $21,883  $   782  $ 1,157  $ (375)    $21,883   $22,727  $  (844) $   218  $(1,062)
=================================================================================================================================

* THE DOLLAR AMOUNT OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN RATE AND VOLUME HAS BEEN ALLOCATED BETWEEN RATE AND VOLUME BASED ON CHANGES IN RATES TIMES THE PRIOR YEAR'S VOLUME AND THE CHANGES IN VOLUME TIMES THE PRIOR YEAR'S RATE.


Net interest income for 2004 increased to $22,665,000, up 3.57% from $21,883,000 in 2003. A 12.59% increase in average earning assets and a 51 basis point decrease in average rate of return resulted in an increase in volume of $3,626,000 and a decrease in rate of $2,655,000. An increase of 13.12% in average interest-bearing liabilities and a 27 basis point decrease in average rate of interest paid contributed to an increase in volume of $2,469,000 and a decrease in rate of $2,280,000.

Net interest income for 2003 decreased to $21,883,000, down 3.71% from $22,727,000 in 2002. A .90% decrease in average earning assets and a 72 basis point decrease in average rate of return resulted in a decrease in volume of $342,000 and a decrease in rate of $4,472,000. A decrease of 2.14% in average interest-bearing liabilities and a 67 basis point decrease in average rate of interest paid contributed to a decrease in volume of $560,000 and a decrease in rate of $3,410,000.

WESTBANK CORPORATION AND SUBSIDIARIES


LIQUIDITY

Liquidity refers to the Corporation's ability to generate adequate amounts of cash to fund loan originations, security purchases, deposit withdrawals, and fund dividends on the Corporation's common stock and Mandatory Redeemable Preferred Stock.

The Corporation's liquidity position is monitored by the Asset/Liability Committee, based on policies approved by the Board of Directors. The Committee meets regularly to review and direct the Bank's investment, lending and deposit-gathering activities.

At December 31, 2004, the Corporation maintained cash balances and investments available for sale totaling $169 million, representing 22% of total year-end assets, versus $251 million or 35% of total assets at December 31, 2003.

The following tables summarize the Corporation's contractual obligations, as well as commitments to fund loans.

December 31, 2004
                                                                                                    Due in Over
(Dollars in Thousands)                        Due in 1 Year   Due in 1-3 Years   Due in 3-5 Years     5 Years       Total
===========================================================================================================================
Contractual Obligations
     Investment securities held to maturity      $ 5,000                                                           $  5,000
     Total borrowings                             41,774           $16,783           $30,797          $ 8,000        97,354
     Payable to Westbank
         Capital Trusts II and III                                                                     17,526        17,526
     Annual rental commitments
         under non-cancellable
         operating leases (Note 12)                  349               400               143              155         1,047
---------------------------------------------------------------------------------------------------------------------------
                                                 $47,123           $17,183           $30,940          $25,681      $120,927
===========================================================================================================================


                                                Expires in       Expires in        Expires in       Expires in
(Dollars in Thousands)                            1 Year          1-3 Years         3-5 Years      Over 5 Years     Total
===========================================================================================================================
Commitments
     Commitments to extend credit                $19,050           $   200                            $    70      $ 19,320
     Undisbursed portion of loans in
         process and unused portions
         of lines of credit                       42,168             4,259           $ 1,086           22,207        69,720
---------------------------------------------------------------------------------------------------------------------------
                                                 $61,218           $ 4,459           $ 1,086          $22,277      $ 89,040
===========================================================================================================================

At December 31, 2004, the Corporation had certificates of deposit maturing within the next 12 months amounting to $211,575,000. Based on historical experience, the Corporation anticipates that a significant portion of the maturing certificates of deposit will be renewed with the Corporation.

In addition to cash flow from loan and securities payments and prepayments, as well as from sales of available-for-sale securities and mortgage loans, the Corporation has significant borrowing capacity available to fund liquidity needs. During 2004, the Corporation increased its utilization of borrowings as a cost efficient addition to deposits as a source of funds. The average balance of borrowings for 2004 and 2003 were $96,360,000 and $57,170,000 respectively. The Bank's borrowings to date have consisted primarily of advances from the Federal Home Loan Bank of Boston, of which the Bank is a member. Under terms of the Collateral Agreement with the Federal Home Loan Bank, the Bank pledges residential mortgage loans and mortgage-backed securities, as well as the Bank's stock in the Federal Home Loan Bank, as collateral for such transactions.

On September 20, 2004, the Corporation completed a private placement of an aggregate of $17.0 million of trust preferred securities through two newly-formed Delaware trust affiliates, Westbank Capital Trust II ("Trust II") and Westbank Capital Trust III ("Trust III") (collectively, "the Trusts"), as part of a pooled transaction with several other financial institutions. As part of this transaction, the Corporation issued an aggregate principal amount of $8,763,000 of floating rate junior subordinated deferrable interest debentures to Trust II, which debentures bore an initial interest rate of 4.06% until December 2004, after which time they were and will continue to be reset quarterly at 3-month LIBOR plus 2.19% and an aggregate principal amount of $8,763,000 of fixed/floating rate junior subordinated deferrable interest to Trust III, which debentures bear an initial interest rate of 5.98% until December 2009, at which time they will be reset quarterly at 3-month LIBOR plus 2.19%. These debentures were each issued pursuant to the terms on an Indenture dated September 20, 2004 between the Corporation and Wilmington Trust Corporation as Trustee. The debentures obligate the Corporation to pay interest on their principal sum quarterly in arrears on March 20, June 20, September 20 and December 20 of each year. As long as the Corporation is current in its interest payments, it has the right to defer payments of interest on the debentures by extending the interest payment period on the debentures for up to 20 consecutive quarterly periods. The debentures mature on September 20, 2034 but may be redeemed by the Corporation, in whole or in part, beginning on September 20, 2009, or in whole within 120 days of the occurrence of certain special redemption events. Special redemption events relate to the regulatory capital treatment of the issuances, the Trust not being deemed investment companies and the non-occurrence of certain tax events. The proceeds were used to redeem the security issued by Westbank Capital Trust I, as discussed in Note 7 of the Consolidated Financial Statements.

WESTBANK CORPORATION AND SUBSIDIARIES


The Corporation has not used any off-balance-sheet financing arrangements for liquidity purposes. Its primary financial instruments with off-balance-sheet risk are limited to loan servicing for others, obligations to fund loans to customers pursuant to existing commitments and commitments to sell mortgage loans.

Liquidity management requires close scrutiny of the mix and maturity of deposits, borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities available for sale, as compared to deposits and borrowings, are used by the Corporation to compute its liquidity on a daily basis.

The primary source of funds for the payment of dividends by the Corporation is dividends paid to the Corporation by the Bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends, if the effect thereof would cause the capital of the Bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Corporation's ability to pay dividends.

Management of the Corporation believes that its current liquidity is sufficient to meet current and anticipated funding needs.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

Total assets were $756.4 million at December 31, 2004, an increase of $31 million or 4% from $725.4 million at December 31, 2003. The Corporation's investment portfolio increased 13% to $267.8 million at the end of 2004 from $236.5 million at the end of 2003. Net loans totaled $435 million at December 31, 2004, a decrease of $1.3 million from year-end December 31, 2003.

The Corporation experienced strong commercial, leasing and commercial mortgage loan growth during 2004, which was offset by the sale of $23 million in 1-4 family residential real estate loans, as well as prepayments as a result of refinancing. Commercial loans and leases totaled $78 million at year-end 2004, an increase of 9% or $6.2 million from December 31, 2003. Commercial mortgages and construction loans increased by $13.1 million and totaled $123.6 million as of December 31, 2004, compared to December 31, 2003, representing an increase of 12%. Residential real estate and home equity loans declined to $194 million at year-end 2004 and included the sale of $23 million of residential real estate loans referred to above. As of December 31, 2004, consumer loans totaled $42.6 million versus $40.8 million at December 31, 2003 and consist primarily of indirect automobile loans.

Deposits increased during 2004 by $53 million or 10% versus December 31, 2003 and totaled $590 million. During the twelve-month period, demand deposits grew to $84.8 million, an increase of $7.9 million or 10% versus December 31, 2003. Savings, NOW and Money Market accounts declined by $1.7 million from December 31, 2003 to December 31, 2004 and totaled $93.3 million, $42.8 million and $30.2 million respectively at year-end December 31, 2004. Time deposits totaled $339 million at December 31, 2004, an increase of $46.5 million versus December 31, 2003 when time deposits totaled $292.5 million.

Borrowing declined by $24.9 million during 2004 and totaled $97.4 million at December 31, 2004 compared to $122.2 million at December 31, 2003. In addition, in 2004 the Corporation refinanced the entire $17.5 million mandatorily redeemable preferred stock at a much more favorable rate.

Stockholders' equity totaled $47.5 million at December 31, 2004, an increase of $2.2 million from December 31, 2003. This increase was primarily due to net income of $4.6 million, which was partially offset by the repurchase of 41,395 shares, the exercise of 92,847 shares of stock options and the payment of cash dividends of $0.56 per share amounting to $2.6 million.

WESTBANK CORPORATION AND SUBSIDIARIES


COMPARISON OF OPERATING RESULTS

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 2004, 2003 and 2002 will be covered in greater detail. As of December 31, 2004, the principal earning assets of the holding company consist of a commercial bank, Westbank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2004. The significant changes are discussed in the analysis that follows the summary.

                                                                                Percentage of
                                                                              Increase (decrease)
                                                                               2004        2003
                                                                               Over        Over
(Dollars in Thousands)                     2004        2003        2002        2003        2002
=================================================================================================
Net interest income                      $ 22,535    $ 21,767    $ 22,521        3.53%      (3.35)%
Provision for (recovery of) loan losses       225        (354)      1,333      163.56     (126.56)
Non-interest income                         3,441       4,536       4,090      (24.14)      10.90
Non-interest expense                       19,149      17,439      16,412        9.81        6.26
Income taxes                                1,991       3,164       2,857      (37.07)      10.75
-------------------------------------------------------------------------------------------------

Net Income                               $  4,611    $  6,054    $  6,009      (23.84)%      0.75%
=================================================================================================


NET INCOME

The net income for 2004 of $4,611,000, or $1.00 per share basic and $0.95 per share diluted, is based on a weighted average of 4,606,094 basic and 4,863,741 diluted shares outstanding, compared with a net income for 2003 of $6,054,000 or $1.32 per share basic and $1.26 per share diluted based on a weighted average of 4,597,930 basic and 4,798,656 diluted shares outstanding. Net income in 2002 was $6,009,000 or $1.30 per share basic and $1.27 per share diluted based on weighted average shares of 4,626,909 basic and 4,735,460 diluted shares outstanding.


INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 2004 amounted to $36,809,000 as compared to $35,852,000 for 2003 and $40,576,000 for 2002. For 2004, this represents an increase of $957,000 or 2.7% versus 2003, while interest income decreased by $4,724,000 or 11.6% in 2003 over 2002. The increase in 2004 is the result of an increase in average earning assets of $78,040,000 or 12.57%, and a decrease of 51 basis points in average earning interest rate. The decrease in 2003 from 2002 is the result of an increase in average earning assets of $5,657,000 or .90%, offset by a decrease of 72 basis points in average earning interest rate.

WESTBANK CORPORATION AND SUBSIDIARIES


INTEREST EXPENSE

Interest expense for 2004 on deposits and borrowings amounted to $14,274,000 as compared to $14,085,000 in 2003 and $18,055,000 in 2002. Interest expense increased by $189,000 or 1.3% during 2004 compared to 2003. During 2003, interest expense decreased by $3,970,000 or 21.99% versus 2002. The 2004 increase is the result of an increase in average interest-bearing liabilities of $70,437,000 and a 27 basis point decrease in the average rate of interest paid compared to 2003. The decrease in interest expense during 2003 versus 2002 is the result of a decrease in average interest-bearing liabilities of $11,718,000, or 2.14%, combined with a 67 basis point decrease in the average rate of interest paid compared to 2002.


NET INTEREST INCOME

Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. Westbank's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income:


(Dollars in thousands)                     2004        2003        2002
=========================================================================

Total interest income                    $ 36,809    $ 35,852    $ 40,576
Total interest expense                     14,274      14,085      18,055
-------------------------------------------------------------------------

Net interest income                      $ 22,535    $ 21,767    $ 22,521
=========================================================================

Please see the RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section above on Page 13 for a breakdown of interest-earning assets and interest-bearing liabilities that result in net interest income.


PROVISION FOR (RECOVERY OF) LOAN LOSSES

For 2004, the Corporation recorded a provision for loan losses of $225,000 compared with the recovery of a provision of $354,000 in 2003, an increase of $579,000. The increase in the provision for loan losses during 2004 is attributable to the overall mix and asset quality of the overall loan portfolio. During 2003, the Corporation recorded a recovery of a provision of $354,000 versus a provision of $1,333,000 for 2002. The decrease in the provision for loan losses during 2003 is attributable to the overall mix, asset quality and a decline in the size of the overall loan portfolio. Based on these facts, management determined that a decrease in the provision was warranted for 2003. When determining the provision for loan losses, management evaluates several factors including new loan originations, actual and projected charge-off's, and risk characteristics inherent in the loan portfolio.


NON-INTEREST INCOME

Income from sources other than interest was $3,441,000 in 2004, a decrease of $1,095,000 from the prior year and a decrease of $649,000 versus 2002. Non-interest income for 2004 as compared to 2003 reflects an increase in Trust Department earnings of $8,000, a decrease in service charges on deposit accounts and loan servicing income of $106,000, a decrease in gains recognized from the sale of investments of $1,259,000, an increase from gain on sale of mortgages of $145,000 and an increase in other non-interest income of $136,000. The decline of gain on sale of investments is partly the result of the write-down of investments as other than temporarily impaired, previously discussed in the Summary of Results. Non-interest income for 2003, as compared to 2002, reflects a decline in Trust Department earnings of $11,000, a decrease in service charges on deposit accounts and loan servicing income of $191,000, an increase from gain on sale of investments of $1,356,000, a decrease from gain on sale of other real estate owned of $45,000, an increase from gain on sale of mortgages of $215,000 and a decrease in other non-interest income of $878,000.

WESTBANK CORPORATION AND SUBSIDIARIES


NON-INTEREST EXPENSE

The components of other operating expenses are as follows:

(Dollars in Thousands)                     2004        2003        2002
=========================================================================
Salaries and benefits                    $ 10,393    $  9,741    $  9,084
Occupancy                                   1,192       1,221       1,128
Other non-interest expense                  7,365       6,464       6,174
Other real estate owned expense               199          13          26
-------------------------------------------------------------------------

                                         $ 19,149    $ 17,439    $ 16,412
=========================================================================

Non-interest expense amounted to $19,149,000 in 2004, an increase of $1,710,000 or 9.81% versus 2003. The increase in operating expenses for 2004 is due to a combination of the following: salaries and benefits increased by $652,000, occupancy expense declined $29,000 and all other non-interest expense accounts increased $1,087,000. The increase is a direct result of general additions to staff, the overall growth of the Corporation, additions to staff and general operating costs related to the opening of the Corporation's newest office in Webster, Massachusetts, and the write-down of the origination costs from the Corporation's initial trust preferred financing in 1999 totaling $807,000. Overall non-interest expense increased during 2003 by $1,027,000 versus 2002. During 2003, salaries and benefits increased by $657,000, occupancy expense increased $93,000 and all other non-interest expense accounts increased $277,000.


INCOME TAXES

For the year ended December 31, 2004, the Corporation recorded a tax expense of $1,991,000 compared to 2003, when the Corporation recorded a tax expense of $3,164,000 and a 2002 tax expense of $2,857,000. The decrease in tax expense for 2004 represents a lower level of income before taxes compared to 2003 and 2002, in which a higher level of income was reported before taxes, and the settlement of tax liability with the Commonwealth of Massachusetts during 2003 described below.

During 2003, the Commonwealth of Massachusetts enacted legislation that clarified the real estate investment trust ("REIT") dividend-received deduction (the "Deduction") between a bank and its subsidiary operating as a REIT for years ending on or after December 31, 1999. On February 4, 2003, the Bank received a Notice of Assessment (the "Notice") from the Commonwealth of Massachusetts' Department of Revenue ("DOR"), notifying the Bank of the DOR's intent to disallow the Deduction for the Bank and its subsidiary, Park West REIT.

As of December 31, 2002, the Corporation included a reserve on its financial statements in the amount of $706,000, the estimated liability for tax years 2000, 2001 and 2002 if the Deduction was actually disallowed. On June 19, 2003, however, as part of a collective settlement with the DOR involving other Massachusetts banks, the Bank reached an agreement with the DOR pursuant to which the Bank agreed to pay all sums due in settlement of all claims regarding the Deduction, including interest and penalties. The settlement was reached on June 23, 2003 in the amount of $500,175, including interest.

In light of the Commonwealth of Massachusetts' legislation repealing the Deduction, the Corporation dissolved Park West REIT and distributed its assets to its shareholders, which process was completed as of February 9, 2004.

WESTBANK CORPORATION AND SUBSIDIARIES


RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2003, the Corporation adopted Financial Accounting Standards Board ("FASB") Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 required a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the Interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations. The Corporation previously did not record a liability when guaranteeing obligations, unless it became probable that the Corporation would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Corporation issues or modifies subsequent to December 31, 2002. The Corporation defines the initial fair value of the letters of credit as the fee received from the customer. The fees collected as of December 31, 2004 were immaterial. The maximum potential undiscounted amount of future payments of letters of credit under FIN 45 as of December 31, 2004 are approximately $462,000, of which $10,000 expired on January 9, 2005, $450,000 will expire on September 17, 2005 and $2,000 will expire on September 28, 2005. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Corporation has not recorded any contingent liabilities related to these letters of credit.

Prior to January 1, 2003, the Corporation accounted for stock-based employee compensation under the intrinsic value method consistent with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123 prospectively to all employee awards granted, modified or settled after January 1, 2003. In accordance with this Statement, the Corporation began expensing the fair value of the stock-based employee compensation for all new employee awards granted.

On December 16, 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment", ("SFAS No. 123(R)"), which is an Amendment of FASB Statements Nos. 123 and 95. SFAS No. 123(R) will be effective as of July 1, 2005. The fair-value-based method of expense recognition in SFAS No. 123(R) is similar to the fair-value-based method described in SFAS No. 123 in most respects. Management is currently evaluating the effect of the adoption of SFAS No. 123(R) but does not expect its adoption to have a material effect on the Corporation's financial condition or results of operations because the service periods for all options granted prior to 2002 have been rendered.

At its March 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impaired loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment. The effective date for the impairment measurement and recognition guidance of EITF 03-1 has been delayed until the issuance of an FASB Staff Position expected to provide additional implementation guidance. In compliance with its current policies in reference to impairment of investments, the Corporation did take a write-down totaling $628,000 in the current year as a result of the impairment of certain investments as described in Note 2.

In December 2003, the FASB issued a revised interpretation, FIN 46(R), "Consolidation of Variable Interest Entities", the provisions of which were applicable to certain variable interest entities by March 31, 2004. FIN 46(R) clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements", to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46(R) if the investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN 46(R) will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.

WESTBANK CORPORATION AND SUBSIDIARIES


RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

The Corporation adopted the provisions under the revised interpretation in the first quarter of 2004. Pursuant to the provisions of FIN 46(R), the Corporation deconsolidated Westbank Capital Trust 1 at the end of the first quarter, which resulted in eliminating the mandatorily redeemable preferred stock of $17 million previously reported and recognizing $17.5 million as a payable to Westbank Capital Trust 1. Previously reported amounts as of December 31, 2004 have been restated to conform to this presentation. There was no change in total outstanding debt. Amounts due to Westbank Capital Trust I were subsequently repaid, as described in Note 7. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust preferred securities based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators become available, management will reevaluate its potential impact on its Tier I capital calculation under such interpretations. Similarly, Westbank Capital Trusts II and III are accounted for as unconsolidated subsidiaries.

In March 2004, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 requires that a lender not consider the expected future cash flows related to loan servicing or include internally developed intangible assets, such as expected customer-related intangible assets, in determining the fair value of loan commitments accounted for as derivatives. SAB 105 was effective for commitments entered into after March 31, 2004. The requirements of SAB 105 apply to the Corporation's mortgage loan interest rate lock commitments to the extent it originates loans held for sale. The adoption of SAB 105 as of April 1, 2004 did not have a material effect on the Corporation's financial condition or results of operations.

CONSOLIDATED BALANCE SHEETS
WESTBANK CORPORATION AND SUBSIDIARIES

December 31,
(Dollars in Thousands, Except per Share Amounts)           2004         2003
===============================================================================
ASSETS Cash and due from banks:
      Non-interest bearing                              $   12,451   $   14,599
      Interest bearing                                          34           40
-------------------------------------------------------------------------------
                                                            12,485       14,639
Federal funds sold                                             669           39
-------------------------------------------------------------------------------
      Total cash and cash equivalents                       13,154       14,678
-------------------------------------------------------------------------------

Securities:
      Investment securities available for sale,
        at fair value                                      155,405      236,234
      Investment securities held to maturity,
        at amortized cost (fair value of $112,158
        in 2004 and $262 in 2003)                          112,424          250
-------------------------------------------------------------------------------
      Total securities                                     267,829      236,484
-------------------------------------------------------------------------------

Investment in Federal Home Loan Bank stock                   6,450        5,578
Loans, net of allowance for loan losses of
      $4,356 in 2004 and $4,428 in 2003                    435,013      436,339
Property and equipment, net                                  6,885        6,749
Other real estate owned held for sale, net                     630
Accrued interest receivable                                  3,655        3,180
Goodwill                                                     8,837        8,837
Bank-owned life insurance                                    9,204        9,205
Investment in unconsolidated investee                          526          526
Net deferred tax asset                                       1,477          700
Other assets                                                 2,781        3,166
-------------------------------------------------------------------------------

      Total assets                                      $  756,441   $  725,442
===============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Non-interest-bearing                              $   84,758   $   76,871
      Interest-bearing                                     505,274      460,439
-------------------------------------------------------------------------------

      Total Deposits                                       590,032      537,310
Borrowed funds                                              97,354      122,204
Interest payable on deposits and borrowings                    550          575
Other liabilities                                            3,517        2,552
Payable to Westbank Capital Trust I                                      17,526
Payable to Westbank Capital Trust II                         8,763
Payable to Westbank Capital Trust III                        8,763
-------------------------------------------------------------------------------
      Total liabilities                                    708,979      680,167
-------------------------------------------------------------------------------
Commitments and contingent liabilities
-------------------------------------------------------------------------------
Stockholders' equity:
      Preferred stock, par value $5 per share,
           authorized 100,000 shares; none issued
      Common stock, par value $2 per share,
           authorized 9,000,000 shares; issued
           4,746,397 shares in 2004 and 4,523,480
           shares in 2003                                    9,493        9,047
      Unearned compensation - restricted stock award        (1,652)
      Additional paid-in capital                            20,377       14,524
      Retained earnings                                     19,958       22,724
      Treasury stock at cost (28,818 shares in 2004
           and 114,232 shares in 2003)                        (606)      (1,692)
      Accumulated other comprehensive income (loss):
           Unrealized gain (loss) on securities
           available for sale, net of income tax              (108)         672
-------------------------------------------------------------------------------
      Total stockholders' equity                            47,462       45,275
-------------------------------------------------------------------------------

           Total liabilities and stockholders' equity   $  756,441   $  725,442
===============================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
WESTBANK CORPORATION AND SUBSIDIARIES

Years ended December 31,
(Dollars in Thousands, Except Per-Share Amounts)                        2004         2003         2002
=========================================================================================================
Interest and dividend income:
      Interest and fees on loans                                     $   24,679   $   28,529   $   31,905
      Interest and dividend income from securities                       12,029        7,154        8,348
      Interest from interest-bearing cash equivalents
            and federal funds sold                                          101          169          323
---------------------------------------------------------------------------------------------------------

            Total interest and dividend income                           36,809       35,852       40,576
---------------------------------------------------------------------------------------------------------

Interest expense:
      Interest on deposits                                               10,565       10,767       14,177
      Interest on borrowed funds                                          3,709        3,318        3,878
---------------------------------------------------------------------------------------------------------

            Total interest expense                                       14,274       14,085       18,055
---------------------------------------------------------------------------------------------------------

Net interest income                                                      22,535       21,767       22,521
Provision for (recovery of) loan losses                                     225         (354)       1,333
---------------------------------------------------------------------------------------------------------

Net interest income after provision for (recovery of) loan losses        22,310       22,121       21,188
---------------------------------------------------------------------------------------------------------

Non-interest income:
      Trust                                                                 649          641          652
      Service charges on deposits                                         1,012        1,137        1,186
      Loan servicing                                                         31           12          154
      Write-down of securities other than temporarily impaired             (628)
      Gain (loss) on sale of securities available for sale                  507        1,138         (218)
      Gain on sale of other real estate owned                                                          45
      Gain on sale of loans                                                 478          333          118
      Other                                                               1,392        1,275        2,153
---------------------------------------------------------------------------------------------------------

            Total non-interest income                                     3,441        4,536        4,090
---------------------------------------------------------------------------------------------------------

Non-interest expense:
      Salaries and benefits                                              10,393        9,741        9,084
      Depreciation and amortization                                         724          734          789
      Data processing                                                     1,762        1,771        1,625
      Marketing                                                             573          628          388
      Supplies                                                              339          312          353
      Occupancy                                                           1,192        1,221        1,128
      Other real estate owned                                               199           13           26
      Other                                                               3,967        3,019        3,019
---------------------------------------------------------------------------------------------------------

            Total non-interest expense                                   19,149       17,439       16,412
---------------------------------------------------------------------------------------------------------

Income before income taxes                                                6,602        9,218        8,866
Income taxes                                                              1,991        3,164        2,857
---------------------------------------------------------------------------------------------------------

            Net income                                               $    4,611   $    6,054   $    6,009
=========================================================================================================

Earnings per share:
            -   Basic                                                $     1.00   $     1.32   $     1.30
            -   Diluted                                                    0.95         1.26         1.27
=========================================================================================================

Weighted average shares outstanding:
            -   Basic                                                 4,606,094    4,597,930    4,626,909
            -   Diluted                                               4,863,741    4,798,656    4,735,460
=========================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
WESTBANK CORPORATION AND SUBSIDIARIES

                                                              Unearned                                    Accumulated
                                           Common Stock     Compensation Additional                          Other
(Dollars in Thousands,                 Outstanding    Par    Restricted    paid-in    Retained   Treasury Comprehensive
Except Per-Share Amounts)                Shares      value   Stock Award   capital    earnings    Stock   Income/(Loss)   Total
=================================================================================================================================
Balance, January 1, 2002                4,266,383   $ 8,632               $ 11,782    $ 17,787   $   (431)   $ 1,246     $ 39,016
Net income                                                                               6,009                              6,009
Cash dividends declared ($.44 per share)                                                (1,849)                            (1,849)
Shares reissued from treasury stock:
      Stock option plan                    54,055                             (243)                   547                     304
      Dividend reinvestment and
      stock purchase plan                  42,310                              122                    408                     530
Changes in unrealized gain (loss)
      on securities available for sale                                                                         1,133        1,133
Repurchase of common stock               (202,658)                                                 (2,615)                 (2,615)
Income tax benefit for exercise of
      non-qualified stock options                                               84                                             84
5% Common stock dividend                  207,690       415                  2,752      (3,167)                                 0
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002              4,367,780     9,047                 14,497      18,780     (2,091)     2,379       42,612
Net income                                                                               6,054                              6,054
Cash dividends declared ($.48 per share)                                                (2,110)                            (2,110)
Shares reissued from treasury stock:
      Stock option plan                    54,850                             (278)                   744                     466
      Dividend reinvestment and
            stock purchase plan            42,305                              105                    559                     664
Changes in unrealized gain (loss)
      on securities available for sale                                                                        (1,707)      (1,707)
Repurchase of common stock                (55,687)                                                   (904)                   (904)
Income tax benefit for exercise of
      non-qualified stock options                                              105                                            105
Stock option compensation                                                       95                                             95
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003              4,409,248     9,047                 14,524      22,724     (1,692)       672       45,275
Net income                                                                               4,611                              4,611
Cash dividends declared
      ($.56 per share)                                                                  (2,561)                            (2,561)
Shares reissued from treasury stock:
      Stock option plan                    92,847                             (611)                 1,369                     758
      Dividend reinvestment and
            stock purchase plan            34,076                              126                    561                     687
Changes in unrealized gain (loss)
      on securities available for sale                                                                          (780)        (780)
Repurchase of common stock                (41,395)                                                   (842)                   (842)
Income tax benefit for exercise of
      non-qualified stock options                                              182                                            182
Stock option compensation                                                       11                                             11
Issuance of restricted stock award                              (1,785)      1,785
Change in unearned compensation                                    133                                                        133
5% common stock dividend                  222,803       446                  4,360      (4,816)        (2)                    (12)
---------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2004               4,717,579   $ 9,493    $(1,652)   $ 20,377    $ 19,958   $   (606)   $  (108)    $ 47,462
=================================================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,
(Dollars in Thousands)                                           2004         2003         2002
=================================================================================================
Net income                                                     $  4,611     $  6,054     $  6,009
-------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale,
      net of income taxes (benefit) of $(479) in 2004,
      $(495) in 2003 and $509 in 2002                              (858)        (960)         989
Less: reclassification adjustment for (gains)/losses
      included in net income, net of income taxes (benefit)
      of $(43) in 2004, $391 in 2003 and $(74) in 2002               78         (747)         144
-------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                  (780)      (1,707)       1,133
-------------------------------------------------------------------------------------------------
Comprehensive income                                           $  3,831     $  4,347     $  7,142
=================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                  2004         2003         2002
=========================================================================================================
Operating activities:
   Net income                                                        $    4,611   $    6,054   $    6,009
   Adjustments to reconcile net income to net
      cash provided by operating activities:
            Provision for (recovery of) loan losses                         225         (354)       1,333
            Write-down of other real estate owned held for sale              76                        11
            Depreciation and amortization                                   724          734          789
            Accretion of investment discounts                              (117)         (94)         (20)
            Loan originations - held-for-sale                            (6,630)        (827)
            Proceeds from sale of held-for-sale loans                     6,707          838
            Realized (gain) loss on sale of securities                     (507)      (1,138)         218
            Write-down of securities other than temporarily impaired        628
            Realized gain on sale of other real estate owned                                          (45)
            Realized gain on sale of loans                                 (478)        (333)        (118)
            Realized gain on sale of property and equipment                  (4)
            Excess bank owned life insurance proceeds over book value      (215)
            Deferred income taxes prepaid                                  (341)      (1,719)        (623)
            Exercise of non-qualified stock options                         182          200
            Stock compensation                                              144
      Change in assets and liabilities
            (Increase) Decrease in accrued interest receivable             (475)        (143)         248
            (Increase) Decrease in Bank-owned life insurance               (322)        (370)         193
            (Increase) Decrease in other assets                             455       (2,001)        (320)
            Increase (Decrease) in accrued interest payable                 (25)         (90)           6
            Increase (Decrease) in other liabilities                        965         (176)         338
---------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                     5,603          581        8,019
=========================================================================================================
Investing activities:
   Securities:
      Held to maturity:
            Purchases                                                  (127,205)
            Proceeds from maturities and principal payments              15,068          186          321
      Available for sale:
            Purchases                                                   (82,607)    (217,627)     (62,503)
            Proceeds from sales                                          42,220       50,885       21,260
            Proceeds from maturities and principal payments             119,957       83,141       75,833
   Purchases of Federal Home Loan Bank stock                               (872)      (1,319)
   Purchases of property and equipment, net                                (860)        (897)        (859)
   Proceeds from sale of property and equipment                               4
   Proceeds from bank owned life insurance                                  538
   Net increase in loans                                                (16,366)     (24,666)     (59,662)
   Proceeds from loan sales                                              17,094       38,509
   Proceeds from sale of other real estate owned                                                      312
---------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                       (33,029)     (71,788)     (25,298)
=========================================================================================================
Financing activities:
   Net increase (decrease) in deposits                                   52,722      (25,293)      51,898
   Net increase (decrease) in short-term borrowings                      (9,517)      31,645      (10,113)
   Proceeds from long-term borrowings                                    12,500       50,000       17,500
   Repayment of long-term borrowings                                    (27,833)     (15,833)      (8,661)
   Proceeds from exercise of stock options and stock purchase plan        1,445        1,130          834
   Proceeds from issuance of mandatorily redeemable preferred stock      17,526
   Proceeds used to redeem mandatorily redeemable preferred stock       (17,526)
   Treasury stock repurchases                                              (854)        (904)      (2,531)
   Dividends paid                                                        (2,561)      (2,110)      (1,849)
---------------------------------------------------------------------------------------------------------
            Net cash provided by financing activities                    25,902       38,635       47,078
=========================================================================================================
(Decrease) Increase in cash and cash equivalents                         (1,524)     (32,572)      29,799
Cash and cash equivalents at beginning of year                           14,678       47,250       17,451
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $   13,154   $   14,678   $   47,250
=========================================================================================================
Cash paid during the year:
   Interest on deposits and other borrowings                         $   14,299    $  13,995   $   18,049
   Income taxes - net of refunds                                          1,803        5,882        4,170
Supplemental disclosure of cash flow information:
   Securitization of loans into mortgage-backed securities                            26,079       23,495
   Transfers of loans to other real estate owned                            574                        74
   Unrealized (loss) gain on securities available for sale, net of taxes   (780)      (1,707)       1,133

                 See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WESTBANK CORPORATION AND SUBSIDIARIES



1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Westbank Corporation (the "Corporation") and its subsidiaries are in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a description of the more significant policies.


NATURE OF BUSINESS

As of December 31, 2004, the Corporation, a bank holding company, provides financial services through its wholly-owned subsidiary, Westbank, a commercial bank and trust company (the "Bank") with eighteen (18) offices located in Massachusetts and Connecticut. A full range of retail banking services is furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominantly located in western and central Massachusetts and northeastern Connecticut.

The Corporation's banking, real estate activity and trust services are competitive with other financial institutions. The Bank's primary competition includes local, regional and super-regional commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds and other financing organizations. Additionally, competition for trust services from major commercial banks is high, with efforts continuing by those banks to solicit new business. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business. The competitive landscape is also likely to become even more crowded with mergers, acquisitions, expansions and new market entries planned in 2005.


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Westbank, and its subsidiaries, Park West Securities Corporation, Park West Real Estate Investment Trust, Inc., and PWB&T Inc. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation.


USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of securities and impairment of goodwill and investment securities. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Corporation's allowance for losses on loans, the valuation of securities and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowance or other valuation adjustments based on their judgments about information available to them at the time of their examination.

WESTBANK CORPORATION AND SUBSIDIARIES


CASH AND CASH EQUIVALENTS

The Corporation classifies cash and due from banks and federal funds sold on an overnight basis to be cash and cash equivalents. At December 31, 2004, the Corporation had $650,000 on deposit with the Federal Reserve Bank and other financial institutions pursuant to compensatory balance arrangements or other requirements.


SECURITIES

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities that have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities securitized from the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in non-interest income at the time of sale on a specific identification basis. The Corporation does not engage in trading activities.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Securities that have experienced an other-than-temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss.


LOANS

Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield.

Non-accrual loans are loans on which the accrual of interest is ceased when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days, unless the loan principal and interest are determined by management to be fully collectible and are in the process of collection. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively "SFAS No. 114"). A loan is recognized as impaired when it is probable that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Income on impaired loans is recognized based on the payment history of each loan.

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is based on the SFAS No. 114 analysis and a formula-based reserve that incorporates the Corporation's loan loss history, among other factors. For the SFAS No. 114 analysis, on a quarterly basis the Corporation performs an internal review of the loan portfolio and identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or uncertainties relative to the depth of the collateral on these same loans. In addition, the Corporation maintains a formula-based reserve that is computed from the overall mix of the remainder of the loan portfolio and the loss history of each loan category. The formula-based reserve methodology is based on a range of estimated loss percentages based on loan type. The amount of the recorded reserve within the formula range is based on management's evaluation of relevant qualitative factors (e.g. local area economic statistics) and the percentage of loan loss reserves to aggregate loans. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

The formula reserve allocation is calculated by applying loss factors to outstanding loans by loan category. Loss factors are based on various factors, including historical loss experience. The reserve allocation also incorporates general business and economic conditions, credit quality trends, loan concentrations, industry conditions within portfolio segments and overall delinquency levels.

WESTBANK CORPORATION AND SUBSIDIARIES


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods, or the estimated lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant repairs are capitalized.


OTHER REAL ESTATE OWNED HELD FOR SALE

Other real estate owned ("OREO") includes properties the Corporation has acquired through foreclosure and are held for sale. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Corporation's standard underwriting criteria, including receipt of an adequate down payment.


LOAN SALES AND SERVICING RIGHTS

The Corporation periodically sells loans in the secondary market and retains the related servicing rights. Mortgage servicing rights are recognized as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on relative estimated fair values. The value allocated to servicing rights is capitalized as a separate asset and is amortized over the estimated net servicing income period.

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income. At December 31, 2004 and 2003, the mortgage servicing asset totaled $755,000 and $849,000 respectively, for which there was no valuation allowance.


TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Corporation follows the provision of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"), which provides for a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has occurred, derecognizes assets when control has been surrendered and derecognizes liabilities when extinguished.


INCOME TAXES

The Corporation uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


PENSION PLAN

The Corporation has a defined contribution pension and a 401K plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost. In addition, the Corporation has a supplemental retirement plan for certain executive officers and a directors' retirement plan that is accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

WESTBANK CORPORATION AND SUBSIDIARIES


STOCK DIVIDEND

On April 12, 2004, the Corporation announced a five percent (5%) stock dividend, payable to shareholders of record May 12, 2004. As a result of the stock dividend, all earnings-per-share data have been adjusted retroactively for the three-year period (2004-2002) presented in accordance with SFAS No. 128, "Earnings per Share." Shares outstanding for the periods presented also have been restated to reflect the May 18, 2004 stock dividend distribution.


STOCK-BASED COMPENSATION

Prior to January 1, 2003, the Corporation accounted for stock-based compensation under the intrinsic value method consistent with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123 prospectively for all employee awards granted, modified or settled after January 1, 2003, as permitted by SFAS No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure." In accordance with these Statements, the Corporation began expensing the cost of the stock-based employee compensation for all new employee awards granted.

The following table shows net income and earnings per share as if the fair value method had been applied for all outstanding and unvested awards in each period.

(Dollars in Thousands, Except Per-Share Amounts)                                   2004             2003             2002
==========================================================================================================================
Net income:
      Reported net income                                                        $ 4,611          $ 6,054          $ 6,009
      Add:       Stock-based employee compensation expense
                 included in reported net income, net of related
                 tax effects                                                          95               63
      Deduct:    Total stock-based employee compensation
                 expense determined under fair value based
                 method for all awards net of related taxes
                 effects (1)                                                          95               63              875
--------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                             $ 4,611          $ 6,054          $ 5,134
==========================================================================================================================

Earnings per share:
      Basic - as reported                                                          $1.00            $1.32            $1.30
==========================================================================================================================
      Basic - pro forma                                                            $1.00            $1.32            $1.11
==========================================================================================================================
      Diluted - as reported                                                        $0.95            $1.26            $1.27
==========================================================================================================================
      Diluted - pro forma                                                          $0.95            $1.26            $1.08
==========================================================================================================================

(1)  All previously awarded grants were fully vested prior to January 2, 2003.

WESTBANK CORPORATION AND SUBSIDIARIES


EARNINGS PER SHARE

Basic earnings per share is the result of dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the year. Options to purchase 8,400 shares of common stock issued in February 2004 were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. These options expire in 2014. There were no antidilutive common stock equivalents excluded from the weighted average number of common shares outstanding in 2003. For 2002, options to purchase 125,500 shares of common stock issued in 1998 were not included in the computation of diluted earnings per share because the option exercise price was greater than the average price of the common shares.


GOODWILL

Effective January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and, effective September 30, 2002, the Corporation adopted SFAS No. 147, "Acquisition of Certain Financial Institutions" ("SFAS No. 147"). In accordance with these Statements, the Corporation ceased amortization of goodwill and performed a transitional goodwill impairment test. As a result of the transitional impairment test, management has determined that no impairment existed as of January 1, 2002, the date of adoption of SFAS No. 142.

The Corporation performed annual impairment tests as of December 31, 2004, 2003 and 2002, and determined that no impairment existed as of the valuation date, as the fair value of the Corporation's net assets exceeded the carrying value. If, for any future period, the Corporation determines that there has been an impairment in the carrying value of goodwill, the Corporation will record a charge to earnings, which could have a material effect on net income.


TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $165,501,000 and $172,881,000 at December 31, 2004 and 2003, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.


RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2003, the Corporation adopted Financial Accounting Standards Board ("FASB") Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the Interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations. The Corporation previously did not record a liability when guaranteeing obligations, unless it became probable that the Corporation would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Corporation issues or modifies subsequent to December 31, 2002. The Corporation defines the initial fair value of the letters of credit as the fee received from the customer. The fees collected as of December 31, 2004 were immaterial. The maximum potential undiscounted amount of future payments of letters of credit under FIN 45 as of December 31, 2004 are approximately $462,000, of which $10,000 expired on January 9, 2005, $450,000 will expire on September 17, 2005 and $2,000 will expire on September 28, 2005. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Corporation has not recorded any contingent liabilities related to these letters of credit.

WESTBANK CORPORATION AND SUBSIDIARIES


RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)


On December 16, 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment", ("SFAS No. 123(R)"), which is an Amendment of FASB Statements Nos. 123 and 95. SFAS No. 123(R) will be effective as of July 1, 2005. The fair-value-based method of expense recognition in SFAS No. 123(R) is similar to the fair-value-based method described in SFAS No. 123 in most respects. Management is currently evaluating the effect of the adoption of SFAS No. 123(R) but does not expect its adoption to have a material effect on the Corporation's financial condition or results of operations because the service periods for all options granted prior to 2002 have been rendered.

At its March 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment. The effective date for the impairment measurement and recognition guidance of EITF 03-1 has been delayed until the issuance of an FASB Staff Position expected to provide additional implementation guidance. In compliance with its current policies in reference to impairment of investments, the Corporation did take a write-down in the current year as a result of the impairment of certain investments as described in Note 2.

In December 2003, the FASB issued a revised interpretation, FIN 46(R), "Consolidation of Variable Interest Entities", the provisions of which were applicable to certain variable interest entities as of March 31, 2004. FIN 46(R) clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements", to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46(R) if the investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN 46(R) will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.

The Corporation adopted the provisions of FIN 46(R) under the revised interpretation in the first quarter of 2004. Pursuant to the provisions of FIN 46(R), the Corporation deconsolidated Westbank Capital Trust 1 at the end of the first quarter, which resulted in eliminating the mandatorily redeemable preferred stock of $17 million previously reported and recognizing $17.5 million as a payable to Westbank Capital Trust 1. Previously reported amounts as of December 31, 2003 have been restated to conform to this presentation. Amounts due to Westbank Capital Trust I were subsequently refinanced, as described in
Note 7. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for trust preferred securities, which continue to be treated as Tier 1 capital. However, as additional interpretations from the banking regulators become available, management will reevaluate its potential impact on its Tier I capital calculation under such interpretations. Similarly, Westbank Capital Trusts II and III are accounted for as unconsolidated subsidiaries.

In March 2004, the Securities and Exchange Commission released Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 requires that a lender not consider the expected future cash flows related to loan servicing or include internally developed intangible assets, such as expected customer-related intangible assets, in determining the fair value of loan commitments accounted for as derivatives. SAB 105 is effective for commitments entered into after March 31, 2004. The requirements of SAB 105 apply to the Corporation's mortgage loan interest rate locked commitments to the extent it originates loans held for sale. The adoption of SAB 105 as of April 1, 2004 did not have a material effect on the Corporation's financial condition or results of operations.

WESTBANK CORPORATION AND SUBSIDIARIES


2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                                      2004
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized          Fair           unrealized
(Dollars in Thousands)                             cost              gains           losses            value             loss
=================================================================================================================================
Federal agency obligations                      $   69,400         $    119          $  164          $  69,355          $   (45)
Mortgage-backed securities                          43,024              135             356             42,803             (221)
---------------------------------------------------------------------------------------------------------------------------------
                                                $  112,424         $    254          $  520          $ 112,158          $  (266)
=================================================================================================================================

                                                                                      2003
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized          Fair           unrealized
(Dollars in Thousands)                             cost              gains           losses            value             gain
=================================================================================================================================

Mortgage-backed securities                      $      250         $     12                          $     262          $    12
=================================================================================================================================

During 2004, 2003 and 2002, there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:

                                                                                      2004
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized          Fair           unrealized
(Dollars in Thousands)                             cost              gains           losses            value          gain (loss)
=================================================================================================================================
Federal agency obligations                      $  114,113         $    181          $   68          $ 114,226          $   113
Mortgage-backed securities                          37,579               48             432             37,195             (384)
Municipal bonds                                      1,556               64                              1,620               64
Equity securities                                    2,324               47               7              2,364               40
---------------------------------------------------------------------------------------------------------------------------------
                                                $  155,572         $    340          $  507          $ 155,405          $  (167)
=================================================================================================================================

                                                                                      2003
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized           Fair          unrealized
(Dollars in Thousands)                             cost              gains           losses             value         gain (loss)
=================================================================================================================================
U.S. government obligations                     $    7,611                                           $   7,611
Federal agency obligations                         182,383         $    896          $  127            183,152          $   769
Mortgage-backed securities                          40,455              663             217             40,901              446
Municipal bonds                                      1,559               79                              1,638               79
Equity securities                                    3,176               80             324              2,932             (244)
---------------------------------------------------------------------------------------------------------------------------------
                                                $  235,184         $  1,718          $  668          $ 236,234          $ 1,050
=================================================================================================================================

The Corporation recorded gross gains (losses) for 2004, 2003 and 2002 on securities available for sale totaling $595,000 and $(88,000), $1,233,000 and ($95,000), and $58,000 and ($276,000) respectively.

WESTBANK CORPORATION AND SUBSIDIARIES


The amortized cost and fair value of debt securities by contractual maturity at December 31, 2004 are as follows (actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations):

                                                                                             Amortized            Fair
(Dollars in Thousands)                                                                         cost               value
==========================================================================================================================
Held to Maturity:
      Within 1 year
      Over 1 year to 5 years                                                                $    4,998          $    5,011
      Over 5 years to 10 years                                                                  64,402              64,344
      Over 10 years
--------------------------------------------------------------------------------------------------------------------------
                                                                                                69,400              69,355
      Mortgage-backed securities                                                                43,024              42,803
--------------------------------------------------------------------------------------------------------------------------
      Total debt securities                                                                 $  112,424          $  112,158
==========================================================================================================================


                                                                                             Amortized            Fair
(Dollars in Thousands)                                                                         cost               value
==========================================================================================================================
Available for sale:
      Within 1 year                                                                         $      268          $      268
      Over 1 year to 5 years                                                                    27,566              27,626
      Over 5 years to 10 years                                                                  87,500              87,609
      Over 10 years                                                                                335                 343
--------------------------------------------------------------------------------------------------------------------------
                                                                                               115,669             115,846
      Mortgage-backed securities                                                                37,579              37,195
--------------------------------------------------------------------------------------------------------------------------
      Total debt securities                                                                 $  153,248          $  153,041
==========================================================================================================================

At December 31, 2004, securities with a carrying amount and fair value of $40,341,000 and $40,658,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows.

                                                     Less than Twelve (12) Months     Over Twelve (12) Months
                                                     ----------------------------     -----------------------
                                                        Gross                           Gross
                                                     Unrealized          Fair         Unrealized      Fair
(Dollars in Thousands)                                 Losses            Value          Losses        Value
=============================================================================================================
Held to maturity
      U.S. government and federal agency              $    164          $ 29,834
      Mortgage-backed                                      356            25,487
-------------------------------------------------------------------------------------------------------------
      Total securities held to maturity               $    520          $ 55,321
=============================================================================================================

Securities available for sale
      Debt securities
            U.S. government and federal agency        $     68          $ 28,432
            Mortgage-backed                                401            31,636      $     31       $  1,707
-------------------------------------------------------------------------------------------------------------
      Total debt securities                                469            60,068            31          1,707
      Marketable equity securities                           7               493
-------------------------------------------------------------------------------------------------------------
      Total securities available for sale             $    476          $ 60,561      $     31       $  1,707
=============================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


Information pertaining to securities with gross unrealized losses at December 31, 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows.

                                                     Less than Twelve (12) Months     Over Twelve (12) Months
                                                     ----------------------------     -----------------------
                                                        Gross                           Gross
                                                     Unrealized          Fair         Unrealized      Fair
(Dollars in Thousands)                                 Losses            Value          Losses        Value
=============================================================================================================

Held to maturity
      U.S. government and federal agency
      Mortgage-backed                                                   $      7
-------------------------------------------------------------------------------------------------------------
      Total securities held to maturity               $      0          $      7      $      0       $      0
=============================================================================================================

Securities available for sale
      Debt securities
            U.S. government and federal agency        $   (127)         $ 32,679
            Mortgage-backed                               (217)           16,397
-------------------------------------------------------------------------------------------------------------
      Total debt securities                               (344)           49,076
      Marketable equity securities                                                    $   (324)      $  2,626
-------------------------------------------------------------------------------------------------------------
      Total securities available for sale             $   (344)         $ 49,076      $   (324)      $  2,626
=============================================================================================================

The Corporation's investment portfolio does include a high degree of concentration. However, the concentrations are limited to federal agency debt securities and mortgage-backed securities issued by government sponsored agencies. The Corporation's mortgage-backed securities are directly or indirectly insured or guaranteed by Freddie Mac, Ginnie Mae or Fannie Mae. Market risk from changes in interest rates also may have a significant impact on the market value of the Corporation's investment portfolio. The Corporation takes these factors into account when evaluating securities for other than temporary impairment.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 33 debt securities totaling $62.3 million have unrealized losses with depreciation of .86% from the Corporation's amortized cost basis. These unrealized losses relate principally to the increase in interest rates during 2004. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts' reports. As the credit quality of the securities remains unchanged and management has the ability to hold debt securities until maturity or for the foreseeable future, no declines are deemed to be other than temporary.

At December 31, 2004, the Corporation held eight (8) equity securities with a book value of $2,324,000 and an aggregate unrealized gain of $30,000. Management evaluated four (4) adjustable rate securities for other than temporary impairment and determined that the impairment was other than temporary and that the decline in fair value reflected changes in short-term interest rates and the length and timing of the adjustment feature. The securities were in an unrealized loss position for more than twelve (12) months. For the year ended December 31, 2004, management recognized impairment write-downs on these four
(4) securities totaling $628,000.

WESTBANK CORPORATION AND SUBSIDIARIES


3 - LOANS, ALLOWANCE FOR LOAN LOSSES AND MORTGAGE SERVICING RIGHTS

Loans consisted of the following at December 31:
(Dollars in Thousands)                                                                         2004            2003
======================================================================================================================
Commercial                                                                                  $   65,849      $   64,974
Real estate construction                                                                        11,009           7,045
Real estate                                                                                    306,580         320,178
Consumer                                                                                        42,562          40,847
Leases                                                                                          12,384           7,024
Deferred loan origination costs - net                                                              985             699
----------------------------------------------------------------------------------------------------------------------
                                                                                               439,369         440,767
Allowance for loan losses                                                                       (4,356)         (4,428)
----------------------------------------------------------------------------------------------------------------------
                                                                                            $  435,013      $  436,339
======================================================================================================================


Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                                                         2004            2003            2002
======================================================================================================================
Balance, beginning of year                                                  $    4,428      $    5,111      $    4,179
Provision for (recovery of) loan losses                                            225            (354)          1,333
Loans charged off                                                                 (321)           (448)           (489)
Recoveries                                                                          24             119              88
----------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                        $    4,356      $    4,428      $    5,111
======================================================================================================================

The aggregate principal balance of non-accrual loans was $1,614,000 and $3,111,000 at December 31, 2004 and 2003 respectively. Contractual interest income that would have been accrued on such non-accrual loans was $36,000, $106,000 and $159,000 for 2004, 2003 and 2002 respectively. No income was recognized on non-accrual loans during this period.

The Corporation did not sell any loans with recourse during 2004 or 2003. The remaining recourse exposure on prior sales was $213,000 at December 31, 2004. Management does not believe that the recourse obligations subject the Corporation to any material risk of loss in the future. No losses have been incurred as a result of these recourse obligations.

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the western and central Massachusetts and northeastern Connecticut areas. Of the $306,580,000 in real estate loans at December 31, 2004, $193,947,000 is collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market areas of western Massachusetts and northeastern Connecticut. Commercial real estate and real estate construction loans represented $123,642,000 in outstanding principal at December 31, 2004. These loans encompass a wider region, extending throughout Massachusetts and southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $65,849,000 at December 31, 2004 represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut. At December 31, 2003, real estate loans totaled $327,223,000, of which $216,670,000 was collateralized by 1-4 family dwellings, while commercial real estate and real estate construction loans totaled $110,553,000 at December 31, 2003.

There were no loans held for sale at December 31, 2004 and 2003.

WESTBANK CORPORATION AND SUBSIDIARIES


The value of loans pledged as collateral on borrowings at December 31, 2004 and 2003 was $116,219,000 and $116,845,000 respectively.

The Corporation has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable factors. The following summarizes the activity with respect to indebtedness, both direct and indirect, for directors, policy-making officers and major stockholders during the years ended December 31:

(Dollars in Thousands)                                                                         2004            2003
======================================================================================================================
Balance at beginning of year                                                                $    9,598      $   10,876
      New loans granted                                                                          4,149           2,473
      Repayments of principal and loans sold                                                    (2,930)         (3,751)
----------------------------------------------------------------------------------------------------------------------

Balance at end of year                                                                      $   10,817      $    9,598
======================================================================================================================

Included in the aggregate loans to insiders listed above is a loan relationship with the Eastern States Exposition, a not-for-profit company. The Corporation and Bank's President and Chief Executive Officer, Donald R. Chase, is the Chairman of the Board of this not-for-profit, and the Corporation and Bank's Director G. Wayne McCary is its President and Chief Executive Officer. As of December 31, 2004, the Eastern States Exposition had indebtedness from the Bank in the principal amount of $2,859,000. This loan is secured primarily by real estate and was granted under the same terms, including interest rates and collateral, as similar commercial real estate loans. The loan was made in the ordinary course of the Bank's business and does not involve more than the normal risk of collectability or present other unfavorable features.

At December 31, 2004 and 2003, the recorded investment in impaired loans was $2,762,000 and $2,052,000 respectively, of which $-0- and $2,052,000, respectively, were in non-accrual status. For the years ended December 31, 2004, 2003 and 2002, the average recorded investment in impaired loans was $690,000, $767,000 and $632,000, respectively. As applicable, each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114. The carrying amount of impaired loans for which there was an allowance for loan losses was $2,762,000 and $2,052,000 at December 31, 2004 and 2003. The total allowance for loan losses allocated to these impaired loans was $385,000 and $349,000 at December 31, 2004 and 2003. Interest income recognized during 2004, 2003 and 2002 on impaired loans was not significant. At December 31, 2004, the investment in impaired loans comprised real estate loans, for which the allowance for loan losses was determined based on the fair value of the underlying collateral.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others that are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $108,276,000, $130,852,000 and $113,686,000 at December 31, 2004, 2003 and 2002
respectively.

The fair value of the servicing rights were $788,000, $849,000 and $571,000 respectively at December 31, 2004, 2004 and 2002. The fair value of servicing rights was determined using discount rates ranging from 9% to 10% and prepayment speeds ranging from 12.7% to 42.9%, depending upon the stratification of the specific right.

The Corporation is required to carry mortgage servicing rights at the lower of amortized cost or fair value. At December 31, 2004, the amortized cost was lower than the estimated fair value. At December 31, 2003 and 2002, servicing rights were written down to fair value.

(Dollars in Thousands)                                                         2004            2003            2002
======================================================================================================================
Mortgage servicing rights:
Balance at beginning of year                                                $      849      $      571      $      457
      Mortgage servicing rights capitalized                                        200             570             293
      Mortgage servicing rights amortized                                         (294)           (207)           (159)
      Provision for loss in fair value                                                             (85)            (20)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                      $      755      $      849      $      571
======================================================================================================================

Valuation allowances:
Balance at beginning of year
      Additions                                                             $        0      $       85      $       20
      Reductions                                                                     0             (85)            (20)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                      $        0      $        0      $        0
======================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                                                            Estimated
(Dollars in Thousands)                                                         2004            2003           Lives
======================================================================================================================
Land and buildings (including land of
      $2,001 in 2004 and $1,743 in 2003)                                    $    7,244      $    6,986     15-40 years
Capital lease building                                                             264             264        15 years
Furniture and equipment                                                          4,873           4,358      3-10 years
Leasehold and building improvements                                              2,707           2,620      5-15 years
Motor vehicles                                                                     122             138         3 years
----------------------------------------------------------------------------------------------------------------------
                                                                                15,210          14,366
Accumulated depreciation                                                         8,325           7,617
----------------------------------------------------------------------------------------------------------------------
Property and equipment, net                                                 $    6,885      $    6,749
======================================================================================================================

The Corporation uses the straight line depreciation method.


5 - DEPOSITS

Deposit accounts, by type, and the related average interest rates as of December 31 are summarized as follows:

(Dollars in Thousands)                                                        2004     Rate          2003      Rate
======================================================================================================================
Demand deposit                                                              $  84,758              $  76,871
Savings                                                                        93,308   0.40%         97,084   0.50%
NOW                                                                            42,824   0.56          33,009   0.13
Money market                                                                   30,153   1.05          37,871   1.14
Time deposits                                                                 338,989   2.91         292,475   2.99
----------------------------------------------------------------------------------------------------------------------
                                                                            $ 590,032              $ 537,310
======================================================================================================================

As of December 31, 2004 and December 31, 2003, $116,211 and $51,943 in overdrawn demand deposit balances were reclassified as loans.



At December 31, 2004, the scheduled maturities of time deposits with a fixed maturity are as follows:

(Dollars in Thousands)
======================================================================================================================
Year ending December 31,
      2005                                                                                                  $  211,575
      2006                                                                                                      81,986
      2007                                                                                                      22,477
      2008                                                                                                       8,659
      2009 and after                                                                                            14,292
----------------------------------------------------------------------------------------------------------------------
                                                                                                            $  338,989
======================================================================================================================

Certificates of deposit with balances greater than or equal to $100,000 amount to $75,446,000 and $56,714,000 as of December 31, 2004 and 2003 respectively.
Interest paid on these deposits totaled approximately $1,988,000 and $1,785,000 during 2004 and 2003 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES


6 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:
(Dollars in Thousands)                                                                         2004            2003
======================================================================================================================
Securities sold under agreements to repurchase                                              $   14,085      $   10,261
Purchased federal funds                                                                         21,330          35,670
Treasury tax and loan notes                                                                      2,016           1,016
----------------------------------------------------------------------------------------------------------------------
Total short-term borrowings                                                                 $   37,431      $   46,947
======================================================================================================================

The above short-term borrowings generally mature daily. Interest expense on short-term borrowings totals $222,000, $84,000 and $254,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Long-term borrowings as of December 31 are as follows:
(Dollars in Thousands)                                                 2004                               2003
======================================================================================================================
                                                               Principal                          Principal
Maturity                                                       Payments                           Payments
 Dates                                                            Due        Rate                    Due       Rate
======================================================================================================================
2004                                                                                              $  7,604     3.95%
2005                                                           $  4,343     4.00%                    3,869     4.07
2006                                                             15,609     2.91                    25,118     2.37
2007                                                              1,174     3.70                       666     3.85
2008                                                             20,527     2.58                    30,000     2.22
2009                                                             10,270     2.89                     8,000     4.59
After 2009                                                        8,000     4.59
----------------------------------------------------------------------------------------------------------------------
                                                               $ 59,923     3.11%                 $ 75,257     2.81%
======================================================================================================================

The Bank's long-term debt includes $50,000,000 of Federal Home Loan Bank (FHLB) Option advances. The maturities of the Bank's Option advances from the Federal Home Loan Bank are March 2006, October 2006, October 2008, December 2008, December 2009, February 2011 and March 2011. The amounts due, with respect to their final maturities, are $2,000,000, $10,000,000, $10,000,000, $10,000,000,
$10,000,000, $6,000,000 and $2,000,000. If interest rates were to rise, the
Federal Home Loan Bank would have the option of calling the advances in 2005 and 2006. During the years 2005 and 2006, the Bank has $40,000,000 and $10,000,000
in Option advances. Interest expense on long-term borrowings totaled $1,975,000, $1,602,000 and $1,941,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed.

(Dollars in Thousands)                                                                         2004            2003
======================================================================================================================
Balance at year-end                                                                         $   37,431      $   46,947
Average amount outstanding                                                                      26,468          14,864
Maximum amount outstanding at any month-end                                                     48,559          46,947
Average interest rate for the year                                                                0.84%           0.57%
Average interest rate on year-end balance                                                         1.58            0.86

The Corporation maintains a revolving line of credit with Bankers' Bank Northeast of $2,000,000 and a Federal Funds agreement with Bank of America to purchase up to $6,000,000 of Federal Funds that are renewed annually. There were no amounts oustanding against either agreement as of December 31, 2004 or 2003. The Corporation has short-term borrowing capacity of $6,301,000 with the FHLB through its Ideal Way program that was unused at year-end 2004 and 2003. Advances from the FHLB are collateralized by the Corporation's holdings of FHLB stock and residential real estate loans.

WESTBANK CORPORATION AND SUBSIDIARIES


7 - MANDATORILY REDEEMABLE PREFERRED STOCK

On September 30, 2004, the Corporation redeemed the outstanding principal balance of the $17,526,000 of 9.50% junior subordinated deferrable interest debentures it issued on September 30, 1999 to Westbank Capital Trust I ("Trust I"), a Delaware statutory business trust formed by the Corporation to facilitate the Trust's mandatorily redeemable preferred stock offering. Concurrently with the Corporation's redemption of the debentures, Trust I redeemed all of its issued and outstanding preferred and common securities.

The Corporation raised capital to redeem the 9.60% debentures issued to Trust I by engaging in two new pooled private placements of trust preferred securities at a more advantageous interest rate.

On September 20, 2004, Westbank Capital Trust II ("Trust II"), a Delaware statutory trust formed by the Corporation, completed the sale of $8,763,000 of 4.06% floating rate capital securities, adjustable every three months at LIBOR plus 219 basis points ("Capital Securities II"). Trust II also issued common securities to the Corporation and used the net proceeds from the offering to purchase a like amount of 4.06% floating rate junior subordinated deferrable interest debentures ("Debentures II") of the Corporation. Debentures II are the sole assets of Trust II. The Corporation used the proceeds to redeem the securities issued by Trust I, which were callable on September 30, 2004.

Capital Securities II accrues and pays distributions quarterly at a floating annual rate initially set at 4.06% of the stated liquidation amount of $8,763,000 per capital security. The Corporation has fully and unconditionally guaranteed all of the obligations of Trust II. The guarantee covers the quarterly distributions and payments on liquidation or redemption of Capital Securities II, but only to the extent that Trust II has funds necessary to make these payments.

Capital Securities II are mandatorily redeemable upon the maturing of Debentures II on September 20, 2034 or upon earlier redemption, as provided in the Indenture. The Corporation has the right to redeem Debentures II, in whole or in part, on or after September 20, 2009 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

On September 20, 2004, Westbank Capital Trust III ("Trust III"), a Delaware statutory trust formed by the Corporation, completed the sale of $8,763,000 of 5.98% fixed-floating rate capital securities ("Capital Securities III"). Trust III also issued common securities to the Corporation and deferrable interest debentures ("Debentures III") of the Corporation. Debentures III are the sole assets of Trust III. The Corporation used the proceeds to redeem the securities issued by Trust I, which were callable on September 30, 2004.

Capital Securities III accrues and pays distributions quarterly at an annual rate of 5.98% of the stated liquidation amount of $8,763,000 per capital security through September 20, 2009, at which time the interest rate will become the three-month LIBOR plus 219 basis points and will be adjustable every three
(3) months. The Corporation has fully and unconditionally guaranteed all of the obligations of Trust III. The guarantee covers the quarterly distributions and payments on liquidation or redemption of Capital Securities III, but only to the extent that Trust III has funds necessary to make these payments.

Capital Securities III are mandatorily redeemable upon the maturing of Debentures III on September 20, 2009 or upon earlier redemption, as provided in the Indenture. The Corporation has the right to redeem Debentures III, in whole or in part, on or after September 20, 2009 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

Based on the initial interest rates, the Corporation has reduced its interest expense associated with the trust preferred securities by $787,000 annually as a result of the redemption and the new placements of securities. The Corporation also recorded an $807,000 pre-tax charge to its earnings in the third quarter of 2004. The expenses of the Trust I refinancing were amortized over the original life of the debentures and, as a result of the early redemption, the Corporation was required to take a charge for the rest of the unamortized expenses in the third quarter.

WESTBANK CORPORATION AND SUBSIDIARIES


8 - INCOME TAXES

The provision for income taxes was as follows:

(Dollars in Thousands)                                                         2004            2003            2002
======================================================================================================================
Current provision:
      Federal                                                               $    2,145      $    3,905      $    3,646
      State                                                                        187             978            (166)
----------------------------------------------------------------------------------------------------------------------
            Total current                                                        2,332           4,883           3,480
----------------------------------------------------------------------------------------------------------------------
Deferred taxes prepaid                                                            (341)         (1,719)           (623)
----------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                  $    1,991      $    3,164      $    2,857
======================================================================================================================


The difference between the effective tax rate and the federal statutory tax rate on income before taxes is reconciled as follows:

                                                                               2004            2003            2002
======================================================================================================================
Federal statutory rate                                                            34.0%           34.0%           34.0%
State income taxes, net of federal benefit                                          .8             2.4             (.1)
Bank-owned life insurance                                                         (2.8)           (1.4)            0.7
Other                                                                             (1.8)           (0.7)           (2.4)
----------------------------------------------------------------------------------------------------------------------
                                                                                  30.2%           34.3%           32.2%
======================================================================================================================


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below.

(Dollars in Thousands)                                                                         2004            2003
======================================================================================================================
Deferred tax assets:
      Investment write-down                                                                 $      257
      Unrealized loss on securities                                                                 59
      Deferred loan fees                                                                                    $       64
      Allowance for loan losses                                                                  1,121           1,407
      Non-accrual interest                                                                          15              43
      Employee benefit plans                                                                       895             207
      Other                                                                                         77              17
----------------------------------------------------------------------------------------------------------------------
            Total gross deferred tax assets                                                      2,424           1,738
======================================================================================================================

Deferred tax liabilities:
      Unrealized gain on securities                                                                                377
      Depreciation                                                                                 601             551
      Deferred loan fees                                                                            37
      Mortgage servicing rights                                                                    309             110
----------------------------------------------------------------------------------------------------------------------
            Total gross deferred tax liabilities                                                   947           1,038
----------------------------------------------------------------------------------------------------------------------
            Net deferred tax asset                                                          $    1,477      $      700
======================================================================================================================


A summary of the change in the net deferred tax asset is as follows:

(Dollars in thousands)
======================================================================================================================
Balance at beginning of year                                                                $      700      $   (1,920)
Deferred taxes prepaid                                                                             341           1,719
Net unrealized loss/gain on securities available for sale                                          436             999
Other                                                                                                              (98)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                      $    1,477      $      700
======================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences.

The Commonwealth of Massachusetts enacted legislation that clarified the real estate investment trust ("REIT") dividend-received deduction (the "Deduction") between a bank and its subsidiary operating as a REIT for years ending on or after December 31, 1999. On February 4, 2003, the Bank received a Notice of Assessment (the "Notice") from the Commonwealth of Massachusetts' Department of Revenue ("DOR"), notifying the Bank of the DOR's intent to disallow the Deduction for the Bank and its subsidiary, Park West REIT. On June 19, 2003, however, as part of a collective settlement with the DOR involving other Massachusetts banks, the Bank reached an agreement with the DOR pursuant to which the Bank agreed to pay all sums due in settlement of all claims regarding the Deduction, including interest and penalties. The settlement was paid on June 23, 2003 in the amount of $500,175, including interest. In light of the Commonwealth of Massachusetts' legislation repealing the Deduction, the Corporation dissolved Park West REIT and distributed its assets to its shareholders in 2004, which process was completed as of February 9, 2004.


9 - EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the money purchase plan are based on a percentage of the respective employee's salary. Total expense for the years ended 2004, 2003 and 2002 amounted to $443,000, $453,000 and $416,000 respectively.

In addition, the Corporation sponsors a 401K plan. Each employee reaching the age of twenty-one (21) automatically becomes a participant of the plan. The plan provides for voluntary contributions by participants, up to 15% of compensation, subject to certain limits based on federal tax laws. The Corporation makes matching contributions up to 50% of the first 6% of compensation. The total 401K plan expense for the years ended December 31, 2004, 2003 and 2002 amounted to $141,000, $130,000 and $118,000 respectively. In addition, the Corporation has a supplemental defined contribution plan for certain executive officers. The defined contribution cost incurred by the Corporation related to this plan was $77,000, $75,000 and $42,000 for the years ended December 31, 2004, 2003 and
2002 respectively.


DIRECTORS AND EXECUTIVES SUPPLEMENTAL RETIREMENT PLAN

The Westbank Directors and Executives Supplemental Retirement Plan was established during 2001. Under the Supplemental Retirement Plan, the Bank provides post-retirement benefits for non-employee Directors who retire from the Board after reaching age seventy-two (72) and certain executive officers who retire after age sixty-five (65). The retirement benefit is in the amount of seventy-five percent (75%) of the Director's or executive's final compensation at retirement and is payable for the life of the retiree. For the executives, this amount is reduced by fifty percent (50%) of the primary insurance amount from Social Security and any employer-provided qualified retirement plan benefit. The Corporation uses a December 31 measurement date for the plan.

The combined cost for the defined benefit portion of the Directors and Executives Supplemental Retirement Plan includes the following components:

For the year ended December 31,
                                                                                               2004            2003
======================================================================================================================
Service cost                                                                                $  121,275      $  105,386
Interest cost                                                                                  172,128         155,964
Net amortization of prior service cost                                                         124,938         124,934
----------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                                                   $  418,341      $  386,284
======================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


The combined funded status of the defined benefit portion of the Directors and Executives Retirement Plan was as follows:

December 31,                                                                   2004            2003
======================================================================================================
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                                              $2,732,198      $2,270,883
Service cost                                                                   121,275         105,386
Interest cost                                                                  172,128         155,964
Benefit payments
Prior service costs
Actuarial loss                                                                 368,623         199,965
------------------------------------------------------------------------------------------------------
Balance at end of period                                                    $3,394,224      $2,732,198
======================================================================================================

PLAN ASSETS AT FAIR VALUE:
Balance at beginning of period
Contributions
Benefit payments
------------------------------------------------------------------------------------------------------
Balance at end of period
======================================================================================================

FUNDED STATUS:
Deficiency of plan assets less than projected benefit obligation           $(3,394,224)    $(2,732,198)
Unrecognized loss from experience different from that assumed                  568,588         199,965
Unrecognized prior service costs                                             1,499,265       1,624,203
------------------------------------------------------------------------------------------------------
Accrued expense                                                             (1,326,371)       (908,030)
------------------------------------------------------------------------------------------------------

Amounts recognized in the balance sheet consist of:
Accumulated benefit obligation                                              (2,187,947)     (1,837,078)
Intangible asset                                                               861,576         929,048
------------------------------------------------------------------------------------------------------
Net amount recognized as accrued expenses                                  $(1,326,371)    $  (908,030)
======================================================================================================

The amortization of the prior service cost is determined using a straight-line amortization over the average remaining service period of employees and Directors expected to receive benefits under the plan.

The weighted average assumptions utilized to determine the benefit obligation and net benefit cost were as follows:

At December 31,                                                                2004            2003
======================================================================================================
Discount rate                                                                    5.75%           6.30%
Rate of increase in compensation levels                                          5.00            5.00

The Corporation does not expect to contribute to the Directors and Executives Retirement Plan in 2005. The expected benefit payments for the Directors and Executives Supplemental Retirement Plan through 2014 are as follows:

                                   Annual Payments
                                   ---------------
2005                               $     10,800
2006                                     10,800
2007                                     25,300
2008                                     41,500
2009                                     41,000
2010 - 2014                           1,376,508

WESTBANK CORPORATION AND SUBSIDIARIES


10 - STOCK-BASED INCENTIVE PLANS

The Corporation has four (4) fixed stock option plans that reserve shares of common stock for executives, key employees and Directors. The 1985 Incentive Stock Option Plan offers shares of common stock to officers and key employees. All remaining options were exercised during 2004. No options are available for future grants under the 1985 Incentive Stock Option Plan.

The Cargill Directors and Officers Plan was adopted by Cargill Bank in 1992. Unless exercised, options expire on September 7, 2006. No options are available for future grants.

The 1995 Directors Stock Option Plan grants options totaling 1,000 shares on February 15th of each year to qualified Directors, as determined prior to grant. Unless exercised, options expire ten (10) years after granting.

The 1996 Incentive Stock Option Plan for Directors and employees was established in 1996 and amended at the 2002 Annual Meeting of Shareholders to increase the number of shares reserved for issuance by 200,000. Employee options are granted at the discretion of the Board of Directors. Directors are granted options totaling 1,000 shares immediately following the Corporation's Annual Meeting each year only if the Corporation achieved a return on average equity of 12% or higher. Directors' options expire twenty (20) years after the grant date, if unexercised, while employee options expire ten (10) years after the grant date. A total of 20,948 options are available for future grants at December 31, 2004.

The following is a summary of the status of the Corporation's four (4) fixed option plans as of December 31, 2004, 2003 and 2002, and changes during the years ended on those dates. The exercise prices are equal to the market price on the date of the grant.

                                                   Weighted                      Weighted                      Weighted
                                                    Average                       Average                       Average
                                                   Exercise                      Exercise                      Exercise
                                          2004       Price              2003       Price              2002       Price
-----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        627,080     $ 10.78           638,489     $ 11.05           490,359     $  9.55
5% stock dividend                        27,787       10.27            31,772       10.52
Granted                                   8,000       22.90            16,000       13.92           207,900       13.13
Exercised                               (92,847)       8.16           (54,850)       8.51           (54,055)       5.58
Terminated/cancelled                     (8,000)      13.92            (4,331)      11.34            (5,715)      10.09
-----------------------------------------------------------------------------------------------------------------------
Outstanding at end of year              562,020     $ 10.81           627,080     $ 10.78           638,489     $ 11.05
=======================================================================================================================
Options exercisable at year-end         562,020                       556,815                       508,889
Weighted average fair value of
      options granted during the year               $  7.34                       $  5.93                       $  6.21
=======================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


The following table summarizes information about fixed options outstanding at December 31, 2004.

                                           Weighted          Weighted                       Weighted
                          Options           Average          Average         Options        Average
       Exercise         Outstanding        Remaining         Exercise      Exercisable      Exercise
        Prices          at 12/31/04    Contractual Life       Price        at 12/31/04       Price
====================================================================================================
$ 3.65                     6,091          1.1 years           $ 3.65           6,091         $ 3.65
  6.47  to   7.94         90,125          2.4 years             7.33          90,125           7.33
  8.17  to   9.53        108,577          7.5 years             9.08         108,577           9.08
 10.89  to  12.13        329,406          6.4 years            12.02         329,406          12.02
 13.25  to  13.84         19,421          9.8 years            13.51          19,421          13.51
 21.81                     8,400          9.1 years            21.81           8,400          21.81
----------------------------------------------------------------------------------------------------
$ 3.65  to $21.81        562,020          6.1 years           $10.80         562,020         $10.80
====================================================================================================


The fair value of each option grant is estimated on the date of grant, using the binomial option-pricing model with the following weighted-average assumptions:

Years ended December 31,                         2004              2003               2002
====================================================================================================
Dividend yield                                    2.45%             3.12%             3.21%
Expected life                                  10 years          10 years          10 years
Expected volatility                                 28%               48%               48%
Risk-free interest rate                           3.97%             3.35%             4.83%
====================================================================================================


RESTRICTED STOCK AWARD

Under the Corporation's Stock-Based Incentive Plan, the Corporation may grant stock awards to its Directors, officers and employees for up to 92,505 shares of common stock. In 2004, the Board of Directors established and awarded 92,505 shares of restricted stock pursuant to this plan. These awards vest at 12.5% per year. Accelerated vesting occurs in the case of death or disability, and upon retirement or change of control. Dividends attributed to such awards are distributed to participants from the trust account holding such plan shares. The fair value of the stock awards of $1,785,000 has been recorded as unearned compensation and was determined based on the market price of the stock on the grant date. Unearned compensation is amortized over the periods to be benefited. The Corporation recorded compensation cost related to the stock awards of approximately $133,091 in 2004.

WESTBANK CORPORATION AND SUBSIDIARIES


11 - EARNINGS PER SHARE

The following table is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations:

                                                                Shares                Per Share
====================================================================================================
Basic Earnings Per Share:
      2004                                                    4,606,094                $1.00
      2003 (1)                                                4,597,930                 1.32
      2002 (1) (2)                                            4,626,909                 1.30
Effect of Dilutive Option Shares:
      2004                                                      257,647                  .05
      2003 (1)                                                  200,726                  .06
      2002 (1) (2)                                              108,551                  .03
Diluted Earnings per Share:
      2004                                                    4,863,741                  .95
      2003 (1)                                                4,798,656                 1.26
      2002 (1) (2)                                            4,735,460                 1.27

(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in May 2004.
(2) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in January 2003.


12 - LEASES

The Corporation leases certain facilities under non-cancelable operating lease agreements. The following is a schedule of future minimum lease payments for such non-cancelable leases as of December 31, 2004.

(Dollars in Thousands)                                                               Operating
====================================================================================================
2005                                                                                 $    349
2006                                                                                      218
2007                                                                                      182
2008                                                                                       85
2009                                                                                       58
After 2009                                                                                155
----------------------------------------------------------------------------------------------------
Total minimum lease payments                                                         $  1,047
====================================================================================================

Rent expense for 2004, 2003 and 2002 amounted to $388,000, $359,000 and $312,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES


13 - COMMITMENTS AND CONTINGENT LIABILITIES

LOANS

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit and commitments to extend credit, that are not reflected in the consolidated financial statements. Management does not anticipate any significant losses as a result of these transactions.

The following table summarizes the contractual value of commitments at December 31:

(Dollars in Thousands)                                                  2004            2003
====================================================================================================
Commitments to grant loans                                            $ 19,320        $ 12,299
Stand-by letters of credit and financial guarantees                        697           1,195
Commitments to advance funds under existing loan agreements             69,023          60,088

The Corporation uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

In the normal course of business, certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial condition or results of operations.


EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

The Bank has entered into a three-year employment agreement with its President and Chief Executive Officer. The agreement generally provides for a base salary and the continuation of certain benefits currently received. The employment agreement renews on an annual basis. Under certain specified circumstances, the employment agreement requires specified payments to be made for certain reasons other than termination for cause, including a "change in control" as defined in the agreement. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations.

The Bank has also entered into three-year change in control agreements with certain officers, none of whom are covered by an employment agreement. The change in control agreements are renewable on an annual basis and generally provide a severance payment and the continuation of certain benefits currently received following a "change in control" as defined in the agreements.


14 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") addresses the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and regulations concerning internal controls, accounting and operations.

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

WESTBANK CORPORATION AND SUBSIDIARIES


Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

Regulatory risk-based capital requirements take into account the different risk categories by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. Tier 1 includes common stockholders' equity and a portion of the mandatorily redeemable preferred stock reduced by goodwill and other intangible assets; total risk-based, or supplementary, capital includes not only the equity but also a portion of the allowance for loan losses and the portion of the mandatorily redeemable preferred stock not included in Tier 1 capital.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Corporation's and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                       Minimum Capital
                                                                                                      To Be Considered
                                                                                                      Well Capitalized
                                                                                                        Under Prompt
                                                                          Minimum Capital             Corrective Action
                                                    Actual               Adequacy Purposes               Provisions
 (Dollars in Thousands)                        Amount      Ratio         Amount      Ratio            Amount      Ratio
=======================================================================================================================
December 31, 2004
Total Capital
      (To risk-weighted assets):
            Westbank                         $ 57,859     12.79%        $ 36,177     8.00%          $ 45,221     10.00%
            Corporation - Consolidated         59,165     13.04           36,293     8.00                N/A       N/A
Tier  1 Capital (To risk-weighted assets):
            Westbank                           53,489     11.83           18,088     4.00             27,132      6.00
            Corporation - Consolidated         53,616     11.82           18,147     4.00                N/A       N/A
Tier 1 Capital
      (To average assets):
            Westbank                           53,489      7.36           29,056     4.00             36,320      5.00
            Corporation - Consolidated         53,616      7.35           29,164     4.00                N/A       N/A
December 31, 2003
Total Capital
      (To risk-weighted assets):
            Westbank                         $ 55,064     12.84%        $ 34,321     8.00%          $ 42,901     10.00%
            Corporation - Consolidated         56,956     13.24           34,406     8.00                N/A       N/A
Tier  1 Capital (To risk-weighted assets):
            Westbank                           50,636     11.80           17,160     4.00             25,741      6.00
            Corporation - Consolidated         50,345     11.71           17,203     4.00                N/A       N/A
Tier 1 Capital
      (To average assets):
            Westbank                           50,636      7.71           26,268     4.00             32,835      5.00
            Corporation - Consolidated         50,345      7.65           26,320     4.00                N/A       N/A

WESTBANK CORPORATION AND SUBSIDIARIES


On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "Rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of common stock of the Corporation. In addition, one Right automatically attaches to each share of common stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation a unit of one ten-thousandths of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per unit of preferred stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Currently, the Rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The Rights will separate from the common stock and become exercisable upon the earliest to occur of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Corporation's common stock (an "Acquiring Person"), (ii) the close of business on the tenth business day (or such date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or a group becoming the beneficial owner of 15% of the outstanding shares of the Corporation's common stock, or (iii) the determination by the Board of Directors that any person is an "Adverse Person."

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

The Bank's retained earnings at December 31, 2004 include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

The Corporation purchased 41,395, 55,687 and 202,658 common shares at fair value for treasury stock at an aggregate cost of $842,000, $904,000 and $2,615,000 in 2004, 2003 and 2002 respectively. Treasury stock repurchases were made in connection with the previously announced stock repurchase program.

WESTBANK CORPORATION AND SUBSIDIARIES


15 - EMPLOYEES' STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP") in 1989. The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2004 and 2003, the ESOP held no shares of the Corporation's stock.


16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31.

                                                         2004                            2003
=======================================================================================================
                                                 Carrying    Estimated           Carrying    Estimated
                                                  Amount     Fair Value            Amount    Fair Value
-------------------------------------------------------------------------------------------------------
Assets:
      Cash and due from banks                   $  12,485    $  12,485          $  14,639    $  14,639
      Federal funds sold                              669          669                 39           39
      Investment securities held to maturity      112,424      112,158                250          262
      Investment securities available for sale    155,405      155,405            236,234      236,234
      Federal Home Loan Bank stock                  6,450        6,450              5,578        5,578
      Loans                                       435,013      438,876            436,339      451,883
      Accrued interest receivable                   3,655        3,655              3,180        3,180
Liabilities:
      Deposits                                    590,032      588,209            537,310      541,117
      Borrowed funds                               97,354       98,341            122,204      123,491
      Mandatorily redeemable preferred stock       17,526       16,956             17,526       18,033
      Accrued interest payable                        550          550                575          575


CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

The carrying amount for cash and due from banks and for federal funds sold approximates fair value, as these instruments mature in 90 days or less.


INVESTMENT SECURITIES

The fair value of securities is estimated based on bid prices published in financial sources or bid quotations received from securities dealers.


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

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

WESTBANK CORPORATION AND SUBSIDIARIES


ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE

The carrying amounts of these items approximate fair value due to their short-term nature.


DEPOSITS

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.


BORROWED FUNDS AND MANDATORILY REDEEMABLE PREFERRED STOCK

The fair value of borrowings and mandatorily redeemable preferred stock was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.


COMMITMENTS TO EXTEND CREDIT

The stated fair value of commitments to extend credit is based on the current fees charged for similar commitments. The estimated fair value for commitments to extend credit is not material.


17 - SEGMENT INFORMATION

The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to obtain funds through deposits and borrowings, and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment.

WESTBANK CORPORATION AND SUBSIDIARIES


18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION


(Dollars in thousands, except per share amounts)

                                                                     2004
                                     ---------------------------------------------------------------------
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                     ----------------   --------------    -------------    ---------------
Interest income                           $9,060            $9,361           $9,375            $9,013
Interest expense                           3,529             3,628            3,693             3,424
----------------------------------------------------------------------------------------------------------
Net interest income                        5,531             5,733            5,682             5,589
Provision for (recovery to) losses                                              150                75
Non-interest income                        1,316               895              489               741
Non-interest expense                       4,586             4,503            5,457             4,603
----------------------------------------------------------------------------------------------------------
Income before income taxes                 2,261             2,125              564             1,652
Income taxes                                 676               680              112               523
----------------------------------------------------------------------------------------------------------
Net income                                $1,585            $1,445           $  452            $1,129
==========================================================================================================
Earnings per share - Basic                $  .34            $  .32           $  .10            $  .24
                   - Diluted              $  .32            $  .30           $  .09            $  .23
==========================================================================================================


                                                                     2003
                                     ---------------------------------------------------------------------
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                     ----------------   --------------    -------------    ---------------
Interest income                           $9,364            $8,933            $8,464            $9,091
Interest expense                           3,848             3,584             3,293             3,360
----------------------------------------------------------------------------------------------------------
Net interest income                        5,516             5,349             5,171             5,731
Provision for (recovery to) losses                                              (354)
Non-interest income                          993               994             1,296             1,253
Non-interest expense                       4,162             4,229             4,544             4,504
----------------------------------------------------------------------------------------------------------
Income before income taxes                 2,347             2,114             2,277             2,480
Income taxes                                 841               612               856               855
----------------------------------------------------------------------------------------------------------
Net income                                $1,506            $1,502            $1,421            $1,625
==========================================================================================================
Earnings per share - Basic (1)            $  .33            $  .33            $  .31            $  .35
                   - Diluted (1)          $  .32            $  .32            $  .29            $  .33
==========================================================================================================

(1) Earnings per share are adjusted for the 5% stock dividend declared and distributed in May 2004.

WESTBANK CORPORATION AND SUBSIDIARIES

19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

December 31,

(Dollars in Thousands)                                                   2004          2003
----------------------------------------------------------------------------------------------
BALANCE SHEETS

Assets
      Cash                                                            $      416    $      495
      Investment in subsidiaries                                          63,150        60,382
      Other investments                                                      280           123
      Investment in unconsolidated investee                                  526           526
      Other assets                                                           664         1,481
----------------------------------------------------------------------------------------------
      Total assets                                                    $   65,036    $   63,007
==============================================================================================

Liabilities
      Note payable to Westbank Capital Trust I                                      $   17,526
      Note payable to Westbank Capital Trust II                       $    8,763
      Note payable to Westbank Capital Trust III                           8,763
      Other liabilities                                                       48           206
----------------------------------------------------------------------------------------------
Total liabilities                                                         17,574        17,732

Stockholders' equity
      Preferred stock - none
      Common stock, par value $2 per share                                 9,493         9,047
      Unearned compensation - restricted stock award                      (1,652)
      Additional paid-in capital                                          20,377        14,524
      Retained earnings                                                   19,958        22,724
      Treasury stock                                                        (606)       (1,692)
      Accumulated other comprehensive income (loss)                         (108)          672
----------------------------------------------------------------------------------------------

Stockholders' equity                                                      47,462        45,275
----------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                      $   65,036    $   63,007
==============================================================================================



(Dollars in Thousands)                                     2004          2003          2002
==============================================================================================
STATEMENTS OF INCOME

Dividend from subsidiary                                $    2,998    $    3,161    $    5,163
Interest expense                                            (1,511)       (1,682)       (1,680)
Other expense - net                                         (1,093)         (364)         (121)
----------------------------------------------------------------------------------------------

Income before taxes and
      undistributed income of subsidiaries                     394         1,115         3,362
Income tax benefit                                             669           678           595
Undistributed income of subsidiaries                         3,548         4,261         2,052
----------------------------------------------------------------------------------------------

Net Income                                              $    4,611    $    6,054    $    6,009
==============================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES


19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

December 31,

(Dollars in Thousands)                                     2004          2003          2002
==============================================================================================
STATEMENTS OF CASH FLOWS

Cash Flows from operating activities:
      Net income                                        $    4,611    $    6,054    $    6,009
      Exercise of non-qualified stock options                  182
      Stock option compensation                                144
Operating activities:
      Equity in undistributed income of subsidiaries        (3,548)       (4,261)       (2,052)
      Decrease (Increase) in other assets                      817           (48)         (195)
      Increase (Decrease) in other liabilities                (158)          186             9
----------------------------------------------------------------------------------------------

Net cash provided by operating activities                    2,048         1,931         3,771
----------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Investment securities (purchased) matured               (157)          (89)           38
----------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities           (157)          (89)           38
----------------------------------------------------------------------------------------------
Cash flows from financing activities:
      Proceeds from exercise of stock options
            and stock purchase plan                          1,445         1,330           834
      Proceeds from issuance of Westbank
            Capital Trusts II and III                       17,526
      Redemption of Westbank Capital Trust I               (17,526)
      Treasury stock repurchases                              (854)         (904)       (2,530)
      Dividends paid                                        (2,561)       (2,110)       (1,849)
----------------------------------------------------------------------------------------------

Net cash used in financing activities                       (1,970)       (1,684)       (3,545)
----------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents           (79)          158           264
Cash and cash equivalents at the beginning of the year         495           337            73
----------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year        $      416    $      495    $      337
==============================================================================================

Cash paid during the year:
      Interest paid to Westbank Capital Trust I         $    1,262    $    1,632    $    1,632
      Interest paid to Westbank Capital Trust II               134
      Interest paid to Westbank Capital Trust III               86
      Income taxes paid                                      1,803         5,882         4,170

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Westbank Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Westbank Corporation's internal control over financial reporting is a process designed under the supervision of the Corporation's Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Corporation's financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Westbank Corporation's management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in "Internal Control-Integrated Framework." Based on the assessment, management determined that, as of December 31, 2004, the Corporation's internal control over financial reporting is effective, based on those criteria.

Grant Thornton LLP, an independent registered public accounting firm who has audited the Corporation's financial statement included in this 2004 Annual Report, has issued an attestation report on management's assessment of the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004, which attestation report appears on Page 54.

Donald R. Chase                            John M. Lilly
President and Chief Executive Officer      Treasurer and Chief Financial Officer





REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
WESTBANK CORPORATION AND SUBSIDIARIES

Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheet of Westbank Corporation (the "Corporation") and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


GRANT THORNTON LLP
Boston, Massachusetts
March 10, 2005

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
WESTBANK CORPORATION AND SUBSIDIARIES

Stockholders and Board of Directors,
Westbank Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, the Westbank Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Westbank Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Westbank Corporation maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Westbank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Westbank Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004, and our report dated March 2, 2005 expressed an unqualified opinion on those financial statements.

GRANT THORNTON LLP
Boston, Massachusetts
March 10, 2005

INDEPENDENT AUDITORS' REPORT
WESTBANK CORPORATION AND SUBSIDIARIES





Shareholders and Board of Directors,
Westbank Corporation


We have audited the consolidated statements of income, comprehensive income, stockholders' equity and cash flows of Westbank Corporation and subsidiaries (the "Corporation") for the year ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Westbank Corporation and subsidiaries for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated Financial Statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangible assets to conform to Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", and No. 147, "Acquisitions of Certain Financial Institutions."


DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 29, 2003

CORPORATE DIRECTORY
WESTBANK CORPORATION AND SUBSIDIARIES

DIRECTORS
WESTBANK CORPORATION AND WESTBANK
==============================================================================================================================
ERNEST N. LAFLAMME, JR.                    DAVID R. CHAMBERLAND                         ROBERT J. PERLAK
   CHAIRMAN OF THE BOARD,                     PRESIDENT,                                   CORPORATE CLERK,
   WESTBANK CORPORATION                       CHICOPEE BUILDING SUPPLY                     WESTBANK CORPORATION
   TREASURER,                                                                              PRIVATE INVESTOR
   CITY OF CHICOPEE                        DONALD R. CHASE
                                              VICE CHAIRMAN OF THE BOARD,               GEORGE R. SULLIVAN
ROLAND O. ARCHAMBAULT                         PRESIDENT AND CHIEF EXECUTIVE OFFICER,       CHIEF EXECUTIVE OFFICER,
   PRESIDENT AND OWNER,                       WESTBANK CORPORATION                         SULLIVAN PAPER COMPANY, INC.
   PINNACLE RACEWAY                           PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                              WESTBANK                                  JAMES E. TREMBLE
MARK A. BEAUREGARD                                                                         PRESIDENT,
   ATTORNEY AT LAW,                        G. WAYNE MCCARY                                 VALLEY COMMUNICATIONS SYSTEMS, INC.
   RESNIC, BEAUREGARD, WAITE & DRISCOLL       PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                              EASTERN STATES EXPOSITION



OFFICERS
WESTBANK CORPORATION
==============================================================================================================================

DONALD R. CHASE                            GARY L. BRIGGS                               TRENTON E. TAYLOR
   PRESIDENT AND CHIEF EXECUTIVE OFFICER      EXECUTIVE VICE PRESIDENT                     SENIOR VICE PRESIDENT

JOHN M. LILLY                              KATHLEEN A. JALBERT                          LLOYD S. HALL, CBA
   TREASURER AND CHIEF FINANCIAL OFFICER      SENIOR VICE PRESIDENT                        DIRECTOR OF AUDITING




WESTBANK
==============================================================================================================================

DONALD R. CHASE                            FINANCE DEPARTMENT                           LOAN CREDIT AND COLLECTION
   PRESIDENT AND CHIEF EXECUTIVE OFFICER   JOHN M. LILLY                                TRENTON E. TAYLOR
                                              EXECUTIVE VICE PRESIDENT AND TREASURER       SENIOR VICE PRESIDENT
                                           HOWARD STANTON, III                          PATRICIA A. NEBOSKY
AUDITING DIVISION                             VICE PRESIDENT                               VICE PRESIDENT
LLOYD S. HALL, CBA                         ELLEN E. TORRES, CPA                         JOHN E. O'BRIEN
   DIRECTOR OF AUDITING                       ACCOUNTING OFFICER                           ASSISTANT VICE PRESIDENT


BRANCH ADMINISTRATION/                     LOAN DIVISION                                MARKETING
   HUMAN RESOURCES/SECURITY                GARY L. BRIGGS                               TAMMY L. BISCHOF
KATHLEEN A. JALBERT                           EXECUTIVE VICE PRESIDENT                     VICE PRESIDENT, DIRECTOR OF MARKETING
   SENIOR VICE PRESIDENT                   PAUL M. ACCORSI
DEBORAH A. KUMIEGA                            SENIOR VICE PRESIDENT
   VICE PRESIDENT                          DENISE M. BREWER                             RESIDENTIAL REAL ESTATE
SUSAN M. ALDRICH                              SENIOR VICE PRESIDENT                     ANTONIO FILIPE
   HUMAN RESOURCES OFFICER                 JOHN F. WHITE                                   SENIOR VICE PRESIDENT
                                              SENIOR VICE PRESIDENT                     WOLFGANG A. ADAMETZ
                                           CLIFFORD R. BORDEAUX                            VICE PRESIDENT
COMPLIANCE                                    VICE PRESIDENT
AMY B. SHEEHAN                             GERARD E. DRAPEAU
   SENIOR VICE PRESIDENT                      VICE PRESIDENT                            WEALTH MANAGEMENT DIVISION
                                           ROBERT D. FLUHARTY                           ROBERT A. GIBOWICZ
                                              VICE PRESIDENT                               SENIOR TRUST OFFICER
EDP/OPERATIONS                             RICHARD N. HANCHETT                          WILLIAM M. VARANKA
S. STEVE KONIECKI                             VICE PRESIDENT                               VICE PRESIDENT
   SENIOR VICE PRESIDENT                   JOSEPH S. LEMAY
TAMMY L. HOWE                                 VICE PRESIDENT
   ASSISTANT VICE PRESIDENT                JOSEPH P. YOUNG
                                              VICE PRESIDENT
                                           MICHAEL J. HARRINGTON
                                              COMMERCIAL LOAN OFFICER
                                           J. KEVIN HOURIHAN
                                              DEALER ACCOUNT OFFICER

CORPORATE INFORMATION
WESTBANK CORPORATION AND SUBSIDIARIES




WESTBANK CORPORATION
Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400


ANNUAL MEETING
The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 20, 2005 at nine o'clock in the morning at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.


TRANSFER AGENT AND REGISTRAR
Westbank-Trust Department


INDEPENDENT AUDITORS
Grant Thornton LLP
Boston, Massachusetts


CORPORATE COUNSEL
Thacher, Proffitt & Wood LLP
Washington, DC
Doherty, Wallace, Pillsbury and Murphy, P.C.
Springfield, Massachusetts


INFORMATION SERVICE
Westbank Corporation welcomes stockholder and public interest in our services and activities. Questions pertaining to material presented in this Report and requests for a copy of the Annual Report (Form 10-K) filed with the Securities and Exchange Commission should be directed to John M. Lilly, Treasurer and Chief Financial Officer, at the above address.


EQUAL OPPORTUNITY EMPLOYER
The Corporation has maintained its commitment to equal opportunity and affirmative action in employment and personnel policies and pledges to recruit, hire, train and promote persons in all job classifications without regard to race, color, religion, sex, national origin, physical or mental disability, veterans status or age.


COMMON STOCK - MARKET INFORMATION
The table below shows cash dividend data and the range of bid prices by quarter for the Corporation's common stock. The source of the bid ranges is the NASDAQ regional market quotations.


================================================================================
                            2004                              2003
                       Bid                               Bid
                 High        Low    Dividend       High        Low    Dividend
================================================================================
First           $23.48     $18.08     $.12        $15.25     $13.21     $.12
Second           23.39      17.80      .12         16.05      13.38      .12
Third            21.54      17.75      .12         18.73      15.89      .12
Fourth           21.50      18.31      .12         18.79      17.44      .12


All stock prices have been adjusted for the 5% stock dividend declared and distributed May 2004.

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2005, the Corporation had 2,573 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange; the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call Westbank's Trust Department at (413) 747-1400. The following firms make a market in Westbank Corporation's common stock.

Advest Inc.
Keefe, Bruyette & Woods, Inc.
McConnell, Budd & Downes, Inc.
Ryan, Beck & Co., Inc.
Schwab Capital Markets
Susquehanna Capital Group

PASSINGS

We extend our deepest sympathy to the family and friends of Irving M. Walker, Jr., who was Vice President of Risk Management for Westbank. A resident of Longmeadow, Massachusetts, Mr. Walker passed away in January 2005 after working in the banking industry for thirty years. As a valued colleague in the bank's Auditing Department and an important member of the local community, his presence will truly be missed.



                        [PHOTO OF IRVING M. WALKER, JR.]



We also extend our condolences to the families and friends of:

John J. Majer, Esq., of Putnam, CT, Chairman of the Board, Cargill Bank, which merged with Westbank in 2001. (NOVEMBER 2004)

Frederick J. Witkowski of Thompson, CT, Board of Directors of Cargill Bank. Also served on Westbank's Northeast Connecticut Advisory Board. (SEPTEMBER 2004)



MASSACHUSETTS                      CONNECTICUT

CHICOPEE OFFICE                    DANIELSON OFFICE
637 Front Street                   203 Main Street
Chicopee, MA 01013                 P.O. Box 270
(413) 747-1330                     Danielson, CT 06239
                                   (860) 774-8501
EAST LONGMEADOW OFFICE
6 Somers Road                      PUTNAM OFFICE
East Longmeadow, MA 01028          163 Providence Street
(413) 747-1351                     Putnam, CT 06260
                                   (860) 963-2265
FEEDING HILLS OFFICE
1340 Springfield Street            STONEWALL COMMONS OFFICE
Feeding Hills, MA 01030            7 Providence  Pike, Route 44
(413) 747-1320                     Putnam, CT 06260
                                   (860) 928-0855
HOLYOKE OFFICE
378 High Street                    WOODSTOCK OFFICE
Holyoke, MA 01040                  Route 171
(413) 747-1340                     P.O. Box 332
                                   Woodstock, CT 06267
LUDLOW OFFICE                      (860) 963-4663
314 Center Street
Ludlow, MA 01056
(413) 747-1326                     SUPERMARKETS

MAIN OFFICE                        CHICOPEE BIG Y
Westbank Tower                     650 Memorial Drive
225 Park Avenue                    Chicopee, MA 01020
West Springfield, MA 01089         (413) 74701337
(413) 747-1400
                                   EAST LONGMEADOW
MITTINEAGUE OFFICE                 STOP & SHOP
1440 Westfield Street              Heritage Plaza
West Springfield, MA 01089         470 North Main Street
(413) 747-1310                     East Longmeadow, MA 01028
                                   (413) 747-1357
RIVERDALE OFFICE
1063 Riverdale Street              WESTFIELD BIG Y
West Springfield, MA 01089         1 East Silver Street
(413) 747-1300                     Westfield, MA 01085
                                   (413) 747-1367
SOUTHWICK OFFICE
515 College Highway
P.O. Box 1081
Southwick, MA 01077
(413) 747-1425

WEBSTER OFFICE
115 East Main Street
Webster, MA 01570
(508) 949-2221

WESTFIELD OFFICE
10 Broad Street
Westfield, MA 01085
(413) 747-1360