Form 10-K, Exhibit 13
period 2005-12-31
WESTBANK CORP
filed 2006-03-07
CIK 742070

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA
Westbank Corporation and Subsidiaries

Year Ended December 31,
(Dollars in thousands, except share amounts)                 2005         2004       2003 (1)    2002(1)(2)   2001(1)(2)
========================================================================================================================
Interest and dividend income                              $   38,890   $   36,809   $   35,852   $   40,576   $   41,088
Interest expense                                              16,226       14,274       14,085       18,055       20,691
------------------------------------------------------------------------------------------------------------------------
Net interest income                                           22,664       22,535       21,767       22,521       20,397
Provision for (recovery of) loan losses                          140          225         (354)       1,333          944
Non-interest income                                            4,010        3,441        4,536        4,090        3,489
Non-interest expense                                          19,254       19,149       17,439       16,412       16,841
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     7,280        6,602        9,218        8,866        6,101
Income taxes                                                   2,175        1,991        3,164        2,857        2,028
------------------------------------------------------------------------------------------------------------------------
Net income                                                $    5,105   $    4,611   $    6,054   $    6,009   $    4,073
========================================================================================================================

Common share data:
  Earnings per share:
    Basic                                                 $     1.08   $     1.00   $     1.32   $     1.30   $     0.87
    Diluted                                                     1.05         0.95         1.26         1.27         0.86
  Cash dividends declared                                       0.56         0.56         0.48         0.44         0.40
  Ending book value                                             9.97        10.06         9.78         9.30         8.30

AT DECEMBER 31:
  Securities                                              $  323,431   $  267,829   $  236,484   $  128,473   $  138,183
  Loans, net                                                 428,260      435,013      436,339      474,498      440,430
  Assets                                                     808,707      756,441      725,442      684,166      630,155
  Non-performing assets                                        2,846        2,765        3,308        1,558        2,034
  Deposits                                                   599,359      590,032      537,310      562,524      510,556
  Borrowings                                                 138,454       97,354      122,204       56,392       57,666
  Mandatorily redeemable preferred stock:
    Junior subordinated debentures                            17,526       17,526       17,526       17,526       17,526
  Stockholders' equity                                        47,378       47,462       45,275       42,612       39,016

AVERAGE FOR YEAR:
  Loans                                                      441,259      432,864      459,765      463,488      440,454
  Assets                                                     766,581      738,878      658,002      666,120      595,592
  Deposits                                                   590,809      577,258      537,151      537,309      486,694
  Stockholders' equity                                        47,354       45,824       43,272       40,380       36,920
  Weighted shares outstanding  -  basic                    4,708,589    4,606,094    4,597,930    4,626,909    4,688,306
  Weighted shares outstanding  -  diluted                  4,883,724    4,859,071    4,790,081    4,735,460    4,738,671

SELECTED RATIOS:
  Return on average assets                                      0.67%        0.62%        0.92%        0.90%        0.68%
  Return on average stockholders' equity                       10.78        10.06        13.99        14.88        11.03
  Average stockholders' equity to average assets                6.18         6.20         6.58         6.06         6.20
  Dividend pay-out ratio                                       51.83        55.54        34.85        30.77        41.59
  Allowance for loan losses to loans at year end                0.97         0.99         1.01         1.07         0.94
  Non-performing loans as a percentage
   of total loans at year end                                   0.51         0.49         0.75         0.33         0.41
  Net charge-off's as a
   percentage of average loans                                  0.03         0.07         0.07         0.09         0.10
  Non-performing assets as a percentage of assets               0.35         0.37         0.46         0.23         0.32

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

Westbank Corporation (the "Corporation") has made, and may make in the future, forward-looking statements concerning future performance, including, but not limited to, future earnings and events or conditions that may affect such future performance. These forward-looking statements are based upon management's expectations and belief concerning possible future developments and the potential effect of such future developments on the Corporation. There is no assurance that such future developments will be in accordance with management's expectations and belief or that the effect of any future developments on the Corporation will be those anticipated by management.

All assumptions that form the basis of any forward-looking statements regarding future performance, as well as events or conditions that may affect such future performance, are based on factors that are beyond the Corporation's ability to control or predict with precision, including future market conditions and the behavior of other market participants. Factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, the following:

1. The status of the economy in general, as well as in the Corporation's primary market areas of western Massachusetts, central Massachusetts and northeastern Connecticut;

2. The real estate market in western and central Massachusetts, and northeastern Connecticut;

3. Competition in the Corporation's primary market area from other banks, especially in light of continued consolidation in the New England banking industry;

4.   Any changes in federal and state bank regulatory requirements;

5.   Changes in interest rates;

6. The cost and other effects of unanticipated legal and administrative cases and proceedings, settlements and investigations;

7. Unanticipated changes in laws and regulations, including federal and state banking laws and regulations, to which the Corporation and its subsidiaries are subject;

8. Changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board or any regulatory agency having authority over the Corporation and/or its subsidiaries; and

9. Disruption in general economic conditions due to military or terrorist activity.

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

Certain accounting policies require significant estimates and assumptions that have a material impact on the carrying value of certain assets and liabilities. These accounting policies are considered to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that we believe reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying values of assets and liabilities at the balance sheet dates and on the results of operations for the reporting periods. Of these policies, management believes that other-than-temporary impairment analysis, accounting for loans and the allowance for loan losses and goodwill impairment analysis are the critical accounting policies that require the most significant estimates and assumptions and are particularly susceptible to significant change in the preparation of the consolidated financial statements.

OTHER-THAN-TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Securities that have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss.

At December 31, 2005, the Corporation had $323,431,000 of investment securities. If an investment security is deemed other-than-temporarily impaired, the write-down of that security would have a negative impact on earnings.

ACCOUNTING FOR LOANS

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

The Corporation measures impairment of loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively, "SFAS No. 114"). A loan is recognized as impaired when it is probable that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income on impaired loans is recognized based on a cash basis.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income. At December 31, 2005, there were no mortgage loans held for sale.

Westbank Corporation and Subsidiaries

ALLOWANCE FOR LOAN LOSSES

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is based on the Corporation's loan loss history, among other factors. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required allowance allocations targeted to specific recognized problem loans that, in the opinion of management, have potential loss exposure or uncertainties relative to the depth of the collateral on these same loans. In addition, the Corporation maintains a formula-based general allowance against the remainder of the loan portfolio, based on the overall mix of the loan portfolio and the loss history of each loan category. The formula-based allowance allocation is calculated by applying loss factors to outstanding loans by category. Loss factors are based on historical loss experience. The amount of the recorded allowance above the minimum of the formula range is based on management's evaluation of relevant factors (e.g., local area economic statistics, credit quality trends, loan concentrations, industry conditions and delinquency levels) and the percentage of loan loss reserves to aggregate loans.

The appropriateness of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the appropriateness of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at an appropriate level to absorb losses. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance for loan losses is a significant estimate and losses incurred in excess of the allowance would adversely impact earnings.

At December 31, 2005, the allowance for loan losses totaled $4,199,000, representing 0.97% of total loans and 189.49% of non-performing loans.

GOODWILL IMPAIRMENT

The Corporation tests its goodwill for impairment on an annual basis and when other indicators are present. The test for goodwill impairment is dependent on certain factors that are subject to change. At December 31, 2005, our goodwill totaling $8,837,000 was deemed not to be impaired. If our goodwill is ever found to be impaired, we would be required to write off all or part of our goodwill, which would negatively impact our earnings.

Westbank Corporation and Subsidiaries

Overview

The Corporation is a Massachusetts corporation and a registered bank holding company. The Corporation has a wholly-owned bank subsidiary, Westbank (the "Bank"), a Massachusetts-chartered commercial bank and trust company formed in 1962. The Bank has two subsidiaries: Park West Securities Corporation and PWB&T. The Corporation is headquartered in West Springfield, Massachusetts. The Corporation operates 17 branch offices located in Massachusetts and Connecticut that provide a full range of retail banking services to individuals, businesses and nonprofit organizations.

Westbank Corporation has a growth-oriented strategy focused on shareholder value, expanding its banking franchise, unparalleled service and effective capital management.

The primary source of the Corporation's revenue is interest earned on loans and securities and fee income. During 2005 the Corporation experienced strong growth and increased revenue from its commercial real estate lending. This growth was more than offset by a decrease in the residential real estate portfolio. Residential real estate loans decreased primarily as the result of loan sales of approximately $47,400,000 of fixed-rate long-term residential mortgages during 2005. During 2005, the Corporation also purchased approximately $19,000,000 in shorter-term residential mortgages. These transactions were the result of management seeking to minimize the effects of the rising interest rate environment.

Management anticipates another strong year of commercial real estate growth during 2006.

RECENT DEVELOPMENTS

The Corporation is always striving to find new and improved ways to serve its customers. During 2005, two new services have been introduced. The Corporation now offers non-deposit investment products at the Bank's branch offices through our newly formed Westco Financial Services Division. Westco Financial Services offers a full range of investment services, annuities and other insurance products. On October 26, 2005, the Corporation launched "Overdraft Privilege". Overdraft Privilege is an overdraft protection service for all Westbank checking customers. Westbank will honor overdrafts up to a pre-determined limit based on type of checking account. Management anticipates that these new services will increase non-interest income over the next year.

The Corporation is planning to relocate its Southwick, Massachusetts, branch. Construction has started on our new branch and we anticipate opening its doors during the second quarter of 2006. The location of this new branch is expected to expand our market penetration in Southwick and the surrounding areas. It is anticipated that the customers from our smaller existing Southwick branch will be moved into this new location. The Corporation continues to look at new areas for expansion and increased market share with an emphasis on northern Connecticut and the Worcester, Massachusetts area.

In August 2005, the Corporation closed its branch located at 1 East Silver Street in Westfield, Massachusetts. The majority of the customers from the closed branch have been incorporated into the Corporation's branch located at 10 Broad Street, Westfield, Massachusetts.

SUMMARY OF RESULTS

The Corporation reported earnings of $5,105,000 or $1.05 per diluted share in 2005 as compared to earnings of $4,611,000 or $0.95 per diluted share during 2004. The increase in 2005 earnings includes an increase in net interest income of $129,000 and an increase in non-interest income of $569,000 as compared to 2004.

Balance sheet growth during 2005 was strong with assets totaling $808,707,000 at December 31, 2005 as compared to $756,441,000 at December 31, 2004. Investment securities increased $55,602,000 and deposits increased $9,327,000 year over year with loans decreasing $6,753,000 during 2005. The decrease in loans was primarily due to a decrease in residential real estate loans of $23,270,000 for the year. Residential real estate loans decreased during 2005 primarily as the result of loan sales of approximately $47,400,000 of fixed-rate long-term residential mortgages. Despite the decrease in overall loans, commercial real estate loans increased approximately $17,900,000 or 15% over year-end 2004. In this rising interest rate environment, the Corporation has increased its emphasis on commercial real estate loans.

Westbank Corporation and Subsidiaries

DISCUSSION OF MARKET RISK

Market risk is the risk of loss due to adverse changes in market prices and rates. The Corporation's primary market risk is its exposure to interest rate risk, which is inherent in its lending, investing and deposit activities. The management of interest rate risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to interest rate risk management, concentrates on fundamental strategies to structure its balance sheet including the composition of its assets and liabilities. Its approach reflects managing interest rate risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts, as well as a combination of fixed and variable rate deposit products and borrowed funds. The Corporation does not utilize interest rate futures, swaps or options transactions.

The Corporation seeks to control its interest rate risk exposure in a manner that allows for adequate levels of earnings and capital over a range of possible interest rate environments. Changes in interest rates can either positively or negatively affect our results of operations depending on the current position of the Corporation. The Corporation has adopted formal policies and procedures to monitor and manage interest rate risk exposure. The corporate policy includes required limits on the sensitivity of net interest income under various interest rate scenarios. As part of this effort, the Corporation actively manages and monitors interest rate risk through the use of a simulation model.

The Corporation is subject to certain external factors and uncertainties that are beyond the control of management. Loan prepayments and call activity on investment securities can vary widely based on current market conditions. Loan repayment periods can be significantly influenced by changes in interest rates and other factors such as strength of the regional economy and competition. The amount and types of deposits can also be subjective to changes in market conditions including prevailing interest rates. The economy is presently experiencing a level of rising interest rates. In a rising interest rate environment adjustable rate loans are preferable to fixed rate loans in that they will likely produce higher levels of interest income. Loan prepayment rates are usually lower in an increasing interest rate environment.

In order to reduce its exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. The Corporation has focused its residential lending on a combination of fixed and adjustable rate mortgages with an emphasis on shortening the weighted average maturity of its residential loan portfolio. During 2005, the Corporation sold approximately $47,400,000 of fixed-rate long-term loans and purchased approximately $19,000,000 in shorter term mortgages. The Corporation has also increased its commercial mortgage and consumer lending portfolios as these loans tend to be shorter term in nature. The Corporation purchased $2,800,000 in commercial mortgages during 2005.

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Corporation's Board of Directors. The risk exposure report contains a simulation model that measures the sensitivity of future net interest income to changes in interest rates. All changes are measured as percentage changes from projected net interest income in a flat rate scenario (base level). The estimated changes in net interest income are compared to current limits established by management and approved by the Board of Directors. The following table represents the estimated change in net interest income given a 100 or 200 basis point change in interest rates over the subsequent twelve month period:

                                             Percentage Change in
                Change in Interest Rates     Net Interest Income
                   (In Basis Points)          2005         2004
               ===================================================
                         +200                   (4.91)%      (1.00)%
                         +100                   (2.40)        0.00
                      Base Level                    -            -
                         -100                    1.83         0.00
                         -200                    0.00        (1.00)

The simulation model utilized to create the results presented above uses various assumptions regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these assumptions, which could result in significant differences in the calculated projected change.

The Corporation seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on the Corporation's earnings due to the rate of variability and short-term maturities of its earning assets.

Westbank Corporation and Subsidiaries

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

The following table presents the condensed consolidated average balance sheets for 2005, 2004 and 2003. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table. Yields and costs are derived by dividing interest income by the average balance of interest-earning assets and interest expense by the average balance of interest-bearing liabilities for the periods shown. Average balances are derived from actual daily balances over the periods indicated. Interest income includes fees earned from making changes in loan rates and terms and fees earned when real estate loans are prepaid or refinanced.

                                               2005                                2004                              2003
                                                        Average                             Average                         Average
                                             Interest    Yield/                  Interest    Yield/               Interest   Yield/
                                  Average     Income/     Rate      Average      Income/      Rate     Average     Income/   Rate
(Dollars in Thousands)            Balance     Expense     Paid      Balance      Expense      Paid     Balance     Expense   Paid
===================================================================================================================================
ASSETS
Securities:
  U.S. Treasury                 $        -   $       -         -%  $      411   $        1      0.24% $      107  $      -        -%
  Federal agencies                 275,792      12,542      4.55      247,332       11,672      4.72     132,227     6,855     5.18
  Tax exempt federal (a)             1,538          85      5.53        1,933           80      4.14       1,514        77     5.09
  Other securities                   7,096         345      4.86        8,524          291      3.41       7,979       235     2.95
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                   284,426      12,972      4.56      258,200       12,044      4.66     141,827     7,167     5.05
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
  temporary investments                  -           4         -           35            1      2.86         117         1     0.85
-----------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
  Commercial                        66,315       4,225      6.37       62,492        3,406      5.45      62,300     3,406     5.47
  Leases                            11,497         639      5.56        9,904          624      6.30       7,133       538     7.54
  Tax exempt federal (a)            10,319         691      6.70       11,332          616      5.44       9,364       554     5.92
  Real estate                      276,126      16,561      6.00      275,455       16,579      6.02     315,256    20,552     6.52
  Home equities                     32,441       1,845      5.69       29,819        1,394      4.67      26,471     1,289     4.87
  Consumer                          44,561       2,146      4.82       43,862        2,175      4.96      39,241     2,293     5.84
-----------------------------------------------------------------------------------------------------------------------------------
  Total loans                      441,259      26,107      5.92      432,864       24,794      5.73     459,765    28,632     6.23
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                     217           7      3.23        6,962          100      1.44      18,312       168     0.92
-----------------------------------------------------------------------------------------------------------------------------------
Total earning assets               725,902   $  39,090      5.39%     698,061   $   36,939      5.29%    620,021  $ 35,968     5.80%
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses           (4,479)                            (4,357)                            (5,033)
Cash and due from banks             12,387                             12,904                             13,823
Other assets                        32,771                             32,270                             29,191
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                    $  766,581                         $  738,878                         $  658,002
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing deposits:
  Savings                       $   85,680         315      0.37%  $   96,844   $      478      0.49% $   98,934  $    674     0.68%
  Money market                      20,832         203      0.97       36,507          402      1.10      38,174       453     1.19
  NOW accounts                      56,471         792      1.40       31,372           82      0.26      30,625        61     0.20
  Negotiated rate
   certificates                     80,587       2,697      3.35       66,272        1,988      3.00      54,446     1,785     3.28
  Other time deposits              262,891       8,127      3.09      262,258        7,615      2.90     240,355     7,794     3.24
-----------------------------------------------------------------------------------------------------------------------------------
  Total time deposits              506,461      12,134      2.40      493,253       10,565      2.14     462,534    10,767     2.33
Borrowed funds/trust
 preferred secuties                126,238       4,092      3.24      113,887        3,709      3.26      74,169     3,318     4.47
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                       632,699   $  16,226      2.56%     607,140   $   14,274      2.35%    536,703  $ 14,085     2.62%
Demand deposits                     84,348                             84,005                             74,617
Other liabilities                    2,180                              1,909                              3,410
Stockholders' equity                47,354                             45,824                             43,272
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity           $  766,581                         $  738,878                         $  658,002
===================================================================================================================================
Net interest income (tax
 equivalent basis)                           $  22,864                          $   22,665                        $ 21,883
Interest rate spread (c)                                    2.83%                               2.94%                          3.18%
Net interest margin (d)                                     3.15                                3.25                           3.53
Deduct tax equivalent
 adjustment                                        200                                 130                             116
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                          $  22,664                          $   22,535                        $ 21,767
===================================================================================================================================

(a) Tax equivalent basis. Interest income on non-taxable investment securities and loans includes the effects of the tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.
(b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.
(c) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(d) Net interest margin represents net interest income (tax equivalent) divided by average interest-earning assets.

Westbank Corporation and Subsidiaries

RATE/VOLUME ANALYSIS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis at 34%), interest expense and net interest income and changes therein for 2005 as compared with 2004 and 2004 as compared with 2003. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to: (1) changes in volume (change in volume multiplied by the prior rate), (2) changes in rate (change in rate multiplied by the prior volume), and
(3) the net change. The changes attributable to both changes in volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                       2005 Compared with 2004                             2004 Compared with 2003
-----------------------------------------------------------------------------------------------------------------------------------
                                               Increase        Due to                               Increase         Due to
(Dollars in Thousands)    2005       2004     (Decrease)  Volume    Rate       2004      2003      (Decrease)   Volume       Rate
===================================================================================================================================
Interest earned:
  Securities:
  U.S. Treasury         $       -  $       1  $      (1) $    (1) $      -   $      1  $       -   $        1  $      -   $       1
  Federal agencies         12,542     11,672        870    1,306      (436)    11,672      6,855        4,817     5,482        (665)
  Tax exempt federal           85         80          5      (18)       23         80         77            3        19         (16)
  Other securities            345        291         54      (55)      109        291        235           56        17          39
Interest-bearing cash           4          1          3        2         1          1          1            -        (1)          1
Loans:
  Commercial                4,225      3,406        819      218       601      3,406      3,406            -        10         (10)
  Leases                      639        624         15       94       (79)       624        538           86       185         (99)
  Tax exempt federal          691        616         75      (59)      134        616        554           62       110         (48)
  Real estate              16,561     16,579        (18)      40       (58)    16,579     20,552       (3,973)   (2,471)     (1,502)
  Home equity               1,845      1,394        451      130       321      1,394      1,289          105       158         (53)
  Consumer                  2,146      2,175        (29)      34       (63)     2,175      2,293         (118)      252        (370)
Federal funds sold              7        100        (93)    (150)       57        100        168          (68)     (135)         67
-----------------------------------------------------------------------------------------------------------------------------------

Total interest earned      39,090     36,939      2,151    1,541       610     36,939     35,968          971     3,626      (2,655)
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Savings                     315        478       (163)     (51)     (112)       478        674         (196)      (14)       (182)
  Money market                203        402       (199)    (157)      (42)       402        453          (51)      (19)        (32)
  NOW accounts                792         82        710      110       600         82         61           21         2          19
  Negotiated rate
   certificates             2,697      1,988        709      462       247      1,988      1,785          203       364        (161)
  Other time deposits       8,127      7,615        512       18       494      7,615      7,794         (179)      676        (855)
  Borrowed funds            4,092      3,709        383      400       (17)     3,709      3,318          391     1,456      (1,065)
-----------------------------------------------------------------------------------------------------------------------------------

Total interest expense     16,226     14,274      1,952      782     1,170     14,274     14,085          189     2,465      (2,276)
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income
 (tax equivalent
  basis)                $  22,864  $  22,665  $     199  $   759  $   (560)  $ 22,665  $  21,883   $      782  $  1,161   $    (379)
===================================================================================================================================

Net interest income for 2005 increased to $22,864,000, up 0.88% from $22,665,000 in 2004. A 3.99% increase in average earning assets and a 10 basis point increase in average rate of return resulted in an increase in volume of $1,541,000 and an increase in rate of $610,000. An increase of 4.21% in average interest-bearing liabilities and a 21 basis point increase in average rate of interest paid contributed to an increase in volume of $782,000 and an increase in rate of $1,170,000.

Net interest income for 2004 increased to $22,665,000, up 3.57% from $21,883,000 in 2003. A 12.59% increase in average earning assets and a 51 basis point decrease in average rate of return resulted in an increase in volume of $3,626,000 and a decrease in rate of $2,655,000. An increase of 13.12% in average interest-bearing liabilities and a 27 basis point decrease in average rate of interest paid contributed to an increase in volume of $2,465,000 and a decrease in rate of $2,276,000.

Westbank Corporation and Subsidiaries

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to the Corporation's ability to generate adequate amounts of cash to fund loan originations, security purchases, deposit withdrawals, dividends on the Corporation's common stock and amounts due under the junior subordinated debentures. The Corporation's liquidity position is monitored by the Asset/Liability Committee, based on policies approved by the Board of Directors. The Committee meets regularly to review and direct the Bank's investment, lending and deposit-gathering activities. Liquidity management requires close scrutiny of the mix and maturity of deposits, borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities available for sale, as compared to deposits and borrowings, are used by the Corporation to compute its liquidity on a daily basis. Management of the Corporation believes that its current liquidity is sufficient to meet current and anticipated funding needs.

In addition to cash flow from loan and securities payments and prepayments, as well as from sales of available-for-sale securities and mortgage loans, the Corporation has significant borrowing capacity available to fund liquidity needs. During 2005, the Corporation increased its utilization of borrowings as a cost efficient addition to deposits as a source of funds. The average balance of borrowings for 2005 and 2004 were $108,599,000 and $96,360,000 respectively. The Corporation's borrowings to date have consisted primarily of advances from the Federal Home Loan Bank of Boston, of which the Bank is a member. Under terms of the Collateral Agreement with the Federal Home Loan Bank, the Bank pledges residential mortgage loans, federal agencies and mortgage-backed securities, as well as the Bank's stock in the Federal Home Loan Bank, as collateral for such transactions.

At December 31, 2005, the Corporation maintained cash and cash equivalents and investments available for sale totaling $186,006,000, representing 23% of total year-end assets, versus $169,000,000 or 22% of total assets at December 31, 2004.

The following tables summarize the Corporation's contractual obligations, as well as commitments to fund loans.

December 31, 2005                                                                                       Due in Over
(Dollars in Thousands)                       Due in 1 Year     Due in 1-3 Years     Due in 3-5 Years      5 Years          Total
=================================================================================================================================
Contractual Obligations
  Total borrowings                             $  80,483          $  11,701            $  10,270         $  36,000      $ 138,454
  Junior subordinated debentures                       -                  -               17,526                 -         17,526
  Annual rental commitments
   under non-cancellable leases                      309                449                  242                22          1,022
---------------------------------------------------------------------------------------------------------------------------------
                                               $  80,792          $  12,150            $  28,038         $  36,022      $ 157,002
=================================================================================================================================
                                               Expires in         Expires in            Expires in      Expires in
(Dollars in Thousands)                           1 Year            1-3 Years             3-5 Years     Over 5 Years       Total
=================================================================================================================================
Commitments
  Commitments to extend credit                 $  21,338          $       -            $       -         $       -      $  21,338
  Commitments to purchase loans                    3,072                  -                    -                 -          3,072
  Loan sales commitments                             440                  -                    -                 -            440
  Undisbursed portion of loans in
   process and unused portions
   of lines of credit                             45,031              2,252                1,912            26,198         75,393
---------------------------------------------------------------------------------------------------------------------------------
                                               $  69,881          $   2,252            $   1,912         $  26,198      $ 100,243
=================================================================================================================================

The loan sales commitment of $440,000 represents loans not originated at December 31, 2005. At December 31, 2005, the Corporation had certificates of deposit maturing within the next 12 months amounting to $229,220,000. Based on historical experience, the Corporation anticipates that a significant portion of the maturing certificates of deposit will be renewed with the Corporation.

Westbank Corporation and Subsidiaries

On September 20, 2004, the Corporation completed a private placement of an aggregate of $17,000,000 of trust preferred securities through two newly-formed Delaware trust affiliates, Westbank Capital Trust II ("Trust II") and Westbank Capital Trust III ("Trust III") (collectively, "the Trusts"), as part of a pooled transaction with several other financial institutions. As part of this transaction, the Corporation issued an aggregate principal amount of $8,763,000 of floating rate junior subordinated deferrable interest debentures to Trust II, which debentures bear an interest rate that resets quarterly at 3-month LIBOR plus 2.19% and an aggregate principal amount of $8,763,000 of fixed/floating rate junior subordinated deferrable interest to Trust III, which debentures bear an initial interest rate of 5.98% until December 2009, at which time they will be reset quarterly at 3-month LIBOR plus 2.19%. These debentures were each issued pursuant to the terms on an Indenture dated September 20, 2004 between the Corporation and Wilmington Trust Corporation as Trustee. The debentures obligate the Corporation to pay interest on their principal sum quarterly in arrears on March 20, June 20, September 20 and December 20 of each year. The Corporation has the right to defer these interest payments for up to 20 consecutive quarterly periods. The debentures mature on September 20, 2034 but may be redeemed by the Corporation, in whole or in part, beginning on September 20, 2009, or in whole within 120 days of the occurrence of certain special redemption events. Special redemption events relate to the regulatory capital treatment of the issuances, the Trust not being deemed investment companies and the non-occurrence of certain tax events. The proceeds were used to redeem the security issued by Westbank Capital Trust I, as discussed in Note 7 of the Consolidated Financial Statements.

Capital guidelines issued by the Federal Reserve Board require the Corporation to maintain certain capital ratios. As of December 31, the Corporation's regulatory capital ratios were as follows:

                                                   2005     2004     2003
                                                   -----    -----    -----
Tier 1 leverage capital (to average assets)         7.19%    7.35%    7.65%
Tier 1 risk-based capital (minimum required 4%)    11.58    11.82    11.71
Total risk-based capital (minimum required 8%)     12.88    13.04    13.24

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

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation does not have any off-balance-sheet arrangements that have or are reasonable likely to have a current or future effect on the Corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. The Corporation's primary financial instruments with off-balance-sheet risk are limited to loan servicing for others, obligations to fund loans to customers pursuant to existing commitments and commitments to sell mortgage loans through loan sales agreements.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

Total assets were $808,707,000 at December 31, 2005, an increase of $52,266,000 or 6.9% from $756,441,000 at December 31, 2004. The Corporation's investment portfolio increased 20.8% to $323,431,000 at the end of 2005 from $267,829,000 at the end of 2004. Net loans totaled $428,260,000 at December 31, 2005, a decrease of $6,753,000 from $435,013,000 at December 31, 2004.

Commercial real estate and commercial and industrial loans, including commercial construction loans, increased by $16,767,000, or 9%, to $206,137,000 at December 31, 2005 from $189,370,000 at December 31, 2004. The Corporation purchased approximately $2,800,000 in commercial mortgages during 2005. These commercial mortgages are guaranteed by the United States Department of Agriculture.

Westbank Corporation and Subsidiaries

Residential real estate loans, including residential construction loans, decreased by $23,270,000, or 14.4%, to $138,635,000 at December 31, 2005 from
$161,906,000 at December 31, 2004. The primary driver for the decrease in residential real estate loans is the sale of approximately $47,400,000 of fixed-rate, long-term mortgages during 2005. This decrease is offset by a purchase of approximately $19,000,000 in shorter-term mortgages during the second quarter of 2005. The 2005 sales and purchase of loans were part of the Corporation's efforts to reduce its exposure to interest rate risk.

Indirect auto loans increased by $2,139,000, or 5.6%, to $40,149,000 at December 31, 2005 from $38,010,000 at December 31, 2004. Indirect auto loans are included in consumer loans.

Deposits increased during 2005 by $9,327,000 or 1.6% versus December 31, 2004 and totaled $599,359,000 at December 31, 2005. Deposit growth has become increasingly challenging in the current competitive market place. NOW accounts increased by $17,398,000 or 40.6% from December 31, 2004 to December 31, 2005. This increase is primarily attributed to the introduction of the capital access account in late 2004. Capital access accounts are tiered accounts that allow the depositor increased flexibility to access their funds, while earning premium interest rates. The increase in NOW accounts was more than offset by a decrease in savings and money market accounts of 23% or $28,402,000. During the fourth quarter of 2005 the Corporation purchased approximately $21,000,000 in broker sponsored time deposits, making up the increase in time deposits for the year. These deposits provided a lower cost of funding as compared to funding asset growth through additional borrowings.

Borrowings increased by $41,100,000 during 2005 and totaled $138,454,000 at December 31, 2005 compared to $97,354,000 at December 31, 2004. The increase in borrowings was primarily due to an increase in Federal Home Loan Bank borrowings. The Corporation increased its level of borrowings in order to fund its asset growth.

Stockholders' equity totaled $47,378,000 at December 31, 2005, compared to $47,462,000 at December 31, 2004. This change was primarily due to net income of $5,105,000, which was more than offset by the purchase of common shares for the restricted stock plan totaling $1,547,000, the payment of cash dividends of $2,646,000 and an increase in the unrealized loss on securities available for sale of $1,752,000.

Westbank Corporation and Subsidiaries

COMPARISON OF OPERATING RESULTS

As of December 31, 2005, the principal earning assets of the holding company consist of a commercial bank, Westbank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2005. The significant changes are discussed in the analysis that follows the summary.

                                                                                                        Percentage
                                                                                                    Increase (Decrease)
                                                                                                     2005         2004
                                                                                                     Over         Over
(Dollars in Thousands)                                   2005           2004           2003          2004         2003
======================================================================================================================
Net interest income                                   $ 22,664       $ 22,535        $ 21,767       0.57%         3.53%
Provision for (recovery of) loan losses                    140            225            (354)    (37.78)       163.56
Non-interest income                                      4,010          3,441           4,536      16.54        (24.14)
Non-interest expense                                    19,254         19,149          17,439       0.55          9.81
Income taxes                                             2,175          1,991           3,164       9.24        (37.07)
----------------------------------------------------------------------------------------------------------------------
Net Income                                            $  5,105       $  4,611        $  6,054      10.71%       (23.84)%
======================================================================================================================

NET INCOME

Net income for 2005 of $5,105,000, or $1.08 per share basic and $1.05 per share diluted, is based on a weighted average of 4,708,589 basic and 4,883,724 diluted shares outstanding, compared with net income for 2004 of $4,611,000 or $1.00 per share basic and $0.95 per share diluted based on a weighted average of 4,606,094 basic and 4,859,071 diluted shares outstanding. Net income in 2003 was $6,054,000 or $1.32 per share basic and $1.26 per share diluted based on weighted average shares of 4,597,930 basic and 4,790,081 diluted shares outstanding.

INTEREST AND DIVIDEND INCOME

The Corporation's earning assets include a diverse portfolio of interest-earning instruments ranging from the Corporation's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest and dividend income for 2005 was $38,890,000 as compared to $36,809,000 for 2004 and $35,852,000 for 2003. For 2005, this represents an increase of $2,081,000 or 5.7% versus 2004, while interest income increased by $957,000 or 2.7% in 2004 over 2003. The increase in 2005 is the result of an increase in average earning assets of $27,841,000 and an increase of 10 basis points in average earning interest rate. The increase in 2004 from 2003 is the result of an increase in average earning assets of $78,040,000 and a decrease of 51 basis points in average earning interest rate.

Westbank Corporation and Subsidiaries

INTEREST EXPENSE

Interest expense for 2005 on deposits and borrowings amounted to $16,226,000 as compared to $14,274,000 in 2004 and $14,085,000 in 2003. Interest expense increased by $1,952,000 or 13.7% during 2005 compared to 2004. During 2004, interest expense increased by $189,000 or 1.3% versus 2003. The 2005 increase is the result of an increase in average interest-bearing liabilities of $25,559,000 and a 21 basis point increase in the average rate of interest paid compared to 2004. The increase in 2004 is the result of an increase in average interest-bearing liabilities of $70,437,000 and a 27 basis point decrease in the average rate of interest paid compared to 2003.

NET INTEREST INCOME

Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. The Corporation's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income:

(Dollars in thousands)            2005               2004            2003
===========================================================================
Total interest income           $ 38,890           $ 36,809        $ 35,852
Total interest expense            16,226             14,274          14,085
---------------------------------------------------------------------------

Net interest income             $ 22,664           $ 22,535        $ 21,767
===========================================================================

Please see the average balance sheets and net interest income analysis and the rate/volume analysis in this Management's Discussion and Analysis for a detailed analysis of interest-earning assets and interest-bearing liabilities that result in net interest income.

PROVISION FOR (RECOVERY OF) LOAN LOSSES

When determining the provision for loan losses, management evaluates several factors including new loan originations, actual and projected charge-off's, and risk characteristics inherent in the loan portfolio. The provision for loan losses brings the allowance for loan losses to a level determined appropriate by management. For 2005, the Corporation recorded a provision for loan losses of $140,000 compared with a provision of $225,000 in 2004, a decrease of $85,000. The decrease in the provision for loan losses during 2005 was a result of a reduction of impaired loans and an improvement in the asset quality of the remainder of the portfolio. A decrease in total loan volume also played a role in the decrease of the provision. The increase in the provision for loan losses during 2004 as compared to 2003 is attributable to the overall mix and asset quality of the overall loan portfolio. During 2003, the Corporation recorded a recovery of a provision of $354,000. The recovery of loan losses during 2003 is attributable to the overall mix, asset quality and a decline in the size of the overall loan portfolio. Based on these facts, management determined that a decrease in the provision was warranted for 2003.

NON-INTEREST INCOME

Non-interest income was $4,010,000 for the year-ended December 31, 2005, an increase of $569,000 over $3,441,000 for 2004. Gains on the sale of loans and securities available for sale were $470,000 higher in 2004 than in 2005. The 2004 gains on the sale of loans and securities available for sale were partially offset by a write-down of $628,000 related to investment securities that were deemed other-than temporarily impaired in 2004. Non-interest income also reflects an increase in Trust Department earnings of $50,000 for the year-ended December 31, 2005 as compared to prior year. The increase in other non-interest income for the year ended 2005 versus 2004 reflects an increase in ATM and debit card fees of $58,000 and the addition of $86,000 generated by the Westco Financial Services Division, which was introduced in June of 2005.

Non-interest income in 2004 was $3,441,000 as compared to $4,536,000 in 2003. Non-interest income for 2004 as compared to 2003 reflects an increase in Trust Department earnings of $8,000, a decrease in service charges on deposit accounts and loan servicing income of $106,000, a decrease in gains recognized from the sale of investments of $631,000, an increase from gain on sale of mortgages of $145,000 and an increase in other non-interest income of $136,000. Non-interest income for 2004 also included a write-down totaling $628,000 related to investment securities that were deemed other-than temporarily impaired.

Westbank Corporation and Subsidiaries

NON-INTEREST EXPENSE

The components of non-interest expense are as follows:

(Dollars in Thousands)               2005              2004              2003
===============================================================================
Salaries and benefits              $ 10,908          $ 10,393          $  9,741
Occupancy                             1,411             1,192             1,221
Other non-interest expense            6,848             7,365             6,464
Other real estate owned expense          87               199                13
-------------------------------------------------------------------------------
                                   $ 19,254          $ 19,149          $ 17,439
===============================================================================

Non-interest expense was $19,254,000 in 2005, an increase of $105,000 or 0.5% versus 2004. The increase in operating expenses for 2005 is due to a combination of the following: salaries and benefits increased by $515,000, occupancy expense increased $219,000 and all other non-interest expense accounts decreased $629,000. The increase in salaries and benefits was due to annual increases in salaries and benefits. The increase in occupancy expense for the year ended December 31, 2005 compared to 2004 was primarily due to increases in the cost of utilities and building maintenance. The decrease in other non-interest expense was primarily the result of a write-off of origination costs totaling $807,000 during the third quarter of 2004. These origination costs were related to the Corporation's initial trust preferred financing, which was redeemed during the third quarter of 2004. Not including the write-off of origination costs, there was a $290,000 increase in other non-interest expense for the year ended December 31, 2005 as compared to the same period in 2004. The main drivers of the increase in other non-interest expense were higher marketing costs and audit and examination fees. The increase in marketing costs is the result of the increasingly competitive banking environment in Western Massachusetts and Connecticut.

Overall non-interest expense increased during 2004 by $1,710,000 versus 2003. During 2004, salaries and benefits increased by $652,000, occupancy expense declined $29,000 and all other non-interest expense accounts increased $1,087,000. The increase in other non-interest expense was partially related to the 2004 write-off of origination costs totaling $807,000 related to the redemption of the initial trust preferred securities.

INCOME TAXES

For the year ended December 31, 2005, the Corporation recorded a tax expense of $2,175,000 compared to 2004, when the Corporation recorded a tax expense of $1,991,000 and a 2003 tax expense of $3,164,000. The increase in tax expense for 2005 is primarily related to the increase in income before income taxes. The effective tax rate was 29.9% in 2005 versus 30.2% in 2004. The decrease in the effective tax rate was due to higher non-taxable life insurance proceeds and other tax exempt income in 2005 as compared to 2004.

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

Westbank Corporation and Subsidiaries

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Changes and Error Corrections
In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application for reporting a change in accounting principle, unless impracticable. The statement clarifies that a reporting entity shall change an accounting principle only if (a) the change is required by a newly issued accounting pronouncement or (b) the entity can justify the use of an allowable alternative accounting principle on the basis that it is preferable. SFAS No. 154 is effective for accounting changes and corrections of errors for fiscal years beginning after December 15, 2005, which is January 1, 2006 for the Corporation. The adoption of SFAS No. 154 on January 1, 2006 had no impact on the Corporation's financial condition or results of operations.

Share-Based Payment
On December 16, 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment", (SFAS No. 123(R)), which is an amendment of FASB Statements Nos. 123 and 95. The fair-value-based method of expense recognition in SFAS No. 123(R) is similar to the fair-value-based method described in SFAS No. 123 in most respects. The Corporation will be required to adopt SFAS No. 123(R) using the modified prospective method of transition because it had previously adopted the fair-value-based method of expense recognition under SFAS No. 123 on January 1, 2003. Under the modified prospective method, compensation cost is recognized on or after the effective date for the portion of awards for which the requisite service has not yet been rendered.

The Corporation adopted SFAS No. 123 (R) on January 1, 2006. The adoption of SFAS No. 123(R) did not have a material effect on the Corporation's financial condition or results of operations because the service periods for all options granted prior to the Corporation's adoption of SFAS No. 123 have been rendered.

Other-than-Temporary Impairment
At its March 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment. The effective date for the impairment measurement and recognition guidance of EITF 03-1 was delayed.

On November 3, 2005, the FASB staff issued FASB Staff Position (FSP) FSP FAS 115-1 and 124-1, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments." FSP 115-1 nullifies certain guidance set forth in EITF Issue 03-1 and references existing guidance in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FSP 115-1 also carries forward the disclosure requirements that were set forth in EITF 03-1, which had been previously implemented by the Corporation. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, with early adoption permitted. The implementation of this guidance had no material impact on the Corporation's financial condition or results of operations as the Corporation already followed the other-than-temporary impairment guidance under SFAS No. 115.

Concentration of Credit Risk
In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk." FSP SOP 94-6-1 addresses (1) the circumstances under which the terms of loan products give rise to a concentration of credit risk and (2) the disclosures or other accounting considerations that apply for entities that originate, hold, guarantee, service or invest in loan products with terms that may give rise to a concentration of credit risk. This FSP is intended to emphasize the requirement to assess the adequacy of disclosures for all lending products (including both secured and unsecured loans) and the effect of changes in market or economic conditions on the adequacy of those disclosures. This FSP indicates that possible shared characteristics for determining concentration of credit risk include borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios. The guidance for determining concentrations of credit risk is effective for interim and annual periods ending after December 19, 2005. The adoption of this FSP did not have an impact on the Corporation's financial condition or results of operations.

CONSOLIDATED BALANCE SHEETS
Westbank Corporation and Subsidiaries

December 31,
(Dollars in Thousands, Except Per Share Amounts)                            2005           2004
==================================================================================================
ASSETS
Cash and due from banks:
  Non-interest bearing                                                   $   13,899     $   12,451
  Interest bearing                                                               10             34
--------------------------------------------------------------------------------------------------
                                                                             13,909         12,485
Federal funds sold                                                               24            669
--------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                        13,933         13,154
--------------------------------------------------------------------------------------------------
Investment securities:
  Investment securities available for sale, at fair value                   172,073        155,405
  Investment securities held to maturity, at amortized cost
   (fair value of $148,582 at December 31, 2005
     and $112,158 at December 31, 2004)                                     151,358        112,424
--------------------------------------------------------------------------------------------------
  Total investment securities                                               323,431        267,829
--------------------------------------------------------------------------------------------------

Investment in Federal Home Loan Bank stock                                    6,450          6,450
Loans, net of allowance for loan losses
 of $4,199 at December 31, 2005
 and $4,356 at December 31, 2004                                            428,260        435,013
Property and equipment, net                                                   7,577          6,885
Other real estate owned                                                         630            630
Accrued interest receivable                                                   4,418          3,655
Goodwill                                                                      8,837          8,837
Bank-owned life insurance                                                     9,149          9,204
Investment in unconsolidated investee                                           526            526
Deferred income tax asset, net                                                1,471          1,477
Other assets                                                                  4,025          2,781
--------------------------------------------------------------------------------------------------
            Total assets                                                 $  808,707     $  756,441
==================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest-bearing                                                   $   84,300     $   84,758
  Interest-bearing                                                          515,059        505,274
--------------------------------------------------------------------------------------------------
  Total Deposits                                                            599,359        590,032
Borrowed funds                                                              138,454         97,354
Interest payable on deposits and borrowings                                     806            550
Junior subordinated debentures                                               17,526         17,526
Other liabilities                                                             5,184          3,517
--------------------------------------------------------------------------------------------------
  Total liabilities                                                         761,329        708,979
--------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
--------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, par value $5 per share, authorized
        100,000 shares; none issued
  Common stock, par value $2 per share, authorized
        9,000,000 shares; issued 4,780,274 shares
        in 2005 and 4,746,397 shares in 2004                                  9,560          9,493
  Unearned compensation - restricted stock                                   (1,424)        (1,652)
  Additional paid-in capital                                                 19,105         20,377
  Retained earnings                                                          22,417         19,958
  Treasury stock, at cost
        (27,317 shares at December 31, 2005
        and 28,818 shares at December 31, 2004)                                (420)          (606)
  Accumulated other comprehensive loss                                       (1,860)          (108)
--------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                 47,378         47,462
--------------------------------------------------------------------------------------------------
            Total liabilities and stockholders' equity                   $  808,707     $  756,441
==================================================================================================

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands, Except Per Share Amounts)                                   2005           2004           2003
=======================================================================================================================
Interest and dividend income:
  Interest and fees on loans                                                     $  25,927     $   24,679     $  28,529
  Interest and dividend income from securities                                      12,952         12,029         7,154
  Interest from interest-bearing cash equivalents
   and federal funds sold                                                               11            101           169
-----------------------------------------------------------------------------------------------------------------------
    Total interest and dividend income                                              38,890         36,809        35,852
-----------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                                              12,134         10,565        10,767
  Interest on borrowed funds                                                         4,092          3,709         3,318
-----------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                          16,226         14,274        14,085
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                                                 22,664         22,535        21,767
Provision for (recovery of) loan losses                                                140            225          (354)
-----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for (recovery of) loan losses                   22,524         22,310        22,121
-----------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Trust                                                                                699            649           641
  Service charges on deposits                                                        1,010          1,012         1,137
  Other-than-temporary impairment of investment securities                               -           (628)            -
  Gain on sale of securities available for sale                                         96            507         1,138
  Life insurance proceeds                                                              455            215             -
  Gain on sale of loans                                                                419            478           333
  Other non-interest income                                                          1,331          1,208         1,287
-----------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                        4,010          3,441         4,536
-----------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and benefits                                                             10,908         10,393         9,741
  Depreciation and amortization                                                        714            724           734
  Data processing                                                                    1,765          1,762         1,771
  Marketing                                                                            742            573           628
  Audits and examinations                                                              604            435           200
  Supplies                                                                             307            339           312
  Occupancy                                                                          1,411          1,192         1,221
  Other real estate owned                                                               87            199            13
  Other non-interest expense                                                         2,716          3,532         2,819
-----------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                      19,254         19,149        17,439
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                           7,280          6,602         9,218
Provision for income taxes                                                           2,175          1,991         3,164
-----------------------------------------------------------------------------------------------------------------------
    Net income                                                                   $   5,105     $    4,611     $   6,054
=======================================================================================================================
Earnings per share
  Basic                                                                          $    1.08     $     1.00     $    1.32
  Diluted                                                                             1.05           0.95          1.26
=======================================================================================================================

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Westbank Corporation and Subsidiaries


                                Common Stock      Unearned                                                 Accumulated
                            ------------------- Compensation  Additional                   Treasury Stock     Other
Dollars in Thousands,                     Par    Restricted     Paid-In   Retained   -------------------- Comprehensive
Except Share Data             Shares     Value     Stock        Capital   Earnings    Shares     Amount   Income (Loss)     Total
===================================================================================================================================
Balance January 1, 2003      4,523,480 $  9,047 $          -  $   14,497  $  18,780   155,705 $   (2,091) $       2,379  $   42,612
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    6,054                                           6,054
Cash dividends declared
 ($.48 per share)                                                            (2,110)                                         (2,110)
Issuance of shares for
 stock option plan                                                  (278)             (54,850)       744                        466
Issuance of shares for
 dividend reinvestment
 and stock purchase
 plan                                                                105              (42,305)       559                        664
Purchase of common stock                                                               55,682       (904)                      (904)
Change in unrealized
 gain (loss) on
 securities available
 for sale                                                                                                        (1,707)     (1,707)
Stock option compensation                                             95                                                         95
Income tax benefit from
 exercise of non-qualified
 stock options                                                       105                                                        105
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2003    4,523,480    9,047                   14,524     22,724   114,232     (1,692)           672      45,275
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    4,611                                           4,611
Cash dividends declared
 ($.56 per share)                                                            (2,561)                                         (2,561)
Issuance of shares for
 stock option plan                                                  (611)             (92,847)     1,369                        758
Issuance of shares for
 dividend reinvestment and
 stock purchase plan                                                 126              (34,076)       561                        687
Change in unrealized gain
 (loss) on securities
 available for sale                                                                                                (780)       (780)
Purchase of common stock                                                               41,395       (842)                      (842)
Income tax benefit from
 exercise of non-qualified
 stock options                                                       182                                                        182
Stock option compensation                                             11                                                         11
Issuance of restricted stock                          (1,785)      1,785                                                          -
Amortization of unearned
 compensation                                            133                                                                    133
 5% common stock dividend      222,917      446                    4,360     (4,816)      114         (2)                       (12)
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2004    4,746,397    9,493       (1,652)     20,377     19,958    28,818       (606)          (108)     47,462
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    5,105                                           5,105
Cash dividends declared
 ($.56 per share)                                                            (2,646)                                         (2,646)
Issuance of shares for
 stock option plan                                                  (216)             (15,458)       326                        110
Issuance of shares for
 dividend reinvestment and
 stock purchase plan            33,877       67                      443              (11,478)       243                        753
Purchase of common stock                                                               25,435       (383)                      (383)
Change in unrealized gain
 (loss) on securities
 available for sale                                                                                              (1,752)     (1,752)
Acquisition of common
 stock held in trust for
 Restricted Stock Plan                                            (1,547)                                                    (1,547)
Income tax benefit from
 exercise of non-qualified
 stock options                                                        48                                                         48
Amortization of unearned
 compensation                                            228                                                                    228
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2005    4,780,274 $  9,560 $     (1,424) $   19,105  $  22,417    27,317 $     (420) $      (1,860) $   47,378
===================================================================================================================================

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,
(Dollars in Thousands)                                              2005         2004         2003
=====================================================================================================
Net income                                                       $    5,105   $    4,611   $    6,054
-----------------------------------------------------------------------------------------------------
Unrealized loss on securities available for sale,
      net of income tax benefit of $977 in 2005,
      $479 in 2004 and $495 in 2003                                  (1,695)        (858)        (960)
Less: reclassification adjustment for (gains) losses
      included in net income, net of income tax expense
      (benefit) of $39 in 2005, $(43) in 2004 and $391 in 2003          (57)          78         (747)
-----------------------------------------------------------------------------------------------------
Other comprehensive loss                                             (1,752)        (780)      (1,707)
-----------------------------------------------------------------------------------------------------
Comprehensive income                                             $    3,353   $    3,831   $    4,347
=====================================================================================================

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries

Years ended December 31,
(Dollars in Thousands)                                                               2005         2004         2003
======================================================================================================================
Operating activities:
      Net income                                                                  $    5,105   $    4,611   $    6,054
      Adjustments to reconcile net income to net
        cash provided by operating activities:
                  Provision for (recovery of) loan losses                                140          225         (354)
                  Write-down of other real estate owned held for sale                      -           76            -
                  Depreciation and amortization                                          714          724          734
                  Net amortization of premiums and discounts
                        of investments and loans                                           5         (117)         (94)
                  Loan originations - available-for-sale                              (2,710)      (6,630)        (827)
                  Proceeds from sale of available-for-sale loans                       2,709        6,707          838
                  Gain on sale of securities                                             (96)        (507)      (1,138)
                  Other-than-temporary impairment of investment securities                 -          628            -
                  Gain on sale of loans                                                 (419)        (478)        (333)
                  Loss (gain) on sale of other assets                                      4           (4)           -
                  Increase in cash surrender value of bank-owned life insurance         (312)        (322)        (370)
                  Excess bank-owned life insurance proceeds over book value             (455)        (215)           -
                  Deferred income taxes                                                1,016         (341)      (1,719)
                  Stock compensation                                                     228          144           95
            Income tax benefit from exercise of non-qualified stock options               48          182          105
            Changes in assets and liabilities
                  Accrued interest receivable                                           (763)        (475)        (143)
                  Other assets                                                        (1,268)         455       (2,001)
                  Accrued interest payable on deposits and borrowings                    256          (25)         (90)
                  Other liabilities                                                    1,667          965         (176)
----------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                            5,869        5,603          581
======================================================================================================================
Investing activities:
      Securities:
            Held to maturity:
                  Purchases                                                          (50,946)    (127,205)           -
                  Proceeds from maturities and principal payments                     11,990       15,068          186
            Available for sale:
                  Purchases                                                          (28,622)     (82,607)    (217,627)
                  Proceeds from sales                                                  1,918       42,220       50,885
                  Proceeds from maturities and principal payments                      7,341      119,957       83,141
      Purchases of Federal Home Loan Bank stock                                            -         (872)      (1,319)
      Purchases of property and equipment                                             (1,406)        (860)        (897)
      Proceeds from sale of other assets                                                  24            4            -
      Proceeds from bank-owned life insurance                                            822          538            -
      Purchase of loans                                                              (21,831)           -            -
      Proceeds from loan sales                                                        44,630       17,094       38,509
      Net increase in loans                                                          (15,724)     (16,366)     (24,666)
----------------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                              (51,804)     (33,029)     (71,788)
======================================================================================================================
Financing activities:
      Net increase (decrease) in deposits                                              9,327       52,722      (25,293)
      Net increase (decrease) in short-term borrowings                                37,442       (9,517)      31,645
      Proceeds from long-term borrowings                                              20,000       12,500       50,000
      Repayment of long-term borrowings                                              (16,342)     (27,833)     (15,833)
      Proceeds from exercise of stock options, stock
       purchase plan and dividend reinvestment                                           863        1,445        1,130
      Proceeds of junior subordinated debentures                                           -       17,526            -
      Repayment of junior subordinated debentures                                          -      (17,526)           -
      Purchase of common stock                                                        (1,930)        (854)        (904)
      Dividends paid                                                                  (2,646)      (2,561)      (2,110)
----------------------------------------------------------------------------------------------------------------------
                  Net cash provided by financing activities                           46,714       25,902       38,635
======================================================================================================================
Increase (decrease) in cash and cash equivalents                                         779       (1,524)     (32,572)
Cash and cash equivalents at beginning of year                                        13,154       14,678       47,250
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $   13,933   $   13,154   $   14,678
======================================================================================================================
Cash paid during the year:
      Interest on deposits and other borrowings                                   $   15,970   $   14,299   $   13,995
      Income taxes                                                                     1,187        1,803        5,882
Supplemental disclosure of cash flow information:
      Securitization of loans into mortgage-backed securities                              -            -       26,079
      Transfers of loans to other real estate owned                                        -          574            -
      Unrealized loss on securities available for sale, net of taxes                  (1,752)        (780)      (1,707)
      Transfer of loans to loans held for sale                                        44,682       16,893       38,328

          See accompanying notes to consolidated financial statements.

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

NATURE OF BUSINESS

As of December 31, 2005, the Corporation, a bank holding company, provides financial services through its wholly-owned subsidiary, Westbank, a commercial bank and trust company (the "Bank") with 17 offices located in Massachusetts and Connecticut. A full range of retail banking services is furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominantly located in western and central Massachusetts and northeastern Connecticut.

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

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Westbank, and its subsidiaries, Park West Securities Corporation and PWB&T Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of securities and impairment of goodwill and investment securities. Actual results could differ significantly from these estimates. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Corporation's allowance for losses on loans, the valuation of securities and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowance or other valuation adjustments based on their judgments about information available to them at the time of their examination.

Westbank Corporation and Subsidiaries

CASH AND CASH EQUIVALENTS

The Corporation classifies cash and due from banks and federal funds sold on an overnight basis to be cash and cash equivalents. At December 31, 2005, the Corporation had $1,096,000 on deposit with the Federal Reserve Bank and other financial institutions pursuant to compensatory balance arrangements or other requirements.

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

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is based on the SFAS No. 114 analysis and a formula-based allowance that incorporates the Corporation's loan loss history, among other factors. For the SFAS No. 114 analysis, on a quarterly basis the Corporation performs an internal review of the loan portfolio and identifies required allowance allocations targeted to recognized problem loans that, in the opinion of management, have probable loss exposure or uncertainties relative to the depth of the collateral on these same loans. In addition, the Corporation maintains a formula-based allowance that is computed from the overall mix of the remainder of the loan portfolio and the loss history of each loan category. The formula-based allowance methodology is based on a range of estimated loss percentages based on loan type. The amount of the recorded allowance within the formula range is based on management's evaluation of relevant qualitative factors (e.g. local area economic statistics) and the percentage of loan loss allowance to aggregate loans. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

The formula allowance allocation is calculated by applying loss factors to outstanding loans by loan category. Loss factors are based on various factors, including historical loss experience. The allowance allocation also incorporates general business and economic conditions, credit quality trends, loan concentrations, industry conditions within portfolio segments and overall delinquency levels.

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

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income. At December 31, 2005 and 2004, the mortgage servicing asset totaled $890,000 and $755,000 respectively, for which there was no valuation allowance.

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

PENSION PLAN

The Corporation has a defined contribution pension and a 401K plan covering substantially all employees. The Corporation funds these plans based on applicable federal tax laws. In addition, the Corporation has a supplemental retirement plan for certain executive officers and directors' that is accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The Corporation funds the supplemental retirement plan as benefits become payable.

Westbank Corporation and Subsidiaries

STOCK DIVIDEND

On April 12, 2004, the Corporation announced a five percent (5%) stock dividend, payable to shareholders of record May 12, 2004. As a result of the stock dividend, all earnings-per-share data for 2004 and 2003 was adjusted retroactively in accordance with SFAS No. 128, "Earnings per Share." Shares outstanding for 2004 and 2003 have also been restated to reflect the May 18, 2004 stock dividend.

STOCK-BASED COMPENSATION

Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", prospectively for all employee awards granted, modified or settled after January 1, 2003, as permitted by SFAS No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure." In accordance with SFAS No. 123, the Corporation expensed the cost of the stock-based employee compensation for all new employee awards granted subsequent to January 1, 2003.

EARNINGS PER SHARE

Basic earnings per share is the result of dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the year. For the years ended December 31, 2005 and 2004, there were 88,900 and 100,905 potentially dilutive common shares, respectively, excluded from the dilutive earnings-per-share calculation because their effect was anti-dilutive. There were no anti-dilutive common stock equivalents excluded from the weighted average number of common shares outstanding in 2003.

GOODWILL

The Corporation accounts for its goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, the Corporation is required to perform an impairment analysis on an annual basis and when other indicators are present. The Corporation uses a December 31 measurement date for its annual impairment test. The Corporation performed annual impairment tests as of December 31, 2005 and 2004, and determined that no impairment existed as of the valuation date, as the fair value of the Corporation's net assets exceeded the carrying value.

GUARANTEES

The Corporation has financial letters of credit that require the Corporation to make payment in the event of the customer's default, as defined in the agreements. The Corporation measures and considers recognition of the fair value of the guarantee obligation at inception. The Corporation estimates the initial fair value of the letters of credit based on the fee received from the customer. The fees collected as of December 31, 2005 were immaterial; therefore, these guarantee obligations are not reflected in the accompanying consolidated financial statements. The maximum potential undiscounted amount of future payments related to these letters of credit as of December 31, 2005 are approximately $521,000, all of which will expire within one year. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Corporation has not recorded any contingent liabilities related to these letters of credit.

TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $202,970,000 and $165,501,000 at December 31, 2005 and 2004, respectively. Trust income is recognized on an accrual basis.

Westbank Corporation and Subsidiaries

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Changes and Error Corrections
In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application for reporting a change in accounting principle, unless impracticable. The statement clarifies that a reporting entity shall change an accounting principle only if (a) the change is required by a newly issued accounting pronouncement or (b) the entity can justify the use of an allowable alternative accounting principle on the basis that it is preferable. SFAS No. 154 is effective for accounting changes and corrections of errors for fiscal years beginning after December 15, 2005, which is January 1, 2006 for the Corporation. The adoption of SFAS No. 154 on January 1, 2006 had no impact on the Corporation's financial condition or results of operations.

Share-Based Payment
On December 16, 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment", (SFAS No. 123(R)), which is an amendment of FASB Statements Nos. 123 and 95. The fair-value-based method of expense recognition in SFAS No. 123(R) is similar to the fair-value-based method described in SFAS No. 123 in most respects. The Corporation will be required to adopt SFAS No. 123(R) using the modified prospective method of transition because it had previously adopted the fair-value-based method of expense recognition under SFAS No. 123 on January 1, 2003. Under the modified prospective method, compensation cost is recognized on or after the effective date for the portion of awards for which the requisite service has not yet been rendered.

The Corporation adopted SFAS No. 123(R) on January 1, 2006. The adoption of SFAS No. 123(R) did not have a material effect on the Corporation's financial condition or results of operations because the service periods for all options granted prior to the Corporation's adoption of SFAS No. 123 had been rendered.

Other-than-Temporary Impairment
At its March 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-1, "Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"), that prescribes guidance to be used to determine when an investment in debt and equity securities is considered impaired, whether the impairment is other than temporary and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment. The effective date for the impairment measurement and recognition guidance of EITF 03-1 was delayed.

On November 3, 2005, the FASB staff issued FASB Staff Position (FSP) FSP FAS 115-1 and 124-1, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments." FSP 115-1 nullifies certain guidance set forth in EITF Issue 03-1 and references existing guidance in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FSP 115-1 also carries forward the disclosure requirements that were set forth in EITF 03-1, which had been previously implemented by the Corporation. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, with early adoption permitted. The implementation of this guidance had no material impact on the Corporation's financial condition or results of operations as the Corporation already followed the other-than-temporary impairment guidance under SFAS No. 115.

Concentration of Credit Risk
In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk." FSP SOP 94-6-1 addresses (1) the circumstances under which the terms of loan products give rise to a concentration of credit risk and (2) the disclosures or other accounting considerations that apply for entities that originate, hold, guarantee, service or invest in loan products with terms that may give rise to a concentration of credit risk. This FSP is intended to emphasize the requirement to assess the adequacy of disclosures for all lending products (including both secured and unsecured loans) and the effect of changes in market or economic conditions on the adequacy of those disclosures. This FSP indicates that possible shared characteristics for determining concentration of credit risk include borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios. The guidance for determining concentrations of credit risk is effective for interim and annual periods ending after December 19, 2005. The adoption of this FSP did not have an impact on the Corporation's financial condition or results of operations.

Westbank Corporation and Subsidiaries

2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

2005
----

                                                                               Gross       Gross
                                                                Amortized   unrealized   unrealized      Fair
(Dollars in Thousands)                                             cost        gains       losses        value
================================================================================================================
Federal agency obligations                                     $   98,632   $        -   $   (1,659)  $   96,973
Mortgage-backed securities                                         52,726           37       (1,154)      51,609
----------------------------------------------------------------------------------------------------------------
                                                               $  151,358   $       37   $   (2,813)  $  148,582
================================================================================================================

2004
----

                                                                               Gross       Gross
                                                                Amortized   unrealized   unrealized      Fair
(Dollars in Thousands)                                            cost         gains       losses        value
----------------------------------------------------------------------------------------------------------------
Federal agency obligations                                     $   69,400   $      119   $     (164)  $   69,355
Mortgage-backed securities                                         43,024          135         (356)      42,803
----------------------------------------------------------------------------------------------------------------
                                                               $  112,424   $      254   $     (520)  $  112,158
================================================================================================================

During 2005, 2004 and 2003, there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 are as follows:

2005
----

                                                                               Gross       Gross
                                                                Amortized   unrealized   unrealized      Fair
(Dollars in Thousands)                                            cost         gains       losses        value
================================================================================================================
Federal agency obligations                                     $  132,733   $        2   $   (2,073)  $  130,662
Mortgage-backed securities                                         40,213           20         (913)      39,320
Municipal bonds                                                     1,554           27            -        1,581
Equity securities                                                     502           28          (20)         510
----------------------------------------------------------------------------------------------------------------
                                                               $  175,002   $       77   $   (3,006)  $  172,073
================================================================================================================

2004
----

                                                                               Gross       Gross
                                                                Amortized   unrealized   unrealized      Fair
(Dollars in Thousands)                                            cost         gains       losses        value
================================================================================================================
Federal agency obligations                                     $  114,113   $      181   $      (68)  $  114,226
Mortgage-backed securities                                         37,579           48         (432)      37,195
Municipal bonds                                                     1,556           64            -        1,620
Equity securities                                                   2,324           47           (7)       2,364
----------------------------------------------------------------------------------------------------------------
                                                               $  155,572   $      340   $     (507)  $  155,405
================================================================================================================

The Corporation recorded gross gains for 2005, 2004 and 2003 on securities available for sale totaling $96,000, $595,000 and $1,233,000, respectively. During 2004 and 2003, the Corporation also recorded gross losses totaling $88,000 and $95,000, respectively. There were no gross losses recorded on the sale of securities available for sale for the year ended December 31, 2005.

Westbank Corporation and Subsidiaries

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2005 are as follows (actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations):

                                                      Amortized      Fair
(Dollars in Thousands)                                  cost         value
============================================================================
Held to Maturity:
  Within 1 year                                      $   24,507   $   24,333
  Over 1 year to 5 years                                 37,200       36,474
  Over 5 years to 10 years                               36,925       36,166
----------------------------------------------------------------------------
                                                         98,632       96,973
  Mortgage-backed securities                             52,726       51,609
----------------------------------------------------------------------------
  Total debt securities                              $  151,358   $  148,582
============================================================================

                                                      Amortized      Fair
(Dollars in Thousands)                                  cost         value
============================================================================
Available for sale:
  Within 1 year                                      $   18,873   $   18,808
  Over 1 year to 5 years                                 58,466       57,300
  Over 5 years to 10 years                               56,613       55,796
  Over 10 years                                             335          339
----------------------------------------------------------------------------
                                                        134,287      132,243
  Mortgage-backed securities                             40,213       39,320
----------------------------------------------------------------------------
  Total debt securities                              $  174,500   $  171,563
============================================================================

At December 31, 2005, securities with a carrying amount and fair value of $53,992,000 and $52,955,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law. At December 31, 2005, there were also $34,076,000 of investment securities pledged as collateral for Federal Home Loan Bank (FHLB) borrowings.

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows.

                                                                             Less than Twelve Months     Over Twelve Months
                                                                             -----------------------   -----------------------
                                                                                Gross                    Gross
                                                                             Unrealized      Fair      Unrealized      Fair
(Dollars in Thousands)                                                         Losses        Value       Losses        Value
==============================================================================================================================
Held to maturity
  U.S. government and federal agency                                         $      882   $   67,750   $      777   $   29,223
  Mortgage-backed                                                                   513       25,775          641       16,741
------------------------------------------------------------------------------------------------------------------------------
  Total securities held to maturity                                          $    1,395   $   93,525   $    1,418   $   45,964
==============================================================================================================================

Securities available for sale
  Debt securities
    U.S. government and federal agency                                       $    1,188   $   87,771   $      885   $   37,515
    Mortgage-backed                                                                 232       11,011          681       22,799
------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                                           1,420       98,782        1,566       60,314
  Marketable equity securities                                                        -            -           20          480
------------------------------------------------------------------------------------------------------------------------------
  Total securities available for sale                                        $    1,420   $   98,782   $    1,586   $   60,794
==============================================================================================================================

Westbank Corporation and Subsidiaries

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows.

                                                                             Less than Twelve Months     Over Twelve Months
                                                                             ----------------------    -----------------------
                                                                                Gross                    Gross
                                                                             Unrealized      Fair      Unrealized      Fair
(Dollars in Thousands)                                                         Losses        Value       Losses        Value
==============================================================================================================================
Held to maturity
  U.S. government and federal agency                                         $      164   $   29,834   $        -   $        -
  Mortgage-backed                                                                   356       25,487            -            -
------------------------------------------------------------------------------------------------------------------------------
  Total securities held to maturity                                          $      520   $   55,321   $        -   $        -
==============================================================================================================================

Securities available for sale
  Debt securities
    U.S. government and federal agency                                       $       68   $   28,432   $        -   $        -
    Mortgage-backed                                                                 401       31,636           31        1,707
------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                                             469       60,068           31        1,707
  Marketable equity securities                                                        7          493            -            -
------------------------------------------------------------------------------------------------------------------------------
  Total securities available for sale                                        $      476   $   60,561   $       31   $    1,707
==============================================================================================================================

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

At December 31, 2005, the Corporation had 94 debt securities and one equity security in an unrealized loss position, with an unrealized loss of 1.91% from the securities' aggregate amortized cost. In analyzing if a decline in fair value is other than temporary in nature management considers an issuer's financial condition, whether the securities have been issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts' reports. At December 31, 2005, management has concluded that these unrealized losses relate primarily to the increase in interest rates during 2005. As the credit quality of the securities remains sound and management has the ability and intent to hold these securities until maturity or for the foreseeable future, the declines in fair value are deemed to be temporary in nature.

At December 31, 2004, management evaluated four adjustable rate securities for other than temporary impairment and determined that the impairments were other than temporary and that the declines in fair value reflected changes in short-term interest rates and the length and timing of the adjustment features. The securities were in an unrealized loss position for more than twelve months. For the year ended December 31, 2004, management recognized impairment write-downs on these four securities totaling $628,000.

Westbank Corporation and Subsidiaries

3 - LOANS, ALLOWANCE FOR LOAN LOSSES AND MORTGAGE SERVICING RIGHTS

Loans consisted of the following at December 31:

(Dollars in Thousands)                                  2005         2004
============================================================================
Commercial                                           $   64,679   $   65,849
Real estate construction                                  8,180       11,009
Real estate                                             304,593      306,580
Consumer                                                 43,041       42,562
Leases                                                   10,682       12,384
Deferred loan origination costs - net                     1,284          985
----------------------------------------------------------------------------
                                                        432,459      439,369
Allowance for loan losses                                (4,199)      (4,356)
----------------------------------------------------------------------------
                                                     $  428,260   $  435,013
============================================================================

Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                                            2005         2004         2003
===================================================================================================
Balance, beginning of year                                     $    4,356   $    4,428   $    5,111
Provision for (recovery of) loan losses                               140          225         (354)
Loans charged off                                                    (178)        (321)        (448)
Recoveries                                                             30           24          119
Transfer to accrual for losses on unfunded loan commitments          (149)           -            -
---------------------------------------------------------------------------------------------------
Balance, end of year                                           $    4,199   $    4,356   $    4,428
===================================================================================================

The aggregate principal balance of non-accrual loans was $1,583,000 and $1,614,000 at December 31, 2005 and 2004 respectively. Contractual interest income that would have been accrued on such non-accrual loans was $63,000, $36,000 and $106,000 for 2005, 2004 and 2003 respectively. No income was recognized on non-accrual loans during this period.

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in real estate values in western and central Massachusetts and northeastern Connecticut. Of the $304,593,000 in real estate loans at December 31, 2005, $167,836,000 is collateralized by 1-4 family homes. The majority of the collateral for these loans is located in the Corporation's market areas of western Massachusetts and northeastern Connecticut. Commercial real estate and real estate construction loans represented $144,936,000 in outstanding principal at December 31, 2005. These loans encompass a wider region, extending throughout Massachusetts and southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $64,679,000 at December 31, 2005 represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut. At December 31, 2004, real estate loans totaled $306,580,000, of which $190,201,000 was collateralized by 1-4 family homes, while commercial real estate and real estate construction loans totaled $127,388,000 at December 31, 2004.

There were no loans held for sale at December 31, 2005 and 2004.

Westbank Corporation and Subsidiaries

The value of loans pledged as collateral on borrowings at December 31, 2005 and 2004 was $130,925,000 and $116,219,000 respectively.

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

(Dollars in Thousands)                                  2005         2004
============================================================================

Balance at beginning of year                         $   11,388   $   10,191
  New loans granted                                      11,837        4,226
  Repayments of principal and loans sold                (10,630)      (3,029)
----------------------------------------------------------------------------
Balance at end of year                               $   12,595   $   11,388
============================================================================

Included in the aggregate loans to insiders listed above is a loan relationship with the Eastern States Exposition, a not-for-profit company. The Corporation and Bank's President and Chief Executive Officer, Donald R. Chase, is the Chairman of the Board of this not-for-profit, and the Corporation and Bank's Director G. Wayne McCary is its President and Chief Executive Officer. As of December 31, 2005, the Eastern States Exposition had indebtedness from the Bank in the principal amount of $4,335,000. This loan is collateralized primarily by real estate and was granted under the same terms, including interest rates and collateral, as similar commercial real estate loans.

At December 31, 2005 and 2004, the recorded investment in impaired loans was $339,000 and $2,762,000 respectively, of which $339,000 and $-0-, respectively, were in non-accrual status. For the years ended December 31, 2005, 2004 and 2003, the average recorded investment in impaired loans was $1,154,000, $690,000 and $767,000, respectively. As applicable, each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114. The total allowance for loan losses allocated to these impaired loans was $128,000 and $385,000 at December 31, 2005 and 2004. Interest income recognized during 2005, 2004 and 2003 on impaired loans was not significant. At December 31, 2005, the investment in impaired loans was comprised of commercial loans, for which the allowance for loan losses was determined based on the fair value of the underlying collateral.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others that are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $131,591,000, $108,276,000 and $130,852,000 at December 31, 2005, 2004 and 2003
respectively.

The fair value of the servicing rights were $1,206,000, $788,000 and $849,000 respectively at December 31, 2005, 2004 and 2003. The fair value of servicing rights was determined using discount rates ranging from 9% to 10% and prepayment speeds ranging from 9.7% to 22.7%, depending upon the stratification of the specific right.

The Corporation is required to carry mortgage servicing rights at the lower of amortized cost or fair value. At December 31, 2005 and 2004, the amortized cost was lower than the estimated fair value. At December 31, 2003, servicing rights were written down by $85,000 to fair value.

(Dollars in Thousands)                                            2005         2004         2003
===================================================================================================
Mortgage servicing rights:
Balance at beginning of year                                   $      755   $      849   $      571
  Mortgage servicing rights capitalized                               473          200          570
  Mortgage servicing rights amortized                                (338)        (294)        (207)
  Provision for loss in fair value                                      -            -          (85)
---------------------------------------------------------------------------------------------------
Balance at end of year                                         $      890   $      755   $      849
===================================================================================================

Westbank Corporation and Subsidiaries

4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                      Estimated
(Dollars in Thousands)                       2005         2004          Lives
================================================================================
Land                                      $    2,145   $    2,001              -
Buildings                                      5,123        5,243    15-40 years
Building under capital lease                     264          264       15 years
Furniture and equipment                        5,388        4,873     3-10 years
Leasehold and building improvements            3,013        2,707     5-15 years
Motor vehicles                                    99          122        3 years
--------------------------------------------------------------------------------
                                              16,032       15,210
Accumulated depreciation                       8,455        8,325
--------------------------------------------------------------------------------

Property and equipment, net               $    7,577   $    6,885
================================================================================

5 - DEPOSITS

Deposit accounts, by type, and the related average interest rates as of December 31 are summarized as follows:

                                                 Average                     Average
(Dollars in Thousands)              2005          Rate          2004          Rate
======================================================================================
Demand deposit                   $   84,300              -%  $   84,758              -%
Savings                              79,684           0.35       93,308           0.40
NOW                                  60,222           1.49       42,824           0.56
Money market                         15,375           0.92       30,153           1.05
Time deposits                       359,778           3.32      338,989           2.91
--------------------------------------------------------------------------------------
                                 $  599,359                  $  590,032
======================================================================================

As of December 31, 2005 and December 31, 2004, $98,886 and $116,211 in overdrawn demand deposit balances were reclassified as loans. In the ordinary course of business the Corporation maintains deposit relationships with its policy-making officers, directors and their affiliates. At December 31, 2005 and 2004, these related party deposits totaled $5,500,000 and $4,100,000, respectively.

At December 31, 2005, the scheduled maturities of time deposits with a fixed maturity are as follows:

(Dollars in Thousands)
=============================================================================
Year ending December 31,
      2006                                                         $  229,220
      2007                                                             80,592
      2008                                                             32,638
      2009                                                             12,568
      2010 and after                                                    4,760
-----------------------------------------------------------------------------
                                                                   $  359,778
=============================================================================

Certificates of deposit with balances greater than or equal to $100,000 were $97,251,000 and $75,446,000 as of December 31, 2005 and 2004, respectively.
Interest paid on these deposits totaled approximately $2,697,000 and $1,988,000 during 2005 and 2004, respectively.

Westbank Corporation and Subsidiaries

6 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:
(Dollars in Thousands)                                     2005         2004
===============================================================================
Securities sold under agreements to repurchase          $   13,455   $   14,085
Purchased federal funds                                     59,215       21,330
Treasury tax and loan notes                                  2,203        2,016
-------------------------------------------------------------------------------
Total short-term borrowings                             $   74,873   $   37,431
===============================================================================

The above short-term borrowings generally mature daily. Interest expense on short-term borrowings was $1,153,000, $222,000 and $84,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The following table summarizes short-term borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed.

(Dollars in Thousands)                             2005          2004
========================================================================
Balance at year-end                              $   74,873   $   37,431
Average amount outstanding                           49,314       26,468
Maximum amount outstanding at any month-end          75,114       48,559
Average interest rate for the year                     2.34%        0.84%
Average interest rate on year-end balance              3.40%        1.58%

The Corporation maintains a revolving line of credit with Bankers' Bank Northeast of $2,000,000 and a Federal Funds Agreement with Bank of America to purchase up to $6,000,000 of federal funds that are renewed annually. There were no amounts outstanding against either agreement as of December 31, 2005 or 2004. The Corporation has short-term borrowing capacity of $6,301,000 with the FHLB through its Ideal Way program that was unused at December 31, 2005 and 2004.

Advances from the FHLB are collateralized by the Corporation's holdings of FHLB stock, residential real estate loans and investment securities. The value of investment securities used as collateral on borrowings at December 31, 2005 was $34,076,000. There were no investment securities used as collateral at December 31, 2004. The value of loans pledged as collateral on borrowings at December 31, 2005 and 2004 was $130,925,000 and $116,219,000, respectively.

Long-term borrowings as of December 31 are as follows:
(Dollars in Thousands)                                                   2005                      2004
================================================================================================================
                                                                Principal                 Principal
Maturity                                                         Payments                 Payments
 Dates                                                             Due         Rate          Due         Rate
================================================================================================================
2005                                                           $        -            -%  $    4,343         4.00%
2006                                                                5,610         4.14       15,609         2.91
2007                                                                1,174         3.70        1,174         3.70
2008                                                               10,527         2.86       20,527         2.58
2009                                                                  270         3.50       10,270         2.89
2010                                                               10,000         3.80            -            -
After 2010                                                         36,000         4.07        8,000         4.59
----------------------------------------------------------------------------------------------------------------
                                                               $   63,581         3.83%  $   59,923         3.11%
================================================================================================================

The Corporation's long-term debt includes $58,000,000 of FHLB option advances. The maturities of the Corporation's option advances from the FHLB are March 2006, December 2008, September 2010, February 2011, September 2012, December 2012 and December 2015. The amounts due, with respect to their final maturities, are $2,000,000, $10,000,000, $10,000,000, $6,000,000, $10,000,000, $10,000,000
and $10,000,000. After a certain period, the FHLB has the right to call the option advances. During 2006 and 2007, the Corporation has $46,000,000 and $10,000,000 in of option advances that are eligible to be called. Interest expense on long-term borrowings totaled $1,928,000, $1,975,000 and $1,602,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Westbank Corporation and Subsidiaries

7 - TRUST PREFERRED SECURITIES

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

The Corporation raised capital to redeem the 9.60% debentures issued to Trust I by engaging in two new pooled private placements of trust preferred securities at more advantageous interest rates.

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

Capital Securities III accrues and pays distributions quarterly at an annual rate of 5.98% of the stated liquidation amount of $8,763,000 per capital security through September 20, 2009, at which time the interest rate will become the three-month LIBOR plus 219 basis points and will be adjustable every three months. The Corporation has fully and unconditionally guaranteed all of the obligations of Trust III. The guarantee covers the quarterly distributions and payments on liquidation or redemption of Capital Securities III, but only to the extent that Trust III has funds necessary to make these payments.

Capital Securities II and III are mandatorily redeemable upon the maturing of Debentures II and III on September 20, 2034 or upon earlier redemption, as provided in the Indenture. The Corporation has the right to redeem Debentures II and III, in whole or in part, on or after September 20, 2009 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

The costs of the Trust I refinancing were amortized over the original life of the debentures and, as a result of the early redemption, the Corporation recorded a charge of $807,000 for the unamortized costs in the third quarter of 2004.

Westbank Corporation and Subsidiaries

8 - INCOME TAXES

The provision for income taxes was as follows:

(Dollars in Thousands)                                            2005         2004         2003
===================================================================================================
Current provision:
  Federal                                                      $    1,052   $    2,145   $    3,905
  State                                                               107          187          978
---------------------------------------------------------------------------------------------------
    Total current                                                   1,159        2,332        4,883
---------------------------------------------------------------------------------------------------
Deferred tax provision (benefit):
  Federal                                                             756         (341)      (1,719)
  State                                                               260            -            -
---------------------------------------------------------------------------------------------------
    Total deferred                                                  1,016         (341)      (1,719)
---------------------------------------------------------------------------------------------------
Provision for income taxes                                     $    2,175   $    1,991   $    3,164
===================================================================================================

The difference between the effective tax rate and the federal statutory tax rate on income before taxes is reconciled as follows:

                                                                  2005         2004         2003
===================================================================================================
Federal statutory rate                                               34.0%        34.0%        34.0%
State income taxes, net of federal benefit                            3.3          0.8          2.4
Tax exempt income                                                    (2.3)        (0.3)        (1.9)
Bank-owned life insurance                                            (3.7)        (2.8)        (1.4)
Other                                                                (1.4)        (1.5)         1.2
---------------------------------------------------------------------------------------------------
Effective tax rate                                                   29.9%        30.2%        34.3%
===================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below.

(Dollars in Thousands)                                                         2005         2004
===================================================================================================
Deferred tax assets:
  Investment impairment                                                     $        -   $      257
  Unrealized loss on securities                                                  1,069           59
  Allowance for loan losses                                                      1,596        1,121
  Non-accrual interest                                                              15           15
  Employee benefit plans                                                           772          895
  Other                                                                              -           77
---------------------------------------------------------------------------------------------------
    Total gross deferred tax assets                                              3,452        2,424
---------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                                                     408          601
  Deferred loan fees                                                               144           37
  Mortgage servicing rights                                                        364          309
  Other                                                                          1,065            -
---------------------------------------------------------------------------------------------------
    Total gross deferred tax liabilities                                         1,981          947
---------------------------------------------------------------------------------------------------
    Deferred income tax asset, net                                          $    1,471   $    1,477
===================================================================================================

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

9 - EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the money purchase plan are based on a percentage of the respective employee's salary. Total expense for the years ended 2005, 2004 and 2003 was $395,000, $443,000 and $453,000 respectively.

The Corporation also sponsors a 401K plan. Each employee reaching the age of twenty-one (21) automatically becomes a participant of the plan. The plan provides for voluntary contributions by participants, up to 15% of compensation, subject to certain limits based on federal tax laws. The Corporation makes matching contributions up to 50% of the first 6% of compensation. The total 401K plan expense for the years ended December 31, 2005, 2004 and 2003 was $146,000, $141,000 and $130,000 respectively.

In addition, the Corporation had a supplemental defined contribution plan for certain executive officers. The defined contribution cost incurred by the Corporation related to this plan was $47,000, $77,000 and $75,000 for the years ended December 31, 2005, 2004 and 2003 respectively. This supplemental defined contribution plan was terminated in November 2005. All vested benefits accrued under this plan were paid out by the Corporation.

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

The combined cost for the defined benefit portion of the Directors and Executives Supplemental Retirement Plan includes the following components:

For the year ended December 31,                         2005         2004
============================================================================
Service cost                                         $  160,008   $  121,275
Interest cost                                           219,672      172,128
Net amortization of prior service cost                  124,938      124,938
Net actuarial loss                                       68,079            -
----------------------------------------------------------------------------
Net periodic benefit cost                            $  572,697   $  418,341
============================================================================

Westbank Corporation and Subsidiaries

The combined funded status of the defined benefit portion of the Directors and Executives Retirement Plan was as follows:

December 31,                                                                            2005              2004
=====================================================================================================================
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of year                                                       $     3,394,224    $     2,732,198
Service cost                                                                               160,008            121,275
Interest cost                                                                              219,672            172,128
Benefit payments                                                                           (10,500)                 -
Plan amendment                                                                             865,136                  -
Actuarial loss                                                                             556,621            368,623
---------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             $     5,185,161    $     3,394,224
=====================================================================================================================

PLAN ASSETS AT FAIR VALUE:
Balance at beginning of year                                                       $             -    $             -
Contributions                                                                               10,500                  -
Benefit payments                                                                           (10,500)                 -
---------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                             $             -    $             -
=====================================================================================================================

FUNDED STATUS:
Deficiency of plan assets less than projected benefit obligation                   $    (5,185,161)   $    (3,394,224)
Unrecognized net loss                                                                    1,057,130            568,588
Unrecognized prior service costs                                                         2,239,463          1,499,265
---------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                              $    (1,888,568)   $    (1,326,371)
=====================================================================================================================

Amounts recognized in the concolidated balance sheet consist of:
Accumulated benefit obligation                                                     $    (3,680,779)   $    (2,187,947)
Intangible asset                                                                         1,792,211            861,576
---------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                              $    (1,888,568)   $    (1,326,371)
=====================================================================================================================

The amortization of the prior service cost is determined using a straight-line amortization over the average remaining service period of employees and Directors expected to receive benefits under the plan.

The weighted average assumptions utilized to determine the benefit obligation and net benefit cost were as follows:

At December 31,                                                                              2005               2004
=====================================================================================================================
Discount rate                                                                                 5.75%              5.75%
Rate of increase in compensation levels                                                       5.00               5.00

The Corporation funds the Directors and Executives Supplemental Retirement Plan as benefits become payable. The expected benefit payments for the Directors and Executives Supplemental Retirement Plan through 2015 are as follows:

                                   Annual Payments
                                   ---------------
2006                               $        10,500
2007                                        23,000
2008                                        37,000
2009                                        37,000
2010                                        51,000
2011 - 2015                              2,825,000

Westbank Corporation and Subsidiaries

10 - STOCK-BASED INCENTIVE PLANS

STOCK OPTION PLANS
The Corporation has four (4) fixed stock option plans that reserve shares of common stock for executives, key employees and Directors. The 1985 Incentive Stock Option Plan offered shares of common stock to officers and key employees. All remaining options were exercised during 2004. No options are available for future grants under the 1985 Incentive Stock Option Plan.

The Cargill Directors and Officers Plan was adopted by Cargill Bank in 1992. All remaining options were exercised during 2005. No options are available for future grants.

The 1995 Directors Stock Option Plan granted options totaling 1,000 shares on February 15th of each year to qualified Directors, as determined prior to grant. Unless exercised, options expire ten (10) years after grant. As of February 15, 2005, the 1995 Directors Stock Option Plan expired. No options are available for future grants.

The 1996 Incentive Stock Option Plan for Directors and employees was established in 1996 and amended at the 2002 Annual Meeting of Shareholders. Employee options are granted at the discretion of the Board of Directors. Directors are granted options totaling 1,000 shares immediately following the Corporation's Annual Meeting each year only if the Corporation achieved a return on average equity of 12% or higher. Directors' options expire twenty (20) years after the grant date, if unexercised, while employee options expire ten (10) years after the grant date. The Directors portion of this plan has expired. A total of 20,948 options are available for future employee grants at December 31, 2005.

The following is a summary of the status of the Corporation's four stock option plans as of December 31, 2005, 2004 and 2003, and changes during the years ended on those dates. The exercise prices are equal to the market price on the date of the grant.

                                                   Weighted                      Weighted                   Weighted
                                                    Average                      Average                    Average
                                                   Exercise                      Exercise                   Exercise
                                         2005        Price            2004        Price           2003        Price
----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        562,020     $   10.81       627,080    $     10.78      638,489     $    11.05
5% stock dividend                             -             -        27,787          10.27       31,772          10.52
Granted                                       -             -         8,000          22.90       16,000          13.92
Exercised                               (15,458)         7.15       (92,847)          8.16      (54,850)          8.51
Terminated/cancelled                          -             -        (8,000)         13.92       (4,331)         11.34
----------------------------------------------------------------------------------------------------------------------
Outstanding at end of year              546,562     $   10.91       562,020    $     10.81      627,080     $    10.78
======================================================================================================================
Options exercisable at year-end         546,562                     562,020                     556,815
Weighted average fair value of
 options granted during the year                    $       -                  $      7.34                  $     5.93
======================================================================================================================

Westbank Corporation and Subsidiaries

The following table summarizes information about options outstanding at December 31, 2005.

                                                       Weighted        Weighted                          Weighted
                                 Options               Average         Average           Options         Average
       Exercise                Outstanding            Remaining        Exercise        Exercisable       Exercise
        Prices            at December 31, 2005     Contractual Life     Price     at December 31, 2005    Price
==================================================================================================================
$  6.47  to  $  7.94              87,921                 1.42         $    7.35          87,921          $   7.35
   8.17  to     9.53             104,169                 4.89              9.08         104,169              9.08
  10.89  to    12.13             326,651                 5.04             12.02         326,651             12.02
  13.25  to    13.84              19,421                 8.37             13.51          19,421             13.51
  21.81                            8,400                 8.13             21.81           8,400             21.81
------------------------------------------------------------------------------------------------------------------
$  6.47  to  $ 21.81             546,562                 4.60         $   10.91         546,562          $  10.91
==================================================================================================================

The fair value of each option granted has been estimated on the date of grant, using the binomial option-pricing model with the following weighted-average assumptions. Each grant was amortized over its vesting period. During 2004 and 2003, the Corporation recognized compensation expense of $11,000 and $95,000, respectively, related to these grants. There were no stock options granted during 2005.

Years ended December 31,             2004               2003
=============================================================
Dividend yield                       2.45%             3.12%
Expected life                     10 years          10 years
Expected volatility                    28%               48%
Risk-free interest rate              3.97%             3.35%
=============================================================

RESTRICTED STOCK PLAN

On April 21, 2004, Westbank Corporation's stockholders approved the Corporation's adoption of the 2004 Recognition and Retention Plan ("RRP"), which allows the Corporation to grant restricted stock awards to certain officers, employees and outside Directors. The RRP authorized the acquisition of not more than 92,505 shares of common stock on the open market. During 2004, the Board of Directors granted 92,505 shares of restricted stock pursuant to the RRP. Shares generally vest at a rate of 12.5% per year over 8 years, with acceleration upon retirement. Compensation expense is being amortized over the 8-year vesting period.

For the year ended December 31, 2005, the Corporation, through a Trustee, purchased all 92,505 shares of common stock for a total purchase price of $1,547,000 on the open market, pursuant to the RRP. The purchase of these shares is reflected as a reduction of stockholders' equity. These restricted common shares are held in trust until vested. On May 25, 2005, 12,005 shares of the award vested and became unrestricted shares of common stock. During 2005 and 2004, the Corporation recognized compensation expense related to the restricted stock plan totaling $228,000 and $133,000, respectively, based on the fair value of the common stock on the grant date.

The Corporation currently accelerates the recognition of compensation cost for retired employees and Directors at the date of retirement. Upon adoption of SFAS No. 123(R), for any new awards granted, the Corporation will recognize compensation expense for the period from the date of grant through the date that the employee first becomes eligible for retirement. In some cases, this will result in the recognition of compensation cost over a shorter period than the stated vesting period. Had the Corporation applied the accelerated vesting methodology in SFAS No. 123(R), additional compensation expense totaling $38,600 and $22,500 would have been recognized for the years ended December 31, 2005 and 2004 respectively.

Westbank Corporation and Subsidiaries

11 - EARNINGS PER SHARE

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects additional common shares that would have been outstanding if certain potentially dilutive common shares were issued during the year. For the year ended December 31, 2005 and 2004, there were 88,900 and 100,905, respectively, potentially dilutive common shares excluded from the following table because their effect was anti-dilutive. There were no anti-dilutive shares for the year-ended December 31, 2003. The following table sets forth the components of basic and diluted earnings per share:

                                                                      Weighted
                                                            Net        Average    Earnings
(Dollar amounts in thousands, except share data)          Income       Shares     per Share
============================================================================================
Basic Earnings Per Share:
      2005                                              $   5,105    4,708,589    $  1.08
      2004 (1)                                              4,611    4,606,094       1.00
      2003 (1)                                              6,054    4,597,930       1.32
Effect of Dilutive Option Shares:
      2005                                                  5,105      175,135       0.03
      2004 (1)                                              4,611      252,977       0.05
      2003 (1)                                              6,054      192,151       0.06
Diluted Earnings per Share:
      2005                                                  5,105    4,883,724       1.05
      2004 (1)                                              4,611    4,859,071       0.95
      2003 (1)                                              6,054    4,790,081       1.26

(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in May 2004.

12 - LEASES

The Corporation leases certain facilities under non-cancelable lease agreements. The majority of these leases are operating leases. The following is a schedule of future minimum lease payments for such non-cancelable leases as of December 31, 2005.

(Dollars in Thousands)
===========================================
2006                                $   309
2007                                    288
2008                                    161
2009                                    124
2010                                    118
After 2010                               22
-------------------------------------------
Total minimum lease payments        $ 1,022
===========================================

Included in the future minimum lease payments above are the future minimum lease payments for the Corporation's capital lease obligation. Future minimum lease payments due under this capital lease agreement are $19,100 in 2006, $17,200 in 2007, $15,300 in 2008, $13,100 in 2009 and $4,800 in 2010. These future minimum lease payments include interest of $8,200 in 2006, $6,300 in 2007, $4,400 in 2008, $2,200 in 2009 and $250 in 2010.

Rent expense for 2005, 2004 and 2003 was $373,000, $388,000 and $359,000
respectively.

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

The following table summarizes the contractual value of commitments at December 31:

(Dollars in Thousands)                                 2005        2004
=========================================================================
Commitments to extend credit                         $ 20,607    $ 19,320
Commitments to purchase loans                           3,072           -
Loan sales commitments                                    440           -
Stand-by letters of credit and financial guarantees       731         697
Undisbursed portion of loans in process and
 unused portions of lines of credit                    75,393      69,023

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

Westbank Corporation and Subsidiaries

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

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

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Corporation's and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                             Minimum Capital
                                                                                             To Be Considered
                                                                                             Well Capitalized
                                                                                               Under Prompt
                                                                 Minimum Capital            Corrective Action
                                           Actual              Adequacy Purposes                Provisions
 (Dollars in Thousands)              Amount      Ratio         Amount      Ratio            Amount      Ratio
===============================================================================================================
DECEMBER 31, 2005
Total Capital
  (To risk-weighted assets):
    Westbank                         $ 58,614     12.52%        $ 37,460     8.00%          $ 46,825      10.00%
    Corporation - Consolidated         60,407     12.88           37,526     8.00                N/A        N/A
Tier 1 Capital
  (To risk-weighted assets):
    Westbank                           54,260     11.59           18,730     4.00             28,095       6.00
    Corporation - Consolidated         54,320     11.58           18,763     4.00                N/A        N/A
Tier 1 Capital
  (To average assets):
    Westbank                           54,260      6.93           31,322     4.00             39,152       5.00
    Corporation - Consolidated         54,320      7.19           30,235     4.00                N/A        N/A
DECEMBER 31, 2004
Total Capital
  (To risk-weighted assets):
    Westbank                         $ 57,859     12.79%        $ 36,177     8.00%          $ 45,221      10.00%
    Corporation - Consolidated         59,165     13.04           36,293     8.00                N/A        N/A
Tier 1 Capital
  (To risk-weighted assets):
    Westbank                           53,489     11.83           18,088     4.00             27,132       6.00
    Corporation - Consolidated         53,616     11.82           18,147     4.00                N/A        N/A
Tier 1 Capital
  (To average assets):
    Westbank                           53,489      7.36           29,056     4.00             36,320       5.00
    Corporation - Consolidated         53,616      7.35           29,164     4.00                N/A        N/A

Westbank Corporation and Subsidiaries

The Bank's retained earnings at December 31, 2005 include $458,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

SHAREHOLDER RIGHTS PLAN

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

Westbank Corporation and Subsidiaries

15 - EMPLOYEES' STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP") in 1989. The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2005 and 2004, the ESOP held no shares of the Corporation's stock.

16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31.

(Dollars in thousands)                                      2005                          2004
==========================================================================================================
                                                   Carrying       Estimated       Carrying       Estimated
                                                    Amount       Fair Value        Amount       Fair Value
----------------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks                       $    13,909    $    13,909      $    12,485    $    12,485
  Federal funds sold                                     24             24              669            669
  Investment securities held to maturity            151,358        148,582          112,424        112,158
  Investment securities available for sale          172,073        172,073          155,405        155,405
  Federal Home Loan Bank stock                        6,450          6,450            6,450          6,450
  Loans                                             428,260        422,084          435,013        438,876
  Accrued interest receivable                         4,418          4,418            3,655          3,655
Liabilities:
  Deposits                                          599,359        594,127          590,032        588,209
  Borrowed funds                                    138,454        138,392           97,354         98,341
  Junior subordinated debentures                     17,526         17,456           17,526         16,956
  Accrued interest payable                              806            806              550            550

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

The carrying amount for cash and due from banks and for federal funds sold approximates fair value, as these instruments mature in 90 days or less.

INVESTMENT SECURITIES

The fair value of securities is estimated based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

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

BORROWED FUNDS AND JUNIOR SUBORDINATED DEBENTURES

The fair value of borrowings and junior subordinated debentures was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.

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

Westbank Corporation and Subsidiaries

18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

                                                                     2005
                                      --------------------------------------------------------------------
                                      First Quarter    Second Quarter     Third Quarter     Fourth Quarter
                                      -------------    --------------     -------------     --------------
Interest income                         $  9,396           $  9,626           $  9,632         $  10,236
Interest expense                           3,699              3,863              4,049             4,615
----------------------------------------------------------------------------------------------------------
Net interest income                        5,697              5,763              5,583             5,621
Provision for loan losses                    140                  -                  -                 -
Non-interest income                        1,217                902              1,002               889
Non-interest expense                       4,922              4,820              4,838             4,674
----------------------------------------------------------------------------------------------------------
Income before income taxes                 1,852              1,845              1,747             1,836
Provision for income taxes                   441                597                549               588
----------------------------------------------------------------------------------------------------------
Net income                              $  1,411           $  1,248           $  1,198         $   1,248
==========================================================================================================
Earnings per share  - Basic             $   0.30           $   0.26           $   0.26         $    0.27
                    - Diluted           $   0.29           $   0.25           $   0.25         $    0.26
==========================================================================================================

                                                                     2004
                                      --------------------------------------------------------------------
                                      First Quarter     Second Quarter   Third Quarter     Fourth Quarter
                                      -------------     --------------   -------------     --------------
Interest income                         $  9,060            $  9,361         $  9,375          $    9,013
Interest expense                           3,529               3,628            3,693               3,424
----------------------------------------------------------------------------------------------------------
Net interest income                        5,531               5,733            5,682               5,589
Provision for loan losses                      -                   -              150                  75
Non-interest income                        1,316                 895              489                 741
Non-interest expense                       4,586               4,503            5,457               4,603
----------------------------------------------------------------------------------------------------------
Income before income taxes                 2,261               2,125              564               1,652
Provision for income taxes                   676                 680              112                 523
----------------------------------------------------------------------------------------------------------
Net income                              $  1,585            $  1,445         $    452          $    1,129
==========================================================================================================
Earnings per share  - Basic             $   0.34            $   0.32         $   0.10          $     0.24
                    - Diluted           $   0.32            $   0.30         $   0.09          $     0.23
==========================================================================================================


Westbank Corporation and Subsidiaries

19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

BALANCE SHEETS

December 31,
(Dollars in Thousands)                                 2005          2004
==============================================================================

Assets
  Cash                                             $        333   $        416
  Investment in subsidiaries                             63,111         63,150
  Other investments                                         387            280
  Investment in unconsolidated investee                     526            526
  Other assets                                              600            664
------------------------------------------------------------------------------

  Total assets                                     $     64,957   $     65,036
==============================================================================

Liabilities
  Junior subordinated debentures                   $     17,526   $     17,526
  Other liabilities                                          53             48
------------------------------------------------------------------------------
Total liabilities                                        17,579         17,574

Stockholders' equity
  Preferred stock - none
  Common stock, par value $2 per share                    9,560          9,493
  Unearned compensation - restricted stock               (1,424)        (1,652)
  Additional paid-in capital                             19,105         20,377
  Retained earnings                                      22,417         19,958
  Treasury stock                                           (420)          (606)
  Accumulated other comprehensive loss                   (1,860)          (108)
------------------------------------------------------------------------------

Stockholders' equity                                     47,378         47,462
------------------------------------------------------------------------------

  Total liabilities and stockholders' equity       $     64,957   $     65,036
==============================================================================

STATEMENTS OF INCOME

(Dollars in Thousands)                    2005            2004          2003
===============================================================================

Dividend from subsidiary             $      4,192   $      2,998   $      3,161
Interest expense                           (1,012)        (1,511)        (1,682)
Other expense - net                          (202)        (1,093)          (364)
-------------------------------------------------------------------------------
Income before taxes and
  undistributed income of subsidiary        2,978            394          1,115
Income tax benefit                            413            669            678
Undistributed income of subsidiary          1,714          3,548          4,261
-------------------------------------------------------------------------------
Net Income                           $      5,105   $      4,611   $      6,054
===============================================================================

Westbank Corporation and Subsidiaries

19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

(Dollars in Thousands)                                                  2005           2004           2003
==============================================================================================================
Cash Flows from operating activities:
  Net income                                                        $      5,105   $      4,611   $      6,054
  Stock compensation                                                         228            144             95
  Income tax benefit from exercise of non-qualified stock options             48            182            105
Operating activities:
  Equity in undistributed income of subsidiary                            (1,713)        (3,548)        (4,261)
  Decrease (increase) in other assets                                         64            817            (48)
  Increase (decrease) in other liabilities                                     5           (158)           186
--------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                  3,737          2,048          2,131
--------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Investment securities purchased                                           (107)          (157)           (89)
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       (107)          (157)           (89)
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from exercise of stock options
   and stock purchase plan                                                   863          1,445          1,130
  Proceeds from junior subordinated debentures                                 -         17,526              -
  Repayment of junior subordinated debentures                                  -        (17,526)             -
  Purchase of common stock                                                (1,930)          (854)          (904)
  Dividends paid                                                          (2,646)        (2,561)        (2,110)
--------------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                     (3,713)        (1,970)        (1,884)
--------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                         (83)           (79)           158
Cash and cash equivalents at the beginning of the year                       416            495            337
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                    $        333   $        416   $        495
==============================================================================================================

Cash paid during the year:
  Interest paid to Westbank Capital Trust I                         $          -   $      1,262   $      1,632
  Interest paid to Westbank Capital Trust II                                 468            134              -
  Interest paid to Westbank Capital Trust III                                508             86              -
  Income taxes paid                                                        1,189          1,803          5,882

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Westbank Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Westbank Corporation's internal control over financial reporting is a process designed under the supervision of the Corporation's Chief Executive Officer and Chief Financial Officer to provide reasonable assurance to the Corporation's management and Board of Directors regarding the reliability of financial reporting and the preparation of the Corporation's financial statements for external reporting purposes.

Westbank Corporation's internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures are being made only in accordance with authorizations of management and the Directors of Westbank Corporation; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Westbank Corporation's assets that could have a material effect on the financial statements of the Corporation.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Westbank Corporation's management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in "Internal Control-Integrated Framework." Based on the assessment, management determined that, as of December 31, 2005, the Corporation's internal control over financial reporting is effective, based on those criteria.

Deloitte & Touche LLP, an independent registered public accounting firm who has audited the Corporation's consolidated balance sheet as of December 31, 2005 and the related consolidated statement of income, comprehensive income, stockholders' equity and cash flows for the year ended December 31, 2005 included in this 2005 Annual Report, has issued an attestation report on management's assessment of the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005, which attestation report appears on Page 52.

 Donald R. Chase                           John M. Lilly
 President and Chief Executive Officer     Treasurer and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Westbank Corporation, West Springfield, MA

We have audited the accompanying consolidated balance sheet of Westbank Corporation and subsidiaries (the "Company") as of December 31, 2005, and the related statements of income, stockholders' equity, comprehensive income and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, such 2005 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Westbank Corporation, West Springfield, MA

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Westbank Corporation and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2005, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring
Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring
Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated March 1, 2006 expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors,
Westbank Corporation

We have audited the accompanying consolidated balance sheet of Westbank Corporation (the "Corporation") and subsidiaries as of December 31, 2004, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Westbank Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 (not separately included herein), expressed an unqualified opinion.

GRANT THORNTON LLP
Boston, Massachusetts
March 10, 2005

Corporate Directory
WESTBANK CORPORATION AND SUBSIDIARIES

DIRECTORS
Westbank Corporation and Westbank
==============================================================================================================================
ERNEST N. LAFLAMME, JR.                    DONALD R. CHASE                              ROBERT J. PERLAK
   Chairman of the Board,                     Vice Chairman of the Board,                  Corporate Clerk,
   WESTBANK CORPORATION                       President and Chief Executive Officer,       WESTBANK CORPORATION
   Treasurer,                                 WESTBANK CORPORATION                         Private Investor
   CITY OF CHICOPEE                           President and Chief Executive Officer,
                                              WESTBANK                                  GEORGE R. SULLIVAN
MARK A. BEAUREGARD                                                                         Chief Executive Officer,
   Attorney At Law,                        G. WAYNE MCCARY                                 SULLIVAN PAPER COMPANY, INC.
   RESNIC, BEAUREGARD, WAITE & DRISCOLL       President and Chief Executive Officer,
                                              EASTERN STATES EXPOSITION                 JAMES E. TREMBLE
DAVID R. CHAMBERLAND                                                                       President,
   President,                                                                              VALLEY COMMUNICATIONS SYSTEMS, INC.
   CHICOPEE BUILDING SUPPLY

OFFICERS
Westbank Corporation
------------------------------------------------------------------------------------------------------------------------------
DONALD R. CHASE                            GARY L. BRIGGS                               TRENTON E. TAYLOR
   President and Chief Executive Officer      Executive Vice President                     Senior Vice President

JOHN M. LILLY                              KATHLEEN A. JALBERT                          LLOYD S. HALL, CBA
   Treasurer and Chief Financial Officer      Senior Vice President                        Director of Auditing

Westbank
------------------------------------------------------------------------------------------------------------------------------
DONALD R. CHASE                            INVESTMENT SERVICES DIVISION                 LOAN CREDIT AND COLLECTION
   President and Chief Executive Officer   RENE G.LEDOUX                                TRENTON E. TAYLOR
                                                Senior Vice President                     Senior Vice President
                                           WEALTH MANAGEMENT                            PATRICIA A. NEBOSKY
AUDITING DIVISION                             ROBERT A. GIBOWICZ                          Vice President
LLOYD S. HALL, CBA                              Senior Trust Officer                    JOHN E. O'BRIEN
   Director of Auditing                    WILLIAM M.VARANKA                              Assistant Vice President
                                                Vice President
                                           WESTCO FINANCIAL SERVICES
BRANCH ADMINISTRATION/                        BARBARA G. LUCIA                          MARKETING
   HUMAN RESOURCES/SECURITY                     Vice President                          TAMMY L. BISCHOF
KATHLEEN A. JALBERT                           CHRISTOPHER L.KLECIAK                     Vice President, Director of Marketing
   Senior Vice President                        Vice President
DEBORAH A. KUMIEGA
   Vice President                                                                       RESIDENTIAL REAL ESTATE
SUSAN M. ALDRICH                           LOAN DIVISION                                WOLFGANG A. ADAMETZ
   Human Resources Officer                 GARY L. BRIGGS                                  Vice President
                                              Executive Vice President                  RONALD E.BRISSETTE
                                           PAUL M. ACCORSI                                 Mortgage Officer
COMPLIANCE                                    Senior Vice President                     ARMAND P.DESLAURIERS
AMY B. SHEEHAN                             JOHN F. WHITE                                   Mortgage Officer
   Senior Vice President                      Senior Vice President                     MIRANDA E.RONKE-CZARNIECKI
                                           CLIFFORD R. BORDEAUX                            Mortgage Officer
                                              Vice President
EDP/OPERATIONS                             ROBERT D. FLUHARTY
S. STEVE KONIECKI                             Vice President
   Senior Vice President                   RICHARD N. HANCHETT
TAMMY L. HOWE                                 Vice President
   Assistant Vice President                MICHAEL J. HARRINGTON
                                              Vice President
FINANCE DEPARTMENT                         JOSEPH S.LEMAY
JOHN M. LILLY                                 Vice President
   Executive Vice President and Treasurer  J. KEVIN HOURIHAN
HOWARD STANTON, III                           Dealer Account Officer
   Vice President
JENNIFER L.PAPADOPULOS
   Accounting Officer

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
314 Center Street
Ludlow, MA 01056
(413) 747-1326                     Supermarkets

MAIN OFFICE                        CHICOPEE BIG Y
Westbank Tower                     650 Memorial Drive
225 Park Avenue                    Chicopee, MA 01020
West Springfield, MA 01089         (413) 747-1337
(413) 747-1400
                                   EAST LONGMEADOW
MITTINEAGUE OFFICE                 STOP & SHOP
1440 Westfield Street              Heritage Plaza
West Springfield, MA 01089         470 North Main Street
(413) 747-1310                     East Longmeadow, MA 01028
                                   (413) 747-1357
RIVERDALE OFFICE
1063 Riverdale Street
West Springfield, MA 01089
(413) 747-1300

SOUTHWICK OFFICE
515 College Highway
P.O. Box 1081
Southwick, MA 01077
(413) 747-1425

WEBSTER OFFICE
115 East Main Street
Webster, MA 01570
(508) 949-2221

WESTFIELD OFFICE
10 Broad Street
Westfield, MA 01085
(413) 747-1360

CORPORATE INFORMATION
Westbank Corporation and Subsidiaries

WESTBANK CORPORATION
Westbank Tower, 225 Park Avenue
West Springfield, MA 01089-3310
(413) 747-1400

ANNUAL MEETING
The Annual Meeting of Stockholders of Westbank Corporation will be held on Wednesday, April 19, 2006 at nine o'clock in the morning at Storrowton Tavern, 1305 Memorial Avenue, West Springfield, Massachusetts.

TRANSFER AGENT AND REGISTRAR
Westbank-Trust Department

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Hartford, Connecticut

CORPORATE COUNSEL
Thacher Proffitt & Wood LLP
Washington, DC
Doherty, Wallace, Pillsbury and Murphy, P.C.
Springfield, Massachusetts

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

------------------------------------------------------------------------------
                            2005                              2004*
                       Bid                               Bid
                 High        Low    Dividend       High        Low    Dividend
------------------------------------------------------------------------------
First          $ 18.66    $ 17.00   $ 0.14       $ 23.48    $ 18.08     $ 0.14
Second           17.68      15.55     0.14         23.39      17.80       0.14
Third            17.40      14.25     0.14         21.54      17.75       0.14
Fourth           15.50      13.81     0.14         21.50      18.31       0.14

* All stock prices have been adjusted for the 5% stock dividend declared and distributed May 2004.

The above quotations of the Corporation's common stock represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2006, the Corporation had 2,021 stockholders. Westbank Corporation's common stock is traded on the NASDAQ National Market Exchange; the trading symbol is "WBKC." For information on the Westbank Corporation Dividend Reinvestment and Stock Purchase Plan, call Westbank's Trust Department at (413) 747-1400.